Form 10KSB, Exhibit 13
period 1996-12-31
COMMUNITY CENTRAL BANK CORP
filed 1997-03-28
CIK 1014133

COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)


                                   EXHIBIT 13


                          INDEPENDENT AUDITOR'S REPORT
                          DATED FEBRUARY 3, 1997, AND
                     STOCKHOLDER REPORT OF THE CORPORATION
                 FOR THE PERIOD FROM APRIL 26, 1996 (INCEPTION)
                              TO DECEMBER 31, 1996

                       COMMUNITY CENTRAL BANK CORPORATION



                          Independent Auditors' Report

                                      and

                               Stockholder Report




                               December 31, 1996

                       [PLANTE & MORAN, LLP LETTERHEAD]


                        INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flow, for the period from April 26, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 1996, and the result of its operations and cash flow for the period from April 26, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.


                                                /s/ Plante & Moran, LLP

February 3, 1997
Bloomfield Hills, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET


-----------------------------------------------------------------------------------

Assets                                                         December 31, 1996
-----------------------------------------------------------------------------------
                                                                (in thousands)
Cash and Cash Equivalents
 Cash and due from banks                                             $ 1,358
 Federal funds sold                                                   14,300

-----------------------------------------------------------------------------------

 Total Cash and Cash Equivalents                                      15,658
-----------------------------------------------------------------------------------

Loans (Note 2)
 Residential mortgage loans                                            3,950
 Commercial loans                                                      1,336
 Installment loans                                                       292
-----------------------------------------------------------------------------------

 Total Loans                                                           5,578
Allowance for loan losses (Note 3)                                       (90)
-----------------------------------------------------------------------------------
 Net Loans                                                             5,488
-----------------------------------------------------------------------------------

Net property and equipment (Note 4)                                    1,696
Accrued interest receivable                                               17
Other assets                                                             226
-----------------------------------------------------------------------------------

 Total Assets                                                        $23,085
===================================================================================

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET, CONTINUED


---------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                       December 31, 1996

---------------------------------------------------------------------------------
                                               (in thousands, except share data)
Deposits
 Noninterest bearing demand deposits                                    $ 1,619
 NOW and money market accounts                                            2,724
 Savings deposits                                                           276
 Time deposits (Note 5)                                                   7,562
---------------------------------------------------------------------------------
 Total deposits                                                          12,181

---------------------------------------------------------------------------------

Accrued interest payable                                                     32
Other liabilities                                                           112
Capital lease obligation (Note 6)                                         1,020
---------------------------------------------------------------------------------

 Total Liabilities                                                       13,345

---------------------------------------------------------------------------------
Stockholders' Equity (Note 7)
  Common stock ($5 stated value; 9,000,000 shares authorized,
                 1,150,000 shares issued and outstanding)                 5,750
 Additional paid-in capital                                               4,770
 Accumulated deficit                                                       (780)

---------------------------------------------------------------------------------
 Total Stockholders' Equity                                               9,740

---------------------------------------------------------------------------------
 Total Liabilities and Stockholders' Equity                             $23,085
=================================================================================

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS


                                             Period from April 26, 1996 (inception)
                                                     to December 31, 1996
-----------------------------------------------------------------------------------------
                                                       (in thousands)

Interest and fee income on loans                                         $  42
Other interest income                                                      158
-----------------------------------------------------------------------------------------
  Total Interest Income                                                    200
-----------------------------------------------------------------------------------------

Interest expense on deposits                                                42
Interest expense on capital lease obligation                                40
-----------------------------------------------------------------------------------------
  Total Interest Expense                                                    82
-----------------------------------------------------------------------------------------
  Net Interest Income                                                      118


Provision for loan losses                                                   90
-----------------------------------------------------------------------------------------
  Net Interest Income after Provision                                       28
-----------------------------------------------------------------------------------------

Deposit service charges                                                      1
Other income                                                                 3
-----------------------------------------------------------------------------------------
  Total Noninterest Income                                                   4
-----------------------------------------------------------------------------------------
  Salaries, benefits and payroll taxes                                     222
  Premises and fixed asset expense                                         119
  Other operating expense (Note 9)                                         471
-----------------------------------------------------------------------------------------
  Total Noninterest Expense                                                812
-----------------------------------------------------------------------------------------
   Loss Before Taxes                                                      (780)
  Provision for income taxes (Note 10)                                     ----
-----------------------------------------------------------------------------------------
   Net Loss                                                               ($780)
=========================================================================================
Earnings (loss) per share in accordance with APB 15 (Note 14)            ($1.70)
-----------------------------------------------------------------------------------------
Earnings (loss) per share applicable to public offering shares (Note 14) ($0.68)
=========================================================================================

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                Period from April 26, 1996 (inception)
                                                         to December 31, 1996
-----------------------------------------------------------------------------------------------
                                                               Additional
                                                       Common  Paid-in      Accumulated   Total
                                                        Stock  Capital        Deficit     Equity
-----------------------------------------------------------------------------------------------
                                                                  (in thousands)

Balance April 26, 1996 (inception)                      $ ----   $ ----        $----    $  ----
Public stock offering                                    5,750    5,750         ----     11,500
Stock offering costs                                      ----     (980)        ----       (980)
Net loss for period                                       ----     ----         (780)      (780)
-----------------------------------------------------------------------------------------------
Balance December 31, 1996                               $5,750   $4,770        ($780)   $ 9,740
===============================================================================================


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW


                                                          Period from April 26, 1996
                                                       (inception) to December 31, 1996
-----------------------------------------------------------------------------------------
                                                                  (in thousands)
Operating Activities
  Net loss                                                          ($780)
  Adjustments to reconcile net loss to net
      cash flow from operating activities:
    Provision for loan losses                                          90
    Depreciation expense                                               76
    Increase in accrued interest receivable                           (17)
    Increase in other assets                                         (226)
    Increase in accrued interest payable                               32
    Increase in other liabilities                                     152
-----------------------------------------------------------------------------------------
  Net Cash Used in Operating Activities                              (673)
-----------------------------------------------------------------------------------------
Investing Activities
  Net increase in loans                                            (5,578)
  Purchases of property and equipment                                (772)
-----------------------------------------------------------------------------------------
  Net Cash Used in Investing Activities                            (6,350)
-----------------------------------------------------------------------------------------
Financing Activities
  Net increase in demand and savings deposits                       4,619
  Net increase in time deposits                                     7,562
  Repayments of capital lease obligation                              (20)
  Proceeds from public stock offering                              10,520
-----------------------------------------------------------------------------------------
  Net Cash Provided by Financing Activities                        22,681
-----------------------------------------------------------------------------------------
  Increase in Cash and Cash Equivalents                            15,658
  Cash and Cash Equivalents at the Beginning
    of the Period                                                   -----
-----------------------------------------------------------------------------------------
  Cash and Cash Equivalents at the End of the Period              $15,658
=========================================================================================
Supplemental Disclosure of Cash Flow Information:
Interest paid                                                     $    10
=========================================================================================
Supplemental Disclosure of Non-Cash Transactions:
Capitalization of building lease (Note 6)                         $ 1,000
=========================================================================================


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996
--------------------------------------------------------------------------------
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community Central Bank Corporation (the Corporation) conform to generally accepted accounting principles. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Community Central Bank (the Bank). All significant intercompany transactions are eliminated in consolidation.

NATURE OF OPERATIONS: Community Central Bank conducts full-service commercial and consumer banking and provides other financial products and services to Michigan communities, primarily in Macomb County, through one office.

INTEREST AND FEE INCOME ON LOANS: Loans are generally reported at the principal amount outstanding, net of unearned income. Non-refundable loan origination fees and certain direct loan origination costs are deferred and included in interest income over the term of the related loan as a yield adjustment. Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued is reversed. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current or the loan becomes both well secured and in the process of collection.

ALLOWANCE FOR POSSIBLE LOAN LOSSES: The allowance for possible loan losses is maintained at a level considered by management to be adequate to absorb losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, generally computed using the double-declining balance method, is charged to operations over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.

EARNINGS PER SHARE: Earnings per share are based on a weighted average number of shares outstanding during the period. The dilutive effects of unexercised stock options are not material.

STOCK OPTIONS: The Corporation applies Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations to account for its fixed-price stock option plans. Under these plans, option prices are equal to the fair market value of the Corporation's common stock on the date of grant. Accordingly, no compensation cost is recognized as a result of options awarded under the plans.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(2)  LOANS

Certain Directors and Executive Officers of the Corporation and their associates were loan customers of the Bank during 1996. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons at December 31, 1996, amounted to $369,000. The total unused commitments related to these loans were $205,000 at December 31, 1996.

The Corporation grants loans to customers who reside primarily in Macomb County. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the automotive industry. Additionally, at December 31, 1996, the Corporation had $4,000,000 in residential real estate loans which were for one to four family homes secured by mortgages, and $571,000 in commercial loans which were secured by real estate mortgages.


(3)  ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses is as follows:


                                                                            1996
                                                                        --------------
                                                                        (in thousands)
Balance, beginning of the period                                            $ ----
Provision                                                                       90
Charge-offs                                                                   ----
Recoveries                                                                    ----
                                                                            ------
Balance, end of year                                                        $   90
                                                                            ======
As a percentage of total loans                                                1.61%
                                                                            ======


The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had no loans classified as impaired during the period ended December 31, 1996.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(4)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                                      1996
                                                                 --------------
                                                                  (in thousands)
         Buildings (under capitalized lease)                          $1,000
         Leasehold improvements                                          325
         Furniture and equipment                                         428
         Vehicles                                                         19
                                                                      ------
                                                                       1,772

Less accumulated depreciation and amortization                            76
                                                                      ------
Net property and equipment                                            $1,696
                                                                      ======



(5)  DEPOSITS

The total amount of jumbo certificates of deposit (those over $100,000) as of December 31, 1996, was $6,995,000.

As of December 31, 1996, scheduled maturities of all time deposits are as follows:


                 Year ending December 31:     (in  thousands)

                 1997                             $6,244
                 1998                              1,288
                 2001 and thereafter                  30
                                                  ------
                                                  $7,562
                                                  ======
                                       8

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(6)  LEASES

The Corporation entered into a 15 year lease commitment for its office with an entity in which two Directors have an ownership interest. The lease commenced in November, 1996. The lease has been treated as a capital lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%.

Future minimum lease payments as of December 31, 1996, consist of the following:


                  Year ending December 31:           (in thousands)

                  1997                                       $  122
                  1998                                          138
                  1999                                          150
                  2000                                          150
                  2001                                          154
                  Subsequent years                            1,825
                                                             ------

                  Total minimum lease payments                2,539
                  Amount representing interest                1,519
                                                              -----
                  Present value of minimum lease payments    $1,020
                                                             ======



Operating expense includes lease rentals on certain equipment in the amount of $3,000 for the period ended December 31, 1996. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 1996:


                   Year ending December 31:     (in thousands)

                   1997                               $16
                   1998                                16
                   1999                                15
                   2000                                13
                   2001                                 1
                                                      ---
                    Total minimum rental payments     $61
                                                      ===

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(7)  STOCKHOLDERS' EQUITY

The Corporation and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet these requirements can initiate certain mandatory (and possible additional discretionary) actions by regulators. These actions, if undertaken, could have a material effect on the Corporation's financial position. Under capital adequacy guidelines, the Corporation and the Bank must meet specific capital requirements that involve quantitative measures of assets, liabilities, and certain off-balance sheet items. Capital amounts are also subject to qualitative judgments by the regulators about individual components, risk-weightings, and other factors.

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum leverage ratio of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, 1996, as well as certain minimum requirements:



                                                   Actual
                                              ---------------     For Capital            To Be
                                              Capital    Ratio  Adequacy Purposes  "Well Capitalized"
                                              -------   ------  -----------------   ----------------
                                          (in thousands)

Tier I capital to risk-weighted assets:
    Consolidated                               $9,740  110.88%            4%              6%
    Bank only                                  $6,922   80.20%            4%              6%

Total capital to risk-weighted assets:
    Consolidated                               $9,830  111.91%            8%             10%
    Bank only                                  $7,012   81.24%            8%             10%

Tier I capital to average assets (leverage):
    Consolidated                               $9,740   66.70%            4%              5%
    Bank only                                  $6,922   61.09%            4%              5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(8)  BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $3,000 were paid or accrued for the period ended December 31, 1996.

STOCK OPTION PLANS - The Corporation has two stock-based compensation plans. Under the 1996 Employee Stock Option Plan (Employee Plan), the Corporation may grant options to key employees for up to 40,000 shares of common stock. Under the 1996 Stock Option Plan for Nonemployee Directors (Director Plan), the Corporation may grant options for up to 40,000 shares of common stock. Options granted under the Employee Plan and Director Plan were 15,000 and 36,000,
respectively.   Under both plans, only a portion of the options are immediately exercisable. The remainder become exercisable on specified annual dates in the future. Under both plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plan and Director Plan, an option's maximum term is ten and seven years, respectively. Options under both plans vest based on the achievement of certain events.

The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," but applies APB 25 and related interpretations in accounting for its plans. The Corporation has estimated fair value of the options at $3 per share, using a "minimum value" concept. If the Corporation had elected to recognize compensation costs for the plans based on the fair value of awards at the grant date, consistent with SFAS 123, net loss and loss per share on a pro forma basis would have been as follows:

                                                   Period from April 26, 1996
                                              (inception) to December 31, 1996
                                             -------------------------------------
                                             (in thousands, except per share data)

Net loss                                      As reported         ($780)
                                              Pro forma           ($816)
                                                           ======================

Net loss per share per APB 15 (Note 14)       As reported         ($1.70)
                                              Pro forma           ($1.77)
                                                           ======================

Net loss per public offering share (Note 14)  As reported         ($0.68)
                                              Pro forma           ($0.71)
                                                           ======================

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


Following is a summary of the Corporation's two stock option plans for the period from April 26, 1996 (inception) to December 31, 1996:


                                           Number of  Weighted Average
                                            Shares     Exercise Price
                                           ---------  ----------------
Outstanding, beginning of period             ----       $  ----
Granted                                    51,000         10.00
                                           ------        ------
Outstanding, end of year                   51,000        $10.00
                                           ======        ======



The following table shows summary information about fixed stock options outstanding at December 31, 1996:


                      Stock Options Outstanding                             Stock Options Exercisable
------------------------------------------------------------------------  ---------------------------------
                                      Weighted Average                                         Weighted
   Range of          Number               Remaining      Weighted Average  Number            Average Exercise
 Exercise Prices    of Shares         Contractual Life   Exercise Price   of Shares             Price
------------------------------------------------------------------------  ---------------------------------
     $10             51,000               7.9 years            $10          12,000                 $10



(9) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the period from April 26, 1996 (inception) to December 31, 1996:

                                                   (in thousands)

                  Pre-opening and organization expenses  $254
                  Data processing                          70
                  Professional fees                        50
                  Printing and supplies                    36
                  Advertising and public relations         35
                  Telephone                                 8
                  Insurance                                 8
                  Other                                    10
                                                         ____
                       Total other operating expense     $471
                                                         ====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(10) TAXES ON INCOME

The Corporation and the Bank file a consolidated Federal income tax return. No tax credit has been provided for the future benefit of the net operating loss carryforward generated during the period from April 26, 1996 (inception) to December 31, 1996, since the Corporation does not have a history of earnings. Net operating loss carryfowards available to reduce future taxable income total approximately $646,000 through years ending 2011.

Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. The sources of such temporary differences and the resulting net deferred tax expense are as follows:


                                                   Period from April 26, 1996
                                                  (inception) to December 31, 1996
                                                  --------------------------------
                                                          (in thousands)

           Net operating loss carryforward                   ($220)
           Provision for loan losses                           (26)
           Depreciation                                        (17)
           Deferred loan fees                                   (8)
           Original issue discount                               8
           Other                                                (1)
           Increase in valuation allowance                     264
                                                             -----
                          Net deferred tax expense           $  --
                                                             =====

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, 1996, are as follows:

                                                  (in thousands)

                 Deferred tax assets:
                       Net operating loss carryforward      $ 220
                       Provision for loan losses               26
                       Depreciation                            17
                       Deferred loan fees                       8
                       Other                                    1
                                                            -----

                       Total deferred tax assets              272
                       Valuation allowance                   (264)

                       Deferred tax liabilities:
                         Original issue discount               (8)
                                                            -----
                       Net deferred tax asset (liability)   $ ---
                                                            =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(11)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimates of fair value of financial instruments have been determined using available market information and appropriate valuation methods, as outlined below. Considerable judgment is inherently required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below do not necessarily represent amounts that the Corporation could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of financial instruments:

CASH AND CASH EQUIVALENTS: For these short term instruments, the carrying amount is a reasonable estimate of fair value.

LOANS: For variable rate loans with no significant change in credit risk since loan origination, the carrying amount is a reasonable estimate of fair value. For all other loans, including fixed rate loans, the fair value is estimated using a discounted cash flow analysis, using interest rates currently offered on similar loans to borrowers with similar credit ratings and for the same remaining maturities. The resulting value is reduced by an estimate of losses inherent in the portfolio.

DEPOSITS: The estimated fair value of demand deposits, certain money market deposits, and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

ACCRUED INTEREST: Accrued interest receivable and payable are short term in nature; therefore, their carrying amount approximates fair value.

COMMITMENTS: Commitments to extend credit and standby letters of credit are not recorded on the balance sheet. The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements, or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value of commitments at December 31, 1996, is not material.

The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, 1996, are as follows:


                            Carrying          Estimated
                            Amount            Fair Value
                            ----------------------------
                                  (in thousands)

FINANCIAL ASSETS:
 Cash and cash equivalents    $15,658         $15,658
 Loans, net of allowance        5,488           5,488
 Accrued interest receivable       17              17

FINANCIAL LIABILITIES:
 Demand and savings deposits    4,619           4,619
 Time deposits                  7,562           7,562
 Accrued interest payable          32              32



(12) OFF-BALANCE SHEET RISK

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business, to meet financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the balance sheet.

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of customers.

The Corporation had outstanding loan origination commitments, including overdraft lines of credit, aggregating $766,000 at December 31, 1996, of which $169,000 was outstanding at year end and included in the Corporation's balance sheet.


(13)  RESTRICTIONS ON DIVIDENDS

Banking regulations limit the amount of dividends that the Bank can declare and pay to the Corporation without prior regulatory approval. For 1997, the Bank could declare an amount equal to 1997 "net profits" plus 1996 "retained profits" as defined in the Federal Reserve Act.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(14) EARNINGS PER SHARE

Earnings (loss) per share is calculated in accordance with APB 15, "Earnings Per Share." Accordingly, the denominator average number of shares outstanding is based on the actual number of shares issued and outstanding during the period. For the period from April 26, 1996 (inception) through the Corporation's initial public stock offering on September 23, 1996, there was one share of stock outstanding. APB 15 therefore prescribes a weighted average calculation which includes the non-public time period when only one share was outstanding. Following is a comparison of the calculated loss per share (APB 15) with the per share calculation which applies only to the shares outstanding since the initial public stock offering:


                                                  (in thousands, except per share data)

     Net loss                                                     ($780)

     Weighted average number of
      shares outstanding from inception
      through December 31, 1996                                     460
                                                                -------
     Net loss per share in accordance with APB 15                ($1.70)
                                                                =======


     Net loss                                                     ($780)

     Weighted average number of
      shares outstanding from date of public
      offering through December 31, 1996                          1,150
                                                                -------
     Net loss per share applicable to public offering shares     ($0.68)
                                                                =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(15)  PARENT-ONLY FINANCIAL STATEMENTS

The following condensed financial information presents the financial condition of the Parent Holding Company (the Parent) only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank at cost, less the undistributed loss of the Bank since it was formed. The Parent recognizes undistributed losses of the Bank as a noninterest expense.
The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.


BALANCE SHEET
--------------------------------------------------------------------------------
ASSETS                                                         December 31, 1996
--------------------------------------------------------------------------------
                                                                  (in thousands)

Cash                                                                   $2,667
Investment in subsidiary                                                6,922
Other assets                                                              151
--------------------------------------------------------------------------------
  Total Assets                                                         $9,740
================================================================================

--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
  Total Liabilities                                                    $ ----
--------------------------------------------------------------------------------
Common stock                                                            5,750
Additional paid-in capital                                              4,770
Accumulated deficit                                                      (780)
--------------------------------------------------------------------------------
  Total Stockholders' Equity                                            9,740
--------------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity                           $9,740
================================================================================

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(15)  PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)


STATEMENT OF OPERATIONS


                                                 Period from April 26, 1996 (inception)
                                                            to December 31, 1996
------------------------------------------------------------------------------------------
                                                                  (in thousands)

OPERATING INCOME
Interest income on short-term investments                            $ 59
------------------------------------------------------------------------------------------
     Total Operating Income                                            59
------------------------------------------------------------------------------------------
OPERATING EXPENSE
Other expenses                                                        261
------------------------------------------------------------------------------------------
     Total Operating Expense                                          261
------------------------------------------------------------------------------------------
     Loss Before Share
      in Undistributed Loss of Subsidiary                            (202)
Share in undistributed loss of
      subsidiary                                                     (578)
------------------------------------------------------------------------------------------
      Net Loss                                                      ($780)
==========================================================================================

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Period from April 26, 1996 (inception) to December 31, 1996


(15)  PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)



STATEMENT OF CASH FLOW

                                                  Period from April 26, 1996 (inception)
                                                            to December 31, 1996
-------------------------------------------------------------------------------------------
                                                        (in thousands)
OPERATING ACTIVITIES
  Net loss                                                  ($780)
  Adjustments to reconcile net loss to net cash
      flow from operating activities
    Undistributed loss of subsidiary                          578
    Increase in other assets                                 (151)
-------------------------------------------------------------------------------------------
  Net Cash Used in Operating Activities                      (353)
-------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Capital contribution to subsidiary                       (7,500)
-------------------------------------------------------------------------------------------
  Net Cash Used in Investing Activities                    (7,500)
-------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Proceeds from public stock offering                      10,520
-------------------------------------------------------------------------------------------
  Net Cash Provided by Financing Activities                10,520
-------------------------------------------------------------------------------------------
  Increase in Cash                                          2,667
  Cash at the Beginning of the Period                       -----
-------------------------------------------------------------------------------------------
  Cash at the End of the Period                           $ 2,667
===========================================================================================

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


The following plan of operation and analysis of the Corporation's operating results and financial condition for the period from April 26, 1996 (inception) to December 31, 1996, should be read in conjunction with the financial statements and statistical data presented elsewhere.

PLAN OF OPERATION

The Corporation's plan of operation for the next twelve months is to raise funds by attracting deposits. Management does not contemplate the need to raise additional funds by other means. Based on current growth projections, management believes that the Corporation is likely to have adequate funds to meet its cash requirements for at least the next several years. The Corporation is in the process of testing telephone and computer banking services to be provided by its data processing vendor, but has no other plans for product research and development which would be performed within the next 12 months. During the next twelve months, the Corporation does not anticipate the need for any additional equipment expenditures. Also, no significant changes are expected in staffing levels over that same period.

NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During the period from April 26, 1996 (inception) to December 31, 1996, net interest income was $118,000. The Corporation's net interest margin for the period was 3.44%. Net interest income can be expected to increase significantly in the future, as funds are moved from short term investments into higher yielding, longer term loans and securities. This will be accomplished as the Corporation develops its deposit base and loan portfolio.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


AVERAGE BALANCE SHEETS

The following table shows the Corporation's consolidated average balances of assets, liabilities, and equity; the amount of interest income or interest expense and the average yield or rate for each category of interest earning asset and interest bearing liability; and the net interest margin for the period indicated. Interest on loans includes loan fees.



              Period from April 26, 1996 (inception)
                    to December 31, 1996
---------------------------------------------------------------------------------

                                                                         Average
                                                             Interest      Rate
                                            Average          Income/     Earned/
                                            Balance          Expense      Paid
                                            -------         --------     -------
                                                             (in thousands)
  Assets:
    Federal funds sold                      $4,493          $158           5.15%
    Loans                                      536            42          11.47
                                            ------          ----          -----
    Total Earning Assets/
      Total Interest Income                  5,029           200           5.82%
                                                            ----          -----
    Cash and due from banks                    373
    All other assets                           772
                                            ------
      Total Assets                          $6,174
                                            ======

  Liabilities and Equity:
   NOW and money market accounts            $  275             7           3.94%
   Savings deposits                             44             1           2.41
   Time deposits                               881            34           5.57
   Capitalized lease obligation                439            40          13.38
                                            ------          ----          -----


   Total Interest Bearing Liabilities/
      Total Interest Expense                 1,639            82           7.30%
                                                            ----          -----
 Noninterest bearing
   demand deposits                             252
 All other liabilities                         149
 Stockholders' equity                        4,134

                                            ------
   Total Liabilities and Equity             $6,174
                                            =======
 Net Interest Income                                        $118
                                                            ====

 Net Interest Margin (Net Interest
   Income/Total Earning Assets)                                            3.44%
                                                                           ====


                                       21

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


ALLOWANCE AND PROVISION FOR LOAN LOSSES

It is the Corporation's practice to maintain the allowance for loan losses at a level adequate to provide for reasonably foreseeable losses. Management's evaluation is based on a continuing review of the loan portfolio and includes, but is not limited to, consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. As of December 31, 1996 the Corporation's allowance for possible loan losses was 1.61% of outstanding loans.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis in order to match the maturities of specific categories of loans and investments, with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature and mix of the banking institution's sources and uses of funds. For the Corporation, the major sources of liquidity have been federal funds sold and loans (including demand loans). At December 31, 1996 federal funds sold amounted to $14.3 million. Loans (including demand loans) amounted to $5.6 million at December 31, 1996. The Corporation's large deposits which might experience volatile rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit, of which the balance was $7.0 million at December 31, 1996.

Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest spread, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in spreads and to manage risk due to changes in interest rates.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 1996, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally in accordance with its contractual terms.



                                                          After Three     After Six     After One
                                                Within     Months But    Months But      Year But         After
                                                 Three         Within        Within        Within          Five
                                                Months     Six Months      One Year    Five Years         Years         Total
                                                ------     -----------   ----------    ----------         ------       ------
                                                                       (in thousands)
Interest earning assets:
   Federal funds sold                          $14,300         $-----       $------       $------       $------       $14,300
   Loans                                         1,149             65            39         2,549         1,776         5,578
                                               -------         ------       -------       -------       -------       -------
      Total                                     15,449             65            39         2,549         1,776        19,878

Interest bearing liabilities:
   NOW and money market accounts                 2,724         ------        ------        ------        ------         2,724
   Savings deposits                                276         ------        ------        ------        ------           276
   Jumbo time deposits                           6,995         ------        ------        ------        ------         6,995
   Time deposits < $100,000                     ------             10            35           492            30           567
   Capitalized lease obligation                 ------         ------        ------            29           991         1,020
                                               -------         ------       -------       -------       -------       -------
      Total                                      9,995             10            35           521         1,021        11,582
                                               -------         ------       -------       -------       -------       -------

Interest rate sensitivity gap                    5,454             55             4         2,028           755         8,296
Cumulative interest rate
   sensitivity gap                             $ 5,454         $5,509       $ 5,513       $ 7,541       $ 8,296       $ 8,296
Interest rate sensitivity gap ratio               1.55           6.50          1.11          4.89          1.74          1.72
Cumulative interest ratio
   sensitivity gap ratio                          1.55           1.55          1.55          1.71          1.72          1.72




The table above indicates the time periods in which interest earning assets and interest bearing liabilities will mature or may be repriced, generally in accordance with their contractual terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

Based on the table above, the Corporation is considered to be asset sensitive in the one-year maturity range at December 31, 1996. In a rising rate environment, the Corporation might be able to increase prices on interest earning assets faster than the increase in rates on interest bearing liabilities.

The Corporation is also developing a computer model to simulate the effects of possible interest rate changes. As a general rule, estimated negative exposure to changing interest rates would be limited to 5% of net interest income. The exposure estimate will be based on a variety of assumptions built into the model, and assumed interest rate changes of plus or minus 200 basis points. The results of this analysis will be reported to the Board of Directors to assist in the interest rate risk management process.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


SEC FORM 10-KSB

Copies of the Corporation's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to stockholders without charge, upon written request. Please mail your request to Peter J. Przybocki, CPA; Corporate Treasurer, Community Central Bank Corporation, 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.


STOCK INFORMATION

The common stock of Community Central Bank Corporation is traded on the OTC Bulletin Board section of The Nasdaq Stock Market (NASDAQ) under the ticker symbol "CCBD." At December 31, 1996, there were approximately 200 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the period from the date of the Corporation's public stock offering (September 23, 1996) through the end of the year. The quotations reflect bid prices as reported by NASDAQ, and do not include retail mark-up, mark-down or dealer commission.

                           1996 Bid Prices
                           ---------------


                                                 Cash
                                                Dividends
                     Quarter    High    Low     Declared
                     -----------------------------------
                     Fourth    $10.50  $ 9.75    $ --
                     Third      10.00   10.00      --



MARKET MAKERS

At December 31, 1996, the following firms were registered with NASDAQ as market makers in Community Central Bank Corporation common stock:



       Roney and Co.                   First of Michigan Corporation
       One Griswold                    100 Renaissance Center, 26th Floor
       Detroit, Michigan  48226        Detroit, MI  48243

       Ryan, Beck & Co.                Monroe Securities, Inc.
       80 Main Street                  47 State Street
       West Orange, New Jersey  07052  Rochester, New York 14614

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


STOCK REGISTRAR AND TRANSFER AGENT

Boston EquiServe
PO Box 1728
Boston, Massachusetts  02105-1728

INDEPENDENT AUDITORS

Plante & Moran, LLP
505 N. Woodward Avenue, Suite 2000
Bloomfield Hills, MI  48304-2979

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Richard J. Miller, President, at (810) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.

ANNUAL MEETING

This year's Annual Meeting will be held at 10:00 A.M., on Tuesday, April 15, 1997, at Hillcrest Banquet and Convention Center, 50 South Groesbeck Highway, Clinton Township, MI 48036.