Form 10KSB40, Exhibit 13
period 1997-12-31
COMMUNITY CENTRAL BANK CORP
filed 1998-03-27
CIK 1014133

COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)


                                   EXHIBIT 13


                          INDEPENDENT AUDITOR'S REPORT
                           DATED JANUARY 29, 1998, AND
                      STOCKHOLDER REPORT OF THE CORPORATION
                               FOR THE YEAR ENDED
                                DECEMBER 31, 1997

INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flow for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 1997, and 1996, and the results of its operations and cash flow for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.



S/ PLANTE & MORAN, LLP

January 29, 1998
Bloomfield Hills, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------
Assets                                          December 31,
                                             1997             1996
--------------------------------------------------------------------------------
                                                (in thousands)
Cash and Cash Equivalents
   Cash and due from banks                 $2,279           $1,358
   Federal funds sold                       1,250           14,300
--------------------------------------------------------------------------------
   Total Cash and Cash Equivalents          3,529           15,658
--------------------------------------------------------------------------------

Securities available for sale (Note 2)      5,392             ----
Investment securities (Note 2)             15,115             ----

Loans (Note 3)
   Residential mortgage loans              21,314            3,950
   Commercial loans                        29,165            1,336
   Installment loans                        2,656              292
--------------------------------------------------------------------------------
   Total Loans                             53,135            5,578
Allowance for loan losses (Note 4)           (800)             (90)
--------------------------------------------------------------------------------
   Net Loans                               52,335            5,488
--------------------------------------------------------------------------------

Net property and equipment (Note 5)         1,814            1,696
Accrued interest receivable                   499               17
Other assets                                  221              226
--------------------------------------------------------------------------------
   Total Assets                           $78,905          $23,085
================================================================================

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET


--------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                            December 31,
                                                           1997           1996
--------------------------------------------------------------------------------
                                                    (in thousands, except share data)
Deposits
   Noninterest bearing demand deposits                    $7,323        $1,619
   NOW and money market accounts                           9,834         2,724
   Savings deposits                                        2,057           276
   Time deposits (Note 6)                                 49,141         7,562
--------------------------------------------------------------------------------
   Total deposits                                         68,355        12,181
--------------------------------------------------------------------------------

Short term borrowings (Note 7)                             1,403          ----
Accrued interest payable                                     191            32
Other liabilities                                             84           112
Capitalized lease obligation (Note 8)                      1,035         1,020
--------------------------------------------------------------------------------
   Total Liabilities                                      71,068        13,345
--------------------------------------------------------------------------------

Stockholders' Equity (Note 9)
   Common stock     ($5 stated value; 9,000,000 shares
                      authorized, 1,265,000 shares
                      issued and outstanding at
                      12-31-1997, 1,150,000 shares
                      issued and outstanding at
                      12-31-1996                           6,325         5,750
   Additional paid-in capital                              4,195         4,770
   Accumulated deficit                                    (2,712)         (780)
   Unrealized gain on securities available
   for sale (Note 2)                                          29           ---
--------------------------------------------------------------------------------
   Total Stockholders' Equity                              7,837         9,740
--------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity            $78,905       $23,085
================================================================================
The accompanying notes are an integral part of the financial statements.


COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS


                                                                         Period from April 26,
                                                     Year ended          1996 (inception)
                                                 December 31, 1997       to December 31, 1996
---------------------------------------------------------------------------------------------
                                                 (in thousands, except per share data)
Interest Income
   Loans (including fees)                               $2,708            $42
   Securities                                              707           ----
   Federal funds sold                                      534            158
--------------------------------------------------------------------------------
   Total Interest Income                                 3,949            200
--------------------------------------------------------------------------------
Interest Expense
   Deposits                                              2,095             42
   Short term borrowings                                    29           ----
   Capitalized lease obligation                            137             40
--------------------------------------------------------------------------------
   Total Interest Expense                                2,261             82
--------------------------------------------------------------------------------
   Net Interest Income                                   1,688            118
Provision for loan losses                                  710             90
--------------------------------------------------------------------------------
   Net Interest Income after Provision                     978             28
--------------------------------------------------------------------------------
Noninterest Income
   Deposit service charges                                  66              1
   Mortgage banking income                                  66           ----
   Other income                                             52              3
--------------------------------------------------------------------------------
   Total Noninterest Income                                184              4
--------------------------------------------------------------------------------
Noninterest Expense
   Salaries, benefits and payroll taxes (Note 10)        1,389            222
   Premises and fixed asset expense                        617            119
   Other operating expense (Note 11)                     1,088            471
--------------------------------------------------------------------------------
   Total Noninterest Expense                             3,094            812
--------------------------------------------------------------------------------
   Loss Before Taxes                                    (1,932)          (780)
Provision for income taxes (Note 12)                      ----           ----
--------------------------------------------------------------------------------
   Net Loss                                            ($1,932)         ($780)
================================================================================
Basic earnings (loss) per share (Note 16)               ($1.53)         ($1.54)
--------------------------------------------------------------------------------
Basic earnings (loss) per share applicable to public
   offering shares (Note 16)                                            ($0.62)
===============================================================================
The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                        Additional                    Unrealized Gain
                                             Common      Paid-in       Accumulated    on Securities       Total
                                              Stock      Capital         Deficit     Available for Sale   Equity
------------------------------------------------------------------------------------------------------------------
                                                                    (in thousands)

Balance April 26, 1996 (inception)             $ ----       $ ----        $ ----         $ ----           $ ----

Public stock offering                           5,750        5,750          ----           ----           11,500
Stock offering costs                             ----         (980)         ----           ----             (980)
Net loss for period from April 26, 1996
   (inception) to December 31, 1996              ----         ----          (780)          ----             (780)
------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                       5,750        4,770          (780)          ----            9,740

Stock dividend                                    575         (575)         ----           ----             ----
Net loss for 1997                                ----         ----        (1,932)          ----           (1,932)
Unrealized gain on securities
   available for sale                            ----         ----          ----             29               29
------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                      $6,325       $4,195       ($2,712)           $29           $7,837
==================================================================================================================
The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW


                                                            Year ended              Period from April 26, 1996
                                                       December 31, 1997         (inception) to December 31, 1996
-----------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)
Operating Activities
   Net loss                                                     ($1,932)                      ($780)
   Adjustments to reconcile net loss to net
       cash flow from operating activities:
     Net accretion of security discount                             (25)                       ----
     Gain on sale of mortgage loans                                 (60)                       ----
     Provision for loan losses                                      710                          90
     Depreciation expense                                           466                          76
     Increase in accrued interest receivable                       (482)                        (17)
     Decrease (increase) in other assets                              5                        (226)
     Increase in accrued interest payable                           159                          32
     Increase in other liabilities                                  109                         152
-----------------------------------------------------------------------------------------------------------------
   Net Cash Used in Operating Activities                         (1,050)                       (673)
-----------------------------------------------------------------------------------------------------------------
Investing Activities
   Purchases of securities available for sale                    (5,368)                       ----
   Prepayments of securities available for sale                       6                        ----
   Purchases of investment securities                           (18,984)                       ----
   Maturities, calls and prepayments of investment securities     3,893                        ----
   Sales of residential mortgage loans                            5,999                        ----
   Net increase in loans                                        (53,496)                     (5,578)
   Purchases of property and equipment                             (584)                       (772)
-----------------------------------------------------------------------------------------------------------------
   Net Cash Used in Investing Activities                        (68,534)                     (6,350)
-----------------------------------------------------------------------------------------------------------------
Financing Activities
   Net increase in demand and savings deposits                   14,595                       4,619
   Net increase in time deposits                                 41,579                       7,562
   Net increase in short term borrowings                          1,403                        ----
   Repayments of capitalized lease obligation                      (122)                        (20)
   Public stock offering                                           ----                      10,520
-----------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Financing Activities                     57,455                      22,681
-----------------------------------------------------------------------------------------------------------------
   Increase (Decrease) in Cash and Cash Equivalents             (12,129)                     15,658
   Cash and Cash Equivalents at the Beginning
     of the Period                                               15,658                        ----
-----------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at the End of the Period            $3,529                     $15,658
=================================================================================================================
Supplemental Disclosure of Cash Flow Information:
Interest paid                                                    $1,965                         $10
=================================================================================================================
Supplemental Disclosure of Non-Cash Transactions:
Capitalization of building lease (Note 8)                        $ ----                      $1,000
=================================================================================================================
The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997 and 1996

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

NATURE OF OPERATIONS: The Bank conducts full-service commercial and consumer banking and provides other financial products and services to communities located primarily in Macomb County, Michigan, through one office.

SECURITIES: On the balance sheet, investment securities (i.e., those which the Corporation has the ability and intent to hold to maturity) are stated at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are reported at fair value. Unrealized gains or losses on securities available for sale are recorded as an adjustment to equity.

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

ALLOWANCE FOR LOAN LOSSES: The allowance for possible loan losses is maintained at a level considered by management to be adequate to absorb losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay.

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

EARNINGS PER SHARE: Earnings per share are based on a weighted average number of shares outstanding during the period. The effects of unexercised stock options are not included in the calculation because the Corporation is in a loss position.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STOCK OPTIONS: Options granted under the Corporation's plans are accounted for using the intrinsic value method. Using this method, compensation expense is recorded at the amount by which the market price of the underlying stock exceeds the option's exercise price at the grant date. Under the Corporation's plans, the exercise price of options granted equals the fair value of the stock at the grant date. Accordingly, no compensation expense is recognized as a result of stock option awards. The Corporation has adopted the pro forma disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation."

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of December 31, 1997:


                                          --------------------------------------------------------------
                                            Amortized                  Unrealized                 Fair
                                                Cost             Gains            Losses         Value
                                          ------------        ------------      ----------     ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies           $3,875               $31           $ ----          $3,906
   Mortgage backed securities                   1,085              ----               (1)          1,084
   Collateralized mortgage obligations            403              ----               (1)            402
                                          ------------        ------------      ----------     ---------
       Total Securities Available for Sale      5,363                31               (2)          5,392
                                          ------------        ------------      ----------     ---------

Investment Securities
   United States Treasury                       1,990                 3             ----           1,993
   United States Government agencies            6,613                20               (1)          6,632
   Mortgage backed securities                   2,839                 9               (7)          2,841
   Collateralized mortgage obligations          3,673                18               (8)          3,683
                                          ------------        ------------      ----------     ---------
       Total Investment Securities             15,115                50              (16)         15,149
                                          ------------        ------------      ----------     ---------

       Total Securities                       $20,478               $81             ($18)        $20,541
                                          ===========         ===========       =========      =========

The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 1997, are as follows:

                                          ----------------------                    -----------------------
                                           Securities Available                            Investment
                                                  for Sale                                 Securities
                                          ----------------------                    -----------------------
                                          Amortized           Fair                  Amortized           Fair
                                             Cost             Value                   Cost              Value
                                          ---------         --------                ---------        --------
                                                                      (in thousands)
Within one year                              $ ----            $ ----                  $3,733           $3,737
After one year but within five years          3,963             3,981                  10,714           10,746
After five years but within ten years         1,400             1,411                     668              666
After ten years                                ----              ----                    ----             ----
                                          ---------         ---------                --------         --------
                                             $5,363            $5,392                 $15,115          $15,149
                                          =========         =========                ========         ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Securities which are not due at a single maturity date, such as mortgage backed securities, have been allocated to maturity groupings based on average expected life. Average expected life is based on the best available prepayment estimates as of year end.

Investment securities of $1,403,000 were pledged to secure short term borrowings at December 31, 1997.


(3)  LOANS

Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $1,497,000 and $369,000 at December 31, 1997 and 1996, respectively. The total unused commitments related to these loans were $1,280,000 at December 31, 1997. During 1997, new loans and advances were $1,654,000, while repayments totalled $526,000.

The Corporation grants loans to customers who reside primarily in Macomb County. Although the Corporation has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Corporation had approximately $10,153,000 in outstanding loans at December 31, 1997, to commercial borrowers in the real estate rental and property management industry.


(4)  ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses is as follows:


(Caption>
                                                      1997                1996
                                                   -----------       -----------
                                                             (in thousands)

         Balance, beginning of the period                 $ 90            $  ---
         Provision                                         710                90
         Charge-offs                                      ----               ---
         Recoveries                                       ----               ---
                                                          ----             -----

         Balance, end of year                             $800               $90
                                                          ====             =====

         As a percentage of total loans                   1.51%            1.61%
                                                          ====             =====



The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had no loans classified as impaired during the periods ended December 31, 1997, and 1996.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:



                                                                   1997             1996
                                                              -----------       -----------
                                                                      (in thousands)

         Buildings (under capitalized lease)                       $1,000            $1,000
         Leasehold improvements                                       717               325
         Furniture and equipment                                      620               428
         Vehicles                                                      19                19
                                                              -----------       -----------
                                                                    2,356             1,772

         Less accumulated depreciation and amortization               542                76
                                                              -----------       -----------
         Net property and equipment                                $1,814            $1,696
                                                              ===========       ===========


(6)  TIME DEPOSITS

The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 1997, was $23,935,000.

As of December 31, 1997, scheduled maturities of all time deposits are as follows:

         Year ending December 31:                          (in thousands)

         1998                                                 $48,910
         1999                                                      38
         2000                                                       7
         2001                                                      38
         2002                                                     148
         Subsequent years                                        ----
                                                            ---------
         Total time deposits                                  $49,141
                                                             ========

(7)  SHORT TERM BORROWINGS

Short term borrowings at December 31, 1997, consist of securities sold with an agreement to repurchase them the following day. The Corporation had also borrowed overnight funds during portions of 1997 in the form of federal funds purchased. The maximum amount of short term borrowings outstanding at any month end during 1997 was $1,403,000. The average amount of short term borrowings outstanding during 1997 was $557,000, at an average rate of 5.26%. The average rate on the ending balance of short term borrowings at December 31, 1997, was 5.20%.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  LEASES

The Corporation entered into a 15 year lease commitment for its office with an entity in which two Directors have an ownership interest. The lease commenced in November, 1996. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%.

Future minimum lease payments as of December 31, 1997, consist of the following:


         Year ending December 31:                          (in thousands)

         1998                                                    $138
         1999                                                     150
         2000                                                     150
         2001                                                     154
         2002                                                     173
         Subsequent years                                       1,653
                                                            ---------
         Total minimum lease payments                           2,418
         Amount representing interest                           1,383
                                                            ---------
         Present value of minimum lease payments               $1,035
                                                            =========


Operating expense includes rentals on a leased facility and certain equipment in the amount of $28,000 and $3,000 for 1997 and 1996, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 1997:


         Year ending December 31:                          (in thousands)

         1998                                                     $40
         1999                                                      42
         2000                                                      39
         2001                                                      28
         2002                                                       9
                                                             --------
         Total minimum rental payments                           $158
                                                             ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(9)  STOCKHOLDERS' EQUITY

The Corporation declared a 10% stock dividend on April 1, 1997. The dividend was paid on April 30, 1997, to stockholders of record on April 15, 1997. Per share data from the prior year has been restated to reflect the stock dividend.

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum leverage ratio of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:


                                               1997               1996               Ratio                Ratio
                                        _____________       _____________          For Capital            To Be
                                        Capital    Ratio    Capital    Ratio    Adequacy Purposes    "Well Capitalized"
                                        -------    -----    -------    -----    -----------------     -----------------
                                                    (in thousands)
Tier I capital to risk-weighted assets:
     Consolidated                        $7,808   15.81%     $9,740   110.88%            4%                6%
     Bank only                            7,278   14.72%      6,922    80.20%            4%                6%

Total capital to risk-weighted assets:
     Consolidated                         8,427   17.07%      9,830   111.91%            8%               10%
     Bank only                            7,898   15.98%      7,012    81.24%            8%               10%

Tier I capital to average assets (leverage):
     Consolidated                         7,808   10.42%      9,740    66.70%            4%                5%
     Bank only                            7,278    9.73%      6,922    61.09%            4%                5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10)  BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $19,000 and $3,000 were paid or accrued for the periods ended December 31, 1997, and 1996.

STOCK OPTION PLANS - The Corporation has two stock-based compensation plans. Under the 1996 Employee Stock Option Plan (Employee Plan), the Corporation may grant options to key employees for up to 44,000 shares of common stock. Under the 1996 Stock Option Plan for Nonemployee Directors (Director Plan), the Corporation may grant options for up to 44,000 shares of common stock. Options granted under the Employee Plan were 5,500 and 16,500 in 1997 and 1996, respectively. Options granted in 1996 under the Director Plan were 39,600. Under both plans, only a portion of the options are immediately exercisable. The remainder become exercisable on specified annual dates in the future. Under both plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plan and Director Plan, an option's maximum term is ten and seven years, respectively. Options under both plans vest based on the achievement of certain events.

The Corporation has estimated fair value of the options issued in 1997 at $5.10 per share, using the Black-Scholes option pricing model. In 1996, the Corporation had estimated the fair value of the options to be $2.73 per share, using a "minimum value" concept. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net loss and loss per share on a pro forma basis would have been as follows:

                                                                  Year ended                 Period from April 26, 1996
                                                               December 31, 1997         (inception) to December 31, 1996
                                                               ---------------           ---------------------------
                                                                           (in thousands, except per share data)

     Net loss                                  As reported           ($1,932)                        ($780)
                                               Pro forma             ($1,974)                        ($816)
                                                                     =======                         =====

     Basic net loss per share
       (Note 16)                               As reported            ($1.53)                        ($1.54)
                                               Pro forma              ($1.56)                        ($1.61)
                                                                      ======                         ======

     Basic net loss per public offering share
       (Note 16)                               As reported                                           ($0.62)
                                               Pro forma                                             ($0.65)
                                                                                                     ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the Corporation's two stock option plans for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996:

                                                        1997                                    1996
                                          --------------------------------          -------------------------------
                                          Number of       Weighted Average          Number of      Weighted Average
                                            Shares          Exercise Price             Shares        Exercise Price
                                          ---------       ---------------           ---------      ----------------

Outstanding, beginning of period            56,100             $    9.09                   --            $  --
Granted                                      5,500                 10.91               56,100             9.09
Exercised                                       --                 --                      --               --
Expired                                     (4,400)                 9.09                   --               --
                                           -------             ---------              -------            -----
Outstanding, end of year                    57,200             $    9.27               56,100            $9.09
                                           =======             =========              =======            =====


The following table shows summary information about fixed stock options outstanding at December 31, 1997:

                          Stock Options Outstanding                                    Stock Options Exercisable
---------------------------------------------------------------------------     --------------------------------
                                    Weighted Average                                                 Weighted
        Range of      Number            Remaining          Weighted Average     Number of        Average Exercise
     Exercise Prices  of Shares      Contractual Life        Exercise Price        Shares               Price
---------------------------------------------------------------------------     --------------------------------

         $9.09          51,700          6.4 years                  $9.09          24,200                  $9.09
         10.91           5,500          8.4 years                  10.91           1,100                  10.91
    --------------      ------          ---------                  -----          ------                  -----
    $9.09 - $10.91      57,200          6.6 years                  $9.27          25,300                  $9.17
    ==============      ======          =========                  =====          ======                  =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the year ended December 31, 1997, and the period from April 26, 1996 (inception) to December 31, 1996:

                                                      1997                1996
                                                    -------             -------
                                                           (in thousands)

         Advertising and public relations             $306                  $35
         Data processing                               274                   70
         Professional and regulatory fees              157                   50
         Printing and supplies                          81                   36
         Telephone                                      48                    8
         Loan closing                                   47                   --
         Credit card processing                         36                   --
         Insurance                                      35                    8
         Pre-opening and organization expenses          32                  254
         Other                                          72                   10
                                                    ------                 ----
           Total other operating expense            $1,088                 $471
                                                    ======                 ====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12) TAXES ON INCOME

The Corporation and the Bank file a consolidated Federal income tax return. No tax credit has been provided for the future benefit of the net operating loss carryforward generated since inception, because the Corporation does not have a history of earnings. Net operating loss carryfowards available to reduce future taxable income total approximately $1,701,000 through years ending 2012. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. The sources of such temporary differences and the resulting net deferred tax expense are as follows:

                                                     Year ended             Period from April 26, 1996
                                                 December 31, 1997       (inception) to December 31, 1996
                                                 ---------------         ---------------------------
                                                               (in thousands)

         Net operating loss carryforward                 ($358)                             ($220)
         Provision for loan losses                        (209)                               (26)
         Depreciation                                      (76)                               (17)
         Deferred loan fees                                (52)                                (8)
         Original issue discount                            52                                  8
         Other                                               1                                 (1)
         Increase in valuation allowance                   642                                264
                                                       -------                           --------
              Net deferred tax expense                  $ ----                             $ ----
                                                       =======                           ========

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                        1997                               1996
                                                      --------                           --------
                                                                    (in thousands)
Deferred tax assets:
           Net operating loss carryforward              $  578                             $  220
           Provision for loan losses                       235                                 26
           Depreciation                                     93                                 17
           Deferred loan fees                               60                                  8
           Other                                            19                                  1
                                                        ------                             ------
         Total deferred tax assets                         985                                272

         Valuation allowance for
           deferred tax assets                            (906)                              (264)

         Deferred tax liabilities:
           Original issue discount                         (60)                                (8)
           Other                                           (19)                               ---
                                                        ------                             ------
         Net deferred tax asset (liability)             $ ----                             $  ---
                                                        ======                             ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

SECURITIES: For marketable debt securities, estimated fair value is based on quoted market prices or dealer quotes.

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

SHORT TERM BORROWINGS: The estimated fair value of short term borrowings is the carrying amount, since they mature the next day.

ACCRUED INTEREST: Accrued interest receivable and payable are short term in nature; therefore, their carrying amount approximates fair value.

COMMITMENTS: Commitments to extend credit and standby letters of credit are not recorded on the balance sheet. The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The majority of commitments to extend credit and letters of credit would result in loans with a market rate of interest if funded. The fair value of these commitments are the fees that would be charged for similar arrangements with comparable risk and maturity. The recorded book value of deferred fee income approximates fair value.

The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:


                                                              1997                                1996
                                                     ------------------------           -------------------------
                                                     Carrying      Estimated            Carrying       Estimated
                                                     Amount        Fair Value           Amount         Fair Value
                                                     ------------------------           -------------------------
                                                                             (in thousands)
Financial Assets:
   Cash and cash equivalents                            $3,529            $3,529          $15,658           $15,658
   Securities                                           20,507            20,541             ----              ----
   Loans, net of allowance                              52,335            52,395            5,488             5,488
   Accrued interest receivable                             499               499               17                17

Financial Liabilities:
   Demand and savings deposits                          19,214            19,214            4,619             4,619
   Time deposits                                        49,141            49,282            7,562             7,562
   Short term borrowings                                 1,403             1,403             ----              ----
   Accrued interest payable                                191               191               32                32



(14) OFF-BALANCE SHEET RISK

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

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of customers. The Corporation also has legally binding commitments to extend credit in the form of loans that have been approved but not yet closed. These funds are normally disbursed during the next quarter, unless the customer fails to comply with any significant terms of the loan commitment.

Standby letters of credit are issued in connection with agreements between customers and a third party. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation after the letter of credit is enforced.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A summary of commitments not recorded on the balance sheet at December 31 is as follows:


                                                                   1997                      1996
                                                                  -----                     -----
                                                                          (in thousands)

Unused home equity lines of credit                              $ 1,121                    $  338
Unused credit card lines                                          1,115                       480
Unused portion of construction lines of credit                    3,291                    ------
Unused portion of all other credit lines                          6,679                       259
Loans committed but not yet closed                                5,942                     3,888
Standby letters of credit                                           383                    ------
                                                                -------                    ------
Total outstanding commitments                                   $18,531                    $4,965
                                                                =======                    ======


(15)  RESTRICTIONS ON DIVIDENDS

Dividends paid by the Corporation would be provided primarily by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The approval of the FDIC would be required in order for the Bank to pay dividends in excess of regulatory limits.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16) EARNINGS PER SHARE

Earnings (loss) per share is calculated in accordance with SFAS 128, "Earnings Per Share." Accordingly, the denominator average number of shares outstanding is based on the actual number of shares issued and outstanding during the period. For the period from April 26, 1996 (inception) through the Corporation's initial public stock offering on September 23, 1996, there was one share of stock outstanding. SFAS 128 would therefore prescribe a weighted average calculation which includes the non-public time period when only one share was outstanding. Following is a comparison of the calculated loss per share (SFAS 128) with the per share calculation which applies only to the shares outstanding since the initial public stock offering:

                                                     Year ended             Period from April 26, 1996
                                                 December 31, 1997       (inception) to December 31, 1996
                                                 ----------------        ---------------------------
                                                          (in thousands, except per share data)

         Net Loss                                      ($1,932)                         ($780)

         Weighted average number of
           shares outstanding from inception
           through December 31, 1996                      ----                            506

         Weighted average shares outstanding
           in 1997                                       1,265                            ---
                                                        ------                          -----
         Net loss per share in accordance with
           SFAS 128                                     ($1.53)                        ($1.54)
                                                         =====                          =====


         Net Loss                                                                       ($780)

         Weighted average number of
           shares outstanding from date of public
           offering through December 31, 1996                                           1,265
                                                                                        -----
         Net loss per share applicable only to
           public offering shares                                                      ($0.62)
                                                                                        =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17)  PARENT-ONLY FINANCIAL STATEMENTS

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


PARENT-ONLY BALANCE SHEET                                     December 31,
--------------------------------------------------------------------------------
Assets                                                   1997             1996
--------------------------------------------------------------------------------
                                                            (in thousands)

Cash                                                     $410            $2,667
Investment in subsidiary                                7,308             6,922
Other assets                                              119               151
--------------------------------------------------------------------------------
   Total Assets                                        $7,837            $9,740
================================================================================

--------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
   Total Liabilities                                   $ ----            $ ----
--------------------------------------------------------------------------------
Common stock                                            6,325             5,750
Additional paid-in capital                              4,195             4,770
Accumulated deficit                                    (2,683)             (780)
--------------------------------------------------------------------------------
   Total Stockholders' Equity                           7,837             9,740
--------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity          $7,837            $9,740
================================================================================

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF OPERATIONS


                                                     Year ended        Period from April 26, 1996 (inception)
                                                 December 31, 1997              to December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)

Operating Income
Interest income                                            $28                                $59
-------------------------------------------------------------------------------------------------------------
   Total Operating Income                                   28                                 59
-------------------------------------------------------------------------------------------------------------
Operating Expense
Other expense                                               67                                261
-------------------------------------------------------------------------------------------------------------
   Total Operating Expense                                  67                                261
-------------------------------------------------------------------------------------------------------------
   Loss Before Share
     in Undistributed Loss of Subsidiary                   (39)                              (202)
Share in undistributed loss of
   subsidiary                                           (1,893)                              (578)
-------------------------------------------------------------------------------------------------------------
   Net Loss                                            ($1,932)                             ($780)
=============================================================================================================

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF CASH FLOW


                                                     Year ended        Period from April 26, 1996 (inception)
                                                 December 31, 1997              to December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                                    (in thousands)
Operating Activities
    Net loss                                           ($1,932)                         ($780)
   Adjustments to reconcile net loss to net cash
       flow from operating activities
     Undistributed loss of subsidiary                    1,893                            578
     Decrease (increase) in other assets                    32                           (151)
-------------------------------------------------------------------------------------------------------------
   Net Cash Used in Operating Activities                    (7)                          (353)
-------------------------------------------------------------------------------------------------------------
Investing Activities
   Capital contribution to subsidiary                   (2,250)                        (7,500)
-------------------------------------------------------------------------------------------------------------
   Net Cash Used in Investing Activities                (2,250)                        (7,500)
-------------------------------------------------------------------------------------------------------------
Financing Activities
   Public stock offering                                  ----                         10,520
-------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Financing Activities              ----                         10,520
-------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash                             (2,257)                         2,667
Cash at the Beginning of the Period                      2,667                           ----
-------------------------------------------------------------------------------------------------------------
Cash at the End of the Period                             $410                         $2,667
=============================================================================================================

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


The following plan of operation and analysis of the Corporation's operating results and financial condition for the periods ended December 31, 1997, should be read in conjunction with the financial statements and statistical data presented elsewhere. The discussion and analysis contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, and projections. These statements are not guarantees of future performance, and involve certain risks and uncertainties. Actual results may materially differ from what may be expressed herein.

PLAN OF OPERATION

The Corporation's plan of operation for the next twelve months is to raise funds by attracting deposits. Management may consider raising additional funds by other means, if needed, to support additional asset growth. Based on current growth projections, management believes that the Corporation is likely to have adequate funds to meet its cash requirements for at least the next several years. The Corporation has no plans for product research and development which would be performed within the next 12 months. During the next twelve months, the Corporation does not anticipate the need for any additional equipment expenditures. Also, no significant changes are expected in staffing levels over that same period.

NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 1997 net interest income was $1.7 million. The Corporation's net interest margin for the year was 3.36%. Net interest income can be expected to increase in the future, as funds continue to be moved from short term investments into higher yielding, longer term loans and securities. This will be accomplished as the Corporation develops its deposit base and loan portfolio.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


AVERAGE BALANCE SHEETS

The following table shows the Corporation's consolidated average balances of assets, liabilities, and equity; the amount of interest income or interest expense and the average yield or rate for each category of interest earning asset and interest bearing liability; and the net interest margin for the periods indicated. Interest on loans includes loan fees.

                                                 Year ended           Period from April 26, 1996 (inception)
                                             December 31, 1997                      to December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                              Average                                Average
                                                  Interest       Rate                    Interest       Rate
                                     Average       Income/    Earned/        Average      Income/     Earned
                                     Balance       Expense       Paid        Balance      Expense       Paid
                                     ---------    --------    -------        -------      -------     ------
                                                               (in thousands)
Assets:
   Federal funds sold                   $9,846      $  534     5.43%          $4,493         $158      5.15%
   Securities                           11,646         707     6.08             ----         ----       ---
   Loans                                28,781       2,708     9.41              536           42     11.47
                                       -------      ------    -----           ------         ----     ------
   Total Earning Assets/
     Total Interest Income              50,273       3,949     7.86%           5,029          200      5.82%
                                                    ------    -----                          ----     -----
   Cash and due from banks               2,131                                   373
   All other assets                      1,998                                   772
                                       -------                                ------
   Total Assets                        $54,402                                $6,174
                                       =======                                ======
Liabilities and Equity:
     NOW and money market accounts      $6,650         255     3.83%            $275            7      3.94%
     Savings deposits                    1,213          37     3.06               44            1      2.41
     Time deposits                      30,866       1,803     5.84              881           34      5.57
     Short term borrowings                 557          29     5.26             ----         ----      ---
     Capitalized lease obligation        1,019         137    13.50              439           40     13.38
                                       -------      ------    -----           ------         ----     ------

     Total Interest Bearing
        Liabilities/Total Interest
        Expense                         40,305       2,261     5.61%           1,639           82      7.30%
                                                    ------    -----                          ----      ----
   Noninterest bearing
     demand deposits                     5,238                                   252
   All other liabilities                   155                                   149
   Stockholders' equity                  8,704                                 4,134
                                       -------                                ------
     Total Liabilities and
       Stockholders' Equity            $54,402                                $6,174
                                       =======                                ======
   Net Interest Income                              $1,688                                   $118
                                                    ======                                   ====
   Net Interest Margin (Net Interest
     Income/Total Earning Assets)                              3.36%                                   3.44%
                                                              =====                                    =====

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


ALLOWANCE AND PROVISION FOR LOAN LOSSES

It is the Corporation's practice to maintain the allowance for loan losses at a level adequate to provide for reasonably foreseeable losses. Management's evaluation is based on a continuing review of the loan portfolio and includes, but is not limited to, consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. As of December 31, 1997 the Corporation's allowance for possible loan losses was 1.51% of outstanding loans.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis in order to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally defined by the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been federal funds sold, securities available for sale, and loans (including demand loans) which mature within one year. At December 31, 1997, federal funds sold amounted to $1.3 million, while the fair value of securities available for sale was $5.4 million. Loans (including demand loans) maturing within a year amounted to $10.6 million at December 31, 1997. Additional liquidity is provided by a secured federal funds borrowing line of credit of $2.0 million. The Corporation's large deposits which might experience volatile rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit, of which the balance was $23.9 million at December 31, 1997.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION


The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 1997, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms.


                                                 After Three        After One
                                         Within   Months But         Year But             After
                                          Three       Within           Within              Five
                                         Months     One Year       Five Years             Years        Total
                                        -------    ---------       ----------           -------      -------
                                                                  (in thousands)
Interest earning assets:
   Federal funds sold                    $1,250      $  ----          $  ----           $  ----       $1,250
   Securities (1)                           500        3,233           14,677             2,068       20,478
   Loans                                 19,492        3,278           20,819             9,546       53,135
                                        -------      -------          -------           -------      -------
     Total                               21,242        6,511           35,496            11,614      $74,683
                                                                                                     =======

Interest bearing liabilities:
   NOW and money market accounts          9,834         ----             ----              ----       $9,834
   Savings deposits                       2,057         ----             ----              ----        2,057
   Jumbo time deposits                   13,509       10,426             ----              ----       23,935
   Time deposits < $100,000               9,486       15,489              231              ----       25,206
   Short term borrowings                  1,403         ----             ----              ----        1,403
   Capitalized lease obligation            ----         ----               87               948        1,035
                                        -------      -------          -------           -------      -------
     Total                               36,289       25,915              318               948       63,470
                                        -------      -------          -------           -------      =======

Interest rate sensitivity gap         ($15,047)      (19,404)          35,178            10,666
Cumulative interest rate
   sensitivity gap                                  ($34,451)            $727           $11,393

Interest rate sensitivity gap ratio       0.59          0.25           111.62             12.25
Cumulative interest ratio
   sensitivity gap ratio                                0.45             1.01              1.18

(1) All securities are reported in this table at amortized cost.

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

Based on the table above, the Corporation is considered to be asset sensitive in the one-year maturity range at December 31, 1997. In a rising rate environment, the Corporation might be able to increase prices on interest earning assets faster than the increase in rates on interest bearing liabilities.

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


OTHER MATTERS

The Corporation is in the process of assessing the impact of the arrival of 2000 on its computerized information systems and other electronic equipment. The "year 2000 problem" is the result of abbreviating an applicable year with two digits rather than four. As a result, computer programs and other devices may interpret a date field of "00" as 1900 rather than 2000. Such a miscalculation could lead to system malfunction or complete failure. The Corporation's main data processing vendor is undertaking a significant effort to have all systems renovated or replaced before 2000, and has been providing frequent updates on progress and testing. In addition, the Corporation has begun an internal evaluation of equipment and vendor supplied products. While this effort will involve additional costs, the amount is not expected to have a material adverse impact on the Corporation's financial position, results of operations, or cash flow in future periods. However, if the Corporation (or its customers or vendors) are unable to remedy the problems in a timely manner, it could result in a material financial risk.

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


STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the OTC Bulletin Board (OTCBB) under the ticker symbol "CCBD." At December 31, 1997, there were approximately 250 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the period from the date of the Corporation's public stock offering (September 23, 1996) through the end of the current year. The quotations reflect bid prices as reported by the OTCBB, and do not include retail mark-up, mark-down or dealer commission.


                                    1997 Bid Prices
                                    ---------------

                                                                     Cash
                                                                   Dividends
              Quarter          High              Low               Declared
              ---------------------------------------------------------------
              Fourth            $14.00            $11.50             $ ----
              Third                  *                 *               ----
              Second             10.91             10.57               ----
              First              10.68              9.55               ----
              ---------------------------------------------------------------

                                    1996 Bid Prices
                                    ---------------
                                                                     Cash
                                                                   Dividends
              Quarter          High              Low               Declared
              ---------------------------------------------------------------
              Fourth             $9.55             $8.86             $ ----
              Third               9.09              9.09               ----
              ---------------------------------------------------------------

              * No bid information was available from the OTCBB.

Price data has been retroactively adjusted for the 10% stock dividend in April, 1997.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


MARKET MAKERS

At December 31, 1997, the following firms were registered with the OTCBB as market makers in Community Central Bank Corporation common stock:


Roney and Co.                               First of Michigan Corporation
One Griswold                                100 Renaissance Center, 26th Floor
Detroit, Michigan  48226                    Detroit, MI  48243

Ryan, Beck & Co.                            Monroe Securities, Inc.
80 Main Street                              47 State Street
West Orange, New Jersey  07052              Rochester, New York 14614


STOCK REGISTRAR AND TRANSFER AGENT

Boston EquiServe
PO Box 1728
Boston, Massachusetts  02105-1728


INDEPENDENT AUDITORS

Plante & Moran, LLP
505 N. Woodward Avenue, Suite 2000
Bloomfield Hills, MI  48304-2979


LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, MI  48226-3425


INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Peter J. Przybocki, CPA; Corporate Treasurer, at
(810) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.


ANNUAL MEETING

This year's Annual Meeting will be held at 10:00 A.M., on Tuesday, April 21, 1998, at Fern Hill Country Club, 17600 Clinton River, Clinton Township, MI 48038.