Form 10KSB40, Exhibit 13
period 1998-12-31
COMMUNITY CENTRAL BANK CORP
filed 1999-03-22
CIK 1014133

                             COMMUNITY CENTRAL BANK
                                   CORPORATION





                          Independent Auditor's Report

                                       and

                               Stockholder Report





                                December 31, 1998

INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flow for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 1998, and 1997, and the results of its operations and cash flow for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.



/S/ PLANTE & MORAN, LLP

January 26, 1999
Troy, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                December 31,
                                                          1998             1997
Assets                                                ------------     ------------
                                                             (in thousands)
Cash and Cash Equivalents
  Cash and due from banks (Note 2)                    $      6,162     $      2,279
  Federal funds sold                                        19,300            1,250
                                                      ------------     ------------
  Total Cash and Cash Equivalents                           25,462            3,529
                                                      ------------     ------------

Securities available for sale, at fair value (Note 3)        9,766            5,392
Investment securities, at amortized cost (Note 3)
  (Fair value of $9.4 million at 12-31-1998,
   $15.1 million at 12-31-1997)                              9,276           15,115

Loans (Note 4)

  Residential mortgage loans                                33,867           21,314
  Commercial loans                                          64,098           29,165
  Installment loans                                          4,439            2,656
                                                      ------------     ------------
  Total Loans                                              102,404           53,135
Allowance for credit losses (Note 5)                        (1,330)            (800)
                                                      ------------     ------------
  Net Loans                                                101,074           52,335
                                                      ------------     ------------
Net property and equipment (Note 6)                          1,739            1,814
Accrued interest receivable                                    655              499
Other assets                                                   963              221
                                                      ------------     ------------
  Total Assets                                        $    148,935     $     78,905
                                                      ============     ============

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                                December 31,
                                                                         1998                1997
Liabilities                                                            _________          _________
                                                                    (in thousands, except share data)
Deposits
   Noninterest bearing demand deposits                                   $13,124           $7,323
   NOW and money market accounts                                          18,644            9,834
   Savings deposits                                                        2,971            2,057
   Time deposits (Note 7)                                                 92,413           49,141
                                                                       ---------          ---------
   Total deposits                                                        127,152           68,355
                                                                       ---------          ---------

Short term borrowings (Note 8)                                             3,491            1,403
Accrued interest payable                                                     280              191
Other liabilities                                                            227               84
Capitalized lease obligation (Note 9)                                      1,036            1,035
                                                                       ---------          ---------
   Total Liabilities                                                     132,186           71,068
                                                                       ---------          ---------

Stockholders' Equity (Note 10)

   Common stock     ($5 stated value; 9,000,000 shares authorized,
     2,196,455 shares issued and outstanding at 12-31-1998,
     1,264,985 shares issued and outstanding at 12-31-1997)               10,982            6,325
   Additional paid-in capital                                              7,312            4,195
   Accumulated deficit                                                    (1,608)          (2,712)
   Accumulated other comprehensive income                                     63               29
                                                                       ---------          ---------
   Total Stockholders' Equity                                             16,749            7,837
                                                                       ---------          ---------
   Total Liabilities and Stockholders' Equity                           $148,935          $78,905
                                                                       =========          =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS


                                                                          Year Ended December 31,
                                                                         1998                1997
                                                                       ---------          ---------
                                                                   (in thousands, except per share data)
Interest Income
   Loans (including fees)                                                 $7,163           $2,708
   Securities                                                              1,333              707
   Federal funds sold                                                        486              534
                                                                       ---------          ---------
   Total Interest Income                                                   8,982            3,949
                                                                       ---------          ---------
Interest Expense
   Deposits                                                                4,818            2,095
   Short term borrowings                                                      82               29
   Capitalized lease obligation                                              139              137
                                                                       ---------          ---------
   Total Interest Expense                                                  5,039            2,261
                                                                       ---------          ---------
   Net Interest Income                                                     3,943            1,688
Provision for credit losses (Note 5)                                         530              710
                                                                       ---------          ---------
   Net Interest Income after Provision                                     3,413              978
                                                                       ---------          ---------
Noninterest Income
   Deposit service charges                                                   173               66
   Net gain (loss) on calls of securities                                     22               (1)
   Mortgage banking income                                                    87               66
   Other income                                                              159               53
                                                                       ---------          ---------
   Total Noninterest Income                                                  441              184
                                                                       ---------          ---------
Noninterest Expense
   Salaries, benefits and payroll taxes (Note 11)                          1,665            1,389
   Premises and fixed asset expense                                          545              617
   Other operating expense (Note 12)                                       1,314            1,088
                                                                       ---------          ---------
   Total Noninterest Expense                                               3,524            3,094
                                                                       ---------          ---------
   Income (Loss) Before Taxes                                                330           (1,932)
Income tax benefit (Note 13)                                                (774)            ----
                                                                       ---------          ---------
   Net Income (Loss)                                                      $1,104          ($1,932)
                                                                       =========          =========
Basic earnings (loss) per share                                           $0.66            ($1.39)
                                                                       =========          =========
Diluted earnings (loss) per share                                         $0.66            ($1.39)
                                                                       =========          =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                              Year Ended December 31,
                                                                           1998                      1997
                                                                         ---------                 ---------
                                                                                  (in thousands)

Net Income (Loss) as Reported                                             $1,104                   ($1,932)

Other Comprehensive Income
   Change in unrealized gain on securities
     available for sale, net of tax of $32 in 1998,
     and $0 in 1997                                                           51                        29
   Reclassification of previously reported gain (loss)
     included in current year net income                                     (17)                      ---
                                                                          ------                   -------
Comprehensive Income (Loss)                                               $1,138                   ($1,903)
                                                                          ======                   =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                         Accumulated
                                                        Additional                          Other
                                             Common      Paid-in       Accumulated      Comprehensive     Total
                                              Stock      Capital         Deficit           Income         Equity
                                            --------     ---------      ----------      -------------       ------
                                                                    (in thousands)

Balance January 1, 1997                        $5,750       $4,770         ($780)        $  ---           $9,740

Stock dividend                                    575         (575)          ---            ---             ----
Net loss for 1997                                 ---          ---        (1,932)           ---           (1,932)
Other comprehensive income                        ---          ---          ----             29               29
                                             --------     --------       ---------       ------------    ---------
Balance December 31, 1997                       6,325        4,195        (2,712)            29            7,837

Stock dividend                                    632         (633)          ---            ---               (1)
Public stock offering                           4,025        4,427           ---            ---            8,452
Stock offering costs                              ---         (677)          ---            ---             (677)
Net income for 1998                               ---          ---         1,104            ---            1,104
Other comprehensive income                        ---          ---           ---             34               34
                                             --------     --------       ---------       ------------    ---------
Balance December 31, 1998                     $10,982       $7,312       ($1,608)           $63          $16,749
                                             ========     ========       =========       ============    =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                        Year Ended December 31,
                                                                         1998                1997
                                                                        ------              ------
                                                                               (in thousands)
Operating Activities
   Net income (loss)                                                      $1,104          ($1,932)
   Adjustments to reconcile net income (loss) to net
       cash flow from operating activities:
     Net accretion of security discount                                      (10)             (25)
     Net (gain) loss on calls of securities                                  (22)               1
     Net gain on sale of mortgage loans                                      (61)             (60)
     Provision for credit losses                                             530              710
     Depreciation expense                                                    354              466
     Net gain on sales of property and equipment                              (4)             ---
     Deferred income tax                                                    (774)             ---
     Increase in accrued interest receivable                                (156)            (482)
     Decrease in other assets                                                 32                5
     Increase in accrued interest payable                                     89              159
     Increase in other liabilities                                           250              109
                                                                          -------           ------
   Net Cash Provided by (Used in) Operating Activities                     1,332           (1,049)
                                                                          -------           ------
Investing Activities
   Maturities, calls, and prepayments of securities available for sale     3,337                6
   Purchases of securities available for sale                             (7,135)          (5,368)
   Maturities, calls, and prepayments of investment securities             5,643            3,892
   Purchases of investment securities                                       (282)         (18,984)
   Sales of residential mortgage loans                                     9,232            5,999
   Net increase in loans                                                 (58,440)         (53,496)
   Sales of property and equipment                                            15              ---
   Purchases of property and equipment                                      (290)            (584)
                                                                          -------          -------
   Net Cash Used in Investing Activities                                 (47,920)         (68,535)
                                                                          -------          -------
Financing Activities
   Net increase in demand and savings deposits                            15,525           14,595
   Net increase in time deposits                                          43,272           41,579
   Net increase in short term borrowings                                   2,088            1,403
   Repayment of capitalized lease obligation                                (138)            (122)
   Public stock offering                                                   7,775              ---
   Fractional shares paid on stock dividend                                   (1)             ---
                                                                          -------          -------
   Net Cash Provided by Financing Activities                              68,521           57,455
                                                                          -------          -------
   Increase (Decrease) in Cash and Cash Equivalents                       21,933          (12,129)
   Cash and Cash Equivalents at the Beginning
     of the Period                                                         3,529           15,658
                                                                          -------          -------
   Cash and Cash Equivalents at the End of the Period                    $25,462           $3,529
                                                                         ========          =======
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                          $4,811           $1,965
                                                                         ========          =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1998 and 1997

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

SECURITIES: On the balance sheet, investment securities (i.e., those which the Corporation has the ability and positive intent to hold to maturity) are stated at cost, adjusted for amortization of premium and accretion of discount. Securities classified as available for sale are those that may be sold in the future to meet investment objectives of quality, liquidity, and yield, and to avoid significant market deterioration. Securities available for sale are reported at estimated fair value. Unrealized gain or loss on securities available for sale is recorded (net of tax) as a component of other comprehensive income, in the equity section of the balance sheet. Gain or loss on sales or calls of securities is computed based on the amortized cost of the specific security.

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

ALLOWANCE FOR CREDIT LOSSES: The allowance for credit losses is maintained at a level considered by management to be adequate to absorb losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, generally computed using a declining balance method, is charged to operations over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.

EARNINGS PER SHARE: Basic earnings per share are based on the weighted average number of shares outstanding during the period. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable. Outstanding shares are retroactively adjusted for stock dividends.

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

COMPREHENSIVE INCOME: The Corporation adopted SFAS 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Corporation's net income or stockholders' equity.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1997 financial statements to conform with the classifications used in 1998.


(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. The required reserve was $374,000 as of December 31, 1998.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of dates indicated:

                                                                  December 31, 1998
                                          ----------------------------------------------------
                                            Amortized                  Unrealized                 Fair
                                                Cost             Gains            Losses         Value
                                          ------------        ------------      ----------     ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies           $5,402               $66              ($2)         $5,466
   Mortgage backed securities                   3,171                33             ----           3,204
   Collateralized mortgage obligations          1,098                 1               (3)          1,096
                                          ------------        ------------      ----------     ---------
       Total Securities Available for Sale      9,671               100               (5)          9,766
                                          ------------        ------------      ----------     ---------

Investment Securities
   United States Government agencies            4,369                55             ----           4,424
   Mortgage backed securities                   2,208                27             ----           2,235
   Collateralized mortgage obligations          2,417                16               (2)          2,431
   Other securities                               282              ----             ----             282
                                          ------------        ------------      ----------     ---------
       Total Investment Securities              9,276                98               (2)          9,372
                                          ------------        ------------      ----------     ---------
       Total Securities                       $18,947              $198              ($7)        $19,138
                                          ===========         ===========       =========      =========

                                                                  December 31, 1997
                                          ----------------------------------------------------
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
                                          ===========         ===========       =========      =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 1998, are as follows:

                                          --------------------------                --------------------------
                                             Securities Available                           Investment
                                                   for Sale                                 Securities
                                          --------------------------                --------------------------
                                          Amortized           Fair                  Amortized           Fair
                                             Cost             Value                   Cost              Value
                                          ---------         --------                ---------        --------
                                                                      (in thousands)

Within one year                              $2,092            $2,099                  $3,131           $3,141
After one year but within five years          5,848             5,914                   5,518            5,604
After five years but within ten years         1,731             1,753                     346              346
After ten years                                 ---               ---                     281              281
                                          ---------         ---------               ---------        ---------
                                             $9,671            $9,766                  $9,276           $9,372
                                          =========         =========               =========        =========

The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations. Securities which are not due at a single maturity date, such as mortgage backed securities, have been allocated to maturity groupings based on average expected life. Average expected life is based on the best available prepayment estimates as of year end.

Investment securities of $1,491,000 were pledged to secure short term borrowings at December 31, 1998.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4)  LOANS

Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $986,000 and $1,497,000 at December 31, 1998 and 1997, respectively. The total unused commitments related to these loans were $2,157,000 at December 31, 1998. During 1998, new loans and advances were $117,000, while repayments totalled $628,000.

The Corporation grants loans to customers who reside primarily in Macomb County. Although the Corporation has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Corporation had approximately $19,557,000 in outstanding loans at December 31, 1998, to commercial borrowers in the real estate rental and property management industry.


(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                                        1998                1997
                                                   -----------         -----------
                                                             (in thousands)

         Balance, beginning of the period                 $800               $90
         Provision                                         530               710
         Charge-offs                                       ---               ---
         Recoveries                                        ---               ---
                                                   -----------         -----------

         Balance, end of year                           $1,330              $800
                                                   ============        ===========

         As a percentage of total loans                   1.30%            1.51%
                                                   ============        ===========

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had no loans classified as impaired during the years ended December 31, 1998, and 1997.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                                   1998             1997
                                                              -----------       -----------
                                                                      (in thousands)

         Buildings (under capitalized lease)                       $1,000           $1,000
         Leasehold improvements                                       899              717
         Furniture and equipment                                      705              620
         Vehicles                                                      19               19
                                                              -----------       ----------
                                                                    2,623            2,356

         Less accumulated depreciation and amortization               884              542
                                                              -----------       ----------
         Net property and equipment                                $1,739           $1,814
                                                              ===========       ==========


(7)  TIME DEPOSITS

The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 1998, was $47,868,000.

As of December 31, 1998, scheduled maturities of all time deposits are as follows:

         Year ending December 31,                          (in thousands)
         1999                                                 $80,654
         2000                                                  11,064
         2001                                                     280
         2002                                                     197
         2003                                                     218
         Subsequent years                                         ---
                                                           ----------
         Total time deposits                                  $92,413
                                                          ===========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  SHORT TERM BORROWINGS

Short term borrowings at December 31, 1998, consist of securities sold with an agreement to repurchase, and advances from the Federal Home Loan Bank of Indianapolis (FHLB). Repurchase agreements generally mature within one day, while the FHLB advance has a term of seven days. Following are details of short term borrowings for the dates or periods indicated:

                                                                   1998             1997
                                                              -----------       -----------
                                                                      (in thousands)

         Amount outstanding at end of year                         $3,491           $1,403
         Weighted average interest rate on ending balance            5.09%            5.20%

         Average amount outstanding during the year                 1,728              557
         Weighted average interest rate during the year              4.75%            5.26%

         Maximum amount outstanding at any month end
           during the year                                          3,491            1,403


(9)  LEASES

In 1996, the Corporation entered into a 15 year lease commitment for its office with an entity owned by two Directors. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%. Future minimum lease payments as of December 31, 1998, consist of the following:

         Year ending December 31,                          (in thousands)
         1999                                                    $150
         2000                                                     150
         2001                                                     154
         2002                                                     173
         2003                                                     173
         Subsequent years                                       1,481
                                                            ---------
         Total minimum lease payments                           2,281
         Amount representing interest                           1,245
                                                            ---------
         Present value of minimum lease payments               $1,036
                                                            =========

Operating expense includes rentals on a leased facility and certain equipment in the amount of $35,000 and $28,000 for 1998 and 1997, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 1998:

         Year ending December 31,                          (in thousands)

         1999                                                     $42
         2000                                                      39
         2001                                                      28
         2002                                                       9
                                                            ---------
         Total minimum rental payments                           $118
                                                            =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10)  STOCKHOLDERS' EQUITY

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 1998, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                                   1998               1997            Minimum Ratio           Ratio
                                            ----------------    ----------------        for Capital           to be
                                            Capital    Ratio    Capital    Ratio    Adequacy Purposes    "Well Capitalized"
                                            -------    -----    -------    -----    -----------------    -------------------
                                                       (in thousands)
Tier I capital to risk-weighted assets
     Consolidated                           $16,686   16.89%     $7,808    15.81%            4%                     NA
     Bank only                               13,300   13.49%      7,278    14.72%            4%                     6%

Total capital to risk-weighted assets
     Consolidated                            17,922   18.15%      8,427    17.07%            8%                     NA
     Bank only                               14,534   14.74%      7,898    15.98%            8%                    10%

Primary capital to assets
     Consolidated                            18,016   11.99%      8,608    10.80%            5.5%                   NA

Total capital to assets
     Consolidated                            18,016   11.99%      8,608    10.80%            6%                     NA

Tier I capital to quarterly average assets
     Consolidated                            16,686   12.15%      7,808    10.42%            4%                     NA
     Bank only                               13,300    9.69%      7,278     9.73%            4%                     5%


The Corporation declared a 10% stock dividend on April 7, 1998. The dividend was paid on May 6, 1998, to stockholders of record on April 21, 1998. As a result, approximately $632,000 was transferred from additional paid-in capital to common stock. The effects of the stock dividend have been retroactively applied to applicable figures in this report. The Corporation also declared and paid a 10% stock dividend in the second quarter of 1997.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11)  BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $32,000 and $19,000 were paid or accrued for the periods ended December 31, 1998, and 1997.

STOCK OPTION PLANS - The Corporation has two stock-based compensation plans. Under the 1996 Employee Stock Option Plan (Employee Plan), the Corporation may grant options to key employees for up to 48,400 shares of common stock. Under the 1996 Stock Option Plan for Nonemployee Directors (Director Plan), the Corporation may grant options for up to 48,400 shares of common stock. Under both plans, only a portion of options granted are immediately exercisable. The remainder become exercisable on specified dates in the future. Under both plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plan and Director Plan, an option's maximum term is 10 and seven years, respectively. Options under both plans vest based on the achievement of certain events.

The Corporation has estimated fair value of the options issued in 1998 and 1997 at $5.69 and $4.64 per share, respectively, using the Black-Scholes option pricing model. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income (loss) and earnings per share on a pro forma basis would have been as follows:

                                                                           Year Ended December 31,
                                                                       1998                      1997
                                                               ---------------           ----------------
                                                                     (in thousands, except per share data)

     Net income (loss)                         As reported            $1,104                  ($1,932)
                                               Pro forma              $1,068                  ($1,974)
                                                                     =======                   =======

     Basic earnings (loss) per share           As reported             $0.66                    ($1.39)
                                               Pro forma               $0.64                    ($1.42)
                                                                     =======                   =======

     Diluted earnings (loss) per share         As reported             $0.66                    ($1.39)
                                               Pro forma               $0.64                    ($1.42)
                                                                     =======                   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the Corporation's two stock option plans for the periods indicated:

                                                                      Year Ended December 31,
                                                       1998                                       1997
                                          --------------------------------          -------------------------------
                                          Number of       Weighted Average          Number of      Weighted Average
                                            Shares          Exercise Price             Shares        Exercise
Price
                                          ---------       ---------------           ---------      ---------------

Outstanding, beginning of period             62,920             $8.42                  61,710             $8.26
Granted                                       7,260             11.04                   6,050              9.92
Exercised                                      ----              ----                    ----             ----
Expired                                        ----              ----                  (4,840)             8.26
                                          ---------       --------------            ---------      --------------
Outstanding, end of year                     70,180             $8.69                  62,920             $8.42
                                          =========       ==============            =========      ==============


The following table shows summary information about fixed stock options outstanding at December 31, 1998:

                        Stock Options Outstanding                                   Stock Options Exercisable
---------------------------------------------------------------------------     ---------------------------------
                                    Weighted Average                                                 Weighted
        Range of      Number            Remaining          Weighted Average     Number of        Average Exercise
     Exercise Prices  of Shares      Contractual Life        Exercise Price        Shares               Price
---------------------------------------------------------------------------     ---------------------------------

         $8.26          56,870          5.4 years                  $8.26          39,930                  $8.26
          9.92           6,050          7.4 years                   9.92           2,420                   9.92
     11.00 - 11.25       7,260          9.2 years                  11.04           2,420                  11.13
    --------------      ------          ---------                  -----          ------                  -----
    $8.26 - $11.25      70,180          5.9 years                  $8.69          44,770                  $8.50
    ==============      ======          =========                  =====          ======                  =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                                                Year Ended December 31,
                                                              1998                1997
                                                            -------             -------
                                                                   (in thousands)

         Advertising and public relations                     $329                 $306
         Data processing                                       280                  274
         Professional and regulatory fees                      204                  154
         Credit card processing                                107                   36
         Printing and supplies                                  90                   81
         Telephone                                              59                   48
         Loan closing                                           55                   47
         Other insurance                                        45                   35
         Organizational cost                                    32                   32
         Deposit insurance                                      10                    3
         Other                                                 103                   72
                                                           -------              -------
           Total other operating expense                    $1,314               $1,088
                                                           =======              =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Before 1998, no net deferred tax asset had been provided for the future benefit of the net operating loss carryforward generated since inception, because the Corporation did not have a history of earnings. A total tax benefit of $774,000 was recognized in 1998 when it became more likely than not that the credits would be realized in the future. Net operating loss carryfowards available to reduce future taxable income total approximately $638,000 through years ending 2012. As a result of the carryforward, the Corporation has no current tax liability. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. The sources of such temporary differences and the resulting net deferred tax expense are as follows:

                                                              Year Ended December 31,
                                                                1998              1997
                                                               --------         --------
                                                                    (in thousands)

         Net operating loss carryfoward                            $361            ($358)
         Provision for loan losses                                 (195)            (209)
         Depreciation                                               (51)             (76)
         Deferred loan fees                                          18              (52)
         Original issue discount                                      5               52
         Other                                                       (6)               1
         Increase (decrease) in valuation allowance                (906)             642
                                                                -------          -------
              Net deferred tax benefit                            ($774)          $  ---
                                                                =======          =======

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                                1998              1997
                                                               --------         --------
                                                                    (in thousands)
Deferred tax assets
     Net operating loss carryforward                               $217             $578
     Provision for loan losses                                      430              235
     Depreciation                                                   144               93
     Deferred loan fees                                              42               60
     Other                                                           31               19
                                                               --------         --------
                                                                    864              985

     Valuation allowance for deferred tax assets                    ---             (906)

Deferred tax liabilities
     Original issue discount                                        (65)             (60)
     Unrealized gain on securities available for sale               (32)             ---
     Other                                                          (25)             (19)
                                                               --------         --------
Net deferred tax asset                                             $742           $  ---
                                                               ========         ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:


                                                                1998                                1997
                                                     ----------------------------       ----------------------------
                                                     Carrying          Estimated        Carrying          Estimated
                                                      Amount          Fair Value         Amount          Fair Value
                                                     ----------------------------       ----------------------------
                                                                             (in thousands)
Financial Assets
   Cash and cash equivalents                           $25,462           $25,462           $3,529            $3,529
   Securities                                           19,042            19,138           20,507            20,541
   Loans, net of allowance                             101,074           102,637           52,335            52,395
   Accrued interest receivable                             655               655              499               499

Financial Liabilities
   Demand and savings deposits                          34,739            34,739           19,214            19,214
   Time deposits                                        92,413            92,709           49,141            49,282
   Short term borrowings                                 3,491             3,491            1,403             1,403
   Accrued interest payable                                280               280              191               191

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) OFF-BALANCE SHEET RISK

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                                   1998                      1997
                                                                  -----                     -----
                                                                          (in thousands)

Unused home equity lines of credit                               $2,186                    $1,121
Unused credit card lines                                          1,338                     1,115
Unused portion of construction lines of credit                    3,757                     3,291
Unused portion of all other credit lines                         13,343                     6,679
Loans committed but not yet closed                                8,587                     5,942
Standby letters of credit                                           398                       383
                                                                -------                   -------
Total outstanding commitments                                   $29,609                   $18,531
                                                                =======                   =======


(16)  RESTRICTIONS ON DIVIDENDS

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17)  PARENT-ONLY FINANCIAL STATEMENTS

The following condensed financial information presents the financial condition of the Parent Holding Company (the Parent) only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank at cost, less the undistributed loss of the Bank since it was formed. The Parent recognizes undistributed income of the Bank as noninterest income, and undistributed losses as noninterest expense. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.


PARENT-ONLY BALANCE SHEET

                                                                         December 31,
                                                                   1998               1997
                                                                  -----               ----
Assets                                                                 (in thousands)

Cash                                                             $3,225               $410
Investment in subsidiary                                         13,363              7,308
Other assets                                                        168                119
                                                                -------            -------
   Total Assets                                                 $16,756             $7,837
                                                                =======            =======


Liabilities and Stockholders' Equity

Due to subsidiary                                                    $7             $  ---
                                                                 ------            -------
   Total Liabilities                                                  7                ---
                                                                 ------            -------

Common stock                                                     10,982              6,325
Additional paid-in capital                                        7,312              4,195
Accumulated deficit                                              (1,545)            (2,683)
                                                                 ------            -------
   Total Stockholders' Equity                                    16,749              7,837
                                                                 ------            -------
   Total Liabilities and Stockholders' Equity                   $16,756             $7,837
                                                                 ======            =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF OPERATIONS

                                                                  Year Ended December 31,
                                                                   1998               1997
                                                                  ------              ------
                                                                       (in thousands)

Operating Income
   Interest income                                                  $57                $28
                                                                 -------            --------
   Total Operating Income                                            57                 28
                                                                 -------            --------
Operating Expense
   Other expense                                                     56                 67
                                                                 -------            --------
   Total Operating Expense                                           56                 67

   Income (Loss) Before Taxes
     and Share in Undistributed
     Income (Loss) of Subsidiary                                      1                (39)

Income tax benefit                                                   82                ---
                                                                 -------            --------
   Income (Loss) Before Share
     in Undistributed Income (Loss) of Subsidiary                    83                (39)

Share in undistributed income (loss) of
   subsidiary                                                     1,021             (1,893)
                                                                 -------            --------
   Net Income (Loss)                                             $1,104            ($1,932)
                                                                 =======            ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF CASH FLOW

                                                                Year Ended December 31,
                                                                 1998                1997
                                                                ------              ------
                                                                       (in thousands)
Operating Activities
   Net income (loss)                                             $1,104            ($1,932)
   Adjustments to reconcile net income (loss) to
       net cash flow from operating activities
     Undistributed (income) loss of subsidiary                   (1,021)             1,893
     Decrease (increase) in other assets                            (49)                32
     Increase in other liabilities                                    7                ---
                                                                  ------             ------
   Net Cash Provided by (Used in) Operating Activities               41                 (7)
                                                                  ------             ------
Investing Activities
   Capital contribution to subsidiary                            (5,000)            (2,250)
                                                                  ------             ------
   Net Cash Used in Investing Activities                         (5,000)            (2,250)
                                                                  ------             ------
Financing Activities
   Public stock offering                                          7,775                ---
   Fractional shares paid on stock dividend                          (1)               ---
                                                                  ------             ------
   Net Cash Provided by Financing Activities                      7,774                ---
                                                                  ------             ------
Increase (Decrease) in Cash                                       2,815             (2,257)
Cash at the Beginning of the Period                                 410              2,667
                                                                  ------             ------
Cash at the End of the Period                                    $3,225               $410
                                                                  ======             ======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following analysis of the Corporation's operating results and financial condition for the periods ended December 31, 1998, should be read in conjunction with the financial statements and statistical data presented elsewhere. The discussion and analysis contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, and projections. These statements are not guarantees of future performance, and involve certain risks and uncertainties. Actual results may materially differ from what may be expressed herein.

ASSETS

The Corporation's total assets have increased by 89%, or $70.0 million, to $148.9 million at December 31, 1998, compared with $78.9 million at December 31, 1997.

During the year ended December 31, 1998, total deposits rose by $58.8 million, while total loans increased by $49.3 million. Increased liquidity was provided by a common stock offering during the third quarter of 1998, some of the proceeds of which is being held as federal funds sold, and is available to finance continued loan growth.

Total loans increased by $49.3 million during the year ended December 31, 1998, as the Corporation continued building its loan base. Commercial loans grew by $34.9 million, while residential mortgage loans increased by $12.6 million. During the year, the Corporation sold residential mortgage loans (with a book value of $9.2 million) without recourse to the Federal National Mortgage Association (FNMA). The net gain from these sales totaled $61,000.

Loans would be placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. No loans have been placed in nonaccrual status since the Corporation's inception.

At December 31, 1998, there were no significant loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms. Furthermore, management is not aware of any potential problem loans which could have a material effect on the Corporation's operating results, liquidity, or capital resources.

In each accounting period, management evaluates the problems and potential losses in the loan portfolio. Consideration is also given to off-balance sheet items that may involve credit risk, such as commitments to extend credit and financial guarantees. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. The Corporation has also begun to include an additional "year 2000" component in its credit risk rating procedure. The results of these evaluations are reflected in the allowance and periodic provision for credit losses. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

The primary risk element considered by management regarding each installment and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Bank's position. The primary risk elements concerning commercial loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers, and periodically reviews existence of collateral and its value.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Although management believes that the allowance for credit losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for credit losses. Management is not aware of any factors that would cause future net loan charge-offs, in total or by loan category, to significantly differ from those experienced by institutions of similar size.

LIABILITIES

During the year ended December 31, 1998, total deposits increased by 86%, or $58.8 million, to $127.2 million. Short term borrowings increased by $2.1 million, to $3.5 million at December 31, 1998.

CAPITAL

The Corporation completed a secondary stock offering in September, 1998. As a result, 805,000 new shares were issued at a price of $10.50 per share. The net proceeds to the Corporation (after deducting offering costs) were approximately $7.8 million.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 1998 net interest income was $3.9 million. The Corporation's net interest margin for the year was 3.57%. Net interest income can be expected to increase in the future, as funds continue to be moved from short term investments into higher yielding, longer term loans and securities. This will be accomplished as the Corporation develops its deposit base and loan portfolio.

The following table shows the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to BOTH volume and rate changes have been allocated to the volume component.

                                                              Year Ended
                                                      December 31, 1998 vs. 1997
                                                  -----------------------------------
                                                                 Increase (Decrease)
                                                                 Due to Changes In
                                                               ----------------------

                                                    Total        Volume        Rate
                                                               and Both
                                                  ---------    ---------     ---------
                                                             (in thousands)

Earning Assets - Interest Income
   Federal funds sold                                  ($48)        ($23)      ($25)
   Securities                                           626          606         20
   Loans                                              4,455        4,575       (120)
                                                  ---------    ---------     ---------

     Total                                            5,033        5,158       (125)
                                                  ---------    ---------     ---------

Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                        155          188        (33)
   Savings deposits                                      39           38          1
   Time deposits                                      2,529        2,545        (16)
   Short term borrowings                                 53           56         (3)
   Capitalized lease obligation                           2            2        ---
                                                  ---------    ---------     ---------

     Total                                            2,778        2,829        (51)
                                                  ---------    ---------     ---------
Net Interest Income                                  $2,255       $2,329       ($74)
                                                  =========    =========     =========


For the year ended December 31, 1998, net interest income increased by 134%, or $2.3 million over 1997. This was due to a significant rise in the volume of interest earning assets, especially in loans. On the liability side, interest bearing liability volumes increased sharply as the Corporation continued to build a deposit base. The large percentage increase in both interest earning assets and interest bearing liabilities was a function of the small average balances in the prior year. This was the result of the Bank's having commenced operations in the fourth quarter of 1996. The net interest margin improved for the year to 3.57%, compared with 3.36% for 1997. The margin improvement was the result of a higher current percentage of interest bearing assets in loans rather than federal funds, compared with the prior year. Interest rates on individual asset and liability categories were generally somewhat lower than in the previous year.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


AVERAGE BALANCE SHEET

The following table shows the Corporation's consolidated average balances of assets, liabilities, and equity. The table also details the amount of interest income or interest expense and the average yield or rate for each category of interest earning asset or interest bearing liability, and the net interest margin for the periods indicated. The average balance of securities represents amortized cost. Interest income on loans includes loan fees.

                                                                          Year Ended December 31,
                                                              1998                                    1997
                                               ---------------------------------------------------------------------------
                                                                         Average                                Average
                                                             Interest       Rate                    Interest       Rate
                                              Average         Income/    Earned/        Average      Income/     Earned
                                              Balance         Expense       Paid        Balance      Expense       Paid
                                               ----------------------------------       --------------------------------
                                                                             (in thousands)
Assets
   Federal funds sold                            $9,400          $486     5.17%          $9,846         $534      5.43%
   Securities                                    21,341         1,333     6.25           11,646          707      6.08
   Loans                                         79,670         7,163     8.99           28,781        2,708      9.41
                                              ---------      --------    -------        -------      -------     ------
   Total Earning Assets/
     Total Interest Income                      110,411         8,982      8.14%         50,273        3,949      7.86%
                                                             --------    -------                     -------     ------
   Cash and due from banks                        3,216                                   2,131
   All other assets                               1,577                                   1,998
                                              ---------                                 -------
   Total Assets                                $115,204                                 $54,402
                                              =========                                 =======
Liabilities and Equity
     NOW and money market accounts              $12,284           410     3.34%          $6,650          255      3.83%
     Savings deposits                             2,445            76     3.11            1,213           37      3.06
     Time deposits                               74,838         4,332     5.79           30,866        1,803      5.84
     Short term borrowings                        1,728            82     4.75              557           29      5.26
     Capitalized lease obligation                 1,027           139    13.53            1,019          137     13.50
                                              ---------      --------    -------        -------      -------     ------

     Total Interest Bearing Liabilities/
       Total Interest Expense                    92,322         5,039     5.46%          40,305        2,261      5.61%
                                                             --------    -------                     -------     ------
   Noninterest bearing
     demand deposits                             11,914                                   5,238
   All other liabilities                            348                                     155
   Stockholders' equity                          10,620                                   8,704
                                             ----------                                 -------
     Total Liabilities and Stockholders'
       Equity                                 $115,204                                 $54,402
                                             =========                                 =======
   Net Interest Income                                        $3,943                                 $1,688
                                                            ========                                =======
   Net Interest Margin (Net Interest
     Income/Total Earning Assets)                                        3.57%                                   3.36%
                                                                        =======                                =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONINTEREST INCOME

Noninterest income increased by 140%, to $441,000 for 1998. The largest components of the increase were overdraft income and fees from processing merchant credit card deposits.

NONINTEREST EXPENSE

Noninterest expense increased over 1997 by 14%, to $3.5 million in 1998. This was primarily the result of growth of the Corporation, and the accompanying rise in payroll and other operating expense. Premises and fixed asset expense declined in 1998, as deprecation fell in the absence of significant new purchases.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate risk require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by a $2.0 million secured federal funds borrowing facility, and a $10.0 million secured line of credit with the FHLB. The Corporation's large deposits which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit.

Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in margins and to manage risk due to changes in interest rates.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 1998, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms.


                                                      After Three        After One
                                         Within        Months But         Year But             After
                                          Three            Within           Within              Five
                                         Months          One Year       Five Years             Years        Total
                                        -------         ---------       ----------           -------      -------
                                                                       (in thousands)
Interest earning assets
   Federal funds sold                   $19,300            $  ---           $  ---            $  ---      $19,300
   Securities, at amortized cost            608             4,615           11,365             2,359       18,947
   Loans                                 30,499             7,044           46,514            18,347      102,404
                                        -------         ---------       ----------           -------      -------
     Total                               50,407            11,659           57,879            20,706     $140,651
                                                                                                          =======

Interest bearing liabilities
   NOW and money market accounts         18,644               ---              ---               ---      $18,644
   Savings deposits                       2,971               ---              ---               ---        2,971
   Jumbo time deposits                   39,834             7,434              600               ---       47,868
   Time deposits < $100,000              37,038             6,501            1,006               ---       44,545
   Short term borrowings                  3,491               ---              ---               ---        3,491
   Capitalized lease obligation               2                 9              122               903        1,036
                                        -------         ---------       ----------           -------      -------
     Total                              101,980            13,944            1,728               903     $118,555
                                        -------         ---------       ----------           -------      =======

Rate sensitivity gap                  ($51,573)           (2,285)           56,151            19,803

Cumulative rate sensitivity gap                         ($53,858)           $2,293           $22,096

Rate sensitivity gap ratio                 0.49              0.84            33.49             22.93

Cumulative rate sensitivity gap ratio                        0.54             1.02              1.19


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

Based on the table above, the Corporation is considered to be liability sensitive in the one-year maturity range at December 31, 1998. In a rising rate environment, the Corporation might not be able to increase prices on interest earning assets faster than the increase in rates on interest bearing liabilities.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Corporation is also developing a computer model to simulate the effects of possible interest rate changes. As a general rule, estimated negative exposure to changing interest rates would be limited to 5% of net interest income. The exposure estimate will be based on a variety of assumptions built into the model, and assumed interest rate changes of plus or minus 200 basis points. The results of this analysis will be reported to the Asset/Liability Committee to assist in the interest rate risk management process.


YEAR 2000 READINESS DISCLOSURE

The Corporation is in the process of finalizing plans to address the impact of the arrival of 2000 on its computerized information systems and other electronic equipment. The "year 2000 problem" is the result of abbreviating an applicable year with two digits rather than four. As a result, computer programs and other devices may interpret a date field of "00" as 1900 rather than 2000. This or any similar error could lead to system malfunction or complete failure. The banking industry is highly dependent on computer systems due to significant transaction volumes, and date sensitive calculations for interest accruals on financial instruments such as loans and deposits.

The Corporation began to prepare for the year 2000 project in 1997. The plan began with an internal evaluation of equipment, software applications, and vendor supplied products. Because the Corporation was founded during 1996, much of its equipment and computer technology is new, and in many cases, 2000 ready from the outset. The Corporation's main data processing vendor has represented that it is fully 2000 ready as of the end of 1998, and provides regular updates on its progress to the Corporation. Additional testing by this vendor is being done in the first quarter of 1999. The Corporation has a written plan which is regularly updated and reported to the Board of Directors. Testing on systems and equipment is substantially complete, and no material concerns have been encountered. To date, approximately $7,000 has been spent on the year 2000 project. While it is expected that the remainder of the project will involve additional costs, the total amount is not currently expected to exceed $35,000. Such costs are expensed as incurred. If any unusual and unforeseen problems arise during 1999, this amount could be significantly higher. Additionally, if the Corporation (or its customers or vendors) are unable to remedy any potential year 2000 problems in a timely manner, there could be a material adverse effect on the Corporation's business. Based on information that is currently available, the Corporation does not anticipate that the cost of achieving year 2000 readiness will have a material effect on its capital resources, results of operations, or liquidity as presented herein.

FUTURE ACCOUNTING CHANGES

The American Institute of Certified Public Accountants has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 31, 1998. SOP 98-5 mandates that the costs of start-up activities and organization costs be expensed as incurred. Previously, organization costs had been amortized over five years. As a result, the Corporation will recognize its remaining unamortized organization costs in the first quarter of 1999. This will result in an after tax charge of approximately $57,000 If SOP 98-5 had not been issued, these costs would have been amortized ratably through the third quarter of 2001.

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


STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the OTC Bulletin Board (OTCBB) under the ticker symbol "CCBD." At December 31, 1998, there were approximately 300 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the past two years. The quotations reflect bid prices as reported by the OTCBB, and do not include retail mark-up, mark-down or dealer commission.

                                 1998 Bid Prices
                                 ---------------
                                                                     Cash
                                                                   Dividends
                           Quarter     High           Low          Declared
                           --------------------------------------------------
                           Fourth       $10.75         $10.00        $  ---
                           Third         12.00          10.00           ---
                           Second        15.50          12.00           ---
                           First         13.41          12.73           ---
                           --------------------------------------------------


                                 1997 Bid Prices
                                 ---------------
                                                                    Cash
                                                                  Dividends
                           Quarter     High          Low          Declared
                           -------------------------------------------------
                           Fourth       $12.73        $10.45        $  ---
                           Third        12.25 (1)     11.50 (1)        ---
                           Second         9.92          9.61           ---
                           First          9.71          8.68           ---
                           -------------------------------------------------



(1) No bid information was available from the OTCBB. This data was provided by a market maker, and reflects the high and low closing prices for the period indicated.

Price data has been retroactively adjusted for the 10% stock dividends in 1998 and 1997.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


MARKET MAKERS

At December 31, 1998, the following firms were registered with the OTCBB as market makers in Community Central Bank Corporation common stock:


Roney Capital Markets                       First of Michigan Corporation
One Griswold                                100 Renaissance Center, 26th Floor
Detroit, MI  48226                          Detroit, MI  48243

Ryan, Beck & Co.                            Monroe Securities, Inc.
80 Main Street                              47 State Street
West Orange, NJ  07052                      Rochester, NY  14614


STOCK REGISTRAR AND TRANSFER AGENT

State Street Bank & Trust Company
c/o Boston EquiServe
PO Box 8200
Boston, MA  02266-8200


INDEPENDENT AUDITOR

Plante & Moran, LLP
1450 West Long Lake Road, Suite 100
Troy, MI  48098-6330


LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, MI  48226-3425


INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Peter J. Przybocki, CPA; Corporate Treasurer, at
(810) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.


ANNUAL MEETING

This year's Annual Meeting will be held at 10:00 A.M., on Tuesday, April 20, 1999, at Moravian Hills Country Club, 56 South Groesbeck Highway, Clinton Township, MI 48036.

                                CCBCM - AR - 1999