Form 10KSB40/A, Exhibit 13
period 1999-12-31
COMMUNITY CENTRAL BANK CORP
filed 2000-04-03
CIK 1014133

COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)



                                   EXHIBIT 13


                               PROXY STATEMENT AND
                      1999 ANNUAL REPORT OF THE CORPORATION

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                                    PO BOX 7
                          MOUNT CLEMENS, MI 48046-0007


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 18, 2000

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                       COMMUNITY CENTRAL BANK CORPORATION

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COMMUNITY CENTRAL BANK CORPORATION will be held at the Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan, on Tuesday, April 18, 2000, at 8:00 A.M., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect five Class I directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. APPROVAL OF 2000 EMPLOYEE STOCK OPTION PLAN. To approve the 2000 Employee Stock Option Plan, as detailed in the accompanying Proxy Statement.

         3. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting, or any adjournment or adjournments thereof.

         Only those stockholders of record at the close of business on Friday, February 25, 2000, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy ballot as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy ballot by Tuesday, April 11, 2000.

By Order of the Board of Directors,



Harold W. Allmacher                                  Andrew Tassopoulos
Chairman of the Board and                            President
    Chief Executive Officer




Dated:  March 23, 2000

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                                    PO BOX 7
                          MOUNT CLEMENS, MI 48046-0007

                                                                  March 23, 2000

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to stockholders of Community Central Bank Corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 18, 2000, at 8:00 A.M., at the Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan, and at any and all adjournments of the meeting. The proxy materials were mailed to stockholders on or about March 23, 2000.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by it will be voted at the Annual Meeting or any adjournment of the meeting.

         The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of common stock of the Corporation.

         The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on February 25, 2000, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments of the meeting.

         At the close of business on the record date, the outstanding number of voting securities of the Corporation was 2,420,024 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than 15. The Board of Directors has presently fixed the number of directors at 13. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated Joseph Catenacci, Raymond M. Contesti, Celestina Giles, Anthony R. Tersigni and David A. Widlak, as Class I directors for three year terms expiring at the 2003 Annual Meeting, and upon election and qualification of their successors. Each of the nominees is presently a Class I director of the Corporation whose term expires at the April 18, 2000, Annual Meeting of Stockholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2001 or 2002 Annual Meeting.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the five nominees. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Corporation's common stock as of February 1, 2000, by each of the directors (and nominees for election) of the Corporation whose terms of office will continue after the Annual Meeting, each of the executive officers named in the summary compensation table, and all directors and executive officers of the Corporation as a group.


------------------------------------------------------------------------------------------------------
                                                                    Amount           Percent of Class
                                                                   Beneficially     Beneficially Owned
                Name of Beneficial Owner                            Owned (1)              (6)
------------------------------------------------------------------------------------------------------
Harold W. Allmacher ............................................    85,872  (2)           3.54%
Gebran S. Anton ................................................    62,686  (3)           2.58%
Joseph Catenacci ...............................................    59,059  (3)           2.44%
Raymond M. Contesti ............................................    31,570  (3)           1.30%
Salvatore Cottone ..............................................    54,076  (3)           2.23%
Celestina Giles ................................................    17,658  (4)           0.73%
Bobby L. Hill ..................................................    20,173  (3)           0.83%
Joseph F. Jeannette ............................................    70,030  (3)           2.89%
Dean S. Petitpren ..............................................    93,125  (3)           3.84%
Carole L. Schwartz .............................................    42,861  (3)           1.77%
Andrew Tassopoulos .............................................    26,075  (5)           1.07%
Anthony R. Tersigni ............................................    11,179  (6)           0.46%
David A. Widlak ................................................    32,400                1.34%
All directors and executive officers of the
  Corporation as a group (14 persons) ..........................   607,764  (7)          24.39%
------------------------------------------------------------------------------------------------------

(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses or relatives of, or various trusts established by, the person indicated.
(2) Includes options to purchase 8,524 shares exercisable within 60 days of February 1, 2000.
(3) Includes options to purchase 5,324 shares exercisable within 60 days of February 1, 2000.
(4) Includes options to purchase 7,524 shares exercisable within 60 days of February 1, 2000.
(5) Includes options to purchase 11,193 shares exercisable within 60 days of February 1, 2000.
(6) Includes options to purchase 1,331 shares exercisable within 60 days of February 1, 2000.
(7) Includes options to purchase 72,164 shares exercisable within 60 days of February 1, 2000.
(8) The percentages shown are based on 2,420,024 shares of the Corporation's common stock outstanding, plus the number of shares that the named person or group has the right to acquire within 60 days.

         The table below shows the beneficial ownership of the Corporation's common stock by each person who was known by the Corporation to own beneficially more than 5% of the Corporation's common stock as of February 1, 2000. The number of shares beneficially owned is based on information that has been provided to the Corporation by such person. To the best of the Corporation's knowledge, no other person owns more than 5% of the Corporation's outstanding common stock.


--------------------------------------------------------------------------------------
           Name and Address                                 Shares          Percent of
           of Beneficial Owner                           Beneficially        Common
                                                            Owned             Stock
--------------------------------------------------------------------------------------
Willard G. Pierce and Jessie M. Pierce Foundation          202,675            8.37%
   820 West Clinton Street
   Hastings, MI  49058

INFORMATION ABOUT DIRECTORS AND NOMINEES AS DIRECTORS

         The following table shows certain information about the directors of the Corporation. The directors listed are those whose term of office will continue after the Annual Meeting, as well as those persons who have been nominated for election as a director. All of the directors listed are also directors of the Corporation's subsidiary, Community Central Bank (the "Bank").


------------------------------------------------------------------------------------------------------------------
                                                                               Has Served         Year When Term
                                                                               as a Director     or Proposed Term
           Name, Age, Principal Occupation                                        Since          of Office Expires
------------------------------------------------------------------------------------------------------------------
Harold W. Allmacher, 60 ........................................................    1996             2002
   Chairman of the Board and Chief Executive Officer
     of the Corporation and the Bank

Andrew Tassopoulos, 39 .........................................................    1999             2001
   President of the Corporation and the Bank

Gebran S. Anton, 67 ............................................................    1996             2002
   Co-owner; Anton, Zorn & Associates (Commercial & Industrial
     Real Estate Brokerage)
   President; Gebran Anton Development Co. (Real Estate Development)

Joseph Catenacci, 64 ...........................................................    1996             2000
   Executive Vice President; John Carlo, Inc. (Highway and Heavy
     Construction)

Raymond M. Contesti, 64 ........................................................    1996             2000
   Superintendent; Clintondale Community Schools

Salvatore Cottone, 59 ..........................................................    1996             2001
   President; Resco, Inc. (Real Estate Development)

Celestina Giles, 52 ............................................................    1996             2000
   (Customer Service Representative of the Bank)

Bobby L. Hill, 67 ..............................................................    1996             2001
   County Commissioner; Macomb County Board of Commissioners

Joseph F. Jeannette, 55 ........................................................    1996             2002
   Assistant Director; Utica Community Schools

Dean S. Petitpren, 57 ..........................................................    1996             2001
   President; Petitpren, Inc. (Beer Distribution)

Carole L. Schwartz, 62 .........................................................    1996             2002
   Commissioner; Zoning Board of Appeals

Anthony R. Tersigni, 50 ........................................................    1998             2000
   President and Chief Executive Officer; St. John Health System

David A. Widlak, 51 ............................................................    1999             2000
   Attorney-at-law

         In addition Harold W. Allmacher and Celestina Giles held similar positions with Old Kent Bank - Macomb (formerly First National Bank in Macomb County) for substantially all of the two year period prior to the inception of the Corporation and the Bank.

         There are no family relationships among any of the Corporation's directors or executive officers.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Corporation has standing Audit and Compensation Committees of the Board of Directors.

         The members of the Audit Committee consist of Salvatore Cottone (Chairman), Bobby L. Hill, Joseph F. Jeannette, and Carole L. Schwartz. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of an independent auditing firm, approving the scope of audit and non-audit services performed by them, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

         The members of the Compensation Committee consist of Raymond M. Contesti (Chairman), Joseph F. Jeannette and Carole L. Schwartz. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation. The Compensation Committee is also responsible for administering the Corporation's 1996 Employee Stock Option Plan.

         The Board of Directors is responsible for reviewing and making recommendations as to the size and composition of the Board of Directors, nominating candidates for election as directors at the annual meetings, and filling any vacancies that may occur between annual meetings. The Board of Directors will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Board of Directors in care of Harold W. Allmacher, Chairman of the Board and Chief Executive Officer ("CEO") of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements detailed in the Corporation's Articles of Incorporation.

         During the year ended December 31, 1999, there were a total of eleven meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which the director served that were held in 1999 during the period that the director served. There was one meeting of the Asset Liability Committee, three meetings of the Audit Committee and two meetings of the Compensation Committee during 1999.

         During 1999, each member of the board was paid $500 per month, in aggregate, for services as a director of the Corporation and the Bank. Additionally, directors received $150 for each committee meeting attended. For the year 2000, each director will receive $1,000 per month, in aggregate for all services for the Corporation and the Bank.

         Members of the Corporation's Board of Directors who are not employees of the Corporation or any of its affiliates ("nonemployee directors") each received an option to purchase 5,324 shares of common stock of the Corporation at a price of $7.51 per share, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors, which was approved on June 1, 1996. Under this Plan, each option was immediately exercisable for 1,331 shares when granted. Thereafter, as of the date of each annual meeting, each option became exercisable for an additional 1,331 shares until the 1999 Annual Meeting, at which time it became exercisable in full. Each option expires not later than seven years after its date of grant. Nonemployee directors who were appointed or elected after June 1, 1996, and at or before the 1999 Annual Meeting, received an option for a lesser number of shares, the number of which depended on which annual meeting was the first annual meeting occurring concurrently with, or after he or she became a nonemployee director.

         Under the Corporation's 1999 Stock Option Plan for Nonemployee Directors, which was approved on March 2, 1999, the nonemployee directors and the Chairman of the Board of the Corporation received an option to purchase 4,000 shares of common stock of the Corporation at a price of $9.50 per share. Under this plan, each option is exercisable for 1,000 shares as of the 2000 Annual Meeting, and for an additional 1,000 shares as of each subsequent Annual Meeting until it becomes exercisable in full. Each option expires not later than seven years after its date of grant.

REPORT OF THE COMPENSATION COMMITTEE

         The Securities and Exchange Commission ("SEC") has set rules for the presentation of certain statistical information regarding salaries and certain benefits paid to each corporation's chief executive officer, and the four most highly compensated individuals earning over $100,000. This information, along with the Report of the Compensation Committee is presented below. The Corporation's and the Board's policies and general practices pertaining to executive officer compensation have been in practice since inception. All employees of the Corporation are also employees of the Bank. All employees salaries as such are paid by the Bank.

         The Bank's Compensation Committee, which is made up of the same directors as the Corporation's Compensation Committee, is responsible for setting the salary levels of all officers of the Bank, including its executive officers. Following review and approval by the Bank's Compensation Committee, all issues pertaining to officer and executive salaries are submitted to the full Board of Directors of the Bank for approval.

         In setting the salary level of and awarding bonuses to the named executives in the Summary Compensation Table and other executive officers, the compensation amounts are set based upon the Compensation Committee's perception of the performance of such persons. The Compensation Committee looks at many factors which may include, but are not limited to:

         - Overall performance of the Bank and Corporation compared to strategic goals
         -  Performance of the Bank and Corporation compared to peers
         -  Length of service to the Bank and Corporation
         - Comparisons of salary levels to similar executives within the industry
         -  The performance of the Corporation's common stock
         -  The executive's leadership of the Bank and its employees
         - The executive's stature in the community and his or her value as a representative of the Bank and the Corporation

         Under the Corporation's 1996 Employee Stock Option Plan, stock options are granted to the Bank's senior management and other key employees. The Compensation Committee of the Corporation is responsible for awarding the stock options. These options are awarded to give senior management and other key employees an additional interest in the success, profitability, and future growth of the Bank and the Corporation. In making grants, the Compensation Committee may consider the position and responsibilities of the employee, the value of his or her services and accomplishments, and such other factors as they deem relevant. Only a portion of the options are exercisable when granted. The remainder become exercisable on specified annual dates in the future. The exercise price of each option equals the market price of the Corporation's common stock on the grant date. The Plan permits a maximum option term of 10 years.


SUMMARY COMPENSATION TABLE

         The following table details the compensation awarded, earned, or paid to the named executive officers for the three years ended December 31, 1999:


                                                                           Long Term
                                               Annual Compensation        Compensation
                                              ---------------------      --------------
         Name and
         Principal                                                                             All Other
         Position                     Year     Salary         Bonus          Options        Compensation(1)
         --------                     ----     -----          -----      ------------       -------------
Harold W. Allmacher,                  1999      $67,077         $16,000          9,500            $    0
   Chairman of the Board and          1998      $90,600         $16,400              0            $    0
     Chief Executive Officer          1997      $67,500         $     0              0            $    0


Andrew Tassopoulos,                   1999      $97,200         $16,000          5,500            $3,408(1)
   President                          1998      $90,600         $16,400              0            $2,700
                                      1997      $73,100         $     0          6,050            $2,200


(1) Consists of employer matching contributions for the Bank's 401(K) plan.

OPTIONS GRANTED IN 1999

         The following table provides information on options granted to the named executive officers during the year ended December 31, 1999:


                                           Individual Grants
                             -----------------------------------------------
                             Number of        % of Total
                               Shares          Options
                             Underlying       Granted to     Exercise or
                              Options         Employees      Base Price     Expiration
         Name                 Granted          in 1999        Per Share        Date
-----------------            ---------        ---------      ----------      --------
Harold W. Allmacher            5,500              21%           $9.37        02-16-2009
                               4,000              15%           $9.50        04-20-2006

Andrew Tassopoulos             5,500              21%           $9.37        02-16-2009


AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 1999, by the named executive officers, and the value of unexercised options at December 31, 1999:


                                                                                       Value of
                                                          Number of                   Unexercised
                                                         Unexercised                "In-the-Money"
                            Shares                        Options at                   Options at
                         Acquired on    Value             12-31-1999                12-31-1999 (1)
         Name              Exercise    Realized    Exercisable/Unexercisable    Exercisable/Unexercisable
-----------------        ---------    ---------    -------------------------    ---------------------------
Harold W. Allmacher        None          N/A          6,424 / 9,731                     $0 / $0

Andrew Tassopoulos         None          N/A          5,093 / 7,062                     $0 / $0


(1) Values are calculated by subtracting the exercise price of the option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $6.19 per share, the average of the closing low bid and high asked prices reported by the OTC Bulletin Board as of December 31, 1999.

CERTAIN TRANSACTIONS

         The Bank has had, and expects to have in the future, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal stockholders and their associates. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management, did not involve more than the normal risk of collectibility, or present other unfavorable features.

         The main office building of the Corporation and the Bank is being leased from T.A.P. Properties, LLC, a company owned by two directors; Gebran S. Anton and Dean S. Petitpren. The lease commenced in 1996 and has a term of 15 years. The Bank also leases an office suite in a building that is owned by Mr. Anton. The lease has a term of five years, and commenced in 1997. The terms of these leases and rent payments thereunder are similar to those prevailing at the time they were signed, for comparable leases in the local market.

                               PROPOSAL TO APPROVE
                         2000 EMPLOYEE STOCK OPTION PLAN


         The Corporation believes that stock options are an important component of the compensation that should be available to award to executive officers and other key employees. Stock options can provide employees a long-term incentive to increase shareholder value and align their interests more closely with that of the Corporation's stockholders. Stock options give employees the opportunity to participate in growth in the value of the Corporation, and enhance its ability to retain and attract experienced and knowledgeable employees.

         In 1996, the Corporation adopted the 1996 Employee Stock Option Plan. That plan included up to 53,240 shares for which options could be granted. As of December 31, 1999, options for 40,458 shares had been issued to executive officers and other key employees; and in February of 2000, options for the remaining 12,782 shares were issued.

         On February 1, 2000, The Corporation's Board of Directors approved the 2000 Employee Stock Option Plan (the "Plan"), subject to the approval of the stockholders. The Plan is intended to make additional stock options available to be granted by the Board of Directors to present and new employees of the Corporation or any subsidiary. Pursuant to the Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options or as stock options that do not qualify as incentive stock options. The Board believes that the interests of the Corporation and its stockholders will be advanced by implementing the Plan.

SUMMARY OF THE PLAN

         The following description of the Plan is intended to be a summary of its principal features.

         ADMINISTRATION. The Plan will be administered by the Board of Directors of the Corporation. The Board of Directors will make determinations with respect to the officers and other employees who will participate in the Plan and the extent of their participation, including the type of option. In making the determinations, the Board of Directors may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Corporation, and other factors that the Board of Directors may believe are relevant. The Corporation has approximately 43 employees, 11 of whom work part-time.

         SHARES. The total number of shares of Common Stock that may be issued under the Plan will not exceed 60,000 shares (subject to adjustment for certain events as described below). The shares will be authorized but unissued shares (including shares reacquired by the Corporation).

         OPTION AGREEMENT. Each option granted under the Plan will be evidenced by an agreement in the form approved from time to time by the Board of Directors. The agreements are subject to the provisions of the Plan. Options granted under the Plan may be incentive stock options or non-qualified options, as determined from time to time by the Board of Directors for each option.

         OPTION PRICE. The option price will not be less than the fair market value of the shares of Common Stock at the time the option is granted, except in the case of an incentive stock option granted to a 10% shareholder. For options granted to a 10% shareholder, the option price will be not less than 110% of fair market value. For purposes of the Plan, fair market value per share means the average of the closing high bid and low asked prices of the Common Stock on the OTC Bulletin Board (the "Bulletin Board"), or if the Common Stock has become quoted on The Nasdaq Stock Market

("Nasdaq"), then on Nasdaq instead; or if the Common Stock is not quoted on either the Bulletin Board or Nasdaq, a value determined by any fair and reasonable means prescribed by the Board of Directors. The option price will be paid in cash or through the delivery of previously owned shares of the Corporation's Common Stock, or by a combination of cash and Common Stock. As of March 10, 2000, the fair market value of a share of Common Stock was $5.94.

         DURATION OF OPTIONS. The duration of each option will be determined by the Board of Directors, except that (1) the maximum duration may not exceed ten years from the date of grant, and (2) for incentive stock options granted to persons who own 10% or more of the Corporation's stock, the duration of the options may not exceed five years from the date of grant. The Board of Directors will determine at the time of grant whether the option will be exercisable in full or in cumulative installments.

         Generally, an option may be exercised by an optionee during its term while he or she is an employee of the Corporation or a subsidiary. If the employment of an optionee terminates, the option may be exercised, to the extent that it was exercisable on the date of termination, only until the earlier of three months after the termination or the original expiration date of the option. However, if termination of employment results from death or total and permanent disability, the three month period will be extended to twelve months.

         ADJUSTMENTS. The Board of Directors may make appropriate adjustments in the number of shares of Common Stock for which options may be granted or which may be issued under the Plan and the price per share of each option if there is any change in the Common Stock as a result of a stock dividend, stock split, recapitalization or otherwise.

         CHANGE IN CONTROL. In the case of a change in control (as defined in the Plan) of the Corporation, unless the Board of Directors determines otherwise, each option then outstanding will become exercisable in full immediately prior to the change in control.

         TERMINATION OF PLAN AND AMENDMENTS. No option may be granted under the Plan after December 31, 2009. The Board of Directors may from time to time amend or terminate the Plan. No amendment or termination of the Plan will adversely affect any option then outstanding under the Plan without the approval of the optionee.

         FEDERAL INCOME TAX CONSEQUENCES. The grant of a non-qualified option or incentive stock option has no federal tax consequences for the optionee or the Corporation. Upon the exercise of a non-qualified option, the optionee is deemed to realize taxable income to the extent that the fair market value of the shares of Common Stock exceeds the option price. The Corporation is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold, any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

         No taxable income results to the optionee upon the exercise of an incentive stock option if the incentive stock option is exercised during the period of the optionee's employment or within three months after, except in the case of disability or death. However, the amount by which the fair market value of the stock acquired pursuant to an incentive stock option exceeds the option price is a tax preference item which may result in the imposition on the optionee of an alternative minimum tax. If no disposition of the shares is made within two years from the date the incentive stock option was granted and one year from the date of exercise, any profit realized upon disposition of the shares may be treated as a long-term capital gain by the optionee. The Corporation will not be entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a disposition of the shares unless the disposition occurs before the expiration of the holding periods.

         Under the terms of the Plan, the aggregate market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time in any year by any optionee may not exceed $100,000.

REQUIRED VOTE

         The affirmative vote of a majority of the Common Stock of the Corporation present in person or by proxy at the meeting and voting on the proposal will be necessary to approve the Plan. For purposes of counting votes on this proposal, abstentions and broker non-votes will not be counted as shares voted on the proposal.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2000 EMPLOYEE STOCK OPTION PLAN.

                        SELECTION OF INDEPENDENT AUDITOR

         The Board of Directors has selected Plante & Moran, LLP as the Corporation's principal independent auditor for the year ending December 31, 2000. Representatives of Plante & Moran plan to attend the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         A proposal submitted by a stockholder for the 2001 Annual Meeting of Stockholders should be sent to Lisa Medlock; Corporate Secretary, at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007. Proposals must be received by November 23, 2000, in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                       COMMUNITY CENTRAL BANK CORPORATION





                          Independent Auditor's Report

                                       and

                               Stockholder Report





                                December 31, 1999

                        [PLANTE & MORAN, LLP LETTERHEAD]



INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flow for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 1999, and 1998, and the results of its operations and cash flow for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.



                                                  /s/ PLANTE & MORAN, LLP

January 28, 2000
Troy, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET


                                                                              December 31,
                                                                       ----------------------------
                                                                         1999               1998
                                                                       ---------          ---------
                                                                              (in thousands)
Assets

Cash and Cash Equivalents
   Cash and due from banks (Note 2)                                     $  5,692          $  6,162
   Federal funds sold                                                     20,700            19,300
                                                                        --------          --------
   Total Cash and Cash Equivalents                                        26,392            25,462

Securities available for sale, at fair value (Note 3)                      9,546             9,766
Investment securities, at amortized cost (Note 3)
   (Fair value of $4.6 million at 12-31-1999,
    $9.4 million at 12-31-1998)                                            4,638             9,276

Loans (Note 4)
   Residential mortgage loans                                             29,920            33,867
   Commercial loans                                                      105,574            64,098
   Installment loans                                                       5,818             4,439
                                                                        --------          --------
   Total Loans                                                           141,312           102,404
Allowance for credit losses (Note 5)                                      (1,927)           (1,330)
                                                                        --------          --------
   Net Loans                                                             139,385           101,074

Net property and equipment (Note 6)                                        1,893             1,739
Accrued interest receivable                                                  843               655
Other assets                                                               1,027               963
                                                                        --------          --------
   Total Assets                                                         $183,724          $148,935
                                                                        ========          ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET


                                                                              December 31,
                                                                       -------------------------
                                                                          1999            1998
                                                                       ---------        --------
                                                                   (in thousands, except share data)
Liabilities

Deposits
   Noninterest bearing demand deposits                                  $ 16,540         $ 13,124
   NOW and money market accounts                                          21,366           18,644
   Savings deposits                                                        8,803            2,971
   Time deposits (Note 7)                                                116,137           92,413
                                                                        --------         --------
   Total deposits                                                        162,846          127,152

Short term borrowings (Note 8)                                             1,605            3,491
Accrued interest payable                                                     442              280
Other liabilities                                                            306              227
Capitalized lease obligation (Note 9)                                      1,025            1,036
ESOP note payable (Note 10)                                                  471              ---
                                                                        --------         --------
   Total Liabilities                                                     166,695          132,186

Stockholders' Equity (Note 11)

   Common stock     ($5 stated value; 9,000,000 shares authorized,
     2,420,024 shares issued and outstanding at 12-31-1999,
     2,196,455 shares issued and outstanding at 12-31-1998)               12,100           10,982
   Additional paid-in capital                                              6,226            7,312
   Accumulated deficit                                                      (682)          (1,608)
   Unearned employee benefit                                                (471)             ---
   Accumulated other comprehensive income                                   (144)              63
                                                                        --------         --------
   Total Stockholders' Equity                                             17,029           16,749
                                                                        --------         --------
   Total Liabilities and Stockholders' Equity                           $183,724         $148,935
                                                                        ========         ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                    Year Ended December 31,
                                                                       ----------------------------------------------
                                                                         1999                1998              1997
                                                                       ---------          ---------         ---------
                                                                             (in thousands, except per share data)
Interest Income
   Loans (including fees)                                                $10,514           $7,163            $2,708
   Securities                                                              1,013            1,333               707
   Federal funds sold                                                      1,021              486               534
                                                                         -------          -------            ------
   Total Interest Income                                                  12,548            8,982             3,949

Interest Expense
   Deposits                                                                6,208            4,818             2,095
   Short term borrowings                                                     101               82                29
   Capitalized lease obligation                                              139              139               137
   ESOP loan interest expense                                                 24              ---               ---
                                                                         -------           ------            ------
   Total Interest Expense                                                  6,472            5,039             2,261
                                                                         -------           ------            ------
   Net Interest Income                                                     6,076            3,943             1,688
Provision for credit losses (Note 5)                                         851              530               710
                                                                         -------           ------            ------
   Net Interest Income after Provision for Credit Losses                   5,225            3,413               978

Noninterest Income
   Deposit service charges                                                   270              173                66
   Net gain (loss) on calls of securities                                     11               22                (1)
   Mortgage banking income                                                   108               87                66
   Other income                                                              264              159                53
                                                                         -------           ------            ------
   Total Noninterest Income                                                  653              441               184

Noninterest Expense
   Salaries, benefits and payroll taxes (Note 12)                          1,755            1,665             1,389
   Premises and fixed asset expense                                          572              545               617
   Other operating expense (Note 13)                                       2,005            1,314             1,088
                                                                         -------           ------            ------
   Total Noninterest Expense                                               4,332            3,524             3,094
                                                                         -------           ------            ------
Income Before Taxes and Cumulative Effect of
   Change in Accounting Principle                                          1,546              330            (1,932)
Provision for Income Tax Expense (Benefit) (Note 14)                         563             (774)              ---
                                                                         -------           ------            ------
Income Before Cumulative Effect of Change in
   Accounting Principle                                                      983            1,104            (1,932)
Cumulative Effect of Change in Accounting Principle,
   Net of Tax of $29                                                         (57)            ----               ---
                                                                         -------           ------            ------
Net Income                                                               $   926           $1,104           ($1,932)
                                                                         =======           ======            ======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(continued)


                                                                                    Year Ended December 31,
                                                                       ----------------------------------------------
                                                                         1999                1998              1997
                                                                       ---------          ---------         ---------
                                                                             (in thousands, except per share data)
Basic earnings per share

Income before cumulative effect of accounting
   change                                                                 $0.41           $ 0.60           ($1.26)

Cumulative effect of accounting change                                   ($0.02)          $  ---            $ ---
                                                                          -----           ------            -----
Net Income                                                                $0.39            $0.60           ($1.26)
                                                                          =====           ======            =====

Diluted earnings per share

Income before cumulative effect of accounting
   change                                                                 $0.40           $ 0.60           ($1.26)

Cumulative effect of accounting change                                   ($0.02)          $  ---            $ ---
                                                                          -----           ------            -----
Net Income                                                                $0.38           $ 0.60           ($1.26)
                                                                          =====           ======            =====

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


                                                                                    Year Ended December 31,
                                                                       ----------------------------------------------
                                                                         1999               1998              1997
                                                                       ---------          ---------         ---------
                                                                                       (in thousands)

Net Income (Loss) as Reported                                               $926           $1,104           ($1,932)

Other Comprehensive Income
   Change in unrealized (loss) gain on securities
     available for sale, net of tax of ($107) in 1999,
     $32 in 1998, and $0 in 1997                                            (207)              51                29
   Reclassification of previously reported gain
     included in current year net income                                     ---              (17)              ---
                                                                            ----           ------            ------
Comprehensive Income (Loss)                                                 $719           $1,138           ($1,903)
                                                                            ====           ======            ======
The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                   Additional                    Unearned       Accumulated Other
                                        Common      Paid-in       Retained       Employee         Comprehensive     Total
                                        Stock       Capital       Earnings       Benefits         Income (Loss)     Equity
                                       --------    ----------     --------       --------       -----------------   ------
                                                                      (in thousands)


Balance January 1, 1997              $ 5,750        $4,770        ($  780)      $ ----              $ ----        $ 9,740

Stock dividend                           575          (575)          ----         ----                ----           ----
Net loss for 1997                       ----          ----         (1,932)        ----                ----         (1,932)
Other comprehensive income              ----          ----           ----         ----                  29             29
                                     -------        ------         ------       ------              ------        -------

Balance January 1, 1998              $ 6,325        $4,195        ($2,712)      $ ----              $   29        $ 7,837

Stock dividend                           632          (633)          ----         ----                ----             (1)
Public stock offering                  4,025         4,427           ----         ----                ----          8,452
Stock offering costs                    ----          (677)          ----         ----                ----           (677)
Net income for 1998                     ----          ----          1,104         ----                ----          1,104
Other comprehensive income              ----          ----           ----         ----                  34             34
                                     -------        ------         ------       ------              ------        -------
Balance December 31, 1998            $10,982        $7,312        ($1,608)      $ ----              $   63        $16,749


Stock dividend                         1,098        (1,099)          ----         ----                ----             (1)
Stock options exercised                   20            13           ----         ----                ----             33
Net income for 1999                     ----          ----            926         ----                ----            926
Establish plan                          ----          ----           ----         (500)               ----           (500)
Release of shares                       ----          ----           ----           29                ----             29
Other comprehensive income              ----          ----           ----       ------                (207)          (207)
                                     -------        ------         ------       ------              ------        -------
Balance December 31, 1999            $12,100        $6,226        ($  682)     ($  471)            ($  144)       $17,029
                                     =======        ======         ======       ======              ======        =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW


                                                                                     Year Ended December 31,
                                                                          -----------------------------------------
                                                                           1999              1998             1997
                                                                          ------            ------           ------
                                                                                       (in thousands)
Operating Activities
   Net income (loss)                                                     $   926          $ 1,104          ($ 1,932)
   Adjustments to reconcile net income to net cash flow from operating activities:
     Net accretion of security discount                                        4              (10)              (25)
     Net gain on calls of securities                                         (11)             (22)                1
     Net gain on sale of mortgage loans                                     ----              (61)              (60)
     Provision for credit losses                                             851              530               710
     Depreciation expense                                                    315              354               466
     Net gain on sales of property and equipment                            ----               (4)             ----
     Deferred income tax                                                      12             (774)             ----
     Cumulative effect of accounting change/organizational costs              57             ----              ----
     ESOP compensation expense                                                29             ----              ----
     Increase in accrued interest receivable                                (188)            (156)             (482)
     Increase in other assets                                                (58)              32                 5
     Increase in accrued interest payable                                    162               89               159
     Increase in other liabilities                                           250              250               109
                                                                         -------          -------           -------
   Net Cash Provided by (Used in) Operating Activities                     2,349            1,332            (1,049)

Investing Activities
   Maturities, calls, and prepayments of securities available for sale     3,877            3,337                 6
   Purchases of securities available for sale                             (3,983)          (7,135)           (5,368)
   Maturities, calls, and prepayments of investment securities             4,822            5,643             3,892
   Purchases of investment securities                                       (165)            (282)          (18,984)
   Sales of residential mortgage loans                                      ----            9,232             5,999
   Net increase in loans                                                 (39,162)         (58,440)          (53,496)
   Sales of property and equipment                                          ----               15              ----
   Purchases of property and equipment                                      (469)            (290)             (584)
                                                                         -------          -------           -------
   Net Cash Used in Investing Activities                                 (35,080)         (47,920)          (68,535)

Financing Activities
   Net increase in demand and savings deposits                            11,970           15,525            14,595
   Net increase in time deposits                                          23,724           43,272            41,579
   Net decrease in short term borrowings                                  (1,886)           2,088             1,403
   Repayment of capitalized lease obligation                                (150)            (138)             (122)
   Public stock offering                                                    ----            7,775              ----
   Fractional shares paid on stock dividend                                   (1)              (1)             ----
   Stock options exercised                                                    33             ----              ----
   Payment of ESOP debt                                                      (29)            ----              ----
                                                                         -------          -------            ------
   Net Cash Provided by Financing Activities                              33,661           68,521            57,455

   Increase in Cash and Cash Equivalents                                     930           21,933           (12,129)
   Cash and Cash Equivalents at the Beginning
     of the Period                                                        25,462            3,529            15,658
                                                                         -------          -------           -------
   Cash and Cash Equivalents at the End of the Period                    $26,392          $25,462           $ 3,529
                                                                         =======          =======           =======
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                         $ 6,172          $ 4,811           $ 1,965
   Federal Taxes Paid                                                    $   520          $  ----           $  ----
                                                                         =======          =======           =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999 and 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community Central Bank Corporation (the "Corporation") conform to generally accepted accounting principles. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Community Central Bank (the "Bank"). All significant intercompany transactions are eliminated in consolidation.

NATURE OF OPERATIONS: Community Central Bank Corporation is a bank holding company, that owns all outstanding capital stock of Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in downtown Mount Clemens in October, 1996. The Bank serves businesses and consumers throughout Macomb County with a full range of lending and deposit services. In 1999, the Corporation opened a Loan Center in Port Huron, Michigan, serving small to medium-sized business accounts in the St. Clair County area.

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

EARNINGS PER SHARE: Basic earnings per share are based on the weighted average number of shares outstanding during the period. For earnings per share, committed-to-be-released and allocated shares of the "ESOP" are considered outstanding. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable. Outstanding shares are retroactively adjusted for stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Weighted average shares reconciliation is as follows:


                                                                              Year Ended December 31,
                                                                       1999             1998              1997
                                                                     --------         --------          --------
                                                                                (in thousands of shares)

Basic                                                                   2,404             1,834            1,530
Effect of stock options                                                     5                12             ----
                                                                     --------          --------          -------
Diluted                                                                 2,409             1,846            1,530
                                                                     ========          ========          =======


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

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 1999, 1998 and 1997 consists solely of unrealized gain and losses on available for sale securities, net of tax.

CHANGE IN ACCOUNTING PRINCIPLE

The American Institute of Certified Public Accountants has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 31, 1998. SOP 98-5 mandates that the costs of start-up activities and organization costs be expensed as incurred. Previously, organization costs had been amortized over five years. As a result, the Corporation charged to expense its remaining unamortized organization costs in the first quarter of 1999. This resulted in an after tax charge of $57,000. If SOP 98-5 had not been issued, these costs would have been amortized ratably through the third quarter of 2001.

RECENT ACCOUNTING PRONOUNCEMENTS: In June 1998 Statement of Financial Account Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133") was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. SFAS 133 is effective for the year 2000. The Company is currently evaluating the impact of SFAS 133; at present, the Company does not believe it will have a material effect on the consolidated financial position or results of operations.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1998 financial statements to conform with the classifications used in 1999.

(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 1999 no reserves were required.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of dates indicated:


                                                                  December 31, 1999
                                          --------------------------------------------------------------
                                            Amortized                  Unrealized                 Fair
                                               Cost              Gains            Losses         Value
                                          ------------        ------------      ----------     ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies         $  6,381         $    ----            ($101)       $  6,280
   Mortgage backed securities                   3,383              ----             (118)          3,265
   Collateralized mortgage obligations              1              ----             ----               1
                                             --------         ---------         --------        --------
       Total Securities Available for Sale      9,765              ----             (219)          9,546
                                             --------         ---------         --------        --------

Investment Securities
   United States Government agencies            2,001              ----               (9)          1,992
   Mortgage backed securities                   1,758              ----              (37)          1,721
   Collateralized mortgage obligations            433              ----               (2)            431
   Other securities                               446              ----             ----             446
                                             --------         ---------         --------        --------
       Total Investment Securities              4,638              ----              (48)          4,590
                                             --------         ---------         --------        --------
       Total Securities                      $ 14,403         $    ----            ($267)       $ 14,136
                                             ========         =========         ========        ========


                                                                  December 31, 1998
                                          ------------------------------------------------------------
                                            Amortized                  Unrealized             Fair
                                               Cost              Gains            Losses      Value
                                          ------------        ------------      ----------   ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies          $ 5,402          $     66              ($2)    $  5,466
   Mortgage backed securities                   3,171                33             ----        3,204
   Collateralized mortgage obligations          1,098                 1               (3)       1,096
                                              -------          --------         --------     --------
       Total Securities Available for Sale      9,671               100               (5)       9,766
                                              -------          --------         --------     --------

Investment Securities
   United States Government agencies            4,369                55             ----        4,424
   Mortgage backed securities                   2,208                27             ----        2,235
   Collateralized mortgage obligations          2,417                16               (2)       2,431
   Other securities                               282              ----             ----          282
                                              -------          --------         --------     --------
       Total Investment Securities              9,276                98               (2)       9,372
                                              -------          --------         --------     --------
       Total Securities                       $18,947          $    198              ($7)    $ 19,138
                                              =======          ========         ========     ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 1999, are as follows:


                                          ----------------------                ---------------------------
                                           Securities Available                          Investment
                                                  for Sale                               Securities
                                          ----------------------                ---------------------------
                                          Amortized        Fair                  Amortized           Fair
                                             Cost         Value                    Cost              Value
                                          ---------      -------                ---------        --------
                                                                   (in thousands)

Within one year                              $3,511         $3,479                  $2,296         $2,286
After one year but within five years          4,593          4,463                   1,896          1,858
After five years but within ten years           766            745                    ----           ----
After ten years                                 895            859                     446            446
                                          ---------       --------                --------        --------
                                             $9,765         $9,546                  $4,638          $4,590
                                          =========       ========                ========        ========


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

Investment securities of $11,187,000 were pledged to secure short term borrowings and Federal Reserve Discount window year 2000 contingency planning at December 31, 1999.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4)  LOANS

Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $6,183,000 and $986,000 at December 31, 1999 and 1998, respectively. The total unused commitments related to these loans were $6,332,000 at December 31, 1999. During 1999, new loans and advances were $7,040,000, while repayments totalled $1,843,000.

The Corporation grants loans to customers who reside primarily in Macomb County. Although the Corporation has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Corporation had approximately $23,187,000 in outstanding loans at December 31, 1999, to commercial borrowers in the real estate rental and property management industry.


(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:


                                                        1999                1998
                                                      --------            --------
                                                              (in thousands)

         Balance, beginning of the period               $1,330            $  800
         Provision                                         851               530
         Charge-offs                                      (272)             ----
         Recoveries                                         18              ----
                                                        ------            ------

         Balance, end of year                           $1,927            $1,330
                                                        ======            ======

         As a percentage of total loans                   1.36%             1.30%
                                                        ======            ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. Management believes that the allowance for credit losses at December 31, 1999 is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay the loan principal. Since management immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these loans is generally limited to cash collection of interest.

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had $468,000 in loans classified as impaired during the years ended December 31, 1999 and no loans for the years ended December 31, 1998 and 1997.

A summary of nonperforming assets is as follows:


                                                        1999             1998
                                                      --------         --------
                                                             (in thousands)
         Impaired loans:
           Nonaccrual                                    $ 468            $ ----
                                                       -------           -------
         Total impaired loans                              468              ----
         Other real estate                                ----              ----
                                                       -------           -------

         Total nonperforming assets                      $ 468            $ ----
                                                       =======           =======
         Impaired loans as a percentage of
           total loans                                    0.33%             0.00%
                                                       =======           =======




A summary of total loans past due 90-days and still accruing interest is as follows:


                                                        1999              1998
                                                      --------          --------
                                                             (in thousands)

         Commercial                                      $ ---            $ ----
         Residential real estate                           162              ----
         Installment                                        16                 1
                                                      --------          --------
           Total loans past due 90 days
              or more and still accruing interest        $ 178            $    1
                                                      ========          ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:


                                                                  1999             1998
                                                              -----------       -----------
                                                                       (in thousands)
         Buildings (under capitalized lease)                       $1,000           $1,000
         Leasehold improvements                                     1,034              899
         Furniture and equipment                                      990              705
         Vehicles                                                      55               19
                                                               ----------       ----------
                                                                    3,079            2,623

         Less accumulated depreciation and amortization             1,186              884
                                                               ----------       ----------
         Net property and equipment                                $1,893           $1,739
                                                               ==========       ==========


(7)  TIME DEPOSITS

The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 1999, was $57,575,000.

As of December 31, 1999, scheduled maturities of all time deposits are as follows:


         Year ending December 31,                         (in thousands)
         2000                                                $ 90,350
         2001                                                  14,341
         2002                                                     222
         2003                                                     198
         2004                                                  11,026
         Subsequent years                                        ----
                                                            ---------
         Total time deposits                                 $116,137
                                                            =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  SHORT TERM BORROWINGS

Short term borrowings at December 31, 1999, consist of securities sold with an agreement to repurchase. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:


                                                                    1999             1998
                                                                -----------       ----------
                                                                       (in thousands)

         Amount outstanding at end of year                         $1,605           $3,491
         Weighted average interest rate on ending balance            4.19%            5.09%

         Average amount outstanding during the year                 2,357            1,728
         Weighted average interest rate during the year              4.29%            4.75%

         Maximum amount outstanding at any month end
           during the year                                          3,195            3,491


(9)  LEASES

In 1996, the Corporation entered into a 15 year lease commitment for its office with an entity owned by two Directors. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%. Future minimum lease payments as of December 31, 1999, consist of the following:


         Year ending December 31,                          (in thousands)

         2000                                                  $  150
         2001                                                     154
         2002                                                     173
         2003                                                     173
         2004                                                     173
         Subsequent years                                       1,307
                                                             --------
         Total minimum lease payments                           2,130
         Amount representing interest                           1,105
                                                             --------
         Present value of minimum lease payments               $1,025
                                                             ========

Operating expense includes rentals on a leased facility and certain equipment in the amount of $65,000 and $35,000 for 1999, and 1998, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 1999:


         Year ending December 31,                      (in thousands)

         2000                                                $ 76
         2001                                                  60
         2002                                                  31
         2003                                                  18
         2004                                                   2
                                                          -------
         Total minimum rental payments                       $187
                                                          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10)  ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Corporation's employee stock ownership plan ("ESOP"). The terms of the note include a variable rate note payable, due in monthly installments to 2009, floating at prime rate which was 8.50% at December 31, 1999. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity.

Scheduled maturities of the ESOP note payable at December 31, 1999 are as follows:


                                                           (in thousands)

         2000                                                    $ 50
         2001                                                      50
         2002                                                      50
         2003                                                      50
         2004                                                      50
         Subsequent years                                         221
                                                               ------
                                                                 $471
                                                               ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11)  STOCKHOLDERS' EQUITY

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 1999, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:


                                                1999                1998            Minimum Ratio            Ratio
                                          ----------------    ----------------       for Capital             to be
                                          Capital    Ratio    Capital    Ratio    Adequacy Purposes    "Well Capitalized"
                                          -------    -----    -------    -----    ----------------     ------------------
                                                    (in thousands)
Tier I capital to risk-weighted assets
     Consolidated                         $17,166   12.30%    $16,686    16.89%            4%                    NA
     Bank only                             15,786   11.32%     13,300    13.49%            4%                     6%

Total capital to risk-weighted assets
     Consolidated                          18,912   13.55%     17,922    18.15%            8%                    NA
     Bank only                             17,532   12.57%     14,534    14.74%            8%                    10%

Primary capital to assets
     Consolidated                          18,749   10.10%     18,016    11.99%            5.5%                  NA

Total capital to assets
     Consolidated                          18,749   10.10%     18,016    11.99%            6%                    NA

Tier I capital to quarterly average assets
     Consolidated                          17,166    9.46%     16,686    12.15%            4%                    NA
     Bank only                             15,786    8.70%     13,300     9.69%            4%                     5%



The Corporation declared a 10% stock dividend on March 23, 1999. The dividend was paid on April 21, 1999, to stockholders of record on April 6, 1999. As a result, approximately $1,098,000 was transferred from additional paid-in capital to common stock. The effects of the stock dividend have been retroactively applied to applicable figures in this report. The Corporation also declared and paid a 10% stock dividend in the second quarter of 1998.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12)  BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $33,000, $32,000 and $19,000 were paid or accrued for the periods ended December 31, 1999, 1998 and 1997.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Corporation established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 1999 the plan had acquired a total of 59,500 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into the Corporation's participant's accounts is directly proportional to the ratio of the principal reductions to the total original principal amount. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $29,000 for 1999. This represented 3,471 shares that were committed-to-be released, with 56,029 shares remaining unearned as of December 31, 1999. The value of unearned shares as of December 31, 1999, was $340,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 10). The ESOP intends to repay the loan (plus interest) using Company contributions.

Information regarding the ESOP transactions for the year ended December 31, 1999 is as follows:


                                 (in thousands)

           Amounts paid by ESOP for:
                  Debt repayment                            29
                  Interest                                  24

         Amounts received from the Company as:
                  Contributions                             60

STOCK OPTION PLANS - The Corporation has three stock-based compensation plans. Under the 1996 Employee Stock Option Plan (Employee Plan), the Corporation may grant options to key employees for up to 53,240 shares of common stock. Under the 1996 Stock Option Plan for Directors and 1999 Stock Option Plan for Nonemployee Directors ("Director Plans"), the Corporation may grant options for up to 53,240 and 60,000 shares of common stock, respectively. Under all plans, only a portion of options granted are immediately exercisable. The remainder become exercisable on specified dates in the future. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plan and Director Plan, an option's maximum term is ten years for employee plans and seven years for director plans. Options under all plans vest in stages over period of years.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation has estimated fair value of the options issued in 1999, 1998 and 1997 at $4.32, $5.17 and $4.22 per share, respectively, using the Black-Scholes option pricing model. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income (loss) and earnings per share on a pro forma basis would have been as follows:


                                                                              Year Ended December 31,
                                                                       1999             1998              1997
                                                                     --------         --------          --------
                                                                          (in thousands, except per share data)
     Net income (loss)                         As reported               $926            $1,104          ($1,932)
                                               Pro forma                 $866            $1,068          ($1,974)
                                                                     ========          ========          =======

     Basic earnings (loss) per share           As reported              $0.39             $0.60           ($1.26)
                                               Pro forma                $0.36             $0.58           ($1.29)
                                                                     ========          ========          =======

     Diluted earnings (loss) per share         As reported              $0.38             $0.60           ($1.26)
                                               Pro forma                $0.36             $0.58           ($1.29)
                                                                     ========          ========          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the Corporation's three stock option plans for the periods indicated:

                                                                     Year Ended December 31,
                                               1999                           1998                        1997
                                    --------------------------    ---------------------------    -------------------------
                                                  Weighted                       Weighted                     Weighted
                                    Number of      Average        Number of       Average        Number of    Average
                                     Shares     Exercise Price     Shares      Exercise Price    Shares     Exercise Price
                                    ---------   --------------    ---------    --------------    ---------  --------------
Outstanding, beginning of period     77,198        $   7.90       69,212        $    7.65        67,881          $   7.51
Granted                              62,000            9.45        7,986            10.04         6,655              9.02
Exercised                            (3,993)           7.51         ----            ----           ----              ----
Expired                             (14,817)           9.32         ----            ----         (5,324)             7.57
                                   --------        --------       ------        ---------        ------          --------
Outstanding, end of year            120,388        $   8.54       77,198        $    7.90        69,212          $   7.65
                                   ========        ========       ======        =========        ======          ========

The following table shows summary information about stock options outstanding at December 31, 1999:

                       Stock Options Outstanding                                    Stock Options Exercisable
----------------------------------------------------------------------------    ---------------------------------
                                    Weighted Average                                                 Weighted
        Range of      Number            Remaining          Weighted Average     Number of        Average Exercise
     Exercise Prices  of Shares      Contractual Life        Exercise Price        Shares              Price
----------------------------------------------------------------------------    ---------------------------------
         $7.51          55,902          4.1 years                  $7.51          53,240                  $7.51
          9.02           6,655          6.4 years                   9.02           3,993                   9.02
         10.23           1,331          5.7 years                  10.23           1,331                  10.23
      9.37 - 9.50       56,500          7.1 years                   9.46           3,300                   9.37
                       -------          ---------                 ------          ------                  -----
                       120,388          5.7 years                  $8.54          61,864                  $7.77
                       =======          =========                 ======          ======                  =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                                                       Year Ended December 31,
                                                              ------------------------------------------
                                                               1999              1998              1997
                                                              -------           -------          -------
                                                                             (in thousands)
         Advertising and public relations                     $  514            $  329           $  306
         Data processing                                         312               280              274
         Professional and regulatory fees                        289               204              154
         Credit card processing                                  191               107               36
         Printing and supplies                                   113                90               81
         Telephone                                                59                59               48
         Loan closing                                             99                55               47
         Other insurance                                          41                45               35
         Organizational cost                                    ----                32               32
         Deposit insurance                                        15                10                3
         Single business tax                                     126              ----             ----
         Other                                                   246               103               72
                                                              ------            ------           ------
           Total other operating expense                      $2,005            $1,314           $1,088
                                                              ======            ======           ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Before 1998, no net deferred tax asset had been provided for the future benefit of the net operating loss carryforward generated since inception, because the Corporation did not have a history of earnings. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. During the third and fourth quarter of 1999, the Corporation paid estimated federal income taxes having utilized the net operating loss carryforward available to the Corporation as the result of ongoing earnings. The income tax expense (benefit) for the years ending December 31, consists of the following:

                                                  1999           1998           1997
                                                 -----          ------         ------
                                                             (in thousands)
         Current expense                         $ 523          $----          $ ----
         Deferred (benefit) expense                (11)          (774)           ----
                                                 -----          -----          ------
         Total income expense (benefit)          $ 534          ($774)         $ ----
                                                 =====          =====          ======

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                                1999              1998
                                                              -------           -------
                                                                     (in thousands)
Deferred tax assets
     Net operating loss carryforward                             $ ----             $217
     Provision for loan losses                                      606              430
     Depreciation                                                   186              144
     Deferred loan fees                                              42               42
     Unrealized gain on securities available for sale                74             ----
     Other                                                           65               31
                                                                 ------           ------
                                                                    973              864

     Valuation allowance for deferred tax assets                   ----             ----

Deferred tax liabilities
     Original issue discount                                        (78)             (65)
     Unrealized loss on securities available for sale              ----              (32)
     Mortgage servicing rights                                      (28)            ----
     Other                                                          (30)             (25)
                                                                 ------           ------
Net deferred tax asset                                             $837             $742
                                                                 ======           ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                                         Year Ended December 31,
                                                               ---------------------------------------------
                                                                  1999             1998              1997
                                                               ----------        ---------         ---------
                                                                               (in thousands)
Provision at statutory federal income tax rate                      497              112              (657)
Valuation allowance                                                ----             (906)              642
Nondeductible expenditures                                           37               20                14
Other, net                                                         ----             ----                 1
                                                               --------        ---------         ---------
Provision at effective federal income tax rate                      534             (774)             ----
                                                               ========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:


                                                                1999                                 1998
                                                     ----------------------------       ----------------------------
                                                     Carrying          Estimated        Carrying          Estimated
                                                     Amount            Fair Value       Amount            Fair Value
                                                     ----------------------------       ----------------------------
                                                                             (in thousands)
Financial Assets
   Cash and cash equivalents                           $26,392           $26,392          $25,462           $25,462
   Securities                                           14,184            14,136           19,042            19,138
   Loans, net of allowance                             139,385           139,182          101,074           102,637
   Accrued interest receivable                             843               843              655               655

Financial Liabilities
   Demand and savings deposits                          46,709            46,709           34,739            34,739
   Time deposits                                       116,137           116,168           92,413            92,709
   Short term borrowings                                 1,605             1,605            3,491             3,491
   Accrued interest payable                                442               442              280               280

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16) OFF-BALANCE SHEET RISK

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                                  1999             1998
                                                                  -----            -----
                                                                      (in thousands)

Unused home equity lines of credit                              $ 2,762          $ 2,186
Unused credit card lines                                          1,475            1,338
Unused portion of construction lines of credit                    8,948            3,757
Unused portion of all other credit lines                         23,700           13,343
Loans committed but not yet closed                               14,715            8,587
Standby letters of credit                                           957              398
                                                                -------          -------
Total outstanding commitments                                   $52,557          $29,609
                                                                =======          =======


(17)  RESTRICTIONS ON DIVIDENDS

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


(18)  PARENT-ONLY FINANCIAL STATEMENTS

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


PARENT-ONLY BALANCE SHEET

                                                                      December 31,
                                                              --------------------------
                                                                 1999             1998
                                                              ---------        ---------
Assets                                                                (in thousands)
Cash                                                             $1,281           $3,225
Investment in subsidiary                                         15,642           13,363
Other assets                                                        110              168
                                                              ---------        ---------
   Total Assets                                                 $17,033          $16,756
                                                              =========        =========

Liabilities and Stockholders' Equity

Due to subsidiary                                                    $4               $7
                                                              ---------        ---------
   Total Liabilities                                                  4                7

Common stock                                                     12,100           10,982
Additional paid-in capital                                        6,226            7,312
Accumulated deficit                                                (682)          (1,545)
Unearned employee benefit                                          (471)            ----
Accumulated other comprehensive income                             (144)            ----
                                                              ---------        ---------
   Total Stockholders' Equity                                    17,029           16,749
                                                              ---------        ---------
   Total Liabilities and Stockholders' Equity                   $17,033          $16,756
                                                              =========        =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF OPERATIONS

                                                                          Year Ended December 31,
                                                                -------------------------------------------
                                                                   1999             1998              1997
                                                                ---------        ---------         ---------
                                                                               (in thousands)
Operating Income
   Interest income                                                  $60              $57               $28
                                                                ---------        ---------         ---------
   Total Operating Income                                            60               57                28

Operating Expense
   Other expense                                                     20               56                67
                                                                ---------        ---------         ---------
   Total Operating Expense                                           20               56                67

   Income (Loss) Before Taxes
     and Share in Undistributed
     Income (Loss) of Subsidiary                                     40                1               (39)

Income tax expense (benefit)                                         14              (82)             ----
                                                                ---------        ---------         ---------
   Income (Loss) Before Share
     in Undistributed Income of Subsidiary and
     Cumulative Effect of Change in Accounting
     Principle                                                       26               83               (39)

Cumulative effect of changes in Accounting Principle                (57)            ----              ----

Share of undistributed income of subsidiary                         957            1,021            (1,893)
                                                                ---------        ---------         ---------
   Net Income (Loss)                                               $926           $1,104           ($1,932)
                                                                =========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF CASH FLOW

                                                                          Year Ended December 31,
                                                                --------------------------------------------
                                                                   1999             1998              1997
                                                                ---------        ---------         ---------
                                                                               (in thousands)
Operating Activities
   Net income (loss)                                                 $926           $1,104           ($1,932)
   Adjustments to reconcile net income (loss) to
       net cash flow from operating activities
     Undistributed (income) loss of subsidiary                       (957)          (1,021)            1,893
     Decrease (increase) in other assets                               58              (49)               32
     (Decrease) increase in other liabilities                          (3)               7              ----
                                                                ---------        ---------         ---------
   Net Cash Provided by (Used in) Operating Activities                 24               41                (7)

Investing Activities
   Capital contribution to subsidiary                              (2,000)          (5,000)           (2,250)
                                                                ---------        ---------         ---------
   Net Cash Used in Investing Activities                           (2,000)          (5,000)           (2,250)

Financing Activities
   Public stock offering                                             ----            7,775              ----
   Fractional shares paid on stock dividend                            (1)              (1)             ----
   Stock options exercised                                             33             ----              ----
                                                                ---------        ---------         ---------
   Net Cash Provided by Financing Activities                           32            7,774              ----
                                                                ---------        ---------         ---------
Increase (Decrease) in Cash                                        (1,944)           2,815            (2,257)
Cash at the Beginning of the Period                                 3,225              410             2,667
                                                                ---------        ---------         ---------
Cash at the End of the Period                                      $1,281           $3,225              $410
                                                                =========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion compares the financial condition of the Corporation and its wholly owned subsidiary, Community Central Bank, at December 31, 1999 to December 31, 1998 and the results of operations for the years ended December 31, 1999, 1998 and 1997. This discussion should be read in conjunction with the financial statements and statistical data presented elsewhere in this report. This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by the Corporation with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

ASSETS

The Corporation's total assets have increased by 23%, or $34.8 million, to $183.7 million at December 31, 1999, compared with $148.9 million at December 31, 1998.

During the year ended December 31, 1999, total deposits rose by $35.7 million, while total loans increased by $38.9 million. Loan growth was funded through deposit growth, coupled with maturing investment proceeds. Commercial loans grew by $41.5 million, while residential mortgage loans decreased by $3.9 million.

Gross loan charge-offs for 1999 comprised $272,000, with recoveries representing $18,000. Total net charge-offs represented 0.21 percent of average portfolio loans. This was the first year the corporation had net charge-offs. Due in part to these charge-offs, coupled with the seasoning and growth of the loan portfolio, the Corporation recorded a provision of $851,000 for 1999 compared to $530,000 in 1998.

Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 1999, there was $468,000 of loans placed in nonaccrual status. Commercial loans and lease financing receivables are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan should be reported as nonaccrual. Any exceptions to automatic nonaccrual status at 90 days must be approved in writing by the Loan Committee, Credit Administration Officer, and the Chief Financial Officer. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, and in the process of collection.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


A debt is "well-secured" if it is secured (1) by collateral in the form of liens on or pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt (including accrued interest) in full, or (2) by the guaranty of a financially responsible party. A debt is "in the process of collection" if collection of a debt is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future, generally within the next 90 days.

In each accounting period, management evaluates the condition of the loan portfolio to determine the adequacy of the allowance for loan losses. Consideration is also given to off-balance sheet items that may involve credit risk, such as commitments to extend credit and financial guarantees. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. The Corporation had included an additional "year 2000" component in its credit risk rating procedure. The results of these evaluations are reflected in the allowance and periodic provision for credit losses. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

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

It must be understood, however, that inherent risks and uncertainties related to the operation of a financial institution require management to depend on estimates, appraisals and evaluations of loans to prepare the Corporation's financial statements. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management's assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses, and net income could be significantly impacted.

LIABILITIES

During the year ended December 31, 1999, total deposits increased by 28.1%, or $35.7 million, to $162.8 million. Short term borrowings decreased by $1.9 million, to $1.6 million at December 31, 1999.

CAPITAL

Shareholders' equity was $17,029,000 at December 31, 1999, a $280,000 increase from December 31, 1998. The increase primarily resulted from net income for 1999 of $926,000, which was partially offset by unrealized losses on available for sales securities ($207,000) and the establishment of an employee stock ownership plan ("ESOP"). The ESOP was funded with an outside loan that has been recorded as if it was long-term debt of the Corporation, with a corresponding reduction to equity, which equated to $471,000.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 1999 net interest income was $6.1 million. The Corporation's net interest margin for the year was 3.88%.

The following table shows the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to BOTH volume and rate changes have been allocated to the volume component.

                                                  Year Ended
                                          December 31, 1999 vs. 1998
                                      -----------------------------------
                                                     Increase (Decrease)
                                                     Due to Changes In
                                                   ----------------------

                                        Total        Volume        Rate
                                                     and Both
                                      ---------    ----------    ---------
                                                 (in thousands)
Earning Assets - Interest Income
   Federal funds sold                      $535         $547       ($12)
   Securities                              (321)        (290)       (31)
   Loans                                  3,352        3,521       (169)
                                      ---------    ---------     -------

     Total                                3,566        3,778       (212)
                                      ---------    ---------     -------

Deposits and Borrowed Funds - Interest
  Expense
   NOW and money market accounts            217          250        (33)
   Savings deposits                          97           99         (2)
   Time deposits                          1,076        1,362       (286)
   Short term borrowings                     19           27         (8)
   Capitalized lease obligation and
     ESOP loan                               24           35        (11)
                                      ---------    ---------     -------

     Total                                1,433        1,773       (340)
                                      ---------    ---------     -------
Net Interest Income                      $2,133       $2,005       $128
                                      =========    =========     =======

For the year ended December 31, 1999, net interest income increased by 54%, or $2.1 million over 1998. This was due to a significant rise in the volume of interest earning assets, especially in loans. On the liability side, interest bearing liability volumes increased sharply as the Corporation continued to build a deposit base. The net interest margin improved for the year to 3.88%, compared with 3.57% for 1998. The margin improvement was the result of an emphasis in balance sheet mix, whereby increases in relatively higher yielding variable rate loans were offset by increases in core deposit products. Interest rates on individual asset and liability categories were generally somewhat lower than in the previous year.

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

                                                               Year Ended December 31,
                                                   1999                                    1998
                                    -------------------------------------------------------------------------
                                                               Average                                Average
                                                   Interest      Rate                     Interest       Rate
                                    Average        Income/     Earned/        Average      Income/     Earned
                                    Balance        Expense       Paid         Balance      Expense       Paid
                                    ----------------------------------       --------------------------------
                                                                  (in thousands)
Assets
   Federal funds sold                 $20,267       $1,021      5.04%         $9,400         $486       5.17%
   Securities                          16,582        1,012      6.10          21,341        1,333       6.25
   Loans                              119,773       10,515      8.78          79,670        7,163       8.99
                                    ---------     --------   -------        --------     --------    -------
   Total Earning Assets/
     Total Interest Income            156,622       12,548      8.01%        110,411        8,982       8.14%
                                                  --------   -------                     --------    -------
   Cash and due from banks              4,839                                  3,216
   All other assets                     1,779                                  1,577
                                    ---------                               --------
   Total Assets                      $163,240                               $115,204
                                    =========                               ========
Liabilities and Equity
     NOW and money market accounts    $20,435          627      3.07%        $12,284          410       3.34%
     Savings deposits                   5,733          173      3.02           2,445           76       3.11
     Time deposits                    100,028        5,408      5.41          74,838        4,332       5.79
     Short term borrowings              2,357          101      4.29           1,728           82       4.75
     Capitalized lease obligation       1,308          163     12.46           1,027          139      13.53
                                    ---------     --------   -------        --------     --------    -------

     Total Interest Bearing
       Liabilities/
       Total Interest Expense         129,861        6,472      4.98%         92,322        5,039       5.46%
                                                  --------   -------                     --------    -------
   Noninterest bearing
     demand deposits                   15,869                                 11,914
   All other liabilities                  528                                    348
   Stockholders' equity                16,982                                 10,620
                                    ---------                               --------
     Total Liabilities and
       Stockholders' Equity          $163,240                               $115,204
                                    =========                               ========
   Net Interest Income                              $6,076                                 $3,943
                                                  ========                               ========
   Net Interest Margin (Net
     Interest Income/Total
     Earning Assets)                                            3.88%                                   3.57%
                                                             =======                                 =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONINTEREST INCOME

Noninterest income increased by 48%, to $653,000 for 1999. The largest components of noninterest income were overdraft income and fees from processing merchant credit card deposits.

NONINTEREST EXPENSE

Noninterest expense increased over 1998 by 23%, to $4.3 million in 1999. This was primarily the result of growth of the Corporation, and the accompanying rise in payroll and other operating expense.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate risk require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by a $2.0 million unsecured federal funds borrowing facility, and a $10.0 million secured line of credit with the FHLB. The Corporation's large deposits which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Corporation's Asset Liability Committee ("ALCO") meets monthly. Some of the major areas of focus of the ALCO incorporate the following overview functions: review the interest rate risk sensitivity of the Bank to measure the impact of changing interest rates on the Bank's net interest income, review the liquidity position through various measurements, review current and projected economic conditions and the corresponding impact on the Bank, ensure that capital and adequacy of the allowance for loan losses are maintained at proper levels to sustain growth, monitor the investment portfolio recommending policies and strategies to the Board that incorporate a better balance of our interest rate risk, liquidity, balance sheet mix and yield management, and review the current balance sheet mix and proactively determine the future product mix.

The Corporation currently utilizes two quantitative tools to measure and monitor interest rate risk: static gap analysis and net interest income simulation modeling. Each of these interest rate risk measurements has limitations, but management believes when these tools are evaluated together, they provide a balanced view of the exposure the Corporation has to interest rate risk.

The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 1999, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms.


                                                 After Three        After One
                                    Within        Months But         Year But             After
                                     Three            Within           Within              Five
                                    Months          One Year       Five Years             Years       Total
                                   -------       -----------       ----------            -------     -------
                                                                  (in thousands)
Interest earning assets
   Federal funds sold              $20,700            $ ----           $ ----            $ ----      $20,700
   Securities, at amortized cost       537             5,271            6,487             2,108       14,403
   Loans                            65,735               973           55,466            19,138      141,312
                                  --------         ---------       ----------          --------     --------
     Total                          86,972             6,244           61,953            21,246     $176,415
                                                                                                    ========

Interest bearing liabilities
   NOW and money market accounts    21,366              ----             ----              ----      $21,366
   Savings deposits                  8,803              ----             ----              ----        8,803
   Jumbo time deposits              48,348             6,495            2,732              ----       57,575
   Time deposits < $100,000         39,183            10,044            9,335              ----       58,562
   Short term borrowings             1,605              ----             ----              ----        1,605
   Capitalized lease obligation        474                10              164               848        1,496
                                  --------         ---------       ----------          --------     --------
     Total                         119,779            16,549           12,231               848     $149,407
                                  --------         ---------       ----------          --------     ========

Rate sensitivity gap              ($32,807)          (10,305)          49,722            20,398

Cumulative rate sensitivity gap                     ($43,112)          $6,610           $27,008

Rate sensitivity gap ratio            0.73              0.38             5.07             25.05

Cumulative rate sensitivity gap
  ratio                                                 0.68             1.04              1.18

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

Based on the table above, the Corporation is considered to be liability sensitive in the one-year maturity range at December 31, 1999. In a rising rate environment, the Corporation might not be able to increase prices on interest earning assets as fast as than the increase in rates on interest bearing liabilities.

The bank also began to evaluate interest rate risk using a simulation model in 1999. The use of simulation models to assess interest rate risk is an accepted industry practice, and the results of the analysis are useful in assessing the vulnerability of the bank's net interest income to changes in interest rates. However, the assumptions used in the model are oversimplifications and not necessarily representative of the actual impact of interest rate changes. The simulation model assesses the direction and magnitude of variations in net interest income resulting from potential changes in market interest rates. Key assumptions in the model include prepayment speeds of various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities, and changes in market conditions impacting loan and deposit volumes and pricing. These assumptions are inherently uncertain, and subject to fluctuation and revision in a dynamic environment. Therefore, the model cannot precisely estimate future net interest income or exactly predict the impact of higher or lower interest rates. Actual results may differ from simulated results due to the timing, magnitude, and frequency of interest rate changes, changes in market conditions, management's pricing decisions, and customer reactions to those decisions, among other factors.

On a quarterly basis, the net interest income simulation model is used to quantify the effects of hypothetical changes in interest rates on the Corporation's net interest income over a projected twelve-month period. The model permits management to evaluate the effects of shifts in the Treasury Yield curve, upward and downward, on net interest income expected in a stable interest rate environment.

As of December 31, 1999, the simulation model projects net interest income would decrease by 2.18% of the base net interest income, assuming an instantaneous parallel shift upward in the yield curve by 200 basis points. Conversely, if the yield curve were to decrease by 200 basis points, the model projects net interest income would increase by 1.87%.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


YEAR 2000 READINESS DISCLOSURE

No material events occurred as the result of the "year 2000 problem". The banking industry is highly dependent on computer systems due to significant transaction volumes, and date sensitive calculations for interest accruals on financial statements such as loans and deposits.

The Corporation began to prepare for the year 2000 project in 1997. The plan began with an internal evaluation of equipment, software applications, and vendor supplied products. Because the Corporation was founded during 1996, much of its equipment and computer technology are new; and, in many cases, were 2000 ready from the outset. A total of $55,000 was spent on the year 2000 project.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


SEC FORM 10-KSB

Copies of the Corporation's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to stockholders without charge, upon written request. Please mail your request to Ray T. Colonius; Corporate Treasurer, Community Central Bank Corporation, 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.


STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the OTC Bulletin Board (OTCBB) under the ticker symbol "CCBD." At December 31, 1999, there were approximately 300 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the past two years. The quotations reflect bid prices as reported by the OTCBB, and do not include retail mark-up, mark-down or dealer commission.


                                                 1999 Bid Prices
                                                 ---------------
                                                                                  Cash
                                                                                Dividends
                           Quarter          High              Low               Declared
                           --------------------------------------------------------------
                           Fourth           $8.50             $5.00             $ ----
                           Third             8.75              7.50               ----
                           Second           10.50              8.25               ----
                           First            10.00              8.63               ----
                           --------------------------------------------------------------



                                                 1998 Bid Prices
                                                 ---------------
                                                                                  Cash
                                                                                Dividends
                           Quarter          High              Low               Declared
                           --------------------------------------------------------------
                           Fourth           $9.77             $9.09             $ ----
                           Third            10.91              9.09               ----
                           Second           14.09             10.91               ----
                           First            12.19             11.57               ----
                           --------------------------------------------------------------


Price data has been retroactively adjusted for the 10% stock dividends in 1999, 1998 and 1997.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


MARKET MAKERS

At December 31, 1999, the following firms were registered with the OTCBB as market makers in Community Central Bank Corporation common stock:


Raymond James & Associates, Inc.                     Herzog, Heine & Geduld, Inc.
880 Carillon Park                                    2 Penn Center
St. Petersburg, FL  33716                            Philadelphia, PA  19102

McConnell Budd & Downes, Inc.                        Baird, Patrick & Co., Inc.
365 South Street                                     20 Exchange Place
Morristown, NJ  07960                                New York, NY  10005-3265

Hill, Thompson, Magid & Co., Inc.                    Monroe Securities, Inc.
15 Exchange Place                                    47 State Street
Jersey City, NJ  07302-3912                          Rochester, NY  14614


STOCK REGISTRAR AND TRANSFER AGENT

State Street Bank & Trust Company
c/o Boston EquiServe
PO Box 8200
Boston, MA  02266-8200


INDEPENDENT AUDITOR

Plante & Moran, LLP
1450 West Long Lake Road, Suite 100
Troy, MI  48098-6330


LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, MI  48226-3425


INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (810) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.


ANNUAL MEETING

This year's Annual Meeting will be held at 8:00 A.M., on Tuesday, April 18, 2000, at Fern Hill Country Club, 17600 Clinton River, Clinton Township, MI 48036.

                         [COMMUNITY CENTRAL BANK LOGO]


















                                                                   CCBCM-AR-2000


      PLEASE MARK VOTES
/ X / AS IN THIS EXAMPLE

                                                 1.   Election of Directors.                  For All    With-  For All
      COMMUNITY CENTRAL BANK                                                                 Nominees    hold   Except
          CORPORATION                                 (01) JOSEPH CATENACCI
                                                      (02) RAYMOND M. CONTESTI                 / /        / /     / /
                                                      (03) CELESTINA GILES
                                                      (04) ANTHONY R. TERSIGNI
                                                      (05) DAVID A. WIDLAK


                                                  NOTE: If you do not wish your shares voted "For" a
                                                  particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares
                                                  will be voted for the remaining nominee(s).

                                                 2.   Proposal to approve the                   For      Against   Abstain
                                                      2000. Employee Stock Option               / /        / /       / /
                                                      Plan.

RECORD DATE SHARES:                              3.   In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or at any adjournment(s) thereof.




Please be sure to sign and date this proxy       Mark box at right if an address change or comment has
card.                                            been noted on the reverse side of this card.                / /


                                   , 2000
________________________________________________________________________________________



             Stockholder sign here                                  Co-owner sign here
________________________________________________________________________________________
DETACH CARD                                                                                               DETACH CARD


                       COMMUNITY CENTRAL BANK CORPORATION

Dear Stockholder,

Please take note of the important information enclosed with this proxy card. You are requested to vote on the election of directors and 2000 Employee Stock Option Plan, as discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign and date the card, detach it, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, April 18, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Harold W. Allmacher
Chairman of the Board and
   Chief Executive Officer

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 North Main Street
                             Mount Clemens, MI 48043

                 ANNUAL MEETING OF STOCKHOLDERS - APRIL 18, 2000
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Michael D. Schwartz and Andrew Tassopoulos as Proxies, with full power of substitution in each, to vote for and on behalf of the undersigned at the 2000 Annual Meeting of Shareholders of COMMUNITY CENTRAL BANK CORPORATION to be held at Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan 48036, on Tuesday, April 18, 2000, at 8:00 a.m., and at any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES AND "FOR" THE 2000 EMPLOYEE STOCK OPTION PLAN.


--------------------------------------------------------------------------------


PLEASE VOTE, DATE, AND SIGN ON REVERSE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


     Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

---------------------------------       ----------------------------------------

---------------------------------       ----------------------------------------

---------------------------------       ----------------------------------------