Form 10KSB40, Exhibit 13
period 2000-12-31
COMMUNITY CENTRAL BANK CORP
filed 2001-03-29
CIK 1014133

COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)



                                   EXHIBIT 13


                               PROXY STATEMENT AND
                      2000 ANNUAL REPORT OF THE CORPORATION

                                    CCB LOGO

                                   NOTICE OF
                                ANNUAL MEETING,
                                PROXY STATEMENT
                                       &
                                2000 STOCKHOLDER
                                     REPORT

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                             MOUNT CLEMENS, MI 48043


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 17, 2001

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                       COMMUNITY CENTRAL BANK CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COMMUNITY CENTRAL BANK CORPORATION will be held at the Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan, on Tuesday, April 17, 2001, at 9:00 A.M., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect four Class II directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting, or any adjournment or adjournments of the meeting.

         Only those stockholders of record at the close of business on Tuesday, February 27, 2001, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy ballot as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy ballot by Tuesday, April 3, 2001.

By Order of the Board of Directors,



Harold W. Allmacher                                  Raymond M. Contesti
Chairman of the Board                                President
   and Chief Executive Officer




Dated:  March 19, 2001

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                             MOUNT CLEMENS, MI 48043

                                                                 March 19, 2001

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to stockholders of Community Central Bank Corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 17, 2001, at 9:00 A.M., at the Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to stockholders on or about March 19, 2001.

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

         The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on February 27, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments of the meeting.

         At the close of business on the record date, the outstanding number of voting securities of the Corporation was 2,661,922 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


                              ELECTION OF DIRECTORS

         The Corporation's Articles of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than 15. The Board of Directors has presently fixed the number of directors at 13. The Articles of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated Salvatore Cottone, Bobby L. Hill, Dean S. Petitpren and Ronald R. Reed, as Class II directors for three year terms expiring at the 2004 Annual Meeting, and upon election and qualification of their successors. Each of the nominees is presently a Class II director of the Corporation whose term expires at the April 17, 2001, Annual Meeting of Stockholders. The other members of the Board, who are Class I and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2002 or 2003 Annual Meeting.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four nominees. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Corporation's common stock as of February 1, 2001, by each of the directors (and nominees for election) of the Corporation whose terms of office will continue after the Annual Meeting, each of the executive officers named in the summary compensation table, and all directors and executive officers of the Corporation as a group.

--------------------------------------------------------------------------------
                                                 Amount        Percent of Class
                                              Beneficially    Beneficially Owned
     Name of Beneficial Owner                   Owned (1)            (9)
--------------------------------------------------------------------------------
Harold W. Allmacher .......................      85,931 (2)         3.21%
Gebran S. Anton ...........................      96,104 (3)         3.60%
Joseph Catenacci ..........................      66,064 (3)         2.48%
Raymond M. Contesti .......................      36,191 (3)         1.36%
Salvatore Cottone .........................      65,583 (3)         2.46%
Celestina Giles ...........................      21,213 (4)         0.79%
Bobby L. Hill .............................      23,924 (3)         0.90%
Joseph F. Jeannette .......................     100,130 (3)         3.75%
Dean S. Petitpren .........................     114,261 (3)         4.28%
Ronald R. Reed ............................       4,655 (5)         0.17%
Michael D. Schwartz .......................      42,390 (6)         1.59%
Anthony R. Tersigni .......................      13,397 (7)         0.50%
David A. Widlak ...........................      39,920 (6)         1.50%
All directors and executive officers of the
  Corporation as a group (14 persons)......     715,203 (8)        26.08%

--------------------------------------------------------------------------------
(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses or relatives of, or various trusts established by, the person indicated.
(2) Includes options to purchase 11,941 shares exercisable within 60 days of February 1, 2001.
(3) Includes options to purchase 6,956 shares exercisable within 60 days of February 1, 2001.
(4) Includes options to purchase 9,741 shares exercisable within 60 days of February 1, 2001.
(5) Includes options to purchase 1,655 shares exercisable within 60 days of February 1, 2001.
(6) Includes options to purchase 1,100 shares exercisable within 60 days of February 1, 2001.
(7) Includes options to purchase 2,564 shares exercisable within 60 days of February 1, 2001.
(8) Includes options to purchase 80,233 shares exercisable within 60 days of February 1, 2001.
(9) The percentages shown are based on 2,661,922 shares of the Corporation's common stock outstanding, plus the number of shares that the named person or group has the right to acquire within 60 days.

         The table below shows the beneficial ownership of the Corporation's common stock by each person who was known by the Corporation to own beneficially more than 5% of the Corporation's common stock as of February 1, 2001. The number of shares beneficially owned is based on information that has been provided to the Corporation by such person. To the best of the Corporation's knowledge, no other person owns more than 5% of the Corporation's outstanding common stock.

-----------------------------------------------------------------------------------------
           Name and Address                                Shares            Percent of
           of Beneficial Owner                        Beneficially Owned    Common Stock
-----------------------------------------------------------------------------------------

Willard G. Pierce and Jessie M. Pierce Foundation            222,942              8.38%
   820 West Clinton Street
   Hastings, MI  49058

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

---------------------------------------------------------------------------------------------------------------
                                                                             Has Served
                                                                            as a Director     Year When Term
           Name, Age, Principal Occupation                                      Since        of Office Expires
----------------------------------------------------------------------------------------------------------------

Harold W. Allmacher, 61...................................................       1996               2002
   Chairman of the Board and Chief Executive Officer
     of the Corporation

Gebran S. Anton, 68.......................................................       1996               2002
   Co-owner; Anton, Zorn & Associates (Commercial & Industrial
     Real Estate Brokerage)
   President; Gebran Anton Development Co. (Real Estate Development)

Joseph Catenacci, 65......................................................       1996               2003
   Chief Operating Officer; John Carlo, Inc. (Highway and Heavy
     Construction)

Raymond M. Contesti, 65...................................................       1996               2003
   Superintendent; Clintondale Community Schools

Salvatore Cottone, 60.....................................................       1996               2001
   President; Resco, Inc. (Real Estate Development)

Celestina Giles, 53.......................................................       1996               2003
   Executive Secretary of the Bank

Bobby L. Hill, 68.........................................................       1996               2001
   County Commissioner; Macomb County Board of Commissioners

Joseph F. Jeannette, 56                                                          1996               2002
   Assistant Director; Utica Community Schools

Dean S. Petitpren, 58.....................................................       1996               2001
   President; Petitpren, Inc. (Beer Distribution)

Ronald R. Reed, 53........................................................       1999               2001
   President and CEO of the Bank

Michael D. Schwartz, 71...................................................       2001               2002
   Vice President; Five Star Land Company (Real Estate Investment)
   Retired Circuit Court Judge Macomb County, 1986 - 2000

Anthony R. Tersigni, 51...................................................       1998               2003
   Exec. Vice President & Chief Operating Officer, Ascension Health

David A. Widlak, 52.......................................................       1999               2003
   Attorney-at-law

         Harold W. Allmacher and Celestina Giles held similar positions with Old Kent Bank - Macomb (formerly First National Bank in Macomb County) for substantially all of the two year period prior to the inception of the Corporation and the Bank. Michael D. Schwartz was formerly a Macomb County Circuit Court Judge from 1986 to 2000. Ronald Reed joined Community Central Bank in September 2000. He was elected President and Chief Executive Officer of the Bank on October 31, 2000. He served as Vice President of business development at First International Bank from October 1999 to September 2000. He headed Midwest Business Strategies, Inc. from May 1998 to October 1999. Prior to that he served with Michigan National Bank from March 1970 to May 1998 most recently as an area director for small business banking.

         There are no family relationships among any of the Corporation's directors or executive officers.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Corporation has standing Audit and Compensation Committees of the Board of Directors.

         The members of the Audit Committee consist of Salvatore Cottone (Chairman), Bobby L. Hill, and Joseph F. Jeannette. The functions of the Audit Committee and its activities are described below under the heading "Report of the Audit Committee."

         The members of the Compensation Committee consist of Raymond M. Contesti (Chairman), and Joseph F. Jeannette. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. Officers of the Corporation receive no separate compensation from the Corporation for services rendered to it. All Officers of the Corporation other than Raymond M. Contesti and Dean S. Petitpren are also officers of the Bank. The Compensation Committee is also responsible for administering the Corporation's 1996 Employee Stock Option Plan.

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

         During the year ended December 31, 2000, there were a total of eleven meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which the director served that were held in 2000 during the period that the director served. There were four meetings of the Audit Committee and three meetings of the Compensation Committee during 2000.

         During 2000, each member of the board was paid $1,000 per month, in aggregate, for services as a director of the Corporation and the Bank. For the year 2001, each director will receive $1,250 per month in aggregate for all services as a director of the Corporation or the Bank.

         Members of the Corporation's Board of Directors who are not employees of the Corporation or any of its affiliates ("nonemployee directors") each received an option to purchase 5,856 shares of common stock of the Corporation at a price of $6.83 per share, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors, which was approved on June 1, 1996. Under this Plan, each option was immediately exercisable for 1,464 shares when granted. Thereafter, as of the date of each annual meeting, each option became exercisable for an additional 1,464 shares until the 1999 Annual Meeting, at which time it became exercisable in full. Each option expires not later than seven years after its date of grant. Nonemployee directors who were appointed or elected after June 1, 1996, and at or before the 1999 Annual Meeting, received an option for a lesser number of shares, the number of which depended on which Annual Meeting was the first annual meeting occurring concurrently with, or after he or she became a nonemployee director.

         Under the Corporation's 1999 Stock Option Plan for Directors, which was approved by the Stockholders at the Annual Meeting held in April of 1999, the nonemployee directors and the Chairman of the Board of the Corporation received an option to purchase 4,400 shares of common stock of the Corporation at a price of $8.64 per share. Under this plan, each option was exercisable for 1,100 shares as of the 2000 Annual Meeting, and is exercisable for an additional 1,100 shares as of each subsequent Annual Meeting until it becomes exercisable in full. Each option expires not later than seven years after its date of grant. A nonemployee director or a Chairman of the Board who is appointed or elected after April 21, 1999, and at or before the 2003 Annual Meeting receives an option for a lesser number of shares, the number of which depends on which Annual Meeting is the first Annual Meeting occurring concurrently with, or after he or she became a nonemployee director or Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE

         During fiscal 2000, the Audit Committee met four times. The functions of the Audit committee are focused on the following areas:

         - The adequacy of the Corporation's internal controls and financial reporting process and the reliability of the company's financial statements
         - The independence and performance of the Corporation's internal auditor and independent auditing firm, including the scope of audit and non-audit services performed
         -  The Corporation's compliance with legal and regulatory requirements
         -  The results of audits and regulatory examinations

         The Audit Committee meets with management periodically to consider the adequacy of the Corporation's internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Corporation's independent auditors and with the Corporation's financial personnel and internal auditor.

         The Audit Committee regularly meets privately with the Corporation's internal auditor and annually with the independent auditing firm, each of whom has unrestricted access to the Audit Committee.

         The Audit Committee also recommends to the Board the appointment of the independent auditors and reviews periodically their performance and independence from management. The firm of Plante & Moran LLP was engaged as the Corporation's independent auditors for fiscal 2000.

         The directors who serve on the Audit Committee are all "independent" for purposes of the National Association of Securities Dealers listing standards. That is, the Board of Directors has determined that no member of the Audit Committee has a relationship to the Corporation or the Bank that may interfere with the member's independence from management.

         The requirement for and general purpose of the Corporation's Audit Committee is established in the Corporation's bylaws. The Board has not presently adopted a written charter setting out the audit related functions the Audit Committee is to perform. The Audit Committee has adopted an Audit Policy, approved by the full Board, that governs the activities of the internal auditor.

         Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's system of internal controls.

         The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised with us. The independent auditors also review the corporation's interim financial information included in quarterly reports on Form 10-QSB prior to submission to the SEC.

         This year, the Audit Committee reviewed the Corporation's audited financial statements and met with both management and Plante & Moran LLP, the Corporation's independent auditors, to discuss those financial statements. In reliance on the review and discussion, the Audit Committee believes that the Corporation's financial statements are fairly presented in conformity with generally accepted accounting principals in all material respects. Therefore the Audit Committee recommended to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

         The Audit Committee has received from and discussed with Plante & Moran LLP the written disclosure and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Corporation. The Audit Committee also discussed with Plante & Moran LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).


                                 AUDIT COMMITTEE

                                Salvatore Cottone
                                  Bobby L. Hill
                               Joseph F. Jeannette


AUDIT FEES

         The aggregate fees billed to the Corporation for 2000 by the Corporation's accounting firm, Plante & Moran, LLP, are as follows:

Audit Fees.........................................................    $53,200
Financial Information Systems Design and Implementation Fees.......    $     0
All other fees.....................................................    $32,186
                                                                       -------
                                                                       $85,386
                                                                       =======

SUMMARY COMPENSATION TABLE

         The following table details the compensation awarded, earned, or paid to the named executive officers for the three years ended December 31, 2000:

                                                                                    Long Term
                                           Annual Compensation                    Compensation
                               -----------------------------------------          ------------
         Name and
         Principal                                            Other Annual                         All Other
         Position (1)          Year     Salary     Bonus     Compensation (2)       Options      Compensation
         --------              ----     -----      -----     ---------------        -------      ------------

Harold W. Allmacher,            2000         $0    $15,000        $17,977            1,100              $0
   Chairman of the Board        1999    $67,077    $16,000         $8,100            9,500              $0
   and CEO of the Corporation   1998    $90,600    $16,400             $0                0              $0

David A. Widlak,                2000         $0    $15,000        $12,000                0              $0
   Vice Chairman of the Board   1999         $0         $0         $1,000            4,400              $0
   of the Corporation and
   Chairman of the Bank

Andrew Tassopoulos,             2000    $37,385    $16,000        $12,000            5,500         $63,554(3)
   Former President             1999    $97,200    $16,000         $7,250            5,500          $3,408
                                1998    $90,600    $16,400             $0                0          $2,700

(1) Andrew Tassopoulos, formerly President of the Bank, resigned effective April 18, 2000. As a result of this, David Widlak served as Chairman of the Board and Acting Chief Executive Officer of the Corporation and the Bank from April 18, 2000 to October 31, 2000. During this transition, Harold Allmacher served as President and Chief Operating Officer of the Bank and the Corporation until Ronald Reed was elected President and Chief Executive Officer of the Bank on October 31, 2000. Mr. Allmacher then resumed his position as Chairman and Chief Executive Officer of the Corporation, effective October 31, 2000.

(2) These amounts represent fees paid to the named officers for serving as a member of the Board of Directors of the Corporation and the Bank and their committees. In addition, the amount shown for Mr. Allmacher for 2000 includes $5,977 of non cash compensation attributed to him for the personal use of a company automobile.

(3) This amount represents severance payments made to Mr. Tassopoulos in 2000 following his resignation.

OPTIONS GRANTED IN 2000

         The following table provides information on options granted to the named executive officers during the year ended December 31, 2000:



                                           Individual Grants

                      -----------------------------------------------------------
                       Number of        % of Total
                         Shares          Options
                      Underlying        Granted to      Exercise or
                        Options         Employees       Base Price     Expiration
       Name             Granted          in 2000         Per Share        Date
-----------------     ----------        ----------      ----------      --------

Harold W. Allmacher     1,100               3%             $5.23      01-05-2010

David A. Widlak         None                ----            N/A           N/A

Andrew Tassopoulos      5,500               17%            $5.23      Options Expired


AGGREGATED STOCK OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 2000, by the named executive officers, and the value of unexercised options at December 31, 2000:

                                                                                      Value of
                                                          Number of                  Unexercised
                                                         Unexercised               "In-the-Money"
                            Shares                        Options at                 Options at
                         Acquired on    Value             12-31-2000                12-31-2000 (1)
      Name                 Exercise    Realized    Exercisable / Unexercisable  Exercisable / Unexercisable
-----------------        -----------  ---------    ---------------------------  ---------------------------
Harold W. Allmacher         None          N/A           11,941 / 6,930                  $0 / $0

David A. Widlak             None          N/A            1,100 / 3,300                  $0 / $0

Andrew Tassopoulos          None          N/A                0 / 0                      $0 / $0


(1) Values are calculated by subtracting the exercise price of the option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $5.375 per share, the average of the closing high bid and low asked prices reported by the OTC Bulletin Board as of December 31, 2000.

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

         As of December 31, 2000, the Bank had outstanding 36 loans to the directors and executive officers of the Corporation, totaling approximately $4.1 million in aggregate amount under commitments totaling approximately $9.2 million.

         The main office building of the Corporation and the Bank is being leased from T.A.P. Properties, LLC, a company owned by two directors; Gebran Anton and Dean Petitpren. The lease commenced in 1996 and has a term of 15 years. The monthly lease payments are currently $12,500 per month, and increase over the term of the lease to $16,531 per month in the final five years of the lease. The Bank also leases an office suite in a building that is owned by Mr. Anton. The lease has a term of five years, and commenced in 1997. The monthly lease payments are currently $2,148 per month, and increase over the term of the lease to $2,274 per month in the final year of the lease. The terms of these leases and rent payments similar to those prevailing at the time they were signed, for comparable leases in the local market.

                        SELECTION OF INDEPENDENT AUDITOR

         The Board of Directors has selected Plante & Moran, LLP as the Corporation's principal independent auditor for the year ending December 31, 2001. Representatives of Plante & Moran plan to attend the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.


                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         A proposal submitted by a stockholder for the 2002 Annual Meeting of Stockholders should be sent to Lisa Medlock; Corporate Secretary, at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007. Proposals must be received by November 15, 2001, in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.


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




                                December 31, 2000

                        [PLANTE & MORAN, LLP LETTERHEAD]



INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flow for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2000, and 1999, and the results of its operations and cash flow for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.



S/ PLANTE & MORAN, LLP

January 26, 2001
Troy, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                              December 31,
                                                                       --------------------------
                                                                         2000             1999
                                                                         ----             ----
Assets
                                                                             (in thousands)
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                                    $   5,412        $   5,692
   Federal funds sold                                                     27,600           20,700
                                                                       ---------        ---------
   Total Cash and Cash Equivalents                                        33,012           26,392

Securities available for sale, at fair value (Note 3)                     18,508            9,546
Investment securities, at amortized cost (Note 3)                          2,134            4,638

Loans (Note 4)
   Residential mortgage loans                                             28,421           29,920
   Commercial loans                                                      121,953          105,574
   Installment loans                                                       5,889            5,818
                                                                       ---------        ---------
   Total Loans                                                           156,263          141,312
Allowance for credit losses (Note 5)                                      (2,654)          (1,927)
                                                                       ---------        ---------
   Net Loans                                                             153,609          139,385

Net property and equipment (Note 6)                                        1,873            1,893
Accrued interest receivable                                                1,247              843
Other assets                                                               1,256            1,027
                                                                       ---------        ---------
   Total Assets                                                        $ 211,639        $ 183,724
                                                                       =========        =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                              December 31,
                                                                       --------------------------
                                                                         2000             1999
                                                                         ----             ----
Liabilities
                                                                    (in thousands, except share data)
Deposits
   Noninterest bearing demand deposits                                 $  18,983        $  16,540
   NOW and money market accounts                                          20,488           21,366
   Savings deposits                                                        8,768            8,803
   Time deposits (Note 7)                                                137,900          116,137
                                                                       ---------        ---------
   Total deposits                                                        186,139          162,846

Short term borrowings (Note 8)                                             4,157            1,605
Accrued interest payable                                                     990              442
Other liabilities                                                            203              306
Capitalized lease obligation (Note 9)                                      1,012            1,025
ESOP note payable (Note 10)                                                  421              471
                                                                       ---------        ---------
   Total Liabilities                                                     192,922          166,695

Stockholders' Equity (Note 11)

   Common stock     ($5 stated value; 9,000,000 shares authorized,
     2,661,922 shares issued and outstanding at 12-31-2000,
     2,420,024 shares issued and outstanding at 12-31-1999)               13,309           12,100
   Additional paid-in capital                                              5,016            6,226
   Accumulated surplus (deficit)                                             742             (682)
   Unearned employee benefit                                                (421)            (471)
   Accumulated other comprehensive income                                     71             (144)
                                                                       ---------        ---------
   Total Stockholders' Equity                                             18,717           17,029
                                                                       ---------        ---------
   Total Liabilities and Stockholders' Equity                          $ 211,639        $ 183,724
                                                                       =========        =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                  Year Ended December 31,
                                                                       ---------------------------------------------
                                                                         2000             1999              1998
                                                                       ---------        ---------         ---------
                                                                             (in thousands, except per share data)
Interest Income
   Loans (including fees)                                              $  14,433        $  10,514         $   7,163
   Securities                                                                978            1,013             1,333
   Federal funds sold                                                      1,269            1,021               486
                                                                       ---------        ---------         ---------
   Total Interest Income                                                  16,680           12,548             8,982

Interest Expense
   Deposits                                                                8,556            6,208             4,818
   Short term borrowings                                                     137              101                82
   Capitalized lease obligation                                              137              139               139
   ESOP loan interest expense                                                 42               24              ----
                                                                       ---------        ---------         ---------
   Total Interest Expense                                                  8,872            6,472             5,039
                                                                       ---------        ---------         ---------
   Net Interest Income                                                     7,808            6,076             3,943
Provision for credit losses (Note 5)                                         855              851               530
                                                                       ---------        ---------         ---------
   Net Interest Income after Provision for Credit Losses                   6,953            5,225             3,413

Noninterest Income
   Deposit service charges                                                   252              270               173
   Net gain on calls of securities                                          ----               11                22
   Mortgage banking income                                                     5              108                87
   Other income                                                              307              264               159
                                                                       ---------        ---------         ---------
   Total Noninterest Income                                                  564              653               441

Noninterest Expense
   Salaries, benefits and payroll taxes (Note 12)                          2,143            1,755             1,665
   Net occupancy expense                                                     728              572               545
   Other operating expense (Note 13)                                       2,404            2,005             1,314
                                                                       ---------        ---------         ---------
   Total Noninterest Expense                                               5,275            4,332             3,524
                                                                       ---------        ---------         ---------
Income Before Taxes and Cumulative Effect of
   Change in Accounting Principle                                          2,242            1,546               330
Provision for Income Tax Expense (Benefit) (Note 14)                         818              563              (774)
                                                                       ---------        ---------         ---------
Income Before Cumulative Effect of Change in
   Accounting Principle                                                    1,424              983             1,104
Cumulative Effect of Change in Accounting Principle,
   Net of Tax of $29                                                        ----              (57)             ----
                                                                       ---------        ---------         ---------
Net Income                                                             $   1,424        $     926         $   1,104
                                                                       =========        =========         =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(continued)

                                                                                  Year Ended December 31,
                                                                       ---------------------------------------------
                                                                         2000               1999             1998
                                                                       ---------         ---------        ---------
                                                                             (in thousands, except per share data)

Basic earnings per share

Income before cumulative effect of accounting
   change                                                                 $0.55             $0.37            $0.55

Cumulative effect of accounting change                                    $----            ($0.02)           $----
                                                                       ---------         ---------        ---------
Net Income                                                                $0.55             $0.35            $0.55
                                                                       =========         =========        =========

Diluted earnings per share

Income before cumulative effect of accounting
   change                                                                 $0.55             $0.37            $0.54

Cumulative effect of accounting change                                    $----            ($0.02)           $----
                                                                       ---------         ---------        ---------
Net Income                                                                $0.55             $0.35            $0.54
                                                                       =========         =========        =========


COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                                  Year Ended December 31,
                                                                       --------------------------------------------
                                                                         2000             1999              1998
                                                                       ---------        ---------         ---------
                                                                                       (in thousands)
Net Income as Reported                                                    $1,424             $926            $1,104

Other Comprehensive Income
   Change in unrealized gain (loss) on securities
     available for sale, net of tax of $113 in 2000,
     ($107) in 1999, and $32 in 1998                                         215             (207)               51
   Reclassification of previously reported gain
     included in current year net income                                    ----             ----               (17)
                                                                       ---------        ---------         ---------
Comprehensive Income                                                      $1,639             $719            $1,138
                                                                       =========        =========         =========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                   Additional                  Unearned        Accumulated Other
                                      Common        Paid-in       Retained     Employee          Comprehensive     Total
                                      Stock         Capital       Earnings     Benefits          Income (Loss)     Equity
                                      -----         -------       --------     --------          -------------     ------
                                                                      (in thousands)
Balance January 1, 1998              $ 6,325        $4,195        ($2,712)     $  ----                $ 29        $ 7,837

Stock split                              632          (633)          ----         ----                ----             (1)
Public stock offering                  4,025         4,427           ----         ----                ----          8,452
Stock offering costs                    ----          (677)          ----         ----                ----           (677)
Net income for 1998                     ----          ----          1,104         ----                ----          1,104
Other comprehensive income              ----          ----           ----         ----                  34             34
                                     -------        ------        -------      -------               -----        -------
Balance December 31, 1998            $10,982        $7,312        ($1,608)     $  ----                $ 63        $16,749


Stock split                            1,098        (1,099)          ----         ----                ----             (1)
Stock options exercised                   20            13           ----         ----                ----             33
Net income for 1999                     ----          ----            926         ----                ----            926
Establish ESOP plan                     ----          ----           ----         (500)               ----           (500)
Release of ESOP shares                  ----          ----           ----           29                ----             29
Other comprehensive loss                ----          ----           ----        -----                (207)          (207)
                                     -------        ------        -------      -------               -----        -------
Balance December 31, 1999            $12,100        $6,226        ($ 682)      ($ 471)               ($144)       $17,029
                                     =======        ======        =======      =======               =====        =======

Stock split                            1,209        (1,210)          ----         ----                ----             (1)
Net income for 2000                     ----          ----          1,424         ----                ----          1,424
Release of ESOP shares                  ----          ----           ----           50                ----             50
Other comprehensive income              ----          ----           ----        -----                 215            215
                                     -------        ------        -------       ------               -----        -------
Balance December 31, 2000            $13,309        $5,016         $  742      ($ 421)                $ 71        $18,717
                                     =======        ======        =======      =======               =====        =======


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                                   Year Ended December 31,
                                                                            ------------------------------------
                                                                          2000             1999              1998
                                                                         -------          -------           -------
Operating Activities                                                                   (in thousands)
   Net income                                                            $ 1,424          $   926           $ 1,104
   Adjustments to reconcile net income to net
       cash flow from operating activities:
     Net accretion (amortization) of security discount                         6                4               (10)
     Net gain on calls of securities                                        ----              (11)              (22)
     Net gain on sale of mortgage loans                                     ----             ----               (61)
     Provision for credit losses                                             855              851               530
     Depreciation expense                                                    342              315               354
     Net gain on sales of property and equipment                            ----             ----                (4)
     Deferred income tax                                                      33               12              (774)
     Cumulative effect of accounting change/organizational costs            ----               57              ----
     ESOP compensation expense                                                37               29              ----
     Increase in accrued interest receivable                                (404)            (188)             (156)
     (Increase) decrease in other assets                                    (337)             (58)               32
     Increase in accrued interest payable                                    548              162                89
     (Decrease) increase in other liabilities                               (141)             250               250
                                                                         -------          -------           -------
   Net Cash Provided by Operating Activities                               2,363            2,349             1,332

Investing Activities
   Maturities, calls, and prepayments of securities available for sale     4,561            3,877             3,337
   Purchases of securities available for sale                            (13,189)          (3,983)           (7,135)
   Maturities, calls, and prepayments of investment securities             2,505            4,822             5,643
   Purchases of investment securities                                       ----             (165)             (282)
   Sales of residential mortgage loans                                      ----             ----             9,232
   Net increase in loans                                                 (15,079)         (39,162)          (58,440)
   Sales of property and equipment                                          ----             ----                15
   Purchases of property and equipment                                      (322)            (469)             (290)
                                                                         -------          -------           -------
   Net Cash Used in Investing Activities                                 (21,524)         (35,080)          (47,920)

Financing Activities
   Net increase in demand and savings deposits                             1,530           11,970            15,525
   Net increase in time deposits                                          21,763           23,724            43,272
   Net increase (decrease) in short term borrowings                        2,552           (1,886)            2,088
   Repayment of capitalized lease obligation                                 (13)            (150)             (138)
   Public stock offering                                                    ----             ----             7,775
   Fractional shares paid on stock split                                      (1)              (1)               (1)
   Stock options exercised                                                  ----               33              ----
   Payment of ESOP debt                                                      (50)             (29)             ----
                                                                         -------          -------           -------
   Net Cash Provided by Financing Activities                              25,781           33,661            68,521

   Increase in Cash and Cash Equivalents                                   6,620              930            21,933
   Cash and Cash Equivalents at the Beginning
     of the Period                                                        26,392           25,462             3,529
                                                                         -------          -------           -------
   Cash and Cash Equivalents at the End of the Period                    $33,012          $26,392           $25,462
                                                                         =======          =======           =======
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                         $ 8,324          $ 6,172           $ 4,811
   Federal Taxes Paid                                                    $ 1,056          $   520           $  ----
                                                                         =======          =======           =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999

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

NATURE OF OPERATIONS: Community Central Bank Corporation is a bank holding company that owns all outstanding capital stock of the Bank. The Corporation opened for business in downtown Mount Clemens in October, 1996. The Bank which is located in downtown Mt. Clemens serves businesses and consumers throughout Macomb and St. Clair Counties with a full range of lending and deposit services. In 1999, the Corporation opened a Loan Center in Port Huron, Michigan, serving small to medium-sized business accounts in the St. Clair County area.

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

STOCK SPLITS AND DIVIDENDS: The Corporation issued additional shares of common stock to its shareholders for the purpose of effecting a reduction in the unit price of the shares and obtaining a wider distribution and improved marketability of the shares. The additional shares issued were not intended to be a distribution of earnings.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS PER SHARE: Basic earnings per share are based on the weighted average number of shares outstanding during the period. For earnings per share, committed-to-be-released and allocated shares of the "ESOP" are considered outstanding. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable. Outstanding shares are retroactively adjusted for stock splits.

Weighted average shares reconciliation is as follows:

                                                                              Year Ended December 31,
                                                                       2000             1999              1998
                                                                     --------         --------          --------
                                                                                (in thousands of shares)
Basic                                                                   2,604            2,645             2,017
Effect of stock options                                                  ----                5                13
                                                                     --------         --------          --------
Diluted                                                                 2,604            2,650             2,030
                                                                     ========         ========          ========

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

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2000, 1999 and 1998 consists solely of unrealized gain and losses on available for sale securities, net of tax.

CHANGE IN ACCOUNTING PRINCIPLE: The American Institute of Certified Public Accountants has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 31, 1998. SOP 98-5 mandates that the costs of start-up activities and organization costs be expensed as incurred. Previously, organization costs had been amortized over five years. As a result, the Corporation charged to expense its remaining unamortized organization costs in the first quarter of 1999. This resulted in an after tax charge of $57,000. If SOP 98-5 had not been issued, these costs would have been amortized ratably through the third quarter of 2001.

RECENT ACCOUNTING PRONOUNCEMENTS: In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated part of a hedge transaction. SFAS 133 was adopted by the Corporation in 2000, and did not have a material effect on the consolidated financial position or results of operations. In November 2000, the FASB issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB No. 140). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The impact of FASB No. 140 as of December 31, 2000 was not material to the consolidated financial statements.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1999 financial statements to conform with the classifications used in 2000.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2000, $29,000 of reserves were required.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                                       December 31, 2000
                                               --------------------------------------------------------------
                                                 Amortized                  Unrealized                Fair
                                                   Cost               Gains            Losses         Value
                                               ------------        ------------      ----------     ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies               $14,255              $109           $ ----         $14,364
   Mortgage backed securities                        2,829                 7              (10)          2,826
   Collateralized mortgage obligations                 994              ----             ----             994
   Municipal securities                                321                 3             ----             324
                                               ------------        ----------        ---------     -----------
       Total Securities Available for Sale          18,399               119              (10)         18,508
                                               ------------        ----------        ---------     -----------

Investment Securities
   Mortgage backed securities                        1,579                 2               (2)          1,579
   Collateralized mortgage obligations                 109              ----             ----             109
   Other securities                                    446              ----             ----             446
                                               ------------        ----------        ---------     -----------
       Total Investment Securities                   2,134                 2               (2)          2,134
                                               ------------        ----------        ---------     -----------
       Total Securities                            $20,533              $121          ($   12)        $20,642
                                               ============        ==========        =========     ===========

                                                                       December 31, 2000
                                               --------------------------------------------------------------
                                                 Amortized                  Unrealized                Fair
                                                   Cost               Gains            Losses         Value
                                               ------------        ------------      ----------     ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies               $ 6,381            $ ----            ($101)        $ 6,280
   Mortgage backed securities                        3,383              ----             (118)          3,265
   Collateralized mortgage obligations                   1              ----             ----               1
                                               ------------        ----------        ---------     -----------
       Total Securities Available for Sale           9,765              ----             (219)          9,546
                                               ------------        ----------        ---------     -----------

Investment Securities
   United States Government agencies                 2,001              ----               (9)          1,992
   Mortgage backed securities                        1,758              ----              (37)          1,721
   Collateralized mortgage obligations                 433              ----               (2)            431
   Other securities                                    446              ----             ----             446
                                               ------------        ----------        ---------     -----------
       Total Investment Securities                   4,638              ----              (48)          4,590
                                               ------------        ----------        ---------     -----------
       Total Securities                            $14,403            $ ----            ($267)        $14,136
                                               ============        ==========        =========     ===========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 2000, are as follows:

                                          ---------------------------               --------------------------
                                             Securities Available                           Investment
                                                   for Sale                                 Securities
                                          ---------------------------               --------------------------
                                          Amortized           Fair                  Amortized          Fair
                                             Cost             Value                   Cost             Value
                                          ---------         ---------               ---------        ---------
                                                                      (in thousands)
Within one year                             $ 4,889           $ 4,895                  $  109           $  109
After one year but within five years         12,516            12,620                   1,579            1,579
After five years but within ten years           603               604                    ----             ----
After ten years                                 391               389                     446              446
                                          ---------         ---------               ---------        ---------
                                            $18,399           $18,508                  $2,134           $2,134
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

Investment securities of $6,500,000 were pledged to secure short term borrowings.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4)  LOANS

Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $4,115,000 and $6,183,000 at December 31, 2000 and 1999, respectively. The total unused commitments related to these loans were $5,115,000 at December 31, 2000. During 2000, new loans and advances were $540,000, while repayments totalled $2,608,000.

The Bank grants loans to customers who reside primarily in Macomb and St. Clair Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $20,673,000 in outstanding loans at December 31, 2000, to commercial borrowers in the real estate rental and property management industry.


(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                                      2000              1999
                                                   -----------       -----------
                                                              (in thousands)

         Balance, beginning of the period               $1,927            $1,330
         Provision                                         855               851
         Charge-offs                                      (156)             (272)
         Recoveries                                         28                18
                                                   -----------       -----------

         Balance, end of year                           $2,654            $1,927
                                                   ===========       ===========

         As a percentage of total loans                   1.70%             1.36%
                                                   ===========       ===========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. Management believes that the allowance for credit losses at December 31, 2000 is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay the loan principal. Since management immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these loans is generally limited to cash collection of interest.

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had $662,000 in loans classified as impaired at December 31, 2000 and $468,000 at December 31, 1999.

A summary of nonperforming assets is as follows:

                                                      2000              1999
                                                   -----------       -----------
                                                             (in thousands)
         Impaired loans:
           Nonaccrual                                     $662              $468
                                                   -----------       -----------
         Total impaired loans                              662               468
         Other real estate                                ----              ----
                                                   -----------       -----------

         Total nonperforming assets                       $662              $468
                                                   ===========       ===========
         Impaired loans as a percentage of
           total loans                                    0.42%            0.33%
                                                   ===========       ===========




A summary of total loans past due 90-days and still accruing interest is as follows:

                                                      2000                1999
                                                   -----------         -----------
                                                             (in thousands)
         Commercial                                     $ ----              $ ----
         Residential real estate                            56                 162
         Installment                                        96                  16
                                                   -----------         -----------
           Total loans past due 90 days
              or more and still accruing interest       $  152              $  178
                                                   ===========         ===========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                                 2000              1999
                                                              -----------       -----------
                                                                       (in thousands)
         Buildings (under capitalized lease)                       $1,000           $1,000
         Leasehold improvements                                     1,145            1,034
         Furniture and equipment                                    1,189              990
         Vehicles                                                      55               55
                                                              -----------      -----------
                                                                    3,389            3,079

         Less accumulated depreciation and amortization             1,516            1,186
                                                              -----------      -----------
         Net property and equipment                                $1,873           $1,893
                                                              ===========      ===========


(7)  TIME DEPOSITS

The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 2000, was $77,887,000.

As of December 31, 2000, scheduled maturities of all time deposits are as follows:

         Year ending December 31,                          (in thousands)

         2001                                                $ 89,183
         2002                                                  37,362
         2003                                                     229
         2004                                                  11,058
         2005                                                      68
         Subsequent years                                        ----
                                                            ---------
         Total time deposits                                 $137,900
                                                            =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  SHORT TERM BORROWINGS

Short term borrowings at December 31, 2000, consist of securities sold with an agreement to repurchase. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

                                                                    2000             1999
                                                                   -------          -------
                                                                       (in thousands)
         Amount outstanding at end of year                         $4,157           $1,605
         Weighted average interest rate on ending balance            3.91%            4.19%

         Average amount outstanding during the year                 3,348            2,357
         Weighted average interest rate during the year              4.09%            4.29%

         Maximum amount outstanding at any month end
           during the year                                          5,541            3,195


(9)  LEASES

In 1996, the Corporation entered into a 15 year lease commitment for its office with an entity owned by two Directors. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%. Future minimum lease payments as of December 31, 2000, consist of the following:

         Year ending December 31,                          (in thousands)

         2001                                                  $  154
         2002                                                     173
         2003                                                     173
         2004                                                     173
         2005                                                     173
         Subsequent years                                       1,133
                                                            ---------
         Total minimum lease payments                           1,979
         Amount representing interest                             967
                                                            ---------
         Present value of minimum lease payments               $1,012
                                                            =========

Operating expense includes rentals on a leased facility and certain equipment in the amount of $135,000 for 2000 and $65,000 for 1999, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2000:

         Year ending December 31,                          (in thousands)

         2001                                                  $  142
         2002                                                     113
         2003                                                      85
         2004                                                      60
         2005                                                      41
                                                            ---------
         Total minimum rental payments                         $  441
                                                            =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10)  ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The terms of the note include a variable rate payable, due in monthly installments to 2009, floating at prime rate which was 9.50% at December 31, 2000. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity.

As of December 31, 2000, scheduled maturities of the ESOP note payable are as follows:

                                                           (in thousands)

         2001                                                    $ 50
         2002                                                      50
         2003                                                      50
         2004                                                      50
         2005                                                      50
         Subsequent years                                         171
                                                            ---------
                                                                 $421
                                                            =========

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2000, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                                         2000               1999            Minimum Ratio            Ratio
                                                  ----------------    ----------------        for Capital            to be
                                                  Capital    Ratio    Capital    Ratio    Adequacy Purposes    "Well Capitalized"
                                                  -------    -----    -------    -----    -----------------    ------------------
                                                              (in thousands)
Tier I capital to risk-weighted assets
     Consolidated                                 $18,640   11.74%    $17,166    12.30%            4%                   NA
     Bank only                                     17,305   10.90%     15,786    11.32%            4%                    6%

Total capital to risk-weighted assets
     Consolidated                                  20,634   12.99%     18,912    13.55%            8%                   NA
     Bank only                                     19,297   12.16%     17,532    12.57%            8%                   10%

Primary capital to assets
     Consolidated                                  21,294    9.94%     18,749    10.10%            5.5%                 NA

Total capital to assets
     Consolidated                                  21,294    9.94%     18,749    10.10%            6%                   NA

Tier I capital to quarterly average assets
     Consolidated                                  18,640    8.93%     17,166     9.46%            4%                   NA
     Bank only                                     17,305    8.29%     15,786     8.70%            4%                    5%


The Corporation declared an 11 for 10 stock split on March 14, 2000. The split was paid on April 21, 2000, to stockholders of record on April 6, 2000. As a result, approximately $1,200,000 was transferred from additional paid-in capital to common stock. The effects of the stock split have been retroactively applied to applicable figures in this report. The Corporation also declared and paid an 11 for 10 stock split in the second quarter of 1999.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12)  BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $31,000, $33,000 and $32,000 were paid or accrued for the periods ended December 31, 2000, 1999 and 1998.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Corporation established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2000 the plan had acquired a total of 65,450 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into the Corporation's participant's accounts is directly proportional to the ratio of the principal reductions to the total original principal amount. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $37,000 for 2000. This represented 10,363 shares that were committed-to-be released, with 55,087 shares remaining unearned as of December 31, 2000. The value of unearned shares as of December 31, 2000, was $296,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 10). The ESOP intends to repay the loan (plus interest) using Company contributions.

Information regarding the ESOP transactions for the year ended December 31, 2000 is as follows:

                                                       (in thousands)
           Amounts paid by ESOP for:
                  Debt repayment                            50
                  Interest                                  42

         Amounts received from the Company as:
                  Contributions                             72

STOCK OPTION PLANS - The Corporation has four stock-based compensation plans. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation was authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 Employee Stock Option Plan. As of December 31, 2000 options for 66,000 shares were available for grant under the 2000 Employee Stock Option Plan. Under the 1996 Stock Option Plan for Nonemployee Directors 48,315 shares were granted and none are available for grant. Under the 1999 Stock Option Plan for Directors, the Corporation was authorized to grant options for up to 66,000 shares of common stock. Under all plans, only a portion of the options granted are immediately exercisable. The remainder become exercisable on specified dates in the future. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plans an option's maximum term is ten years, and under the 1996 and 1999 directors plans, the option's maximum term is seven years.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation has estimated fair value of the options issued in 2000, 1999 and 1998 at $2.84, $4.32 and $5.17 per share, respectively, using the Black-Scholes option pricing model. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income and earnings per share on a pro forma basis would have been as follows:



                                                                              Year Ended December 31,
                                                                       2000             1999              1998
                                                                     --------         --------          --------
                                                                          (in thousands, except per share data)

     Net income                                As reported             $1,424              $926           $1,104
                                               Pro forma               $1,373              $866           $1,068
                                                                      ========          ========         ========

     Basic earnings per share                  As reported              $0.55             $0.35            $0.55
                                               Pro forma                $0.53             $0.33            $0.53
                                                                      ========          ========         ========

     Diluted earnings per share                As reported              $0.55             $0.35            $0.54
                                               Pro forma                $0.53             $0.33            $0.53
                                                                      ========          ========         ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the Corporation's three stock option plans for the periods indicated:



                                                                     Year Ended December 31,
                                               2000                           1999                        1998
                                    -------------------------     --------------------------     ---------------------------
                                                 Weighted                       Weighted                       Weighted
                                    Number of     Average         Number of      Average         Number of      Average
                                      Shares   Exercise Price      Shares     Exercise Price      Shares     Exercise Price
                                    ---------  --------------     ---------   --------------     ---------  --------------
Outstanding, beginning of period     132,428         $7.76          84,919         $7.18           76,134         $6.95
Granted                               37,331          5.59          68,200          8.59            8,785          9.13
Exercised                               ----           ----         (4,392)         6.83             ----          ----
Expired                              (18,871)         7.44         (16,299)         8.47             ----          ----
                                    ---------    ------------     ---------    ------------     ----------      ----------
Outstanding, end of year             150,888         $7.27         132,428         $7.76           84,919         $7.18
                                    =========    ============     =========    ============     ===========     ==========


The following table shows summary information about stock options outstanding at December 31, 2000:



                         Stock Options Outstanding                                   Stock Options Exercisable
------------------------------------------------------------------------------  ------------------------------------
                                    Weighted Average                                                 Weighted
        Range of       Number          Remaining            Weighted Average     Number of        Average Exercise
     Exercise Prices  of Shares      Contractual Life        Exercise Price        Shares               Price
------------------------------------------------------------------------------  ------------------------------------
         $6.83          61,493          3.1 years                $6.83            61,493                $6.83
          9.30           1,464          4.7 years                 9.30             1,464                 9.30
          7.16           4,400          5.8 years                 7.16             1,100                 7.16
      8.52 - 8.64       56,100          5.9 years                 8.61            15,840                 8.61
          5.23           8,560          9.0 years                 5.23             3,300                 5.23
          5.50          18,871          9.8 years                 5.50             5,095                 5.50
                       -------                                   -----            ------                -----
                       150,888                                   $7.27            88,292                $7.06
                       =======                                   =====            ======                =====


COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:



                                                                          Year Ended December 31,
                                                              ------------------------------------------
                                                                2000              1999             1998
                                                              -------           -------          -------
                                                                             (in thousands)
         Advertising and public relations                      $  444            $  413           $  329
         Data processing                                          412               312              280
         Professional and regulatory fees                         425               289              204
         Credit card processing                                   232               191              107
         Printing and supplies                                    113               113               90
         Telephone                                                 71                59               59
         Loan closing                                              77                99               55
         Other insurance                                           69                41               45
         Organizational cost                                     ----              ----               32
         Deposit insurance                                         59                15               10
         Single business tax                                       95               126             ----
         Other                                                    407               347              103
                                                              -------           -------          -------
           Total other operating expense                       $2,404            $2,005           $1,314
                                                              =======           =======          =======

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



                                                                2000              1999             1998
                                                              -------           -------          -------
                                                                             (in thousands)

         Current expense                                        $785             $523            $ ----
         Deferred (benefit) expense                               33               11              (774)
                                                              -------           -------         --------
         Total income expense (benefit)                         $818             $534           ($  774)
                                                              =======           =======         ========


The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:


                                                                2000              1999
                                                              -------           -------
                                                                    (in thousands)
Deferred tax assets
     Provision for loan losses                                  $   804             $606
     Depreciation                                                    75               65
     Capital lease                                                  154              129
     Deferred loan fees                                              27               42
     Unrealized loss on securities available for sale              ----               75
     Other                                                           18               56
                                                                -------          -------
                                                                  1,078              973

     Valuation allowance for deferred tax assets                   ----             ----

Deferred tax liabilities
     Original issue discount                                        (60)             (78)
     Unrealized gain on securities available for sale               (38)            ----
     Mortgage servicing rights                                      (22)             (28)
     Other                                                          (41)             (30)
                                                                -------          -------
Net deferred tax asset                                          $   917             $837
                                                                =======          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:



                                                                         Year Ended December 31,
                                                                --------------------------------------------
                                                                   2000             1999              1998
                                                                ---------        ---------         ---------
                                                                               (in thousands)

Provision at statutory federal income tax rate                      787              497               112
Valuation allowance                                                ----             ----              (906)
Nondeductible expenditures                                           33               37                20
Other, net                                                           (2)            ----              ----
                                                                ---------        ---------         ---------
Provision at effective federal income tax rate                      818              534              (774)
                                                                =========        =========         =========

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:

                                                              2000                                1999
                                                     ----------------------             -----------------------
                                                     Carrying     Estimated             Carrying      Estimated
                                                     Amount      Fair Value             Amount       Fair Value
                                                     ----------------------             -----------------------
                                                                             (in thousands)
Financial Assets
   Cash and cash equivalents                        $ 33,012      $ 33,012               $ 26,293      $ 26,392
   Securities                                         20,642        20,642                 14,184        14,136
   Loans, net of allowance                           153,609       155,564                139,385       139,182
   Accrued interest receivable                         1,247         1,247                    843           843

Financial Liabilities
   Demand and savings deposits                        48,239        48,239                 46,709        46,709
   Time deposits                                     137,900       139,026                116,137       116,168
   Short term borrowings                               4,157         4,157                  1,605         1,605
   Accrued interest payable                              990           990                    442           442

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

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of customers. The Corporation also has legally binding commitments to extend credit in the form of loans that have been approved but not yet closed. These funds are normally disbursed unless the customer fails to comply.

Standby letters of credit are issued in connection with agreements between customers and a third party. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation after the letter of credit is enforced.

A summary of commitments not recorded on the balance sheet at December 31 is as follows:


                                                                   2000             1999
                                                                  -----            -----
                                                                      (in thousands)
Unused home equity lines of credit                              $ 2,882          $ 2,762
Unused credit card lines                                          1,518            1,475
Unused portion of construction lines of credit                    6,287            8,948
Unused portion of all other credit lines                         21,528           23,700
Loans committed but not yet closed                                4,495           14,715
Standby letters of credit                                         1,137              957
                                                                -------          -------
Total outstanding commitments                                   $37,847          $52,557
                                                                =======          =======



(17)  RESTRICTIONS ON DIVIDENDS

Dividends paid by the Corporation would be provided primarily by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. Applicable law and regulations limit the amount and payment of dividends by the Bank.

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


PARENT-ONLY BALANCE SHEET

                                                                       December 31,
                                                                --------------------------
                                                                  2000             1999
                                                                ---------        ---------
Assets                                                                (in thousands)
Cash                                                            $ 1,225          $ 1,281
Investment in subsidiary                                         17,382           15,642
Other assets                                                        112              110
                                                                -------          -------
   Total Assets                                                 $18,719          $17,033
                                                                =======          =======


Liabilities and Stockholders' Equity

Due to subsidiary                                               $     2          $     4
                                                                -------          -------
   Total Liabilities                                                  2                4

Common stock                                                     13,309           12,100
Additional paid-in capital                                        5,016            6,226
Accumulated surplus (deficit)                                       742             (682)
Unearned employee benefit                                          (421)            (471)
Accumulated other comprehensive income                               71             (144)
                                                                -------          -------
   Total Stockholders' Equity                                    18,717           17,029
                                                                -------          -------
   Total Liabilities and Stockholders' Equity                   $18,719          $17,033
                                                                =======          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF OPERATIONS


                                                                           Year Ended December 31,
                                                                --------------------------------------------
                                                                   2000             1999              1998
                                                                ---------        ---------         ---------
                                                                               (in thousands)
Operating Income
   Interest income                                               $   49             $ 60            $   57
                                                                ---------        ---------         ---------
   Total Operating Income                                            49               60                57

Operating Expense
   Other expense                                                    128               20                56
                                                                ---------        ---------         ---------
   Total Operating Expense                                          128               20                56

   Income Before Taxes
     and Share in Undistributed
     Income of Subsidiary                                           (79)              40                 1

Income tax (benefit) expense                                        (28)              14               (82)
                                                                ---------        ---------         ---------
   Income Before Share
     in Undistributed Income of Subsidiary and
     Cumulative Effect of Change in Accounting
     Principle                                                      (51)              26                83

Cumulative effect of changes in Accounting Principle               ----              (57)             ----

Share of undistributed income of subsidiary                       1,475              957             1,021
                                                                ---------        ---------         ---------
   Net Income                                                    $1,424             $926            $1,104
                                                                =========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF CASH FLOW



                                                                         Year Ended December 31,
                                                                --------------------------------------------
                                                                  2000             1999              1998
                                                                ---------        ---------         ---------
                                                                               (in thousands)
Operating Activities
   Net income                                                    $1,424          $   926            $1,104
   Adjustments to reconcile net income to
       net cash flow from operating activities
     Undistributed (income) loss of subsidiary                   (1,475)            (957)           (1,021)
     Decrease (increase) in other assets                             (2)              58               (49)
     (Decrease) increase in other liabilities                        (2)              (3)                7
                                                                ---------        ---------         ---------
   Net Cash (Used in) Provided by Operating Activities              (55)              24                41

Investing Activities
   Capital contribution to subsidiary                              ----           (2,000)           (5,000)
                                                                ---------        ---------         ---------
   Net Cash Used in Investing Activities                           ----           (2,000)           (5,000)

Financing Activities
   Public stock offering                                           ----             ----             7,775
   Fractional shares paid on stock split                             (1)              (1)               (1)
   Stock options exercised                                         ----               33              ----
                                                                ---------        ---------         ---------
   Net Cash (Used in) Provided by Financing Activities               (1)              32             7,774
                                                                ---------        ---------         ---------
Increase (Decrease) in Cash                                         (56)          (1,944)            2,815
Cash at the Beginning of the Period                               1,281            3,225               410
                                                                ---------        ---------         ---------
Cash at the End of the Period                                    $1,225          $ 1,281            $3,225
                                                                =========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion compares the financial condition of the Corporation and its wholly owned subsidiary, Community Central Bank, at December 31, 2000 to December 31, 1999 and the results of operations for the years ended December 31, 2000, 1999 and 1998. This discussion should be read in conjunction with the financial statements and statistical data presented elsewhere in this report. This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

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

ASSETS

The Corporation's total assets have increased by 15.2%, or $27.9 million, to $211.6 million at December 31, 2000, compared with $183.7 million at December 31, 1999.

During the year ended December 31, 2000, total deposits rose by $23.3 million, while total loans increased by $15.0 million. Loan growth was funded through deposit growth, coupled with maturing investment proceeds. Commercial loans grew by $16.4 million, while residential mortgage loans decreased by $1.5 million.

The allowance for credit losses as a percentage of total gross loans was 1.70% as of December 31, 2000. The provision for credit losses in 2000 was comparable to 1999, at $855,000 and $851,000, respectively. The provision in 2000 was made in accordance with assumptions incorporated into the loan loss reserve analysis. Management conducts the analysis on a quarterly basis. The analysis incorporates factors such as current net charge offs, risk identifications, delinquency, historical losses, current trends, concentration of credits, and national and economic conditions. Other factors included in management's analysis include, experience, ability and depth of lending management and staff and the loan review system. Gross loan charge-offs for 2000 comprised $156,000, with recoveries representing $28,000. Total net charge-offs represented 0.08 percent of average portfolio loans.

Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 2000, there was $662,000 of loans placed in nonaccrual status. Commercial loans and lease financing receivables are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan should be reported as nonaccrual. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, and in the process of collection.

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

LIABILITIES

During the year ended December 31, 2000, total deposits increased by 14.3%, or $23.3 million, to $186.1 million. Short term borrowings increased by $2.6 million, to $4.2 million at December 31, 2000.

CAPITAL

Shareholders' equity was $18,717,000 at December 31, 2000, a $1,688,000 increase from December 31, 1999. The increase resulted from net income of $1,424,000, coupled with an equity increase reflecting unrealized gains of the available for sale security portfolio of $215,000. An additional increase of $50,000 was recorded to reflect the reduction in the employee stock ownership plan ("ESOP") loan. The ESOP was funded with an outside loan that has been recorded as if it was long-term debt of the Corporation. The repayment of debt is recorded as a reduction in the long-term liability and an increase in equity.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 2000 net interest income was $7.8 million. The Corporation's net interest margin for the year was 4.12%.

The following table shows the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to BOTH volume and rate changes have been allocated to the volume component.



                                                               Year Ended
                                                       December 31, 2000 vs. 1999
                                                 -----------------------------------
                                                                Increase (Decrease)
                                                                Due to Changes In
                                                              ----------------------

                                                   Total        Volume        Rate
                                                                and Both
                                                 ---------    ----------    ---------
                                                            (in thousands)
Earning Assets - Interest Income
   Federal funds sold                              $   248      $   (24)       $  272
   Securities                                          (34)         (70)           36
   Loans                                             3,918        3,205           713
                                                 ---------    ---------     ---------

     Total                                           4,132        3,111         1,021
                                                 ---------    ---------     ---------

Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                     (220)          (72)         (148)
   Savings deposits                                    75            77            (2)
   Time deposits                                    2,492         1,671           821
   Short term borrowings                               36            41            (5)
   Capitalized lease obligation and ESOP loan          16            18            (2)
                                                ---------     ---------     ---------

     Total                                          2,399         1,735           664
                                                ---------     ---------     ---------
Net Interest Income                                $1,733       $ 1,376        $  357
                                                =========     =========     =========


For the year ended December 31, 2000, net interest income increased by 28.5%, or $1.3 million over 1999. This was due to a significant rise in the volume of interest earning assets, especially in loans. On the liability side, interest bearing liability volumes increased as the Corporation continued to build a deposit base. The net interest margin improved for the year to 4.12%, compared with 3.88% for 1999. The margin improvement was the result of an emphasis in balance sheet mix, whereby increases in relatively higher yielding variable rate loans were offset by increases in core deposit products. Interest rates on individual asset and liability categories were generally higher than in the previous year.

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



                                                                           Year Ended December 31,
                                                               2000                                    1999
                                                ---------------------------------------------------------------------------
                                                                          Average                                Average
                                                              Interest       Rate                    Interest       Rate
                                               Average         Income/    Earned/        Average      Income/     Earned
                                               Balance         Expense       Paid        Balance      Expense       Paid
                                                ----------------------------------       --------------------------------
                                                                              (in thousands)
Assets
   Federal funds sold                          $  19,892      $  1,269     6.38%        $ 20,267       $1,021      5.04%
   Securities                                     15,477           978     6.32           16,582        1,012      6.10
   Loans                                         153,965        14,433     9.37          119,773       10,515      8.78
                                               ---------      --------    -------       --------      -------     ------
   Total Earning Assets/
     Total Interest Income                       189,334        16,680     8.81%         156,622       12,548      8.01%
                                                              --------    -------                     -------     ------
   Cash and due from banks                         5,223                                   4,839
   All other assets                                1,680                                   1,779
                                               ---------                                 -------
   Total Assets                                $ 196,237                                $163,240
                                               =========                                ========
Liabilities and Equity
     NOW and money market accounts             $  17,381           407     2.34%        $ 20,435          627      3.07%
     Savings deposits                              8,337           248     2.97            5,733          173      3.02
     Time deposits                               126,866         7,901     6.23          100,028        5,408      5.41
     Short term borrowings                         3,347           137     4.09            2,357          101      4.29
     Capitalized lease obligation                  1,456           179    12.29            1,308          163     12.46
                                               ---------      --------    -------       --------      -------     ------

     Total Interest Bearing Liabilities/
       Total Interest Expense                    157,387         8,872     5.64%         129,861        6,472      4.98%
                                                              --------    -------                     -------     ------
   Noninterest bearing
     demand deposits                              20,003                                  15,869
   All other liabilities                             896                                     528
   Stockholders' equity                           17,951                                  16,982
                                               ---------                                --------
     Total Liabilities and Stockholders'
       Equity                                  $ 196,237                                $163,240
                                               =========                                ========
   Net Interest Income                                        $  7,808                                 $6,076
                                                              ========                                =======
   Net Interest Margin (Net Interest
     Income/Total Earning Assets)                                          4.12%                                   3.88%
                                                                          =======                                =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONINTEREST INCOME

Noninterest income decreased by 13.6%, to $564,000 for 2000. In 1999, security gains of $11,000 and mortgage servicing rights income of $84,000 were recognized and represented nonrecurring sources of noninterest income. Without these nonrecurring sources of income in 1999, noninterest income in 2000 would have increased $6,000, or 1% compared to 1999. The largest components of noninterest income were overdraft income and fees from processing merchant credit card deposits.

NONINTEREST EXPENSE

Noninterest expense increased over 1999 by 21.8%, to $5.3 million in 2000. This was primarily the result of growth of the Corporation, and the accompanying rise in payroll and other operating expense.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate risk require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by two facilities totaling $5.0 million, unsecured federal funds borrowing facilities, and a $20.0 million secured line of credit with the FHLB. The Corporation's large deposits which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Corporation's Asset Liability Committee ("ALCO") meets periodically. Some of the major areas of focus of the ALCO incorporate the following overview functions: review the interest rate risk sensitivity of the Bank to measure the impact of changing interest rates on the Bank's net interest income, review the liquidity position through various measurements, review current and projected economic conditions and the corresponding impact on the Bank, ensure that capital and adequacy of the allowance for loan losses are maintained at proper levels to sustain growth, monitor the investment portfolio, recommending policies and strategies to the Board that incorporate a better balance of our interest rate risk, liquidity, balance sheet mix and yield management, and review the current balance sheet mix and proactively determine the future product mix.

The Corporation currently utilizes two quantitative tools to measure and monitor interest rate risk: static gap analysis and net interest income simulation modeling. Each of these interest rate risk measurements has limitations, but management believes when these tools are evaluated together, they provide a balanced view of the exposure the Corporation has to interest rate risk.

The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 2000, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms. Decay assumptions have been factored into non-maturing deposit products.


                                                 After Three        After One
                                    Within        Months But         Year But             After
                                     Three            Within           Within              Five
                                    Months          One Year       Five Years             Years        Total
                                   -------         ---------       ----------           -------      -------
                                                                  (in thousands)
Interest earning assets
   Federal funds sold             $ 27,600         $    ----       $     ----           $  ----    $  27,600
   Securities, at amortized cost        15             4,982           14,095             1,441       20,533
   Loans                            87,020             5,136           54,953             9,154      156,263
                                  --------         ---------       ----------           -------    ---------
     Total                         114,635            10,118           69,048            10,595    $ 204,396
                                                                                                   =========

Interest bearing liabilities
   NOW and money market accounts     2,290             6,930           11,268              ----      $20,488
   Savings deposits                    701             2,192            5,875              ----        8,768
   Jumbo time deposits              51,163            18,620            8,104              ----       77,887
   Time deposits < $100,000         22,793            14,302           22,918              ----       60,013
   Short term borrowings             4,157              ----             ----              ----        4,157
   Capitalized lease obligation        424                16              192               801        1,433
                                  --------         ---------       ----------           -------    ---------
     Total                          81,528            42,060           48,357               801    $ 172,746
                                  --------         ---------       ----------           -------    =========

Rate sensitivity gap              $ 33,107          (31,942)           20,691             9,794

Cumulative rate sensitivity gap                    $   1,165       $   21,856           $31,650

Rate sensitivity gap ratio            1.41              0.24             1.43             13.23

Cumulative rate sensitivity gap ratio                   1.01             1.13              1.18

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

Based on the table above, the Corporation is considered to be asset sensitive in a three-month maturity range and evenly matched in a one-year maturity range as of December 31, 2000. In a falling rate environment, the Corporation might not be able to decrease prices on interest bearing liabilities as fast as the decrease in rates on interest earning assets.

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

As of December 31, 2000, the simulation model projects net interest income would decrease by 5.6% of the base net interest income, assuming an instantaneous parallel shift downward in the yield curve by 200 basis points. Conversely, if the yield curve were to increase by 200 basis points, the model projects net interest income would increase by 5.2%.

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


STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the OTC Bulletin Board (OTCBB) under the ticker symbol "CCBD." At December 31, 2000, there were approximately 300 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the past two years. The quotations reflect bid prices as reported by the OTCBB, and do not include retail mark-up, mark-down or dealer commission.


                                                 2000 Bid Prices
                                                 ---------------
                                                                                  Cash
                                                                                Dividends
                           Quarter          High              Low               Declared
                           --------------------------------------------------------------
                           Fourth             $5.38             $5.19             $ ----
                           Third               5.81              4.88               ----
                           Second              5.88              4.50               ----
                           First               5.45              4.86               ----
                           --------------------------------------------------------------



                                                 1999 Bid Prices
                                                 ---------------
                                                                                  Cash
                                                                                Dividends
                           Quarter          High              Low               Declared
                           --------------------------------------------------------------
                           Fourth             $7.73             $4.55             $ ----
                           Third               7.95              6.82               ----
                           Second              9.55              7.50               ----
                           First               9.09              7.85               ----
                           --------------------------------------------------------------



Price data has been retroactively adjusted for the 11 for 10 stock split in 2000 and 1999.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


MARKET MAKERS

At December 31, 2000, the following firms were registered with the OTCBB as market makers in Community Central Bank Corporation common stock:

Raymond James & Associates, Inc.                  Herzog, Heine & Geduld, Inc.
880 Carillon Park                                 2 Penn Center
St. Petersburg, FL  33716                         Philadelphia, PA  19102

McConnell Budd & Downes, Inc.                     Baird, Patrick & Co., Inc.
365 South Street                                  20 Exchange Place
Morristown, NJ  07960                             New York, NY  10005-3265

Hill, Thompson, Magid & Co., Inc.                 Monroe Securities, Inc.
15 Exchange Place                                 47 State Street
Jersey City, NJ  07302-3912                       Rochester, NY  14614

Howe Barnes Investment, Inc.
135 South LaSalle St.
Chicago, IL  60603-4398

STOCK REGISTRAR AND TRANSFER AGENT

State Street Bank & Trust Company
c/o Boston EquiServe
PO Box 43011
Providence, RI  02940-3011
Shareholder Inquiries 1-800-426-5523

INDEPENDENT AUDITOR

Plante & Moran, LLP
2601 Cambridge Ct., Suite 500
Auburn Hills, MI  48326

LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, MI  48226-3425

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (810) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.

ANNUAL MEETING

This year's Annual Meeting will be held at 9:00 A.M., on Tuesday, April 17, 2001, at Fern Hill Country Club, 17600 Clinton River, Clinton Township, MI 48036.

                                    CCB Logo

                                                                     CCBCM-AR-01

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 North Main Street
                             Mount Clemens, MI 48043

                 ANNUAL MEETING OF STOCKHOLDERS - APRIL 17, 2001
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold W. Allmacher and Michael D. Schwartz, or either of them, with full power of substitution in each, as proxies to vote all of the shares of common stock of Community Central Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Community Central Bank Corporation to be held at Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan 48036, on Tuesday, April 17, 2001, at 9:00 a.m., and at any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES.

--------------------------------------------------------------------------------
                    PLEASE VOTE, DATE, AND SIGN ON REVERSE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

-----------------------------------       --------------------------------------

-----------------------------------       --------------------------------------

-----------------------------------       --------------------------------------


      PLEASE MARK VOTES
 [X]  AS IN THIS EXAMPLE

   ========================================      1.   Election of Directors.          For All    With   For All
      COMMUNITY CENTRAL BANK CORPORATION                                            Nominees     -hold   Except
   ========================================           (01) SALVATORE COTTONE           |  |       |  |    |  |
                                                      (02) BOBBY L. HILL               |  |       |  |    |  |
                                                      (03) DEAN S. PETITPREN           |  |       |  |    |  |
                                                      (04) RONALD R. REED              |  |       |  |    |  |



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

RECORD DATE SHARES:                              2.   In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or at any adjournment(s) thereof.




Please be sure to sign and date this proxy       Mark box at right if an address change or comment has
card.                                            been noted on the reverse side of this card.                |  |


           Date  ________________________



_____________________   ____________________
Stockholder sign here   Co-owner sign here


DETACH CARD                                                                                               DETACH CARD