Form 10KSB40, Exhibit 13
period 2001-12-31
COMMUNITY CENTRAL BANK CORP
filed 2002-03-29
CIK 1014133

                                                                      EXHIBIT 13


                   2001 STOCKHOLDER REPORT OF THE CORPORATION

                   [COMMUNITY CENTRAL BANK CORPORATION LOGO]

                                    [PHOTO]

                   NOTICE OF ANNUAL MEETING, PROXY STATEMENT
                                       &
                            2001 STOCKHOLDER REPORT

                             COMMUNITY CENTRAL BANK
                                  CORPORATION





                          Independent Auditor's Report

                                       and

                               Stockholder Report




                                December 31, 2001

INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flow for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2001, and 2000, and the results of its income and cash flow for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.



S/ PLANTE & MORAN, LLP

January 24, 2002
Auburn Hills, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                             December 31,
                                                                     ------------------------------
                                                                        2001                2000
Assets                                                               -----------          ---------
                                                                            (in thousands)
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                                 $   6,892           $   5,412
   Federal funds sold                                                  21,200              27,600
                                                                    ---------           ---------
   Total Cash and Cash Equivalents                                     28,092              33,012

Securities available for sale, at fair value (Note 3)                  44,328              18,508
Investment securities, at amortized cost (Note 3)                       1,207               1,688
FHLB stock                                                                875                 446
Residential mortgage loans held for sale                                5,010                --

Loans (Note 4)
   Residential mortgage loans                                          21,200              28,421
   Commercial loans                                                   128,174             121,953
   Installment loans                                                    4,837               5,889
                                                                    ---------           ---------
   Total Loans                                                        154,211             156,263
Allowance for credit losses (Note 5)                                   (2,930)             (2,654)
                                                                    ---------           ---------
   Net Loans                                                          151,281             153,609

Net property and equipment (Note 6)                                     1,777               1,873
Accrued interest receivable                                             1,248               1,247
Other assets                                                            1,218               1,256
                                                                    ---------           ---------
   Total Assets                                                     $ 235,036           $ 211,639
                                                                    =========           =========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                             December 31,
                                                                     ------------------------------
                                                                        2001                2000
Liabilities                                                          -----------          ---------
                                                                  (in thousands, except share data)
Deposits
   Noninterest bearing demand deposits                                 $  27,188          $  18,983
   NOW and money market accounts                                          19,185             20,488
   Savings deposits                                                        7,572              8,768
   Time deposits (Note 7)                                                138,369            137,900
                                                                       ---------          ---------
   Total deposits                                                        192,314            186,139

Repurchase agreements  (Note 8)                                            6,739              4,157
Federal Home Loan Bank advances (Note 9)                                  13,400             ----
Accrued interest payable                                                     438                990
Other liabilities                                                            304                203
Capitalized lease obligation (Note 10)                                       993              1,012
ESOP note payable (Note 11)                                                  371                421
                                                                       ---------          ---------
   Total Liabilities                                                     214,559            192,922

Stockholders' Equity (Note 12)

   Common stock     ($5 stated value; 9,000,000 shares authorized,
     2,661,922 shares issued and outstanding at 12-31-2001
     and 12-31-2000)                                                      13,309             13,309
   Additional paid-in capital                                              5,009              5,016
   Accumulated surplus                                                     2,368                742
   Unearned employee benefit                                                (371)              (421)
   Accumulated other comprehensive income                                    162                 71
                                                                       ---------          ---------
   Total Stockholders' Equity                                             20,477             18,717
                                                                       ---------          ---------
   Total Liabilities and Stockholders' Equity                          $ 235,036          $ 211,639
                                                                       =========          =========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                                                   Year Ended December 31,
                                                                    ------------------------------------------------
                                                                      2001                2000                1999
                                                                    --------            --------            --------
                                                                             (in thousands, except per share data)
Interest Income
   Loans (including fees)                                           $ 12,633            $ 14,433            $ 10,514
   Securities                                                          1,927                 978               1,013
   Federal funds sold                                                    974               1,269               1,021
                                                                    --------            --------            --------
   Total Interest Income                                              15,534              16,680              12,548

Interest Expense
   Deposits                                                            7,380               8,556               6,208
   Repurchase agreements                                                 178                 137                 101
   Federal Home Loan Bank advances                                       294                --                  --
   Capitalized lease obligation                                          135                 137                 139
   ESOP loan interest expense                                             28                  42                  24
                                                                    --------            --------            --------
   Total Interest Expense                                              8,015               8,872               6,472
                                                                    --------            --------            --------
   Net Interest Income                                                 7,519               7,808               6,076
Provision for credit losses (Note 5)                                     475                 855                 851
                                                                    --------            --------            --------
   Net Interest Income after Provision for Credit Losses               7,044               6,953               5,225

Noninterest Income
   Deposit service charges                                               258                 252                 270
   Net realized security gain                                            285                --                    11
   Mortgage banking income                                               918                   5                 108
   Other income                                                          314                 307                 264
                                                                    --------            --------            --------
   Total Noninterest Income                                            1,775                 564                 653

Noninterest Expense
   Salaries, benefits and payroll taxes (Note 13)                      3,217               2,143               1,755
   Net occupancy expense                                                 869                 728                 572
   Other operating expense (Note 14)                                   2,275               2,404               2,005
                                                                    --------            --------            --------
   Total Noninterest Expense                                           6,361               5,275               4,332
                                                                    --------            --------            --------
Income Before Taxes and Cumulative Effect of
   Change in Accounting Principle                                      2,458               2,242               1,546
Provision for Income Tax Expense (Note 15)                               832                 818                 563
                                                                    --------            --------            --------
Income Before Cumulative Effect of Change in
   Accounting Principle                                                1,626               1,424                 983
Cumulative Effect of Change in Accounting Principle,
   Net of Tax of $29                                                    --                  --                   (57)
                                                                    --------            --------            --------
Net Income                                                          $  1,626            $  1,424            $    926
                                                                    ========            ========            ========



The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)

                                                                                   Year Ended December 31,
                                                                       ---------------------------------------
                                                                         2001                2000              1999
                                                                       ---------          ---------         ---------
                                                                             (in thousands, except per share data)

Basic earnings per share

Income before cumulative effect of accounting
   change                                                              $    0.62          $    0.55         $    0.37

Cumulative effect of accounting change                                 $    ----          $    ----            ($0.02)
                                                                       ---------          ---------         ---------
Net Income                                                             $    0.62          $    0.55         $    0.35
                                                                       =========          =========         =========

Diluted earnings per share

Income before cumulative effect of accounting
   change                                                              $    0.62          $    0.55         $    0.37

Cumulative effect of accounting change                                 $    ----          $    ----            ($0.02)
                                                                       ---------          ---------         ---------
Net Income                                                             $    0.62          $    0.55         $    0.35
                                                                       =========          =========         =========

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                                    Year Ended December 31,
                                                                     ---------------------------------------
                                                                         2001                2000              1999
                                                                       ---------          ---------         ---------
                                                                                       (in thousands)
Net Income as Reported                                                 $   1,626          $   1,424         $     926

Other Comprehensive Income (Loss)
   Change in unrealized gain (loss) on securities
     available for sale, net of tax of $47 in 2001,
     $113 in 2000, and ($107) in 1999                                         91                215              (207)
                                                                       ---------          ---------         ---------
Comprehensive Income                                                   $   1,717          $   1,639         $     719
                                                                       =========          =========         =========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                 Additional                    Unearned       Accumulated Other
                                      Common      Paid-in       Retained       Employee         Comprehensive    Total
                                      Stock       Capital       Earnings       Benefits         Income (Loss)    Equity
                                     --------    ---------      --------      ----------       -------------    --------
                                                                      (in thousands)

Balance January 1, 1999              $10,982       $ 7,312      ($1,608)      $ ----               $  63        $16,749


Stock split                            1,098        (1,099)        ----         ----                ----             (1)
Stock options exercised                   20            13         ----         ----                ----             33
Net income for 1999                     ----          ----          926         ----                ----            926
Establish ESOP plan                     ----          ----         ----         (500)               ----           (500)
Release of ESOP shares                  ----          ----         ----           29                ----             29
Other comprehensive loss                ----          ----         ----        -----                (207)          (207)
                                     -------       -------      -------       ------               -----        -------
Balance December 31, 1999            $12,100       $ 6,226        ($682)       ($471)              ($144)       $17,029
                                     =======       =======      =======       =======              =====        =======

Stock split                            1,209        (1,210)        ----         ----                ----             (1)
Net income for 2000                     ----          ----        1,424         ----                ----          1,424
Release of ESOP shares                  ----          ----         ----           50                ----             50
Other comprehensive income              ----          ----         ----        -----                 215            215
                                     -------       -------      -------       -------              -----        -------
Balance December 31, 2000            $13,309       $ 5,016      $   742        ($421)              $  71        $18,717
                                     =======       =======      =======       ======               =====        =======


Net income for 2001                     ----          ----        1,626         ----                ----          1,626
Release of ESOP shares                  ----            (7)        ----           50                ----             43
Other comprehensive income              ----          ----         ----        -----                  91             91
                                     -------       -------      -------       ------               -----        -------
Balance December 31, 2001            $13,309       $ 5,009      $ 2,368        ($371)              $ 162        $20,477
                                     =======       =======      =======       ======               =====        =======


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                                     Year Ended December 31,
                                                                             ----------------------------------------
                                                                               2001            2000            1999
                                                                             --------        --------        --------
Operating Activities                                                                   (in thousands)
   Net income                                                                $  1,626        $  1,424        $    926
   Adjustments to reconcile net income to net
       cash flow from operating activities:
     Net accretion of security discount                                           115               6               4
     Net gain on calls of securities                                             (285)           ----             (11)
     Provision for credit losses                                                  475             855             851
     Depreciation expense                                                         367             342             315
     Deferred income tax expense (benefit)                                       (232)             33              12
     Cumulative effect of accounting change/organizational costs                 ----            ----              57
     ESOP compensation expense                                                     43              37              29
     Increase in accrued interest receivable                                       (1)           (404)           (188)
     Decrease (increase) in other assets                                          143            (337)            (58)
     (Decrease) increase in accrued interest payable                             (552)            548             162
     Increase (decrease) in other liabilities                                     181            (141)            250
     Increase in loans held for sale                                           (5,010)           ----            ----
                                                                             --------        --------        --------
   Net Cash (Used In) Provided by Operating Activities                         (3,130)          2,363           2,349

Investing Activities
   Maturities, calls, and prepayments of securities available for sale         31,959           4,561           3,877
   Purchases of securities available for sale                                 (57,471)        (13,189)         (3,983)
   Maturities, calls, and prepayments of investment securities                    481           2,505           4,822
   Purchases of investment securities                                            (429)           ----            (165)
   Decrease (increase) in loans                                                 1,853         (15,079)        (39,162)
   Purchases of property and equipment                                           (271)           (322)           (469)
                                                                             --------        --------        --------
   Net Cash Used in Investing Activities                                      (23,878)        (21,524)        (35,080)

Financing Activities
   Net increase in demand and savings deposits                                  5,706           1,530          11,970
   Net increase in time deposits                                                  469          21,763          23,724
   Net increase (decrease) in short term borrowings                             2,582           2,552          (1,886)
   Net increase in FHLB advances                                               13,400            ----            ----
   Repayment of capitalized lease obligation                                      (19)            (13)           (150)
   Fractional shares paid on stock split                                         ----              (1)             (1)
   Stock options exercised                                                       ----            ----              33
   Payment of ESOP debt                                                           (50)            (50)            (29)
                                                                             --------        --------        --------
   Net Cash Provided by Financing Activities                                   22,088          25,781          33,661

   Decrease (increase) in Cash and Cash Equivalents                            (4,920)          6,620             930
   Cash and Cash Equivalents at the Beginning
     of the Period                                                             33,012          26,392          25,462
                                                                             --------        --------        --------
   Cash and Cash Equivalents at the End of the Period                        $ 28,092        $ 33,012        $ 26,392
                                                                             ========        ========        ========
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                             $  8,567        $  8,324        $  6,172
   Federal Taxes Paid                                                        $    935        $  1,056        $    520
                                                                             ========        ========        ========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community Central Bank Corporation (the "Corporation") conform to generally accepted accounting principles. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and trading securities.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Community Central Bank (the "Bank"). All significant intercompany transactions are eliminated in consolidation. Community Central Mortgage Company, LLC ("Mortgage Company") commenced operations on July 9, 2001. The ownership structure of the Mortgage Company consists of two members, Community Central Bank and Community Central Bank Corporation, owning 99% and 1% of the Mortgage Company, respectively.

NATURE OF OPERATIONS: Community Central Bank Corporation is a bank holding company that owns all outstanding capital stock of the Bank. The Corporation opened for business in downtown Mount Clemens in October, 1996. The Bank which is located in downtown Mt. Clemens serves businesses and consumers throughout Macomb and St. Clair Counties with a full range of lending and deposit services. The Corporation operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC.

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

LOANS HELD FOR SALE: Loans held for sale consist of fixed rate residential mortgage loans with maturities of 15 to 30 years. Such loans are recorded at the lower of aggregate cost or estimated fair value.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Weighted average shares reconciliation is as follows:

                                                                              Year Ended December 31,
                                                                       2001             2000              1999
                                                                     --------         --------          --------
                                                                                (in thousands of shares)
Basic                                                                   2,610            2,604             2,645
Effect of stock options                                                     3             ----                 5
                                                                     --------         --------          --------
Diluted                                                                 2,613            2,604             2,650
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

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2001, 2000 and 1999 consists solely of unrealized gain and losses on available for sale securities, net of tax.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


RECENT ACCOUNTING PRONOUNCEMENTS: In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated part of a hedge transaction. SFAS 133 was adopted by the Corporation in 2000, and did not have a material effect on the consolidated financial position or results of operations. In November 2000, the FASB issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB No. 140). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The impact of FASB No. 140 as of December 31, 2001 was not material to the consolidated financial statements.

(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2001, $350,000 of reserves were required.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                                 December 31, 2001
                                               ----------------------------------------------------
                                               Amortized             Unrealized              Fair
                                                  Cost          Gains          Losses        Value
                                               ----------     ---------      ---------     ---------
                                                               (in thousands)
Securities Available for Sale

   United States Government agencies             $22,089       $   111       ($   29)       $22,171
   Mortgage backed securities                      2,440            33            (2)         2,471
   Collateralized mortgage obligations            13,874           176           (17)        14,033
   Municipal securities                            5,678            26           (51)         5,653
                                                 -------       -------       -------        -------
       Total Securities Available for Sale        44,081           346           (99)        44,328
                                                 -------       -------       -------        -------

Investment Securities
   Mortgage backed securities                      1,207            26          ----          1,233
                                                 -------       -------       -------        -------
       Total Investment Securities                 1,207            26          ----          1,233
                                                 -------       -------       -------        -------
       Total Securities                          $45,288       $   372       ($   99)       $45,561
                                                 =======       =======       =======        =======


                                                                  December 31, 2000
                                                ----------------------------------------------------
                                                Amortized            Unrealized              Fair
                                                  Cost          Gains         Losses         Value
                                                ---------     ---------     ----------     ---------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies             $14,255       $   109       $  ----        $14,364
   Mortgage backed securities                      2,829             7           (10)         2,826
   Collateralized mortgage obligations               994          ----          ----            994
   Municipal securities                              321             3          ----            324
                                                 -------       -------       -------        -------
       Total Securities Available for Sale        18,399           119           (10)        18,508
                                                 -------       -------       -------        -------

Investment Securities
   Mortgage backed securities                      1,579             2            (2)         1,579
   Collateralized mortgage obligations               109          ----          ----            109
                                                 -------       -------       -------        -------
       Total Investment Securities                 1,688             2            (2)         1,688
                                                 -------       -------       -------        -------
       Total Securities                          $20,087       $   121       ($   12)       $20,196
                                                 =======       =======       =======        =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 2001, are as follows:

                                              --------------------------          -----------------------
                                                  Securities Available                    Investment
                                                        for Sale                          Securities
                                              --------------------------          -----------------------
                                              Amortized           Fair            Amortized         Fair
                                                 Cost            Value              Cost           Value
                                               ---------        --------          ---------       --------
                                                                      (in thousands)
Within one year                                $ 9,883          $ 9,886          $  ----          $  ----
After one year but within five years            21,581           21,736            1,207            1,233
After five years but within ten years            7,103            7,137             ----             ----
After ten years                                  5,514            5,569             ----             ----
                                               -------          -------          -------          -------
                                               $44,081          $44,328          $ 1,207          $ 1,233
                                               =======          =======          =======          =======

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

Investment securities of $26,706,000 were pledged to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  LOANS

Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $4,041,000 and $4,115,000 at December 31, 2001 and 2000, respectively. The total unused commitments related to these loans were $3,105,000 at December 31, 2001. During 2001, new loans and advances were $140,000, while repayments totalled $214,000.

The Bank grants loans to customers who reside primarily in Macomb and St. Clair Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $31,065,000 in outstanding loans at December 31, 2001, to commercial borrowers in the real estate rental and property management industry.

(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                                    2001                2000
                                                   -------            -------
                                                         (in thousands)
         Balance, beginning of the period          $ 2,654            $ 1,927
         Provision                                     475                855
         Charge-offs                                  (261)              (156)
         Recoveries                                     62                 28
                                                   -------            -------

         Balance, end of year                      $ 2,930            $ 2,654
                                                   =======            =======

         As a percentage of total loans               1.90%              1.70%
                                                   =======            =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. Management believes that the allowance for credit losses at December 31, 2001 is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay the loan principal. Since management immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these loans is generally limited to cash collection of interest.

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had $2,572,000 in loans classified as impaired at December 31, 2001 and $662,000 at December 31, 2000.

A summary of nonperforming assets is as follows:

                                                     2001             2000
                                                   -------           ------
                                                           (in thousands)
         Impaired loans:
           Nonaccrual                               $2,572           $  662
                                                    ------           ------
         Total impaired loans                        2,572              662
         Other real estate                            ----             ----
                                                    ------           ------

         Total nonperforming assets                 $2,572           $  662
                                                    ======           ======
         Impaired loans as a percentage of
           total loans                                1.67%            0.42%
                                                    ======           ======


A summary of total loans past due 90-days and still accruing interest is as follows:


                                                         2001               2000
                                                       --------          ---------
                                                             (in thousands)
         Commercial                                     $ ----            $ ----
         Residential real estate                          ----                56
         Installment                                        10                96
                                                        ------            ------
           Total loans past due 90 days
              or more and still accruing interest       $   10            $  152
                                                        ======            ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                                 2001                  2000
                                                              ---------              --------
                                                                       (in thousands)
Buildings (under capitalized lease)                            $1,000                 $1,000
Leasehold improvements                                          1,145                  1,145
Furniture and equipment                                         1,447                  1,189
Vehicles                                                           51                     55

                                                               ------                 ------
                                                                3,643                  3,389

Less accumulated depreciation and amortization                  1,866                  1,516

                                                               ------                 ------
Net property and equipment                                     $1,777                 $1,873
                                                               ======                 ======

(7)  TIME DEPOSITS

The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 2001, was $84,741,000.

As of December 31, 2001, scheduled maturities of all time deposits are as follows:

         Year ending December 31,                          (in thousands)
         2002                                                $ 98,261
         2003                                                  23,022
         2004                                                  14,963
         2005                                                   1,593
         2006                                                     530
         Subsequent years                                        ----
                                                             --------
         Total time deposits                                 $138,369
                                                             ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)  SHORT TERM BORROWINGS

Short term borrowings at December 31, 2001, consist of securities sold with an agreement to repurchase. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:


                                                                    2001             2000
                                                                  --------         --------
                                                                       (in thousands)
         Amount outstanding at end of year                         $6,739           $4,157
         Weighted average interest rate on ending balance            1.75%            3.91%

         Average amount outstanding during the year                $6,238           $3,348
         Weighted average interest rate during the year              2.86%            4.09%

         Maximum amount outstanding at any month end
           during the year                                         $9,160           $5,541

(9)  FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities.

FHLB advances outstanding at December 31, 2001 were as follows:

                                                                       December 31, 2001
                                                                       ----------------
                                                               (in thousands, except percentages)
                                                                   Ending       Average rate
                                                                  Balance      at end of period
                                                                  -------      ----------------
         Short-term FHLB advances                                 $ 1,000            3.15%
         Long-term FHLB advances                                   12,400            5.22%

                                                                  -------           ------
                                                                  $13,400            5.06%

Long-term advances comprised nine advances with maturities ranging from June 2003 to August 2011.

The principal maturities of long-term advances outstanding at December 31, 2001 are as follows:

         Year ending December 31,                       (in thousands)
         2002                                              $  ----
         2003                                                5,000
         2004                                                 ----
         2005                                                 ----
         2006                                                1,000
         Subsequent years                                    6,400
                                                           -------
         Total                                             $12,400
                                                           =======

(10)  LEASES

In 1996, the Corporation entered into a 15 year lease commitment for its office with an entity owned by two Directors. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%. Future minimum lease payments as of December 31, 2001, consist of the following:

         Year ending December 31,                          (in thousands)
         2002                                                     173
         2003                                                     173
         2004                                                     173
         2005                                                     173
         2006                                                     173
         Subsequent years                                         964
                                                               ------
         Total minimum lease payments                           1,829
         Amount representing interest                             836
                                                               ------
         Present value of minimum lease payments               $  993
                                                               ======

Operating expense includes rentals on a leased facility and certain equipment in the amount of $173,000 for 2001 and $135,000 for 2000, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2001:

         Year ending December 31,                          (in thousands)
         2002                                                     163
         2003                                                     130
         2004                                                     104
         2005                                                      77
         2006                                                    ----
                                                               ------
         Total minimum rental payments                         $  474
                                                               ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11)  ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The terms of the note include a variable rate payable, due in monthly installments to 2009, floating at prime rate which was 4.75% at December 31, 2001. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity.

As of December 31, 2001, scheduled maturities of the ESOP note payable are as follows:

                                                           (in thousands)
         2002                                                      50
         2003                                                      50
         2004                                                      50
         2005                                                      50
         2006                                                      50
         Subsequent years                                         121

                                                                -----
                                                                $ 371
                                                                =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12)  STOCKHOLDERS' EQUITY

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2001, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:


                                                      2001                2000             Minimum Ratio              Ratio
                                               ----------------    ----------------         for Capital               to be
                                               Capital    Ratio    Capital    Ratio      Adequacy Purposes     "Well Capitalized"
                                               ------     -----    -------    -----      -----------------     ------------------
                                                             (in thousands)
Tier I capital to risk-weighted assets
     Consolidated                              $20,309   12.14%    $18,640    11.74%            4%                   NA
     Bank only                                  19,338   11.56%     17,305    10.90%            4%                    6%

Total capital to risk-weighted assets
     Consolidated                               22,410   13.40%     20,634    12.99%            8%                   NA
     Bank only                                  21,439   12.82%     19,297    12.16%            8%                   10%

Primary capital to assets
     Consolidated                               23,239    9.89%     21,294     9.94%            5.5%                 NA

Total capital to assets
     Consolidated                               23,239    9.89%     21,294     9.94%            6%                   NA

Tier I capital to quarterly average assets
     Consolidated                               20,309    8.97%     18,640     8.93%            4%                   NA
     Bank only                                  19,338    8.54%     17,305     8.29%            4%                    5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13)  BENEFIT PLANS

DEFINED CONTRIBUTION PENSION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $36,000, $31,000 and $33,000 were paid or accrued for the periods ended December 31, 2001, 2000 and 1999.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Corporation established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2001 the plan had acquired a total of 65,297 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into the Corporation's participant's accounts is directly proportional to the ratio of the principal reductions to the total original principal amount. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $43,000 for 2001. This represented 16,977 shares that were committed-to-be released, with 48,320 shares remaining unearned as of December 31, 2001. The value of unearned shares as of December 31, 2001, was $411,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 11). The ESOP intends to repay the loan (plus interest) using Company contributions.

Information regarding the ESOP transactions for the year ended December 31, 2001 is as follows:

                                                       (in thousands)
           Amounts paid by ESOP for:
                  Debt repayment                           $50
                  Interest                                 $28

         Amounts received from the Company as:
                  Contributions                            $88

STOCK OPTION PLANS - The Corporation has four stock-based compensation plans. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation was authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 Employee Stock Option Plan. As of December 31, 2001 options for 24,471 shares were available for grant under the 2000 Employee Stock Option Plan. Under the 1996 Stock Option Plan for Nonemployee Directors 48,315 shares were granted and none are available for grant. Under the 1999 Stock Option Plan for Directors, the Corporation was authorized to grant options for up to 66,000 shares of common stock. Under all plans, only a portion of the options granted are immediately exercisable at the time of grant. The remainder become exercisable on specified dates in the future. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plans an option's maximum term is ten years, and under the 1996 and 1999 directors plans, the option's maximum term is seven years.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation has estimated fair value of the options issued in 2001, 2000 and 1999 at $3.29, $2.84 and $4.32 per share, respectively, using the Black-Scholes option pricing model. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income and earnings per share on a pro forma basis would have been as follows:

                                                                              Year Ended December 31,
                                                                       2001             2000              1999
                                                                     --------         --------         --------
                                                                        (in thousands, except per share data)

     Net income                                As reported             $1,626           $1,424             $926
                                               Pro forma               $1,558           $1,373             $866
                                                                     ========         ========         ========

     Basic earnings per share                  As reported             $ 0.62           $ 0.55            $0.35
                                               Pro forma               $ 0.60           $ 0.53            $0.33
                                                                     ========         ========         ========

     Diluted earnings per share                As reported             $ 0.62           $ 0.55            $0.35
                                               Pro forma               $ 0.60           $ 0.53            $0.33
                                                                     ========         ========         ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the Corporation's four stock option plans for the periods indicated:

                                                                     Year Ended December 31,
                                               2001                           2000                        1999
                                    --------------------------     ---------------------------     --------------------------
                                                  Weighted                       Weighted                         Weighted
                                    Number of      Average         Number of       Average          Number of     Average
                                     Shares     Exercise Price      Shares     Exercise Price       Shares     Exercise Price
                                    ---------   --------------     ---------   ---------------     ---------   --------------
Outstanding, beginning of period     150,888         $7.27          132,428        $7.76              84,919         $7.18
Granted                               59,300          5.91           37,331         5.59              68,200          8.59
Exercised                               ----          ----             ----         ----              (4,392)         6.83
Expired                              (35,057)         6.98          (18,871)        7.44             (16,299)         8.47
                                    ---------    ------------      ---------    -----------         ---------       ----------
Outstanding, end of year             175,131         $6.80          150,888        $7.27             132,428         $7.76
                                    ========     ============      ========     ===========         =========       ==========


The following table shows summary information about stock options outstanding at December 31, 2001:

                          Stock Options Outstanding                                   Stock Options Exercisable
----------------------------------------------------------------------------    ----------------------------------
                                    Weighted Average                                                 Weighted
        Range of      Number            Remaining          Weighted Average      Number of        Average Exercise
     Exercise Prices  of Shares      Contractual Life        Exercise Price        Shares               Price
----------------------------------------------------------------------------    ----------------------------------
         $6.83          48,316          2.1 years                  $6.83          48,316                $6.83
          9.30           1,464          3.7 years                   9.30           1,464                 9.30
          7.16           4,400          4.8 years                   7.16           2,200                 7.16
      8.52 -- 8.64      41,250          4.7 years                   8.62          20,020                 8.62
          5.23           3,730          8.0 years                   5.23           2,200                 5.23
          5.50          16,671          8.8 years                   5.50           7,989                 5.50
      5.73 -- 6.05      59,300          9.1 years                   5.91          16,825                 5.91
                       -------                                     -----          ------                -----
                       175,131                                     $6.80          99,014                $6.94
                       =======                                     =====          ======                =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                                                       Year Ended December 31,
                                                              ------------------------------------------
                                                               2001              2000             1999
                                                              -------           -------          -------
                                                                             (in thousands)

       Advertising and public relations                       $  292             $  444          $  413
       Data processing                                           403                412             312
       Professional and regulatory fees                          165                214             160
       Legal fees                                                209                211             129
       Director fees                                             176                160              96
       Credit card processing                                    228                232             191
       Printing and supplies                                     117                113             113
       Telephone                                                  93                 71              59
       Loan closing                                               27                 77              99
       Other insurance                                            51                 69              41
       Deposit insurance                                          58                 59              15
       Single business tax                                        99                 95             126
       Other                                                     357                247             251
                                                              ------             ------          ------
         Total other operating expense                        $2,275             $2,404          $2,005
                                                              ======             ======          ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) TAXES ON INCOME

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

                                                                2001              2000             1999
                                                              -------           -------          -------
                                                                             (in thousands)
       Current expense                                         $ 1,064          $   785           $   523
       Deferred (benefit) expense                                 (232)              33                11
                                                               -------          -------           -------
       Total income expense                                    $   832          $   818           $   534
                                                               =======          =======           =======

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                                2001              2000
                                                              -------           -------
                                                                     (in thousands)
Deferred tax assets
     Provision for loan losses                                $   962            $   804
     Depreciation                                                  73                 75
     Capital lease                                                172                154
     Deferred loan fees                                          ----                 27
     Other                                                         72                 18
                                                              -------            -------
                                                                1,279              1,078

     Valuation allowance for deferred tax assets                 ----               ----

Deferred tax liabilities
     Original issue discount                                      (43)               (60)
     Unrealized gain on securities available for sale             (84)               (38)
     Mortgage servicing rights                                    (15)               (22)
     Other                                                        (34)               (41)
                                                              -------            -------
Net deferred tax asset                                        $ 1,103            $   917
                                                              =======            =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                                         Year Ended December 31,
                                                              ----------------------------------------------
                                                                  2001             2000             1999
                                                              -----------      -----------       -----------
                                                                               (in thousands)
Provision at statutory federal income tax rate                     836              787               497
Nondeductible expenditures                                          16               33                37
Tax exempt municipal interest                                      (43)            ----              ----
Other, net                                                          23               (2)             ----
                                                               ---------        ---------         ---------
Provision at effective federal income tax rate                     832              818               534
                                                               =========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

RESIDENTIAL MORTGAGES HELD FOR SALE: The estimated fair value of residential mortgages held for sale is the carrying amount. The duration of the portfolio is typically within two weeks or less and a commitment of sale has already occurred when the loans are funded.

DEPOSITS: The estimated fair value of demand deposits, certain money market deposits, and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

FEDERAL HOME LOAN BANK ADVANCES: The estimated fair value of Federal Home Loan Bank advances is estimated using rates currently offered for funding sources of similar remaining maturities.

REPURCHASE AGREEMENTS: The estimated fair value of short term borrowings is the carrying amount, since they mature the next day.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:

                                                                 2001                             2000
                                                     -----------------------------     -----------------------------
                                                     Carrying          Estimated        Carrying        Estimated
                                                     Amount            Fair Value       Amount          Fair Value
                                                     -----------------------------     -----------------------------
                                                                             (in thousands)
Financial Assets
   Cash and cash equivalents                           $28,092           $28,092          $33,012           $33,012
   Securities                                           45,535            45,561           20,196            20,196
   FHLB stock                                              875               875              446               446
   Residential mortgages held for sale                   5,010             5,010             ----              ----
   Loans, net of allowance                             151,281           157,730          153,609           155,564
   Accrued interest receivable                           1,248             1,248            1,247             1,247

Financial Liabilities
   Demand and savings deposits                          53,945            53,945           48,239            48,239
   Time deposits                                       138,369           139,669          137,900           139,026
   Repurchase agreements                                 6,739             6,739            4,157             4,157
   Federal Home Loan Bank advances                      13,400            13,919             ----              ----
   Accrued interest payable                                438               438              990               990

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17) OFF-BALANCE SHEET RISK

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                                   2001             2000
                                                                  ------           ------
                                                                      (in thousands)

Unused home equity lines of credit                               $ 2,647           $ 2,882
Unused credit card lines                                           1,764             1,518
Unused portion of construction lines of credit                     9,712             6,287
Unused portion of all other credit lines                          26,504            21,528
Loans committed but not yet closed                                14,216             4,495
Standby letters of credit                                          1,771             1,137
                                                                 -------           -------
Total outstanding commitments                                    $56,614           $37,847
                                                                 =======           =======


(18) RESTRICTIONS ON DIVIDENDS

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(19) PARENT-ONLY FINANCIAL STATEMENTS

The following condensed financial information presents the financial condition of the Parent Holding Company (the Parent) only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank at cost, plus the undistributed surplus of the Bank since it was formed. The Parent recognizes undistributed income of the Bank as noninterest income, and undistributed losses as noninterest expense. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.


PARENT-ONLY BALANCE SHEET

                                                                    December 31,
                                                              ---------------------------
                                                                 2001             2000
                                                              ----------        ---------
Assets                                                                (in thousands)
Cash                                                           $    916          $  1,225
Investment in subsidiary                                         19,505            17,382
Other assets                                                        137               112
                                                               --------          --------
   Total Assets                                                $ 20,558          $ 18,719
                                                               ========          ========


Liabilities and Stockholders' Equity

Due to subsidiary                                              $     81          $      2
                                                               --------          --------
   Total Liabilities                                                 81                 2

Common stock                                                     13,309            13,309
Additional paid-in capital                                        5,009             5,016
Accumulated surplus                                               2,368               742
Unearned employee benefit                                          (371)             (421)
Accumulated other comprehensive income                              162                71
                                                               --------          --------
   Total Stockholders' Equity                                    20,477            18,717
                                                               --------          --------
   Total Liabilities and Stockholders' Equity                  $ 20,558          $ 18,719
                                                               ========          ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF OPERATIONS

                                                                         Year Ended December 31,
                                                                --------------------------------------------
                                                                   2001            2000             1999
                                                                ---------        ---------       -----------
                                                                               (in thousands)

Operating Income
   Interest income                                                $    34         $    49          $    60
                                                                  -------         -------          -------
   Total Operating Income                                              34              49               60

Operating Expense
   Other expense                                                      253             128               20
                                                                  -------         -------          -------
   Total Operating Expense                                            253             128               20

   Income Before Taxes
     and Share in Undistributed
     Income of Subsidiary                                            (219)            (79)              40

Income tax (benefit) expense                                          (75)            (28)              14
                                                                  -------         -------          -------
   Income Before Share
     in Undistributed Income of Subsidiary and
     Cumulative Effect of Change in Accounting
     Principle                                                       (144)            (51)              26

Cumulative effect of changes in Accounting Principle                 ----            ----              (57)
Dividend from subsidiary                                              300            ----             ----

Share of undistributed income of subsidiary                         1,470           1,475              957
                                                                  -------         -------          -------
   Net Income                                                     $ 1,626         $ 1,424          $   926
                                                                  =======         =======          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF CASH FLOW

                                                                         Year Ended December 31,
                                                              ----------------------------------------------
                                                                 2001             2000              1999
                                                              ---------        ---------         -----------
                                                                               (in thousands)
Operating Activities
   Net income                                                   $ 1,626          $ 1,424            $   926
   Adjustments to reconcile net income to
       net cash flow from operating activities
     Undistributed income of subsidiary                          (1,470)          (1,475)              (957)
     Increase in other assets                                       (25)              (2)                58
     Decrease (increase) in other liabilities                        79               (2)                (3)
                                                                -------          -------            -------
   Net Cash Provided by (Used in) Operating Activities              210              (55)                24

Investing Activities
   Capital contribution to subsidiary                              (519)            ----             (2,000)
                                                                -------          -------            -------
   Net Cash Used in Investing Activities                           (519)            ----             (2,000)

Financing Activities
   Public stock offering                                           ----             ----               ----
   Fractional shares paid on stock split                           ----               (1)                (1)
   Stock options exercised                                         ----             ----                 33
                                                                -------          -------            -------
   Net Cash (Used in) Provided by Financing Activities             ----               (1)                32
                                                                -------          -------            -------
Decrease in Cash                                                   (309)             (56)            (1,944)
Cash at the Beginning of the Period                               1,225            1,281              3,225
                                                                -------          -------            -------
Cash at the End of the Period                                   $   916          $ 1,225            $ 1,281
                                                                =======          =======            =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion compares the financial condition of the Corporation and its subsidiaries, at December 31, 2001 to December 31, 2000 and the results of operations for the years ended December 31, 2001, 2000, and 1999. This discussion should be read in conjunction with the financial statements and statistical data presented elsewhere in this report. This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

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

ASSETS

The Corporation's total assets have increased by 11.1%, or $23.4 million, to $235.0 million at December 31, 2001, compared with $211.6 million at December 31, 2000.

During the year ended December 31, 2001, total deposits rose by $6.2 million, while total loans decreased by $2.1 million. Commercial loans grew by $6.2 million, while residential mortgage loans decreased by $7.2 million.

The Corporation's investment portfolio increased $25.8 million in 2001. The investment portfolio comprises mainly Federal Agency debentures and mortgage backed instruments. Additionally, the Corporation invests in high quality tax-exempt municipal bonds.

The allowance for credit losses as a percentage of total gross loans was 1.90% as of December 31, 2001. The increased level of reserve for loan losses over last year was needed to offset continued signs of local economic slowdown, higher unemployment trends, and their impact upon the loan portfolios. The provision for credit losses in 2001 decreased from the provision in 2000, at $475,000 and $855,000, respectively. The lower provision was somewhat attributable to the overall decline in the loan portfolio size compared to last year. The provision in 2001 was made in accordance with assumptions incorporated into the loan loss reserve analysis. Management conducts the analysis on a quarterly basis. The analysis incorporates factors such as current net charge offs, risk identifications, delinquency, historical losses, current trends, concentration of credits, and national and economic conditions. Other factors included in management's analysis include, experience, ability and depth of lending management and staff and the loan review system. Gross loan charge-offs for 2001 comprised $261,000, with recoveries representing $62,000. Total net charge-offs represented 0.13 percent of average portfolio loans.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 2001, there was $2,572,000 of loans placed in nonaccrual status. Commercial loans and lease financing receivables are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan should be reported as nonaccrual. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, and in the process of collection.

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

LIABILITIES

During the year ended December 31, 2001, total deposits increased by 3.3%, or $6.2 million, to $192.3 million. Repurchase agreements increased by $2.6 million, to $6.7 million at December 31, 2001.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


CAPITAL

Shareholders' equity was $20,477,000 at December 31, 2001, a $1,760,000 increase from December 31, 2000. The increase resulted from net income of $1,626,000, coupled with an equity increase reflecting a change in unrealized gains of the available for sale security portfolio of $91,000. An additional net increase of $43,000 was recorded to reflect the reduction in the employee stock ownership plan ("ESOP") loan. The ESOP was funded with an outside loan that has been recorded as if it was long-term debt of the Corporation. The repayment of debt is recorded as a reduction in the long-term liability and an increase in equity.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 2001 net interest income was $7.5 million. The Corporation's net interest margin for the year was 3.56%.

The following table shows the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to BOTH volume and rate changes have been allocated to the volume component.



                                                                       Year Ended
                                                               December 31, 2001 vs. 2000
                                                          -----------------------------------
                                                                         Increase (Decrease)
                                                                         Due to Changes In
                                                                       ----------------------

                                                            Total        Volume        Rate
                                                                         and Both
                                                          ---------    ---------     ---------
                                                                     (in thousands)


Earning Assets - Interest Income
   Federal funds sold                                         ($295)        $142          ($437)
   Securities                                                   949        1,052           (103)
   Loans                                                     (1,800)         (34)        (1,766)
                                                          ---------    ---------      ---------

     Total                                                   (1,146)       1,160         (2,306)
                                                          ---------    ---------      ---------

Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                               (167)          10           (177)
   Savings deposits                                             (92)          (9)           (83)
   Time deposits                                               (917)         482         (1,399)
   Other borrowings                                             335          340             (5)
   Capitalized lease obligation and ESOP loan                   (16)          (8)            (8)
                                                          ---------    ---------      ---------

     Total                                                     (857)         815         (1,672)
                                                          ---------    ---------      ---------
Net Interest Income                                           ($289)        $345          ($634)
                                                          =========    =========      =========

For the year ended December 31, 2001, net interest income decreased by 3.7%, or $0.3 million over 2000. On the liability side, interest bearing liability volumes increased as the Corporation continued to build a deposit base. The net interest margin decreased for the year to 3.56%, compared with 4.12% for 2000. The decrease in margin was due to the significant drop in short term interest rates and the ability of the Corporation to reprice interest sensitive liabilities. Other factors which effected margin in 2001 were changes in the balance sheet structure including the net decrease in the loan portfolio, which effected the yield on earning assets.

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


                                                                                    Year Ended December 31,
                                                                        2001                                    2000
                                                        --------------------------------------------------------------------------
                                                                                   Average                                Average
                                                                       Interest       Rate                    Interest       Rate
                                                        Average         Income/    Earned/        Average      Income/     Earned
                                                        Balance         Expense       Paid        Balance      Expense       Paid
                                                        -----------------------------------       --------------------------------
                                                                                       (in thousands)

Assets
   Federal funds sold                                     $23,300          $974     4.18%         $19,892       $1,269      6.38%
   Securities                                              34,084         1,927     5.65           15,477          978      6.32
   Loans                                                  153,547        12,633     8.23          153,965       14,433      9.37
                                                        ---------      --------    -------        -------      -------     ------
   Total Earning Assets/
     Total Interest Income                                210,931        15,534     7.36%         189,334       16,680      8.81%
                                                                       --------    -------                     -------     ------
   Cash and due from banks                                  5,904                                   5,223
   All other assets                                         1,367                                   1,680
                                                        ---------                                 -------
   Total Assets                                          $218,202                                $196,237
                                                        =========                                 =======
Liabilities and Equity
     NOW and money market accounts                        $18,150           240     1.32%         $17,381          407      2.34%
     Savings deposits                                       7,865           156     1.98            8,337          248      2.97
     Time deposits                                        136,281         6,984     5.12          126,866        7,901      6.23
     FHLB advances and repurchase Agreements               11,931           472     3.96            3,347          137      4.09
     Capitalized lease and ESOP                             1,391           163    11.72            1,456          179     12.29
                                                        ---------      --------    -------        -------      -------     ------

     Total Interest Bearing Liabilities/
       Total Interest Expense                             175,618         8,015     4.56%         157,387        8,872      5.64%
                                                                       --------    -------                     -------     ------
   Noninterest bearing
     demand deposits                                       21,907                                  20,003
   All other liabilities                                      918                                     896
   Stockholders' equity                                    19,759                                  17,951
                                                        ---------                                 -------
     Total Liabilities and
       Stockholders' Equity                              $218,202                                $196,237
                                                        =========                                 =======
   Net Interest Income                                                   $7,519                                 $7,808
                                                                       ========                                =======
   Net Interest Margin (Net Interest
     Income/Total Earning Assets)                                                   3.56%                                   4.12%
                                                                                   =======                                =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


NONINTEREST INCOME

Noninterest income increased by 214.7%, to $1,775,000 for 2001, when ignoring security gains and nonrecurring items as compared to 2000. Mortgage banking income of $918,000 provided the largest segment of growth in noninterest income. The newly formed Mortgage subsidiary started operations July 9, 2001. The largest components of noninterest income is mortgage banking income, service charge fee income and credit card merchant processing fees. The mortgage banking income consisted of origination fee income received by the Mortgage Company upon the sale of residential mortgages. The corresponding compensation expense paid to the originators employed by the Mortgage Company is recorded as salary, benefits and payroll taxes in the noninterest expense section of the Consolidated Statement of Operations.

NONINTEREST EXPENSE

Noninterest expense increased by 20.6% over 2000, to $6.4 million in 2001. This was primarily the result of growth of the Corporation, and the start of the mortgage subsidiary in July 2001. Increases in expenses as the result of the mortgage subsidiary were more than offset by the noninterest income generated. Total salaries and benefits increased $1.1 million or a 50% increase in 2001 over 2000. Salaries, commissions and benefits from the mortgage subsidiary were $724,000 for 2001. Increases in salaries and benefits without the mortgage subsidiary was $350,000 or 16%, again reflecting the growth of the Corporation and the resulting increases in staffing and merit. Net occupancy expense of $869,000 increased $141,000, or 19%, due to the expansion of the loan operations for commercial banking services and the mortgage subsidiary and the resulting lease and occupany related costs. These operations are housed at 85 North Main Street, adjacent to the main office facility. Other operating noninterest expense of $2.3 million decreased $129,000 over 2000, as the result of cost containment programs.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a Corporation allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate risk require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Corporation liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by two facilities totaling $5.0 million, unsecured federal funds borrowing facilities, and a $30.0 million secured line of credit with the FHLB, of which $13.4 million is used. The Corporation's large deposits which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit.

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

The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 2001, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms. Loans are presented net of unearned income, gross of the allowance, while securities are shown at amortized cost. Assumptions incorporated into the time table include estimates of partial redemptions on Now, Money Market and savings accounts. Prepayment of loans and securities are also included at current levels as of December 31, 2001. Additionally, many variable rate loans have interest rate floors which are incorporated in this table.

                                                                After Three        After One
                                                   Within        Months But         Year But             After
                                                    Three            Within           Within              Five
                                                   Months          One Year       Five Years             Years        Total
                                                  -------         ---------       ----------           -------      -------
                                                                                 (in thousands)
Interest earning assets
   Federal funds sold                             $21,200            $ ----           $ ----            $ ----      $21,200
   Securities, at amortized cost                   11,217             4,666           16,789            13,491       46,163
   Loans                                           51,396            39,377           57,186            11,262      159,221
                                                  -------         ---------       ----------           -------     --------
     Total                                         83,813            44,043           73,975            24,753     $226,584
                                                                                                                   ========
Interest bearing liabilities
   NOW and money market accounts                    2,122             6,428           10,635              ----      $19,185
   Savings deposits                                   606             1,893            5,073              ----        7,572
   Jumbo time deposits                             55,501            15,855           13,385              ----       84,741
   Time deposits < $100,000                        25,990            10,247           17,391              ----       53,628
   Repurchase agreements                            6,739              ----             ----              ----        6,739
   FHLB and Repo sweeps                              ----              ----            7,000             6,400       13,400
   Capitalized lease obligation
     and ESOP loan                                    381                32              230               721        1,364
                                                  -------         ---------       ----------           -------     --------
     Total                                         91,339            34,455           53,714             7,121     $186,629
                                                  -------         ---------       ----------           -------     ========

Rate sensitivity gap                             ($7,526)             9,588           20,261            17,632

Cumulative rate sensitivity gap                                      $2,062          $22,323           $39,955

Rate sensitivity gap ratio                           0.92              1.28             1.38              3.48

Cumulative rate sensitivity gap ratio                                  1.02             1.12              1.21


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

Based on the table above, the Corporation is considered to be liability sensitive in a three-month maturity range and evenly matched in a one-year maturity range as of December 31, 2001.

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

As of December 31, 2001, the simulation model projects net interest income would increase by 6.5% of the base net interest income, assuming an instantaneous parallel shift downward in the yield curve by 200 basis points. Conversely, if the yield curve were to increase by 200 basis points, the model projects net interest income would decrease by 5.4%.

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


STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the Nasdaq National Market (NNM) under the ticker symbol "CCBD." At December 31, 2001, there were approximately 300 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the past two years. The quotations reflect bid prices as reported by the OTCBB through December 7, 2001, and the Nasdaq National Market thereafter, and do not include retail mark-up, mark-down or dealer commission.


                                2001 Bid Prices

                                                                                  Cash
                                                                                Dividends
                           Quarter          High              Low               Declared
                           --------------------------------------------------------------

                           Fourth             $8.50             $5.80             $ ----
                           Third               6.75              4.81               ----
                           Second              5.95              5.50               ----
                           First               6.06              5.00               ----
                           --------------------------------------------------------------

                                2000 Bid Prices

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
                           --------------------------------------------------------------



Price data has been retroactively adjusted for the 11 for 10 stock split in 2000.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

MARKET MAKERS

At December 31, 2001, the following firms were registered with the Nasdaq National Market as market makers in Community Central Bank Corporation common stock:


Raymond James & Associates, Inc.                     Herzog, Heine & Geduld, Inc.
880 Carillon Park                                    2 Penn Center
St. Petersburg, FL  33716                            Philadelphia, PA  19102

McConnell Budd & Downes, Inc.                        Knight Securities, L.P.
365 South Street                                     525 Washington Blvd.
Morristown, NJ  07960                                Jersey City, NJ  07310

Hill, Thompson, Magid & Co., Inc.                    Monroe Securities, Inc.
15 Exchange Place                                    47 State Street
Jersey City, NJ  07302-3912                          Rochester, NY  14614

Howe Barnes Investment, Inc.                         Spear, Leeds & Kellogg Capital Markets
135 South LaSalle St.                                Ten Exchange Place, 11th Floor
Chicago, IL  60603-4398                              Jersey City, NJ  07302

Wedbush Morgan Securities, Inc.
1000 Wilshire Blvd., 9th Floor
Los Angeles, CA  90017

STOCK REGISTRAR AND TRANSFER AGENT

State Street Bank & Trust Company
c/o Boston EquiServe
PO Box 43011
Providence, RI  02940-3011
Shareholder Inquiries 1-800-426-5523

INDEPENDENT AUDITOR

Plante & Moran, LLP
2601 Cambridge Ct., Suite 500
Auburn Hills, MI  48326

LEGAL COUNSEL

Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, MI  48226-3425


INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (586) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.

ANNUAL MEETING

This year's Annual Meeting will be held at 9:00 A.M., on Tuesday, April 16, 2002, at Fern Hill Country Club, 17600 Clinton River, Clinton Township, MI 48036.

                                                                     CCBCM-AR-02