Form 10KSB, Exhibit 13
period 2002-12-31
COMMUNITY CENTRAL BANK CORP
filed 2003-03-28
CIK 1014133

                             COMMUNITY CENTRAL BANK
                                  CORPORATION





                          Independent Auditor's Report

                                       and

                               Stockholder Report




                                December 31, 2002

INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flow for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2002, and 2001, and the results of its income and cash flow for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



S/ PLANTE & MORAN, PLLC

January 24th, 2003
Auburn Hills, Michigan

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                             December 31,
                                                                ------------------------------
                                                                    2002                2001
Assets                                                          -----------         ----------
                                                                       (in thousands)
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                             $   6,405            $   6,892
   Federal funds sold                                               3,000               21,200
                                                                ---------            ---------
   Total Cash and Cash Equivalents                              $   9,405               28,092

Securities available for sale, at fair value (Note 3)              57,200               44,328
Investment securities, at amortized cost (Note 3)                   1,290                1,207
FHLB stock                                                          2,219                  875
Residential mortgage loans held for sale                           11,245                5,010

Loans (Note 4)
   Residential mortgage loans                                      46,322               21,200
   Commercial loans                                               152,044              128,174
   Installment loans                                                5,683                4,837
                                                                ---------            ---------
   Total Loans                                                    204,049              154,211
Allowance for credit losses (Note 5)                               (3,377)              (2,930)
                                                                ---------            ---------
   Net Loans                                                      200,672              151,281

Net property and equipment (Note 6)                                 1,886                1,777
Accrued interest receivable                                         1,270                1,248
Other real estate                                                     320                   --
Other assets                                                        2,129                1,218
                                                                ---------            ---------
   Total Assets                                                 $ 287,636            $ 235,036
                                                                =========            =========



The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                                  December 31,
                                                                         -----------------------------
                                                                            2002                2001
Liabilities                                                              -----------       -----------
                                                                        (in thousands, except share data)
Deposits
   Noninterest bearing demand deposits                                   $  32,235            $  27,188
   NOW and money market accounts                                            31,565               19,185
   Savings deposits                                                          5,332                7,572
   Time deposits (Note 7)                                                  131,587              138,369
                                                                         ---------            ---------
   Total deposits                                                          200,719              192,314

Repurchase agreements  (Note 8)                                              8,006                6,739
Federal Home Loan Bank advances (Note 9)                                    44,388               13,400
Accrued interest payable                                                       483                  438
Other liabilities                                                              621                  304
Capitalized lease obligation (Note 10)                                         951                  993
ESOP note payable (Note 11)                                                    321                  371
Guaranteed preferred beneficial interest in
   the Corporation's subordinated debentures (Note 12)                      10,000                   --
                                                                         ---------            ---------
   Total Liabilities                                                       265,489              214,559

Stockholders' Equity (Note 13)

   Common stock ($5 stated value; 9,000,000 shares authorized, and 2,665,778 issued and outstanding at
     12-31-2002 and 2,661,922 at 12-31-2001)                                13,329               13,309
   Additional paid-in capital                                                5,035                5,009
   Accumulated surplus                                                       3,759                2,368
   Unearned employee benefit                                                  (321)                (371)
   Accumulated other comprehensive income                                      345                  162
                                                                         ---------            ---------
   Total Stockholders' Equity                                               22,147               20,477
                                                                         ---------            ---------
   Total Liabilities and Stockholders' Equity                            $ 287,636            $ 235,036
                                                                         =========            =========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME


                                                                               Year Ended December 31,
                                                                   --------------------------------------------
                                                                     2002              2001              2000
                                                                   --------          --------          --------
                                                                        (in thousands, except per share data)
Interest Income
   Loans (including fees)                                          $12,284           $12,633           $14,433
   Securities                                                        2,392             1,927               978
   Federal funds sold                                                  280               974             1,269
                                                                   -------           -------           -------
   Total Interest Income                                            14,956            15,534            16,680

Interest Expense
   Deposits                                                          4,936             7,380             8,556
   Repurchase agreements                                               146               178               137
   Federal Home Loan Bank advances                                   1,016               294                --
   Capitalized lease obligation                                        130               135               137
   ESOP loan interest expense                                           17                28                42
   Interest expense of guaranteed preferred beneficial
     interest in Corporation's subordinated debentures                 288                --                --
                                                                   -------           -------           -------
   Total Interest Expense                                            6,533             8,015             8,872
                                                                   -------           -------           -------
   Net Interest Income                                               8,423             7,519             7,808
Provision for credit losses (Note 5)                                   755               475               855
                                                                   -------           -------           -------
   Net Interest Income after Provision for Credit Losses             7,668             7,044             6,953

Noninterest Income
   Deposit service charges                                             213               258               252
   Net realized security gain                                          262               285                --
   Mortgage banking income                                           4,847               918                 5
   Other income                                                        189               314               307
                                                                   -------           -------           -------
   Total Noninterest Income                                          5,511             1,775               564

Noninterest Expense
   Salaries, benefits and payroll taxes (Note 14)                    6,447             3,217             2,143
   Net occupancy expense                                             1,155               869               728
   Other operating expense (Note 15)                                 2,939             2,275             2,404
                                                                   -------           -------           -------
   Total Noninterest Expense                                        10,541             6,361             5,275
                                                                   -------           -------           -------
Income Before Taxes                                                  2,638             2,458             2,242
Provision for Income Tax Expense (Note 16)                             828               832               818
                                                                   -------           -------           -------
Net Income                                                         $ 1,810           $ 1,626           $ 1,424
                                                                   =======           =======           =======




The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)


                                                       Year Ended December 31,
                                        ---------------------------------------------
                                          2002                2001              2000
                                        ---------          ---------         ---------
                                            (in thousands, except per share data)
Per share data:
   Basic earnings                           $0.69             $0.62            $0.55

   Diluted earnings                         $0.68             $0.62            $0.55
                                          =======            ======            =====
   Cash Dividends                           $0.15             $ ---            $ ---
                                          =======            ======            =====

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                                    Year Ended December 31,
                                                                     ------------------------------------------------
                                                                         2002                2001              2000
                                                                     -----------          ---------         ---------
                                                                                       (in thousands)
Net Income as Reported                                                    $1,810           $1,626            $1,424

Other Comprehensive Income
   Change in unrealized gain on securities
     available for sale, net of tax of $94 in 2002,
     $47 in 2001, and $113 in 2000                                           183               91               215
                                                                       ---------          ---------         ---------
Comprehensive Income                                                      $1,993           $1,717            $1,639
                                                                       =========          =========         =========






The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                   Additional                   Unearned       Accumulated Other
                                       Common       Paid-in       Retained      Employee         Comprehensive     Total
                                       Stock        Capital       Earnings      Benefits         Income (Loss)     Equity
                                       --------     ---------     --------      --------         -------------     ------
                                                                      (in thousands)
Balance January 1, 2000              $12,100        $6,226          ($682)       ($471)              ($144)       $17,029

Stock split                            1,209        (1,210)          ----         ----                ----             (1)
Net income for 2000                     ----          ----          1,424         ----                ----          1,424
Release of ESOP shares                  ----          ----           ----           50                ----             50
Other comprehensive income              ----          ----           ----        -----                 215            215
                                       -----        ------         ------       ------           ---------        -------
Balance December 31, 2000            $13,309        $5,016         $  742        ($421)                $71        $18,717
                                     =======        ======         ======       ======           =========        =======

Net income for 2001                     ----          ----          1,626         ----                ----          1,626
Release of ESOP shares                  ----            (7)          ----           50                ----             43
Other comprehensive income              ----          ----           ----        -----                  91             91
                                       -----        ------         ------       ------           ---------        -------
Balance December 31, 2001            $13,309        $5,009         $2,368        ($371)               $162        $20,477
                                     =======        =======        ======       ======           =========        =======


Cash dividend                           ----          ----           (401)        ----                ----           (401)
Stock options exercised                   45            23           ----         ----                ----             68
Repurchase 5,000 shares                  (25)         ----            (18)        ----                ----            (43)
Net income for 2002                     ----          ----          1,810         ----                ----          1,810
Release of ESOP shares                  ----             3           ----           50                ----             53
Other comprehensive income              ----          ----           ----        -----                 183            183
                                     -------        ------         ------       ------           ---------        -------
Balance December 31, 2002            $13,329        $5,035         $3,759        ($321)               $345        $22,147
                                     =======        ======         ======       ======           =========        =======



The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                                               Year Ended December 31,

                                                                                -----------------------------------------------
                                                                                   2002                2001              2000
                                                                                ------------       ------------       ----------
Operating Activities                                                                              (in thousands)
   Net income                                                                   $  1,810           $  1,626           $  1,424
   Adjustments to reconcile net income to net
       cash flow from operating activities:
     Net accretion of security discount                                              460                115                  6
     Net gain on calls of securities                                                (262)              (285)                --
     Provision for credit losses                                                     755                475                855
     Depreciation expense                                                            429                367                342
     Loss on disposal of property and equipment                                       12               ----               ----
     Deferred income tax (benefit) expense                                          ----               (232)                33
     ESOP compensation expense                                                        53                 43                 37
     Increase in accrued interest receivable                                         (22)                (1)              (404)
     (Increase) decrease in other assets                                          (1,004)               143               (337)
     Increase (decrease) in accrued interest payable                                  45               (552)               548
     Increase (decrease) in other liabilities                                        447                181               (141)
     Increase in loans held for sale                                              (6,235)            (5,010)              ----
     Increase in other real estate                                                  (320)              ----               ----
                                                                                --------           --------           --------
   Net Cash (Used In) Provided by Operating Activities                            (3,832)            (3,130)             2,363

Investing Activities
   Maturities, calls, and prepayments of securities available for sale            53,541             31,959              4,561
   Purchases of securities available for sale                                    (66,334)           (57,471)           (13,189)
   Maturities, calls, and prepayments of investment securities                       592                481              2,505
   Purchases of investment securities                                             (2,019)              (429)              ----
   (Increase) decrease in loans                                                  (50,146)             1,853            (15,079)
   Purchases of property and equipment                                              (558)              (271)              (322)
   Proceeds from sale of property and equipment                                        7               ----               ----
                                                                                --------           --------           --------
   Net Cash Used in Investing Activities                                         (64,917)           (23,878)           (21,524)

Financing Activities
   Net increase in demand and savings deposits                                    15,187              5,706              1,530
   Net (decrease) increase in time deposits                                       (6,782)               469             21,763
   Net increase in short term borrowings                                           1,267              2,582              2,552
   Guaranteed preferred beneficial interest in Corporation's
     subordinated debentures                                                      10,000               ----               ----
   Net increase in FHLB advances                                                  30,988             13,400               ----
   Repayment of capitalized lease obligation                                        (172)               (19)               (13)
   Payment of ESOP debt                                                              (50)               (50)               (50)
   Fractional shares paid on stock split                                            ----               ----                 (1)
   Stock options exercised                                                            68               ----               ----
   Cash dividends paid                                                              (401)              ----               ----
   Repurchase of stock                                                               (43)              ----               ----
                                                                                --------           --------           --------
   Net Cash Provided by Financing Activities                                      50,062             22,088             25,781

   (Decrease) increase in Cash and Cash Equivalents                              (18,687)            (4,920)             6,620
   Cash and Cash Equivalents at the Beginning
     of the Period                                                                28,092             33,012             26,392
                                                                                --------           --------           --------
   Cash and Cash Equivalents at the End of the Period                           $  9,405           $ 28,092           $ 33,012
                                                                                ========           ========           ========
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                                $  6,488           $  8,567           $  8,324
   Federal Taxes Paid                                                           $  1,035           $    935           $  1,056
                                                                                ========           ========           ========



The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community Central Bank Corporation (the "Corporation") conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Community Central Capital Trust I, Community Central Bank (the "Bank") and Community Central Mortgage Company, LLC ("the Mortgage Company"). All significant intercompany transactions are eliminated in consolidation. The ownership structure of the Mortgage Company consists of two members, Community Central Bank and Community Central Bank Corporation, owning 99% and 1% of the Mortgage Company, respectively.

NATURE OF OPERATIONS: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb County with a full range of lending, deposit and Internet banking services. The Bank operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Warren, Dearborn and Livonia. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD."

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FORECLOSED ASSETS: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value are the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

STOCK SPLITS AND DIVIDENDS: The Corporation issued additional shares of common stock to its shareholders in 2000 for the purpose of effecting a reduction in the unit price of the shares and obtaining a wider distribution and improved marketability of the shares. The additional shares issued were not intended to be a distribution of earnings.

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

Weighted average shares reconciliation is as follows:

                                                            Year Ended December 31,
                                            2002                     2001                     2000
                                          --------                 --------                 --------
                                                            (in thousands of shares)
Basic                                      2,622                    2,610                    2,604
Effect of stock options                       26                        3                       --
                                           -----                    -----                    -----
Diluted                                    2,648                    2,613                    2,604
                                           =====                    =====                    =====

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

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2002, 2001 and 2000 consists solely of unrealized gain and losses on available for sale securities, net of tax.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING PRONOUNCEMENTS: In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated part of a hedge transaction. SFAS 133 was adopted by the Corporation in 2000, and did not have a material effect on the consolidated financial position or results of operations. In November 2000, the FASB issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB No. 140). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The impact of FASB No. 140 as of December 31, 2002 was not material to the consolidated financial statements.

(2) CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2002, no reserves were required.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:



                                                                    December 31, 2002
                                                   ------------------------------------------------------
                                                   Amortized             Unrealized                 Fair
                                                      Cost          Gains           Losses          Value
                                                   ---------       --------        --------        ------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies               $15,705         $   188         $    --          $15,893
   Mortgage backed securities                        9,244             151              (3)           9,392
   Collateralized mortgage obligations              20,846             120             (17)          20,949
   Municipal securities                             10,881             153             (68)          10,966
                                                   -------         -------         -------          -------
       Total Securities Available for Sale          56,676             612             (88)          57,200
                                                   -------         -------         -------          -------

Investment Securities
   Mortgage backed securities                        1,290              61              --            1,351
                                                   -------         -------         -------          -------
       Total Investment Securities                   1,290              61              --            1,351
                                                   -------         -------         -------          -------
       Total Securities                            $57,966         $   673         ($   88)         $58,551
                                                   =======         =======         =======          =======



                                                                       December 31, 2001
                                                   ------------------------------------------------------
                                                   Amortized             Unrealized                 Fair
                                                      Cost          Gains           Losses          Value
                                                   ---------       --------        --------        ------
                                                                       (in thousands)
Securities Available for Sale
   United States Government agencies               $22,089         $   111         ($   29)         $22,171
   Mortgage backed securities                        2,440              33              (2)           2,471
   Collateralized mortgage obligations              13,874             176             (17)          14,033
   Municipal securities                              5,678              26             (51)           5,653
                                                   -------         -------         -------          -------
       Total Securities Available for Sale          44,081             346             (99)          44,328
                                                   -------         -------         -------          -------

Investment Securities
   Mortgage backed securities                        1,207              26              --            1,233
                                                   -------         -------         -------          -------
       Total Investment Securities                   1,207              26              --            1,233
                                                   -------         -------         -------          -------
       Total Securities                            $45,288         $   372         ($   99)         $45,561
                                                   =======         =======         =======          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair value of securities, generally by contractual maturity at December 31, 2002, are as follows:



                                               --------------------------           -------------------------
                                                  Securities Available                     Investment
                                                        for Sale                           Securities
                                               --------------------------           -------------------------
                                               Amortized           Fair             Amortized           Fair
                                                  Cost             Value              Cost              Value
                                               ---------         --------           ---------        --------
                                                                      (in thousands)
Within one year                                 $21,806           $21,837           $   220           $   222
After one year but within five years             22,123            22,479             1,070             1,129
After five years but within ten years            12,503            12,638                --                --
After ten years                                     244               246                --                --
                                                -------           -------           -------           -------
                                                $56,676           $57,200           $ 1,290           $ 1,351
                                                =======           =======           =======           =======

Memo:
   Total variable rate securities
     Included above                               7,632             7,699                --                --

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

Investment securities of $45,031,000 were pledged at December 31, 2002 to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) LOANS

Certain Directors and Executive Officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $5,136,000 and $4,041,000 at December 31, 2002 and 2001, respectively. The total unused commitments related to these loans were $3,328,000 at December 31, 2002. During 2002, new loans and advances were $1,411,000, while repayments totalled $316,000.

The Bank grants loans to customers who reside primarily in Macomb and St. Clair Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $57,892,000 in outstanding loans at December 31, 2002, to commercial borrowers in the real estate rental and property management industry.

A summary of portfolio loans is as follows:



                                      December 31, 2002                     December 31, 2001            %
                                      -----------------                     -----------------         Increase/
                                   Balance         Percentage         Balance          Percentage     Decrease
                                   -------         ----------         -------          ----------    ---------
                                                       (in thousands, except percentage)
Commercial real estate            $122,917           60.2%           $104,460             67.7%        17.7%
Commercial and industrial           29,127            14.3             23,714              15.4         22.8
Residential real estate             41,373            20.3             17,497              11.4        136.5
Home equity                          4,949             2.4              3,703               2.4         33.6
Consumer loans                       5,161             2.5              4,324               2.8         19.4
Credit card loans                      522             0.3                513               0.3          1.8
                                  --------         ---------         --------          --------      -------
     Total loans                  $204,049         100.00%           $154,211            100.0%        32.3%
                                  ========         =========         ========          ========      =======


(5) ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                                              2002                2001
                                                           -----------         -----------
                                                                  (in thousands)
         Balance, beginning of the period                   $ 2,930             $ 2,654
         Provision                                              755                 475
         Charge-offs                                           (468)               (261)
         Recoveries                                             160                  62
                                                            -------             -------

         Balance, end of year                               $ 3,377             $ 2,930
                                                            =======             =======

         As a percentage of total portfolio loans              1.65%               1.90%
                                                            =======             =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. Management believes that the allowance for credit losses at December 31, 2002 is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay the loan principal. Since management immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these loans is generally limited to cash collection of interest.

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had $1,165,000 in loans and other real estate owned classified as nonperforming at December 31, 2002 and $2,582,000 at December 31, 2001.

A summary of nonperforming assets is as follows:

                                                      December 31,       December 31,
                                                         2002                2001
                                                      -----------        -----------
                                                              (In thousands)
Impaired loans:
   Nonaccrual                                               $839            $2,572
                                                       ---------         ---------
Total nonaccruing loans                                     $839            $2,572

Loans past due 90 days and still accruing interest:

   Commercial                                             $ ----            $ ----
   Residential real estate                                  ----              ----
   Installment                                                 6                10
                                                       ---------         ---------
Total loans past due 90 days and
   still accruing interest                                    $6               $10
                                                       ---------         ---------
Total nonaccruing and loans past due 90 days
   and still accruing interest                              $845            $2,582
                                                       ---------         ---------
Other real estate owned                                      320              ----
                                                       ---------         ---------
Total nonperforming assets                                $1,165            $2,582
                                                       =========         =========
Total nonaccruing loans as a percentage of
   total loans                                              0.41%             1.67%
                                                       =========         =========

Total nonaccruing loans and loans past due
   90 days or more and still accruing interest
   as a percentage of total loans                           0.41%             1.67%
                                                       =========         =========

Total nonperforming assets as a percentage
   of total assets                                          0.41%             1.10%
                                                       =========         =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                                  2002              2001
                                                              -----------       -----------
                                                                       (in thousands)
         Buildings (under capitalized lease)                       $1,000            $1,000
         Leasehold improvements                                     1,192             1,145
         Furniture and equipment                                    1,930             1,447
         Vehicles                                                      28                51
                                                              -----------       -----------
                                                                    4,150             3,643

         Less accumulated depreciation and amortization             2,264             1,866
                                                              -----------       -----------
         Net property and equipment                                $1,886            $1,777
                                                              ===========       ===========


(7)  TIME DEPOSITS

The total amount of jumbo certificates of deposit ($100,000 and over) as of December 31, 2002, was $77,670,000.

As of December 31, 2002, scheduled maturities of all time deposits are as follows:

         Year ending December 31,                          (in thousands)
         2003                                                 $75,567
         2004                                                  44,201
         2005                                                   8,221
         2006                                                     496
         2007                                                   1,846
         Subsequent years                                       1,256
                                                            ---------
         Total time deposits                                 $131,587
                                                            =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8) SHORT TERM BORROWINGS

Short term borrowings at December 31, 2002, consist of securities sold with an agreement to repurchase. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

                                                                   2002             2001
                                                               -----------       -----------
                                                                       (in thousands)
         Amount outstanding at end of year                         $8,006            $6,739
         Weighted average interest rate on ending balance            1.25%             1.75%

         Average amount outstanding during the year                $8,813            $6,238
         Weighted average interest rate during the year              1.67%             2.86%

         Maximum amount outstanding at any month end
           during the year                                        $10,932            $9,160



(9) FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities.

FHLB advances outstanding were as follows:

                                                 December 31, 2002                  December 31, 2001
                                                 -----------------                  -----------------
                                             Ending        Average rate           Ending      Average rate
                                            Balance      at end of period        Balance    at end of period
                                            -------      ----------------        -------    ----------------
                                                          (in thousands, except percentages)
         Short-term FHLB advances           $11,000             2.91%             $1,000           3.15%
         Long-term FHLB advances             33,388             4.26%             12,400           5.22%
                                            -------           -------            -------          ------
                                            $44,388             3.92%            $13,400           5.06%


Long-term advances comprised 24 advances with maturities ranging from January 2004 to December 2012.

The principal maturities of long-term advances outstanding at December 31, 2002 are as follows:

         Year ending December 31,                        (in thousands)
         2004                                                7,000
         2005                                                2,000
         2006                                                3,000
         2007                                                6,000
         Subsequent years                                   15,388
                                                          --------
         Total                                             $33,388
                                                          ========

(10) LEASES

In 1996, the Corporation entered into a 15 year lease commitment for its office with an entity owned by two Directors. The lease has been treated as a capitalized lease obligation, and was recorded at the net present value of the future minimum lease payments of $1,000,000, at an interest rate of approximately 13%. On January 3, 2003, the Bank purchased the main office building of the Corporation and Bank and adjacent property known as 120 North Main Street from T.A.P. Properties, LLC for $2,600,000. The adjacent property was purchased for further expansion of the corporate and banking operations.

Operating expense includes rentals on a leased facility and certain equipment in the amount of $345,000 for 2002 and $173,000 for 2001, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2002:

         Year ending December 31,                          (in thousands)
         2003                                                     208
         2004                                                     189
         2005                                                     164
         2006                                                     115
         2007                                                      --
                                                            ---------
         Total minimum rental payments                           $676
                                                            =========

(11)  ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The terms of the note include a variable rate payable, due in monthly installments to 2009, floating at prime rate which was 4.25% at December 31, 2002. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity.

As of December 31, 2002, scheduled maturities of the ESOP note payable are as follows:

                                                           (in thousands)
         2003                                                      50
         2004                                                      50
         2005                                                      50
         2006                                                      50
         2007                                                      50
         Subsequent years                                          71
                                                            ---------
                                                                 $321
                                                            =========


COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12) GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION'S SUBORDINATED DEBENTURES

Community Central Capital Trust I, a business trust subsidiary of the Corporation sold 10,000 Cumulative Preferred Securities ("trust preferred securities") at $1,000.00 per trust preferred security in June 2002. The proceeds from the sale of the trust preferred securities were used by the trust to purchase an equivalent amount of subordinated debentures from the Corporation. The trust preferred securities carry a variable rate of interest at the three month libor plus 365 basis points, have a stated maturity of 30 years, and, in effect, are guaranteed by the Corporation. The securities are redeemable at par after 5 years. Distributions on the trust preferred securities are payable quarterly on March 30, June 30, September 30 and December 30. The first distribution was paid on September 30, 2002. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the rate of the three month libor plus 365 basis points. The trust preferred securities are carried on the Corporation's consolidated balance sheet as a liability and the interest expense is recorded on the Corporation's consolidated statement of income.

The trust preferred securities qualify for up to 25% of Tier I Capital. Any amount in excess of this limit may be included in Tier 2 Capital.


(13) STOCKHOLDERS' EQUITY

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2002, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                                2002                2001            Minimum Ratio          Ratio
                                          ----------------    ----------------       for Capital           to be
                                          Capital    Ratio    Capital    Ratio    Adequacy Purposes   "Well Capitalized"
                                          -------    -----    -------    -----    -----------------   ------------------
                                                      (in thousands)
Tier I capital to risk-weighted assets
     Consolidated                         $29,067   14.06%    $20,309    12.14%            4%                NA
     Bank only                             28,313   13.72%     19,338    11.56%            4%                6%

Total capital to risk-weighted assets
     Consolidated                          34,394   16.64%     22,410    13.40%            8%                NA
     Bank only                             30,903   14.97%     21,439    12.82%            8%                10%

Primary capital to assets
     Consolidated                          32,444   11.28%     23,239     9.89%            5.5%              NA

Total capital to assets
     Consolidated                          32,444   11.28%     23,239     9.89%            6%                NA

Tier I capital to quarterly average assets
     Consolidated                          29,067   10.40%     20,309     8.97%            4%                NA
     Bank only                             28,313   10.14%     19,338     8.54%            4%                5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14) BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $55,000, $36,000 and $31,000 were paid or accrued for the periods ended December 31, 2002, 2001 and 2000.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Corporation established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2002, the plan had acquired a total of 65,297 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into the Corporation's participant's accounts is directly proportional to the ratio of the principal reductions to the total original principal amount. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $53,000 for 2002. As of December 31, 2002, 23,398 shares were committed-to-be released, with 41,899 remaining unearned. The value of unearned shares as of December 31, 2002, was $398,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 11). The ESOP intends to repay the loan (plus interest) using Company contributions.

Information regarding the ESOP transactions for the year ended December 31, 2002 is as follows:

                                                      (in thousands)
           Amounts paid by ESOP for:
                  Debt repayment                           $50
                  Interest                                 $17
                  Other                                    $17

         Amounts received from the Company as:
                  Contributions                            $84


STOCK OPTION PLANS - The Corporation has five stock-based compensation plans. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation was authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 Employee Stock Option Plan. In 2002, 24,000 shares were granted under the 2000 Employee Stock Option Plan. As of December 31, 2002 options for 471 were available for grant under this plan. Under the 1996 Stock Option Plan for Nonemployee Directors 48,315 shares were granted and none are available for grant. Under the 1999 Stock Option Plan for Directors, the Corporation was authorized to grant options for up to 66,000 shares of common stock. Under the 2002 Incentive Plan awards can be made up to a maximum of 130,000 shares of common stock. Under the plan up to 40,000 shares is available for Directors and 90,000 for Employees. In 2002, 28,500 stock options were granted to employees with terms of 10 years under the 2002 Incentive Plan. Additionally, 300 shares of common stock was awarded to each Director under the Annual Stock Award provision and recorded as Director compensation. The remainder become exercisable on specified dates in the future. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plans an option's maximum term is ten years, and under the 1996 and 1999 directors plans, the option's maximum term is seven years.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation has estimated fair value of the options issued in 2002, 2001 and 2000 at $2.39, $3.29 and $2.84 per share, respectively, using the Black-Scholes option pricing model. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income and earnings per share on a pro forma basis would have been as follows:

                                                                              Year Ended December 31,
                                                                       2002             2001              2000
                                                                     --------         --------          --------
                                                                        (in thousands, except per share data)
     Net income, as reported                                         $  1,810         $  1,626          $  1,424
     Deduct:  Total stock-based employee
       and director compensation expense
       under fair value based methods of
       awards, net of related tax effects                               (148)             (49)              (35)
                                                                     --------         --------          --------
     Pro forma net income                                            $  1,662         $  1,577          $  1,389
                                                                     ========         ========          ========

Earnings per share
     Basic - as reported                                             $   0.69         $    0.62         $   0.55
     Basic - pro forma                                               $   0.63         $    0.60         $   0.53

     Diluted - as reported                                           $   0.68         $    0.62         $   0.55
     Diluted - pro forma                                             $   0.63         $    0.60         $   0.53




The fair value of each option grant is estimated on the date of the grant using Black-Scholes option-pricing model with the following weighted average assumptions.

                                                                              Year Ended December 31,
                                                                       2002             2001              2000
                                                                     --------         --------          --------
Dividend yield or expected dividends                                    2.03%            ----             ----
Risk free interest rate                                                 4.00%            5.00%             5.00%
Expected life                                                          10 yrs.          10 yrs.           10 yrs.
Expected volatility                                                    21.92%           34.38%            23.41%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following is a summary of the Corporation's five stock option plans for the periods indicated:

                                                                     Year Ended December 31,
                                               2002                           2001                        2000
                                    --------------------------    ---------------------------    --------------------------
                                                  Weighted                       Weighted                      Weighted
                                    Number of      Average        Number of       Average        Number of      Average
                                      Shares    Exercise Price      Shares     Exercise Price     Shares     Exercise Price
                                    ---------   --------------    ---------    --------------    ---------   --------------
Outstanding, beginning of period     175,131         $6.80          150,888         $7.27          132,428         $7.76
Granted                               52,500          8.50           59,300          5.91           37,331          5.59
Exercised                             (5,856)         6.83             ----          ----             ----          ----
Forfeited                            (10,264)         8.73          (35,057)         6.98          (18,871)         7.44
                                    ---------   --------------    ---------    --------------    ---------   --------------
Outstanding, end of year             211,511         $7.13          175,131         $6.80          150,888         $7.27
                                    =========   ==============    ==========   ==============    =========   ==============


The following table shows summary information about stock options outstanding at December 31, 2002:

                          Stock Options Outstanding                                Stock Options Exercisable
-----------------------------------------------------------------------------   -----------------------------------
                                     Weighted Average                                              Weighted
        Range of       Number           Remaining          Weighted Average     Number of       Average Exercise
     Exercise Prices  of Shares      Contractual Life       Exercise Price        Shares             Price
-----------------------------------------------------------------------------   -----------------------------------

         $6.83          42,460          0.4 years                $6.83            42,460            $6.83
          7.16           4,400          3.8 years                 7.16             3,300             7.16
      8.52 - 8.64       32,450          3.7 years                 8.62            24,640             8.61
          5.23           3,730          7.0 years                 5.23             3,300             5.23
          5.50          16,671          7.8 years                 5.50            10,883             5.50
      5.73 - 6.05       59,300          8.1 years                 5.91            32,550             5.90
          8.50          52,500          9.4 years                 8.50            40,500             8.50
                       -------                                   -----           -------            -----
                       211,511                                   $7.13           157,633            $7.23
                       =======                                   =====           =======            =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                                                          Year Ended December 31,
                                                                ------------------------------------------
                                                                 2002              2001             2000
                                                                -------           -------          -------
                                                                             (in thousands)
         Advertising and public relations                          $428             $292              $444
         Data processing                                            516              403               412
         Professional and regulatory fees                           298              165               214
         Legal fees                                                 289              209               211
         Director fees                                              179              176               160
         Credit card processing                                      45              228               232
         Printing and supplies                                      146              117               113
         Telephone                                                  138               93                71
         Loan closing                                                90               27                77
         Other insurance                                             75               51                69
         Deposit insurance                                           46               58                59
         Single business tax                                        109               99                95
         Other                                                      580              357               247
                                                                -------          -------           -------
           Total other operating expense                         $2,939           $2,275            $2,404
                                                                =======          =======           =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. The income tax expense (benefit) for the years ending December 31, consists of the following:

                                                                2002              2001             2000
                                                              -------           -------          -------
                                                                             (in thousands)
         Current expense                                         $828            $1,064             $785
         Deferred (benefit) expense                              ----              (232)              33
                                                              -------           -------          -------
         Total income expense                                    $828              $832             $818
                                                              =======           =======          =======

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                                 2002             2001
                                                                -------          -------
                                                                     (in thousands)
Deferred tax assets
     Provision for loan losses                                   $1,108             $962
     Depreciation                                                    32               73
     Capital lease                                                  180              172
     Other                                                           29               72
                                                                -------          -------
                                                                  1,349            1,279

     Valuation allowance for deferred tax assets                   ----             ----

Deferred tax liabilities
     Original issue discount                                        (37)             (43)
     Unrealized gain on securities available for sale              (178)             (84)
     Mortgage servicing rights                                       (6)             (15)
     Accretion                                                      (41)             (34)
     Deferred loan fees                                             (50)            ----
     Other                                                          (28)            ----
                                                                -------          -------
Net deferred tax asset                                           $1,009           $1,103
                                                                =======          =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                                            Year Ended December 31,
                                                                --------------------------------------------
                                                                   2002             2001              2000
                                                                ---------        ---------         ---------
                                                                               (in thousands)
Provision at statutory federal income tax rate                      897              836               787
Nondeductible expenditures                                           25               16                33
Tax exempt municipal interest                                      (113)             (43)             ----
Other, net                                                           19               23                (2)
                                                                ---------        ---------         ---------
Provision at effective federal income tax rate                      828              832               818
                                                                =========        =========         =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION'S SUBORDINATED
DEBENTURES: Guaranteed preferred beneficial interest in the Corporation's subordinated debentures is based on current rates for similar financing.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:



                                                                 2002                               2001
                                                     -----------------------------     -----------------------------
                                                       Carrying         Estimated       Carrying          Estimated
                                                        Amount          Fair Value       Amount           Fair Value
                                                     -----------------------------     -----------------------------
                                                                             (in thousands)

Financial Assets
   Cash and cash equivalents                            $9,405            $9,405          $28,092           $28,092
   Securities                                           58,490            58,551           45,535            45,561
   FHLB stock                                            2,219             2,219              875               875
   Residential mortgages held for sale                  11,245            11,245            5,010             5,010
   Loans, net of allowance                             200,672           208,042          151,281           157,730
   Accrued interest receivable                           1,270             1,270            1,248             1,248

Financial Liabilities
   Demand and savings deposits                          69,132            69,132           53,945            53,945
   Time deposits                                       131,587           134,147          138,369           139,669
   Repurchase agreements                                 8,006             8,006            6,739             6,739
   Federal Home Loan Bank advances                      44,388            46,272           13,400            13,919
   Accrued interest payable                                483               483              438               438
   Guaranteed preferred beneficial interest
     in the Corporation's subordinated debentures       10,000            10,000             ----              ----

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(18) OFF-BALANCE SHEET RISK

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                                   2002             2001
                                                                  -----            -----
                                                                      (in thousands)

Unused home equity lines of credit                              $ 3,432          $ 2,647
Unused credit card lines                                          1,846            1,764
Unused portion of construction lines of credit                   12,885            9,712
Unused portion of all other credit lines                         37,610           40,720
Standby letters of credit                                         2,018            1,771
                                                                -------          -------
Total outstanding commitments                                   $57,791          $56,614
                                                                =======          =======


(19)  RESTRICTIONS ON DIVIDENDS

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited of the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2002, the Bank's retained earnings available for the payment of dividends totaled $4.1 million. Accordingly, $16.5 million of the Corporation's investment in the Bank was restricted at December 31, 2002.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(20) PARENT-ONLY FINANCIAL STATEMENTS

The following condensed financial information presents the financial condition of Community Central Bank Corporation, the Parent Holding Company, (the "Parent") only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank and Community Central Capital Trust I at cost, plus the undistributed surplus of the Bank since it was formed. The Parent recognizes undistributed income of the Bank as noninterest income, and undistributed losses as noninterest expense. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.


PARENT-ONLY BALANCE SHEET

                                                         December 31,
                                                    ----------------------
                                                      2002          2001
                                                    --------      --------
Assets                                                  (in thousands)

Cash                                                $  3,167      $    916
Investment in subsidiary                              28,970        19,505
Other assets                                             466           137
                                                    --------      --------
   Total Assets                                     $ 32,603      $ 20,558
                                                    ========      ========


Liabilities and Stockholders' Equity

Due to subsidiary                                   $    146      $     81
Guaranteed preferred beneficial interest in the
   Corporation's subordinated debentures              10,310          ----
                                                    --------      --------
   Total Liabilities                                  10,456            81

Common stock                                          13,329        13,309
Additional paid-in capital                             5,035         5,009
Accumulated surplus                                    3,759         2,368
Unearned employee benefit                               (321)         (371)
Accumulated other comprehensive income                   345           162
                                                    --------      --------
   Total Stockholders' Equity                         22,147        20,477
                                                    --------      --------
   Total Liabilities and Stockholders' Equity       $ 32,603      $ 20,558
                                                    ========      ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF OPERATIONS

                                                                Year Ended December 31,
                                                           ---------------------------------
                                                             2002         2001         2000
                                                           -------      -------      -------
                                                                    (in thousands)

Operating Income
   Interest income                                         $    57      $    34      $    49
                                                           -------      -------      -------
   Interest Income                                              57           34           49

   Interest expense of guaranteed preferred beneficial
     interest in Corporation's subordinated debentures         296         ----         ----
                                                           -------      -------      -------
   Net Interest (Loss) Income                                 (239)          34           49


   Other expense                                               413          253          128
                                                           -------      -------      -------
   Total Operating Expense                                     413          253          128

   Loss Before Taxes
     and Share in Undistributed
     Income of Subsidiary                                     (652)        (219)         (79)

Income tax benefit                                            (221)         (75)         (28)
                                                           -------      -------      -------
   Loss Before Share
     in Undistributed Income of Subsidiary                    (431)        (144)         (51)

Dividend from subsidiary                                       645          300         ----

Share of undistributed income of subsidiary                  1,596        1,470        1,475
                                                           -------      -------      -------
   Net Income                                              $ 1,810      $ 1,626      $ 1,424
                                                           =======      =======      =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT-ONLY STATEMENT OF CASH FLOW

                                                                 Year Ended December 31,
                                                           ----------------------------------
                                                             2002          2001        2000
                                                           --------      -------      -------
                                                                     (in thousands)
Operating Activities
   Net income                                              $  1,810      $ 1,626      $ 1,424
   Adjustments to reconcile net income to
       net cash flow from operating activities
     Undistributed income of subsidiary                      (1,596)      (1,470)      (1,475)
     Increase in other assets                                  (329)         (25)          (2)
     Increase (decrease) in other liabilities                    64           79           (2)
                                                           --------      -------      -------
   Net Cash (Used in) Provided by Operating Activities          (51)         210          (55)

Investing Activities
   Capital contribution to subsidiaries                      (7,632)        (519)        ----
                                                           --------      -------      -------
   Net Cash Used in Investing Activities                     (7,632)        (519)        ----

Financing Activities
   Fractional shares paid on stock split                       ----         ----           (1)
   Stock options exercised/awards                                68         ----         ----
   Trust preferred securities                                10,310         ----         ----
   Cash dividend paid                                          (401)        ----         ----
   Repurchase of stock                                          (43)        ----         ----
                                                           --------      -------      -------
   Net Cash Provided by (Used in) Financing Activities        9,934         ----           (1)
                                                           --------      -------      -------
Increase (decrease) in Cash                                   2,251         (309)         (56)
Cash at the Beginning of the Period                             916        1,225        1,281
                                                           --------      -------      -------
Cash at the End of the Period                              $  3,167      $   916      $ 1,225
                                                           ========      =======      =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion compares the financial condition of the Corporation and its subsidiaries, at December 31, 2002 to December 31, 2001 and the results of operations for the years ended December 31, 2002 and 2001. This discussion should be read in conjunction with the financial statements and statistical data presented elsewhere in this report. This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as anticipates, believes, estimates, expects, forecasts, intends, is likely, plans, projects, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in accounting standards; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by the Corporation with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

ASSETS

The Corporation's total assets have increased by 22.4%, or $52.6 million, to $287.6 million at December 31, 2002, compared with $235.0 million at December 31, 2001.

Total portfolio loans outstanding were $204.0 million as of December 31, 2002. This represented a growth of $49.8 million, or 32.3% over the year ended December 31, 2001. The growth in loans was primarily comprised of residential mortgages and commercial loans outstanding increasing $25.1 million and $25.9 million, respectively. The Corporation funded the growth of the residential mortgage loan portfolio partially through the use of Federal Home Loan Bank advances to avoid interest rate risk on these longer duration assets. The Corporation's commercial loan portfolio is primarily comprised of loans secured by real estate collateral. As of December 31, 2002, the Corporation had $29.1 million classified as commercial business and industrial loans, or 14.3% of the aggregate entire loan portfolio. The installment loan portfolio of the Corporation consisting of consumer and credit card loans was $5.7 million as of December 31, 2002 and increased $846,000 during 2002. The growth in the installment loan portfolio during 2002 was primarily boat loans. The installment loan portfolio comprises less than 3% of the entire aggregate loan portfolio.

Residential mortgages held for sale were $11.2 million at the end of 2002. This is an increase of $6.2 million from the end of 2001. Residential loans held for sale consist of residential mortgage loans with maturities of 15 to 30 years. Such loans are recorded at the lower of aggregate cost or estimated fair value and are held typically less than two weeks in duration.

The Corporation's investment portfolio of $58.5 million, increased $13 million in 2002 compared to the prior year. The investment portfolio comprises mainly federal agency debentures, mortgage backed investments, including collateralized mortgage obligations and high quality, bank qualified tax exempt municipal bonds.

The allowance for credit losses as a percentage of total loans was 1.65% as of December 31, 2002. The provision for credit losses increased to $755,000 during 2002 from $475,000 during 2001. The higher provision was due to growth in the loan portfolio. The provision in 2002 was made in accordance with assumptions incorporated into the loan loss reserve analysis. Management conducts the analysis on a quarterly basis. The analysis incorporates factors such as current net charge offs, risk identifications, delinquency, historical losses, current trends, concentration of credits, and national and economic conditions. Other factors included in management's analysis include, experience, ability and depth of lending management and staff and the loan review system. Gross loan charge-offs for 2002 totaled $468,000, with recoveries totaling $160,000. Total net charge-offs represented 0.18 percent of average portfolio loans.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 2002, there was $839,000 of loans placed in nonaccrual status. Commercial loans and lease financing receivables are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan should be reported as nonaccrual. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, and in the process of collection.

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

At December 31, 2002, there are no loans that are not referenced in Note 5 of the Notes to Consolidated Financial Statements where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.

Although management believes that the allowance for credit losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for credit losses. It must be understood that inherent risks and uncertainties related to the operation of a financial institution require management to depend on estimates, appraisals and evaluations of loans to prepare the Corporation's financial statements. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management's assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses, and net income could be significantly impacted.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIABILITIES

Deposits and FHLB advances increased $39.4 million. The net deposit growth of $8.4 million in 2002 was comprised of increases of $17.4 million, 37.5%, in demand deposits, money market and NOW accounts that were partially offset by a decrease of $9.0 million in savings and jumbo certificates of deposit ($100,000 and over). The Corporation funded growth in longer-term loans and investments through Federal Home Loan Bank advances, which increased $31.0 million.


CAPITAL

Shareholders' equity was $22.1 million at December 31, 2002, a $1,670,000 increase from December 31, 2001. The increase resulted from net income of $1,810,000, coupled with an equity increase reflecting a change in unrealized gains of the available for sale security portfolio of $183,000. An additional net increase of $50,000 was recorded to reflect the reduction in the employee stock ownership plan ("ESOP") loan and valuation of compensation expense recognized. Additional items affecting shareholder's equity included cash dividend declarations, common stock repurchases and stock option exercises of $401,000, $43,000 and $68,000, respectively. The ESOP was funded with an outside loan that has been recorded as if it was long-term debt of the Corporation. The repayment of debt is recorded as a reduction in the long-term liability and an increase in equity.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 2002 net interest income was $8.4 million. The Corporation's net interest margin for the year was 3.43% on a fully taxable equivalent basis.

The following table shows the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to BOTH volume and rate changes have been allocated to the volume component.

                                                                  Year Ended                             Year Ended
                                                          December 31, 2002 vs. 2001             December 31, 2001 vs. 2000
                                                      ---------------------------------      ---------------------------------
                                                                    Increase (Decrease)                    Increase (Decrease)
                                                                    Due to Changes In                       Due to Changes In
                                                                   --------------------                   --------------------

                                                       Total       Volume        Rate         Total       Volume        Rate
                                                                   and Both                               and Both
                                                      -------      --------     -------      -------      --------     -------
                                                                                      (in thousands)

Earning Assets - Interest Income
   Federal funds sold                                 $  (694)     $  (117)     $  (577)     $  (295)     $   142      $  (437)
   Securities                                             465          853         (388)         949        1,052         (103)
   Loans                                                 (349)       1,860       (2,209)      (1,800)         (34)      (1,766)
                                                      -------      -------      -------      -------      -------      -------

     Total                                                578        2,596       (3,174)      (1,146)       1,160       (2,306)
                                                      -------      -------      -------      -------      -------      -------

Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                           67           77          (10)        (167)          10         (177)
   Savings deposits                                       (91)         (10)         (81)         (92)          (9)         (83)
   Time deposits                                       (2,420)         (31)      (2,389)        (917)         482       (1,399)
   Other borrowings                                       690          721          (31)         335          340           (5)
   Capitalized lease obligation and ESOP loan             (16)          (9)          (7)         (16)          (8)          (8)
   Guaranteed preferred interest in
     Corporation's subordinated debentures                288          288         ----         ----         ----         ----
                                                      -------      -------      -------      -------      -------      -------

     Total                                             (1,482)       1,036       (2,518)        (857)         815       (1,672)
                                                      -------      -------      -------      -------      -------      -------
Net Interest Income                                   $   904      $ 1,560      $  (656)     $  (289)     $   345      $  (634)
                                                      =======      =======      =======      =======      =======      =======




For the year ended December 31, 2002, net interest income increased by 12%, or $904,000 over 2001. Net interest income increased 12% from 2001 to 2002, due to an expanded earning asset base, as the net interest margin compressed slightly from 3.60% on a fully tax-equivalent basis to 3.43%, for the years 2001 and 2002, respectively. In 2002, the continued low interest rate environment produced an extremely fast pace of refinancing activity in the residential and commercial real estate portfolios at relatively lower interest rates. This coupled with the inability of many deposit products to reprice downward because of already low interest rates, acted to slightly compress the Corporation's net interest margin.

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

                                                                 Year Ended December 31,
                                                          2002                            2001
                                           --------------------------------  ------------------------------
                                                                   Average                         Average
                                                       Interest       Rate             Interest       Rate
                                           Average      Income/    Earned/   Average    Income/     Earned
                                           Balance      Expense       Paid   Balance    Expense       Paid
                                           --------------------------------  ------------------------------
                                                                     (in thousands)
Assets
     Federal funds sold                    $ 16,449    $    280       1.70%  $ 23,300   $   974       4.18%
     Securities                              52,978       2,392       4.52     34,804     1,927       5.65
     Loans                                  180,953      12,284       6.79    153,547    12,633       8.23
                                           --------    --------      -----   --------   -------      -----
     Total Earning Assets/
       Total Interest Income                250,380      14,956       5.97%   210,931    15,534       7.36%
                                                       --------      -----              -------
     Cash and due from banks                  6,089                             5,904
     All other assets                         1,579                             1,367
                                           --------                          --------
     Total Assets                          $258,048                          $218,202
                                           ========                          ========
Liabilities and Equity
     NOW and money market accounts         $ 24,205         307       1.27%  $ 18,150       240       1.32%
     Savings deposits                         6,784          65       0.96      7,865       156       1.98
     Time deposits                          135,349       4,564       3.37    136,281     6,984       5.12
     FHLB advances and repurchase
       Agreements                            31,412       1,162       3.70     11,931       472       3.96
     Capitalized lease and ESOP               1,308         147      11.24      1,391       163      11.72
     Guaranteed preferred beneficial
       interest in Corporation's
       subordinated debentures                5,151         288       5.59       ----      ----       ----
                                           --------    --------      -----   --------   -------      -----
     Total Interest Bearing Liabilities/
       Total Interest Expense               204,209       6,533       3.20%   175,618     8,015       4.56%
                                                       --------      -----              -------      -----
     Noninterest bearing demand deposits     31,674                            21,907
     All other liabilities                      858                               918
     Stockholders' equity                    21,307                            19,759
                                             ------                            ------

     Total Liabilities and Stockholders'
       Equity                              $258,048                          $218,202
                                           ========                          ========
Net Interest Income                                    $  8,423                         $ 7,519
                                                       ========                         =======

Net Interest Margin (Net Interest
      Income/Total Earning Assets)                                    3.36%                           3.56%
                                                                     -----                           -----

Taxable equivalent                                                    3.43%                           3.60%
                                                                     =====                           =====




                                              Year Ended December 31,
                                                       2000
                                           -----------------------------
                                                                Average
                                                      Interest     Rate
                                            Average    Income/  Earned/
                                            Balance    Expense     Paid
                                           -----------------------------
                                                   (in thousands)
Assets
     Federal funds sold                    $ 19,892   $ 1,269      6.38%
     Securities                              15,477       978      6.32
     Loans                                  153,965    14,433      9.37
                                           --------   -------     -----
     Total Earning Assets/
       Total Interest Income                189,334    16,680      8.81%
                                                      -------     -----
     Cash and due from banks                  5,223
     All other assets                         1,680
                                           --------
     Total Assets                          $196,237
                                           ========
Liabilities and Equity
     NOW and money market accounts           17,381       407      2.34%
     Savings deposits                         8,337       248      2.97
     Time deposits                          126,866     7,901      6.23
     FHLB advances and repurchase
       Agreements                             3,347       137      4.09
     Capitalized lease and ESOP               1,456       179     12.29
     Guaranteed preferred beneficial
       interest in Corporation's
       subordinated debentures                 ----      ----      ----
                                           --------   -------     -----
     Total Interest Bearing Liabilities/
              Total Interest Expense        157,387     8,872      5.64%
                                                      -------     -----
     Noninterest bearing demand deposits     20,003
     All other liabilities                      896
     Stockholders' equity                    17,951
                                             ------

     Total Liabilities and Stockholders'
       Equity                              $196,237
                                           ========
Net Interest Income                                   $ 7,808
                                                      =======

Net Interest Margin (Net Interest
       Income/Total Earning Assets)                                4.12%
                                                                   ----

Taxable equivalent                                                 4.12%
                                                                   ====

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONINTEREST INCOME

Noninterest income increased by 210.5%, to $5.5 million for 2002. Mortgage banking income of $4.8 million provided the largest segment of growth in noninterest income. The mortgage banking income consisted of origination fee income received by the Mortgage Company upon the sale of residential mortgages. The corresponding compensation expense paid to the originators employed by the Mortgage Company is recorded as salary, benefits and payroll taxes in the noninterest expense section of the Consolidated Statement of Operations. The increase in mortgage banking income was partially the result of additional mortgage origination offices established in 2002. Additionally, the increased demand for mortgages was due in part to the interest rate environment experienced in 2002. Other income of $189,000 was reduced in 2002, as the Corporation discontinued the processing and related income of merchant credit card sales. Security sales of $19.3 million and $17.4 million for 2002 and 2001, respectively, resulted in net security gains of $262,000 and $285,000, respectively. The gains were the result of portfolio restructuring and maximization of the investments overall returns.

NONINTEREST EXPENSE

Noninterest expense increased by 65.7% over 2001, to $10.5 million in 2002. This was primarily the result of increased expenses associated with increased mortgage origination volume. Increases in expenses as the result of the mortgage subsidiary were more than offset by the noninterest income generated. Total salaries and benefits increased $3.2 million over 2001. Salaries, commissions and benefits from the mortgage subsidiary were $3.9 million for 2002. Increases in salaries and benefits without the mortgage subsidiary was $99,000 or 4.0%, again reflecting the growth of the Corporation and the resulting increases in staffing and merit pay. Net occupancy expense of $1.2 million increased $286,000, or 32.9%, due to the expansion of the mortgage subsidiary and the resulting leases and occupancy related costs on new mortgage origination offices. Other operating noninterest expense of $2.9 million increased $664,000 over 2001, as the result of continued growth of the Corporation and mortgage unit.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a Corporation allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate risk require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Corporation liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by three facilities totaling $18.5 million, unsecured federal funds borrowing facilities, and a $75.0 million secured line of credit with the FHLB, of which $44.4 million is used. The Corporation's large deposits which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit.

In addition to normal loan funding and deposit flow, we also need to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. As of December 31, 2002, we had a total of $55.8 million in unfunded loan commitments and $2.0 million in unfunded standby letters of credit. As of December 31, 2002, $75.6 million in certificates of deposit are projected to mature in 2003. Many of these certificates of deposit are automatically renewable. We believe that the Corporation has sufficient funds and resources to meet all short and long-term liquidity needs.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In January 2003, the Bank purchased its main office and the adjacent property known as 120 North Main Street. The adjacent property location will be used for expansion of the banking and mortgage operations. The preliminary construction and development costs are expected to be more than offset, on an annualized per square foot basis, by the corresponding reduction in lease expense currently paid to an outside landlord. The completed project, which is in early stages of development, is estimated to cost in the range from $2 to $3 million.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 2002, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally according to its contractual terms. Loans are presented net of unearned income, gross of the allowance, while securities are shown at amortized cost. Assumptions incorporated into the time table include estimates of partial redemptions on NOW, Money Market and savings accounts. Prepayment of loans and securities are also included at current levels as of December 31, 2002. Additionally, many variable rate loans have interest rate floors the effects of which are incorporated in this table.

                                                     After Three        After One
                                        Within        Months But         Year But             After
                                         Three            Within           Within              Five
                                        Months          One Year       Five Years             Years        Total
                                       -------         ---------       ----------           -------      -------
                                                                      (in thousands)
Interest earning assets
   Federal funds sold                  $ 3,000           $  ----         $   ----           $  ----     $  3,000
   Securities, at amortized cost        17,067            12,591           16,799            11,509       57,966
   FHLB stock                             ----              ----             ----             2,219        2,219
   Loans (including held for sale)      60,973            31,352           87,873            35,096      215,294
                                       -------           -------         --------           -------     --------
     Total                              81,040            43,943          104,672            48,824     $278,479
                                                                                                        ========
Interest bearing liabilities
   NOW and money market accounts         4,175            12,474           14,916              ----     $ 31,565
   Savings deposits                        427             1,333            3,572              ----        5,332
   Jumbo time deposits                  38,301            18,596           18,301             2,472       77,670
   Time deposits < $100,000             15,236            10,297           27,259             1,125       53,917
   Repurchase agreements                 8,006              ----             ----              ----        8,006
   FHLB and Repo sweeps                  3,000             8,000           18,000            15,388       44,388
   Capitalized lease obligation and
     ESOP loan                             333                36              306               597        1,272
   Guaranteed preferred beneficial
     interest in Corporation's
     subordinated debentures            10,000              ----             ----              ----       10,000
                                       -------           -------         --------           -------     --------
     Total                              79,478            50,736           82,354            19,582     $232,150
                                       -------           -------         --------           -------     ========

Rate sensitivity gap                    $1,562          ($6,793)         $ 22,318           $29,242

Cumulative rate sensitivity gap                         ($5,231)         $ 17,087           $46,329

Rate sensitivity gap ratio               1.02%             0.87%            1.27%             2.49%

Cumulative rate sensitivity gap ratio                      0.96             1.08              1.20

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

Based on the table above, the Corporation is considered to be slightly asset sensitive in a three-month repricing range and slightly liability sensitive in a cumulative one-year repricing range as of December 31, 2002.

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

As of December 31, 2002, the simulation model projects net interest income would increase by 3.0% of the base net interest income, assuming an instantaneous parallel shift upward in the yield curve by 200 basis points. Conversely, if the yield curve were to decrease by 200 basis points, the model projects net interest income would decrease by 2.3%.

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


STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the Nasdaq National Market (NNM) under the ticker symbol "CCBD." At December 31, 2002, there were approximately 300 record holders of the Corporation's common stock.

The following table shows the high and low bid prices by quarter during the past two years. The quotations reflect bid prices as reported by the Nasdaq National Market, and do not include retail mark-up, mark-down or dealer commission.


                                                 2002 Bid Prices
                                                 ---------------
                                                                                    Cash
                                                                                  Dividends
                           Quarter            High              Low               Declared
                           ----------------------------------------------------------------
                           Fourth             $9.57             $7.56              $0.05
                           Third               8.25              7.50               0.05
                           Second             10.75              7.50               0.05
                           First               8.76              7.15               ----
                           ----------------------------------------------------------------



                                                 2001 Bid Prices
                                                 ---------------
                                                                                    Cash
                                                                                  Dividends
                           Quarter            High              Low               Declared
                           ----------------------------------------------------------------
                           Fourth             $8.50             $5.80             $ ----
                           Third               6.75              4.81               ----
                           Second              5.95              5.50               ----
                           First               6.06              5.00               ----
                           ----------------------------------------------------------------

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION


PRIMARY MARKET MAKERS

Raymond James & Associates, Inc.                Howe Barnes Investment, Inc.
880 Carillon Park                               135 South LaSalle St.
St. Petersburg, FL  33716                       Chicago, IL  60603-4398

McConnell Budd & Downes, Inc.                   Knight Securities, L.P.
365 South Street                                525 Washington Blvd.
Morristown, NJ  07960                           Jersey City, NJ  07310

Hill, Thompson, Magid & Co., Inc.               Sandler O'Neill & Partners, L.P.
15 Exchange Place                               919 Third Avenue, 6th Floor
Jersey City, NJ  07302-3912                     New York, NY  10022

Wedbush Morgan Securities, Inc.
1000 Wilshire Blvd., 9th Floor
Los Angeles, CA  90017

STOCK REGISTRAR AND TRANSFER AGENT

State Street Bank & Trust Company
c/o Boston EquiServe
PO Box 43011
Providence, RI  02940-3011
Shareholder Inquiries 1-800-426-5523

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct., Suite 500
Auburn Hills, MI  48326

LEGAL COUNSEL

Silver, Freedman & Taff, LLP
1700 Wisconsin Avenue, N.W.
Washington D.C.  20007

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (586) 783-4500, or by writing him at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.

ANNUAL MEETING

This year's annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, April 15, 2003, at Fern Hill Country Club, 17600 Clinton River, Clinton Township, MI 48036.