Form 10KSB, Exhibit 13
period 2003-12-31
COMMUNITY CENTRAL BANK CORP
filed 2004-03-29
CIK 1014133

                                   EXHIBIT 13

                       COMMUNITY CENTRAL BANK CORPORATION

                          Independent Auditor's Report

                                       and

                               Stockholder Report

                                December 31, 2003

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2003, and 2002, and the results of its operations for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

S/ PLANTE & MORAN, PLLC


Auburn Hills, Michigan
January 23, 2004

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                                     December 31,
                                                                              -------------------------
                                                                                 2003            2002
                                                                                 ----            ----
Assets
                                                                                    (in thousands)
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                                           $   5,127       $   6,405
   Federal funds sold                                                             1,100           3,000
                                                                              ---------       ---------
   Total Cash and Cash Equivalents                                            $   6,227           9,405

Securities available for sale, at fair value (Note 3)                            57,135          57,200
Securities held to maturity, at amortized cost (Note 3)                             895           1,290
FHLB stock                                                                        3,103           2,219
Residential mortgage loans held for sale                                          7,241          11,245

Loans (Note 4)
   Residential mortgage loans                                                    71,263          46,322
   Commercial loans                                                             189,099         152,044
   Installment loans                                                             10,466           5,683
                                                                              ---------       ---------
   Total Loans                                                                  270,828         204,049
Allowance for credit losses (Note 5)                                             (3,573)         (3,377)
                                                                              ---------       ---------
   Net Loans                                                                    267,255         200,672

Net property and equipment (Note 6)                                               3,977           1,886
Accrued interest receivable                                                       1,305           1,270
Other real estate                                                                   363             320
Goodwill (Note 1)                                                                   743              --
Core deposit intangible, net of amortization (Note 1)                               248              --
Cash surrender value of Bank owned life insurance                                 7,222              --
Other assets                                                                      2,162           2,129
                                                                              ---------       ---------
   Total Assets                                                               $ 357,876       $ 287,636
                                                                              =========       =========

The accompanying notes are an integral part of the financial statements

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                                     December 31,
                                                                              -------------------------
                                                                                 2003            2002
                                                                                 ----            ----
Liabilities
                                                                          (in thousands, except share data)
Deposits
   Noninterest bearing demand deposits                                        $  33,814       $  32,235
   NOW and money market accounts                                                 41,484          31,565
   Savings deposits                                                               6,389           5,332
   Time deposits (Note 7)                                                       173,669         131,587
                                                                              ---------       ---------
   Total deposits                                                               255,356         200,719
Repurchase agreements (Note 8)                                                   12,836           8,006
Federal Home Loan Bank advances (Note 9)                                         54,374          44,388
Accrued interest payable                                                            511             483
Other liabilities                                                                   752             621
Capitalized lease obligation (Note 10)                                               --             951
ESOP note payable (Note 11)                                                         271             321
Guaranteed preferred beneficial interest in
   the Corporation's subordinated debentures (Note 12)                           10,000          10,000
                                                                              ---------       ---------
   Total Liabilities                                                            334,100         265,489

Stockholders' Equity (Note 13)
   Common stock ($5 stated value; 9,000,000 shares authorized, and 2,721,875 issued and outstanding at
     12-31-2003 and 2,665,778 at 12-31-2002)                                     13,609          13,329
   Additional paid-in capital                                                     5,308           5,035
   Accumulated surplus                                                            5,225           3,759
   Unearned employee benefit                                                       (271)           (321)
   Accumulated other comprehensive (loss) income                                    (95)            345
                                                                              ---------       ---------
   Total Stockholders' Equity                                                    23,776          22,147
                                                                              ---------       ---------
   Total Liabilities and Stockholders' Equity                                 $ 357,876       $ 287,636
                                                                              =========       =========

The accompanying notes are an integral part of the financial statements

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                                   Year Ended December 31,
                                                              ---------------------------------
                                                               2003          2002        2001
                                                               ----          ----        ----
                                                             (in thousands, except per share data)
Interest Income
   Loans (including fees)                                     $14,437      $12,284      $12,633
Taxable securities                                              1,505        2,076        1,801
   Tax exempt securities                                          388          316          126
   Federal funds sold                                              90          280          974
                                                              -------      -------      -------
   Total Interest Income                                       16,420       14,956       15,534

Interest Expense
   NOW and money market accounts                                  436          307          240
   Savings deposits                                                36           65          156
   Time deposits                                                4,103        4,564        6,984
   Repurchase agreements                                          112          146          178
   Federal Home Loan Bank advances                              1,828        1,016          294
   Capitalized lease obligation                                    --          130          135
   ESOP loan interest expense                                      13           17           28
   Interest expense of guaranteed preferred beneficial
     interest in Corporation's subordinated debentures            505          288           --
                                                              -------      -------      -------
   Total Interest Expense                                       7,033        6,533        8,015
                                                              -------      -------      -------
   Net Interest Income                                          9,387        8,423        7,519
Provision for credit losses (Note 5)                              275          755          475
                                                              -------      -------      -------
   Net Interest Income after Provision for Credit Losses        9,112        7,668        7,044

Noninterest Income

   Deposit service charges                                        235          213          258
   Net realized security gain                                     417          262          285
   Mortgage banking income                                      7,378        4,847          918
   Other income                                                   385          189          314
                                                              -------      -------      -------
   Total Noninterest Income                                     8,415        5,511        1,775

Noninterest Expense

   Salaries, benefits and payroll taxes (Note 14)               9,418        6,447        3,217
   Net occupancy expense                                        1,268        1,155          869
   Other operating expense (Note 15)                            3,896        2,939        2,275
                                                              -------      -------      -------
   Total Noninterest Expense                                   14,582       10,541        6,361
                                                              -------      -------      -------
Income Before Taxes                                             2,945        2,638        2,458
   Provision for Income Tax Expense (Note 16)                     840          828          832
                                                              -------      -------      -------
Net Income                                                    $ 2,105      $ 1,810      $ 1,626
                                                              =======      =======      =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)

                            Year Ended December 31,
                       -------------------------------
                          2003      2002        2001
                          ----      ----        ----
                    (in thousands, except per share data)
Per share data:
 Basic earnings        $   0.79   $   0.69   $   0.62

 Diluted earnings      $   0.78   $   0.68   $   0.62
                       ========   ========   ========
 Cash Dividends        $   0.20   $   0.15   $     --
                       ========   ========   ========

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                                    Year Ended December 31,
                                                                              ----------------------------------
                                                                                2003          2002         2001
                                                                                         (in thousands)
Net Income as Reported                                                        $ 2,105       $ 1,810      $ 1,626
Other Comprehensive Income
   Change in unrealized net (loss) gain on securities
     available for sale, net of tax of ($228) in 2003,
     $94 in 2002, and $47 in 2001                                                (440)          183           91
                                                                              -------       -------      -------
Comprehensive Income                                                          $ 1,665       $ 1,993      $ 1,717
                                                                              =======       =======      =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                               Additional                    Unearned   Accumulated Other
                                 Common         Paid-in       Retained       Employee     Comprehensive     Total
                                 Stock          Capital       Earnings       Benefits     Income (Loss)     Equity
                                 -----          -------       --------       --------     -------------     ------
                                                                   (in thousands)
Balance January 1, 2001         $ 13,309       $  5,016       $    742       ($   421)      $     71       $ 18,717
Net income for 2001                   --             --          1,626             --             --          1,626
Release of ESOP shares                --             (7)            --             50             --             43
Other comprehensive income            --             --             --             --             91             91
                                --------       --------       --------       --------       --------       --------
Balance December 31, 2001       $ 13,309       $  5,009       $  2,368       ($   371)      $    162       $ 20,477
Cash dividend                         --             --           (401)            --             --           (401)
Stock options exercised               45             23             --             --             --             68
Repurchase 5,000 shares              (25)            --            (18)            --             --            (43)
Net income for 2002                   --             --          1,810             --             --          1,810
Release of ESOP shares                --              3             --             50             --             53
Other comprehensive income            --             --             --             --            183            183
                                --------       --------       --------       --------       --------       --------
Balance December 31, 2002       $ 13,329       $  5,035       $  3,759       ($   321)      $    345       $ 22,147
Cash dividend                         --             --           (541)            --             --           (541)
Stock options exercised              378            252             --             --             --            630
Repurchase 5,000 shares              (98)            --            (98)            --             --           (196)
Net income for 2003                   --             --          2,105             --             --          2,105
Release of ESOP shares                --             21             --             50             --             71
Other comprehensive income            --             --             --             --           (440)          (440)
                                --------       --------       --------       --------       --------       --------
Balance December 31, 2003       $ 13,609       $  5,308       $  5,225       ($   271)      ($    95)      $ 23,776
                                ========       ========       ========       ========       ========       ========


The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOW

                                                                                    Year Ended December 31,
                                                                            --------------------------------------
                                                                              2003           2002           2001
                                                                              ----           ----           ----
                                                                                        (in thousands)
Operating Activities
   Net income                                                               $  2,105       $  1,810       $  1,626
   Adjustments to reconcile net income to net
       cash flow from operating activities:
     Net accretion of security discount                                          786            460            115
     Net gain on calls of securities                                            (417)          (262)          (285)
     Provision for credit losses                                                 275            755            475
     Depreciation expense                                                        404            429            367
     Loss on disposal of property and equipment                                   --             12             --
     Deferred income tax benefit                                                  --             --           (232)
     ESOP compensation expense                                                    71             53             43
     Decrease (increase) in accrued interest receivable                           59            (22)            (1)
     Decrease (increase) in other assets                                          53         (1,004)           143
     (Decrease) increase in accrued interest payable                             (17)            45           (552)
     Increase in other liabilities                                               131            447            181
     Decrease (increase) in loans held for sale                                4,004         (6,235)        (5,010)
     Increase in other real estate                                               (43)          (320)            --
                                                                            --------       --------       --------
   Net Cash Used In Operating Activities                                       7,411         (3,832)        (3,130)
Investing Activities
   Net cash acquired from the purchase and assumption of NOCB                  4,261             --             --
   Maturities, calls, and prepayments of securities available for sale        89,007         53,541         31,959
   Purchases of securities available for sale                                (89,979)       (66,334)       (57,471)
   Maturities, calls, and prepayments of held to maturity securities             892            592            481
   Purchases of held to maturity securities                                   (1,329)        (2,019)          (429)
   (Increase) decrease in loans                                              (49,289)       (50,146)         1,853
   Purchases of property and equipment                                        (2,264)          (558)          (271)
   Proceeds from sale of property and equipment                                   --              7             --
   Purchase of Bank Owned Life Insurance                                      (7,000)            --             --
                                                                            --------       --------       --------
   Net Cash Used in Investing Activities                                     (55,701)       (64,917)       (23,878)
Financing Activities
   Net (decrease) increase in demand and savings deposits                       (148)        15,187          5,706
   Net increase (decrease) in time deposits                                   31,552         (6,782)           469
   Net increase in short term borrowings                                       4,830          1,267          2,582
   Guaranteed preferred beneficial interest in Corporation's
     subordinated debentures                                                      --         10,000             --
   Net increase in FHLB advances                                               9,986         30,988         13,400
   Repayment of capitalized lease obligation                                    (951)          (172)           (19)
   Payment of ESOP debt                                                          (50)           (50)           (50)
   Stock options exercised                                                       630             68             --
   Cash dividends paid                                                          (541)          (401)            --
   Repurchase of stock                                                          (196)           (43)            --
                                                                            --------       --------       --------
   Net Cash Provided by Financing Activities                                  45,112         50,062         22,088
   Decrease in Cash and Cash Equivalents                                      (3,178)       (18,687)        (4,920)
   Cash and Cash Equivalents at the Beginning
     of the Period                                                             9,405         28,092         33,012
                                                                            --------       --------       --------
   Cash and Cash Equivalents at the End of the Period                       $  6,227       $  9,405       $ 28,092
                                                                            ========       ========       ========
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                            $  7,005       $  6,488       $  8,567
   Federal Taxes Paid                                                       $  1,026       $  1,035       $    935
                                                                            ========       ========       ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community Central Bank Corporation (the "Corporation") conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred tax assets.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Community Central Bank (the "Bank"), Community Central Capital Trust I and Community Central Mortgage Company, LLC ("the Mortgage Company"). All significant intercompany transactions are eliminated in consolidation. The ownership structure of the Mortgage Company consists of two members, Community Central Bank and Community Central Bank Corporation, owning 99% and 1% of the Mortgage Company, respectively.

NATURE OF OPERATIONS: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, St. Clair and Oakland Counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan (see Note 21 of the Notes to Consolidated Financial Statements). The Bank operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD."

SECURITIES: On the balance sheet, securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Securities classified as available for sale are those that may be sold in the future to meet investment objectives of quality, liquidity, and yield, and to avoid significant market deterioration. Securities available for sale are reported at estimated fair value. Unrealized gain or loss on securities available for sale is recorded (net of tax) as a component of other comprehensive income, in the equity section of the balance sheet. Gain or loss on sales or calls of securities is computed based on the amortized cost of the specific security.

LOANS: Loans are generally reported at the principal amount outstanding. Non-refundable loan origination fees and certain direct loan origination costs are deferred and included in interest income over the term of the related loan as a yield adjustment. Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued is reversed. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current or the loan becomes both well secured and in the process of collection.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FORECLOSED ASSETS: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value as of the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

GOODWILL: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired intangible asset and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. As of December 31, 2003, the goodwill intangible asset of $743,000 had no impairment.

CORE DEPOSIT INTANGIBLE: Core deposit intangible of $248,000 as of December 31, 2003 consists of core deposits intangible assets arising from an acquisition. The asset was measured at fair value and is being amortized on an accelerated method over its estimated useful lives. Amortization expense of approximately $20,000 was recognized in the fourth quarter of 2003. Under accelerated amortization, the core deposit intangible is expected to be fully amortized by 2008.

EARNINGS PER SHARE: Basic earnings per share are based on the weighted average number of shares outstanding during the period. For earnings per share, committed-to-be-released and allocated shares of the "ESOP" are considered outstanding. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable.

Weighted average shares reconciliation is as follows:

                                Year Ended December 31,
                                -----------------------
                               2003       2002       2001
                              -----      -----      -----
                                (in thousands of shares)
Basic                         2,663      2,622      2,610
Effect of stock options          48         26          3
                              -----      -----      -----
Diluted                       2,711      2,648      2,613
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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2003, 2002 and 2001 consists solely of unrealized gain and losses on available for sale securities, net of tax.

RECENT ACCOUNTING PRONOUNCEMENTS: In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF No. 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. This Statement was effective for exit or disposal activities initiated after December 31, 2002. Adoption of this Standard did not have a material effect on the Corporation's Condensed Consolidated Financial Statements.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions". This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This Statement removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 when a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition this Statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This Statement was effective October 1, 2002. Adoption of this Standard did not have a material effect on the Corporation's Condensed Consolidated Financial Statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure -- an Amendment of FASB Statement No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This Statement was effective for financial statements for fiscal years ending after December 15, 2002. As permitted by SFAS No. 148, the Corporation will continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock-Based Compensation," for all employee stock option grants and has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Corporation's Condensed Consolidated Financial Statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity or in some cases presented between the liabilities section and the equity section of the statement of financial position. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard did not require reclassification and did not result in any changes to the Consolidated Balance Sheet or Income Statement.

In November 2002, the FASB issued Interpretation No. 45, (FIN 45) "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, "Accounting for Contingencies," SFAS No. 57, "Related Party Disclosures," and SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." It also incorporates without change the provisions of FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is superseded. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Adoption of this Standard did not have a material effect on the Corporation's Financial Statements.

In December 2003, the AcSEC issued SOP 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" which requires that the investor of loans should recognize the excess of all cash flows expected at acquisition over the investors initial investment in the loan as interest income on level yield basis over the life of the loan. The amount of accretable yield should not be displayed in the balance sheet. The loan's contractually required payments receivable in the excess of the amount of its cash flows expected at acquisition should not be displayed in the balance sheet or recognized as an adjustment of yield, a loss accrual, or a valuation allowance for credit risk. The SOP is effective for loans acquired in the fiscal years beginning after December 15, 2004. The Corporation adopted this SOP, as early adoption was encouraged by AcSEC. The SOP was applied for loans purchased in October 2003, through the purchase and assumption of selected assets and liabilities of North Oakland Community Bank.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date. On October 10, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities." FSP FIN 46-6 has provided a deferral of the effective date for applying the provisions of FIN 46 for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, to the first fiscal year or interim period ending after December 15, 2003, with earlier adoption permitted. The Corporation will adopt this standard in the first quarter of 2004, as it will not have a material effect on the Corporation's Condensed Consolidated Financial Statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2003, no reserves were required.

(3) SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                          December 31, 2003
                                           ----------------------------------------------
                                           Amortized          Unrealized             Fair
                                             Cost         Gains       Losses        Value
                                             ----         -----       ------        -----
                                                            (in thousands)
Securities Available for Sale
  United States Government agencies         $21,797      $    25      $  (130)      $21,692
  Mortgage backed securities                  7,916           85          (54)        7,947
  Collateralized mortgage obligations        15,400           21          (85)       15,336
  Municipal securities                       11,666          133         (135)       11,664
  Mutual fund                                   500           --           (4)          496
                                            -------      -------      -------       -------
   Total Securities Available for Sale       57,279          264         (408)       57,135
                                            -------      -------      -------       -------
Held to Maturity Securities

  Mortgage backed securities                    895           53           --           948
                                            -------      -------      -------       -------
   Total Held to Maturity Securities            895           53           --           948
                                            -------      -------      -------       -------
   Total Securities                         $58,174      $   317      $  (408)      $58,083
                                            =======      =======      =======       =======

                                                           December 31, 2002
                                            -----------------------------------------------
                                            Amortized          Unrealized             Fair
                                               Cost        Gains        Losses        Value
                                               ----        -----        ------        -----
                                                             (in thousands)
Securities Available for Sale
  United States Government agencies          $15,705      $   188      $    --       $15,893
  Mortgage backed securities                   9,244          151           (3)        9,392
  Collateralized mortgage obligations         20,846          120          (17)       20,949
  Municipal securities                        10,881          153          (68)       10,966
                                             -------      -------      -------       -------
    Total Securities Available for Sale       56,676          612          (88)       57,200
                                             -------      -------      -------       -------
Held to Maturity Securities

  Mortgage backed securities                   1,290           61           --         1,351
                                             -------      -------      -------       -------
    Total Held to Maturity Securities          1,290           61           --         1,351
                                             -------      -------      -------       -------
    Total Securities                         $57,966      $   673      $   (88)      $58,551
                                             =======      =======      =======       =======

                                                           December 31, 2001
                                            -----------------------------------------------
                                            Amortized          Unrealized             Fair
                                               Cost        Gains        Losses        Value
                                               ----        -----        ------        -----
                                                            (in thousands)
Securities Available for Sale
  United States Government agencies          $22,089      $   111      $   (29)      $22,171
  Mortgage backed securities                   2,440           33           (2)        2,471
  Collateralized mortgage obligations         13,874          176          (17)       14,033
  Municipal securities                         5,678           26          (51)        5,653
                                             -------      -------      -------       -------
    Total Securities Available for Sale       44,081          346          (99)       44,328
                                             -------      -------      -------       -------

Held to Maturity Securities

  Mortgage backed securities                   1,207           26           --         1,233
                                             -------      -------      -------       -------
    Total Held to Maturity Securities          1,207           26           --         1,233
                                             -------      -------      -------       -------
    Total Securities                         $45,288      $   372      $   (99)      $45,561
                                             =======      =======      =======       =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturity distribution of the investment portfolio as of December 31, 2003, 2002 and 2001 with weighted average yields to maturity.

                                                 2003                          2002                          2001
                                     ---------------------------   ---------------------------   ---------------------------
                                     Amortized    Fair     Yield   Amortized   Fair      Yield   Amortized    Fair     Yield
                                       Cost      Value      (%)       Cost     Value      (%)      Cost      Value      (%)
                                       ----      -----      ---       ----     -----      ---      ----      -----      ---
                                                                          (in thousands)
U.S. Government debentures
One year or less                      10,251    10,217     3.35%     6,045     6,066     2.88%     8,602     8,591     2.71%
Over 1 year through five years         8,547     8,472     2.99%     6,663     6,782     3.70%    11,490    11,563     4.95%
Over 5 years through 10 years          2,999     3,003     4.35%     2,997     3,045     5.07%     1,997     2,017     5.85%
Over ten years                            --        --                  --        --                  --        --
                                      ------    ------     -----     -----     -----     -----     -----     -----     -----
                                      21,797    21,692     3.35%    15,705    15,893     3.65%    22,089    22,171     4.16%

State and political subdivisions *

One year or less                       1,110     1,121     5.68%     2,690     2,689     4.64%       610       617     4.55%
Over 1 year through five years         2,728     2,734     4.52%     2,834     2,865     5.13%     2,924     2,902     5.12%
Over 5 years through 10 years          7,828     7,809     5.34%     5,113     5,164     5.77%     1,925     1,917     6.06%
Over ten years                            --        --                 244       248     5.66%       219       217     6.38%
                                      ------    ------     -----     -----     -----     -----     -----     -----     -----
                                      11,666    11,664     5.18%    10,881    10,966     5.32%     5,678     5,653     5.42%

U.S. government mortgage-backed
  and collateralized mortgage
  obligations                         24,211    24,231     3.97%    31,380    31,692     4.45%    17,521    17,737     5.52%
                                      ------    ------     -----     -----     -----     -----     -----     -----     -----
Mutual Fund (CRA Qualified)              500       496     2.66%        --        --                  --        --
                                      ------    ------     -----     -----     -----     -----     -----     -----     -----
Memo:
Total variable rate securities
  Included above                      11,065    10,977               7,632     7,699               3,140     3,129

      *weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.

The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.

Investment securities of $35,643,000 were pledged at December 31, 2003 to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) LOANS

Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $6,099,000 and $5,136,000 at December 31, 2003 and 2002, respectively. The total unused commitments related to these loans were $4,542,000 at December 31, 2003. During 2003, new loans and advances were $1,080,000, while repayments totalled $117,000.

The Bank grants loans to customers who reside primarily in Macomb, St. Clair and Oakland Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $73,679,000 in outstanding loans at December 31, 2003, to commercial borrowers in the real estate rental and property management industry.

LOAN PORTFOLIO

The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts and the dates indicated before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

                                    2003        2002        2001        2000        1999
                                  --------    --------    --------    --------    --------
                                                       (in thousands)
Commercial real estate            $149,769    $122,917    $104,460    $104,530    $ 86,832
Commercial and industrial           39,330      29,127      23,714      17,423      18,742
Residential real estate 60,046      41,373      17,497      24,021      25,676
Home equity lines                   11,217       4,949       3,703       4,400       4,244
Consumer loans                       9,844       5,161       4,324       5,366       5,352
Credit cards                           622         522         513         523         466

Total loans                        270,828     204,049     154,211     156,263     141,312

Commercial (and multi-family) real estate loans make up the largest component of our loan portfolio. Loans secured by commercial and multi-family real estate properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Commercial and multi-family real estate loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. We attempt to minimize the risks associated with these transactions by generally limiting our commercial real estate lending to well-known customers or new customers whose businesses have an established profitable history. In many cases, risk is further reduced by limiting the amount of credit to any one borrower to an amount less than our legal lending limit and avoiding certain types of commercial real estate financing.

Our commercial and industrial business lending activities have encompassed loans with a variety of purposes and security, including loans to finance inventory and equipment. Commercial and industrial business loans generally involve different risks than residential and commercial mortgage loans. Commercial and industrial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, rather than on the value of the real estate that secures mortgage loans.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the nominal interest rate sensitivity of selected loan portfolios at December 31, 2003. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of interest rate adjustments and possible repayments.

Commercial and industrial loans due
  during the years ending December 31,
                                            (in thousands)
      2004                                     $19,966
      2005 to 2008                              16,479
      2009 and thereafter                        2,885
                                               -------
      Total loans                              $39,330
                                               =======

The total amount of commercial and industrial loans due after December 31, 2004 which have fixed interest rates is $11.2 million, while the total amount of these loans due after such date which have floating or adjustable interest rates is $8.2 million. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.

Real estate construction loans due
  during the years ending December 31,

                                            (in thousands)
      2004                                      $9,555
      2005 to 2008                               3,717
      2009 and thereafter                           --
                                               -------
      Total loans                              $13,272
                                               =======

The total amount of construction loans due after December 31, 2004 which have fixed interest rates is $3.7 million, with no loans due after such date which have floating or adjustable interest rates. Some of these loans may have floor interest rate levels which will be reported as fixed interest rate loans.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                             2003       2002       2001       2000       1999
                                            ------     ------     ------     ------     ------
                                                              (in thousands)
Balance at beginning of the period          $3,377     $2,930     $2,654     $1,927     $1,330
Charge-offs:
Commercial real estate                          --        193         --         --         --
Commercial and industrial                       38        190        184         96        216
Residential real estate                         18         --         --         --         41
Home equity lines                               --         --         --         --         --
Consumer loans                                  64         57         65         48         14
Credit cards                                     3         28         12         12          1
                                            ------     ------     ------     ------     ------
   Total charge-offs                           123        468        261        156        272
                                            ------     ------     ------     ------     ------

Recoveries:
Commercial real estate                          --         --         --         --         --
Commercial and industrial                       19        114         42         15         18
Residential real estate                         --         31         --         --         --
Home equity lines                               --         --         --         --         --
Consumer loans                                  24         14         17         13         --
Credit cards                                     1          1          3         --         --
                                            ------     ------     ------     ------     ------
   Total recoveries                             44        160         62         28         18
                                            ------     ------     ------     ------     ------
Net charge-offs                                 79        308        199        128        254
                                            ------     ------     ------     ------     ------
Provision charged to earnings                  275        755        475        855        851
                                            ------     ------     ------     ------     ------
Balance at the end of the period            $3,573     $3,377     $2,930     $2,654     $1,927
                                            ======     ======     ======     ======     ======

As a percentage of total portfolio loans      1.32%      1.65%      1.90%      1.70%      1.36%

Ratio of net charge-offs during the
  period to average loans during
  the period                                  0.03%      0.18%      0.13%      0.08%      0.21%

The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. Management believes that the allowance for credit losses at December 31, 2003 is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay the loan principal. Since management immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these loans is generally limited to cash collection of interest.

The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Corporation had $847,000 in loans and other real estate owned classified as nonperforming at December 31, 2003 and $1,165,000 at December 31, 2002.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES (IN THOUSANDS)

      The following table contains reserve allocations for types of loans for the years presented.

                           Commercial     Commercial     Residential   Home Equity   Consumer      Credit
                           Real Estate  and Industrial   Real Estate      Lines       Loans        Cards      Unallocated     Total
                           -----------  --------------   -----------      -----       -----        -----      -----------     -----
Balances:
December 31, 2003          $    2,015     $    1,025     $      181    $        8    $     80     $    17     $      247     $ 3,573
  % of loans in category         55.3%          14.5%          22.2%          4.1%        3.6%        0.3%         100.0%

December 31, 2002          $    2,561     $      607     $       84    $       16    $     59     $    26     $       24     $ 3,377
  % of loans in category         60.2%          14.3%          20.3%          2.4%        2.5%        0.3%         100.0%

December 31, 2001          $    2,092     $      474     $       53    $       12    $     46     $    12     $      241     $ 2,930
  % of loans in category         67.7%          15.4%          11.3%          2.4%        2.8%        0.4%         100.0%

December 31, 2000          $    2,040     $      340     $       68    $       10    $    100     $     2     $       94     $ 2,654
  % of loans in category         66.9%          11.1%          15.4%          2.8%        3.4%        0.4%         100.0%

December 31, 1999          $    1,104     $      304     $       56    $       13    $     86     $    30     $      334     $ 1,927
  % of loans in category         61.4%          13.3%          18.2%          3.0%        3.8%        0.3%         100.0%

LEGAL LENDING LIMIT

Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower. As of December 31, 2003, the legal lending limit was approximately $3.7 million; however, that limit can be expanded (for individual loans) to approximately $6.2 million with 2/3 approval of the Board of Directors.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NONPERFORMING ASSETS

      The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio. See "Loans" and "Allowance for Credit Losses" under Notes 4 and 5 of Notes to Consolidated Financial Statements For all years presented, we have had no troubled debt restructuring, which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.


                                                      December 31,
                                     2003       2002       2001       2000       1999
                                   ------     ------     ------     ------     ------
                                                     (in thousands)
Nonaccrual loans
  Commercial real estate           $  277     $  419     $2,383     $   --     $   --
  Commercial and industrial            88          8         23        488         15
  Residential real estate              --        311        166        174        453
  Home equity lines                    --        101         --         --         --
  Consumer loans                       --         --         --         --         --
  Credit cards                         --         --         --         --         --
                                   ------     ------     ------     ------     ------
Total                                 365        839      2,572        662        468

Accruing loans delinquent more
  than 90 days
  Commercial real estate           $   --     $   --     $   --     $   --     $   --
  Commercial and industrial            --         --         --         --         --
  Residential real estate             116         --         --         56        128
  Home equity lines                    --         --         --         --         34
  Consumer loans                        1         --          4         96         11
  Credit cards                          2          6          6         --          5
                                   ------     ------     ------     ------     ------
Total                                 119          6         10        152        178

Other real estate owned
  Commercial real estate              363        320         --         --         --
                                   ------     ------     ------     ------     ------
Total                                 363        320         --         --         --
                                   ------     ------     ------     ------     ------
Total nonperforming assets         $  847     $1,165     $2,582     $  814     $  646
                                   ======     ======     ======     ======     ======

Total nonperforming loans as a
  percentage of total loans          0.18%      0.41%      1.67%      0.52%      0.46%

Total nonperforming assets as a
  percentage of total assets         0.24%      0.41%      1.10%      0.38%      0.35%

The Corporation did not recognize any interest income in 2003 on those loans classified as nonaccruing for the period ended December 31, 2003. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period was $20,000.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                             2003        2002
                                                             ----        ----
                                                               (in thousands)

           Land                                              $1,340     $   --
           Buildings and improvements                         1,576         --
           Building (under capital lease)                        --      1,000
           Leasehold improvements                               269      1,192
           Furniture and equipment                            2,303      1,930
           Vehicles                                              51         28
                                                             ------     ------
                                                              5,539      4,150
           Less accumulated depreciation and amortization     1,562      2,264
                                                             ------     ------
           Net property and equipment                        $3,977     $1,886
                                                             ======     ======

(7) TIME DEPOSITS

As of December 31, 2003, scheduled maturities of all time deposits are as follows:

           Year ending December 31,                       (in thousands)
           2004                                            $123,369
           2005                                              38,695
           2006                                               2,649
           2007                                               3,119
           2008                                               3,589
           Subsequent years                                   2,248
                                                           --------
           Total time deposits                             $173,669
                                                           ========

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2003.

           Three months or less                     $ 58,305
           Three months to six months                 10,860
           Six months to twelve months                18,102
           One year to three years                    23,277
           Over three years                            5,441
                                                    --------
           Total time deposits                      $115,985
                                                    ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) SHORT TERM BORROWINGS

Short term borrowings at December 31, 2003, consisted of short term FHLB advances of $19.0 million and securities sold with an agreement to repurchase of $12.8 million. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

                                                           2003           2002         2001
                                                           ----           ----         ----
                                                                 (dollars in thousands)
     Amount outstanding at end of year                   $31,836       $19,006       $ 7,739
     Weighted average interest rate on ending balance       1.39%         2.21%         1.93%

     Maximum amount outstanding at any month end
       during the year                                   $38,106       $21,932       $ 9,160

     Average amount outstanding during the year          $27,797       $17,938       $ 6,530
     Weighted average interest rate                         1.24%         2.40%         2.87%

(9) FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities.

FHLB advances outstanding were as follows:

                                         December 31, 2003            December 31, 2002
                                         -----------------            -----------------
                                   Ending        Average rate     Ending      Average rate
                                   Balance     at end of period   Balance    at end of period
                                   -------     ----------------   -------    ----------------
                                                   (dollars in thousands)
     Short-term FHLB advances      $19,000          1.82%          $11,000        2.91%
     Long-term FHLB advances        35,374          3.99%           33,388        4.26%
                                   -------          ----           -------        ----
                                   $54,374          3.23%          $44,388        3.92%

Long-term advances were comprised of 22 advances with maturities ranging from May 2005 to December 2012.

The principal maturities of long-term advances outstanding at December 31, 2003 are as follows:

           Year ending December 31,             (in thousands)
           2005                                      6,000
           2006                                      3,000
           2007                                      6,000
           2008                                      4,874
           Subsequent years                         15,500
                                                  --------
           Total                                   $35,374
                                                  ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) LEASES

On January 3, 2003, the Bank purchased the main office building of the Corporation and Bank and adjacent property known as 120 North Main Street from T.A.P. Properties, LLC for $2,600,000. The main office building had been previously leased from T.A.P. Properties, which is owned by two directors; Gebran Anton and Dean Petitpren. The adjacent property was purchased for further expansion of the corporate and banking operations. The transaction was approved by the Board of Directors of the Corporation and Bank. Additionally, the appropriate regulatory agencies were also advised of the transaction in advance. Management believes the transaction to be strategically beneficial and provides future cost savings to the Corporation. The carrying amount of the capital lease obligation at the time of the transaction was $951,000. The amount paid in excess of this amount was added to the carrying amount of the property.

Operating expense includes rentals on a leased facility and certain equipment in the amount of $421,000 for 2003 and $345,000 for 2002, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2003:

           Year ending December 31,                (in thousands)
           2004                                          251
           2005                                          238
           2006                                           50
           2007                                           50
           2008                                           50
           Subsequent years                              331
                                                    --------
           Total minimum rental payments                $970
                                                    ========

(11) ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The terms of the note include a variable rate payable, due in monthly installments to 2009, floating at prime rate which was 4.00% at December 31, 2003. The Corporation has guaranteed the loan, with the ESOP stock is pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity.

As of December 31, 2003, scheduled maturities of the ESOP note payable are as follows:

                         (in thousands)
2004                            50
2005                            50
2006                            50
2007                            50
2008                            50
Subsequent years                21
                             -----
                              $271
                             =====

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                                2003                    2002              Minimum Ratio          Ratio
                                         ------------------     ------------------          for Capital          to be
                                         Capital      Ratio     Capital      Ratio     Adequacy Purposes    "Well Capitalized"
                                         -------      -----     -------      -----     -----------------    ------------------
                                                       (in thousands)
Tier I capital to risk-weighted assets
      Consolidated                        30,505     11.27%       $29,067    14.06%            4%                   NA
      Bank only                           29,427     10.89%        28,313    13.72%            4%                   6%

Total capital to risk-weighted assets
      Consolidated                        36,266     13.39%        34,394    16.64%            8%                   NA
      Bank only                           32,808     12.14%        30,903    14.97%            8%                  10%

Tier I capital to average assets
      Consolidated                        30,505      8.56%        29,067    10.40%            4%                   NA
      Bank only                           29,427      8.27%        28,313    10.14%            4%                   5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $84,000, $55,000 and $36,000 were paid or accrued for the periods ended December 31, 2003, 2002 and 2001.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Bank established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2003, the plan had acquired a total of 64,422 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into all participants' accounts is directly proportional to the ratio of the principal reductions to the total original principal amount. Dividends paid by the Corporation on common stock held by the ESOP, as committed-to-be released, are allocated proportionately to the number of shares of each participant. Dividends paid by the Corporation on unallocated shares of common stock held by the ESOP can be used to repay the loan used to purchase the Corporation's common stock at the discretion of the Plan Administrator. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $71,000 for 2003. As of December 31, 2003, 29,928 shares were committed-to-be released, with 34,494 remaining unearned. The value of unearned shares as of December 31, 2003, was $483,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 11). The ESOP intends to repay the loan (plus interest) using Bank contributions.

Information regarding the ESOP transactions for the years ended December 31, is as follows:

                                               2003          2002        2001
                                               ----          ----        ----
                                                       (in thousands)
    Amounts paid by ESOP for:
            Debt repayment                      $50           $50         $50
            Interest                            $13           $17         $28
            Other                               $15           $17         $10

  Amounts received from the Corporation as:
            Contributions                       $78           $84         $88

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - Effective April 30, 2003, the Corporation began sponsoring a non-qualifying defined benefit plan to provide supplemental retirement benefits for three key executives. The minimum benefit upon retirement for each participant is $75,000 and the maximum benefit is 50% of the average of the three highest years of compensation. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2003.

                                                            2003
                                                            ----
                                                      (in thousands)
Plan assets at fair value                                     $--
Benefit obligation                                             85
                                                          -------
Overfunded (underfunded) status                               $85
                                                          =======
Pension liability                                              85
                                                          -------
Net pension costs                                             $85
                                                          -------
Change in minimum liability                                   $85
                                                          =======
Actuarial comparisons:

Weighted average discount rate                               7.00%
Increase in future compensation levels                       5.00%

To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2003, the cash surrender value of all bank owned life insurance policies on the participants amounted to $7,222,000. There were no supplemental retirement benefits paid by the plan during 2003.

STOCK OPTION PLANS - The Corporation has four stock-based compensation plans. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation is authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 Employee Stock Option Plan and 471 shares available for grant under the 2000 Employee Stock Option plan. Under the 1999 Stock Option Plan for Directors, the Corporation has granted 40,400 shares. In 2003, 1,100 stock options were granted to a new director under this plan. As of December 31, 2003, no further shares are available under the provisions of the plan. Under the 2002 Incentive Plan awards can be made up to a maximum of 130,000 shares of common stock. Under the plan up to 40,000 shares are available for directors and 90,000 for employees. In 2003, 28,000 stock options were granted to employees with terms of 10 years under the 2002 Incentive Plan. As part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 3,300 shares and 100 shares of common stock were awarded to nine employees for a total of 900 shares. The shares awarded were recorded as director and employee compensation expense, respectively. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plans an option's maximum term is ten years, and under the 1999 Directors plans, the option's maximum term is seven years. In 2003, the 1996 Stock Option Plan for Nonemployee Directors expired. All available options under this plan were exercised in advance of the termination.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has estimated the fair value of the options issued in 2003 ranging from $1.74 to $2.48 per share (weighted average $2.40 per share). Options issued in 2002 and 2001 had an estimated fair value of $2.39 and $3.29 per share, respectively. The Corporation estimated the fair value of options using the Black-Scholes option pricing model. The Corporation issued incentive options for 28,000 and 1,100 shares of nonqualifying stock options during 2003. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income and earnings per share on a pro forma basis would have been as follows:

                                                        Year Ended December 31,
                                                  2003           2002            2001
                                                  ----           ----            ----
                                                   (in thousands, except per share data)
Net income, as reported                         $2,105       $   1,810       $   1,626
Deduct: Total stock-based employee
        and director compensation expense
        under fair value based methods of
        awards, net of related tax effects        (128)           (148)            (49)
                                                ------       ---------       ---------
      Pro forma net income                      $1,977       $   1,662       $   1,577
                                                ======       =========       =========

Earnings per share
      Basic - as reported                       $ 0.79       $    0.69       $    0.62
      Basic - pro forma                         $ 0.74       $    0.63       $    0.60

      Diluted - as reported                     $ 0.78       $    0.68       $    0.62
      Diluted - pro forma                       $ 0.73       $    0.63       $    0.60

The fair value of each option grant is estimated on the date of the grant using Black-Scholes option-pricing model with the following weighted average assumptions.

                                                 Year Ended December 31,
                                            2003           2002          2001
                                            ----           ----          ----
Dividend yield or expected dividends         1.81%          2.03%          --
Riskfree interest rate                       4.30%          4.00%        5.00%
Expected life                              7 - 10 yrs.     10 yrs.      10 yrs.
Expected volatility                          9.60%         21.92%       34.38%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

                                                                         Year Ended December 31,
                                                 2003                            2002                             2001
                                                 ----                            ----                             ----
                                                     Weighted                      Weighted Weighted
                                    Number of         Average       Number of         Average           Number of        Average
                                     Shares       Exercise Price     Shares        Exercise Price        Shares      Exercise Price
                                     ------       --------------     ------        --------------        ------      --------------
Outstanding, beginning of period      211,511           $7.13         175,131           $6.80             150,888         $7.27
Granted                                29,100           11.43          52,500            8.50              59,300          5.91
Exercised                             (71,500)           7.16          (5,856)           6.83                  --            --
Forfeited                              (1,500)           6.00         (10,264)           8.73             (35,057)         6.98
                                      -------           -----         -------           -----             -------         -----
Outstanding, end of year              167,611           $7.87         211,511           $7.13             175,131         $6.80
                                      =======           =====         =======           =====             =======         =====


The following table shows summary information about stock options outstanding at December 31, 2003:

                       Stock Options Outstanding                         Stock Options Exercisable
                       -------------------------                         -------------------------
                                 Weighted Average                                          Weighted
   Range of          Number         Remaining        Weighted Average   Number of      Average Exercise
Exercise Prices     of Shares    Contractual Life     Exercise Price      Shares            Price
---------------     ---------    ----------------     --------------      ------            -----
 7.16 - 8.64           23,100        2.4 years               8.36         23,100               8.36
      8.52              1,210        5.1 years               8.52          1,210               8.52
      5.23              3,730        6.0 years               5.23          3,730               5.23
     10.29              1,100        6.3 years              10.29          1,100              10.29
      5.79             64,471        7.3 years               5.79         49,702               5.79
      8.50             46,000        8.4 years               8.50         46,000               8.50
10.07 -11.94           28,000        9.8 years              11.47          8,933              11.94
                      -------                               -----        -------              -----
                      167,611                               $7.87        133,775              $7.62
                      =======                               =====        =======              =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                           Year Ended December 31,
                                           -----------------------
                                        2003        2002         2001
                                        ----        ----         ----
                                               (in thousands)
Advertising and public relations      $  867      $  428      $  292
Data processing                          601         516         403
Professional and regulatory fees         463         298         165
Legal fees                               283         289         209
Director fees                            291         179         176
Credit card processing                    32          45         228
Printing and supplies                    203         146         117
Telephone                                195         138          93
Loan closing                             120          90          27
Other insurance                          100          75          51
Deposit insurance                         43          46          58
Single business tax                      168         109          99
Other                                    530         580         357
                                      ------      ------      ------
  Total other operating expense       $3,896      $2,939      $2,275
                                      ======      ======      ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Corporation's assets and liabilities. The income tax expense (benefit) for the years ending December 31, consists of the following:

                                 2003          2002         2001
                                 ----          ----         ----
                                           (in thousands)
Current expense                 $   840      $   828      $ 1,064
Deferred (benefit) expense           --           --         (232)
                                -------      -------      -------
Total income expense            $   840      $   828      $   832
                                =======      =======      =======

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31, are as follows:

                                                              2003           2002
                                                              ----           ----
                                                                 (in thousands)
Deferred tax assets
      Provision for loan losses                             $ 1,146       $ 1,108
      Depreciation                                              202            32
      Capital lease                                              --           180
      Other                                                      35            10
      Unrealized gain on securities available for sale           50            --
      Deferred loan costs                                         6            --
                                                            -------       -------
                                                              1,439         1,330

      Valuation allowance for deferred tax assets                --            --

Deferred tax liabilities
      Original issue discount                                  (133)          (37)
      Unrealized gain on securities available for sale           --          (178)
      Mortgage servicing rights                                  --            (6)
      Accretion                                                 (14)          (41)
      Deferred loan fees                                         --           (50)
      FHLB dividends                                            (33)           --
      Other                                                     (54)          (41)
                                                            -------       -------
                                                               (234)         (353)
                                                            -------       -------
Net deferred tax asset                                      $ 1,205       $   977
                                                            =======       =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                         Year Ended December 31,
                                                         -----------------------
                                                     2003           2002        2001
                                                     ----           ----        ----
                                                              (in thousands)
Provision at statutory federal income tax rate       1,001          897          836
Nondeductible expenditures                              46           25           16
Tax exempt municipal interest                         (136)        (113)         (43)
Increase in cash surrender value of bank owned
   life insurance                                      (76)          --           --
Other, net                                               5           19           23
                                                    ------       ------       ------
Provision at effective federal income tax rate         840          828          832
                                                    ======       ======       ======

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

COMMITMENTS: The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The majority of commitments to extend credit and letters of credit would result in loans with a market rate of interest if funded. The fair value of these commitments is not material.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, are as follows:

                                                                  2003                      2002
                                                                  ----                      ----
                                                       Carrying       Estimated    Carrying      Estimated
                                                         Amount      Fair Value      Amount     Fair Value
                                                         ------      ----------      ------     ----------
                                                                             (in thousands)
Financial Assets
   Cash and cash equivalents                            $  6,227      $  6,227      $  9,405      $  9,405
   Securities                                             58,030        58,083        58,490        58,551
   FHLB stock                                              3,103         3,103         2,219         2,219
   Residential mortgages held for sale                     7,241         7,241        11,245        11,245
   Loans, net of allowance                               267,255       273,511       200,672       208,042
   Accrued interest receivable                             1,305         1,305         1,270         1,270

Financial Liabilities
   Demand and savings deposits                            81,687        81,687        69,132        69,132
   Time deposits                                         173,669       174,791       131,587       134,147
   Repurchase agreements                                  12,836        12,836         8,006         8,006
   Federal Home Loan Bank advances                        54,374        55,756        44,388        46,272
   Accrued interest payable                                  511           511           483           483
   Guaranteed preferred beneficial interest
      in the Corporation's subordinated debentures        10,000        10,000        10,000        10,000

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                     2003           2002
                                                     ----           ----
                                                         (in thousands)

Unused home equity lines of credit                  $ 5,648      $ 3,432
Unused credit card lines                              1,826        1,846
Unused portion of construction lines of credit       24,004       12,885
Unused portion of all other credit lines             39,531       37,610
Standby letters of credit                               986        2,018
                                                    -------      -------
Total outstanding commitments                       $71,995      $57,791
                                                    =======      =======

(19) RESTRICTIONS ON DIVIDENDS

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2003, the Bank's retained earnings available for the payment of dividends totaled $5.6 million. Accordingly, $5.6 million of the Corporation's investment in the Bank was restricted at December 31, 2003.

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

PARENT-ONLY BALANCE SHEET

                                                                December 31,
                                                         ---------------------------
                                                           2003               2002
                                                         --------           --------
Assets                                                         (in thousands)
Cash                                                     $  2,984           $  3,167
Investment in subsidiary                                   30,634             28,970
Other assets                                                  577                466
                                                         --------           --------
   Total Assets                                          $ 34,195           $ 32,603
                                                         ========           ========
Liabilities and Stockholders' Equity
Due to subsidiary                                        $    109           $    146
Guaranteed preferred beneficial interest in the
   Corporation's subordinated debentures                   10,310             10,310
                                                         --------           --------
   Total Liabilities                                       10,419             10,456
Common stock                                               13,609             13,329
Additional paid-in capital                                  5,308              5,035
Accumulated surplus                                         5,225              3,759
Unearned employee benefit                                    (271)              (321)
Accumulated other comprehensive income                        (95)               345
                                                         --------           --------
   Total Stockholders' Equity                              23,776             22,147
                                                         --------           --------
   Total Liabilities and Stockholders' Equity            $ 34,195           $ 32,603
                                                         ========           ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF OPERATIONS

                                                                            Year Ended December 31,
                                                                -------------------------------------------
                                                                  2003             2002              2001
                                                                -------           -------           -------
                                                                              (in thousands)
Operating Income
   Interest income                                              $    61           $    57           $    34
                                                                -------           -------           -------
   Interest Income                                                   61                57                34
   Interest expense of guaranteed preferred beneficial
     interest in Corporation's subordinated debentures              520               296                --
                                                                -------           -------           -------
   Net Interest (Loss) Income                                      (459)             (239)               34
   Other expense                                                    580               413               253
                                                                -------           -------           -------
   Total Operating Expense                                          580               413               253
   Loss Before Taxes
     and Share in Undistributed
     Income of Subsidiary                                        (1,039)             (652)             (219)
Income tax benefit                                                 (353)             (221)              (75)
                                                                -------           -------           -------
   Loss Before Share
     in Undistributed Income of Subsidiary                         (686)             (431)             (144)
Dividend from subsidiary                                            920               645               300
Share of undistributed income of subsidiary                       1,871             1,596             1,470
                                                                -------           -------           -------
   Net Income                                                   $ 2,105           $ 1,810           $ 1,626
                                                                =======           =======           =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF CASH FLOW

                                                                            Year Ended December 31,
                                                                --------------------------------------------
                                                                  2003              2002               2001
                                                                -------           --------           -------
                                                                               (in thousands)
Operating Activities
   Net income                                                   $ 2,105           $  1,810           $ 1,626
   Adjustments to reconcile net income to
       net cash flow from operating activities
     Undistributed income of subsidiary                          (1,871)            (1,596)           (1,470)
     Increase in other assets                                      (111)              (329)              (25)
     (Decrease) increase in other liabilities                       (37)                64                79
                                                                -------           --------           -------
   Net Cash (Used in) Provided by Operating Activities               86                (51)              210
Investing Activities
   Capital contribution to subsidiaries                            (162)            (7,632)             (519)
                                                                -------           --------           -------
   Net Cash Used in Investing Activities                           (162)            (7,632)             (519)
Financing Activities
   Fractional shares paid on stock split                             --                 --                --
   Stock options exercised/awards                                   630                 68                --
   Trust preferred securities                                        --             10,310                --
   Cash dividend paid                                              (541)              (401)               --
   Repurchase of  stock                                            (196)               (43)               --
                                                                -------           --------           -------
   Net Cash (Used in) Provided by Financing Activities             (107)             9,934                --
                                                                -------           --------           -------
(Decrease) Increase in Cash                                        (183)             2,251              (309)
Cash at the Beginning of the Period                               3,167                916             1,225
                                                                -------           --------           -------
Cash at the End of the Period                                   $ 2,984           $  3,167           $   916
                                                                =======           ========           =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21) PURCHASE AND ASSUMPTION OF NORTH OAKLAND COMMUNITY BANK

On October 17, 2003, Community Central Bank Corporation purchased substantially all of the assets and assumed substantially all of the liabilities of North Oakland Community Bank ("NOCB"). NOCB was a one branch commercial bank located in Rochester Hills, Michigan. NOCB was one of two banks owned by Michigan Community Bancorp, Limited. Assets of $23.3 million were purchased, which included discounted loans of $17.6 million. Total liabilities assumed were $23.2 million in deposits and $45,000 in accrued interest payable on deposits. The premium paid on the transaction was $1,011,000 and was allocated to goodwill and core deposit intangible assets. The core deposit intangible is being amortized on an accelerated basis through 2008. The Corporation goodwill will be tested for impairment annually. The Corporation expects to further their customer and balance sheet growth in the neighboring Oakland County, Michigan market. The Corporation had identified this geographic market prior to the acquisition, as part of the overall corporate strategic plan. The Corporation expects that known possible customer relationships in this geographic area and the proximity of full service banking available to these customers will provide growth in this new branch location. The Corporation also expects the business model used to develop the main office location in Macomb County will also aid in providing growth in loans and deposits in the Rochester location and add to the overall net income for the Corporation.

The assets purchased and the liabilities assumed are as follows: The purchase price was allocated for assets purchased and liabilities assumed based on information available at the date of acquisition, October 17, 2003 as indicated in the Purchase and Assumption Agreement dated July 9, 2003.

                                                    (in thousands)
Assets
         Vault Cash and Cash and Due                   $ 4,261
         FHLB Stock                                         52
         Loans purchased at discount                    17,569
         Furniture and equipment                           231
         Other assets                                      154
                                                       -------
         Total assets purchased                        $22,267
                                                       -------
Liabilities
         Deposit liabilities                           $23,233
         Accrued interest payable on deposits               45
                                                       -------
         Total liabilities assumed                     $23,278
                                                       -------
Net Assets                                             $ 1,011
                                                       =======

COMMUNITY CENTRAL BANK CORPORATION
BUSINESS SUMMARY

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation and Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The ownership of the Mortgage Company consists of two members, the Bank and the Corporation owning 99% and 1% of the Mortgage Company, respectively.

On October 17, 2003, Community Central Bank Corporation purchased substantially all of the assets and assumed substantially all of the liabilities of North Oakland Community Bank ("NOCB"). NOCB was a one branch commercial bank located in Rochester Hills, Michigan. NOCB was one of two banks owned by Michigan Community Bancorp, Limited. The Corporation expects to further their customer and balance sheet growth in the neighboring Oakland County, Michigan market. The Corporation had identified this geographic market prior to the acquisition, as part of the overall corporate strategic plan. The Corporation expects that known possible customer relationships in this geographic area and the proximity of full service banking available to these customers will provide growth in this new branch location. The Corporation also expects the business model used to develop the main office location in Macomb County will also aid in providing growth in loans and deposits in the Rochester location and add to the overall net income for the Corporation.

The Corporation's return on average asset was 0.65%, 0.70% and 0.74% for the years ended December 31, 2003, 2002 and 2001, respectively. The return on average equity was 9.20%, 8.49% and 8.23% for the year ended December 31, 2003, 2002 and 2001, respectively. The dividend payout ratio for 2003 and 2002 was 25.70% and 22.15%, respectively. Average equity to average assets was 7.06%, 8.26% and 9.05% for the years ended December 31, 2003, 2002 and 2001, respectively.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion compares the financial condition of the Corporation and its subsidiaries, at December 31, 2003 to December 31, 2002 and the results of operations for the years ended December 31, 2003 and 2002. This discussion should be read in conjunction with the financial statements and statistical data presented elsewhere in this report. This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as anticipates, believes, estimates, expects, forecasts, intends, is likely, plans, projects, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

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

ASSETS

The Corporation's total assets have increased by 24.4%, or $70.3 million, to $357.9 million at December 31, 2003, compared with $287.6 million at December 31, 2002.

Total portfolio loans outstanding were $270.8 million as of December 31, 2003. This represented a growth of $66.8 million, or 32.7% over the year ended December 31, 2002. The growth in loans was primarily comprised of commercial real estate and residential mortgage loans which increased $26.8 million and $18.7 million, respectively. Growth in the residential mortgage portfolio during 2003 was largely comprised of adjustable rate mortgages. Growth in loans was partially attributable to the purchase and assumption of North Oakland Community Bank which added $17.0 million in loans including $13.2 million in commercial real estate loans. As of December 31, 2003, the Corporation had $39.3 million classified as commercial business and industrial loans, or 14.5% of the aggregate entire loan portfolio. The installment loan portfolio of the Corporation consisting of consumer and credit card loans was $10.5 million as of December 31, 2003 and increased $4.8 million, or 84.2% during 2003. The growth in the installment loan portfolio during 2003 was primarily boat loans. The installment loan portfolio comprises 3.9% of the entire aggregate loan portfolio.

Residential mortgages held for sale were $7.2 million at the end of 2003. This is a decrease of $4.0 million from the end of 2002. The decrease in residential loans held for sale was largely attributable to the industry-wide slow down in mortgage refinancing. Residential loans held for sale consist of residential mortgage loans with maturities of 15 to 30 years. Such loans are recorded at the lower of aggregate cost or estimated fair value and are held typically less than two weeks in duration.

The Corporation's investment portfolio of $58.0 million, decreased slightly or $460,000 in 2003 compared to the prior year, as more funds were deployed in loans when compared to the previous year. The investment portfolio comprises mainly federal agency debentures, mortgage backed investments, including collateralized mortgage obligations and high quality, bank qualified tax exempt municipal bonds.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The allowance for credit losses as a percentage of total loans was 1.32% as of December 31, 2003. The provision for credit losses decreased to $275,000 during 2003 from $755,000 during 2002. The lower provision was primarily attributable to lower net charge offs than in previous years, coupled with a favorable disposition on certain watch credits and problem loans. Management conducts the analysis on a quarterly basis. The analysis incorporates factors such as current net charge offs, risk identifications, delinquency, historical losses, current trends, concentration of credits, and national and economic conditions. Other factors included in management's analysis include, experience, ability and depth of lending management and staff and the loan review system. Gross loan charge-offs for 2003 totaled $123,000, with recoveries totaling $44,000. Total net charge-offs represented 0.03 percent of average portfolio loans.

Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 2003, there was $365,000 of loans placed in nonaccrual status. Commercial loans and lease financing receivables are reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan should be reported as nonaccrual. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, or in the process of collection.

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

The primary risk element considered by management regarding each installment and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Bank's position. The primary risk elements concerning commercial and industrial and commercial real estate loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers, and periodically reviews existence of collateral and its value.

At December 31, 2003, loans totaling $2,429,000 were not referenced in Note 5 of the Notes to Consolidated Financial Statements where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.

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

LIABILITIES

Total deposits increased $54.6 million, or 27.2%. The growth in deposits was partially attributable to the purchase and assumption of North Oakland Community Bank ("NOCB"), which added $22.0 million in deposits. Demand deposits of $33.8 million increased $1.6 million, or 4.9% in 2003. The growth was minimized by the loss of one relationship totaling over $4 million in balances. NOW and money market savings accounts of $41.5 million increased $9.9 million, or 31.4% due to the aforementioned acquisition and the general favorable market conditions for liquid money market products. Savings deposits of $6.4 million increased $1.1 million, or 19.8%, primarily from the acquisition of NOCB. The largest growth in deposits was in certificates of deposits which increased $42.1 million, or 32.0%. The largest majority of growth occurred in certificates of deposit over $100,000, increasing $38.3 million, from $77.7 million to $116.0 million. The growth in certificates of deposit was aided by increases in local municipal deposits and the use of brokered deposits and internet based certificates of deposit. At December 31, 2003 the Corporation had $25.2 million in brokered certificates of deposit and $21.5 million in internet certificates of deposit. The Corporation has been utilizing Federal Home Loan Bank ("FHLB") advances to better match against interest rate risk.

SHAREHOLDERS' EQUITY

Shareholders' equity was $23.8 million at December 31, 2003, a $1.6 million increase from December 31, 2002. The increase resulted from net income of $2,105,000, coupled with an equity increase attributable to stock option exercises resulting in $630,000 additional capital. This increase was primarily offset by cash dividend declarations and common stock repurchases of $541,000 and $196,000, respectively. The change in unrealized gains and losses on securities resulted in a $440,000 decrease in stockholders' equity.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME

The Corporation expects net interest income to be its principal source of future income. During 2003 net interest income was $9.4 million. The Corporation's net interest margin for the year was 3.10% on a fully taxable equivalent basis.

The following table shows the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to BOTH volume and rate changes have been allocated to the volume component.

                                                                 Year Ended                             Year Ended
                                                          December 31, 2003 vs. 2002            December 31, 2002 vs. 2001
                                                      ---------------------------------      ---------------------------------
                                                                   Increase (Decrease)                    (Increase (Decrease)
                                                                    Due to Changes In                      Due to Changes In
                                                                   --------------------                   --------------------
                                                                   Volume                                  Volume
                                                       Total      and Both        Rate        Total       and Both       Rate
                                                      -------      -------      -------      -------      -------      -------
                                                                                   (in thousands)
Earning Assets - Interest Income
   Loans                                              $ 2,153      $ 3,675      ($1,522)     ($  349)     $ 1,860      ($2,209)
   Securities                                            (499)         174         (673)         465          853         (388)
   Federal funds sold                                    (190)         (89)        (101)        (694)        (117)        (577)
                                                      -------      -------      -------      -------      -------      -------
     Total                                              1,464        3,760       (2,296)        (578)       2,596       (3,174)
                                                      -------      -------      -------      -------      -------      -------
Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                          129          158          (29)          67           77          (10)
   Savings deposits                                       (29)          (6)         (23)         (91)         (10)         (81)
   Time deposits                                         (461)         330         (791)      (2,420)         (31)      (2,389)
   Other borrowings                                       778          988         (210)         690          721          (31)
   Capitalized lease obligation and ESOP loan            (134)         (44)         (90)         (16)          (9)          (7)
   Guaranteed preferred interest in
     Corporation's subordinated debentures                217          245          (28)         288          288           --
                                                      -------      -------      -------      -------      -------      -------
     Total                                                500        1,671       (1,171)      (1,482)       1,036       (2,518)
                                                      -------      -------      -------      -------      -------      -------
Net Interest Income                                   $   964      $ 2,089      ($1,125)     $   904      $ 1,560      ($  656)
                                                      =======      =======      =======      =======      =======      =======

For the year ended December 31, 2003, net interest income increased by 11.4%, or $964,000 over 2002. Net interest income increased due to an expanded earning asset base, as the net interest margin compressed slightly from 3.43% on a fully tax-equivalent basis to 3.10%, for the years 2002 and 2003, respectively. In 2003, the continued low interest rate environment produced an extremely fast pace of refinancing activity in the residential and commercial real estate portfolios at relatively lower interest rates. This coupled with the inability of many deposit products to reprice downward because of already low interest rates, acted to slightly compress the Corporation's net interest margin.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE BALANCE SHEET

The following table shows the Corporation's consolidated average balances of assets, liabilities, and equity. The table also details the amount of interest income or interest expense and the average yield or rate for each category of interest earning asset or interest bearing liability, and the net interest margin for the periods indicated. The average balance of securities represents amortized cost. Nonaccruing loans are included in the average loans outstanding with no yield associated with them.

                                                                           Year Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                      2003                          2002                          2001
                                          --------------------------    ----------------------------   --------------------------
                                                     Interest  Average              Interest   Average           Interest   Average
                                           Average   Income/   Yield/   Average      Income/   Yield/ Average     Income/   Yield/
                                           Balance   Expense    Rate    Balance      Expense    Rate  Balance     Expense    Rate
                                          --------   --------   ----    --------     -------    ----   --------   -------    ----
                                                                                 (in thousands)
Assets
     Federal funds sold                   $  8,257   $     90   1.09%   $ 16,449     $   280    1.70%  $ 23,300   $   974    4.18%
     Securities                             58,330      1,893   3.25      52,978       2,392    4.52     34,084     1,927    5.65
     Loans                                 242,742     14,437   5.95     180,953      12,284    6.79    153,547    12,633    8.23
                                          --------   --------   ----    --------     -------    ----   --------   -------    ----
     Total Earning Assets/
          Total Interest Income            309,329     16,420   5.31%    250,380      14,956    5.97%   210,931    15,534    7.36%
                                                     --------   ----                 -------    ----              -------    ----
     Cash and due from banks                 6,247                         6,089                          5,904
     All other assets                        8,436                         1,579                          1,367
                                          --------                      --------                       --------
     Total Assets                         $324,012                      $258,048                       $218,202
                                          ========                      ========                       ========
Liabilities and Equity
     NOW and money market accounts        $ 38,007        436   1.15%   $ 24,205         307    1.27%  $ 18,150       240    1.32%
     Savings deposits                        5,815         36   0.62       6,784          65    0.96      7,865       156    1.98
     Time deposits                         147,199      4,103   2.79     135,349       4,564    3.37    136,281     6,984    5.12
     FHLB advances and repurchase
        Agreements                          64,034      1,940   3.03      31,412       1,162    3.70     11,931       472    3.96
     Capitalized lease and ESOP                297         13   4.38       1,308         147   11.24      1,391       163   11.72
     Guaranteed preferred beneficial
        interest in Corporation's
        subordinated debentures             10,000        505   5.05       5,151         288    5.59       ----      ----    ----
                                          --------   --------   ----    --------     -------    ----   --------   -------    ----
     Total Interest Bearing Liabilities/
        Total Interest Expense/Interest
        Rate Spread                        265,352      7,033   2.65%    204,209       6,533    3.20%   175,618     8,015    4.56%
                                                     --------   ----                 -------    ----              -------    ----
     Noninterest bearing demand deposits    34,655                        31,674                         21,907
     All other liabilities                   1,119                           858                            918
     Stockholders' equity                   22,886                        21,307                         19,759
                                          --------                      --------                       --------
     Total Liabilities and Stockholders'
        Equity                            $324,012                      $258,048                       $218,202
                                          ========                      ========                       ========
Net Interest Income                                  $  9,387                       $  8,423                 --    $7,519
                                                     ========                        =======                      =======
Net Interest Margin (Net Interest
     Income/Total Earning Assets)                               3.03%                           3.36%                        3.56%
                                                                ----                            ----                         ----
Taxable equivalent                                              3.10%                           3.43%                        3.60%
                                                                ====                            ====                         ====

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME

Noninterest income increased by 52.7%, to $8.4 million for 2003. Mortgage banking income of $7.4 million provided the largest segment of growth in noninterest income. The mortgage banking income consisted of origination fee income received by the mortgage company upon the sale of residential mortgages. The increase in mortgage banking income was partially the result of additional mortgage origination offices established in 2003. Additionally, the increased demand for mortgages was due in part to the interest rate environment experienced in 2003. Other income of $385,000 increased in 2003 primarily from the purchase of a bank owned life insurance investment of $7 million which provided $222,000 in noninterest income. Security sales of $35.7 million and $19.3 million for 2003 and 2002, respectively, resulted in net security gains of $417,000 and $262,000, respectively. The net security gains were primarily the result of portfolio restructuring.

NONINTEREST EXPENSE

Noninterest expense of $14.6 million increased 38.3% primarily as a result of an increase in salary, benefits and payroll tax expense. The largest portion of this increase was commissioned based compensation expense for loan originators at the mortgage company subsidiary. Total commissions, salaries, benefits and payroll expense from the mortgage company in 2003 were $6.2 million. Of this total expense, approximately 83% was attributable to variable based commissions and benefits.

Total noninterest expense excluding the mortgage operations increased $894,000, or 15.7% over 2002, primarily attributable to salary and benefit costs from the general expansion of banking operations, including the purchase and assumption of North Oakland Community Bank.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES; ASSET/LIABILITY MANAGEMENT

Liquidity is needed to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate risk require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Liquidity depends upon the mix of the banking institution's potential sources and uses of funds. For the Bank, the major sources of liquidity have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by three facilities totaling $22.5 million, unsecured federal funds borrowing facilities, and a $75.0 million secured line of credit with the FHLB, of which $54.4 million is used. The Bank's large deposits which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo time certificates of deposit. We may from time to time, decide to price deposits aggressively for strategic reasons which may result in significant deposit inflows.

In addition to normal loan funding and deposit flow, we also need to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. As of December 31, 2003, we had a total of $71.0 million in unfunded loan commitments and $1.0 million in unfunded standby letters of credit. As of December 31, 2003, $123.4 million in certificates of deposit are projected to mature in 2004. Many of these certificates of deposit are automatically renewable. We believe that the Bank has sufficient funds and resources to meet all short and long-term liquidity needs.

In January 2003, the Bank purchased its main office and the adjacent property known as 120 North Main Street. The adjacent property location will be used for expansion of the banking and mortgage operations. The preliminary construction and development costs are expected to be more than offset, on an annualized per square foot basis, by the corresponding reduction in lease expense currently paid to an outside landlord. The completed project, which is in early stages of development, is estimated to cost in the range of $4 million.

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

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest sensitivity gap analysis measures the difference between the assets and liabilities repricing or maturing within specific time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specific time periods, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling rates. A liability-sensitive position would generally imply a negative impact on net interest income in periods of rising rates and a positive impact in periods of falling rates.

Gap analysis has limitations because it cannot measure precisely the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. In addition, a significant portion of our adjustable-rate assets have limits on their minimum and maximum yield, whereas most of our interest-bearing liabilities are not subject to these limitations. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different volumes, and certain adjustable-rate assets may reach their yield limits and not reprice.

The following table presents an analysis of our interest-sensitivity gap position at December 31, 2003. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecaster prepayment and decay rates. Asset prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

                                                        After Three        After One
                                         Within          Months But        Year But            After
                                         Three             Within           Within             Five
                                         Months           One Year         Five Years          Years       Total
                                         -------          --------          -------           -------     --------
                                                                       (in thousands)
Interest earning assets
   Federal funds sold                    $ 1,100          $   ----          $  ----           $  ----     $  1,100
   Securities, at amortized cost          19,584             4,967           22,448            11,175       58,174
   FHLB stock                               ----              ----             ----             3,103        3,103
   Loans (including held for sale)        84,740            51,627           94,460            47,242      278,069
                                         -------          --------          -------           -------     --------
     Total                               105,424            56,594          116,908            61,520     $340,446
                                                                                                          ========
Interest bearing liabilities
   NOW and money market accounts           5,943            17,660           17,881              ----      $41,484
   Savings deposits                          511             1,597            4,281              ----        6,389
   Jumbo time deposits                    63,867            25,779           20,898             5,441      115,985
   Time deposits < $100,000               11,826            28,175           14,169             3,514       57,684
   Repurchase agreements                  12,836              ----             ----              ----       12,836
   FHLB and Repo sweeps                   15,000             4,000           25,874             9,500       54,374
   Capitalized lease obligation and
     ESOP loan                               271              ----             ----              ----          271
   Guaranteed preferred beneficial
     interest in Corporation's
     subordinated debentures              10,000              ----             ----              ----       10,000
                                         -------          --------          -------           -------     --------
     Total                               120,254            77,211           83,103            18,455     $299,023
                                         -------          --------          -------           -------     ========
Rate sensitivity gap                    ($14,830)         ($20,617)         $33,805           $43,065
Cumulative rate sensitivity gap                          ($35,447)         ($1,642)           $41,423
Rate sensitivity gap ratio                 0.88%             0.73%            1.41%              3.33
Cumulative rate sensitivity gap ratio                        0.82             0.99               1.14

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

On a quarterly basis, the net interest income simulation model is used to quantify the effects of hypothetical changes in interest rates on the Bank's net interest income over a projected twelve-month period. The model permits management to evaluate the effects of shifts in the Treasury Yield curve, upward and downward, on net interest income expected in a stable interest rate environment.

As of December 31, 2003, the simulation model projects net interest income would increase by 10 basis points of the base net interest income, assuming an instantaneous parallel shift upward in the yield curve by 200 basis points. Conversely, if the yield curve were to decrease by 200 basis points, the model projects net interest income would decrease by 44 basis points. This simulation projected less than one percent change in net interest income in both the upward and downward hypothetical shift.

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

STOCK INFORMATION

The common stock of Community Central Bank Corporation is quoted on the Nasdaq National Market (NNM) under the ticker symbol "CCBD." At December 31, 2003, there were approximately 460 record holders of the Corporation's common stock.

The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation for 2002 and 2003, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by the Nasdaq National Market, and do not include retail mark-up, mark-down or dealer commission. Dividend payment decisions are made with a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. Restrictions of dividend payments are described in Notes 13 and 19 of the Notes to Consolidated Statements included in this Annual Report.

                                    2003
                  -------------------------------------------
                                                         Cash
                                                       Dividends
Quarter            High              Low                Declared
                  ------            ------               ----
Fourth            $14.52            $10.98               $.05
Third              12.00             10.00                .05
Second             11.52              9.23                .05
First              10.35              8.99                .05

                                      2002
                   ------------------------------------------
                                                        Cash
                                                      Dividends
Quarter            High               Low              Declared
                   -----             -----              -----
Fourth             $9.95             $7.65              $0.05
Third               8.50              7.50               0.05
Second             10.75              7.70               0.05
First               9.00              7.15               ----

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

PRIMARY MARKET MAKERS

Raymond James & Associates, Inc.              Howe Barnes Investment, Inc.
880 Carillon Park                             135 South LaSalle St.
St. Petersburg, FL  33716                     Chicago, IL  60603-4398

McConnell Budd & Downes, Inc.                 Knight Securities, L.P.
365 South Street                              525 Washington Blvd.
Morristown, NJ  07960                         Jersey City, NJ  07310

Hill, Thompson, Magid & Co., Inc.             Sandler O'Neill & Partners, L.P.
15 Exchange Place                             919 Third Avenue, 6th Floor
Jersey City, NJ  07302-3912                   New York, NY  10022

Wedbush Morgan Securities, Inc.
1000 Wilshire Blvd., 9th Floor
Los Angeles, CA  90017

STOCK REGISTRAR AND TRANSFER AGENT

EquiServe Trust Company, N.A.
PO Box 43010
Providence, RI  02940-3010
Shareholder Inquiries 1-800-426-5523
www.equiserve.com

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

ANNUAL MEETING

This year's annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, April 20, 2004, at Best Western Concorde Inn, 44315 Gratiot Avenue, Clinton Township, MI 48036.

                                                                      3528-AR-04