Form 10KSB, Exhibit 13
period 2004-12-31
COMMUNITY CENTRAL BANK CORP
filed 2005-03-29
CIK 1014133

                                                                      EXHIBIT 13

                       COMMUNITY CENTRAL BANK CORPORATION

                Report of Independent Registered Accounting Firm

                                       and

                               Stockholder Report

                                December 31, 2004

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2004, and 2003, and the results of its operations for the years ended December 31, 2004, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the consolidated basic financial statements taken as a whole. The information contained in Notes 3, 4, 5, and 8 pertaining to 2002, 2001 and 2000 is presented for the purposes of additional analysis and is not a required part of the consolidated basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/S/ PLANTE & MORAN, PLLC

Auburn Hills, Michigan
March 4, 2005

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                  December 31,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
                                                                 (In thousands)
Assets

Cash and Cash Equivalents
   Cash and due from banks (Note 2)                           $  4,183   $  5,127
   Federal funds sold                                            3,000      1,100
                                                              --------   --------
   Total Cash and Cash Equivalents                            $  7,183   $  6,227

Securities available for sale, at fair value (Note 3)           51,425     57,135
Securities held to maturity, at amortized cost (Note 3)          1,161        895
FHLB stock                                                       3,246      3,103
Residential mortgage loans held for sale                         6,491      7,241

Loans (Note 4)
   Commercial real estate                                      166,686    149,769
   Commercial and industrial                                    40,614     39,330
   Residential real estate                                      64,240     60,046
   Home equity lines of credit                                  18,864     11,217
   Consumer loans                                               14,377      9,844
   Credit card loans                                               658        622
                                                              --------   --------
   Total Loans                                                 305,439    270,828
Allowance for credit losses (Note 5)                            (3,377)    (3,573)
                                                              --------   --------
   Net Loans                                                   302,062    267,255

Net property and equipment (Note 6)                              6,921      3,977
Accrued interest receivable                                      1,391      1,305
Other real estate                                                  681        363
Goodwill (Note 1)                                                  743        743
Core deposit intangible, net of amortization (Note 1)              134        248
Cash surrender value of Bank Owned Life Insurance (Note 13)      7,519      7,222
Other assets (Note 16)                                           2,581      2,162
                                                              --------   --------
   Total Assets                                               $391,538   $357,876
                                                              ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                     December 31,
                                                                 -------------------
                                                                   2004       2003
                                                                 --------   --------
                                                                    (In thousands,
                                                                  except share data)
Liabilities

Deposits
   Noninterest bearing demand deposits                           $ 32,080   $ 33,814
   NOW and money market accounts                                   40,446     41,484
   Savings deposits                                                20,539      6,389
   Time deposits (Note 7)                                         185,791    173,669
                                                                 --------   --------
   Total Deposits                                                 278,856    255,356

Repurchase agreements  (Note 8)                                    11,492     12,836
Federal Home Loan Bank advances (Note 9)                           63,360     54,374
Accrued interest payable                                              780        511
Other liabilities (Note 13)                                           944        752
ESOP note payable (Note 10)                                           205        271
Subordinated debentures (Note 11)                                  10,310     10,000
                                                                 --------   --------
   Total Liabilities                                              365,947    334,100

Stockholders' Equity (Note 12)

   Common stock ($5 stated value; 9,000,000 shares authorized, and 2,864,907 issued and outstanding at
      12-31-2004 and 2,721,875 at 12-31-2003)                      14,325     13,609
   Additional paid-in capital                                       6,449      5,308
   Accumulated surplus                                              5,111      5,225
   Unearned employee benefit                                         (205)      (271)
   Accumulated other comprehensive (loss) income                      (89)       (95)
                                                                 --------   --------
   Total Stockholders' Equity                                      25,591     23,776
                                                                 --------   --------
   Total Liabilities and Stockholders' Equity                    $391,538   $357,876
                                                                 ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                             Year Ended December 31,
                                                           ---------------------------
                                                             2004      2003      2002
                                                           -------   -------   -------
                                                                  (In thousands,
                                                              except per share data)
Interest Income
   Loans (including fees)                                  $17,498   $14,437   $12,284
   Taxable securities                                        1,641     1,505     2,076
   Tax exempt securities                                       481       388       316
   Federal funds sold                                          105        90       280
                                                           -------   -------   -------
   Total Interest Income                                    19,725    16,420    14,956

Interest Expense
   NOW and money market accounts                               426       436       307
   Savings deposits                                            240        36        65
   Time deposits                                             4,725     4,103     4,564
   Repurchase agreements                                       109       112       146
   Federal Home Loan Bank advances                           1,878     1,828     1,016
   Capitalized lease obligation                                 --        --       130
   ESOP loan interest expense                                   10        13        17
   Subordinated debentures                                     548       505       288
                                                           -------   -------   -------
   Total Interest Expense                                    7,936     7,033     6,533
                                                           -------   -------   -------
   Net Interest Income                                      11,789     9,387     8,423
Provision for credit losses (Note 5)                         2,000       275       755
                                                           -------   -------   -------
   Net Interest Income after provision for credit losses     9,789     9,112     7,668

Noninterest Income
   Deposit service charges                                     298       235       213
   Net realized security gain (Note 3)                         191       417       262
   Mortgage banking income                                   5,256     7,378     4,847
   Other income                                                801       385       189
                                                           -------   -------   -------
   Total Noninterest Income                                  6,546     8,415     5,511

Noninterest Expense
   Salaries, benefits and payroll taxes (Note 13)            7,890     9,418     6,447
   Net occupancy expense (14)                                1,498     1,268     1,155
   Other operating expense (Note 15)                         3,958     3,896     2,939
                                                           -------   -------   -------
   Total Noninterest Expense                                13,346    14,582    10,541
                                                           -------   -------   -------
Income Before Taxes                                          2,989     2,945     2,638
   Provision for Income Tax Expense (Note 16)                  782       840       828
                                                           -------   -------   -------
Net Income                                                 $ 2,207   $ 2,105   $ 1,810
                                                           =======   =======   =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)

                      Year Ended December 31,
                      -----------------------
                        2004    2003    2002
                       -----   -----   -----
                       (In thousands, except
                          per share data)
Per share data:
   Basic earnings      $0.78   $0.75   $0.66

   Diluted earnings    $0.76   $0.74   $0.65
                       =====   =====   =====
   Cash Dividends      $0.20   $0.20   $0.15
                       =====   =====   =====

*    Per share data has been retroactively adjusted for stock dividend.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                         Year Ended December 31,
                                                        ------------------------
                                                         2004     2003     2002
                                                        ------   ------   ------
                                                             (In thousands)
Net Income as Reported                                  $2,207   $2,105   $1,810

Other Comprehensive Income
   Change in unrealized net (loss) gain on securities
      available for sale, net of tax of $2 in 2004,
      ($228) in 2003, and $94 in 2002                        6     (440)     183
                                                        ------   ------   ------
Comprehensive Income                                    $2,213   $1,665   $1,993
                                                        ======   ======   ======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                           Additional              Unearned   Accumulated Other
                                  Common     Paid-in    Retained   Employee     Comprehensive      Total
                                  Stock      Capital    Earnings   Benefits     Income (Loss)      Equity
                                 -------   ----------   --------   --------   -----------------   -------
                                                              (In thousands)
Balance January 1, 2002          $13,309     $5,009     $ 2,368     ($371)          $ 162         $20,477

Cash dividend                         --         --        (401)       --              --            (401)
Stock options exercised               45         23          --        --              --              68
Repurchase 5,000 shares              (25)        --         (18)       --              --             (43)
Net income for 2002                   --         --       1,810        --              --           1,810
Release of ESOP shares                --          3          --        50              --              53
Other comprehensive income            --         --          --        --             183             183
                                 -------     ------     -------     -----           -----         -------
Balance December 31, 2002        $13,329     $5,035     $ 3,759     ($321)          $ 345         $22,147

Cash dividend                         --         --        (541)       --              --            (541)
Stock options exercised              378        252          --        --              --             630
Repurchase 5,000 shares              (98)        --         (98)       --              --            (196)
Net income for 2003                   --         --       2,105        --              --           2,105
Release of ESOP shares                --         21          --        50              --              71
Other comprehensive income            --         --          --        --            (440)           (440)
                                 -------     ------     -------     -----           -----         -------
Balance December 31, 2003        $13,609     $5,308     $ 5,225     ($271)           ($95)        $23,776
                                 =======     ======     =======     =====           =====         =======

Cash dividend                         --         --        (571)       --              --            (571)
Stock options exercised/awards        36         37          --        --              --              73
Stock dividend                       680      1,070      (1,750)       --              --              --
Net income for 2004                   --         --       2,207        --              --           2,207
Release of ESOP shares                --         34          --        66              --             100
Other comprehensive income            --         --          --        --               6               6
                                 -------     ------     -------     -----           -----         -------
Balance December 31, 2004        $14,325     $6,449     $ 5,111     ($205)           ($89)        $25,591
                                 =======     ======     =======     =====           =====         =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                              Year Ended December 31,
                                                                         ---------------------------------
                                                                            2004        2003        2002
                                                                         ---------   ---------   ---------
                                                                                   (In thousands)
Operating Activities
   Net income                                                            $   2,207   $   2,105   $   1,810
   Adjustments to reconcile net income to net
      cash flow from operating activities:
      Net accretion of security discount                                       392         786         460
      Net gain on available for sale securities                               (191)       (417)       (262)
      Provision for credit losses                                            2,000         275         755
      Depreciation expense                                                     458         404         429
      Loss on disposal of property and equipment                                40          --          12
      Deferred income tax                                                      255          --          --
      ESOP compensation expense                                                100          71          53
      (Decrease) increase in accrued interest receivable                       (86)         59         (22)
      (Decrease) increase in other assets                                     (549)         53      (1,004)
      Increase (decrease) in accrued interest payable                          269         (17)         45
      Increase in other liabilities                                            192         131         447
      Loans originated held for sale                                      (172,831)   (245,012)   (160,296)
      Loans sold held for sale                                             173,581     249,016     154,061
      Increase in other real estate                                           (318)        (43)       (320)
                                                                         ---------   ---------   ---------
   Net Cash Provided By (Used In) Operating Activities                       5,519       7,411      (3,832)

Investing Activities
   Net cash acquired from the purchase and assumption of NOCB                   --       4,261          --
   Maturities, calls, and prepayments of securities available for sale      79,180      89,007      53,541
   Purchases of securities available for sale                              (73,648)    (89,979)    (66,334)
   Maturities, calls, and prepayments of held to maturity securities            95         892         592
   Purchases of held to maturity securities                                   (519)     (1,329)     (2,019)
   Increase in loans                                                       (36,807)    (49,289)    (50,146)
   Purchases of property and equipment                                      (3,442)     (2,264)       (558)
   Proceeds from sale of property and equipment                                 --          --           7
   Purchase of Bank Owned Life Insurance                                        --      (7,000)         --
                                                                         ---------   ---------   ---------
   Net Cash Used in Investing Activities                                   (35,141)    (55,701)    (64,917)

Financing Activities
   Net increase (decrease) in demand and savings deposits                   11,378        (148)     15,187
   Net increase (decrease) in time deposits                                 12,122      31,552      (6,782)
   Net (decrease) increase in short term borrowings                         (1,344)      4,830       1,267
   Subordinated debentures                                                      --          --      10,000
   FHLB advances                                                            29,000      29,900      36,000
   FHLB advance repayments                                                 (20,014)    (19,914)     (5,012)
   Repayment of capitalized lease obligation                                    --        (951)       (172)
   Payment of ESOP debt                                                        (66)        (50)        (50)
   Stock options exercised                                                      73         630          68
   Cash dividends paid                                                        (571)       (541)       (401)
   Repurchase of stock                                                          --        (196)        (43)
                                                                         ---------   ---------   ---------
   Net Cash Provided by Financing Activities                                30,578      45,112      50,062
   Increase (decrease) in Cash and Cash Equivalents                            956      (3,178)    (18,687)
   Cash and Cash Equivalents at the Beginning
      of the Period                                                          6,227       9,405      28,092
                                                                         ---------   ---------   ---------
   Cash and Cash Equivalents at the End of the Period                    $   7,183   $   6,227   $   9,405
                                                                         =========   =========   =========
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                         $   7,667   $   7,005   $   6,488
   Federal Taxes Paid                                                    $     650   $   1,026   $   1,035
                                                                         =========   =========   =========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

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

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Community Central Bank (the "Bank") and Community Central Mortgage Company, LLC ("the Mortgage Company"). All significant intercompany transactions are eliminated in consolidation. The ownership structure of the Mortgage Company consists of two members, Community Central Bank and Community Central Bank Corporation, owning 99% and 1% of the Mortgage Company, respectively.

NATURE OF OPERATIONS: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, St. Clair and Oakland Counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities; one in Mount Clemens and the other in Rochester Hills, Michigan (see Note 21 of the Notes to Consolidated Financial Statements). Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD."

SECURITIES: On the balance sheet, securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Securities classified as available for sale are those that may be sold in the future to meet investment objectives of quality, liquidity, and yield, and to avoid significant market deterioration. Securities available for sale are reported at estimated fair value. Unrealized gain or loss on securities available for sale is recorded (net of tax) as a component of other comprehensive income in the equity section of the balance sheet. Gain or loss on sales or calls of securities is computed based on the amortized cost of the specific security.

FEDERAL HOME LOAN BANK STOCK: Federal Home Loan Bank Stock ("FHLB Stock") is considered a restricted investment security and is carried at cost. Purchases and sales of FHLB stock are made directly with the FHLB at par value.

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

GOODWILL: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. As of December 31, 2004, the goodwill intangible asset of $743,000 had no impairment.

CORE DEPOSIT INTANGIBLE: The core deposit intangible of $134,000 as of December 31, 2004 consists of core deposit intangible assets arising from an acquisition. The assets were measured at fair value and are being amortized on an accelerated method over their estimated useful lives. Amortization expense of approximately $114,000 was recognized in 2004. Under accelerated amortization, the core deposit intangible is expected to be fully amortized by 2008.

EARNINGS PER SHARE: Basic earnings per share are based on the weighted average number of shares outstanding during the period. For earnings per share, committed-to-be-released and allocated shares of the "ESOP" are considered outstanding. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable.

Weighted average shares reconciliation is as follows:

                           Year Ended December 31,
                          ------------------------
                             2004    2003    2002
                            -----   -----   -----
                          (In thousands of shares)
Basic                       2,829   2,796   2,753
Effect of stock options        67      51      27
                            -----   -----   -----
Diluted                     2,896   2,847   2,780
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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain, and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2004, 2003 and 2002 consists solely of unrealized gain and losses on available for sale securities, net of tax.

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

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure--an Amendment of FASB Statement No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This Statement was effective for financial statements for fiscal years ending after December 15, 2002. As permitted by SFAS No. 148, the Corporation will continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock-Based Compensation," for all employee stock option grants and has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment, (SFAS 123R), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized as an expense over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. As required by SFAS 123R, as with SFAS 123, the Corporation will be required to estimate the fair value of all stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes option pricing model. The provisions of this statement will be effective for the Corporation beginning with its fiscal year ending 2006. The Corporation is currently evaluating the impact this new standard will have on its financial position, results of operations, or cash flows.

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

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) is exempt from the consolidation requirements of FIN 46. This Interpretation was effective for variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date. On October 10, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities." FSP FIN 46-6 has provided a deferral of the effective date for applying the provisions of FIN 46 for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, to the first fiscal year or interim period ending after December 15, 2003, with earlier adoption permitted. In December 2003, FASB issued FIN 46(R) to make certain technical corrections. The Corporation adopted this standard in the first quarter of 2004. It did not have any effect on the Corporation's Condensed Consolidated Financial Statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2004, no reserves were required.

(3)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                      December 31, 2004
                                            ------------------------------------
                                                          Unrealized
                                            Amortized   --------------     Fair
                                               Cost     Gains   Losses    Value
                                            ---------   -----   ------   -------
                                                       (In thousands)
Securities Available for Sale
   United States Government agencies         $12,661     $  4    ($44)   $12,621
   Mortgage backed securities                 16,181       31    (126)    16,086
   Collateralized mortgage obligations        10,699       35     (82)    10,652
   Municipal securities                       11,519      103     (54)    11,568
   Mutual fund                                   500       --      (2)       498
                                             -------     ----   -----    -------
      Total Securities Available for Sale     51,560      173    (308)    51,425
                                             -------     ----   -----    -------
Held to Maturity Securities
   Municipal securities                          125        3      --        128
   Trust Preferred securities                    250       --      --        250
   Mortgage backed securities                    786        7      (4)       789
                                             -------     ----   -----    -------
      Total Held to Maturity Securities        1,161       10      (4)     1,167
                                             -------     ----   -----    -------
      Total Securities                       $52,721     $183   ($312)   $52,592
                                             =======     ====   =====    =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      December 31, 2003
                                            ------------------------------------
                                                          Unrealized
                                            Amortized   --------------     Fair
                                               Cost     Gains   Losses    Value
                                            ---------   -----   ------   -------
                                                       (In thousands)
Securities Available for Sale
   United States Government agencies         $21,797     $ 25   ($130)   $21,692
   Mortgage backed securities                  7,916       85     (54)     7,947
   Collateralized mortgage obligations        15,400       21     (85)    15,336
   Municipal securities                       11,666      133    (135)    11,664
   Mutual fund                                   500       --      (4)       496
                                             -------     ----   -----    -------
      Total Securities Available for Sale     57,279      264    (408)    57,135
                                             -------     ----   -----    -------
Held to Maturity Securities
   Mortgage backed securities                    895       53      --        948
                                             -------     ----   -----    -------
      Total Held to Maturity Securities          895       53      --        948
                                             -------     ----   -----    -------
      Total Securities                       $58,174     $317   ($408)   $58,083
                                             =======     ====   =====    =======

                                                      December 31, 2002
                                            ------------------------------------
                                                          Unrealized
                                            Amortized   --------------     Fair
                                               Cost     Gains   Losses    Value
                                            ---------   -----   ------   -------
                                                       (In thousands)
Securities Available for Sale
   United States Government agencies         $15,705     $188   $ --     $15,893
   Mortgage backed securities                  9,244      151     (3)      9,392
   Collateralized mortgage obligations        20,846      120    (17)     20,949
   Municipal securities                       10,881      153    (68)     10,966
                                             -------     ----   ----     -------
      Total Securities Available for Sale     56,676      612    (88)     57,200
                                             -------     ----   ----     -------
Held to Maturity Securities
   Mortgage backed securities                  1,290       61     --       1,351
                                             -------     ----   ----     -------
      Total Held to Maturity Securities        1,290       61     --       1,351
                                             -------     ----   ----     -------
      Total Securities                       $57,966     $673   ($88)    $58,551
                                             =======     ====   ====     =======

For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale amounted to $49.5 million, $35.8 million and $19.3 million, respectively. Gross realized gains amounted to $335,000, $436,000 and $287,000, respectively. Gross realized losses amounted to $144,000, $19,000 and $25,000, respectively.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003, aggregated by investment category and length of time that individual security has been in continuous loss position. Unrealized losses on securities have not been recognized into income because the issuers' bonds are of high credit quality. We have the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates.

                                                         December 31, 2004
                                            -------------------------------------------
                                             Less than 12 Months      Over 12 Months
                                            --------------------   --------------------
                                               Gross                  Gross
                                            Unrealized     Fair    Unrealized     Fair
                                              Losses      Value      Losses      Value
                                            ----------   -------   ----------   -------
                                                           (In thousands)
Securities Available for Sale
   United States Government agencies           ($44)     $ 6,717      $ --       $   --
   Mortgage backed securities                   (83)      10,860       (43)       2,400
   Collateralized mortgage obligations          (82)       6,276        --           --
   Municipal securities                         (35)       2,845       (19)         701
   Mutual funds                                  (2)         498        --           --
                                              -----      -------      ----       ------
      Total Securities Available for Sale     ($246)     $27,196      ($62)      $3,101
                                              =====      =======      ====       ======

As of December 31, 2004, the unrealized loss on held to maturity securities was $4,000 and was in an unrealized loss position for less than twelve months.

                                                         December 31, 2003
                                            -------------------------------------------
                                             Less than 12 Months      Over 12 Months
                                            --------------------   --------------------
                                               Gross                  Gross
                                            Unrealized     Fair    Unrealized     Fair
                                              Losses      Value      Losses      Value
                                            ----------   -------   ----------   -------
                                                           (In thousands)
Securities Available for Sale
   United States Government agencies          ($130)     $11,068      $ --        $ --
   Mortgage backed securities                   (53)       4,481        (1)         62
   Collateralized mortgage obligations          (85)      11,232        --          --
   Municipal securities                        (134)       5,781        (1)        102
   Mutual funds                                  (4)         496        --          --
                                              -----      -------      ----        ----
      Total Securities Available for Sale     ($406)     $33,058       ($2)       $164
                                              =====      =======      ====        ====

As of December 31, 2003, no securities held to maturity had an unrealized loss.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturity distribution of the investment portfolio as of December 31, 2004, 2003 and 2002 with weighted average yields to maturity.

                                                 2004                         2003                           2002
                                     ---------------------------   ---------------------------   ---------------------------
                                     Amortized     Fair    Yield   Amortized     Fair    Yield   Amortized     Fair    Yield
                                        Cost      Value     (%)       Cost      Value     (%)       Cost      Value     (%)
                                     ---------   -------   -----   ---------   -------   -----   ---------   -------   -----
                                                                          (In thousands)
U.S. Government debentures

One year or less                        9,306      9,284    3.22%     10,251    10,217    3.35%     6,045      6,066    2.88%
Over 1 year through five years          1,956      1,936    3.05%      8,547     8,472    2.99%     6,663      6,782    3.70%
Over 5 years through 10 years           1,399      1,401    4.82%      2,999     3,003    4.35%     2,997      3,045    5.07%
Over ten years                             --         --                                    --         --         --      --
                                      -------    -------   -----      ------   -------   -----    -------    -------   -----
                                       12,661     12,621    3.37%     21,797    21,692    3.35%    15,705     15,893    3.65%

State and political subdivisions *

One year or less                          725        725    3.71%      1,110     1,121    5.68%     2,690      2,689    4.64%
Over 1 year through five years          6,482      6,491    4.58%      2,728     2,734    4.52%     2,834      2,865    5.13%
Over 5 years through 10 years           4,412      4,453    5.32%      7,828     7,809    5.34%     5,113      5,164    5.77%
Over ten years                             25         27    7.07%         --        --                244        248    5.66%
                                      -------    -------   -----      ------   -------   -----    -------    -------   -----
                                       11,644     11,696    4.81%     11,666    11,664    5.18%    10,881     10,966    5.32%

U.S. government mortgage-backed
   and collateralized mortgage
   obligations                         27,666     27,527    4.08%     24,211    24,231    3.97%    31,380     31,692    4.45%

Mutual Fund (CRA Qualified)               500        498    3.62%        500       496    2.66%        --         --
Trust Preferred securities                250        250    6.50%         --        --                            --      --
                                      -------    -------   -----     -------   -------   -----    -------    -------   -----
Total securities                      $52,721    $52,592    4.08%    $58,174   $58,083    4.11%   $57,966    $58,551    4.40%
                                      =======    =======   =====     =======   =======   =====    =======    =======   =====
Memo:
Total variable rate securities
   Included above                      13,557     13,455              11,065    10,977              7,632      7,699

* weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.

The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.

Investment securities of $38,018,000 were pledged at December 31, 2004 to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) LOANS

Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $7,804,000 and $6,099,000 at December 31, 2004 and 2003, respectively. The total unused commitments related to these loans were $4,745,000 at December 31, 2004. During 2004, new loans and advances were $2,395,000, while repayments totalled $690,000.

The Bank grants loans to customers who reside primarily in Macomb, St. Clair and Oakland Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $96,025,000 in outstanding loans at December 31, 2004, to commercial borrowers in the real estate rental and property management industry.

LOAN PORTFOLIO

The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

                               2004       2003       2002       2001       2000
                             --------   --------   --------   --------   --------
                                                (In thousands)
Commercial real estate (1)   $166,686   $149,769   $122,917   $104,460   $104,530
Commercial and industrial      40,614     39,330     29,127     23,714     17,423
Residential real estate        64,240     60,046     41,373     17,497     24,021
Home equity lines              18,864     11,217      4,949      3,703      4,400
Consumer loans                 14,377      9,844      5,161      4,324      5,366
Credit cards                      658        622        522        513        523
                             --------   --------   --------   --------   --------
Total loans                   305,439    270,828    204,049    154,211    156,263

(1) Included in the category of commercial real estate in the above table were real estate construction loans totaling $18.2 million, $13.2 million, $14.1 million, $16.1 million and $24.0 million for the years ending, 2004, 2003, 2002, 2001 and 2000, respectively.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the nominal interest rate sensitivity of selected loan portfolios at December 31, 2004. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of interest rate adjustments and possible repayments.

Commercial and industrial loans due during the years ending December 31,

                      (In thousands)
                      --------------
2005                      $19,270
2006 to 2009               18,320
2010 and thereafter         3,024
                          -------
Total loans               $40,614
                          =======

The total amount of commercial and industrial loans due after December 31, 2005 which have fixed interest rates is $6.3 million, while the total amount of these loans due after such date which have floating or adjustable interest rates is $15.1 million. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.

Real estate construction loans due during the years ending December 31,

                      (In thousands)
                      --------------
2005                      $ 6,931
2006 to 2009               11,250
2010 and thereafter            --
                          -------
Total loans               $18,181
                          =======

The total amount of construction loans due after December 31, 2005 which have fixed interest rates is $1.9 million, and $9.4 million in loans due after such date which have floating or adjustable interest rates. Some of these loans may have floor interest rate levels which will be reported as fixed interest rate loans.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                            2004     2003     2002     2001     2000
                                           ------   ------   ------   ------   ------
                                                         (In thousands)
Balance at beginning of the period         $3,573   $3,377   $2,930   $2,654   $1,927
Charge-offs:
Commercial real estate                         --       --      193       --       --
Commercial and industrial                   2,040       38      190      184       96
Residential real estate                        61       18       --       --       --
Home equity lines                              --       --       --       --       --
Consumer loans                                 71       64       57       65       48
Credit cards                                   44        3       28       12       12
                                           ------   ------   ------   ------   ------
   Total charge-offs                        2,216      123      468      261      156
                                           ------   ------   ------   ------   ------
Recoveries:
Commercial real estate                         --       --       --       --       --
Commercial and industrial                       1       19      114       42       15
Residential real estate                        --       --       31       --       --
Home equity lines                              --       --       --       --       --
Consumer loans                                 18       24       14       17       13
Credit cards                                    1        1        1        3       --
                                           ------   ------   ------   ------   ------
   Total recoveries                            20       44      160       62       28
                                           ------   ------   ------   ------   ------
Net charge-offs                             2,196       79      308      199      128
                                           ------   ------   ------   ------   ------
Provision charged to earnings               2,000      275      755      475      855
                                           ------   ------   ------   ------   ------
Balance at the end of the period           $3,377   $3,573   $3,377   $2,930   $2,654
                                           ======   ======   ======   ======   ======

As a percentage of total portfolio loans     1.11%    1.32%    1.65%    1.90%    1.70%

Ratio of net charge-offs during the
   period to average loans during
   the period                                0.74%    0.03%    0.18%    0.13%    0.08%

The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses inherent in the loan portfolio. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, on an individual basis for impairment under SFAS 114. The level and allocation of the allowance is determined primarily on management's evaluation of collateral value, less the cost of disposal, for loans reviewed in this category. The remainder of the total loan portfolio is segmented into homogeneous loan pools with similar risk characteristics for evaluation under SFAS 5. The Corporation uses factors such as, historical portfolio losses, national and local economic trends and levels of delinquency to determine the appropriate level and allocation of the allowance for loans in this grouping. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage loans and consumer loans) are considered impaired. The Corporation had $1,456,000 in loans and other real estate owned classified as nonperforming at December 31, 2004 and $847,000 at December 31, 2003.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES (IN THOUSANDS)

     The following table contains reserve allocations for types of loans for the years presented.

                             Commercial     Commercial     Residential   Home Equity   Consumer   Credit
                            Real Estate   and Industrial   Real Estate      Lines        Loans     Cards   Unallocated    Total
                            -----------   --------------   -----------   -----------   --------   ------   -----------   ------
Balances:

December 31, 2004             $  805          $1,673          $ 441         $ 94         $205      $ 30        $129      $3,377
   % of loans in category       54.6%           13.3%          21.0%         6.2%         4.7%      0.2%                  100.0%

December 31, 2003             $2,015          $1,025          $ 181         $  8         $ 80      $ 17        $247      $3,573
   % of loans in category       55.3%           14.5%          22.2%         4.1%         3.6%      0.3%                  100.0%

December 31, 2002             $2,561          $  607          $  84         $ 16         $ 59      $ 26        $ 24      $3,377
   % of loans in category       60.2%           14.3%          20.3%         2.4%         2.5%      0.3%                  100.0%

December 31, 2001             $2,092          $  474          $  53         $ 12         $ 46      $ 12        $241      $2,930
   % of loans in category       67.7%           15.4%          11.3%         2.4%         2.8%      0.4%                  100.0%

December 31, 2000             $2,040          $  340          $  68         $ 10         $100      $  2        $ 94      $2,654
   % of loans in category       66.9%           11.1%          15.4%         2.8%         3.4%      0.4%                  100.0%

LEGAL LENDING LIMIT

Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower. As of December 31, 2004, the legal lending limit was approximately $3.9 million or 15% of capital and surplus of the Bank; however, that limit can be increased (for individual loans) to approximately $6.4 million or 25% of capital and surplus, with two-thirds approval of the Board of Directors.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NONPERFORMING ASSETS

     The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio. See "Loans" and "Allowance for Credit Losses" under Notes 4 and 5 of Notes to Consolidated Financial Statements. For all years presented, we have had no troubled debt restructuring, which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than market rates.

                                                  December 31,
                                   2004    2003       2002        2001    2000
                                  ------   ----   ------------   ------   ----
                                                 (In thousands)
Nonaccrual loans
   Commercial real estate         $  220   $277      $  419      $2,383   $ --
   Commercial and industrial         305     88           8          23    488
   Residential real estate            16     --         311         166    174
   Home equity lines                  --     --         101          --     --
   Consumer loans                     --     --          --          --     --
   Credit cards                       --     --          --          --     --
                                  ------   ----      ------      ------   ----
Total                                541    365         839       2,572    662

Accruing loans delinquent more
   than 90 days
   Commercial real estate         $   --   $ --      $   --      $   --   $ --
   Commercial and industrial          --     --          --          --     --
   Residential real estate           100    116          --          --     56
   Home equity lines                  --     --          --          --     --
   Consumer loans                    124      1          --           4     96
   Credit cards                       10      2           6           6     --
                                  ------   ----      ------      ------   ----
Total                                234    119           6          10    152
                                  ------   ----      ------      ------   ----
Total nonperforming loans            775    484         845       2,582    814

Other real estate owned
   Commercial real estate            681    363         320          --     --
                                  ------   ----      ------      ------   ----
Total                                681    363         320          --     --
                                  ------   ----      ------      ------   ----
Total nonperforming assets        $1,456   $847      $1,165      $2,582   $814
                                  ======   ====      ======      ======   ====

Total nonperforming loans as a
   percentage of total loans        0.25%  0.18%       0.41%       1.67%  0.52%

Total nonperforming assets as a
   percentage of total assets       0.37%  0.24%       0.41%       1.10%  0.38%

The Corporation did not recognize any interest income in 2004 on those loans classified as nonaccruing for the period ended December 31, 2004. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period was $46,000.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                  2004     2003
                                                 ------   ------
                                                  (In thousands)
Land                                             $1,340   $1,340
Buildings and improvements                        1,323    1,576
Building construction in process                  3,068       --
Leasehold improvements                              164      269
Furniture and equipment                           2,929    2,303
Vehicles                                             51       51
                                                 ------   ------
                                                  8,875    5,539
Less accumulated depreciation and amortization    1,954    1,562
                                                 ------   ------
Net property and equipment                       $6,921   $3,977
                                                 ======   ======

As of December 31, 2004 approximately $450,000 was remaining in estimated costs to complete the building under construction.

(7) TIME DEPOSITS

As of December 31, 2004, scheduled maturities of all time deposits are as follows:

Year ending December 31,   (In thousands)
------------------------   --------------
2005                          $124,255
2006                            39,985
2007                             9,339
2008                             3,648
2009                             7,072
Subsequent years                 1,492
                              --------
Total time deposits           $185,791
                              ========

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2004.

                                          (In thousands)
                                          --------------
Three months or less                         $ 54,926
Over three months to six months                18,146
Over six months to twelve months               17,685
Over one year to three years                   28,114
Over three years                                6,545
                                             --------
Total time deposits of $100,000 or more      $125,416
                                             ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) SHORT TERM BORROWINGS

Short term borrowings at December 31, 2004, consisted of short term FHLB advances of $17.0 million and securities sold with an agreement to repurchase of $11.5 million. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

                                                     2004      2003      2002
                                                   -------   -------   -------
                                                      (Dollars in thousands)
Amount outstanding at end of year
   Repurchase agreements                           $11,492   $12,836   $ 8,006
   Short-term FHLB advances                        $17,000   $19,000   $11,000

Weighted average interest rate on ending balance
   Repurchase agreements                              1.00%     0.75%     1.25%
   Short-term FHLB advances                           2.23%     1.82%     2.91%

Maximum amount outstanding at any month end
   during the year
   Repurchase agreements                           $24,995   $19,106   $10,932
   Short-term FHLB advances                        $17,000   $19,000   $11,000

Average amount outstanding during the year
   Repurchase agreements                           $12,653   $15,791   $12,653
   Short-term FHLB advances                        $16,500   $12,006   $16,500

Weighted average interest rate
   Repurchase agreements                              0.86%     0.71%     1.50%
   Short-term FHLB advances                           1.96%     1.93%     3.09%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to attempt to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. The advances are collateralized by mortgage loans under a blanket collateral agreement totaling approximately $61.6 million and $55.8 million at December 31, 2004 and 2003, respectively. The advances are also secured by specific investment securities with an amortized cost of $21.1 million and $16.0 million and fair market values of $21.1 million and $16.0 million, at December 31, 2004 and 2003, respectively. All advances with the exception of variable rate advances representing $11.0 million at December 31, 2004, have prepayment penalties. All advances have final maturities without callable provisions.

FHLB advances outstanding were as follows:

                                December 31, 2004            December 31, 2003
                           --------------------------   --------------------------
                            Ending     Average rate      Ending     Average rate
                           Balance   at end of period   Balance   at end of period
                           -------   ----------------   -------   ----------------
                                            (Dollars in thousands)
Short-term FHLB advances   $17,000         2.23%        $19,000         1.82%
Long-term FHLB advances     46,360         3.90%         35,374         3.99%
                           -------         ----         -------         ----
                           $63,360         3.45%        $54,374         3.23%

Long-term advances were comprised of 26 advances with maturities ranging from February 2006 to December 2012.

The principal maturities of long-term advances outstanding at December 31, 2004 are as follows:

                           (In thousands)
                           --------------
Year ending December 31,
2006                           $13,000
2007                            11,000
2008                             8,860
2009                             3,000
Subsequent years                10,500
                               -------
Total                          $46,360
                               =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The terms of the note include a variable rate payable, due in monthly installments to 2009, floating at prime rate which was 5.25% at December 31, 2004. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity. Dividends paid by the Corporation on unallocated shares of common stock held by the ESOP can be used to repay the loan used to purchase the Corporation's common stock at the discretion of the Plan Administrator. In 2004, $16,000 was paid from accumulated dividends on unallocated shares on the ESOP note payable in addition to the scheduled loan payments.

As of December 31, 2004, scheduled maturities of the ESOP note payable are as follows:

       (In thousands)
       --------------
2005        $ 50
2006          50
2007          50
2008          50
2009           5
            ----
            $205
            ====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) SUBORDINATED DEBENTURES

Community Central Capital Trust I, a business trust subsidiary of the Corporation, sold 10,000 Cumulative Preferred Securities ("trust preferred securities") at $1,000.00 per trust preferred security in June 2002. The proceeds from the sale of the trust preferred securities were used by the trust to purchase an equivalent amount of subordinated debentures from the Corporation. The trust preferred securities carry a variable rate of interest at the three month libor plus 365 basis points, have a stated maturity of 30 years, and, in effect, are guaranteed by the Corporation. The securities are redeemable at par after 5 years. Distributions on the trust preferred securities are payable quarterly on March 30, June 30, September 30 and December 30. The first distribution was paid on September 30, 2002. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the rate of the three month libor plus 365 basis points. The trust preferred securities are carried on the Corporation's consolidated balance sheet as a liability and the interest expense is recorded on the Corporation's consolidated statement of income. The Coporation owns common shares totaling $310,000 in Community Central Capital Trust 1 which are recorded in other assets of the consolidated balance sheet of the Corporation.

The subordinated debentures qualify for up to 25% of Tier I Capital. Any amount in excess of this limit may be included in Tier 2 Capital.

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2004, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized." There have been no events or conditions since that notification that management believes have changed the Bank's category.

On April 20, 2004, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2004 to stockholders of record on May 3, 2004. The outstanding numbers of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings, common stock and additional paid-in-capital were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                              2004               2003          Minimum Ratio            Ratio
                                         ---------------   ---------------      for Capital             to be
                                         Capital   Ratio   Capital   Ratio   Adequacy Purposes   "Well Capitalized"
                                         -------   -----   -------   -----   -----------------   ------------------
                                                   (In thousands)
Tier I capital to risk-weighted assets
   Consolidated                           33,068   10.90%  $30,505   11.27%          4%                  NA
   Bank only                              32,972   10.89%   29,427   10.89%          4%                   6%

Total capital to risk-weighted assets
   Consolidated                           38,177   12.58%   36,266   13.39%          8%                  NA
   Bank only                              36,349   12.00%   32,808   12.14%          8%                  10%

Tier I capital to average assets
   Consolidated                           33,068    8.47%   30,505    8.56%          4%                  NA
   Bank only                              32,972    8.47%   29,427    8.27%          4%                   5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - The Corporation has a 401(k) Plan which is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $72,000, $78,000 and $84,000 were paid or accrued for the periods ended December 31, 2004, 2003 and 2002.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Bank established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2004, the plan had a total of 66,557 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into all participants' accounts are directly proportional to the ratio of the principal reductions to the total original principal amount. Dividends paid by the Corporation on common stock held by the ESOP, as committed-to-be released, are allocated proportionately to the number of shares of each participant. Dividends paid by the Corporation on unallocated shares of common stock held by the ESOP can be used to repay the loan or used to purchase the Corporation's common stock at the discretion of the Plan Administrator. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $84,000 for 2004. As of December 31, 2004, 38,330 shares were committed-to-be released, with 28,227 remaining unearned. The value of unearned shares as of December 31, 2004, was $367,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 11). The ESOP intends to repay the loan (plus interest) using Bank contributions.

Information regarding the ESOP transactions for the years ended December 31 is as follows:

                                            2004   2003   2002
                                            ----   ----   ----
                                              (In thousands)
Amounts paid by ESOP for:
   Debt repayment *                          $66    $50    $50
   Interest                                  $10    $13    $17
   Other                                     $12    $15    $17

Amounts received from the Corporation as:
   Contributions                             $72    $78    $84

* Includes debt repayment from cash contained in ESOP from accumulated dividends.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - Effective April 30, 2003, the Corporation began sponsoring a non-qualifying defined benefit plan to provide supplemental retirement benefits for three key executives. The minimum benefit upon retirement for each participant is $75,000 and the maximum benefit is 50% of the average of the three highest years of compensation. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2004.

                                              2004
                                         --------------
                                         (In thousands)
Plan assets at fair value                    $  --
Benefit obligation                             385
                                             -----
Overfunded (underfunded) status              ($385)
                                             =====
Pension liability                              385
                                             -----
Net pension costs                            $ 300
                                             -----
Change in minimum liability                  $ 300
                                             =====
Actuarial comparisons:
Weighted average discount rate                7.00%
Increase in future compensation levels        5.00%

To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2004, the cash surrender value of all bank owned life insurance policies on the participants amounted to $7,519,000. There were no supplemental retirement benefits paid by the plan during 2004.

STOCK OPTION PLANS - The Corporation has four stock-based compensation plans currently in existence. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation is authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 Employee Stock Option Plan and 494 shares are available for grant under the 2000 Employee Stock Option plan. Under the 1999 Stock Option Plan for Directors, the Corporation has granted 40,400 shares. As of December 31, 2004, no further shares are available under the provisions of this plan. Under the 2002 Incentive Plan, as amended in 2004, up to 40,000 shares are available for directors and 190,000 for employees. In 2004, 47,500 stock options were granted to employees with terms of 10 years under the 2002 Incentive Plan. As part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 3,300 shares. At December 31, 2004, 84,380 shares were available to employees and 31,920 shares to directors. The shares awarded were recorded as director and employee compensation expense, respectively. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant. Under the Employee Plans an option's maximum term is ten years, and under the 1999 Directors plan the option's maximum term is seven years. In 2003, the 1996 Stock Option Plan for Nonemployee Directors expired.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has estimated the fair value of the options issued in 2004 ranging from $4.44 to $4.68 per share (weighted average $4.44 per share). Options issued in 2003 and 2002 had an estimated fair value of $2.29 and $2.39 per share, respectively. The Corporation estimated the fair value of options using the Black-Scholes option pricing model. The Corporation issued incentive options for 47,500 shares during 2004. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income and earnings per share on a pro forma basis would have been as follows:

                                            Year Ended December 31,
                                           ------------------------
                                            2004     2003     2002
                                           ------   ------   ------
                                                (In thousands,
                                            except per share data)
   Net income, as reported                 $2,207   $2,105   $1,810
   Deduct: Total stock-based employee
      and director compensation expense
      under fair value based methods of
      awards, net of related tax effects     (198)    (128)    (148)
                                           ------   ------   ------
   Pro forma net income                    $2,009   $1,977   $1,662
                                           ======   ======   ======
Earnings per share
   Basic - as reported                     $ 0.78   $ 0.75   $ 0.66
   Basic - pro forma                       $ 0.71   $ 0.70   $ 0.60
   Diluted - as reported                   $ 0.76   $ 0.74   $ 0.65
   Diluted - pro forma                     $ 0.69   $ 0.70   $ 0.60

Earnings per share have been retroactively adjusted for stock dividends paid.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                           Year Ended December 31,
                                       -------------------------------
                                         2004        2003        2002
                                       -------   -----------   -------
Dividend yield or expected dividends      1.51%         1.81%     2.03%
Riskfree interest rate                    4.20%         4.30%     4.00%
Expected life                          10 yrs.   7 - 10 yrs.   10 yrs.
Expected volatility                      24.65%         9.60%    21.92%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

                                                                  Year Ended December 31,
                                   ------------------------------------------------------------------------------------
                                              2004                         2003                         2002
                                   --------------------------   --------------------------   --------------------------
                                                  Weighted                     Weighted                     Weighted
                                   Number of       Average      Number of       Average      Number of       Average
                                     Shares    Exercise Price     Shares    Exercise Price     Shares    Exercise Price
                                   ---------   --------------   ---------   --------------   ---------   --------------
Outstanding, beginning of period    183,342        $ 7.65        222,087        $ 6.79        183,888         $6.48
Granted                              47,500         12.92         37,905         10.98         55,125          8.10
Exercised                            (2,846)         8.11        (75,075)         6.82         (6,149)         6.50
Forfeited                                --            --         (1,575)         5.71        (10,777)         8.31
                                    -------        ------        -------        ------        -------         -----
Outstanding, end of year            227,996        $ 8.75        183,342        $ 7.65        222,087         $6.79
                                    =======        ======        =======        ======        =======         =====

The following table shows summary information about stock options outstanding at December 31, 2004:

                    Stock Options Outstanding                         Stock Options Exercisable
-----------------------------------------------------------------   ----------------------------
                              Weighted Average                                      Weighted
    Range of        Number        Remaining      Weighted Average   Number of   Average Exercise
Exercise Prices   of Shares   Contractual Life    Exercise Price      Shares          Price
---------------   ---------   ----------------   ----------------   ---------   ----------------
     $8.23          19,634        1.3 years           $ 8.23          19,634         $ 8.23
      6.82           4,620        1.8 years             6.82           4,620           6.82
      4.98           3,917        5.0 years             4.98           3,917           4.98
      9.80           1,155        5.3 years             9.80           1,155           9.80
      5.24          15,195        5.8 years             5.24          15,195           5.24
   5.46 -5.76       52,500        6.4 years             5.60          52,500           5.60
      8.10          46,725        7.4 years             8.10          46,725           8.10
      9.59           7,350        8.5 years             9.59           2,448           9.59
     11.37          29,400        8.9 years            11.37          21,732          11.37
  12.91 -13.61      47,500        9.9 years            12.92          26,750          12.92
                   -------                            ------         -------         ------
                   227,996                            $ 8.75         194,676         $ 8.18
                   =======                            ======         =======         ======

All share number and exercise price data have been adjusted to reflect the stock dividend issued in 2004.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) LEASES

Operating expense includes rentals on a leased facility and certain equipment in the amount of $484,000, $421,000 and $345,000 for 2004, 2003 and 2002,
respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2004:

                                (In thousands)
                                --------------
Year ending December 31,
2005                                 $213
2006                                   84
2007                                   50
2008                                   50
2009                                   50
Subsequent years                      281
                                     ----
Total minimum rental payments        $728
                                     ====

(15) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                         Year Ended December 31,
                                        ------------------------
                                         2004     2003     2002
                                        ------   ------   ------
                                             (In thousands)
Advertising, business development and
   public relations                     $  742   $  867   $  428
Data processing                            441      601      516
Professional and regulatory fees           308      463      298
Legal fees                                 554      283      289
Director fees                              317      291      179
Credit card processing                      34       32       45
Printing and supplies                      171      203      146
Telephone                                  187      195      138
Loan closing                               198      120       90
Other insurance                            149      100       75
Deposit insurance                           50       43       46
Single business tax                        133      168      109
Other                                      674      530      580
                                        ------   ------   ------
   Total other operating expense        $3,958   $3,896   $2,939
                                        ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The income tax expense (benefit) for the years ending December 31 consists of the following:

                             2004   2003   2002
                             ----   ----   ----
                               (In thousands)
Current expense              $527   $840   $828
Deferred (benefit) expense    255     --     --
                             ----   ----   ----
Total income expense         $782   $840   $828
                             ====   ====   ====

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31 are as follows:

                                                           2004     2003
                                                          ------   ------
                                                           (In thousands)
Deferred tax assets
   Provision for loan losses                              $  930   $1,146
   Depreciation                                              148      202
   SERP Expense                                              141       29
   Other                                                      73        6
   Unrealized net loss on securities available for sale       46       50
   Deferred loan costs                                        42        6
                                                          ------   ------
                                                           1,380    1,439

   Valuation allowance for deferred tax assets                --       --

Deferred tax liabilities
   Mortgage subsidiary accumulated timing differences       (212)     (45)
   Original issue discount                                  (105)     (88)
   Accretion                                                  (2)     (14)
   FHLB dividends                                            (82)     (33)
   Other                                                     (33)     (54)
                                                          ------   ------
                                                            (434)    (234)
                                                          ------   ------
Net deferred tax asset                                    $  946   $1,205
                                                          ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                 Year Ended December 31,
                                                 -----------------------
                                                  2004     2003     2002
                                                 ------   ------   -----
                                                      (In thousands)
Provision at statutory federal income tax rate   $1,016   $1,001   $ 897
Nondeductible expenditures                           35       46      25
Tax exempt municipal interest                      (168)    (136)   (113)
Increase in cash surrender value of bank owned
   life insurance                                  (101)     (76)     --
Other, net                                           --        5      19
                                                 ------   ------   -----
Provision at effective federal income tax rate   $  782   $  840   $ 828
                                                 ======   ======   =====

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

SECURITIES, FEDERAL HOME LOAN BANK STOCK: For marketable debt securities, estimated fair value is based on quoted market prices or dealer quotes. The carrying value of FHLB stock approximate fair value based on their redemption provisions.

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

ESOP NOTE PAYABLE: The ESOP note payable floats at prime rate; therefore, its carrying amount approximates fair value.

SUBORDINATED DEBENTURES: Subordinated debentures are based on current rates for similar financing.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                  2004                    2003
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying    Estimated
                                          Amount    Fair Value    Amount    Fair Value
                                         --------   ----------   --------   ----------
                                                         (In thousands)
Financial Assets
   Cash and cash equivalents             $  7,183    $  7,183    $  6,227    $  6,227
   Securities                              52,586      52,592      58,030      58,083
   FHLB stock                               3,246       3,246       3,103       3,103
   Residential mortgages held for sale      6,491       6,491       7,241       7,241
   Loans, net of allowance                302,062     305,703     267,255     273,511
   Accrued interest receivable              1,391       1,391       1,305       1,305

Financial Liabilities
   Demand and savings deposits             93,065      93,065      81,687      81,687
   Time deposits                          185,791     185,368     173,669     174,791
   Repurchase agreements                   11,492      11,492      12,836      12,836
   Federal Home Loan Bank advances         63,360      63,729      54,374      55,756
   Accrued interest payable                   780         780         511         511
   ESOP note payable                          205         205         271         271
   Subordinated debentures                 10,310      10,310      10,000      10,000

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

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of customers. The Corporation also has legally binding commitments to extend credit in the form of loans that have been approved but not yet closed. These funds are normally disbursed unless the customer fails to comply with closing requirements.

Standby letters of credit are issued in connection with agreements between customers and a third party. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation after the letter of credit is enforced.

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                   2004      2003
                                                 -------   -------
                                                   (In thousands)
Unused home equity lines of credit               $ 6,427   $ 5,648
Unused credit card lines                           1,790     1,826
Unused portion of construction lines of credit    20,368    24,004
Unused portion of all other credit lines          43,747    39,531
Standby letters of credit                            290       986
                                                 -------   -------
Total outstanding commitments                    $72,622   $71,995
                                                 =======   =======

(19) RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2004, the Bank's retained earnings available for the payment of dividends totaled $8.0 million. Accordingly, $25.8 million of the Corporation's investment in the Bank was restricted at December 31, 2004. Loans and advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's stock and surplus. Accordingly, at December 31, 2004, Bank funds available for loans or advances to the Corporation amounted to $3.6 million.

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

PARENT-ONLY BALANCE SHEET

                                                   December 31,
                                                -----------------
                                                  2004      2003
                                                -------   -------
                                                  (In thousands)
Assets

Cash                                            $ 1,244   $ 2,984
Investment in subsidiary                         33,762    30,634
Investment in unconsolidated subsidiary             310        --
Other assets                                        828       577
                                                -------   -------
   Total Assets                                 $36,144   $34,195
                                                =======   =======

Liabilities and Stockholders' Equity

Due to subsidiary                               $   243   $   109
Subordinated debentures                          10,310    10,310
                                                -------   -------
   Total Liabilities                             10,553    10,419

Common stock                                     14,325    13,609
Additional paid-in capital                        6,449     5,308
Accumulated surplus                               5,111     5,225
Unearned employee benefit                          (205)     (271)
Accumulated other comprehensive income              (89)      (95)
                                                -------   -------
   Total Stockholders' Equity                    25,591    23,776
                                                -------   -------
   Total Liabilities and Stockholders' Equity   $36,144   $34,195
                                                =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF OPERATIONS

                                               Year Ended December 31,
                                              ------------------------
                                               2004     2003     2002
                                              ------   ------   ------
                                                   (In thousands)
Operating Income
   Interest income                            $   28   $   61   $   57
                                              ------   ------   ------
   Total Interest Income                          28       61       57
Dividend from subsidiary                         760      920      645
                                              ------   ------   ------
   Total Interest and Dividend Income            788      981      702
Interest Expense
   Subordinated debentures                       548      520      296
                                              ------   ------   ------
   Net interest (loss) income                    240      461      406
   Other expense                                 814      580      413
                                              ------   ------   ------
   Total Operating Expense                       814      580      413
                                              ------   ------   ------
   Loss Before Taxes and Undistributed
      Income of Subsidiary                      (574)    (119)      (7)
Income tax benefit                              (452)    (353)    (221)
                                              ------   ------   ------
   Loss (Income) Before Share in
      Undistributed Income of Subsidiary        (122)     234      214
Share of undistributed income of subsidiary    2,329    1,871    1,596
                                              ------   ------   ------
   Net Income                                 $2,207   $2,105   $1,810
                                              ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF CASH FLOW

                                                            Year Ended December 31,
                                                          ---------------------------
                                                            2004      2003      2002
                                                          -------   -------   -------
                                                                 (In thousands)
Operating Activities
   Net income                                             $ 2,207   $ 2,105   $ 1,810
   Adjustments to reconcile net income to
      net cash flow from operating activities
      Undistributed income of subsidiary                   (2,329)   (1,871)   (1,596)
      (Increase) in other assets                             (218)     (111)     (329)
      Increase (decrease) increase in other liabilities       134       (37)       64
                                                          -------   -------   -------
   Net Cash (Used in) Provided by Operating Activities       (206)       86       (51)
Investing Activities
   Capital contribution to subsidiaries                    (1,036)     (162)   (7,632)
                                                          -------   -------   -------
   Net Cash Used in Investing Activities                   (1,036)     (162)   (7,632)

Financing Activities
   Stock options exercised/awards                              73       630        68
   Trust preferred securities                                  --        --    10,310
   Cash dividend paid                                        (571)     (541)     (401)
   Repurchase of stock                                         --      (196)      (43)
                                                          -------   -------   -------
   Net Cash (Used in) Provided by Financing Activities       (498)     (107)    9,934
                                                          -------   -------   -------
(Decrease) Increase in Cash                                (1,740)     (183)    2,251
Cash at the Beginning of the Period                         2,984     3,167       916
                                                          -------   -------   -------
Cash at the End of the Period                             $ 1,244   $ 2,984   $ 3,167
                                                          =======   =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21) SUBSEQUENT EVENTS

MERGER AGREEMENT BETWEEN COMMUNITY CENTRAL BANK CORPORATION AND RIVER PLACE FINANCIAL CORP.

On February 15, 2005, Community Central Bank Corporation ("the Corporation") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Corporation, Community Central Bank (the "Bank"), and River Place Financial Corp., a Michigan-chartered bank ("River Place"), pursuant to which the Corporation will acquire all of the outstanding equity interests of River Place.

River Place is a private bank wholly owned by the descendants of Julius Stroh, founder of The Stroh Brewery Company. River Place was established in 1983 to manage the private banking and trust needs of the Stroh family; and trusts managed by its trust department owned and controlled Stroh Brewery until its sale in 1999. Since the sale of Stroh Brewery, River Place's trust department has continued to manage the financial assets of the Stroh family. William A. Penner, CEO of River Place, will become the President of the Bank's newly created trust division. After retiring as First Vice President and Business Manager of Estate Settlement in a 30-year career for Comerica Bank, Mr. Penner took over as President of River Place.

In accordance with the Merger Agreement, River Place will merge with and into the Bank, with the Bank continuing as the surviving corporation. At least 80%, and up to 100% of the consideration to be paid for all of the outstanding common stock of River Place must be in restricted shares of common stock of the Corporation ("Shares"). A maximum of 250,000 Shares will be issued.

Consummation of the transaction is subject to certain conditions, including approval of the transaction by River Place stockholders and bank regulatory authorities. Closing of the transaction is expected to occur in the second quarter of 2005.

The Shares to be delivered in connection with the Merger Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, by reason of Section 4(2) thereof, Regulation D, or other private offering exemptions, and similar exemptions under applicable state securities laws. The Shares will be issued with restricted security legends.

The pro forma effects of the acquisition on the Corporation's financial statements is insignificant.

SUBSCRIPTION RIGHTS OFFERING OF COMMON STOCK.

On February 14, 2005 Community Central Bank Corporation completed a subscription rights offering. The Corporation received gross proceeds of approximately $5.4 million from the offering and will use the proceeds to funds its growth strategy, for working capital and for general corporate purposes. After giving effect to the issuance of the shares in the offering, the Corporation had 3,275,050 shares of common stock outstanding.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion compares the financial condition of the Corporation and its subsidiaries, at December 31, 2004 to December 31, 2003 and the results of operations for the years ended December 31, 2004 and 2003. This discussion should be read in conjunction with the financial statements and statistical data presented elsewhere in this report. This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as anticipates, believes, estimates, expects, forecasts, intends, is likely, plans, projects, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in accounting standards; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; the adequacy of the allowance for loan losses; changes in the national and local economy, particularly as related to the automotive and related industries in the Detroit metropolitan area; and other factors, including risk factors, referred to from time to time in filings made by the Corporation with the Securities and Exchange Commission. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

EXECUTIVE SUMMARY

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations in the Detroit metropolitan area. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD."

The results of operations depend largely on net interest income. Net interest income is the difference in interest income the Corporation earns on interest-earning assets, which comprise primarily commercial business and commercial real estate loans and the interest the Corporation pays on our interest-bearing liabilities, which are primarily certificates of deposit, money market and demand deposits. Management strives to match the repricing characteristics of the interest earning assets and interest bearing liabilities to protect net interest income from changes in market interest rates and changes in the shape of the yield curve. Management expects, based on current balance sheet structure and modeling forecasts, that net interest margin will increase slightly from the expected increase in the overnight federal funds interest rate controlled by the Federal Open Market Committee of the Federal Reserve Bank.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The results of our operations may also be affected by local and general economic conditions. The largest geographic segment of our customer base is in Macomb County, Michigan. The economic base of the county continues to diversify from the automotive service sector. This trend should lessen the impact on the County of future economic downturns in the automotive sector of the economy. Macomb County's proximity to major highways and affordable housing has continued to spur economic growth in the area. Macomb County's outstanding debt has a current credit rating of AAA from Moody's Investor Service as of April 2004. Changes in the local economy may affect the demand for commercial loans and related small to medium business related products. This could have a significant impact on how the Corporation deploys earning assets. The competitive environment among other financial institutions and financial service providers and the Bank in Macomb, Oakland, and St. Clair counties of Michigan may affect the pricing levels of various deposit products. The impact of competitive rates on deposit products may increase the relative cost of funds for the Corporation and thus negatively impact net interest income.

During 2004, the Corporation continued to grow its balance sheet consistent with a traditional commercial banking model. The Corporation expanded its branching base and assets and deposits through the acquisition of the Rochester Hills, Michigan location of a full service branch of North Oakland Community Bank in October 2003. The Corporation expects to continue growth through internal expansion primarily through commercial banking practices. The primary funding base of this growth is expected to be customer deposits, although wholesale-based funding sources are and will continue to be used to supplement growth should increases in loans and investments outpace deposit generation. Additionally, should the cost of retail funding exceed wholesale alternatives, wholesale funding sources will be considered.

Community Central Mortgage Company, LLC ("the Mortgage Company"), which is a wholly owned mortgage-banking subsidiary of the Bank and the Corporation, has also felt the effect of the nationwide slowdown in residential mortgage volumes. The mortgage company has scaled back both variable and fixed costs to match the reduced revenue because of this origination slowdown. The mortgage company did contribute to the overall profitability of the Corporation in 2004, although the performance was relatively lower than the contribution levels in 2003, when the refinancing volumes were relatively higher.

On February 14, 2005 Community Central Bank Corporation completed a subscription rights offering. The Corporation received gross proceeds of approximately $5.4 million from the offering and will use the proceeds to fund its growth strategy, for working capital and for general corporate purposes. After giving effect to the issuance of the shares in the offering, the Corporation had 3,275,050 shares of common stock outstanding at that date.

On February 15, 2005, we entered into the Merger Agreement with River Place discussed in Note 21 above.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS SUMMARY

     Major components of the operating results of the Corporation for the past five years are presented in the following table. A discussion of these results is presented in greater detail in subsequent pages.

Summary of Operations

                                     2004      2003      2002      2001      2000
                                   -------   -------   -------   -------   -------
                                        (In thousands, except per share data)
Interest income                    $19,725   $16,420   $14,956   $15,534   $16,680
Interest expense                     7,936     7,033     6,533     8,015     8,872
                                   -------   -------   -------   -------   -------
Net interest income                 11,789     9,387     8,423     7,519     7,808
Provision for credit losses          2,000       275       755       475       855

Non-interest income                  6,546     8,415     5,511     1,775       564
Non-interest expense                13,346    14,582    10,541     6,361     5,275
                                   -------   -------   -------   -------   -------
Income before taxes                  2,989     2,945     2,638     2,458     2,242

Provision for income tax expense       782       840       828       832       818
                                   -------   -------   -------   -------   -------
Net income                         $ 2,207   $ 2,105   $ 1,810   $ 1,626   $ 1,424
                                   =======   =======   =======   =======   =======
Per share data:
Basic earnings                     $  0.78   $  0.75   $  0.66   $  0.59   $  0.52
Diluted earnings                   $  0.76   $  0.74   $  0.65   $  0.59   $  0.52
Dividend declared                  $  0.20   $  0.20   $  0.15   $    --   $    --

     Per share data has been retroactively adjusted for stock dividend.

ADDITIONAL DATA

                                     2004       2003       2002       2001       2000
                                   --------   --------   --------   --------   --------
                                                  (Dollars in thousands)
Total assets                       $391,538   $357,876   $287,636   $235,036   $211,639
Gross loans                         305,439    270,828    204,049    154,211    156,263
Allowance for credit losses           3,377      3,573      3,377      2,930      2,654

Total deposits                      278,856    255,356    200,719    192,314    186,139
Repurchase agreements                11,492     12,836      8,006      6,739      4,157
Subordinated debentures              10,310     10,000     10,000         --         --
Total stockholders' equity           25,591     23,776     22,147     20,477     18,717

Total nonperforming loans as a
   percentage of total loans           0.25%      0.18%      0.41%      1.67%      0.52%
Total allowance for credit
   losses as a percentage of
   total portfolio loans               1.11%      1.32%      1.65%      1.90%      1.70%

Return on average assets               0.57%      0.65%      0.70%      0.75%      0.73%
Return on average equity               8.98%      9.20%      8.49%      8.23%      7.93%
Dividend payout ratio                 25.87%     25.70%     22.15%        --         --
Average equity to average assets       6.34%      7.06%      8.26%      9.06%      9.15%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS

At December 31, 2004, the Corporation's total assets were $391.5 million, an increase of $33.7 million from December 31, 2003, or 9.4%. Total loans of $305.4 million increased $34.6 million, or 12.8%, from December 31, 2003.

Commercial real estate loans, the largest segment of the Corporation's loan portfolio, increased $16.9 million, or 11.3%, from December 31, 2003 to December 31, 2004. The Corporation continues to focus on commercial lending activities centered on real estate collateral as the largest segment of lending operations and expects to continue its focus on this segment of lending. At December 31, 2004, our commercial and industrial loans totaled $40.6 million, an increase of $1.3 million, or 3.3% from December 31, 2003. The largest collateral segment of the commercial and industrial loan portfolio at December 31, 2004, represented loans secured by accounts receivable and to a lesser extent bonded contract receivables totaling approximately $28.0 million. In most cases, the loans also have additional collateral in the form of real estate, machinery and equipment and/or personal guarantees.

The residential real estate portfolio, excluding home equity lines of credit ("HELOC"), increased $4.2 million, or 7.0%. The growth in 2004 was affected by the sale of $10.2 million of residential adjustable rate mortgage loans during the third quarter of 2004. Our HELOC portfolio increased $7.6 million, or 68.2%, from December 31, 2003 to December 31, 2004. The mortgage subsidiary of the Corporation continues to supplement the growth of this portfolio product. The growth in the HELOC portfolio was attributable to loans generated from the Mortgage Company based on incentive programs connected with first mortgage production. The HELOCs float with the prime rate, are fully secured by real estate and are generally originated with loan to values (including all priority liens) of up to 95% of the appraised value of the real estate.

Installment loans increased $4.5 million, or 46.0%, primarily through direct boat loans to consumers. The Corporation's geographic proximity to Lake St. Clair and the lending experience in this area makes boat lending an advantageous lending niche.

Mortgage loans held for sale totaled $6.5 million at December 31, 2004 compared to $7.2 million at December 31, 2003. The mortgage loans were originated by the Bank's mortgage subsidiary. Loans closed generally remain in loans held for sale for less than 30 days in duration. Loans are normally committed for sale before funding takes place.

The total investment securities portfolio at December 31, 2004 was $52.6 million, which was comprised of $51.4 million in available for sale securities and $1.2 million in held to maturity securities. The security portfolio consisted of government agency and bank qualified tax-exempt municipal securities. The total security portfolio decreased $5.4 million from December 31, 2003. The net change occurred because of maturities, security calls and sales from restructuring programs, as well as more attractive opportunities to originate loans.

United States Government agency securities, which are primarily pledged against overnight repurchase agreements, decreased $9.1 million from December 31, 2003 to December 31 2004 from calls, sales and maturities. Total mortgage backed securities increased $8.0 million in 2004, with most of the increase occurring in hybrid adjustable rate mortgage backed securities which offer defensive attributes by repricing upward in a rising rate environment. Collateralized mortgage obligations of $10.6 million decreased $4.7 million during 2004 due primarily to restructuring activities to reduce the overall duration of the portfolio. During the year ended December 31, 2004, the tax-exempt municipal securities remained relatively unchanged in total amount with sold, called and matured municipal bonds being replaced with overall shorter duration instruments. At December 31, 2004, the available for sale portfolio had net unrealized losses of $135,000 compared to a $144,000, net unrealized loss at December 31, 2003.

The allowance for credit losses as a percentage of total loans was 1.11% at December 31, 2004 versus 1.32% at December 31, 2003.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The ratio of net loan charge offs compared to total average loans for the period ended December 31, 2004 was 0.74%, which was an increase of $2.1 million in net loan charge offs from the period ended December 31, 2003. Net loan charge offs for 2004 were $2.2 million compared to $79,000 in 2003. The largest portion of the increase in loan charge offs in 2004 was attributable to $1.9 million in commercial and industrial loans charged off in the second quarter of 2004. These charge offs comprised substantially three lending relationships, with the largest representing $1.0 million. The Bank is pursuing the borrower on fraud and other claims with respect to the $1.0 million loan. The other two loan charge offs of substance, totaling $778,000, represented loans from the purchase and assumption of the North Oakland Bank branch office that had deteriorated. Of the total loans charged off in the second quarter, a specific allowance of $503,000 had been assigned to these credits in previous quarters as a part of the overall allowance for credit losses. At December 31, 2004, the allowance for credit losses had a larger allocation attributable to commercial and industrial loans than at December 31, 2003. This was attributable to an increase in the allowance for commercial and industrial related to impairment of loans and historical loss factors. At December 31, 2004, the allocation of the allowance for credit losses for commercial real estate loans decreased from December 31, 2003. This was primarily attributable to reduced levels of impairment and relatively low historical losses.

At December 31, 2004, nonperforming loans, which represents nonaccruing loans and those loans past due 90 days or more and still accruing interest, totaled $775,000 compared to $484,000 at December 31, 2003, an increase of $291,000. The overall increase in nonperforming loans related to an increase in commercial and industrial loans of $217,000 in nonaccruing status and $123,000 in consumer loans classified in the category of loans past due 90 days or more and still accruing interest. Total nonperforming loans as a percentage of total loans was 0.25% at the end of 2004.

Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 2004, there was $541,000 of loans placed in nonaccrual status. Commercial loans and lease financing receivables are reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan is reported as nonaccrual. A nonaccrual asset may be restored to accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, or is in the process of collection.

Management evaluates the condition of the loan portfolio on a quarterly basis to determine the adequacy of the allowance for credit losses. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

The primary risk element considered by management regarding each installment and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Bank's position. The primary risk elements concerning commercial and industrial loans and commercial real estate loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews existence of collateral and its value.

At December 31, 2004, the Corporation had no loans that were not referenced in
Note 5 of the Notes to Consolidated Financial Statements where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.

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

LIABILITIES

During the twelve months ended December 31, 2004, total deposits increased $23.5 million to $278.9 million. The increase in deposits was attributable to increases in certificates of deposit and savings accounts of $12.1 million and $14.2 million, respectively. Savings accounts increased due to the introduction of a premium statement savings product paying competitive money market rates. The increases in certificates of deposit were aided by premium rate offerings primarily at the Rochester Hills branch location. The product offerings attracted new customers for additional cross-selling opportunities. Growth in demand, money market and NOW accounts decreased $2.8 million as the competitive environment for these types of deposit products intensified in 2004. Local municipal certificates of deposit of $46.3 million decreased $13.0 million from December 31, 2003 as the Corporation utilized other wholesale sources of funding, including internet and brokered certificates of deposit. At December 31, 2004, the Corporation had $50.1 million in brokered certificates of deposit, which increased $24.9 million in 2004, with $2.7 million of this growth occurring in certificates of deposit maturing after one year. At December 31, 2004, the Corporation had $27.6 million in internet certificates of deposit compared to $21.5 million at December 31, 2003. See "Liquidity and Capital Resources." The Corporation has been utilizing Federal Home Loan Bank ("FHLB") advances in attempting to better manage its interest rate risk as described below.

The short-term borrowings decreased $3.3 million to $28.5 million at December 31, 2004 from December 31, 2003, due to a decrease in short term repurchase agreements of $1.3 million and a decrease of $2.0 million in short term FHLB advances. Repurchase agreements are based on the seasonal needs for funds to the commercial and municipal customers who utilize the program and may vary in total size dependent upon the customer's needs. The weighted average interest rate on the ending balance of the short-term borrowings for December 31, 2004 and December 31, 2003, was 1.73% and 1.39%, respectively.

In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate investments, as part of its efforts to manage the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities. The total FHLB advances were comprised of $17.0 million in short term advances with a weighted average rate of 2.23% and long term advances of $46.4 million with a weighted average rate of 3.90%. The aggregate weighted rate of the entire FHLB advance portfolio was 3.45% with a weighted average remaining maturity of 2.8 years as of December 31, 2004. Long-term advances comprised twenty-six advances maturing from February 2006 to December 2012.

STOCKHOLDERS' EQUITY

Stockholders' equity was $25.6 million as of December 31, 2004. This was an increase of $1.8 million for the year ended December 31, 2004. The change in total stockholders' equity was largely related to the increase in net income for 2004 of $2.2 million, partially offset by dividends declared in 2004 of $571,000. Stock options exercised in 2004, the release of ESOP shares and the change in other comprehensive income contributed to growth in stockholders' equity for the same period. On April 20, 2004, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2004 to stockholders of record on May 3, 2004. The outstanding number of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings, common stock and additional paid-in-capital were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

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

                                                            Year Ended                     Year Ended
                                                    December 31, 2004 vs. 2003     December 31, 2003 vs. 2002
                                                   ----------------------------   ----------------------------
                                                            Increase (Decrease)            Increase (Decrease)
                                                             Due to Changes In              Due to Changes In
                                                            -------------------            ------------------
                                                              Volume                        Volume
                                                    Total    and Both    Rate      Total   and Both     Rate
                                                   ------    --------   -----     ------   --------   -------
                                                                          (In thousands)
Earning Assets - Interest Income
   Loans                                           $3,061     $3,416    $(355)    $2,153    $3,675    $(1,522)
   Securities                                         229        (95)     324       (499)      174       (673)
   Federal funds sold                                  15          1       14       (190)      (89)      (101)
                                                   ------     ------    -----     ------    ------    -------
      Total                                         3,305      3,322      (17)     1,464     3,760     (2,296)
                                                   ------     ------    -----     ------    ------    -------

Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                      (10)        46      (56)       129       158        (29)
   Savings deposits                                   204        145       59        (29)       (6)       (23)
   Time deposits                                      622      1,083     (461)      (461)      330       (791)
   Other borrowings                                    47        124      (77)       778       988       (210)
   Capitalized lease obligation and ESOP loan          (3)        (3)      --       (134)      (44)       (90)
   Subordinated debentures                             43         16       27        217       245        (28)
                                                   ------     ------    -----     ------    ------    -------
      Total                                           903      1,411     (508)       500     1,671     (1,171)
                                                   ------     ------    -----     ------    ------    -------
Net Interest Income                                $2,402     $1,911    $ 491     $  964    $2,089    $(1,125)
                                                   ======     ======    =====     ======    ======    =======

Net interest income was $11.8 million for the year ended December 31, 2004, which was an increase of $2.4 million or 25.6% over the year ended December 31, 2003. The net interest margin, as measured on a tax equivalent basis, was 3.31% for 2004 compared with 3.10% in 2003. The growth in loan volume as well as an overall lower cost of funds, were the primary reasons for the increase in net interest income for 2004.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The average yield on earning assets for 2004 was 5.39% compared to 5.31% in 2003. The average annualized yield on the security portfolio increased to 3.80% in 2004 from 3.25% in 2003, aided by increases in short term interest rates and a slow down in payments received on mortgage-backed securities. In 2004, the refinancing activity of residential mortgages slowed throughout the country and had a corresponding impact on the mortgage backed security sector. The Corporation's security portfolio contained both mortgage backed securities ("MBS") and collateralized mortgage obligations ("CMOs"). Since the majority of these securities owned by the Corporation had been purchased at a premium, as the payment stream slowed the amortization period of premium lengthened and, therefore, the yield on the instruments increased. The Corporation did restructure this segment of the portfolio to shorten the average life and duration of these types of securities. The average yield on our loan portfolio in 2004 was 5.80% which was a decrease from 5.95% in 2003. Although short term interest rates did increase in 2004, the growth in prime rate loans was at a lower relative yield compared to the rest of the fixed rate portfolio. The prime interest rate stood at 4.00% for the first half of 2004, before increasing during the last half of the year as a result of overnight federal funds increases. The increase in total loan volume during 2004 was the primary reason for the increase in interest income.

The average rate paid on interest bearing liabilities in 2004 was 2.43% compared to 2.65% in 2003. The decrease in the average rate was primarily due to an overall drop in rate paid on the time deposit portfolio, decreasing to 2.47% in 2004 from 2.79% in 2003. The decrease in rate on time deposits was attributable to maturities of time deposits with relatively higher interest rates. The rate on NOW and money market accounts decreased slightly in 2004, from 1.15% in 2003 to 1.00% in 2004. The average rate on savings accounts increased to 1.64% from 0.62% as the Corporation introduced a premium statement savings product paying competitive money market rates. The average rate on FHLB advances and repurchase agreements decreased to 2.91% in 2004 from 3.03% in 2003 as maturities on FHLB advances had relatively higher rates than existing and new advances. The rate on subordinated debentures increased slightly in 2004 to 5.32%, as this instrument is priced quarterly based on the three month libor rate.

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

                                                                       Year Ended December 31,
                                        -------------------------------------------------------------------------------------
                                                    2004                         2003                         2002
                                        ---------------------------  ---------------------------  ---------------------------
                                                  Interest  Average            Interest  Average            Interest  Average
                                         Average   Income/   Yield/   Average   Income/   Yield/   Average   Income/   Yield/
                                         Balance   Expense    Rate    Balance   Expense    Rate    Balance   Expense    Rate
                                        --------  --------  -------  --------  --------  -------  --------  --------  -------
                                                                            (In thousands)
Assets
   Loans                                $301,637   $17,498   5.80%   $242,742   $14,437   5.95%   $180,953   $12,284    6.79%
   Securities                             55,825     2,122   3.80      58,330     1,893   3.25      52,978     2,392    4.52
   Federal funds sold                      8,321       105   1.26       8,257        90   1.09      16,449       280    1.70
                                        --------   -------   ----    --------   -------   ----    --------   -------   -----
   Total Earning Assets/
      Total Interest Income/
      Average Yield                      365,783    19,725   5.39%    309,329    16,420   5.31%    250,380    14,956    5.97%
                                                   -------   ----               -------   ----               -------   -----
   Cash and due from banks                 7,313                        6,247                        6,089
   All other assets                       14,204                        8,436                        1,579
                                        --------                     --------                     --------
   Total Assets                         $387,300                     $324,012                     $258,048
                                        ========                     ========                     ========
Liabilities and Equity
   NOW and money market accounts        $ 42,633       426   1.00%   $ 38,007       436   1.15%   $ 24,205       307    1.27%
   Savings deposits                       14,627       240   1.64       5,815        36   0.62       6,784        65    0.96
   Time deposits                         190,957     4,725   2.47     147,199     4,103   2.79     135,349     4,564    3.37
   FHLB advances and repurchase
      Agreements                          68,278     1,987   2.91      64,034     1,940   3.03      31,412     1,162    3.70
   Capitalized lease and ESOP                237        10   4.22         297        13   4.38       1,308       147   11.24
   Subordinated debentures                10,310       548   5.32      10,000       505   5.05       5,151       288    5.59
                                        --------   -------   ----    --------   -------   ----    --------   -------   -----
   Total Interest Bearing Liabilities/
      Total Interest Expense/Average
      Interest Rate Spread               327,042     7,936   2.43%    265,352     7,033   2.65%    204,209     6,533    3.20%
                                                   -------   ----               -------   ----               -------   -----
   Noninterest bearing demand deposits    34,567                       34,655                       31,674
   All other liabilities                   1,124                        1,119                          858
   Stockholders' equity                   24,567                       22,886                       21,307
                                        --------                     --------                     --------
   Total Liabilities and Stockholders'
      Equity                            $387,300                     $324,012                     $258,048
                                        ========                     ========                     ========
Net Interest Income                                $11,789                      $ 9,387                      $ 8,423
                                                   =======                      =======                      =======
Net Interest Margin (Net Interest
   Income/Total Earning Assets)                              3.22%                        3.03%                         3.36%
                                                             ----                         ----                         -----
Taxable equivalent                                           3.31%                        3.10%                         3.43%
                                                             ====                         ====                         =====

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PROVISION FOR CREDIT LOSSES

The provision for credit losses for the year ended December 31, 2004 was $2.0 million, an increase of $1.7 million from 2003. The increase in provision for 2004 was primarily attributable to a few large loans that had significant impairment identified and provided for in the second quarter of 2004, and were subsequently charged off. The largest single loan charge off was $1.0 million on a commercial and industrial loan. Due in part to the fraudulent nature of this loan, financial information supplied by the borrower to the Bank, prior to discovery by the Bank, did not warrant an elevated allocation of the allowance, over the prior reporting periods other than for a normal performing loan with similar known risk characteristics. Upon management's discovery of the loan impairment in the second quarter of 2004, the loan was recorded in nonaccrual status and subsequently charged off to the recoverable amount in that same quarter. As of December 31, 2004, no loan relationships related to the borrower existed in the total loan portfolio of the Bank. The Bank is pursuing the borrower for fraud and other claims related to this relationship. The remaining charge offs were largely due to two loans totaling $778,000 and represented loans that had deteriorated from the purchase and assumption of a branch office of North Oakland Community Bank. (See Management's Discussion and Analysis of Financial Condition and Results of Operations- Assets)

NONINTEREST INCOME

Noninterest income was $6.5 million in 2004, a decrease of $1.9 million, or 22.2%, compared to $8.4 million in 2003. The largest component of the decrease was mortgage banking income of $5.3 million, which decreased $2.1 million or 28.8%. The decrease in mortgage originations and the corresponding level of gains on the sales of mortgages was affected by the nationwide decrease in mortgage refinancing resulting from rising market interest rates. Service charge income in 2004 was $298,000, an increase of $63,000, or 26.8%, over 2003. The increase in service charge income was due to the addition of the Rochester branch in the fourth quarter of 2003, coupled with selected increases in the fees assessed to customers on checking and other applicable deposit accounts. Net security gains of $191,000 were primarily the result of security restructuring activity to shorten security duration. Total net security gains represented $335,000 in gross gains and $144,000 in security losses. Total security gains were $226,000 lower in 2004 than in 2003. Other non-interest income for 2004 of $801,000 increased $416,000, or 108.1%, compared to 2003. The increase in other noninterest income was primarily attributable to the gain on the sale of portfolio loans of $255,000. This noninterest income was generated from sales of selected residential mortgages and government guaranteed loans held in the Bank's portfolio. Other areas of other noninterest income which increased in 2004 were increases in the cash surrender value of Bank Owned Life Insurance, up $47,000 from 2003, and non-customer usage of ATM fees and related interchange fees, up $38,000 from 2003.

NONINTEREST EXPENSE

Noninterest expense in 2004 was $13.3 million, a decrease of $1.2 million from 2003, or 8.5%. Salary, benefits and payroll taxes for 2004 were $7.9 million, a decrease of $1.5 million compared to 2003. Salaries, benefits and payroll taxes related to the Mortgage Company decreased $2.0 million in 2004 compared to 2003. The decrease in salaries, benefits and payroll taxes from the Mortgage Company was directly related to the decrease in mortgage banking income noted above in noninterest income, as the majority of this expense is related to variable commission based compensation. Salaries and benefits from the operations of the Rochester branch, coupled with general merit increases for the overall organization comprised the remainder of the net change in overall salaries and benefit expense. Total premises and fixed asset expense of $1.5 million for 2004 increased $230,000, or 18.1%, due primarily to the Rochester Hill branch operations which represented $139,000, or 60.4%, of the increase. Other operating expenses of $4.0 million in 2004 increased slightly by $62,000, or 1.6% compared to 2003. Included in this category of noninterest expense were advertising, business development and public relations expense of $742,000 for 2004, which decreased $125,000 over 2003, as advertising efforts were redirected and in some areas cut back from prior levels. Data processing expense of $441,000 decreased $160,000 in 2004 from $601,000. This was attributable to a decrease negotiated by the Corporation upon renewal of the contract with its outsourced data processing vendor. Professional fees decreased $155,000 to $308,000 from $463,000 in 2003, largely due to charges connected with the purchase and assumption of a branch office of North Oakland Community Bank in 2003. Legal expenses for 2004 were $554,000, up from $238,000 in 2003. The increase in legal fees was due in part to the increased costs associated with workout loans.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

The provision for federal income taxes of $782,000 for 2004 decreased $58,000 or 6.90%, from the amount of the federal income tax provision in 2003. The decrease was attributed to a lower effective tax rate in 2004 over 2003. The effective tax rate for 2004 and 2003 was 26.2% and 28.5%, respectively. The lower effective tax rate during 2004 was attributable to investments in bank qualified tax-exempt securities at higher carrying levels in 2004 over 2003. Also contributing to the lower effective tax rate in 2004 over 2003 was the Bank's ownership in bank owned life insurance (BOLI), which was purchased in the second quarter of 2003. The increase in cash surrender value of BOLI is exempt from federal income tax.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES; ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis to attempt to match the maturities and repricing of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. The major sources of liquidity for the Bank have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by $22.5 million in available unsecured federal funds borrowing facilities, and a $75.0 million secured line of credit with the FHLB. Large deposit balances which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo certificates of deposit. We anticipate that we will have sufficient funds available to meet our future commitments. As of December 31, 2004, unused commitments comprised $72.6 million. The Bank has $124.2 million in time deposits coming due within the next twelve months from December 31, 2004. At December 31, 2004, the Bank had $50.1 million in brokered certificates of deposit, of which $28.5 million is due within one year or less. The Bank will continue to use brokered certificates and other wholesale funding sources for replacement sources of matured funds. Additionally, at December 31, 2004, municipal time deposits and internet time deposits were $46.3 million and $27.6 million, respectively. Municipal time deposits typically have maturities less than three months. $9.4 million of internet certificates of deposit mature in one year or less. On November 16, 2004, the Corporation's Board of Directors declared the Corporation's eleventh consecutive quarterly cash dividend of $0.05 per common share, payable January 3, 2005, to shareholders of record December 1, 2004.

The largest uses and sources of cash and cash equivalents for the Corporation for the year ended December 31, 2004, as noted in the Consolidated Statement of Cash Flow, were centered primarily on the uses of cash in investing activities and the net cash provided by financing activities. The uses of cash in investing activities were largely due to the increase in loans of $36.8 million, offset only partially by a net reduction in total securities of $5.1 million. The purchase of property and equipment for $3.4 million was primarily due to the construction of the new administration building for the Corporation and Bank. Offsetting the uses of cash in investing activities, was the area of cash provided from financing activities which included net increases in demand and savings deposits, time deposits and FHLB advances of $11.4 million, $12.1 million and $9.0 million, respectively. The total net cash provided from operating activities was $5.5 million and was largely attributable to net income of $2.2 million and a provision for credit losses of $2.0 million. Total Cash and cash equivalents at the end of December 31, 2004 increased to $7.1 million from the year ended December 31, 2003, which was $6.2 million.

In January of 2003, the Bank purchased property adjacent to its main office known as 120 North Main Street. In March of 2004, the Bank started construction of a new building at this location to be used as the headquarters for administration, commercial banking and mortgage operations. The construction and development costs are expected to be offset, on an annualized per square foot basis, by the corresponding reduction in lease expense currently paid to an outside landlord. At December 31, 2004, $3.6 million had been spent on a project expected to cost a total of $4 million, including land costs.

Management believes the capital provided from the subscription rights offering of approximately $5.4 million will allow the Corporation and Bank to continue to grow and maintain a well capitalized position. See Note 21 of the Notes to Consolidated Financial Statement for information on this subsequent event.

On February 15, 2005, the Corporation entered into an agreement to acquire all of the outstanding equity interests of River Place Financial Corporation. Management has the current capital position and cash available for this transaction. See Note 21 of the Notes to Consolidated Financial Statement for information on this subsequent event.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in margins and to manage risk due to changes in interest rates.

The Corporation's Asset Liability Committee ("ALCO") meets periodically. Some of the major areas of focus of the ALCO incorporate the following overview functions: review the interest rate risk sensitivity of the Bank to measure the impact of changing interest rates on the Bank's net interest income, review the liquidity position through various measurements, review current and projected economic conditions and the corresponding impact on the Bank, ensure that capital and adequacy of the allowance for loan losses are maintained at proper levels to sustain growth, monitor the investment portfolio, recommend policies and strategies to the Board that incorporate a better balance of our interest rate risk, liquidity, balance sheet mix and yield management, and review the current balance sheet mix and proactively determine the future product mix.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents an analysis of our interest-sensitivity gap position at December 31, 2004. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

                                                   After Three   After One
                                         Within     Months But    Year But     After
                                          Three       Within       Within       Five
                                         Months      One Year    Five Years    Years      Total
                                        --------   -----------   ----------   -------   --------
                                                              (In thousands)
Interest earning assets
   Federal funds sold                   $  3,000    $      --     $     --    $    --   $  3,000
   Securities, at amortized cost          11,598        3,721       30,804      6,598     52,721
   FHLB stock                                 --           --           --      3,246      3,246
   Loans (including held for sale)       148,855       40,537       91,871     30,667    311,930
                                        --------    ---------     --------    -------   --------
      Total                              163,453       44,258      122,675     40,511   $370,897
                                                                                        ========
Interest bearing liabilities
   NOW and money market accounts           3,208       16,467       20,771         --     40,446
   Savings deposits                        2,054        5,956       12,529         --     20,539
   Jumbo time deposits                    54,832       35,763       33,329      1,492    125,416
   Time deposits < $100,000                7,304       26,358       26,713         --     60,375
   Repurchase agreements                  11,492           --           --         --     11,492
   FHLB                                   11,000        6,000       35,860     10,500     63,360
   Capitalized lease obligation and
      ESOP loan                              205           --           --         --        205
   Subordinated debentures                10,310           --           --         --     10,310
                                        --------    ---------     --------    -------   --------
      Total                              100,405       90,544      129,202     11,992   $332,143
                                        --------    ---------     --------    -------   ========

Rate sensitivity gap                    $ 63,048     ($46,286)     ($6,527)   $28,519
                                        ========    =========     ========    =======

Cumulative rate sensitivity gap                     $  16,762     $ 10,235    $38,754
                                                    =========     ========    =======

Rate sensitivity gap ratio                  1.63x        0.49x        0.95x      3.69x

Cumulative rate sensitivity gap ratio                    1.09x        1.03x      1.12x

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Bank also evaluates interest rate risk using a simulation model. The use of simulation models to assess interest rate risk is an accepted industry practice, and the results of the analysis are useful in assessing the vulnerability of the Bank's net interest income to changes in interest rates. However, the assumptions used in the model are oversimplifications and not necessarily representative of the actual impact of interest rate changes. The simulation model assesses the direction and magnitude of variations in net interest income resulting from potential changes in market interest rates. Key assumptions in the model include prepayment speeds of various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities, and changes in market conditions impacting loan and deposit volumes and pricing. These assumptions are inherently uncertain, and subject to fluctuation and revision in a dynamic environment. Therefore, the model cannot precisely estimate future net interest income or exactly predict the impact of higher or lower interest rates. Actual results may differ from simulated results due to, among other factors, the timing, magnitude and frequency of interest rate changes, changes in market conditions and management's pricing decisions and customer reactions to those decisions.

On a quarterly basis, the net interest income simulation model is used to quantify the effects of hypothetical changes in interest rates on the Bank's net interest income over a projected twelve-month period. The model permits management to evaluate the effects of shifts in the Treasury yield curve, upward and downward, on net interest income expected in a stable interest rate environment.

As of December 31, 2004, the table below reflects the impact the various instantaneous parallel shifts in the yield curve would have on net interest income over a twelve month period of time from the base forecast.

                                          Percentage Change
Interest Rate Scenario                 In Net Interest Income
----------------------                 ----------------------
Interest rates up 300 basis points              3.24%
Interest rates up 200 basis points              2.70%
Interest rates up 100 basis points              1.64%
Base Case                                         --
Interest rates down 100 basis points           (2.00%)
Interest rates down 200 basis points           (1.76%)
Interest rates down 300 basis points           (3.46%)

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

STOCK INFORMATION

The common stock of Community Central Bank Corporation is traded on The Nasdaq National Market under the ticker symbol "CCBD." At December 31, 2004, there were 2,864,907 shares of Community Central Bank Corporation common stock issued and outstanding and approximately 460 shareholders of record.

The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation for 2003 and 2004, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by The Nasdaq National Market, and does not include retail mark-up, mark-down or dealer commission. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. The Corporation relies significantly upon dividends originating from the Bank to accumulate cash for payment of dividends to our stockholders. Restrictions of dividend payments from the Bank are described in Note 19 of the Notes to Consolidated Statements included in this Annual Report.

                2004           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $14.20   $11.36      $.05
Third      13.80    10.80       .05
Second     13.50    12.61       .05
First      13.81    11.91       .05

                2003           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $13.83   $10.46      $.05
Third      11.43     9.52       .05
Second     10.97     8.79       .05
First       9.86     8.56       .05

Price information has been retroactively adjusted for stock dividend.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

PRIMARY MARKET MAKERS

Raymond James & Associates, Inc.       Howe Barnes Investment, Inc.
880 Carillon Park                      222 South Riverside Plaza, 7th Floor
St. Petersburg, FL 33716               Chicago, IL 60606

McConnell Budd & Downes, Inc.          Knight Securities, L.P.
365 South Street                       525 Washington Blvd.
Morristown, NJ 07960                   Jersey City, NJ 07310

Hill, Thompson, Magid & Co., Inc.      Susquehanna Capital Group
15 Exchange Place                      401 City Avenue
Jersey City, NJ 07302-3912             Balacynwd, PA 19003

Wedbush Morgan Securities, Inc.        Donnelly, Penman & Partners
1000 Wilshire Blvd., 9th Floor         1373 Grandview Avenue, Suite 208
Los Angeles, CA 90017                  Columbus, OH 43212

UBS Capital Markets, L.P.
111 Pavosia Avenue East
Jersey City, NJ 07310

STOCK REGISTRAR AND TRANSFER AGENT

EquiServe Trust Company, N.A.
PO Box 43010
Providence, RI 02940-3010
Shareholder Inquiries 1-800-426-5523
www.equiserve.com

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct., Suite 500
Auburn Hills, MI 48326

LEGAL COUNSEL

Silver, Freedman & Taff, LLP
1700 Wisconsin Avenue, N.W.
Washington D.C. 20007

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (586) 783-4500, or by writing him at 120 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007.

ANNUAL MEETING

This year's annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, April 19, 2005, at Best Western Concorde Inn, 44315 Gratiot Avenue, Clinton Township, MI 48036.