Form 10KSB, Exhibit 13
period 2005-12-31
COMMUNITY CENTRAL BANK CORP
filed 2006-03-30
CIK 1014133

                                                                      EXHIBIT 13

                             COMMUNITY CENTRAL BANK
                                   CORPORATION

                        Report of Independent Registered
                                 Accounting Firm

                                       and

                               Stockholder Report

                                December 31, 2005

(PLANTE & MORAN LOGO)

                                                            PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 Plantemoran.com

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2005, 2004 and 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2005 and 2004, and the results of its operations for the years ended December 31, 2005, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the consolidated basic financial statements taken as a whole. The information contained in Notes 3, 4, 5, and 8 pertaining to 2003, 2002 and 2001 is presented for the purposes of additional analysis and is not a required part of the consolidated basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                        /s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 9, 2006

                                                                     A member of
                                                                      (MRI LOGO)
                         A worldwide association of independent accounting firms

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                  December 31,
                                                              -------------------
                                                                2005       2004
                                                              --------   --------
                                                                (In thousands)
Assets
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                           $  8,000   $  4,183
   Federal funds sold                                            3,000      3,000
                                                              --------   --------
   Total Cash and Cash Equivalents                              11,000      7,183
Securities available for sale, at fair value (Note 3)           84,177     51,425
Securities held to maturity, at amortized cost (Note 3)          1,094      1,161
FHLB stock                                                       4,331      3,246
Residential mortgage loans held for sale                         4,286      6,491
Loans (Note 4)
   Commercial real estate                                      201,348    166,686
   Commercial and industrial                                    26,753     40,614
   Residential real estate                                      74,601     64,240
   Home equity lines of credit                                  18,545     18,864
   Consumer loans                                               13,054     14,377
   Credit card loans                                               650        658
                                                              --------   --------
   Total Loans                                                 334,951    305,439
Allowance for credit losses (Note 5)                            (3,580)    (3,377)
                                                              --------   --------
   Net Loans                                                   331,371    302,062
Net property and equipment (Note 6)                              8,753      6,921
Accrued interest receivable                                      2,122      1,391
Other real estate                                                  112        681
Goodwill (Note 1)                                                1,381        743
Intangible assets, net of amortization (Note 1)                    210        134
Cash surrender value of Bank Owned Life Insurance (Note 13)      9,820      7,519
Other assets (Note 16)                                           3,355      2,581
                                                              --------   --------
   Total Assets                                               $462,012   $391,538
                                                              ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                           December 31,
                                                ---------------------------------
                                                         2005       2004
                                                       --------   --------
                                                (In thousands, except share data)
Liabilities
Deposits
   Noninterest bearing demand deposits                 $ 31,979   $ 32,080
   NOW and money market accounts                         41,167     40,446
   Savings deposits                                      12,832     20,539
   Time deposits (Note 7)                               228,395    185,791
                                                       --------   --------
   Total Deposits                                       314,373    278,856

Repurchase agreements (Note 8)                           13,184     11,492
Federal Home Loan Bank advances (Note 9)                 86,545     63,360
Accrued interest payable                                    938        780
Other liabilities (Note 13)                                 982        944
ESOP note payable (Note 10)                                 148        205
Subordinated debentures (Note 11)                        10,310     10,310
                                                       --------   --------
   Total Liabilities                                    426,480    365,947

Stockholders' Equity (Note 12)
   Common stock (9,000,000 shares authorized,
      and 3,648,885 issued and outstanding at
      12-31-2005 and 3,008,152 at 12-31-2004)            31,154     20,774
   Retained earnings                                      5,245      5,111
   Unearned employee benefit (Note 10)                     (148)      (205)
   Accumulated other comprehensive loss                    (719)       (89)
                                                       --------   --------
   Total Stockholders' Equity                            35,532     25,591
                                                       --------   --------
   Total Liabilities and Stockholders' Equity          $462,012   $391,538
                                                       ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                           Year Ended December 31,
                                                    -------------------------------------
                                                           2005      2004      2003
                                                         -------   -------   -------
                                                    (In thousands, except per share data)
Interest Income
   Loans (including fees)                                $21,120   $17,498   $14,437
   Taxable securities                                      2,294     1,641     1,505
   Tax exempt securities                                     613       481       388
   Federal funds sold                                        203       105        90
                                                         -------   -------   -------
   Total Interest Income                                  24,230    19,725    16,420

Interest Expense
   NOW and money market accounts                             612       426       436
   Savings deposits                                          343       240        36
   Time deposits                                           6,733     4,725     4,103
   Repurchase agreements                                     245       109       112
   Federal Home Loan Bank advances                         2,865     1,878     1,828
   ESOP loan interest expense                                 11        10        13
   Subordinated debentures                                   746       548       505
                                                         -------   -------   -------
   Total Interest Expense                                 11,555     7,936     7,033
                                                         -------   -------   -------
   Net Interest Income                                    12,675    11,789     9,387
Provision for credit losses (Note 5)                         100     2,000       275
                                                         -------   -------   -------
   Net Interest Income after provision for
      credit losses                                       12,575     9,789     9,112

Noninterest Income
   Fiduciary income                                          133        --        --
   Deposit service charges                                   297       298       235
   Net realized security gain (Note 3)                        56       191       417
   Mortgage banking income                                 3,752     5,256     7,378
   Other income                                              571       801       385
                                                         -------   -------   -------
   Total Noninterest Income                                4,809     6,546     8,415

Noninterest Expense
   Salaries, benefits and payroll taxes (Note 13)          7,689     7,890     9,418
   Net occupancy expense (Note 14)                         1,635     1,498     1,268
   Other operating expense (Note 15)                       3,808     3,958     3,896
                                                         -------   -------   -------
   Total Noninterest Expense                              13,132    13,346    14,582
                                                         -------   -------   -------
Income Before Taxes                                        4,252     2,989     2,945
   Provision for Income Tax Expense (Note 16)              1,179       782       840
                                                         -------   -------   -------
Net Income                                               $ 3,073   $ 2,207   $ 2,105
                                                         =======   =======   =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)

                              Year Ended December 31,
                      -------------------------------------
                               2005    2004    2003
                              -----   -----   -----
                      (In thousands, except per share data)
Per share data:*
   Basic earnings             $0.89   $0.74   $0.72
   Diluted earnings           $0.86   $0.73   $0.70
   Cash Dividends             $0.21   $0.20   $0.20

* Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                            Year Ended December 31,
                                                          --------------------------
                                                            2005     2004      2003
                                                          -------   ------   -------
                                                                (In thousands)
Net Income as Reported                                    $3,073    $2,207   $ 2,105
Other Comprehensive Income
   Change in unrealized net (loss) gain on securities
      available for sale, net of tax of ($328) in 2005,
      $2 in 2004, and ($228) in 2003                        (630)        6      (440)
                                                          ------    ------   -------
Comprehensive Income                                      $2,443    $2,213   $ 1,665
                                                          ======    ======   =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  Accumulated
                                                      Unearned       Other
                                  Common   Retained   Employee   Comprehensive    Total
                                  Stock    Earnings   Benefits   Income (Loss)    Equity
                                 -------   --------   --------   -------------   -------
                                                      (In thousands)
Balance January 1, 2003          $18,364   $ 3,759     ($321)        $ 345       $22,147

Cash dividend                         --      (541)       --            --          (541)
Stock options exercised              630        --        --            --           630
Repurchase 5,000 shares              (98)      (98)       --            --          (196)
Net income for 2003                   --     2,105        --            --         2,105
Release of ESOP shares                21        --        50            --            71
Other comprehensive income            --        --        --          (440)         (440)
                                 -------   -------     -----         -----       -------
Balance December 31, 2003        $18,917   $ 5,225     ($271)         ($95)      $23,776
                                 =======   =======     =====         =====       =======

Cash dividend                         --      (571)       --            --          (571)
Stock options exercised/awards        73        --        --            --            73
Stock dividend                     1,750    (1,750)       --            --            --
Net income for 2004                   --     2,207        --            --         2,207
Release of ESOP shares                34        --        66            --           100
Other comprehensive income            --        --        --             6             6
                                 -------   -------     -----         -----       -------
Balance December 31, 2004        $20,774   $ 5,111     ($205)         ($89)      $25,591

Cash dividend                         --      (742)       --            --          (742)
Stock options exercised/awards       108        --        --            --           108
Rights Offering                    5,275        --        --            --         5,275
Stock dividend (Note 12)           2,197    (2,197)       --            --            --
Net income for 2005                   --     3,073        --            --         3,073
Release of ESOP shares                50        --        57            --           107
RPFC merger                        2,750        --        --            --         2,750
Other comprehensive income            --        --        --          (630)         (630)
                                 -------   -------     -----         -----       -------
Balance December 31, 2005        $31,154   $ 5,245     ($148)        ($719)      $35,532
                                 =======   =======     =====         =====       =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                     Year Ended December 31,
                                                                ---------------------------------
                                                                   2005        2004        2003
                                                                ---------   ---------   ---------
                                                                          (In thousands)
Operating Activities
   Net income                                                   $   3,073   $   2,207   $   2,105
   Adjustments to reconcile net income to net
      cash flow from operating activities:
      Net amortization of security premium                            309         392         786
      Net gain on available for sale securities                       (56)       (191)       (417)
      Provision for credit losses                                     100       2,000         275
      Depreciation expense                                            560         458         404
      Loss on disposal of property and equipment                       --          40          --
      Deferred income tax (benefit) expense                          (173)        255          --
      ESOP compensation expense                                       107         100          71
      (Increase) decrease in accrued interest receivable             (731)        (86)         59
      (Increase) decrease in other assets                          (1,332)       (549)         53
      Increase (decrease) in accrued interest payable                 158         269         (17)
      Increase in other liabilities                                    38         192         131
      Loans originated held for sale                             (142,072)   (172,831)   (245,012)
      Loans sold held for sale                                    144,277     173,581     249,016
      Decrease (increase) in other real estate                        569        (318)        (43)
                                                                ---------   ---------   ---------
   Net Cash Provided By Operating Activities                        4,827       5,519       7,411

Investing Activities
   Net cash acquired from the purchase and assumption of NOCB          --          --       4,261
   Sales, maturities, calls and prepayments of securities
      available for sale                                           23,320      79,180      89,007
   Purchases of securities available for sale                     (55,169)    (73,648)    (89,979)
   Maturities, calls, and prepayments of held to maturity
      securities                                                       65          95         892
   Purchases of held to maturity securities                        (1,085)       (519)     (1,329)
   Increase in loans                                              (28,727)    (36,807)    (49,289)
   Purchases of property and equipment                             (2,392)     (3,442)     (2,264)
   Purchase of Bank Owned Life Insurance                           (2,000)         --      (7,000)
                                                                ---------   ---------   ---------
   Net Cash Used in Investing Activities                          (65,988)    (35,141)    (55,701)

Financing Activities
   Net decrease (increase) in demand and savings deposits          (7,087)     11,378        (148)
   Net increase in time deposits                                   42,604      12,122      31,552
   Net increase (decrease) in short term borrowings                 1,692      (1,344)      4,830
   FHLB advances                                                   50,900      29,000      29,900
   FHLB advance repayments                                        (27,715)    (20,014)    (19,914)
   Repayment of capitalized lease obligation                           --          --        (951)
   Payment of ESOP debt                                               (57)        (66)        (50)
   Rights/Public Stock Offering                                     5,275          --          --
   Stock options exercised                                            108          73         630
   Cash dividends paid                                               (742)       (571)       (541)
   Repurchase of stock                                                 --          --        (196)
                                                                ---------   ---------   ---------
   Net Cash Provided by Financing Activities                       64,978      30,578      45,112
   Increase (decrease) in Cash and Cash Equivalents                 3,817         956      (3,178)
   Cash and Cash Equivalents at the Beginning
      of the Period                                                 7,183       6,227       9,405
                                                                ---------   ---------   ---------
   Cash and Cash Equivalents at the End of the Period           $  11,000   $   7,183   $   6,227
                                                                =========   =========   =========
Supplemental Disclosure of Cash Flow Information

   Interest paid                                                $  11,555   $   7,667   $   7,005
   Federal Taxes Paid                                           $   1,740   $     650   $   1,026
                                                                =========   =========   =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

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

NATURE OF OPERATIONS: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, St. Clair and Oakland Counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities in Michigan, one in Mount Clemens and the other in Rochester Hills. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area central and northwest Indiana, northern Illinois and Raleigh, North Carolina. The Corporation's common shares trade on The NASDAQ National Market under the symbol "CCBD."

SECURITIES: On the balance sheet, securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Securities classified as available for sale are those that may be sold in the future to meet investment objectives of quality, liquidity and yield, and to avoid significant market deterioration. Securities available for sale are reported at estimated fair value. Unrealized gain or loss on securities available for sale is recorded (net of tax) as a component of other comprehensive income in the equity section of the balance sheet. Gain or loss on sales or calls of securities is computed based on the amortized cost of the specific security.

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

ALLOWANCE FOR CREDIT LOSSES: The allowance for credit losses is maintained at a level considered by management to be adequate to absorb probable losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current economic conditions that may affect the borrower's ability to pay.

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

GOODWILL: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. As of December 31, 2005, the goodwill intangible asset of $1,381,000 had no impairment.

INTANGIBLES: The core deposit intangible of $61,000 as of December 31, 2005 consists of core deposit intangible assets arising from an acquisition. The assets were measured at fair value and are being amortized on an accelerated method over their estimated useful lives. Amortization expense of approximately $73,000 was recognized in 2005. Under accelerated amortization, the core deposit intangible is expected to be fully amortized by 2008.

OTHER INTANGIBLE ASSETS: The other intangible assets of $149,000 as of December 31, 2005 consist of an intangible generated from an acquisition. The intangible is associated with customer relationships, which will be amortized straight-line over their estimated useful lives. Amortization expense of approximately $11,000 was recognized in 2005. Under the straight-line method, the intangible asset is expected to be fully amortized by 2012.

STOCK OPTIONS: Options granted under the Corporation's plans are accounted for using the intrinsic value method. Using this method, compensation expense is recorded at the amount by which the market price of the underlying stock exceeds the option's exercise price at the grant date. Under the Corporation's plans, the exercise price of options granted equals the fair value of the stock at the grant date. Accordingly, no compensation expense is recognized as a result of stock option awards. The Corporation has adopted the pro forma disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation." Options granted under the Corporation's plans are accounted for using the intrinsic value method. Using this method, compensation expense is recorded at the amount by which the market price of the underlying stock exceeds the option's exercise price at the grant date. Under the Corporation's plan, the exercise price of options granted equals the fair value of the stock at the grant date. Accordingly, no compensation expense is recognized as a result of stock option awards. The Corporation has adopted the pro forma disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation." Effective January 1, 2006, the Corporation adopted SFAS No. 123(R), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS PER SHARE: Basic earnings per share are based on the weighted average number of shares outstanding during the period. For earnings per share, committed-to-be-released and allocated shares of the "ESOP" are considered outstanding. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable. All share amounts have been retroactively adjusted to reflect the issuance of stock dividends.

Weighted average shares reconciliation is as follows:

                           Year Ended December 31,
                          ------------------------
                             2005    2004    2003
                            -----   -----   -----
                          (In thousands of shares)
Basic                       3,467   2,970   2,936
Effect of stock options        89      71      53
                            -----   -----   -----
Diluted                     3,556   3,041   2,989
                            =====   =====   =====

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2005, 2004 and 2003 consisted solely of unrealized gain and losses on available for sale securities, net of tax.

RECENT ACCOUNTING PRONOUNCEMENTS: In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions". This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This Statement removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 when a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition this Statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This Statement was effective October 1, 2002. Adoption of this Standard did not have a material effect on the Corporation's Consolidated Financial Statements.

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

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), Accounting for Stock-Based Compensation ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the income statement based on their fair values. Prior to SFAS 123R, only certain pro forma disclosures of fair value were required. The amount of compensation is measured at the fair value of the options when granted, and this cost is expensed over the required service period, which is normally the vesting period of the options. SFAS 123R will apply to awards granted or modified after January 1, 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The future effect of the adoption of the new accounting principle on results of operations will depend on the level of future option grants, the vesting period for those grants and the fair value of the options granted at such future date. Existing options that are scheduled to vest after the adoption date are expected to result in additional compensation expense of approximately $23,000 in 2006.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Corporation's Consolidated Financial Statements.

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

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date. On October 10, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities." FSP FIN 46-6 has provided a deferral of the effective date for applying the provisions of FIN 46 for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, to the first fiscal year or interim period ending after December 15, 2003, with earlier adoption permitted. In December 2003, FASB issued FIN 46(R) to make certain technical corrections. The Corporation adopted this standard in the first quarter of 2004. It did not have any effect on the Corporation's Consolidated Financial Statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2005, no reserves were required.

(3) SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                      December 31, 2005
                                            -------------------------------------
                                                           Unrealized
                                            Amortized   ---------------     Fair
                                               Cost     Gains    Losses    Value
                                            ---------   -----   -------   -------
                                                       (In thousands)
Securities Available for Sale
   United States Government agencies         $24,170     $ --     ($355)  $23,815
   Mortgage backed securities                 25,503       35      (372)   25,166
   Collateralized mortgage obligations        10,936        5      (214)   10,727
   Municipal securities                       24,168       61      (249)   23,980
   Mutual fund                                   500       --       (11)      489
                                             -------     ----   -------   -------
      Total Securities Available for Sale     85,277      101    (1,201)   84,177
                                             -------     ----   -------   -------
Held to Maturity Securities
   Municipal securities                          115        4        --       119
   Trust Preferred securities                    250       --        (6)      244
   Mortgage backed securities                    729        2        (9)      722
                                             -------     ----   -------   -------
      Total Held to Maturity Securities        1,094        6       (15)    1,085
                                             -------     ----   -------   -------
      Total Securities                       $86,371     $107   ($1,216)  $85,262
                                             =======     ====   =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      December 31, 2004
                                            ------------------------------------
                                                          Unrealized
                                            Amortized   --------------     Fair
                                               Cost     Gains   Losses    Value
                                            ---------   -----   ------   -------
                                                       (In thousands)
Securities Available for Sale
   United States Government agencies         $12,661     $  4   ($ 44)   $12,621
   Mortgage backed securities                 16,181       31    (126)    16,086
   Collateralized mortgage obligations        10,699       35     (82)    10,652
   Municipal securities                       11,519      103     (54)    11,568
   Mutual fund                                   500       --      (2)       498
                                             -------     ----   -----    -------
      Total Securities Available for Sale     51,560      173    (308)    51,425
                                             -------     ----   -----    -------
Held to Maturity Securities
   Municipal securities                          125        3      --        128
   Trust Preferred securities                    250       --      --        250
   Mortgage backed securities                    786        7      (4)       789
                                             -------     ----   -----    -------
      Total Held to Maturity Securities        1,161       10      (4)     1,167
                                             -------     ----   -----    -------
      Total Securities                       $52,721     $183   ($312)   $52,592
                                             =======     ====   =====    =======

For the years ended December 31, 2005, 2004 and 2003, proceeds from sales of securities available for sale amounted to $15.2 million, $49.5 million and $35.8 million, respectively. Gross realized gains amounted to $90,000, $335,000 and $436,000, respectively. Gross realized losses amounted to $34,000, $144,000 and $19,000, respectively.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual security has been in continuous loss position. Unrealized losses on securities have not been recognized into income because the issuers' bonds are of high credit quality. We have the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates.

                                                         December 31, 2005
                                            -------------------------------------------
                                             Less than 12 Months      Over 12 Months
                                            --------------------   --------------------
                                               Gross                  Gross
                                            Unrealized     Fair    Unrealized     Fair
                                               Losses     Value      Losses      Value
                                            ----------   -------   ----------   -------
                                                           (In thousands)
Securities Available for Sale
   United States Government agencies          ($214)     $16,958     ($141)     $ 6,608
   Mortgage backed securities                  (176)      12,621      (196)       7,893
   Collateralized mortgage obligations         (108)       6,339      (106)       3,427
   Municipal securities                        (215)      15,534       (34)       1,493
   Mutual funds                                 (11)         489        --           --
                                              -----      -------     -----      -------
      Total Securities Available for Sale     ($724)     $51,941     ($477)     $19,421
                                              =====      =======     =====      =======

As of December 31, 2005, the unrealized loss on held to maturity securities was $15,000 and was in an unrealized loss position for less than twelve months.

                                                         December 31, 2004
                                            ------------------------------------------
                                             Less than 12 Months      Over 12 Months
                                            --------------------   -------------------
                                               Gross                  Gross
                                            Unrealized     Fair    Unrealized    Fair
                                               Losses     Value      Losses     Value
                                            ----------   -------   ----------   ------
                                                           (In thousands)
Securities Available for Sale
   United States Government agencies           ($44)     $ 6,717     $  --      $   --
   Mortgage backed securities                   (83)      10,860       (43)      2,400
   Collateralized mortgage obligations          (82)       6,276        --          --
   Municipal securities                         (35)       2,845       (19)        701
   Mutual funds                                  (2)         498        --          --
                                              -----      -------     -----      ------
      Total Securities Available for Sale     ($246)     $27,196      ($62)     $3,101
                                              =====      =======     =====      ======

As of December 31, 2004, the unrealized loss on held to maturity securities was $4,000 and was in an unrealized loss position for less than twelve months.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturity distribution of the investment portfolio as of December 31, 2005, 2004 and 2003 with weighted average yields to maturity.

                                                 2005                          2004                          2003
                                     ---------------------------   ---------------------------   ---------------------------
                                     Amortized     Fair    Yield   Amortized     Fair    Yield   Amortized     Fair    Yield
                                        Cost      Value     (%)       Cost      Value     (%)       Cost      Value     (%)
                                     ---------   -------   -----   ---------   -------   -----   ---------   -------   -----
                                                                          (In thousands)
U.S. Government debentures

One year or less                        7,358      7,253   3.26%      9,306      9,284   3.22%     10,251     10,217   3.35%
Over 1 year through five years          9,984      9,840   4.47%      1,956      1,936   3.05%      8,547      8,472   2.99%
Over 5 years through 10 years           6,828      6,722   5.34%      1,399      1,401   4.82%      2,999      3,003   4.35%
Over ten years                             --         --                 --         --                 --         --
                                      -------    -------   ----     -------    -------   ----     -------    -------   ----
                                       24,170     23,815   4.35%     12,661     12,621   3.37%     21,797     21,692   3.35%

State and political subdivisions *

One year or less                          140        140   6.28%        725        725   3.71%      1,110      1,121   5.68%
Over 1 year through five years          2,179      2,141   4.81%      6,482      6,491   4.58%      2,728      2,734   4.52%
Over 5 years through 10 years           4,398      4,367   5.90%      4,412      4,453   5.32%      7,828      7,809   5.34%
Over ten years                         17,566     17,451   6.60%         25         27   7.07%         --         --
                                      -------    -------   ----     -------    -------   ----     -------    -------   ----
                                       24,283     24,099   6.31%     11,644     11,696   4.81%     11,666     11,664   5.18%

U.S. government mortgage-backed
   and collateralized mortgage
   obligations                         37,168     36,615   4.60%     27,666     27,527   4.08%     24,211     24,231   3.97%
Mutual Fund (CRA Qualified)               500        489   3.98%        500        498   3.62%        500        496   2.66%
Trust Preferred securities                250        244   8.50%        250        250   6.50%         --         --
                                      -------    -------   ----     -------    -------   ----     -------    -------   ----
Total securities                      $86,371    $85,262   5.02%    $52,721    $52,592   4.08%    $58,174    $58,083   4.11%
                                      =======    =======   ====     =======    =======   ====     =======    =======   ====

Memo:
Total variable rate securities
   Included above                      12,625     12,419             13,557     13,455             11,065     10,977


* weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.

The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.

Investment securities of $55.5 million were pledged at December 31, 2005 to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  LOANS

Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $8,024,000 and $7,804,000 at December 31, 2005 and 2004, respectively. The total unused commitments related to these loans were $3,348,000 at December 31, 2005. During 2005, new loans and advances were $830,000, while repayments totalled $610,000.

The Bank grants loans to customers who reside primarily in Macomb, St. Clair and Oakland Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $109.9 million in outstanding loans at December 31, 2005, to commercial borrowers in the real estate rental and property management industry.

LOAN PORTFOLIO

The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

                              2005         2004       2003       2002       2001
                            --------     --------   --------   --------   --------
                                                (In thousands)
Commercial real estate(1)   $201,348     $166,686   $149,769   $122,917   $104,460
Commercial and industrial     26,753(2)    40,614     39,330     29,127     23,714
Residential real estate       74,601       64,240     60,046     41,373     17,497
Home equity lines             18,545       18,864     11,217      4,949      3,703
Consumer loans                13,054       14,377      9,844      5,161      4,324
Credit cards                     650          658        622        522        513
                            --------     --------   --------   --------   --------
Total loans                  334,951      305,439    270,828    204,049    154,211

(1) Included in the category of commercial real estate in the above table were real estate construction loans totaling $40.6 million, $18.2 million, $13.2 million, $14.1 million and $16.1 million for the years ended, 2005, 2004, 2003, 2002 and 2001, respectively.

(2) Approximately $12 million of the commercial and industrial loan portfolio was reclassified during the first quarter of 2005 as commercial real estate loans as detailed above.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the nominal interest rate sensitivity of selected loan portfolios at December 31, 2005. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of interest rate adjustments and possible repayments.

                                          (In thousands)
Commercial and industrial loans due
   during the years ending December 31,
   2006                                       $19,213
   2007 to 2010                                 7,540
   2011 and thereafter                             --
                                              -------
   Total loans                                $26,753
                                              =======

The total amount of commercial and industrial loans due after December 31, 2006 which have fixed interest rates is $2.6 million, while the total amount of these loans due after such date which have floating or adjustable interest rates is $4.9 million. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.

                                          (In thousands)
Real estate construction loans due
   during the years ending December 31,
   2006                                       $34,103
   2007 to 2010                                 6,502
   2011 and thereafter                             --
                                              -------
   Total loans                                $40,605
                                              =======

The total amount of construction loans due after December 31, 2006 which have fixed interest rates is $6.3 million and $207,000 in loans due after such date which have floating or adjustable interest rates. Some of these loans may have floor interest rate levels which will be reported as fixed interest rate loans.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                             2005      2004     2003     2002     2001
                                            ------    ------   ------   ------   ------
                                                           (In thousands)
Balance at beginning of the period          $3,377    $3,573   $3,377   $2,930   $2,654
Charge-offs:
Commercial real estate                         181        --       --      193       --
Commercial and industrial                       57     2,040       38      190      184
Residential real estate                        103        61       18       --       --
Home equity lines                               --        --       --       --       --
Consumer loans                                 171        71       64       57       65
Credit cards                                    12        44        3       28       12
                                            ------    ------   ------   ------   ------
   Total charge-offs                           524     2,216      123      468      261
                                            ------    ------   ------   ------   ------

Recoveries:
Commercial real estate                           1        --       --       --       --
Commercial and industrial                      606         1       19      114       42
Residential real estate                         --        --       --       31       --
Home equity lines                               --        --       --       --       --
Consumer loans                                  18        18       24       14       17
Credit cards                                     2         1        1        1        3
                                            ------    ------   ------   ------   ------
   Total recoveries                            627        20       44      160       62
                                            ------    ------   ------   ------   ------
Net charge-offs                               (103)    2,196       79      308      199
                                            ------    ------   ------   ------   ------
Provision charged to earnings                  100     2,000      275      755      475
                                            ------    ------   ------   ------   ------
Balance at the end of the period            $3,580    $3,377   $3,573   $3,377   $2,930
                                            ======    ======   ======   ======   ======

As a percentage of total portfolio loans      1.07%     1.11%    1.32%    1.65%    1.90%

Ratio of net charge-offs (net recoveries)
   during the period to average
   loans during the period                   (0.03%)    0.74%    0.03%    0.18%    0.13%

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

The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage loans and consumer loans) are considered impaired. The Corporation had $3,424,000 in loans and other real estate owned classified as nonperforming at December 31, 2005 and $1,456,000 at December 31, 2004.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES (IN THOUSANDS)

     The following table contains reserve allocations for types of loans for the years presented.

                             Commercial     Commercial     Residential   Home Equity   Consumer   Credit
                            Real Estate   and Industrial   Real Estate      Lines        Loans     Cards   Unallocated    Total
                            -----------   --------------   -----------   -----------   --------   ------   -----------   ------
Balances:

December 31, 2005             $1,526          $  594          $ 993         $138         $154      $ 24        $151      $3,580
   % of loans in category       60.1%            8.0%          22.3%         5.5%         3.9%      0.2%                  100.0%

December 31, 2004             $  805          $1,673          $ 441         $ 94         $205      $ 30        $129      $3,377
   % of loans in category       54.6%           13.3%          21.0%         6.2%         4.7%      0.2%                  100.0%

December 31, 2003             $2,015          $1,025          $ 181         $  8         $ 80      $ 17        $247      $3,573
   % of loans in category       55.3%           14.5%          22.2%         4.1%         3.6%      0.3%                  100.0%

December 31, 2002             $2,561          $  607          $  84         $ 16         $ 59      $ 26        $ 24      $3,377
   % of loans in category       60.2%           14.3%          20.3%         2.4%         2.5%      0.3%                  100.0%

December 31, 2001             $2,092          $  474          $  53         $ 12         $ 46      $ 12        $241      $2,930
   % of loans in category       67.7%           15.4%          11.3%         2.4%         2.8%      0.4%                  100.0%

LEGAL LENDING LIMIT

Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower. As of December 31, 2005, the legal lending limit was approximately $4.8 million or 15% of capital and surplus of the Bank; however, that limit can be increased (for individual loans) to approximately $10.4 million or 25% of capital and surplus, with two-thirds approval of the Board of Directors.

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

                                                December 31,
                                  ----------------------------------------
                                   2005     2004    2003    2002     2001
                                  ------   ------   ----   ------   ------
                                               (In thousands)
Nonaccrual loans
   Commercial real estate         $1,637   $  220   $277   $  419   $2,383
   Commercial and industrial         985      305     88        8       23
   Residential real estate            67       16     --      311      166
   Home equity lines                  --       --     --      101       --
   Consumer loans                     --       --     --       --       --
   Credit cards                       --       --     --       --       --
                                  ------   ------   ----   ------   ------
Total                              2,689      541    365      839    2,572

Accruing loans delinquent more
than 90 days
   Commercial real estate         $   --   $   --   $ --   $   --   $   --
   Commercial and industrial          --       --     --       --       --
   Residential real estate           621      100    116       --       --
   Home equity lines                  --       --     --       --       --
   Consumer loans                      1      124      1       --        4
   Credit cards                        1       10      2        6        6
                                  ------   ------   ----   ------   ------
Total                                623      234    119        6       10
                                  ------   ------   ----   ------   ------
Total nonperforming loans          3,312      775    484      845    2,582

Other real estate owned
   Commercial real estate            112      681    363      320       --
                                  ------   ------   ----   ------   ------
Total                                112      681    363      320       --
                                  ------   ------   ----   ------   ------
Total nonperforming assets        $3,424   $1,456   $847   $1,165   $2,582
                                  ======   ======   ====   ======   ======
Total nonperforming loans as a
   percentage of total loans        0.99%    0.25%  0.18%    0.41%    1.67%

Total nonperforming assets as a
   percentage of total assets       0.74%    0.37%  0.24%    0.41%    1.10%

The Corporation did not recognize any interest income in 2005, 2004 and 2003 on those loans classified as nonaccruing for the period ended December 31, 2005, 2004 and 2003. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period was $39,000, $46,000 and $20,000 during the periods of 2005, 2004 and 2003, respectively.

Nonperforming loans without a related allowance for credit losses totaled $784,000 and $471,000 for the periods ended December 31, 2005 and 2004, respectively. Nonperforming loans with a related allowance for credit losses totaled $2.5 million and $304,000 for the periods ended December 31, 2005 and 2004, respectively. The related allowance for nonperforming loans for the period ended December 31, 2005 and 2004 was $329,000 and $95,000, respectively. Total nonperforming loans averaged $1.8 million in 2005, $1.9 million in 2004 and $662,000 in 2003.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                   2005     2004
                                                 -------   ------
                                                  (In thousands)
Land                                             $ 1,340   $1,340
Buildings and improvements                         5,809    1,323
Building construction in process                      --    3,068
Leasehold improvements                               229      164
Furniture and equipment                            3,803    2,929
Vehicles                                              56       51
                                                 -------   ------
                                                  11,237    8,875
Less accumulated depreciation and amortization     2,484    1,954
                                                 -------   ------
Net property and equipment                       $ 8,753    6,921
                                                 =======   ======

(7) TIME DEPOSITS

As of December 31, 2005, scheduled maturities of all time deposits are as follows:

                           (In thousands)
Year ending December 31,
2006                          $185,400
2007                            23,007
2008                             4,546
2009                            13,417
2010                             2,025
Subsequent years                    --
                              --------
Total time deposits           $228,395
                              ========

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2005.

                                          (In thousands)
Three months or less                         $ 67,051
Over three months to six months                22,796
Over six months to twelve months               53,571
Over one year to three years                   18,060
Over three years                               12,064
                                             --------
Total time deposits of $100,000 or more      $173,542
                                             ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) SHORT TERM BORROWINGS

Short term borrowings at December 31, 2005, consisted of short term FHLB advances of $26.7 million and securities sold with an agreement to repurchase of $13.2 million. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

                                                     2005      2004      2003
                                                   -------   -------   -------
                                                      (Dollars in thousands)
Amount outstanding at end of year
   Repurchase agreements                           $13,184   $11,492   $12,836
   Short-term FHLB advances                        $26,700   $17,000   $19,000

Weighted average interest rate on ending balance
   Repurchase agreements                              2.50%     1.00%     0.75%
   Short-term FHLB advances                           3.60%     2.23%     1.82%

Maximum amount outstanding at any month end
during the year
   Repurchase agreements                           $21,711   $24,995   $19,106
   Short-term FHLB advances                        $26,700   $17,000   $19,000

Average amount outstanding during the year
   Repurchase agreements                           $11,668   $12,653   $15,791
   Short-term FHLB advances                        $22,775   $16,500   $12,006

Weighted average interest rate
   Repurchase agreements                              1.99%     0.86%     0.71%
   Short-term FHLB advances                           3.22%     1.96%     1.93%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to attempt to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. The advances are collateralized by mortgage loans under a blanket collateral agreement totaling approximately $65.8 million and $61.6 million at December 31, 2005 and 2004, respectively. The advances are also secured by specific investment securities with an amortized cost of $32.8 million and $21.1 million and fair market values of $32.3 million and $21.1 million at December 31, 2005 and 2004, respectively. All advances with the exception of variable rate advances representing $13.7 million at December 31, 2005, all of which are short-term, have prepayment penalties. All advances have final maturities without callable provisions.

FHLB advances outstanding were as follows:

                                December 31, 2005            December 31, 2004
                           --------------------------   --------------------------
                            Ending     Average rate      Ending     Average rate
                           Balance   at end of period   Balance   at end of period
                           -------   ----------------   -------   ----------------
                                           (Dollars in thousands)
Short-term FHLB advances   $26,700         3.60%        $17,000         2.23%
Long-term FHLB advances     59,845         4.38%         46,360         3.90%
                           -------         ----         -------         ----
                           $86,545         4.14%        $63,360         3.45%

Long-term advances were comprised of 26 advances with maturities ranging from February 2007 to December 2012.

The principal maturities of long-term advances outstanding at December 31, 2005 are as follows:

                           (In thousands)
Year ending December 31,
2007                           $11,000
2008                            11,845
2009                             7,000
2010                            12,000
Subsequent years                18,000
                               -------
Total                          $59,845
                               =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The contractual repayment terms of the note include a variable rate payable, due in monthly installments to 2009, however dividends paid by the Corporation on unearned shares of common stock held by the ESOP can and have been used to repay the note, resulting in expected maturity of the note in 2008. In addition, the note is floating at prime rate which was 7.25% at December 31, 2005. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity. Dividends paid by the Corporation on unallocated shares of common stock held by the ESOP can be used to repay the loan used to purchase the Corporation's common stock at the discretion of the plan administrator. In 2005, $7,000 was paid from accumulated dividends on unallocated shares on the ESOP note payable in addition to the scheduled loan payments.

As of December 31, 2005, scheduled maturities of the ESOP note payable are as follows:

       (In thousands)
2006        $ 50
2007          50
2008          48
            ----
            $148
            ====

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

The subordinated debentures qualify for up to 25% of Tier I Capital. Any amount in excess of this limit may be included in Tier 2 Capital. At December 31, 2005, the total amount of subordinated debentures was included in the Corporation's Tier 1 Capital.

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2005, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and is considered "Well Capitalized".

On April 19, 2005, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2005 to stockholders of record on May 2, 2005. The outstanding numbers of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings, common stock and additional paid-in-capital were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                               2005              2004          Minimum Ratio            Ratio
                                         ---------------   ---------------      for Capital             to be
                                         Capital   Ratio   Capital   Ratio   Adequacy Purposes   "Well Capitalized"
                                         -------   -----   -------   -----   -----------------   ------------------
                                                   (In thousands)
Tier I capital to risk-weighted assets
   Consolidated                          $44,649   12.77%  $33,068   10.90%          4%                  NA
   Bank only                              41,691   11.95%   32,972   10.89%          4%                   6%

Total capital to risk-weighted assets
   Consolidated                           48,229   13.79%   38,177   12.58%          8%                  NA
   Bank only                              46,271   12.98%   36,349   12.00%          8%                  10%

Tier I capital to average assets
   Consolidated                           44,649    9.94%   33,068    8.47%          4%                  NA
   Bank only                              41,691    9.30%   32,972    8.47%          4%                   5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - The Corporation has a 401(k) defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $72,000, $72,000 and $78,000 were paid or accrued for the periods ended December 31, 2005, 2004 and 2003.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Bank established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2005, the plan had a total of 69,884 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into all participants' accounts are directly proportional to the ratio of the principal reductions to the total original principal amount. Dividends paid by the Corporation on common stock held by the ESOP, as committed-to-be released, are allocated proportionately to the number of shares of each participant. Dividends paid by the Corporation on unearned shares of common stock held by the ESOP can be used to repay the loan or used to purchase the Corporation's common stock at the discretion of the plan administrator. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $50,000 for 2005. As of December 31, 2005, 47,235 shares were committed-to-be released, with 22,648 remaining unearned. The value of unearned shares as of December 31, 2005, was $300,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 10). The ESOP intends to repay the loan (plus interest) using Bank contributions.

Information regarding the ESOP transactions for the years ended December 31 is as follows:

                                            2005   2004   2003
                                            ----   ----   ----
                                              (In thousands)
Amounts paid by ESOP for:
   Debt repayment *                          $57    $66    $50
   Interest                                  $11    $10    $13
   Other                                     $11    $12    $15
Amounts received from the Corporation as:
   Contributions                             $72    $72    $78

* Includes debt repayment in 2005 and 2004 from cash contained in ESOP from accumulated dividends.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - Effective April 30, 2003, the Corporation began sponsoring a non-qualifying defined benefit plan to provide supplemental retirement benefits for three key executives. The minimum benefit upon retirement for each participant is $75,000 and the maximum benefit is 50% of the average of the three highest years of compensation. Effective August 2005, the Corporation added two additional officers to the plan. The benefit payable upon retirement for these two additional executives is $50,000. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2005.

                                              2005
                                         --------------
                                         (In thousands)
Plan assets at fair value                    $  --
Benefit obligation                             731
                                             -----
Overfunded (underfunded) status              ($731)
                                             =====
Pension liability
                                             -----
Net pension costs                            $ 346
                                             -----
Change in minimum liability                  $ 346
                                             =====
Actuarial comparisons:
Weighted average discount rate                6.00%
Increase in future compensation levels        5.00%

To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2005, the cash surrender value of all bank owned life insurance policies on the participants amounted to $9.8 million. There were no supplemental retirement benefits paid by the plan during 2005.

STOCK OPTION PLANS - The Corporation has four stock-based compensation plans currently in existence: the 1996 Employee Stock Option Plan; the 1999 Stock Option Plan for Directors; the 2000 Employee Stock Option Plan; and the 2002 Incentive Plan. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation is authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 Employee Stock Option Plan and 494 shares are available for grant under the 2000 Employee Stock Option Plan. Under the 1999 Stock Option Plan for Directors, the Corporation is authorized to grant up to 40,400 shares. As of December 31, 2005, no further shares are available for grant. Under the 2002 Incentive Plan, as amended in 2004, up to 44,100 shares are available for directors and 209,475 for employees. In 2005, 60,500 stock options were granted to employees with terms of 10 years under the 2002 Incentive Plan. As part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 3,300 shares. At December 31, 2005, 31,170 shares were available to employees and 30,681 shares to directors. The shares awarded were recorded as director and employee compensation expense, respectively. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has estimated the fair value of the options issued in 2005 ranging from $4.32 to $5.88 per share (weighted average $4.66 per share). Options issued in 2004 and 2003 had an estimated fair value of $4.44 and $2.29 per share, respectively. The Corporation estimated the fair value of options using the Black-Scholes option pricing model. The Corporation issued incentive options for 60,500 shares during 2005. If the Corporation had used the fair value method of accounting and recognized compensation costs for the plans based on the fair value of awards at the grant date, net income and earnings per share on a pro forma basis would have been as follows:

                                                  Year Ended December 31,
                                           -------------------------------------
                                                  2005     2004     2003
                                                 ------   ------   -------
                                           (In thousands, except per share data)
   Net income, as reported                       $3,073   $2,207   $2,105
   Deduct: Total stock-based employee
      and director compensation expense
      under fair value based methods of
      awards, net of related tax effects           (377)    (198)    (128)
                                                 ------   ------   ------
   Pro forma net income                          $2,696   $2,009   $1,977
                                                 ======   ======   ======

Earnings per share
      Basic - as reported                        $ 0.89   $ 0.74   $ 0.72
      Basic - pro forma                          $ 0.78   $ 0.68   $ 0.67
      Diluted - as reported                      $ 0.86   $ 0.73   $ 0.70
      Diluted - pro forma                        $ 0.76   $ 0.66   $ 0.66

Earnings per share have been retroactively adjusted to reflect the issuance of stock dividends.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                            Year Ended December 31,
                                       ----------------------------------
                                         2005       2004         2003
                                       --------   --------   ------------
Dividend yield or expected dividends      1.49%      1.51%          1.81%
Riskfree interest rate                    4.50%      4.20%          4.30%
Expected life                          10 yrs.    10 yrs.    7 - 10 yrs.
Expected volatility                      22.66%     24.65%          9.60%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

                                                                  Year Ended December 31,
                                   ------------------------------------------------------------------------------------
                                              2005                         2004                         2003
                                   --------------------------   --------------------------   --------------------------
                                                  Weighted                     Weighted                     Weighted
                                   Number of      Average       Number of       Average      Number of      Average
                                     Shares    Exercise Price     Shares    Exercise Price     Shares    Exercise Price
                                   ---------   --------------   ---------   --------------   ---------   --------------
Outstanding, beginning of period    239,396        $ 8.33        192,509        $ 7.29        233,191        $ 6.47
Granted                              60,500         13.49         49,875         12.30         39,800         10.46
Exercised                           (10,541)         7.26         (2,988)         7.72        (78,829)         6.50
Forfeited                            (2,521)        10.45             --            --         (1,653)         5.44
                                    -------        ------        -------        ------        -------        ------
Outstanding, end of year            286,834        $ 9.44        239,396        $ 8.33        192,509        $ 7.29
                                    =======        ======        =======        ======        =======        ======

The following table shows summary information about stock options outstanding at December 31, 2005:

                    Stock Options Outstanding                         Stock Options Exercisable
-----------------------------------------------------------------   ----------------------------
                              Weighted Average                                      Weighted
    Range of        Number        Remaining      Weighted Average   Number of   Average Exercise
Exercise Prices   of Shares   Contractual Life    Exercise Price      Shares         Price
---------------   ---------   ----------------   ----------------   ---------   ----------------
    $ 7.83          15,766        0.3 years           $ 7.83          15,766         $ 7.83
      6.50           4,100        0.8 years             6.50           4,100           6.50
      4.74           4,112        4.0 years             4.74           4,112           4.74
      9.33           1,213        4.3 years             9.33           1,213           9.33
      4.99          13,954        4.8 years             4.99          13,954           4.99
  5.20 - 5.49       55,125        5.4 years             5.33          55,125           5.33
      7.71          46,856        6.4 years             7.71          46,856           7.71
      9.13           5,513        7.5 years             9.13           3,676           9.13
     10.83          30,870        7.9 years            10.83          30,870          10.83
12.30 - 12.96       48,825        8.9 years            12.30          44,625          12.31
     14.50          13,250        9.6 years            14.50          13,250          14.50
     13.21          47,250        9.9 years            13.21          47,250          13.21
                   -------                            ------         -------         ------
                   286,834                            $ 9.44         280,797         $ 9.40
                   =======                            ======         =======         ======

All share number and exercise price data have been adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) LEASES

Operating expense includes rentals on a leased facility and certain equipment in the amount of $380,000, $484,000 and $421,000 for 2005, 2004 and 2003,
respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2005:

                                (In thousands)
Year ending December 31,
2006                                $  226
2007                                   173
2008                                   159
2009                                   138
2010                                   109
Subsequent years                       541
                                    ------
Total minimum rental payments       $1,346
                                    ======

(15) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                         Year Ended December 31,
                                        ------------------------
                                         2005     2004     2003
                                        ------   ------   ------
                                             (In thousands)
Advertising, business development and
   public relations                     $  672   $  742   $  867
Data processing                            479      441      601
Professional and regulatory fees           438      308      463
Legal fees                                 439      554      283
Director fees                              302      317      291
Credit card processing                      42       34       32
Printing and supplies                      173      171      203
Telephone                                  152      187      195
Loan closing                                89      198      120
Other insurance                            121      149      100
Deposit insurance                           35       50       43
Single business tax                         97      133      168
Other                                      769      674      530
                                        ------   ------   ------
   Total other operating expense        $3,808   $3,958   $3,896
                                        ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The income tax expense for the years ended December 31 consists of the following:

                              2005    2004   2003
                             ------   ----   ----
                                (In thousands)
Current expense              $1,352   $527   $840
Deferred (benefit) expense     (173)   255     --
                             ------   ----   ----
Total income expense         $1,179   $782   $840
                             ======   ====   ====

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31 are as follows:

                                                           2005     2004
                                                          ------   ------
                                                           (In thousands)
Deferred tax assets
   Provision for loan losses                              $  919   $  930
   Depreciation                                              206      148
   SERP Expense                                              249      141
   Other                                                      57       73
   Unrealized net loss on securities available for sale      381       46
   Deferred loan costs                                        87       42
                                                          ------   ------
                                                           1,899    1,380
   Valuation allowance for deferred tax assets                         --
Deferred tax liabilities
   Mortgage subsidiary accumulated timing differences       (166)    (212)
   Original issue discount                                  (105)    (105)
   Accretion                                                 (12)      (2)
   FHLB dividends                                           (106)     (82)
   Other                                                     (56)     (33)
                                                          ------   ------
                                                            (445)    (434)
                                                          ------   ------
Net deferred tax asset                                    $1,454   $  946
                                                          ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                  Year Ended December 31,
                                                 ------------------------
                                                  2005     2004     2003
                                                 ------   ------   ------
                                                      (In thousands)
Provision at statutory federal income tax rate   $1,446   $1,016   $1,001
Nondeductible expenditures                           47       35       46
Tax exempt municipal interest                      (212)    (168)    (136)
Increase in cash surrender value of bank owned
   life insurance                                  (102)    (101)     (76)
Other, net                                           --       --        5
                                                  -----   ------   ------
Provision at effective federal income tax rate   $1,179   $  782   $  840
                                                  =====   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis. The discount rates used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the credit risk, overhead costs and optionality of such instruments. Considerable judgment is inherently required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below do not necessarily represent amounts that the Corporation could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of financial instruments:

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                  2005                    2004
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying    Estimated
                                          Amount    Fair Value    Amount    Fair Value
                                         --------   ----------   --------   ----------
                                                         (In thousands)
Financial Assets
   Cash and cash equivalents             $ 11,000    $ 11,000    $  7,183    $  7,183
   Securities                              85,271      85,262      52,586      52,592
   FHLB stock                               4,331       4,331       3,246       3,246
   Residential mortgages held for sale      4,286       4,286       6,491       6,491
   Loans, net of allowance                331,371     334,530     302,062     305,703
   Accrued interest receivable              2,122       2,122       1,391       1,391

Financial Liabilities
   Demand and savings deposits             85,978      85,978      93,065      93,065
   Time deposits                          228,395     227,321     185,791     185,368
   Repurchase agreements                   13,184      13,184      11,492      11,492
   Federal Home Loan Bank advances         86,545      85,161      63,360      63,729
   Accrued interest payable                   938         938         780         780
   ESOP note payable                          148         148         205         205
   Subordinated debentures                 10,310      10,619      10,310      10,310

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                   2005      2004
                                                 -------   -------
                                                   (In thousands)
Unused home equity lines of credit               $ 7,977   $ 6,427
Unused credit card lines                           3,238     1,790
Unused portion of construction lines of credit    22,310    20,368
Unused portion of all other credit lines          44,349    43,747
Standby letters of credit                            290       290
                                                 -------   -------
Total outstanding commitments                    $78,164   $72,622
                                                 =======   =======

(19) RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2005, the Bank's retained earnings available for the payment of dividends totaled $10.3 million. Accordingly, $32.2 million of the Corporation's investment in the Bank was restricted at December 31, 2005. Loans and advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's stock and surplus. Accordingly, at December 31, 2005, Bank funds available for loans or advances to the Corporation amounted to $3.2 million.

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

PARENT-ONLY BALANCE SHEET

                                                   December 31,
                                                -----------------
                                                  2005      2004
                                                -------   -------
                                                  (In thousands)
Assets
Cash                                            $ 2,493   $ 1,244
Investment in subsidiary                         42,574    33,762
Investment in unconsolidated subsidiary             310       310
Other assets                                        783       828
                                                -------   -------
   Total Assets                                 $46,160   $36,144
                                                =======   =======

Liabilities and Stockholders' Equity
Due to subsidiary                               $   318   $   243
Subordinated debentures                          10,310    10,310
                                                -------   -------
   Total Liabilities                             10,628    10,553

Common stock                                     31,154    20,774
Retained earnings                                 5,245     5,111
Unearned employee benefit                          (148)     (205)
Accumulated other comprehensive income             (719)      (89)
                                                -------   -------
   Total Stockholders' Equity                    35,532    25,591
                                                -------   -------
   Total Liabilities and Stockholders' Equity   $46,160   $36,144
                                                =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF OPERATIONS

                                               Year Ended December 31,
                                              ------------------------
                                               2005     2004     2003
                                              ------   ------   ------
                                                   (In thousands)
Operating Income
   Interest income                            $   67   $   28   $   61
                                              ------   ------   ------
   Total Interest Income                          67       28       61
Dividend from subsidiary                       1,175      760      920
                                              ------   ------   ------
   Total Interest and Dividend Income          1,242      788      981
Interest Expense
   Subordinated debentures                       746      548      520
                                              ------   ------   ------
   Net interest (loss) income                    496      240      461
   Other expense                                 972      814      580
                                              ------   ------   ------
   Total Operating Expense                       972      814      580
                                              ------   ------   ------
   Loss Before Taxes and Undistributed
      Income of Subsidiary                      (476)    (574)    (119)
Income tax benefit                              (561)    (452)    (353)
                                              ------   ------   ------
   Loss (Income) Before Share in
      Undistributed Income of Subsidiary          85     (122)     234
Share of undistributed income of subsidiary    2,988    2,329    1,871
                                              ------   ------   ------
   Net Income                                 $3,073   $2,207   $2,105
                                              ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF CASH FLOW

                                                            Year Ended December 31,
                                                          ---------------------------
                                                            2005      2004      2003
                                                          -------   -------   -------
                                                                 (In thousands)
Operating Activities
   Net income                                             $ 3,073   $ 2,207   $ 2,105
   Adjustments to reconcile net income to
      net cash flow from operating activities
      Undistributed income of subsidiary                   (2,988)   (2,329)   (1,871)
      Decrease (Increase) in other assets                      94      (218)     (111)
      Increase (decrease) increase in other liabilities        75       134       (37)
                                                          -------   -------   -------
   Net Cash (Used in) Provided by Operating Activities        254      (206)       86

Investing Activities
   Capital contribution to subsidiaries                    (3,134)   (1,036)     (162)
   Cash paid for River Place Financial Corporation           (512)       --        --
                                                          -------   -------   -------
   Net Cash Used in Investing Activities                   (3,646)   (1,036)     (162)

Financing Activities
   Stock options exercised/awards                             108        73       630
   Rights offering                                          5,275        --        --
   Cash dividend paid                                        (742)     (571)     (541)
   Repurchase of stock                                         --        --      (196)
                                                          -------   -------   -------
   Net Cash (Used in) Provided by Financing Activities      4,641      (498)     (107)
                                                          -------   -------   -------
(Decrease) Increase in Cash                                 1,249    (1,740)     (183)
Cash at the Beginning of the Period                         1,244     2,984     3,167
                                                          -------   -------   -------
Cash at the End of the Period                             $ 2,493   $ 1,244   $ 2,984
                                                          =======   =======   =======

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements throughout that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as anticipates, believes, estimates, expects, forecasts, intends, is likely, plans, projects, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether aniticipated or unanticipated), or otherwise.

Future factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: expected cost savings and synergies from our acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; expenses associated with the implementation of our trust and wealth management services might be greater than expected, whether due to a possible need to hire more employees than anticipated or other costs incurred in excess of budgeted amounts; the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; competitive pressures among depository institutions; interest rate movements and their impact on customer behavior and net interest margin; the impact of repricing and competitor's pricing initiatives on loan and deposit products; the ability to adapt successfully to technological changes to meet customers' needs and development in the market place; our ability to access cost-effective funding; changes in financial markets; changes in economic conditions in general and particularly as related to the automotive and related industries in the Detroit metropolitan area; new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; changes in accounting principles, policies or guidelines; and our future acquisitions of other depository institutions or lines of business.

EXECUTIVE SUMMARY

Community Central Bank Corporation is the holding company for Community Central Bank (the "Bank") in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, St. Clair and Wayne counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank operates locations servicing the Detroit metropolitan area, central and northwest Indiana, and northern Illinois. The Corporation's common shares trade on The NASDAQ National Market under the symbol "CCBD."

The results of operations depend largely on net interest income. Net interest income is the difference in interest income the Corporation earns on interest-earning assets, which comprise primarily commercial business, commercial real estate and residential real estate loans and the interest the Corporation pays on our interest-bearing liabilities, which are primarily deposits and borrowings. Management strives to match the repricing characteristics of the interest earning assets and interest bearing liabilities to protect net interest income from changes in market interest rates and changes in the shape of the yield curve.

The results of our operations may also be affected by local and general economic conditions. The largest geographic segment of our customer base is in Macomb County, Michigan. The economic base of the County continues to diversify from the automotive service sector. This trend should lessen the impact on the County of future economic downturns in the automotive sector of the economy. Macomb County's proximity to major highways and affordable housing has continued to spur economic growth in the area. Macomb County's outstanding debt had a credit rating of AAA from Moody's Investor Service as of April 2004. Changes in the local economy may affect the demand for commercial loans and related small to medium business related products. This could have a significant impact on how the Corporation deploys earning assets. The competitive environment among other financial institutions and

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

financial service providers and the Bank in the Macomb, Oakland, Wayne and St. Clair counties of Michigan may affect the pricing levels of various deposit products. The impact of competitive rates on deposit products may increase the relative cost of funds for the Corporation and thus negatively impact net interest income.

The Corporation continues to see competitive deposit rates offered from local financial institutions within the geographic proximity of the Bank which could have the effect of increasing the costs of funds to a level higher than management projects. The Corporation continues to utilize wholesale forms of funding earning assets through the FHLB and brokered certificates of deposit to balance both interest rate risk and the overall cost of funds. Brokered and internet certificates of deposit are based on a nationwide interest rate structure, typically at what is considered to be a premium interest rate. The local competition for certificates of deposit products has intensified and the Bank has found this type of wholesale funding to often effectively compete with the rates offered for similar term retail certificates of deposit products of local community and regional banks.

Community Central Mortgage Company, LLC ("the Mortgage Company"), which is a wholly owned mortgage-banking subsidiary of the Bank and the Corporation, has felt the effect of the nationwide slowdown in residential mortgage volumes. The Mortgage Company has scaled back both variable and fixed costs to better match the reduced revenue generated because of this origination slowdown.

On February 14, 2005, Community Central Bank Corporation completed a subscription rights offering. The Corporation received gross proceeds of approximately $5.3 million from the offering and will use the proceeds to fund its growth strategy, for working capital and for general corporate purposes.

On June 30, 2005, the Corporation completed its acquisition and merger with River Place Financial Corp., a Michigan-chartered bank ("River Place"), pursuant to which the Corporation acquired all of the outstanding equity interests of River Place. River Place was a private bank wholly owned by the descendants of Julius Stroh, founder of The Stroh Brewery Company. River Place was established in 1983 to manage the private banking and trust needs of the Stroh family; and trusts managed by its trust department owned and controlled Stroh Brewery until its sale in 1999. The total cash paid to shareholders of River Place was $512,000. The total shares of common stock of the Corporation exchanged for common shares surrendered from River Place were 199,999. Total gross capital generated from the transaction was $2.7 million. A total of $798,000 was generated in intangible assets from the transaction representing $638,000 of goodwill and $160,000 of an intangible asset associated with the customer relationships, which will be amortized for approximately 7 years. The total loans acquired through the transaction represented $682,000 at an estimated fair market value. The remaining asset base of River Place Financial Corporation recorded at estimated fair market values represented $2.3 million in short term agency debentures and cash on hand and other assets of $359,000. The total deposits assumed at the close of business on June 30, 2005 were $844,000. The remaining liabilities including accruals and severance payables were $57,000. A total of $75.0 million in off balance sheet trust assets under management were also acquired as part of the transaction.

William A. Penner, CEO of River Place, became the President of the Bank's newly created trust division. After retiring as First Vice President and Business Manager of Estate Settlement in a 30-year career for Comerica Bank, Mr. Penner took over as President of River Place in 1984. The trust division of the Bank has full trust powers and is actively pursuing additional trust customers aside from those relationships acquired as a result of the merger.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL INFORMATION

     The following table sets forth the Selected Consolidated Financial Statements for the period reported.

Selected Financial Condition Data

                                           For the Year Ended December 31,
                                ----------------------------------------------------
                                  2005       2004       2003       2002       2001
                                --------   --------   --------   --------   --------
Total assets                    $462,012   $391,538   $357,876   $287,636   $235,036
Securities available for sale     84,177     51,425     57,135     57,200     44,328
Securities held to maturity        1,094      1,161        895      1,290      1,207
Gross loans                      334,951    305,439    270,828    204,049    154,211
Allowance for credit losses        3,580      3,377      3,573      3,377      2,930

Total deposits                   314,373    278,856    255,356    200,719    192,314
FHLB advances                     86,545     63,360     54,374     44,388     13,400
Repurchase agreements             13,184     11,492     12,836      8,006      6,739
Subordinated debentures           10,310     10,310     10,000     10,000         --
Total stockholders' equity        35,532     25,591     23,776     22,147     20,477

Summary of Operations

                                           For the Year Ended December 31,
                                   -----------------------------------------------
                                     2005      2004      2003      2002      2001
                                   -------   -------   -------   -------   -------
                                        (In thousands, except per share data)
Interest income                    $24,230   $19,725   $16,420   $14,956   $15,534
Interest expense                    11,555     7,936     7,033     6,533     8,015
                                   -------   -------   -------   -------   -------
Net interest income                 12,675    11,789     9,387     8,423     7,519
Provision for credit losses            100     2,000       275       755       475
Non-interest income                  4,809     6,546     8,415     5,511     1,775
Non-interest expense                13,132    13,346    14,582    10,541     6,361
                                   -------   -------   -------   -------   -------
Income before taxes                  4,252     2,989     2,945     2,638     2,458
Provision for income tax expense     1,179       782       840       828       832
                                   -------   -------   -------   -------   -------
Net income                         $ 3,073   $ 2,207   $ 2,105   $ 1,810   $ 1,626
                                   =======   =======   =======   =======   =======
Per share data:*
Basic earnings                     $  0.89   $  0.74   $  0.72   $  0.63   $  0.56
Diluted earnings                   $  0.86   $  0.73   $  0.70   $  0.62   $  0.56
Dividend declared                  $  0.21   $  0.20   $  0.20   $  0.15   $    --

* Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Financial Ratios

                                           For the Year Ended December 31,
                                        ------------------------------------
                                         2005    2004    2003    2002   2001
                                        -----   -----   -----   -----   ----
Total nonperforming assets as a
   percentage of total assets            0.74%   0.37%   0.24%   0.41%  1.10%
Total nonperforming loans as a
   percentage of total loans             0.99%   0.25%   0.18%   0.41%  1.67%
Total allowance for credit losses
   as a percentage of total portfolio
   loans                                 1.07%   1.11%   1.32%   1.65%  1.90%
Return on average assets                 0.72%   0.57%   0.65%   0.70%  0.75%
Return on average equity                 9.43%   8.98%   9.20%   8.49%  8.23%
Net interest margin                      3.23%   3.31%   3.10%   3.43%  3.60%
Dividend payout ratio                   24.15%  25.87%  25.70%  22.15%    --
Average equity to average assets         7.61%   6.34%   7.06%   8.26%  9.06%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS

At December 31, 2005, the Corporation's total assets were $462.0 million, an increase of $70.5 million, or 18.0% from December 31, 2004. The largest segment of asset growth for the year ended occurred in the security portfolio and loan portfolios, which increased $32.7 million and $29.5 million, respectively.

The largest portion of loan growth occurred in the commercial real estate portfolio, which is consistent with the Corporation's commercial lending focus. During the first quarter of 2005, some categories of loans within the commercial and commercial real estate portfolio were reviewed to ensure proper reporting of the underlying collateral and purpose of the loan. It was determined that approximately $12 million of commercial and industrial loans should be classified as commercial real estate loans based on the underlying collateral. When both the commercial real estate loans and commercial and industrial loans are combined, the net increase from December 31, 2004 is $20.8 million representing the largest portion of total loan growth. Total growth in the commercial real estate portfolio and commercial and industrial portfolios was somewhat restricted by both payoffs and a highly competitive environment amongst local competing financial institutions. The residential mortgage portfolio was $74.6 million at December 31, 2005, an increase of $10.4 million, or 16.1%, for 2005. The majority of the residential mortgage loans are adjustable rate loans, which represented $50.5 million of the total portfolio, or 67.7% at December 31, 2005. These residential mortgage loans the Corporation considers to be held for investment in the residential portfolio comprise both banking relationships and other attributes deemed to match with the Corporation's interest rate risk profile. The home equity lines of credit ("HELOC") comprised $18.5 million at December 31, 2005, which was a decrease of $319,000 from December 31, 2004. This portfolio product is tied to Wall Street Journal prime interest rate. As short-term market rates have increased during 2005, some customers have moved balances out of the HELOC loan product into other fixed rate products with lower overall interest rates. These loans are fully secured by real estate and are generally originated with loan to values (including all prior liens) up to 95% of the appraised value of the real estate. The consumer portfolio ended December 31, 2005 at $13.1 million, which was a decrease of $1.3 million, primarily from pay downs in the portfolio. The largest portion of the consumer loan portfolio comprises boat loans. The Corporation's geographic proximity to Lake St. Clair and the lending experience in this area have been contributors to this segment of the portfolio. In 2005, the Corporation offered less competitive interest rates on boat loans to reduce potential credit exposure in the area. Management believes that potential downturns in the local economy could adversely affect borrower's ability to repay the outstanding loan, coupled with the potential decrease in collateral value. This change contributed to the decline in the overall consumer loan portfolio. At December 31, 2005 loans for boat loans comprised approximately $11.0 million, or 84.0% of the consumer loan portfolio and 3.3% of total loans. Credit card loans ended December 31, 2005 at $650,000, which was almost unchanged from $658,000 at December 31, 2004. The Corporation continues to book credit card loans as a customer accommodation and does not actively market this product.

Mortgage loans held for sale totaled $4.3 million at December 31, 2005 compared to $6.5 million at December 31, 2004. The mortgage loans were originated by the Bank's mortgage subsidiary. The decrease in total mortgages held for sale at December 31, 2005 compared to December 31, 2004 was due to a decrease in overall mortgage origination activity. Loans closed generally remain in loans held for sale for less than 30 days in duration. Loans are normally committed for sale before funding takes place.

The total investment securities portfolio at December 31, 2005 was $85.3 million, which was comprised of $84.2 million in available for sale securities and $1.1 million in held to maturity securities. The security portfolio consisted of government agency and bank qualified tax-exempt municipal securities. The total security portfolio increased $32.7 million from December 31, 2004. Excess funds were utilized to purchase securities as a result of slower than planned growth in the loan portfolio.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

United States Government agency securities of $23.8 million, which are primarily pledged against overnight repurchase agreements, increased $11.2 million from December 31, 2004 to December 31 2005 from purchases to fully collateralize outstanding pledging requirements of repurchase agreements during the year, coupled with portfolio management. Total mortgage backed securities of $25.8 million increased $9.0 million in 2005, with most of the increase occurring in investment products that offered defensive attributes by repricing upward in a rising interest rate environment. Collateralized mortgage obligations of $10.7 million remained materially unchanged in total, representing less of an overall investment portfolio percentage. The municipal security portfolio increased $12.4 million to $24.1 million in 2005 as a result of the Corporation's purchases of bank qualified tax-exempt municipal bonds, with substantially all purchases having AAA ratings through an underlying or insured basis. At December 31, 2005, the available for sale portfolio had net unrealized losses of $1.1 million, or approximately 1.29% of the aggregate portfolio. At December 31, 2004, the net unrealized losses in the available for sale portfolio ended at $135,000. Unrealized losses have not been recognized into income because of the issuers' bonds are of high credit quality. The Corporation has the intent and the ability to hold the securities for the foreseeable future and the decline in the fair value during 2005 was primarily due to increased market interest rates.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The allowance for credit losses as a percentage of total loans was 1.07% at December 31, 2005 versus 1.11% at December 31, 2004.

Net loan charge offs compared to total average loans for the period ended December 31, 2005 was (0.03%) which represented a net recovery position for the Corporation, compared to 0.74% for the period ended December 31, 2004. Net loan recoveries were $103,000 during 2005 compared to $2.2 million in net loan charge offs in 2004. The largest portion of loan recoveries in 2005 was attributable to a $1.0 million charge off on a commercial and industrial loan during the second quarter of 2004. The reserve allocations contained in the allowance for credit losses for the types of loans that had the largest change in allocation between 2004 and 2005 were commercial real estate loans, which increased $721,000, commercial and industrial loans which decreased $1,079,000 and residential real estate which increased $552,000. The overall allowance for credit losses increased $203,000 in 2005 ending at $3.6 million. These changes in reserve allocations between the types of loans were the result of changes in impairment as defined under SFAS 114 and under SFAS 5. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified substandard under its internal risk rating system, on an individual basis for impairment under SFAS 114. The level of allocation of the allowance is determined primarily on management's evaluation of collateral value, less the cost of disposal, for the loans reviewed in this category. The remainder of the loan portfolio is segmented into loan pools with similar risk characteristics for evaluation under SFAS 5.

At December 31, 2005, nonperforming loans, which represents nonaccruing loans and loans past due 90 days or more and still accruing interest, totaled $3.3 million compared to $775,000 at December 31, 2004, an increase of $2.5 million. The primary increase in nonperforming loans was $2.1 million related to an increase in two commercial relationships, a marina with collateral comprising commercial real estate and marine craft, and a tool and die manufacturer, being partially guaranteed by the Small Business Association and secured by commercial real estate. Additionally, nonperforming loans increased due to a higher level of delinquency in residential real estate loans over 90 days and still accruing interest. At December 31, 2005, residential real estate loans delinquent more than 90 days and still accruing interest was $621,000, compared to $100,000 at December 31, 2004. For additional information on our nonperforming assets, see nonperforming assets under Note 5 of the Notes to Consolidated Financial Statements.

Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. At December 31, 2005, there was $2.7 million of loans placed in nonaccrual status. Commercial loans are reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or
(c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before 120 days past due, the loan is reported as nonaccrual. A nonaccrual asset may be restored to accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, or is in the process of collection.

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

The primary risk element considered by management regarding each consumer and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Bank's position. The primary risk elements concerning commercial and industrial loans and commercial real estate loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews existence of collateral and its value.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2005, loans totaling $9,463,000 were not referenced in Note 5 of the Notes to Consolidated Financial Statements where the known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.

Although management believes that the allowance for credit losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for credit losses. It must be understood that inherent risks and uncertainties related to the operation of a financial institution require management to depend on estimates, appraisals and evaluations of loans to prepare the Corporation's financial statements. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management's assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses and net income could be significantly impacted.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIABILITIES

During the year ended December 31, 2005, total deposits increased $35.5 million to $314.4 million. The increase in deposits was attributable to increases in time deposits $100,000 and over and interest bearing checking ("NOW") accounts. Time deposits $100,000 and over increased $48.1 million during 2005. The largest contributor to the increase was due to brokered certificates of deposits, which increased $38.0 million representing the entire increase in total deposits for the year to $99.0 million at December 31, 2005. NOW accounts increased $9.2 million in 2005. In 2005, the Corporation marketed a premium interest bearing checking account for individuals paying a higher interest rate than other interest bearing checking and savings accounts, but requiring a higher collected average balance. Decreases in other deposit categories may have been related to the movement of funds into this premium rate product. Deposit categories that decreased during 2005 were money market accounts, savings accounts and time deposits under $100,000. These deposit accounts decreased $8.5 million, $7.7 million and $5.5 million during 2005. The decreases in these types of deposits may have also been due in part to the competitive rate environment, whereby the Corporation decided in some cases not to raise the interest rate on the deposit product at the same frequency or level to match or exceed interest rates given by local financial institutions. Noninterest bearing demand accounts, which is primarily comprised of corporate checking accounts, remained flat with a small decrease of $101,000 for 2005. The Corporation continues to utilize wholesale forms of funding earning assets through the Federal Home Loan Bank ("FHLB") and brokered certificates of deposit to balance both interest rate risk and the overall cost of funds. Brokered and internet certificates of deposit are based on a nationwide interest rate structure, typically at what is considered to be premium interest rate. The local competition for certificates of deposit products has intensified and the Bank has found this type of wholesale funding to often effectively compete with the rates offered for similar term retail certificates of deposit products of local community and regional banks.

                                           December 31, 2005       December 31, 2004
                                         ---------------------   ---------------------
                                          Balance   Percentage    Balance   Percentage
                                         --------   ----------   --------   ----------
                                                 (in thousands, except percent)
Noninterest bearing demand               $ 31,979      10.2%     $ 32,080      11.5%
NOW accounts-interest bearing checking     21,767       6.9%       12,575       4.5%
Money Market                               19,400       6.2%       27,871      10.0%
Savings                                    12,832       4.1%       20,539       7.4%
Time deposits under $100,000               54,853      17.4%       60,375      21.6%
Time deposits $100,000 and over           173,542      55.2%      125,416      45.0%
                                         --------     -----      --------     -----
Total deposits                           $314,373     100.0%     $278,856     100.0%
                                         ========     =====      ========     =====

The short-term borrowings increased $11.4 million to $39.9 million at December 31, 2005 from December 31, 2004, due to a increase in short term repurchase agreements of $1.7 million and a increase of $9.7 million in short term FHLB advances. Repurchase agreements are based on the seasonal needs for funds to the commercial and municipal customers who utilize the program and may vary in total size dependent upon the customer's needs. The weighted average interest rate on the ending balance of the short-term borrowings for December 31, 2005 and December 31, 2004, was 3.24% and 1.73%, respectively.

In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate investments, as part of its efforts to manage the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities. The total FHLB advances were comprised of $26.7 million in short term advances with a weighted average rate of 3.60% and long term advances of $59.8 million with a weighted average rate of 4.38%. The aggregate weighted rate of the entire FHLB advance portfolio was 4.14% with a weighted average remaining maturity of 3.3 years as of December 31, 2005. Long-term advances comprised thirty-two advances maturing from June 2007 to September 2015.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STOCKHOLDERS' EQUITY

Stockholders' equity was $35.5 million as of December 31, 2005. This was an increase of $9.9 million for the year ended December 31, 2005. The change in total stockholders' equity was primarily attributable to a rights offering of common stock in February 2005 and the acquisition and merger of River Place Financial Corporation in June 2005. These transactions added $5.3 million and $2.7 million in equity, respectively. Net income for 2005 of $3.1 million was another component of growth in equity and was partially offset by cash dividends declared in 2005 of $742,000. Stock options exercised and stock awards added $108,000 to equity in 2005. The change in other comprehensive income of $630,000 was due to the net change in after tax decreases in the available for sale security portfolio. Unrealized losses have not been recognized into income because the issuers' bonds are of high credit quality. The Corporation has the intent and the ability to hold the securities for the foreseeable future and the decline in the fair value during 2005 was primarily due to increased market interest rates. On April 19, 2005, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2005 to stockholders of record on May 2, 2005. The outstanding number of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings, common stock and additional paid-in-capital were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

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

                                                          Year Ended                     Year Ended
                                                  December 31, 2005 vs. 2004     December 31, 2004 vs. 2003
                                                 ----------------------------   ----------------------------
                                                          Increase (Decrease)            Increase (Decrease)
                                                           Due to Changes In              Due to Changes In
                                                          -------------------            -------------------
                                                           Volume                          Volume
                                                  Total   and Both     Rate      Total    and Both    Rate
                                                 ------   --------   --------   ------    --------   -----
                                                                         (In thousands)
Earning Assets - Interest Income
   Loans                                         $3,622    $1,476    $2,146     $3,061     $3,416    $(355)
   Securities                                       785       636       149        229        (95)     324
   Federal funds sold                                98       (72)      170         15          1       14
                                                 ------    ------    ------     ------     ------    -----
      Total                                       4,505     2,040     2,465      3,305      3,322      (17)
                                                 ------    ------    ------     ------     ------    -----
Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                    186       (29)      215        (10)        46      (56)
   Savings deposits                                 103        59        44        204        145       59
   Time deposits                                  2,008       405     1,603        622      1,083     (461)
   Other borrowings                               1,123       613       510         47        124      (77)
   Capitalized lease obligation and ESOP loan         1        (4)        5         (3)        (3)      --
   Subordinated debentures                          198        --       198         43         16       27
                                                 ------    ------    ------     ------     ------    -----
      Total                                       3,619     1,044     2,575        903      1,411     (508)
                                                 ------    ------    ------     ------     ------    -----
Net Interest Income                              $  886    $  996    $ (110)    $2,402     $1,911    $ 491
                                                 ======    ======    ======     ======     ======    =====

Net interest income was $12.7 million for the year ended December 31, 2005, an increase of $886,000 or 7.5% over the year ended December 31, 2004. Net interest margin, as measured on a tax equivalent basis, was 3.23% for 2005 compared with 3.31% in 2004. Growth in earning assets was the primary reason for the increase in net interest income for 2005, as net interest margin compressed slightly in 2005. Increases in interest income during 2005 were primarily driven by increases in earning asset yields. The increase in interest income related to the loan portfolios was largely driven by increases in the loan portfolio sensitive to prime interest rate increases, which primarily occurred in the commercial and home equity line portfolios. An increase in interest income from the security portfolio was primarily due to increase in volume, as the majority of the investment portfolio is fixed rate in nature. Increases in various categories of interest expense were primarily driven by increases in interest rates paid on deposits and other borrowings. The largest increase in interest expense was associated with time deposits. Increases in interest expense on time deposits contributed 62.3% of the overall increase in interest expense due to an increase in rate. Conversely, the increase interest expense due to other borrowings was primarily due to increases in volume and secondarily due to increases in rates, as the duration of the FHLB advances is much longer than other categories of deposits and borrowed funds.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The average yield on earning assets for 2005 was 6.03% compared to 5.39% in 2004. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2005 was 6.51% compared to 5.80% in 2004. In 2005, the Federal Open Market Committee of the Federal Reserve Bank increased the overnight federal funds rate eight times. At the end of 2005, the Community Central Bank prime rate stood at 7.25%. The commercial, commercial real estate and home equity line loan portfolios that reprice with prime interest rate changes totaled approximately $154 million and the primary driver for the increase in total loan yield during 2005. The Corporation's security portfolio had an average non-tax adjusted yield of 4.07% during 2005, although yield climbed through 2005, with the ending weighted average taxable equivalent yield to maturity at December 31, 2005 totaling 5.02%. At December 31, 2005, $12.6 million of the total investment portfolio was variable rate based in nature.

The average rate paid on interest bearing liabilities in 2005 was 3.24% compared to 2.43% in 2004. The increase in the average rate was due to the overall rate paid on interest bearing liabilities due to the increase in overall market interest rates. The increase in the average yield for NOW and money market accounts for 2005 was primarily attributable to the introduction of a premium rate based NOW account, with the average yield to 1.50% in 2005 versus 1.00% in 2004. The average yield paid on savings also increased moving to 1.94% in 2005 from 1.64% in 2004, from the introduction of a high balance savings product. The average yield on time deposits increased due to the increase in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio increased to 3.31% in 2005 from 2.47% in 2004. The yield on FHLB advances and repurchase agreements increased to 3.66% in 2005 from 2.91% in 2004 due to new advances, repricing of variable advances and the increase in the interest rate paid on repurchase agreements moving to 2.50% at the end of 2005 from 1.00% at the end of 2004. The average rate paid on the subordinated debenture increased in 2005 to 7.24% from 5.32%, closely tracking the overall increase in short-term market interest rates in 2005. This instrument is priced quarterly based on the three month libor rate.

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

                                                                   Year Ended December 31,
                                ---------------------------------------------------------------------------------------------
                                             2005                            2004                            2003
                                -----------------------------   -----------------------------   -----------------------------
                                           Interest   Average              Interest   Average              Interest   Average
                                 Average    Income/    Yield/    Average    Income/    Yield/    Average    Income/    Yield/
                                 Balance    Expense     Rate     Balance    Expense     Rate     Balance    Expense     Rate
                                --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                        (In thousands)
Assets
   Loans                        $324,290    $21,120    6.51%    $301,637    $17,498    5.80%    $242,742    $14,437    5.95%
   Securities                     71,472      2,907    4.07       55,825      2,122    3.80       58,330      1,893    3.25
   Federal funds sold              6,142        203    3.31        8,321        105    1.26        8,257         90    1.09
                                --------    -------             --------    -------             --------    -------
   Total Earning Assets/
      Total Interest Income/
         Average Yield           401,904     24,230    6.03      365,783     19,725    5.39%     309,329     16,420    5.31%
                                            -------                         -------                         -------
      Cash and due from banks      7,441                           7,313                           6,247
      All other assets            18,812                          14,204                           8,436
                                --------                        --------                        --------
      Total Assets              $428,157                        $387,300                        $324,012
                                ========                        ========                        ========
Liabilities and Equity
      NOW and money market
         accounts               $ 40,703        612    1.50     $ 42,633        426    1.00%    $ 38,007        436    1.15%
      Savings deposits            17,664        343    1.94       14,627        240    1.64        5,815         36    0.62
      Time deposits              203,170      6,733    3.31      190,957      4,725    2.47      147,199      4,103    2.79
      FHLB advances and
         repurchase
         Agreements               85,048      3,110    3.66       68,278      1,987    2.91       64,034      1,940    3.03
      ESOP loan                      179         11    6.15          237         10    4.22          297         13    4.38
   Subordinated debentures        10,310        746    7.24       10,310        548    5.32       10,000        505    5.05
                                --------    -------             --------    -------             --------    -------
      Total Interest Bearing
         Liabilities/ Total
         Interest
         Expense/Average
         Interest Rate Spread    357,074     11,555    3.24      327,042      7,936    2.43%     265,352      7,033    2.65%
                                            -------                         -------                         -------
      Noninterest bearing
         demand deposits          36,485                          34,567                          34,655
      All other liabilities        2,002                           1,124                           1,119
      Stockholders' equity        32,596                          24,567                          22,886
                                --------                        --------                        --------
      Total Liabilities and
         Stockholders' Equity   $428,157                        $387,300                        $324,012
                                ========                        ========                        ========
Net Interest Income                         $12,675                         $11,789                         $ 9,387
                                            =======                         =======                         =======
Net Interest Margin (Net
   Interest Income/Total
   Earning Assets)                                     3.15%                           3.22%                           3.03%
Taxable equivalent                                     3.23%                           3.31%                           3.10%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PROVISION FOR CREDIT LOSSES

The provision for credit losses for the year ended December 31, 2005 was $100,000, a decrease of $1.9 million from 2004. See Management's Discussion and Analysis of Financial Condition and Results of Operations- Assets.

NONINTEREST INCOME

Noninterest income for 2005 of $4.8 million decreased $1.7 million or 26.5% from 2004, primarily from a decrease of $1.5 million in mortgage banking income. The decrease in mortgage banking income was the result of lower gains on the sale of residential mortgage loans due to lower origination of residential loans sold in the secondary market. The slow down in refinance activity, coupled with a local slow down in new home purchases, contributed to this decrease. Total fiduciary income in 2005, from six months of trust department operations was $133,000. This income is not reflective of the costs involved in the trust operations which are part of other noninterest expense categories in the consolidated statement of income. Starting on June 30, 2005 the Bank began offering full trust services through the acquisition of River Place Financial Corporation. The fee income recognized during the last six months of 2005 was related to total fiduciary assets of $71.7 million. Total deposit service charges of $297,000 in 2005 remained unchanged from $298,000 recorded in 2004. The Corporation did not increase service charge income in 2005 and total checking account recorded in the category of noninterest bearing demand deposits remained relatively flat for 2005. Net realized security gains were $135,000 lower than the $191,000 recorded in 2004 primarily from the result of changes in market interest rates and the overall asset liability structuring needs of the Corporation. Other income was $571,000 in 2005, which was a decrease of $230,000 from 2004. The decrease was primarily attributable to a decrease in gains recorded on the sale of portfolio loans, which was $53,000 in 2005 versus $255,000 in 2004, or a decrease of $202,000.

NONINTEREST EXPENSE

Noninterest expense in 2005 was $13.1 million, a decrease of $214,000 from 2004, or a decrease of 1.60%. Salary, benefits and payroll taxes for 2005 were $7.7 million, a decrease of $201,000, or 2.5% compared to 2004. Salaries, benefits and payroll taxes related to the Mortgage Company decreased $1.0 million in 2005 compared to 2004. The decrease in salaries, benefits and payroll taxes from the Mortgage Company, being primarily variable based commission expense was directly related to the decrease in mortgage banking income noted above and detailed in the Consolidated Statement of Income. Offsetting the decrease in salaries, benefits and payroll taxes in the mortgage company was increases in salaries, benefits and payroll taxes attributable to the staffing of trust operations, which started in June 2005, the addition of two commercial lenders at the Rochester Hills branch location, the general growth and needs of infrastructure of the Corporation as well as merit increases, which averaged 3.0% through the Corporation. Total net occupancy expense of $1.6 million, increased $137,000 or 9.1% with the increase attributable to higher utility costs, the increased depreciation expense of the new headquarters and the general costs of expanded operations of the Corporation and subsidiaries. Total other operating expense of $3.8 million decreased $150,000 or 3.8% in 2005 over 2004, with the significant changes highlighted below. The higher level of loan workouts in 2004 over 2005 was the primary reason for the $115,000, or 20.7%, decrease in legal fees. Total advertising, business development and public relations expense of $672,000 decreased $70,000, or 9.4%, from 2004 due to an effort to reduce advertising conducted by outside vendors and concentrate on in-house staff. Data processing expense of $479,000 increased $38,000, or 8.6%, from continued emphasis on compliance and general safeguarding of operations. Professional and regulatory fees of $438,000 increased $130,000 or 42.2%, due to expenses associated with the placement fees for new officers, coupled with consulting and other expenses in the acquisition of River Place Financial Corporation. Telephone related costs of $152,000 decreased $35,000 or 18.7%, due in part to the installation of a voice over IP telephone system in April of 2005. Other categories of other noninterest expense were relatively unchanged during 2005.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

The provision for federal income taxes of $1,179,000 for 2005 increased $397,000 or 50.8%, from the federal income tax provision in 2004. The increase was primarily attributable to a higher level of pretax income in 2005 over 2004, coupled with a slightly higher effective tax rate. The effective tax rate for 2005 and 2004 was 27.7%and 26.2%, respectively. The statutory tax rate for the Corporation is 34%. The lower effective tax rate is primarily due to investments in bank qualified tax-exempt securities and the Bank's ownership in bank owned life insurance (BOLI). The increase in cash surrender value of BOLI is exempt from federal income tax.

LIQUIDITY AND CAPITAL RESOURCES; ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of other investment opportunities. Funding of loan requests providing for liability outflows and managing interest rate margins require continuous analysis to attempt to match the maturities and repricing of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. The major sources of liquidity for the Bank have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by $27.5 million in available unsecured federal funds borrowing facilities and a $100.0 million secured line of credit with the FHLB. Large deposit balances which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo certificates of deposit. We anticipate that we will have sufficient funds available to meet our future commitments. As of December 31, 2005, unused commitments comprised $78.2 million. The Bank has $173.5 million in time deposits coming due within the next twelve months from December 31, 2005. At December 31, 2005, the Bank had $99.0 million in brokered certificates of deposit, of which $74.4 million is due within one year or less. The Bank will continue to use brokered certificates and other wholesale funding sources for replacement sources of matured funds. Additionally, at December 31, 2005, municipal time deposits and internet time deposits were $30.1 million and $16.7 million, respectively. Municipal time deposits typically have maturities less than three months. $12.9 million of internet certificates of deposit mature in one year or less. On November 15, 2005, the Corporation's Board of Directors declared the Corporation's fifteenth consecutive quarterly cash dividend of $0.06 per common share, payable January 2, 2006, to shareholders of record December 1, 2005.

The largest uses and sources of cash and cash equivalents for the Corporation for the year ended December 31, 2005, as noted in the Consolidated Statement of Cash Flow, were centered primarily on the uses of cash in investing activities and the net cash provided by financing activities. The uses of cash in investing activities were largely due to the increase in loans of $28.7 million and the purchase of securities of $55.2 million, offset by maturities, calls and sales of securities totaling $23.4 million. The purchase of property and equipment for $2.4 million was primarily due to the completion of the construction of the new administration building for the Corporation and Bank. Offsetting the uses of cash in investing activities, was the area of cash provided from financing activities which included net increases in time deposits, short term borrowings and FHLB advances, net of repayment of $42.6 million, $1.7 million and $23.2 million, respectively. Partially offsetting these increases in cash from financing were decreases in demand and savings accounts of $7.1 million. Additionally, cash was provided from financing activities through the rights offering completed in February 2005, which totaled $5.4 million. The net cash provided in operating activities was $4.8 million, which was largely attributable to net income of $3.1 million and supplemented by the cash proceeds from the net decrease in the loans held for sale. Total cash and cash equivalents at the end of December 31, 2005 was $11.0 million, which was an increase of $3.8 million from December 31, 2004.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position to avoid wide swings in margins and to manage risk due to changes in interest rates.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents an analysis of our interest-sensitivity gap position at December 31, 2005. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

                                                   After Three    After One
                                         Within     Months But    Year But     After
                                          Three       Within       Within       Five
                                         Months      One Year    Five Years    Years      Total
                                        --------   -----------   ----------   -------   --------
                                                             (In thousands)
Interest earning assets
   Federal funds sold                   $  4,990    $      --    $       --   $    --   $  4,990
   Securities, at amortized cost           7,775       14,321        26,407    37,868     86,371
   FHLB stock                                 --           --            --     4,331      4,331
   Loans (including held for sale)       154,556       53,252        97,321    34,108    339,237
                                        --------    ---------    ----------   -------   --------
      Total                              167,321       67,573       123,728    76,307   $434,929
                                                                                        ========
Interest bearing liabilities
   NOW and money market accounts           3,535       15,236        22,396        --     41,167
   Savings deposits                        1,283        3,721         7,828        --     12,832
   Jumbo time deposits                    67,051       76,367        30,124        --    173,542
   Time deposits < $100,000               10,904       30,818        13,131        --     54,853
   Repurchase agreements                  13,184           --            --        --     13,184
   FHLB                                   18,700       13,000        36,845    18,000     86,545
   Capitalized lease obligation and
      ESOP loan                              148           --            --        --        148
   Subordinated debentures                10,310           --            --        --     10,310
                                        --------    ---------    ----------   -------   --------
      Total                              125,115      139,142       110,324    18,000   $392,581
                                        --------    ---------    ----------   -------   ========
Rate sensitivity gap                    $ 42,206     ($71,569)   $   13,404   $58,307
                                        ========    =========    ==========   =======
Cumulative rate sensitivity gap                      ($29,363)    ($ 15,959)  $42,348
                                                    =========    ==========   =======
Rate sensitivity gap ratio                 1.34x        0.49x         1.12x     4.24x

Cumulative rate sensitivity gap ratio                   0.89x         0.96x     1.11x

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

As of December 31, 2005, the table below reflects the impact the various instantaneous parallel shifts in the yield curve would have on net interest income over a twelve month period of time from the base forecast.

                                          Percentage Change
       Interest Rate Scenario          In Net Interest Income
       ----------------------          ----------------------
Interest rates up 300 basis points              0.86%
Interest rates up 200 basis points              1.14%
Interest rates up 100 basis points              0.90%
Base Case                                         --
Interest rates down 100 basis points           (1.38%)
Interest rates down 200 basis points           (2.55%)
Interest rates down 300 basis points           (4.69%)

APPLICATION OF CRITICAL ACCOUNTING POLICIES

ALLOWANCE FOR CREDIT LOSSES: The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, on an individual basis for impairment under SFAS 114. The level and allocation of the allowance is determined primarily on management's evaluation of collateral value, less the cost of disposal, for loans reviewed in this category. The remainder of the total loan portfolio is segmented into homogeneous loan pools with similar risk characteristics for evaluation under SFAS 5. The Corporation uses factors such as, historical portfolio losses, national and local economic trends and levels of delinquency to determine the appropriate level and allocation of the allowance for loans in this grouping. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses.

Inherent risks and uncertainties related to determination of adequacy of the allowance for credit losses require management to depend on estimates, appraisals and evaluations of loans to prepare the analysis. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management's assumptions and estimates, the allowance for credit losses may not be sufficient to absorb all future losses and net income could be significantly impacted.

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

SEC FORM 10-KSB

Copies of the Corporation's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to stockholders without charge, upon written request. Please mail your request to Ray T. Colonius; Corporate Treasurer, Community Central Bank Corporation, 120 North Main Street, Mount Clemens, MI 48043.

STOCK INFORMATION

The common stock of Community Central Bank Corporation trades on The NASDAQ National Market under the ticker symbol "CCBD." At December 31, 2005, there were 3,648,885 shares of Community Central Bank Corporation common stock issued and outstanding and approximately 460 shareholders of record.

The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation for 2004 and 2005, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by The NASDAQ National Market. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. The Corporation relies significantly upon dividends originating from the Bank to accumulate cash for payment of dividends to our stockholders. Restrictions of dividend payments from the Bank are described in Note 19 of the Notes to Consolidated Statements included in this Annual Report.

                2005           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $14.50   $12.54      $.06
Third      15.39    13.58       .05
Second     15.88    13.79       .05
First      17.45    12.92       .05

                2004           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $13.52   $10.82      $.05
Third      13.14    10.29       .05
Second     12.86    12.01       .05
First      13.15    11.34       .05

Price information has been retroactively adjusted to reflect the issuance of stock dividends

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

PRIMARY MARKET MAKERS

Raymond James & Associates, Inc.
880 Carillon Park
St. Petersburg, FL 33716

McConnell Budd & Romano, Inc.
365 South Street
Morristown, NJ 07960

Hill, Thompson, Magid & Co., Inc.
15 Exchange Place
Jersey City, NJ 07302-3912

Wedbush Morgan Securities, Inc.
1000 Wilshire Blvd., 9th Floor
Los Angeles, CA 90017

Howe Barnes Investment, Inc.
222 South Riverside Plaza, 7th Floor
Chicago, IL 60606

Knight Securities, L.P.
525 Washington Blvd.
Jersey City, NJ 07310

Susquehanna Capital Group
401 City Avenue
Balacynwd, PA 19003

UBS Capital Markets, L.P.
111 Pavosia Avenue East
Jersey City, NJ 07310

STOCK REGISTRAR AND TRANSFER AGENT

Computershare Trust Company, N.A.
PO Box 43010
Providence, RI 02940-3010
Shareholder Inquiries 1-800-426-5523
www.computershare.com

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct., Suite 500
Auburn Hills, MI 48326

LEGAL COUNSEL

Silver, Freedman & Taff, LLP
1700 Wisconsin Avenue, N.W.
Washington D.C. 20007

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (586) 783-4500, or by writing him at 120 North Main Street, Mount Clemens, MI 48043.

ANNUAL MEETING

This year's annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, April 18, 2006, at Best Western Concorde Inn, 44315 Gratiot Avenue, Clinton Township, MI 48036.