Form 10-K, Exhibit 13
period 2006-12-31
COMMUNITY CENTRAL BANK CORP
filed 2007-03-30
CIK 1014133

                                                                  Exhibit 13




                             COMMUNITY CENTRAL BANK
                                   CORPORATION

                     Report of Independent Registered Public
                                 Accounting Firm

                                       and

                               Stockholder Report

                                December 31, 2006

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

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2006 and 2005, and the results of its operations for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the consolidated basic financial statements taken as a whole. The information contained in Notes 3, 4, 5, and 8 pertaining to 2004, 2003 and 2002 is presented for the purposes of additional analysis and is not a required part of the consolidated basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                        /s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 7, 2007

                                                                     A MEMBER OF
                                                                      (MRI LOGO)
                         A WORLDWIDE ASSOCIATION OF INDEPENDENT ACCOUNTING FIRMS

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                  December 31,
                                                              -------------------
                                                                2006       2005
                                                              --------   --------
                                                                 (In thousands)
Assets
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                           $ 11,026   $  8,000
   Federal funds sold                                           13,700      3,000
                                                              --------   --------
   Total Cash and Cash Equivalents                              24,726     11,000
Securities available for sale, at fair value (Note 3)           80,916     84,177
Securities held to maturity, at amortized cost (Note 3)          1,017      1,094
FHLB stock                                                       4,540      4,331
Residential mortgage loans held for sale                         3,441      4,286
Loans (Note 4)
   Commercial real estate                                      236,399    201,348
   Commercial and industrial                                    28,393     26,753
   Residential real estate                                      72,517     74,601
   Home equity lines of credit                                  17,614     18,545
   Consumer loans                                               11,666     13,054
   Credit card loans                                               693        650
                                                              --------   --------
   Total Loans                                                 367,282    334,951
Allowance for credit losses (Note 5)                            (3,815)    (3,580)
                                                              --------   --------
   Net Loans                                                   363,467    331,371
Net property and equipment (Note 6)                              9,225      8,753
Accrued interest receivable                                      2,599      2,122
Other real estate                                                  108        112
Goodwill (Note 1)                                                1,381      1,381
Intangible assets, net of amortization (Note 1)                    145        210
Cash surrender value of Bank Owned Life Insurance (Note 13)     10,163      9,820
Other assets (Note 16)                                           3,300      3,355
                                                              --------   --------
   Total Assets                                               $505,028   $462,012
                                                              ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                December 31,
                                                            -------------------
                                                              2006        2005
                                                            --------   --------
                                                               (In thousands,
                                                             except share data)
Liabilities
Deposits
   Noninterest bearing demand deposits                      $ 33,331   $ 31,979
   NOW and money market accounts                              59,339     41,167
   Savings deposits                                           10,569     12,832
   Time deposits (Note 7)                                    252,617    228,395
                                                            --------   --------
   Total Deposits                                            355,856    314,373
Repurchase agreements (Note 8)                                15,688     13,184
Federal Home Loan Bank advances (Note 9)                      83,528     86,545
Accrued interest payable                                       1,257        938
Other liabilities (Note 13)                                    1,629        982
ESOP note payable (Note 10)                                       95        148
Subordinated debentures (Note 11)                             10,310     10,310
                                                            --------   --------
   Total Liabilities                                         468,363    426,480
Stockholders' Equity (Note 12)
   Common stock (No par value; 9,000,000 shares,
      authorized, and 3,829,758 issued and outstanding at
      12-31-2006 and 3,831,329 at 12-31-2005)                 33,220     31,154
   Retained earnings                                           4,303      5,245
   Unearned employee benefit (Note 13)                           (95)      (148)
   Accumulated other comprehensive loss                         (763)      (719)
                                                            --------   --------
   Total Stockholders' Equity                                 36,665     35,532
                                                            --------   --------
   Total Liabilities and Stockholders' Equity               $505,028   $462,012
                                                            ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                             Year Ended December 31,
                                                           ---------------------------
                                                             2006      2005      2004
                                                           -------   -------   -------
                                                                  (In thousands,
                                                              except per share data)
Interest Income
   Loans (including fees)                                  $26,732   $21,120   $17,498
   Taxable securities                                        3,203     2,294     1,641
   Tax exempt securities                                     1,241       613       481
   Federal funds sold                                          299       203       105
                                                           -------   -------   -------
   Total Interest Income                                    31,475    24,230    19,725
Interest Expense
   NOW and money market accounts                             1,176       612       426
   Savings deposits                                            299       343       240
   Time deposits                                            12,111     6,733     4,725
   Repurchase agreements and fed funds purchased               432       245       109
   Federal Home Loan Bank advances                           3,936     2,865     1,878
   ESOP loan interest expense                                   10        11        10
   Subordinated debentures                                     928       746       548
                                                           -------   -------   -------
   Total Interest Expense                                   18,892    11,555     7,936
                                                           -------   -------   -------
   Net Interest Income                                      12,583    12,675    11,789
Provision for credit losses (Note 5)                           550       100     2,000
                                                           -------   -------   -------
   Net Interest Income after provision for credit losses    12,033    12,575     9,789
Noninterest Income
   Fiduciary income                                            289       133        --
   Deposit service charges                                     357       297       298
   Net realized security gain (Note 3)                           8        56       191
   Mortgage banking income                                   3,376     3,752     5,256
   Other income                                                905       571       801
                                                           -------   -------   -------
   Total Noninterest Income                                  4,935     4,809     6,546
Noninterest Expense
   Salaries, benefits and payroll taxes (Note 13)            8,768     7,689     7,890
   Net occupancy expense (Note 14)                           1,865     1,635     1,498
   Other operating expense (Note 15)                         3,876     3,808     3,958
                                                           -------   -------   -------
   Total Noninterest Expense                                14,509    13,132    13,346
                                                           -------   -------   -------
Income Before Taxes                                          2,459     4,252     2,989
   Provision for Income Tax Expense (Note 16)                  363     1,179       782
                                                           -------   -------   -------
Net Income                                                 $ 2,096   $ 3,073   $ 2,207
                                                           =======   =======   =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)

                      Year Ended December 31,
                      -----------------------
                        2006    2005    2004
                       -----   -----   -----
                       (In thousands, except
                          per share data)
Per share data:*
   Basic earnings      $0.55   $0.84   $0.71
   Diluted earnings    $0.54   $0.82   $0.69
   Cash Dividends      $0.24   $0.21   $0.20

* Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                Year Ended December 31,
                                              --------------------------
                                                2006      2005     2004
                                              -------   -------   ------
                                                    (In thousands)
Net Income as Reported                        $ 2,096   $ 3,073   $2,207
Other Comprehensive Income
   Change in unrealized net (loss) gain on
      securities available for sale, net of
      tax of ($12) and a reclassification
      adjustment of ($7) in 2006, ($328) in
      2005, and $2 in 2004                        (44)     (630)       6
                                              -------   -------   ------
Comprehensive Income                          $ 2,052   $ 2,443   $2,213
                                              =======   =======   ======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   Accumulated
                                                       Unearned       Other
                                  Common    Retained   Employee   Comprehensive     Total
                                   Stock    Earnings   Benefits   Income (Loss)    Equity
                                 --------   --------   --------   -------------   --------
                                                       (In thousands)
Balance January 1, 2004          $ 18,917   $ 5,225     ($271)       ($ 95)       $ 23,776
Cash dividend                          --      (571)       --           --            (571)
Stock options exercised/awards         73        --        --           --              73
Stock dividend (Note 12)            1,750    (1,750)       --           --              --
Net income for 2004                    --     2,207        --           --           2,207
Release of ESOP shares                 34        --        66           --             100
Other comprehensive income             --        --        --            6               6
                                 --------   -------     -----        -----        --------
Balance December 31, 2005        $ 20,774   $ 5,111     ($205)       ($ 89)       $ 25,591
Cash dividend                          --      (742)       --           --            (742)
Stock options exercised/awards        108        --        --           --             108
Rights Offering                     5,275        --        --           --           5,275
Stock dividend (Note 12)            2,197    (2,197)       --           --              --
Net income for 2005                    --     3,073        --           --           3,073
Release of ESOP shares                 50        --        57           --             107
RPFC merger                         2,750        --        --           --           2,750
Other comprehensive income             --        --        --         (630)           (630)
                                 --------   -------     -----        -----        --------
Balance December 31, 2005        $ 31,154   $ 5,245     ($148)       ($719)       $ 35,532
Cash dividend                          --      (918)       --           --            (918)
Stock options exercised/awards        252        --        --           --             252
SFAS 123R                              23        --        --           --              23
Stock dividend (Note 12)            2,120    (2,120)       --           --              --
Net income for 2006                    --     2,096        --           --           2,096
Release of ESOP shares                 22        --        53           --              75
Repurchase of common stock           (351)       --        --           --            (351)
Other comprehensive income             --        --        --          (44)            (44)
                                 --------   -------     -----        -----        --------
Balance December 31, 2006        $ 33,220   $ 4,303     ($ 95)       ($763)       $ 36,665
                                 ========   =======     =====        =====        ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                                    Year Ended December 31,
                                                                               ---------------------------------
                                                                                  2006        2005        2004
                                                                               ---------   ---------   ---------
                                                                                         (In thousands)
Operating Activities
   Net income                                                                  $   2,096   $   3,073   $   2,207
   Adjustments to reconcile net income to net
      cash flow from operating activities:
      Net amortization of security premium                                           187         309         392
      Net gain on available for sale securities                                       (8)        (56)       (191)
      Provision for credit losses                                                    550         100       2,000
      Depreciation expense                                                           718         560         458
      Loss on disposal of property and equipment                                      --          --          40
      Deferred income tax (benefit) expense                                          (24)       (305)        255
      ESOP compensation expense                                                       75         107         100
      SFAS 123R option expense                                                        23          --          --
      Increase in accrued interest receivable                                       (477)       (731)        (86)
      Increase in other assets                                                      (187)     (1,200)       (549)
      Increase in accrued interest payable                                           319         158         269
      Increase in other liabilities                                                  647          38         192
      Loans originated held for sale                                            (119,934)   (142,072)   (172,831)
      Loans sold held for sale                                                   120,779     144,277     173,581
      Decrease (increase) in other real estate                                         4         569        (318)
                                                                               ---------   ---------   ---------
   Net Cash Provided By Operating Activities                                       4,768       4,827       5,519
Investing Activities
   Sales, maturities, calls and prepayments of securities available for sale      33,537      23,320      79,180
   Purchases of securities available for sale                                    (30,506)    (55,169)    (73,648)
   Maturities, calls, and prepayments of held to maturity securities                 158          65          95
   Purchases of held to maturity securities                                         (295)     (1,085)       (519)
   Increase in loans                                                             (32,646)    (28,727)    (36,807)
      Purchases of property and equipment                                         (1,190)     (2,392)     (3,442)
   Purchase of Bank Owned Life Insurance                                              --      (2,000)         --
                                                                               ---------   ---------   ---------
   Net Cash Used in Investing Activities                                         (30,942)    (65,988)    (35,141)
Financing Activities
   Net increase (decrease) in demand and savings deposits                         17,261      (7,087)     11,378
   Net increase in time deposits                                                  24,222      42,604      12,122
   Net increase (decrease) in short term borrowings                                2,504       1,692      (1,344)
   FHLB advances                                                                  38,700      50,900      29,000
   FHLB advance repayments                                                       (41,717)    (27,715)    (20,014)
   Payment of ESOP debt                                                              (53)        (57)        (66)
   Rights/Public Stock Offering                                                       --       5,275          --
   Stock options exercised                                                           252         108          73
   Cash dividends paid                                                              (918)       (742)       (571)
   Repurchase of stock                                                              (351)         --          --
                                                                               ---------   ---------   ---------
   Net Cash Provided by Financing Activities                                      39,900      64,978      30,578
   Increase (decrease) in Cash and Cash Equivalents                               13,726       3,817         956
   Cash and Cash Equivalents at the Beginning
      of the Period                                                               11,000       7,183       6,227
                                                                               ---------   ---------   ---------
   Cash and Cash Equivalents at the End of the Period                          $  24,726   $  11,000   $   7,183
                                                                               =========   =========   =========
Supplemental Disclosure of Cash Flow Information
   Interest paid                                                               $  18,892   $  11,555   $   7,667
   Federal Taxes Paid                                                          $     175   $   1,740   $     650
   Loans transferred to other real estate owned                                $     263   $     555   $     461
                                                                               =========   =========   =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

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

NATURE OF OPERATIONS: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management and Internet banking services. The Bank operates three full service facilities in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, northwest Indiana, northern Illinois, central Ohio and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

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

GOODWILL: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. As of December 31, 2006, the goodwill intangible asset of $1,381,000 had no impairment.

INTANGIBLES: The core deposit intangible of $19,000 as of December 31, 2006 consists of core deposit intangible assets arising from an acquisition. The assets were measured at fair value and are being amortized on an accelerated method over their estimated useful lives. Amortization expense of $41,000 was recognized in 2006. Under accelerated amortization, the core deposit intangible is expected to be fully amortized by 2008.

OTHER INTANGIBLE ASSETS: The other intangible assets of $126,000 as of December 31, 2006 consist of an intangible generated from an acquisition. The intangible is associated with customer relationships, which will be amortized straight-line over their estimated useful lives. Amortization expense of $23,000 was recognized in 2006. Under the straight-line method, the intangible asset is expected to be fully amortized by 2012.

STOCK OPTION PLAN AND ADOPTION OF SFAS 123R: In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123R "Share-based Payment" ("SFAS 123R"), a revision to Statement No. 123, "Accounting for Stock-Based Compensation." This standard requires the Corporation to measure the cost of employee services received in exchange for equity awards, including stock options, based on the grant date fair calculated value of the awards.

The Corporation adopted the provisions of SFAS 123R as of January 1, 2006. The standard provides for a modified prospective application. Under this method, the Corporation began recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, the Corporation is recognizing the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes. Prior periods have not been restated.

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

The effect of adoption of SFAS 123R in 2006 was a decrease in income from continuing operations and income before income taxes of $23,000 and a decrease in net income of $23,000. Cash flows from operating activities increased by $23,000. Basic and diluted earnings per share decreased by $0.01.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Weighted average shares reconciliation is as follows:

                           Year Ended December 31,
                          ------------------------
                             2006    2005    2004
                            -----   -----   -----
                          (In thousands of shares)
Basic                       3,823   3,640   3,119
Effect of stock options        63      93      74
                            -----   -----   -----
Diluted                     3,886   3,733   3,193
                            =====   =====   =====

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2006, 2005 and 2004 consisted solely of unrealized gain and losses on available for sale securities, net of tax.

RECENT ACCOUNTING PRONOUNCEMENTS: Financial Accounting Standard Number 157 Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 for fiscal years beginning after November 15, 2007. The Corporation has not determined the impact the adoption of SFAS 157 will have on the financial statements.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48) In July 2006, the Financial Accounting Standards Board (FASB) issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Corporation recognize in its financial statements the impact on a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Corporation's 2007 fiscal year, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Corporation is currently evaluating the impact of adopting FIN 48 on the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2006, no reserves were required.

(3)  SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                      December 31, 2006
                                            -------------------------------------
                                                           Unrealized
                                            Amortized   ---------------     Fair
                                              Cost      Gains    Losses    Value
                                            ---------   -----   -------   -------
                                                        (In thousands)
Securities Available for Sale
   United States Government agencies         $19,453     $--      ($243)  $19,210
   Mortgage backed securities                 19,331      21       (293)   19,059
   Collateralized mortgage obligations        11,273      17       (182)   11,108
   Municipal securities                       31,515      25       (486)   31,054
   Mutual fund                                   500      --        (15)      485
                                             -------     ---    -------   -------
      Total Securities Available for Sale     82,072      63     (1,219)   80,916
                                             -------     ---    -------   -------
Held to Maturity Securities
   Municipal securities                          105       3         --       108
   Trust Preferred securities                    250      --        (10)      240
   Mortgage backed securities                    662       1        (18)      645
                                             -------     ---    -------   -------
      Total Held to Maturity Securities        1,017       4        (28)      993
                                             -------     ---    -------   -------
      Total Securities                       $83,089     $67    ($1,247)  $81,909
                                             =======     ===    =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                        December 31, 2005
                                            ----------------------------------------
                                                            Unrealized
                                            Amortized   ------------------     Fair
                                               Cost     Gains     Losses      Value
                                            ---------   -----   ----------   -------
                                                         (In thousands)
Securities Available for Sale
   United States Government agencies         $24,170     $ --      ($355)    $23,815
   Mortgage backed securities                 25,503       35       (372)     25,166
   Collateralized mortgage obligations        10,936        5       (214)     10,727
   Municipal securities                       24,168       61       (249)     23,980
   Mutual fund                                   500       --        (11)        489
                                             -------     ----    -------     -------
      Total Securities Available for Sale     85,277      101     (1,201)     84,177
                                             -------     ----    -------     -------
Held to Maturity Securities
   Municipal securities                          115        4         --         119
   Trust Preferred securities                    250       --         (6)        244
   Mortgage backed securities                    729        2         (9)        722
                                             -------     ----    -------     -------
      Total Held to Maturity Securities        1,094        6        (15)      1,085
                                             -------     ----    -------     -------
      Total Securities                       $86,371     $107    ($1,216)    $85,262
                                             =======     ====    =======     =======

                                                        December 31, 2004
                                            ----------------------------------------
                                                            Unrealized
                                            Amortized   ------------------     Fair
                                               Cost     Gains     Losses      Value
                                            ---------   -----   ----------   -------
                                                         (In thousands)
Securities Available for Sale
   United States Government agencies         $12,661     $  4      ($44)     $12,621
   Mortgage backed securities                 16,181       31      (126)      16,086
   Collateralized mortgage obligations        10,699       35       (82)      10,652
   Municipal securities                       11,519      103       (54)      11,568
   Mutual fund                                   500       --        (2)         498
                                             -------     ----     -----      -------
      Total Securities Available for Sale     51,560      173      (308)      51,425
                                             -------     ----     -----      -------
Held to Maturity Securities
   Municipal securities                          125        3        --          128
   Trust Preferred securities                    250       --        --          250
   Mortgage backed securities                    786        7        (4)         789
                                             -------     ----     -----      -------
      Total Held to Maturity Securities        1,161       10        (4)       1,167
                                             -------     ----     -----      -------
      Total Securities                       $52,721     $183     ($312)     $52,592
                                             =======     ====     =====      =======

For the years ended December 31, 2006, 2005 and 2004, proceeds from sales of securities available for sale amounted to $11.8 million, $15.2 million and $49.5 million, respectively. Gross realized gains amounted to $54,000, $90,000 and $335,000, respectively. Gross realized losses amounted to $46,000, $34,000 and $144,000, respectively.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual security has been in continuous loss position. Unrealized losses on securities have not been recognized into income because the issuers' bonds are of high credit quality. We have the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates.

                                                         December 31, 2006
                                            -------------------------------------------
                                             Less than 12 Months      Over 12 Months
                                            --------------------   --------------------
                                               Gross                  Gross
                                            Unrealized     Fair    Unrealized     Fair
                                              Losses      Value      Losses      Value
                                            ----------   -------   ----------   -------
                                                           (In thousands)
Securities Available for Sale
   United States Government agencies          $   --     $    --      ($243)    $18,255
   Mortgage backed securities                     (5)        779       (288)     15,935
   Collateralized mortgage obligations            --         289       (182)      8,052
   Municipal securities                         (181)     12,532       (305)     14,125
   Mutual funds                                   --          --        (15)        485
                                              ------     -------    -------     -------
      Total Securities Available for Sale      ($186)    $13,600    ($1,033)    $56,852
                                              ======     =======    =======     =======

As of December 31, 2006, the unrealized loss on held to maturity securities was $28,000 and was in an unrealized loss position for over twelve months.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturity distribution of the investment portfolio as of December 31, 2006, 2005 and 2004 with weighted average yields to maturity.

                                                2006                          2005                          2004
                                    ---------------------------   ---------------------------   ---------------------------
                                    Amortized     Fair    Yield   Amortized     Fair    Yield   Amortized     Fair    Yield
                                       Cost      Value     (%)       Cost      Value     (%)      Cost       Value     (%)
                                    ---------   -------   -----   ---------   -------   -----   ---------   -------   -----
                                                                         (In thousands)
U.S. Government debentures
One year or less                       4,099      4,067   4.14%      7,358      7,253   3.26%      9,306      9,284   3.22%
Over 1 year through five years        12,122     11,958   4.64%      9,984      9,840   4.47%      1,956      1,936   3.05%
Over 5 years through 10 years          3,232      3,185   5.32%      6,828      6,722   5.34%      1,399      1,401   4.82%
Over ten years                            --         --                 --         --                 --         --
                                     -------    -------   ----     -------    -------   ----     -------    -------   ----
                                      19,453     19,210   4.65%     24,170     23,815   4.35%     12,661     12,621   3.37%
State and political subdivisions*
One year or less                         753        743   4.55%        140        140   6.28%        725        725   3.71%
Over 1 year through five years         3,700      3,632   4.78%      2,179      2,141   4.81%      6,482      6,491   4.58%
Over 5 years through 10 years          4,871      4,849   5.87%      4,398      4,367   5.90%      4,412      4,453   5.32%
Over ten years                        22,296     21,938   6.66%     17,566     17,451   6.60%         25         27   7.07%
                                     -------    -------   ----     -------    -------   ----     -------    -------   ----
                                      31,620     31,162   6.27%     24,283     24,099   6.31%     11,644     11,696   4.81%
U.S. government mortgage-backed
   and collateralized mortgage
   obligations                        31,266     30,812   4.92%     37,168     36,615   4.60%     27,666     27,527   4.08%
Mutual Fund (CRA Qualified)              500        485   3.98%        500        489   3.98%        500        498   3.62%
Trust Preferred securities               250        240   8.50%        250        244   8.50%        250        250   6.50%
                                     -------    -------   ----     -------    -------   ----     -------    -------   ----
Total securities                     $83,089    $81,909   5.38%    $86,371    $85,262   5.02%    $52,721    $52,592   4.08%
                                     =======    =======   ====     =======    =======   ====     =======    =======   ====
Memo:
Total variable rate securities
   Included above                      9,918      9,797             12,625     12,419             13,557     13,455

* weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.

The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.

Investment securities of $47.1 million were pledged at December 31, 2006 to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  LOANS

Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $7,678,000 and $8,024,000 at December 31, 2006 and 2005, respectively. The total unused commitments related to these loans were $3,378,000 at December 31, 2006. During 2006, new loans and advances were $310,000, while repayments totaled $656,000.

The Bank grants loans to customers who reside primarily in Macomb, St. Clair and Oakland Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $138.5 million in outstanding loans at December 31, 2006, to commercial borrowers in the real estate rental and property management industry.

LOAN PORTFOLIO

The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

                               2006       2005         2004       2003       2002
                             --------   --------     --------   --------  ---------
                                                 (In thousands)
Commercial real estate (1)   $236,399   $201,348     $166,686   $149,769   $122,917
Commercial and industrial      28,393     26,753(2)    40,614     39,330     29,127
Residential real estate        72,517     74,601       64,240     60,046     41,373
Home equity lines              17,614     18,545       18,864     11,217      4,949
Consumer loans                 11,666     13,054       14,377      9,844      5,161
Credit cards                      693        650          658        622        522
                             --------   --------     --------   --------   --------
Total loans                  $367,282   $334,951     $305,439   $270,828   $204,049
                             ========   ========     ========   ========   ========

(1) Included in the category of commercial real estate in the above table are real estate construction loans totaling $42.4 million, $40.6 million, $18.2 million, $13.2 million and $14.1 million for the years ended 2006, 2005, 2004, 2003 and 2002, respectively.

(2) Approximately $12 million of the commercial and industrial loan portfolio was reclassified during the first quarter of 2005 as commercial real estate loans.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the nominal interest rate sensitivity of selected loan portfolios at December 31, 2006. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of interest rate adjustments and possible repayments.

Commercial and industrial loans due
   during the years ending December 31,

                      (In thousands)
2007                      $19,121
2008 to 2011                8,688
2012 and thereafter           584
                          -------
Total loans               $28,393
                          =======

The total amount of commercial and industrial loans due after December 31, 2007 which have fixed interest rates is $3.6 million, while the total amount of these loans due after such date which have floating or adjustable interest rates is $5.7 million. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.

Real estate construction loans due
   during the years ending December 31,

                      (In thousands)
2007                     $28,347
2008 to 2011              14,034
2012 and thereafter           --
                         -------
Total loans              $42,381
                         =======

The total amount of construction loans due after December 31, 2007 which have fixed interest rates is $2.8 million and $11.2 million in loans due after such date which have floating or adjustable interest rates.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)  ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                          2006     2005     2004     2003     2002
                                         ------   ------   ------   ------   ------
                                                       (In thousands)
Balance at beginning of the period       $3,580   $3,377   $3,573   $3,377   $2,930
Charge-offs:
Commercial real estate                       --      181       --       --      193
Commercial and industrial                   248       57    2,040       38      190
Residential real estate                      21      103       61       18       --
Home equity lines                            21       --       --       --       --
Consumer loans                               40      171       71       64       57
Credit cards                                 13       12       44        3       28
                                         ------   ------   ------   ------   ------
   Total charge-offs                        343      524    2,216      123      468
                                         ------   ------   ------   ------   ------
Recoveries:
Commercial real estate                       --        1       --       --       --
Commercial and industrial                    14      606        1       19      114
Residential real estate                       8       --       --       --       31
Home equity lines                            --       --       --       --       --
Consumer loans                                5       18       18       24       14
Credit cards                                  1        2        1        1        1
                                         ------   ------   ------   ------   ------
   Total recoveries                          28      627       20       44      160
                                         ------   ------   ------   ------   ------
Net charge-offs                             315     (103)   2,196       79      308
                                         ------   ------   ------   ------   ------
Provision charged to earnings               550      100    2,000      275      755
                                         ------   ------   ------   ------   ------
Balance at the end of the period         $3,815   $3,580   $3,377   $3,573   $3,377
                                         ======   ======   ======   ======   ======

As a percentage of total portfolio loans   1.04%    1.07%    1.11%    1.32%    1.65%

Ratio of net charge-offs (net recoveries)
   during the period to average
   loans during the period                 0.09%   (0.03%)   0.74%    0.03%    0.18%

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

The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage loans and consumer loans) are considered impaired. The Corporation had $4,838,000 in loans and other real estate owned classified as nonperforming at December 31, 2006 and $3,424,000 at December 31, 2005.

COMMUNITY CENTRAL BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES (IN THOUSANDS)

     The following table contains reserve allocations for types of loans for the years presented.

                             Commercial     Commercial     Residential   Home Equity   Consumer   Credit
                            Real Estate   and Industrial   Real Estate      Lines        Loans     Cards   Unallocated    Total
                            -----------   --------------   -----------   -----------   --------   ------   -----------   ------
Balances:
December 31, 2006             $1,741          $  499          $ 931         $436         $155      $ 26      $   27      $3,815
   % of loans in category       64.4%            7.7%          19.7%         4.8%         3.2%      0.2%                  100.0%
December 31, 2005             $1,526          $  594          $ 993         $138         $154      $ 24      $  151      $3,580
   % of loans in category       60.1%            8.0%          22.3%         5.5%         3.9%      0.2%                  100.0%
December 31, 2004             $  805          $1,673          $ 441         $ 94         $205      $ 30      $  129      $3,377
   % of loans in category       54.6%           13.3%          21.0%         6.2%         4.7%      0.2%                  100.0%
December 31, 2003             $2,015          $1,025          $ 181         $  8         $ 80      $ 17      $  247      $3,573
   % of loans in category       55.3%           14.5%          22.2%         4.1%         3.6%      0.3%                  100.0%
December 31, 2002             $2,561          $  607          $  84         $ 16         $ 59      $ 26      $   24      $3,377
   % of loans in category       60.2%           14.3%          20.3%         2.4%         2.5%      0.3%                  100.0%

LEGAL LENDING LIMIT

Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower. As of December 31, 2006, the legal lending limit was approximately $4.8 million or 15% of capital and surplus of the Bank; however, that limit can be increased (for individual loans) to approximately $10.9 million or 25% of capital and surplus, with two-thirds approval of the Board of Directors.

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

                                                December 31,
                                  ----------------------------------------
                                   2006     2005     2004    2003    2002
                                  ------   ------   ------   ----   ------
                                               (In thousands)
Nonaccrual loans
   Commercial real estate         $2,711   $1,637   $  220   $277   $  419
   Commercial and industrial         646      985      305     88        8
   Residential real estate            --       67       16     --      311
   Home equity lines                  --       --       --     --      101
   Consumer loans                     --       --       --     --       --
   Credit cards                       --       --       --     --       --
                                  ------   ------   ------   ----   ------
Total                              3,357    2,689      541    365      839
Accruing loans delinquent more
   than 90 days
   Commercial real estate         $   --   $   --   $   --   $ --   $   --
   Commercial and industrial          --       --       --     --       --
   Residential real estate           876      621      100    116       --
   Home equity lines                 336       --       --     --       --
   Consumer loans                    160        1      124      1       --
   Credit cards                        1        1       10      2        6
                                  ------   ------   ------   ----   ------
Total                              1,373      623      234    119        6
                                  ------   ------   ------   ----   ------
Total nonperforming loans          4,730    3,312      775    484      845
Other real estate owned
   Commercial real estate             --       --      681    363      320
   Residential real estate           108      112       --     --       --
                                  ------   ------   ------   ----   ------
Total                                108      112      681    363      320
                                  ------   ------   ------   ----   ------
Total nonperforming assets        $4,838   $3,424   $1,456   $847   $1,165
                                  ======   ======   ======   ====   ======
Total nonperforming loans as a
   percentage of total loans        1.29%    0.99%    0.25%  0.18%    0.41%
Total nonperforming assets as a
   percentage of total assets       0.96%    0.74%    0.37%  0.24%    0.41%

The Corporation did not recognize any interest income in 2006, 2005 and 2004 on those loans classified as nonaccruing for the period ended December 31, 2006, 2005 and 2004. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period was $140,000, $39,000 and $46,000 during the periods of 2006, 2005 and 2004, respectively.

Nonperforming loans without a related allowance for credit losses totaled $68,000 and $784,000 for the periods ended December 31, 2006 and 2005, respectively. Nonperforming loans with a related allowance for credit losses totaled $3.3 million and $2.5 million for the periods ended December 31, 2006 and 2005, respectively. The related allowance for nonperforming loans for the period ended December 31, 2006 and 2005 was $208,000 and $329,000, respectively. Total nonperforming loans averaged $3.4 million in 2006, $1.8 million in 2005 and $1.9 million in 2004.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                   2006      2005
                                                 -------   -------
                                                   (In thousands)
Land                                             $ 1,340   $ 1,340
Buildings and improvements                         5,869     5,809
Building construction in process                      --        --
Leasehold improvements                               585       229
Furniture and equipment                            4,533     3,803
Vehicles                                              56        56
                                                 -------   -------
                                                  12,383    11,237
Less accumulated depreciation and amortization     3,158     2,484
                                                 -------   -------
Net property and equipment                       $ 9,225   $ 8,753
                                                 =======   =======

(7)  TIME DEPOSITS

As of December 31, 2006, scheduled maturities of all time deposits are as follows:

Year ending December 31,   (In thousands)
------------------------   --------------
2007                          $165,849
2008                            41,567
2009                            25,427
2010                            18,905
2011                               869
Subsequent years                    --
                              --------
Total time deposits           $252,617
                              ========

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2006.

                                          (In thousands)
Three months or less                         $ 61,832
Over three months to six months                54,427
Over six months to twelve months               19,653
Over one year to three years                   52,428
Over three years                               18,759
                                             --------
Total time deposits of $100,000 or more      $207,099
                                             ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) SHORT TERM BORROWINGS

Short term borrowings at December 31, 2006, consisted of short term FHLB advances of $14.0 million and securities sold with an agreement to repurchase of $15.7 million. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

                                                     2006      2005      2004
                                                   -------   -------   -------
                                                      (Dollars in thousands)
Amount outstanding at end of year
   Repurchase agreements                           $15,688   $13,184   $11,492
   Short-term FHLB advances                        $14,000   $26,700   $17,000
Weighted average interest rate on ending balance
   Repurchase agreements                              3.15%     2.50%     1.00%
   Short-term FHLB advances                           3.92%     3.60%     2.23%
Maximum amount outstanding at any month end
   during the year
   Repurchase agreements                           $21,832   $21,711   $24,995
   Short-term FHLB advances                         26,700   $26,700   $17,000
Average amount outstanding during the year
   Repurchase agreements                           $13,443   $11,668   $12,653
   Short-term FHLB advances                        $11,500   $22,775   $16,500
Weighted average interest rate
   Repurchase agreements                              2.91%     1.99%     0.86%
   Short-term FHLB advances                           3.76%     3.22%     1.96%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to attempt to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. The advances are collateralized by mortgage loans under a blanket collateral agreement totaling approximately $132.1 million and $65.8 million at December 31, 2006 and 2005, respectively. The advances are also secured by specific investment securities with an amortized cost of $28.0 million and $32.8 million and fair market values of $27.6 million and $32.3 million at December 31, 2006 and 2005, respectively. All advances with the exception of variable rate advances representing $3.0 million at December 31, 2006, all of which are short-term, have prepayment penalties. All advances have final maturities without callable provisions.

FHLB advances outstanding were as follows:

                                December 31, 2006            December 31, 2005
                           --------------------------   --------------------------
                            Ending     Average rate      Ending     Average rate
                           Balance   at end of period   Balance   at end of period
                           -------   ----------------   -------   ----------------
                                            (Dollars in thousands)
Short-term FHLB advances   $14,000         3.92%        $26,700         3.60%
Long-term FHLB advances     69,528         4.73%         59,845         4.38%
                           -------         ----         -------         ----
                           $83,528         4.60%        $86,545         4.14%

Long-term advances were comprised of 31 advances with maturities ranging from April 2008 to June 2016.

The principal maturities of long-term advances outstanding at December 31, 2006 are as follows:

Year ending December 31,   (In thousands)
------------------------   --------------
2008                           $11,828
2009                             7,000
2010                            12,000
2011                             5,500
Subsequent years                33,200
                               -------
Total                          $69,528
                               =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The contractual repayment terms of the note include a variable rate payable, due in monthly installments to 2009, however dividends paid by the Corporation on unearned shares of common stock held by the ESOP can and have been used to repay the note, resulting in expected maturity of the note in 2008. In addition, the note is floating at prime rate which was 8.25% at December 31, 2006. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity. Dividends paid by the Corporation on unallocated shares of common stock held by the ESOP can be used to repay the loan used to purchase the Corporation's common stock at the discretion of the plan administrator. In 2006, $7,000 was paid from accumulated dividends on unallocated shares on the ESOP note payable in addition to the scheduled loan payments.

As of December 31, 2006, scheduled maturities of the ESOP note payable are as follows:

       (In thousands)
2007         $50
2008          45
             ---
             $95
             ===

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) SUBORDINATED DEBENTURES

Community Central Capital Trust I, a business trust subsidiary of the Corporation, sold 10,000 Cumulative Preferred Securities ("trust preferred securities") at $1,000.00 per trust preferred security in June 2002. The proceeds from the sale of the trust preferred securities were used by the trust to purchase an equivalent amount of subordinated debentures from the Corporation. The trust preferred securities carry a variable rate of interest at the three month libor plus 365 basis points, have a stated maturity of 30 years, and, in effect, are guaranteed by the Corporation. The securities are redeemable at par after 5 years. Distributions on the trust preferred securities are payable quarterly on March 30, June 30, September 30 and December 30. The first distribution was paid on September 30, 2002. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the rate of the three month libor plus 365 basis points. The trust preferred securities are carried on the Corporation's consolidated balance sheet as a liability and the interest expense is recorded on the Corporation's consolidated statement of income. The Corporation owns common shares totaling $310,000 in Community Central Capital Trust 1 which are recorded in other assets of the consolidated balance sheet of the Corporation.

The subordinated debentures qualify for up to 25% of Tier I Capital. Any amount in excess of this limit may be included in Tier 2 Capital. At December 31, 2006, the total amount of subordinated debentures was included in the Corporation's Tier 1 Capital.

On February 15, 2007, Community Central Bank Corporation issued $18.0 million in trust preferred securities through Community Central Capital Trust II, a statutory trust formed by the Corporation for the purpose of issuing the securities. See Note 21 of these Notes to Consolidated Financial Statements for additional information.

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2006, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and is considered "Well Capitalized".

On April 18, 2006, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2006 to stockholders of record on May 2, 2006. The outstanding numbers of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings and common stock were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                               2006              2005          Minimum Ratio            Ratio
                                         ---------------   ---------------      for Capital             to be
                                         Capital   Ratio   Capital   Ratio   Adequacy Purposes   "Well Capitalized"
                                         -------   -----   -------   -----   -----------------   ------------------
                                                                       (In thousands)
Tier I capital to risk-weighted assets
   Consolidated                          $45,878   11.68%  $44,649   12.77%          4%                  NA
   Bank only                              43,677   11.14%   41,691   11.95%          4%                   6%
Total capital to risk-weighted assets
   Consolidated                           49,693   12.65%   48,229   13.79%          8%                  NA
   Bank only                              47,486   12.11%   46,271   12.98%          8%                  10%
Tier I capital to average assets
   Consolidated                           45,878    9.01%   44,649    9.94%          4%                  NA
   Bank only                              43,671    8.60%   41,691    9.30%          4%                   5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - The Corporation has a 401(k) defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $72,000, $72,000 and $72,000 were paid or accrued for the periods ended December 31, 2006, 2005 and 2004.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Bank established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2006, the plan had a total of 73,337 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into all participants' accounts are directly proportional to the ratio of the principal reductions to the total original principal amount. Dividends paid by the Corporation on common stock held by the ESOP, as committed-to-be released, are allocated proportionately to the number of shares of each participant. Dividends paid by the Corporation on unearned shares of common stock held by the ESOP can be used to repay the loan or used to purchase the Corporation's common stock at the discretion of the plan administrator. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $34,000 for 2006. As of December 31, 2006, 57,636 shares were committed-to-be released, with 15,701 remaining unearned. The value of unearned shares as of December 31, 2006, was $188,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 10). The ESOP intends to repay the loan (plus interest) using Bank contributions.

Information regarding the ESOP transactions for the years ended December 31 is as follows:

                                            2006   2005   2004
                                            ----   ----   ----
                                              (In thousands)
Amounts paid by ESOP for:
   Debt repayment*                           $53    $57    $66
   Interest                                  $10    $11    $10
   Other                                     $12    $11    $12
Amounts received from the Corporation as:
   Contributions                             $72    $72    $72

* Includes debt repayment in 2006 and 2005 from cash contained in ESOP from accumulated dividends.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - Effective April 30, 2003, the Corporation began sponsoring a non-qualifying defined benefit plan to provide supplemental retirement benefits for certain key executives. The plan which started in April 2003, benefiting three executive officers, have a minimum benefit upon retirement for each participant of $75,000 and the maximum benefit is 50% of the average of the three highest years of compensation. Effective August 2005, the Corporation added two additional executive officers to the plan, with the benefit payable upon retirement for these two additional executives is $50,000. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2006.

                                              2006
                                         --------------
                                         (In thousands)
Plan assets at fair value                   $     --
Benefit obligation                             1,320
                                            --------
Overfunded (underfunded) status              ($1,320)
                                            ========
Pension liability
                                            --------
Net pension costs                           $    589
                                            --------
Change in minimum liability                 $    589
                                            ========
Actuarial comparisons:
Weighted average discount rate                   7.0%
Increase in future compensation levels           5.0%

To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2006, the cash surrender value of all bank owned life insurance policies on the participants amounted to $10.2 million. There were no supplemental retirement benefits paid by the plan during 2006.

STOCK OPTION PLANS - The Corporation had five stock-based compensation plans, two have expired, with three remaining. The 1996 Stock Option Plan for nonemployee directors and 1999 Stock Option Plan for Directors expired in 2003 and 2004, respectively. The three remaining plans, the 1996 and 2000 Employee Stock Plans and the 2002 Incentive Plan have various expiration dates. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation is authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 and 2000 Employee Stock Option Plan. Under the 2002 Incentive Plan, as amended in 2005, up to 46,305 shares were available for grant to directors and 324,948 for grant to employees. In December 2006, 46,000 stock options were granted to employees with terms of 10 years under the 2002 Incentive Plan. As part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 3,300 shares. At December 31, 2006, 98,292 shares were available to employees and 28,915 shares to directors under all remaining plans. The shares awarded were recorded as director and employee compensation expense, respectively. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation recognizes compensation expense using the Black Scholes option pricing model. The volatility assumption used in the Black Scholes formula is based on the volatility of Community Central Bank Corporation common stock, which is traded on the NASDAQ global market. The weighted average assumptions used in the Black Scholes model are noted in the table at the bottom of the page. The Corporation uses historic data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Corporation has estimated the fair value of the options issued in December 2006 at $3.20 per share. The options become exercisable on January 1, 2008 for 20% of shares covered under the agreement and for an additional 20% of the shares annually thereafter. Compensation expense connected with these options will be recognized at an annual rate of $29,000 from 2007 through 2012 for a total of $146,000. The forfeiture rate is assumed to be 1% of the total compensation expense. These options were not expensed in 2006, as the portion applicable under FAS 123R was considered insignificant. The Corporation will recognize compensation expense evenly over the requisite service period in future years through 2012. Options issued in 2005 and 2004 had an estimated fair value of $4.66 and $4.44 per share, respectively, The Corporation recognized $23,000 in compensation expense for those options vesting after the date of adoption of SFAS No. 123R under the modified prospective method and with no remaining compensation expense associated with this group of options in future years since they are fully vested. No tax expense was recognized as the options were incentive stock options.

                                                      Year Ended December 31,
                                                     ------------------------
                                                      2006     2005     2004
                                                     ------   ------   ------
                                                       (In thousands, except
                                                          per share data)
   Net income, as reported                           $2,096   $3,073   $2,207
   Add: Stock-based employee compensation expense,
      net of related tax effects, included in
      reported net income                                23       --       --
   Deduct: Total stock-based employee
      and director compensation expense
      under fair value based methods of
      awards, net of related tax effects                (23)    (377)    (198)
                                                     ------   ------   ------
   Pro forma net income                              $2,096   $2,696   $2,009
                                                     ======   ======   ======
Earnings per share
   Basic - as reported                               $ 0.55   $ 0.84   $ 0.71
   Basic - pro forma                                 $ 0.55   $ 0.74   $ 0.64
   Diluted - as reported                             $ 0.54   $ 0.82   $ 0.69
   Diluted - pro forma                               $ 0.54   $ 0.72   $ 0.63

Earnings per share have been retroactively adjusted to reflect the issuance of stock dividends.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                         Year Ended December 31,
                                       ---------------------------
                                         2006      2005      2004
                                       -------   -------   -------
Dividend yield or expected dividends      2.06%     1.49%     1.51%
Riskfree interest rate                    4.80%     4.50%     4.20%
Expected life                          10 yrs.   10 yrs.   10 yrs.
Expected volatility                      19.19%    22.66%    24.65%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

                                                       Year Ended December 31,
                                   --------------------------------------------------------------
                                           2006                  2005                 2004
                                   --------------------   ------------------   ------------------
                                               Weighted             Weighted             Weighted
                                    Number      Average    Number    Average    Number    Average
                                      of       Exercise      of     Exercise      of     Exercise
                                    Shares      Price      Shares     Price     Shares     Price
                                   --------    --------   -------   --------   -------   --------
Outstanding, beginning of period    300,486     $ 8.99    250,676    $ 7.93    202,134    $ 6.94
Granted                              46,000      11.30     63,525     12.85     52,369     11.71
Exercised                           (25,378)      7.16    (11,068)     6.91     (3,827)     7.35
Forfeited                            (6,563)     13.66     (2,647)     9.95         --        --
                                   -------      ------    -------    ------    -------    ------
Outstanding, end of year           314,545(a)   $ 9.38    300,486    $ 8.99    250,676    $ 7.93
                                   =======      ======    =======    ======    =======    ======

The following table shows summary information about stock options outstanding at December 31, 2006:

                  Stock Options Outstanding                   Stock Options Exercisable
------------------------------------------------------------  -------------------------
                  Number  Weighted Average                     Number      Weighted
    Range of        of        Remaining     Weighted Average     of    Average Exercise
Exercise Prices   Shares  Contractual Life   Exercise Price    Shares        Price
---------------  -------  ----------------  ----------------  -------  ----------------
     $4.52         4,318      3.0 years          $ 4.52         4,318       $ 4.52
      4.75        14,653      3.8 years            4.75        14,653         4.75
  4.95 - 5.23     54,986      4.4 years            5.07        54,986         5.07
      7.34        48,041      5.4 years            7.34        48,041         7.34
  8.70 - 8.89      7,062      6.5 years            8.73         7,062         8.73
     10.31        31,256      6.9 years           10.31        31,256        10.31
 11.71 - 12.34    51,266      7.9 years           11.72        51,266        11.72
     13.81         8,138      8.6 years           13.81         8,138        13.81
     12.58        48,825      8.9 years           12.58        48,825        12.58
     11.30        46,000     10.0 years           11.30            --           --
                 -------                         ------       -------       ------
                 314,545                         $ 9.38       268,545         9.06
                 =======                         ======       =======       ======

All share number and exercise price data have been adjusted to reflect the issuance of stock dividends.

(a) The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2006 was $823,000 and $1,093,000, respectively, based on the share price of $12.00 for Community Central Bank Corporation common stock at December 31, 2006. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $108,000, $70,000 and $10,000,
respectively. The federal income tax benefit from the exercise of nonqualified stock options in 2006 was $32,000.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) LEASES

Operating expense includes rentals on a leased facility and certain equipment in the amount of $422,000, $380,000 and $484,000 for 2006, 2005 and 2004,
respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2006:

Year ending December 31,        (In thousands)
------------------------        --------------
2007                                $  250
2008                                   196
2009                                   187
2010                                   181
2011                                   108
Subsequent years                       411
                                    ------
Total minimum rental payments       $1,333
                                    ======

(15) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                                          Year Ended December 31,
                                                         ------------------------
                                                          2006     2005     2004
                                                         ------   ------   ------
                                                              (In thousands)
Advertising, business development and public relations   $  645   $  672   $  742
Data processing                                             549      479      441
Professional and regulatory fees                            425      438      308
Legal fees                                                  316      439      554
Director fees                                               316      302      317
Credit card processing                                       47       42       34
Printing and supplies                                       165      173      171
Telephone                                                   214      152      187
Loan closing                                                171       89      198
Other insurance                                             131      121      149
Deposit insurance                                            41       35       50
Single business tax                                          87       97      133
Other                                                       769      769      674
                                                         ------   ------   ------
   Total other operating expense                         $3,876   $3,808   $3,958
                                                         ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The income tax expense for the years ended December 31 consists of the following:

                              2006    2005    2004
                             -----   ------   ----
                                 (In thousands)
Current expense              $ 387   $1,484   $527
Deferred (benefit) expense     (24)    (305)   255
                             -----   ------   ----
Total income expense         $ 363   $1,179   $782
                             =====   ======   ====

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31 are as follows:

                                                           2006     2005
                                                          ------   ------
                                                           (In thousands)
Deferred tax assets
   Provision for loan losses                              $  722   $  626
   Depreciation                                              131      166
   SERP Expense                                              449      249
   Unrealized net loss on securities available for sale      393      381
   NOL carryforward                                           72      121
   Intangible asset amortization                              71       59
   Mortgage subsidiary accumulated timing differences        155      171
   Deferred loan costs                                        --       43
   Other                                                      17       18
                                                          ------   ------
                                                           2,010    1,834

   Valuation allowance for deferred tax assets                --       --

Deferred tax liabilities
   Original issue discount                                  (104)     (66)
   Accretion                                                 (30)     (12)
   FHLB dividends                                           (104)    (106)
   Net deferred loan fees                                    (16)      --
   Goodwill amortization                                     (75)     (44)
   Other                                                     (59)     (20)
                                                          ------   ------
                                                            (388)    (248)
                                                          ------   ------
Net deferred tax asset                                    $1,622   $1,586
                                                          ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                 Year Ended December 31,
                                                 -----------------------
                                                  2006    2005     2004
                                                 -----   ------   ------
                                                      (In thousands)
Provision at statutory federal income tax rate   $ 836   $1,446   $1,016
Nondeductible expenditures                          43       47       35
Tax exempt municipal interest                     (399)    (212)    (168)
Increase in cash surrender value of bank owned
   life insurance                                 (117)    (102)    (101)
                                                 -----   ------   ------
Provision at effective federal income tax rate   $ 363   $1,179   $  782
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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                  2006                    2005
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying   Estimated
                                          Amount    Fair Value    Amount    Fair Value
                                         --------   ----------   --------   ----------
                                                         (In thousands)
Financial Assets
   Cash and cash equivalents             $ 24,726    $ 24,726    $ 11,000    $ 11,000
   Securities                              81,933      81,909      85,271      85,262
   FHLB stock                               4,540       4,540       4,331       4,331
   Residential mortgages held for sale      3,441       3,441       4,286       4,286
   Loans, net of allowance                363,467     365,905     331,371     334,530
   Accrued interest receivable              2,599       2,599       2,122       2,122

Financial Liabilities
   Demand and savings deposits            103,239     103,239      85,978      85,978
   Time deposits                          252,617     251,910     228,395     227,321
   Repurchase agreements                   15,688      15,688      13,184      13,184
   Federal Home Loan Bank advances         83,528      80,869      86,545      85,161
   Accrued interest payable                 1,257       1,257         938         938
   ESOP note payable                           95          95         148         148
   Subordinated debentures                 10,310      10,550      10,310      10,619

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                   2006      2005
                                                 -------   -------
                                                   (In thousands)
Unused home equity lines of credit               $ 8,973   $ 7,977
Unused credit card lines                           1,687     3,238
Unused portion of construction lines of credit    26,945    22,310
Unused portion of all other credit lines          55,566    44,349
Standby letters of credit                            763       290
                                                 -------   -------
Total outstanding commitments                    $93,934   $78,164
                                                 =======   =======

(19) RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2006, the Bank's retained earnings available for the payment of dividends totaled $13.1 million. Accordingly, $31.3 million of the Corporation's investment in the Bank was restricted at December 31, 2006. Loans and advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's stock and surplus. Accordingly, at December 31, 2006, Bank funds available for loans or advances to the Corporation amounted to $3.2 million.

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

PARENT-ONLY BALANCE SHEET

                                                   December 31,
                                                -----------------
                                                  2006      2005
                                                -------   -------
                                                  (In thousands)
Assets
Cash                                            $ 1,972   $ 2,493
Investment in subsidiary                         44,449    42,574
Investment in unconsolidated subsidiary             310       310
Other assets                                        801       783
                                                -------   -------
   Total Assets                                 $47,532   $46,160
                                                =======   =======
Liabilities and Stockholders' Equity
Due to subsidiary                               $   557   $   318
Subordinated debentures                          10,310    10,310
                                                -------   -------
   Total Liabilities                             10,867    10,628
Common stock                                     33,220    31,154
Retained earnings                                 4,303     5,245
Unearned employee benefit                           (95)     (148)
Accumulated other comprehensive income             (763)     (719)
                                                -------   -------
   Total Stockholders' Equity                    36,665    35,532
                                                -------   -------
   Total Liabilities and Stockholders' Equity   $47,532   $46,160
                                                =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF OPERATIONS

                                               Year Ended December 31,
                                              ------------------------
                                               2006     2005     2004
                                              ------   ------   ------
                                                   (In thousands)
Operating Income
   Interest income                            $   76   $   67   $   28
                                              ------   ------   ------
   Total Interest Income                          76       67       28
Dividend from subsidiary                       1,400    1,175      760
                                              ------   ------   ------
   Total Interest and Dividend Income          1,476    1,242      788
Interest Expense
   Subordinated debentures                       929      746      548
                                              ------   ------   ------
   Net interest (loss) income                    547      496      240
   Other expense                                 932      972      814
                                              ------   ------   ------
   Total Operating Expense                       932      972      814
                                              ------   ------   ------
   Loss Before Taxes and Undistributed
     Income of Subsidiary                       (385)    (476)    (574)
Income tax benefit                              (597)    (561)    (452)
                                              ------   ------   ------
   Loss (Income) Before Share in
      Undistributed Income of Subsidiary         212       85     (122)
Share of undistributed income of subsidiary    1,884    2,988    2,329
                                              ------   ------   ------
   Net Income                                 $2,096   $3,073   $2,207
                                              ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF CASH FLOW

                                                            Year Ended December 31,
                                                          ---------------------------
                                                            2006      2005      2004
                                                          -------   -------   -------
                                                                 (In thousands)
Operating Activities
   Net income                                             $ 2,096   $ 3,073   $ 2,207
   Adjustments to reconcile net income to
      net cash flow from operating activities
      Undistributed income of subsidiary                   (1,884)   (2,988)   (2,329)
      Decrease (Increase) in other assets                     (18)       94      (218)
      Increase (decrease) increase in other liabilities       239        75       134
                                                          -------   -------   -------
   Net Cash (Used in) Provided by Operating Activities        433       254      (206)

Investing Activities
   Capital contribution to subsidiaries                        63    (3,134)   (1,036)
   Cash paid for River Place Financial Corporation             --      (512)       --
                                                          -------   -------   -------
   Net Cash Provided by (Used in) Investing Activities         63    (3,646)   (1,036)

Financing Activities
   Stock options exercised/awards                             252       108        73
   Rights offering                                             --     5,275        --
   Cash dividend paid                                        (918)     (742)     (571)
   Repurchase of stock                                       (351)       --        --
                                                          -------   -------   -------
   Net Cash (Used in) Provided by Financing Activities     (1,017)    4,641      (498)
                                                          -------   -------   -------
(Decrease) Increase in Cash                                  (521)    1,249    (1,740)
Cash at the Beginning of the Period                         2,493     1,244     2,984
                                                          -------   -------   -------
Cash at the End of the Period                             $ 1,972   $ 2,493   $ 1,244
                                                          =======   =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21) SUBSEQUENT EVENTS

On February 13, 2007, Community Central Bank Corporation issued $18.0 million aggregate liquidation amount of cumulative trust preferred securities through Community Central Capital Trust II, a statutory trust formed by the Corporation for the purpose of issuing the securities (the "Trust II Securities"). The Trust II securities will bear a fixed distribution rate of 6.71% per annum through March 6, 2017, and thereafter will bear a floating distribution rate equal to 90-day LIBOR plus 1.65%. The Trust II Securities are redeemable, at the Corporation's option, in whole or in part, at par, beginning March 6, 2017, and if not sooner redeemed, mature on March 6, 2037. The Trust II Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended.

The Corporation anticipates using a portion of the proceeds from the sale of the Trust II Securities to fund the redemption of the $10.0 million aggregate liquidation amount of cumulative trust preferred securities issued by Community Central Capital Trust I, which may be deemed at par on or after June 30, 2007. The Corporation intends to use the remaining proceeds of the sale of the Trust II Securities for general corporate purposes.

(22) SUMMARY OF QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments, which are necessary for the fair presentation of the results of operations, for the periods presented.

                                               For the Year Ended December 31, 2006
                                      -----------------------------------------------------
                                      1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
                                      -----------   -----------   -----------   -----------
Total interest income                    $7,114        $7,864        $8,221       $8,276
Total interest expense                    3,970         4,633         5,065        5,224
Net interest income                       3,144         3,231         3,156        3,052
Provision for credit losses                  50           125            75          300
                                         ------        ------        ------       ------
Net interest income after provision
   for loan losses                        3,094         3,106         3,081        2,752
Other income                              1,202         1,302         1,255        1,176
Other expense                             3,416         3,641         3,610        3,842
                                         ------        ------        ------       ------
Income before taxes                         880           767           726           86
Income tax expense                          177           136           116          (66)
                                         ------        ------        ------       ------
Net income                               $  703        $  631        $  610       $  152(1)
                                         ======        ======        ======       ======
Earnings Per Share
Basic                                    $ 0.19        $ 0.16        $ 0.16       $ 0.04
Diluted                                  $ 0.18        $ 0.16        $ 0.16       $ 0.04

(1) The decrease in net income for the fourth quarter of 2006 was primarily the result on an increased loan loss provision over prior quarterly periods to reflect further softening of economic conditions in Southeastern Michigan, a lower level of net interest income from further margin compression from an increased cost of funds, a quarterly decrease in noninterest income primarily from a decrease in quarterly gains on the sale of residential mortgages and a quarterly increase in noninterest expense from higher legal costs and a lower level of deferral of loan origination costs.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                               For the Year Ended December 31, 2005
                                      -----------------------------------------------------
                                      1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
                                      -----------   -----------   -----------   -----------
Total interest income                    $5,427        $5,902        $6,257        $6,644
Total interest expense                    2,324         2,713         3,082         3,436
Net interest income                       3,103         3,189         3,175         3,208
Provision for credit losses                 100            --            --            --
                                         ------        ------        ------        ------
Net interest income after provision
   for loan losses                        3,003         3,189         3,175         3,208
Other income                                946         1,176         1,379         1,308
Other expense                             2,889         3,201         3,520         3,522
                                         ------        ------        ------        ------
Income before taxes                       1,060         1,164         1,034           994
Income tax expense                          308           334           283           254
                                         ------        ------        ------        ------
Net income                               $  752        $  830        $  751        $  740
                                         ======        ======        ======        ======
Earnings Per Share
Basic                                    $ 0.22        $ 0.23        $ 0.20        $ 0.19
Diluted                                  $ 0.21        $ 0.23        $ 0.19        $ 0.19

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

EXECUTIVE SUMMARY

Community Central Bank Corporation is the holding company for Community Central Bank (the "Bank") in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, St. Clair and Wayne counties with a full range of lending, deposit, trust, wealth management and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank operates locations servicing the Detroit metropolitan area, northwest Indiana, northern Illinois and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank. The Corporation's common shares trade on The NASDAQ Global Market under the symbol "CCBD."

Our results of operations depend largely on net interest income. Net interest income is the difference in the interest income the Corporation earns on interest-earning assets, which are comprised primarily of commercial and real estate loans, and to a lesser extent commercial business and consumers loans, and the interest the Corporation pays on interest-bearing liabilities, which are primarily deposits and borrowings. Management strives to match the repricing characteristics of the interest-earning assets and interest-bearing liabilities to protect net interest income from changes in market interest rates and changes in the shape of the yield curve.

Our results of operations may also be affected by local and general economic conditions. The largest geographic segment of our customer base is in Macomb County, Michigan. The economic base of the County continues to diversify from the automotive service sector. This trend should lessen the impact on the County of future economic downturns in the automotive sector of the economy. Macomb County's proximity to major highways and affordable housing has continued to spur economic growth in the area. Changes in the local economy may affect the demand for commercial loans and related small to medium business related products. This could have a significant impact on

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

how the Corporation deploys its assets.

The competitive environment among other financial institutions and financial service providers and the Bank in the Macomb, Oakland, Wayne and St. Clair counties of Michigan may affect the pricing levels of various deposit products. The impact of competitive rates on deposit products may increase the relative cost of funds for the Corporation and thus negatively impact net interest income.

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

Net income for 2006 was affected by startup, expansion and operational costs including those related to the new wealth and trust management divisions, as well as the new branch in Grosse Pointe, Michigan. The trust division of the Bank was formed on June 30, 2005, when the Corporation completed its acquisition and merger with River Place Financial Corp. William A. Penner, CEO of River Place, became the President of the Bank's newly created trust division at the time of the acquisition. In early 2006, two executives were recruited to head the trust and newly created wealth management divisions. Mr. Penner retired from the Bank effective December 31, 2006. The Corporation continues to focus on expanding this area of its banking operations and expects the trust and wealth management divisions to provide increased fee income from future operations.

In early June of 2006, the Bank opened a full service branch located in Grosse Pointe Farms, Michigan. Grosse Pointe Farms, Michigan is an upscale, suburban community on the shores of Lake St. Clair in southeastern Michigan. The Bank has appointed a regional President for the Grosse Pointe region who is a veteran banker who has ties to the local community. The branch facility is staffed with a branch manager and customer service representatives, as well as a commercial loan officer. The upscale demographics of the surrounding area appear to be well suited for establishing new relationships for trust and wealth management. Further, 2006 reflected additional costs related to expansion of mortgage loan production offices in Ohio, North Carolina and Florida.

The Corporation continued to experience a compression in net interest margin during 2006 compared with 2005. This was the result of competitive pricing pressure in both loans and deposit generation. Additionally, the continuation of a flat treasury yield curve has resulted in overall lower interest rate spreads than in other reporting periods.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL INFORMATION

     The following table sets forth the Selected Consolidated Financial Statements for the period reported.

Selected Financial Condition Data

                                              For the Year Ended December 31,
                                ----------------------------------------------------
                                  2006       2005       2004       2003       2002
                                --------   --------   --------   --------   --------
Total assets                    $505,028   $462,012   $391,538   $357,876   $287,636
Securities available for sale     80,916     84,177     51,425     57,135     57,200
Securities held to maturity        1,017      1,094      1,161        895      1,290
Gross loans                      367,282    334,951    305,439    270,828    204,049
Allowance for credit losses        3,815      3,580      3,377      3,573      3,377

Total deposits                   355,856    314,373    278,856    255,356    200,719
FHLB advances                     83,528     86,545     63,360     54,374     44,388
Repurchase agreements             15,688     13,184     11,492     12,836      8,006
Subordinated debentures           10,310     10,310     10,310     10,000     10,000
Total stockholders' equity        36,665     35,532     25,591     23,776     22,147

Summary of Operations

                                             For the Year Ended December 31,
                                   -----------------------------------------------
                                     2006      2005      2004      2003      2002
                                   -------   -------   -------   -------   -------
                                        (In thousands, except per share data)
Interest income                    $31,475   $24,230   $19,725   $16,420   $14,956
Interest expense                    18,892    11,555     7,936     7,033     6,533
                                   -------   -------   -------   -------   -------
Net interest income                 12,583    12,675    11,789     9,387     8,423
Provision for credit losses            550       100     2,000       275       755

Non-interest income                  4,935     4,809     6,546     8,415     5,511
Non-interest expense                14,509    13,132    13,346    14,582    10,541
                                   -------   -------   -------   -------   -------
Income before taxes                  2,459     4,252     2,989     2,945     2,638

Provision for income tax expense       363     1,179       782       840       828
                                   -------   -------   -------   -------   -------
Net income                         $ 2,096   $ 3,073   $ 2,207   $ 2,105   $ 1,810
                                   =======   =======   =======    ======   =======
Per share data:*

Basic earnings                     $  0.55   $  0.84   $  0.71   $  0.68   $  0.60
Diluted earnings                   $  0.54   $  0.82   $  0.69   $  0.67   $  0.59
Dividend declared                  $  0.24   $  0.21   $  0.20   $  0.20   $  0.15

* Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Financial Ratios

                                           For the Year Ended December 31,
                                        ------------------------------------
                                        2006    2005    2004    2003    2002
                                        ----   -----   -----   -----   -----
Total nonperforming assets as a
   percentage of total assets           0.96%   0.74%   0.37%   0.24%   0.41%
Total nonperforming loans as a
   percentage of total loans            1.29%   0.99%   0.25%   0.18%   0.41%
Total allowance for credit losses
   as a percentage of total portfolio
   loans                                1.04%   1.07%   1.11%   1.32%   1.65%

Return on average assets                0.42%   0.72%   0.57%   0.65%   0.70%
Return on average equity                5.82%   9.43%   8.98%   9.20%   8.49%
Net interest margin                     2.83%   3.23%   3.31%   3.10%   3.43%
Dividend payout ratio                   43.8%  24.15%  25.87%  25.70%  22.15%
Average equity to average assets        7.25%   7.61%   6.34%   7.06%   8.26%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS

At December 31, 2006, the Corporation's total assets were $505.0 million, an increase of $43.0 million, or 9.3% from December 31, 2005. The largest segment of asset growth for the year ended occurred in the loan portfolio, which increased $32.3 million. The remaining increase comprised federal funds sold of $13.7 million, which increased $10.7 million from December 31, 2005. The increase in available fed funds was due to excess funding provided primarily by security pay downs, maturities and sales not reinvested. The inverted treasury yield curve, which provided relatively low yielding investment alternatives to federal funds and the desire to let higher priced brokered time deposits mature were also the primary reasons for the increased level of federal funds at December 31, 2006. The Corporation uses excess federal funds to also fund loan demand, which varies from time to time, depending on borrower's needs and the amount of outstanding pipeline of loans available to close at any given period.

Commercial real estate loans increased $35.1 million in 2006 or 17.4% over 2005. The growth in the commercial real estate portfolio is consistent with the Corporation's commercial lending focus. The Corporation believes that the staff of seasoned commercial lenders and referrals from the board of directors actively involved in the local business community has contributed to the growth of the commercial real estate portfolio in a competitive lending environment. Commercial and industrial loans at December 31, 2006 totaled $28.4 million, an increase of $1.6 million or 6.1% over the year ended December 31, 2005. Commercial and industrial loans as a percentage of total loans comprised 7.7% at December 31, 2006, a slight decrease from 8.0% of total loans at December 31, 2005. The Corporation has historically had a lower percentage of loans in the commercial and industrial type loans compared to commercial real estate loans as it concentrates its level of lending expertise in the commercial real estate sector. The residential mortgage loan portfolio totaled $72.5 million at December 31, 2006, a decrease of $2.1 million, or 2.8%, from 2005. Adjustable rate loans represented $48.5 million, or 66.8%, of the total residential mortgage loan portfolio at December 31, 2006. Residential mortgage loans are made principally as an accommodation to our business banking customers. Adjustable rate residential mortgage loans are held in the loan portfolio over longer duration 15 year and 30 year fixed residential loans to manage the Corporation's interest rate risk profile. The home equity lines of credit ("HELOC") totaled $17.6 million, or 4.8% of total loans, at December 31, 2006, a decrease of $931,000 to 18.5 million, or 5.5% of total loans, at December 31, 2005. This portfolio product is tied to Wall Street Journal prime interest rate. As short-term market rates have increased during 2006, some customers have moved balances out of the HELOC loan product into other fixed rate products with lower overall interest rates. These loans are fully secured by real estate and are generally originated with loan to values (including all prior liens) up to 95% of the appraised value of the real estate. Consumer loans (excluding HELOCs and credit card loans) totaled $11.7 million at December 31, 2006, a decrease of $1.4 million from December 31, 2005, as management intentionally sought to reduce the Corporation's exposure in this portfolio. The largest portion of the consumer loan portfolio is comprised of boat loans. The Corporation's geographic proximity to Lake St. Clair and the lending experience in this area have been contributors to this segment of the portfolio. In 2005, the Corporation offered less competitive interest rates on boat loans to reduce potential credit exposure in the area. Management believes that current downturns in the local economy could adversely affect borrower's ability to repay the outstanding loan, coupled with the potential decrease in collateral value. At December 31, 2006, boat loans comprised approximately $10.0 million, or 85.6% of the consumer loan portfolio and 2.7% of total loans compared to $11.0 million, or 84.0% of the consumer portfolio and 3.3% of total loans at December 31, 2005.

Credit card loans ended December 31, 2006 at $693,000, which was almost unchanged from $650,000 at December 31, 2005. The Corporation continues to book credit card loans as a customer accommodation and does not actively market this product.

Mortgage loans held for sale totaled $3.4 million at December 31, 2006 compared to $4.3 million at December 31, 2005. The mortgage loans were originated by the Bank's mortgage subsidiary. The decrease in total mortgages held for sale at December 31, 2006 compared to December 31, 2005 was due to a decrease in overall mortgage origination activity. The slow down in mortgage loan origination is reflective of the regional and national slowdown in refinance activity as well as the slow down of purchased homes in Southeastern Michigan. Loans closed generally remain in loans held for sale for less than 30 days in duration. Loans are normally committed for sale before funding takes place.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The investment security portfolio totaled $81.9 million at December 31, 2006 compared to $85.2 million at December 31, 2005, and was comprised of $80.9 million in available for sale securities and $1.0 million in held to maturity securities. The security portfolio consisted of government agency and bank qualified tax-exempt municipal securities. The $3.3 million decrease in the security portfolio was due to scheduled maturities of mortgage-backed securities and sales of available for sale securities. In 2006, the Corporation invested less available funds into securities than in prior periods. This was principally due to the inverted U.S. Treasury yield curve coupled with smaller credit spreads, whereby the interest spread produced was relatively smaller than the interest spread on a loan transaction. United States Government agency securities of $19.2 million, which are primarily pledged against overnight repurchase agreements, decreased $4.6 million from December 31, 2005 to December 31 2006 from maturities and calls during 2006. Total mortgage backed securities of $19.7 million decreased $6.1 million in 2006, from paydowns and sales of instruments. The securities were sold to enhance overall interest margin as the yields offered minimal spreads as compared to the incremental funding costs of the overall Corporation. Collateralized mortgage obligations of $11.1 million remained relatively unchanged, increasing $381,000 and representing approximately 13.6% of the total investment portfolio. The municipal security portfolio increased $7.1 million to $31.2 million in 2006 as a result of the Corporation's purchases of bank qualified tax-exempt municipal bonds, with substantially all purchases having AAA ratings through an underlying or insured basis. At December 31, 2006, the available for sale portfolio had net unrealized losses of $1.2 million, or approximately 1.42% of the aggregate portfolio. At December 31, 2005, the net unrealized losses in the available for sale portfolio ended at $1.1 million. Unrealized losses have not been recognized into income because the issuers' bonds are of high credit quality. The Corporation has the intent and the ability to hold the securities for the foreseeable future and the decline in the fair value during 2006 was primarily due to increased market interest rates.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2006, nonperforming loans, which represents nonaccruing loans and loans past due 90 days or more and still accruing interest, totaled $4.7 million compared to $3.3 million at December 31, 2005, an increase of $1.4 million. At December 31, 2006, other real estate owned comprised $108,000. The primary reason for the increase in nonperforming loans at December 31, 2006 compared to December 31, 2005, was related to increases in nonperforming commercial real estate loans which increased $1.1 million, residential mortgage loans which increased $188,000, home equity lines of credit which increased $336,000 and consumer loans which increased $159,000. Nonperforming commercial and industrial loans decreased $339,000 during the same period. The increase in nonperforming commercial real estate loans was primarily attributable to two lending relationships which are collateralized by commercial real estate. The increase in residential mortgage loans, home equity lines of credit and installment loans is indicative of the economic downturn in southeastern Michigan experienced in 2006. For additional information on our nonperforming assets, see nonperforming assets under Note 5 of the Notes to Consolidated Financial Statements. Total nonperforming loans as a percentage of total loans has increased over the past four years moving from 0.25% at December 31, 2003 to 1.29% at December 31, 2006. The Corporation believes that the upward trend in nonperforming loans has been due in part to the worsening economic conditions in Southeastern Michigan over the corresponding period.

Commercial loans and lease financing receivables are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. However, if the loan is not brought current before becoming 120 days past due, the loan should be reported as non-accrual. Any exceptions to automatic non-accrual status at 90 days must be approved in writing by the Senior Loan Officer and the Chief Financial Officer. A non-accrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured, and in the process of collection. A debt is "well-secured" if it is secured (1) by collateral in the form of liens on or pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt (including accrued interest) in full, or (2) by the guaranty of a financially responsible party. A debt is "in the process of collection" if collection of the debt is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future, generally within the next 90 days. Residential mortgages and other consumer loans may accrue interest if the principal or interest has been in default for more than 90 days if the loan is well secured and in the process of collection.

The allowance for credit losses as a percentage of total loans was 1.04% at December 31, 2006 versus 1.07% at December 31, 2005. Management evaluates the condition of the loan portfolio on a quarterly basis to determine the adequacy of the allowance for credit losses. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

Net loan charge offs to average loans for the year ended December 31, 2006 totaled 0.09%, compared to a net recovery of (0.03%) for the year ended December 31, 2005. Total loan charge-offs for 2006 were $343,000 compared with $524,000 in loan charge-offs in 2005. Total recoveries in 2006 were $28,000 compared with total recoveries of $627,000 in 2005. The large recovery in 2005 was attributable to a $1.0 million charge off on a commercial and industrial loan during the second quarter of 2004 that was partially recovered on the sale of real estate that provided part of the collateral securing the loan.

During 2006, we increased the reserve allocations in the allowance for credit losses for commercial real estate loans, by $215,000 and for home equity lines of credit by $298,000. In contrast, the reserve allocation for commercial and industrial loans was decreased by $95,000 and for residential real estate loans by $62,000. The allowance for credit losses increased $235,000 in 2006 totaling $3.8 million. These changes in reserve allocations between the types of loans were the result of changes in impairment as defined under SFAS 114 and under SFAS 5. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified substandard under its internal risk rating system, on an individual basis for impairment under SFAS 114.

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

At December 31, 2006, loans totaling $5.6 million were not included in the non-performing asset table contained in Note 5 of the Notes to Consolidated Financial Statements where the known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIABILITIES

During the year ended December 31, 2006, total deposits increased $41.5 million to $355.9 million. The increase in deposits was attributable to an increase in money market accounts of $25.9 million and time deposits of $24.2 million. The growth in money market accounts was attributable to a new indexed money market product with a competitive interest rate that reverts to the six-month treasury index after the special time period ending the first quarter of 2007. The growth in time deposits, was attributable to time deposits of $100,000 and over and was primarily due to deposits generated in the Bank's branches comprising larger jumbo deposits of individuals and municipalities totaling $33.5 million. Brokered and internet deposits included in the category of time deposits over $100,000, comprised $108.0 million and $5.3 million, respectively. These deposits decreased in total $2.3 million during 2006, as the Bank focused on generating local deposit growth. Noninterest bearing deposits, primarily business related checking accounts, increased $1.3 million, or 4.2% at December 31, 2006 compared to December 31, 2005.

NOW accounts-interest bearing checking decreased $7.7 million as depositors migrated to higher rate deposit products. Time deposits under $100,000 decreased $9.2 million in 2006, due in part to the very competitive rate environment amongst local financial institutions. The competitive rate environment amongst local financial institutions has made the Corporation decide in some cases not to raise the interest rate on the deposit product at the time frequency or level to match or exceed interest rates given by local financial institutions. The Corporation continues to see competitive deposit rates offered by local financial institutions within the geographic proximity of the Bank, which could have the affect of increasing the cost of funds to a level higher than management projects. While the Bank will continue its focus on generating local deposits, it will continue to use Federal Home Loan Bank ("FHLB") advances and brokered certificates of deposit to fund assets growth as a viable alternative to local deposits to balance both interest rate risk and the overall cost of funds. Brokered and internet certificates of deposit are based on a nationwide interest rate structure, typically at what is considered to be premium interest rate. The local competition for certificates of deposit products has continued to be strong and the Bank has found wholesale funding to often effectively compete with the rates offered for similar term retail certificates of deposit products of local community and regional banks.

                                           December 31, 2006       December 31, 2005
                                         ---------------------   --------------------
                                          Balance   Percentage    Balance   Percentage
                                         --------   ----------   --------   ----------
                                                 (in thousands, except percent)
Noninterest bearing demand               $ 33,331       9.4%     $ 31,979      10.2%
NOW accounts-interest bearing checking     14,084       4.0        21,767       6.9%
Money Market                               45,255      12.7        19,400       6.2%
Savings                                    10,569       3.0        12,832       4.1%
Time deposits under $100,000               45,608      12.8        54,853      17.4%
Time deposits $100,000 and over           207,009      58.2       173,542      55.2%
                                         --------     -----      --------     -----
Total deposits                           $355,856     100.0%     $314,373     100.0%
                                         ========     =====      ========     =====

The short-term borrowings decreased $10.2 million to $29.7 million at December 31, 2006 from December 31, 2005, due primarily to a decrease in short term FHLB advances of $12.7 million. Repurchase agreements are based on the seasonal needs for funds to the commercial and municipal customers who utilize the program and may vary in total size dependent upon the customer's needs. The weighted average interest rate on the ending balance of the short-term borrowings for December 31, 2006 and December 31, 2005, was 3.51% and 3.24%, respectively.

In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate investments, as part of its efforts to manage the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities. The total FHLB advances were comprised of $14.0 million in short term advances with a weighted average rate of 3.92% and long term advances of $69.5 million with a weighted average rate of 4.73%. The aggregate weighted rate of the entire FHLB advance portfolio was 4.60% with a weighted average

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

remaining maturity of 4.6 years as of December 31, 2006. Long-term advances comprised 31 advances maturing from April 2008 to June 2016.

STOCKHOLDERS' EQUITY

Stockholders' equity was $36.7 million as of December 31, 2006. This was an increase of $1.1 million for the year ended December 31, 2006. On September 20, 2006 the Corporation announced a stock repurchase plan for up to 5% of its outstanding shares in the open market for privately negotiated transactions. In 2006, 30,100 shares of common stock were repurchased for a total reduction in equity of $351,000. Net income for 2006 of $2.1 million was the primarily component of growth in equity and was partially offset by cash dividends declared in 2006 of $918,000. Stock options exercised and stock awards added $252,000 to equity in 2006. The change in other comprehensive income of $44,000 was due to the net change in after tax decreases in the available for sale security portfolio. Unrealized losses have not been recognized into income because the issuers' bonds are of high credit quality. The Corporation has the intent and the ability to hold the securities for the foreseeable future and the decline in the fair value during 2006 was primarily due to increased market interest rates. Management believes, as of December 31, 2006, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and is considered "well capitalized."

On April 18, 2006, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2006 to stockholders of record on May 2, 2006. The outstanding number of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings, common stock and additional paid-in-capital were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

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

                                                          Year Ended                   Year Ended
                                                  December 31, 2006 vs. 2005   December 31, 2005 vs. 2004
                                                 ---------------------------   --------------------------
                                                               Increase                      Increase
                                                              (Decrease)                    (Decrease)
                                                          Due to Changes In             Due to Changes In
                                                          ------------------            -----------------
                                                           Volume                        Volume
                                                  Total   and Both     Rate     Total   and Both    Rate
                                                 ------   --------   -------   ------   --------   ------
                                                                      (In thousands)
Earning Assets - Interest Income
   Loans                                         $5,612    $2,946    $ 2,666   $3,622    $1,476    $2,146
   Securities                                     1,537     1,162        375      785       636       149
   Federal funds sold                                96       (12)       108       98       (72)      170
                                                 ------    ------    -------   ------    ------    ------
      Total                                       7,245     4,096      3,149    4,505     2,040     2,465
                                                 ------    ------    -------   ------    ------    ------
Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                    564        41        523      186       (29)      215
   Savings deposits                                 (44)     (115)        71      103        59        44
   Time deposits                                  5,378     2,590      2,788    2,008       405     1,603
   Other borrowings                               1,258       674        584    1,123       613       510
   Capitalized lease obligation and ESOP loan        (1)       (5)         4        1        (4)        5
   Subordinated debentures                          182        --        182      198        --       198
                                                 ------    ------    -------   ------    ------    ------
      Total                                       7,337     3,185      4,152    3,619     1,044     2,575
                                                 ------    ------    -------   ------    ------    ------
Net Interest Income                              $  (92)   $  911    $(1,003)  $  886    $  996    $ (110)
                                                 ======    ======    =======   ======    ======    ======

Net interest income was $12.6 million for the year ended December 31, 2006, a decrease of $92,000 or 0.73%, compared to the year ended December 31, 2005. Net interest margin, as measured on a tax equivalent basis, was 2.83% for 2006 compared with 3.23% in 2005. The decrease in net interest margin was primarily the result of higher deposit funding costs in a highly competitive deposit pricing environment. During 2006, the decrease in lower yielding core deposit accounts was one of the primary drivers of net interest margin compression. Additionally, the flat treasury yield curve produced an interest rate environment that results in lower incremental interest rate spreads on new loan and investment growth.

The increase in interest income was attributable to both an increase in loan volume and in the higher overall yield earned on loans as a result of an increase in market interest rates. The increase in interest income from securities for the same time period was primarily attributable to an increase in volume, as most of the securities have fixed interest rates. The increase in interest expense from 2006 compared to 2005 was largely due to interest expense time deposits, which increased $5.4 million. The increase in interest expense associated with time deposits was evenly attributable to the $24.2 million increase in time deposits and the increased rates paid on time deposits that repriced during 2006. The increase in interest expense from time deposits represented 73.3% of the total increase in interest expense. The increase in interest expense from other borrowings, which primarily comprises FHLB advances, was $1.3 million with the increase attributable evenly to volume and rate.

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

The average yield on earning assets for 2006 was 6.74% compared to 6.03% in 2005. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2006 was 7.33% compared to 6.51% in 2005. In 2006, the Federal Open Market Committee of the Federal Reserve Bank increased the overnight federal funds rate four times. At the end of 2006, the Community Central Bank prime rate stood at 8.25%. The commercial, commercial real estate and home equity line loan portfolios that reprice with prime interest rate changes totaled approximately $140 million and were the primary driver for the increase in total loan yield during 2006. The Corporation's security portfolio had an average non-tax adjusted yield of 4.59% during 2006, although yield climbed through 2006, with the ending weighted average taxable equivalent yield to maturity at December 31, 2006 totaling 5.38%. At December 31, 2006, $9.8 million of the total investment portfolio was variable rate.

The average rate paid on interest bearing liabilities in 2006 was 4.45% compared to 3.24% in 2005. The increase in the average rate was due to the overall rate paid on interest bearing liabilities due to the increase in overall market interest rates. The increase in the average yield for NOW and money market accounts for 2006 was primarily attributable to the introduction of a premium rate based money market account, with an average yield of 2.79% in 2006 versus 1.50% in 2005. The average yield paid on savings also increased, moving to 2.34% in 2006, from 1.94% in 2005 as the result of the introduction of a high balance savings product. The average yield on time deposits increased due to the increase in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio increased to 4.68% in 2006 from 3.31% in 2005. The yield on FHLB advances and repurchase agreements increased to 4.35% in 2006 from 3.66% in 2005 due to new advances, repricing of variable advances and the increase in the interest rate paid on repurchase agreements moving to 3.15% at the end of 2006 from 2.50% at the end of 2005. The average rate paid on the subordinated debenture increased in 2006 to 9.00% from 7.24%, closely tracking the overall increase in short-term market interest rates in 2005. This instrument is priced quarterly based on the three month libor rate plus 365 basis points.

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

                                                                        Year Ended December 31,
                                         -------------------------------------------------------------------------------------
                                                     2006                         2005                         2004
                                         ---------------------------  ---------------------------  ---------------------------
                                                   Interest  Average            Interest  Average            Interest  Average
                                          Average   Income/   Yield/   Average   Income/   Yield/   Average   Income/   Yield/
                                          Balance   Expense    Rate    Balance   Expense    Rate    Balance   Expense    Rate
                                         --------  --------  -------  --------  --------  -------  --------  --------  -------
                                                                             (In thousands)
Assets
   Loans                                 $364,593   $26,732   7.33%   $324,290   $21,120   6.51%   $301,637   $17,498   5.80%
   Securities                              96,720     4,444   4.59      71,472     2,907   4.07      55,825     2,122   3.80
   Federal funds sold                       5,906       299   5.06       6,142       203   3.31       8,321       105   1.26
                                         --------   -------           --------   -------           --------   -------
   Total Earning Assets/
      Total Interest Income/
         Average Yield                    467,219    31,475   6.74     401,904    24,230   6.03     365,783    19,725   5.39%
                                                    -------                      -------                      -------
   Cash and due from banks                  7,308                        7,441                        7,313
   All other assets                        22,661                       18,812                       14,204
                                         --------                     --------                     --------
   Total Assets                          $497,188                     $428,157                     $387,300
                                         ========                     ========                     ========
Liabilities and Equity
   NOW and money market accounts         $ 42,210     1,176   2.79    $ 40,703       612   1.50    $ 42,633       426   1.00%
   Savings deposits                        12,761       299   2.34      17,664       343   1.94      14,627       240   1.64
   Time deposits                          258,664    12,111   4.68     203,170     6,733   3.31     190,957     4,725   2.47
   FHLB advances and repurchase
      Agreements                          100,494     4,368   4.35      85,048     3,110   3.66      68,278     1,987   2.91
   ESOP loan                                  121        10   8.26         179        11   6.15         237        10   4.22
   Subordinated debentures                 10,310       928   9.00      10,310       746   7.24      10,310       548   5.32
                                         --------   -------           --------   -------           --------   -------
   Total Interest Bearing Liabilities/
      Total Interest Expense/Average
         Interest Rate Spread             424,560    18,892   4.45     357,074    11,555   3.24     327,042     7,936   2.43%
                                         --------                     --------                     --------
   Noninterest bearing demand deposits     34,064                       36,485                       34,567
   All other liabilities                    2,540                        2,002                        1,124
   Stockholders' equity                    36,024                       32,596                       24,567
                                         --------                     --------                     --------
   Total Liabilities and Stockholders'
      Equity                             $497,188                     $428,157                     $387,300
                                         ========                     ========                     ========
Net Interest Income                                 $12,583                      $12,675                      $11,789
                                                    =======                      =======                      =======
Net interest rate spread                                      2.29%                        2.79%                        2.97%
Net Interest Margin (Net Interest
   Income/Total Earning Assets)                               2.69%                        3.15%                        3.22%
Taxable equivalent                                            2.83%                        3.23%                        3.31%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PROVISION FOR CREDIT LOSSES

The provision for credit losses for the year ended December 31, 2006 was $550,000, an increase of $450,000 from 2005. The increase in the provision was due in part to the continued economic softening of the southeastern area of Michigan. The provision for credit losses for the year ended December 31, 2005 was $100,000, a decrease of $1.9 million from 2004. See Management's Discussion and Analysis of Financial Condition and Results of Operations- Assets.

NONINTEREST INCOME

Noninterest income for 2006 of $4.9 million increased $126,000, or 2.6% over 2005. Increases in fiduciary income, deposit service charges and other fee based revenue were offset by declines in fee income experienced from mortgage banking activities. Total fiduciary income in 2006 of $289,000 increased $156,000 over 2005. The increase in 2006 was primarily due to a full year's income from this division, versus six months in 2005, as the trust operations started on June 30, 2005, upon the acquisition of River Place Financial Corporation. Total deposit service charges of $357,000 increased 20.2% over 2005 due in part to an overdraft program initiated in November of 2005. Mortgage banking income comprised of gains on the sale of residential mortgage loans, decreased $376,000, or 10.0% to $3.4 million. The slow down in local new home purchases primarily in the Michigan region significantly contributed to the total decrease in this non-interest income component. Net realized security gains were $8,000 in 2006, which was a decrease of $48,000 from 2005. The net gains recorded in 2006 were the result of investment sales from overall balance sheet restructuring. Other income of $905,000 increased $334,000 over 2005. The increase was due in part to servicing income, gains on the sale of portfolio loans during 2006 and fee income from wealth management services, representing respective increases of $94,000, $99,000 and $40,000. The Corporation started a division of the Bank connected with trust operations called Community Central Wealth Management in early 2006.

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

NONINTEREST EXPENSE

Noninterest expense for 2006 of $14.5 million increased 10.5%, or $1.4 million over 2005. The increase was largely attributable to an increase in salary, benefits and payroll taxes associated with the Trust and Wealth Management divisions and the Grosse Pointe branch.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total salaries, benefits and payroll taxes in 2006, increased $1.1 million, or 14.0% over 2005. The largest component of the increase was attributable to the trust and wealth management operations, which had a respective increase in salaries, payroll and benefits of $421,000. The Corporation started the wealth management division in early 2006 with a high level executive and support staff. The increase in salary expense in the trust division was partially due to a full year's salary and benefit expense in 2006 compared to a partial year in 2005, as the trust division started July 1, 2005. Additionally, a high-level executive was added in 2006 as the replacement for the retiring division head. Additionally, the new branch location established in 2006 in Grosse Pointe, Michigan added an additional $190,000 in payroll expense in 2006 as the branch was staffed with a regional banking executive and branch staff. Salaries, benefits and payroll taxes related to the Mortgage Company decreased $229,000 in 2006, with the decrease related to reduced level of commission related expense on lower origination of mortgages from the previous year. The remainder of the increase was attributable to merit increases, increases in health care costs and an increase in the supplemental executive retirement plan over the prior year. The SERP accrual increased due in part to factors including the amount of participants accrued for over the full year. The Corporation has used Bank Owned Life Insurance to informally fund the SERP and offset the expense of providing the SERP plan to key executives.

Net occupancy expense of $1.9 million, increased $230,000 or 14.1% over 2005. The increase was largely due to an increase in rent in other occupancy related costs of new mortgage loan production offices started in 2006 in different states. Additionally, the Bank opened a new branch location in Grosse Pointe, Michigan, which started operations in June 2006. Increases in utility costs during 2006, were offset by reductions in equipment service agreement costs.

Total other operating expense of $3.9 million increased $68,000 or 1.8% over 2005, with the significant changes highlighted below. Data processing expense was $549,000 in 2006, which was an increase of $70,000 or 14.6%. The increase was attributable to upgrades in technology required to meet regulatory requirements and increased expense related with branch expansion. Telephone expense was $214,000 for 2006, which was an increase of $62,000 or 40.8%. The increase was attributable to costs related with the voice over IP system the Corporation has expanded to all branches and loan production offices in 2006, which should reduce these expenses in the future. Legal expenses were $316,000 in 2006, which was a reduction of $123,000 from 2005. The decrease in legal expenses in 2006 was due in part to the additional legal costs related to the River Place Financial Inc., acquisition in 2005.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

The provision for federal income taxes of $363,000 for 2006 decreased $816,000 or 69.2%, from the federal income tax provision in 2005. The decrease was primarily attributable to a lower level of pretax income in 2006 over 2005, coupled with a lower effective tax rate. The effective tax rate for 2006 and 2005 was 14.8% and 27.7%, respectively. The statutory tax rate for the Corporation is 34%. The lower effective tax rate is primarily due to investments in bank qualified tax-exempt securities and the Bank's ownership in bank owned life insurance (BOLI). The increase in cash surrender value of BOLI is exempt from federal income tax.

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

LIQUIDITY AND CAPITAL RESOURCES; ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of other investment opportunities. Funding of loan requests providing for liability outflows and managing interest rate margins require continuous analysis to attempt to match the maturities and repricing of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. The major sources of liquidity for the Bank have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by $74.6 million in available unsecured federal funds borrowing facilities and a $150.0 million secured line of credit with the FHLB. Large deposit balances which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo certificates of deposit. We anticipate that we will have sufficient funds available to meet our future commitments. As of December 31, 2006, unused commitments comprised $93.9 million. The Bank has $165.8 million in time deposits coming due within the next twelve months from December 31, 2006. At December 31, 2006, the Bank had $108.0 million in brokered certificates of deposit, of which $47.9 million is due within one year or less. The Bank will continue to use brokered certificates and other wholesale funding sources for replacement sources of matured funds. Additionally, at December 31, 2006, municipal time deposits and internet time deposits were $56.0 million and $5.3 million, respectively. Municipal time deposits typically have maturities less than three months. $3.2 million of internet certificates of deposit mature in one year or less. On February 15, 2007, the Corporation's Board of Directors declared the Corporation's twentieth consecutive quarterly cash dividend of $0.06 per common share, payable April 1, 2007, to shareholders of record March 1, 2007.

The largest uses and sources of cash and cash equivalents for the Corporation for the year ended December 31, 2006, as noted in the Consolidated Statement of Cash Flow, were centered primarily on the uses of cash in investing activities and the net cash provided by financing activities. The uses of cash in investing activities were largely due to the increase in loans of $32.6 million and the purchase of securities of $30.5 million, offset by maturities, calls and sales of securities totaling $33.5 million. The purchase of property and equipment for $1.2 million was primarily due leasehold improvements for the new Grosse Pointe branch and some remaining costs of the completion of the construction of the new administration building for the Corporation and Bank. Offsetting the uses of cash in investing activities, was the area of cash provided from financing activities which included net increases in demand and savings, time deposits and short term borrowings of $17.3 million, $24.2 million, and $2.5 million, respectively. The net cash provided in operating activities was $4.7 million, which was largely attributable to net income of $2.1 million and supplemented by the cash proceeds from the net decrease in the loans held for sale. Total cash and cash equivalents at the end of December 31, 2006 was $24.7 million, which was an increase of $13.7 million from December 31, 2005.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF -BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

Off-Balance Sheet Arrangements. As of December 31, 2006, we have not participated in any material unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special entities. The Corporation does have significant commitments to fund loans in the ordinary course of business. These commitments and resulting off balance sheet risk are further discussed in Note 18 of the Corporation's Consolidated Financial Statements.

Contractual Obligations.

                                                Payments Due by Period
                                    -----------------------------------------------
                                              Less than    1-3     3.5    More than
                                     Total      1 Year    Years   Years    5 Years
                                    -------   ---------   -----   -----   ---------
Long term debt (1)                  $10,405      $ 50      $ 45      --    $10,310
Capital lease obligations                --        --        --      --         --
Operating leases (2)                  1,333       250       383    $289        411
Other contractual obligations (3)       768       384       384

(1) Includes $95,000 of long term debt from a Note payable on the Bank's employee stock ownership plan (see Note 10 to the Consolidated Financial Statements) and $10.3 million of Subordinated Debentures (see Note 11 to the Consolidated Financial Statements).

(2)  See Note 14 to the Consolidated Financial Statements.

(3)  Remaining contract with core processing provider for IT services.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents an analysis of our interest-sensitivity gap position at December 31, 2006. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

                                                 After Three    After One
                                       Within     Months But    Year But     After
                                        Three       Within       Within       Five
                                       Months      One Year    Five Years    Years      Total
                                      --------   -----------   ----------   -------   --------
                                                           (In thousands)
Interest earning assets
   Federal funds sold                 $ 13,700    $     --      $     --    $    --   $ 13,700
   Securities, at amortized cost         4,860      12,502        27,415     38,312     83,089
   FHLB stock                               --          --            --         --         --
   Loans (including held for sale)     139,856      62,451       142,762     25,654    370,723
                                      --------    --------      --------    -------   --------
      Total                            158,416      74,953       170,177     63,966   $467,512
                                                                                      ========
Interest bearing liabilities
   NOW and money market accounts        40,457       3,789        15,093         --     59,339
   Savings deposits                      1,057       2,114         7,398         --     10,569
   Jumbo time deposits                  61,832      74,080        71,187         --    207,099
   Time deposits < $100,000              5,766      24,018        15,735         --     45,519
   Repurchase agreements                15,688          --            --         --     15,688
   FHLB                                  3,000      11,000        36,328     33,200     83,528
   Capitalized lease obligation and
      ESOP loan                             95          --            --         --         95
   Subordinated debentures              10,310          --            --         --     10,310
                                      --------    --------      --------    -------   --------
      Total                            138,205     115,001       145,741     33,200   $432,147
                                      --------    --------      --------    -------   ========
Rate sensitivity gap                  $ 20,211    ($40,048)     $ 24,436    $30,766
                                      ========    ========      ========    =======
Cumulative rate sensitivity gap                   ($19,837)     $  4,599    $35,365
                                                  ========      ========    =======
Rate sensitivity gap ratio                1.15x       0.65x         1.17x      1.93x
Cumulative rate sensitivity gap ratio                 0.92x         1.01x      1.08x

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

As of December 31, 2006, the table below reflects the impact the various instantaneous parallel shifts in the yield curve would have on net interest income over a twelve month period of time from the base forecast. Interest rate risk is a potential loss of income and/or potential loss of economic value of equity. Rate sensitivity is the measure of the effect of changing interest rates on the Bank's net interest income or the net interest spread. The policy of the Bank shall be to risk no more than 10% of its net interest income in a changing interest rate scenario of +/- 200 basis points over a one-year simulation period. Furthermore, no more than 15% of net interest income can be projected at risk in a scenario of +/- 300 basis points over a one-year simulation period.

                                          Percentage Change
      Interest Rate Scenario           In Net Interest Income
      ----------------------           ----------------------
Interest rates up 300 basis points             (0.54%)
Interest rates up 200 basis points              0.61%
Interest rates up 100 basis points              0.95%
Base Case                                         --
Interest rates down 100 basis points            0.08%
Interest rates down 200 basis points            0.52%
Interest rates down 300 basis points            1.09%

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

STOCK INFORMATION

The common stock of Community Central Bank Corporation trades on The NASDAQ Global Market under the ticker symbol "CCBD." At December 31, 2006, there were 3,829,758 shares of Community Central Bank Corporation common stock issued and outstanding and approximately 500 shareholders of record.

The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation common stock for 2005 and 2006, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by The NASDAQ Global Market. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. The Corporation relies significantly upon dividends originating from the Bank to accumulate cash for payment of dividends to our stockholders. Restrictions of dividend payments from the Bank are described in Note 19 of the Notes to Consolidated Statements included in this Annual Report.

                2006           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $12.00   $10.76      $.06
Third      12.00    10.40       .06
Second     11.85    11.33       .06
First      13.08    10.66       .06

                2005           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $13.81   $11.94      $.06
Third      14.66    12.93       .05
Second     15.12    13.13       .05
First      16.62    12.30       .05

Price information has been retroactively adjusted to reflect the issuance of stock dividends

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below compares the cumulative total stockholder return on Community Central Bank Corporation's common stock to the cumulative total return of a broad index of the Nasdaq Stock Market and a state commercial bank industry index for the period December 31, 2001 through December 31, 2006. The information presented below assumes $100 was invested on December 31, 2001 in Community Central Bank Corporation's common stock and in each of the indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                  5-YEAR COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG COMMUNITY CENTRAL BANK CORPORATION,
      NASDAQ MARKET INDEX AND STATE COMMERCIAL BANK (HEMSCOTT GROUP) INDEX

                               (PERFORMANCE GRAPH)

                                     12/31/01   12/31/02   12/31/03   12/31/04   12/31/05   12/31/06
                                     --------   --------   --------   --------   --------   --------
Community Central Bank Corporation    $100.00    $113.63    $170.74    $169.15    $183.58    $178.37
State Commercial Bank Index            100.00      93.67     122.15     132.84     130.62     148.64
NASDAQ Market Index                    100.00      69.75     104.88     113.70     116.19     128.12

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

PRIMARY MARKET MAKERS

Hill, Thompson, Magid & Co., Inc.
15 Exchange Place
Jersey City, NJ 07302-3912

Wedbush Morgan Securities, Inc.
4949 S.W. Meadows Road, Suite 100
Lake Oswego, OR

Susquehanna Capital Group
401 City Avenue
Balacynwd, PA 19004

Howe Barnes Investment, Inc.
222 South Riverside Plaza, 7th Floor
Chicago, IL 60606

Knight Securities, L.P.
545 Washington Blvd.
Jersey City, NJ 07310

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

ANNUAL MEETING

This year's annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, April 17, 2007, at Best Western Concorde Inn, 44315 Gratiot Avenue, Clinton Township, MI 48036.