Form 10-K, Exhibit 13
period 2007-12-31
COMMUNITY CENTRAL BANK CORP
filed 2008-03-31
CIK 1014133

                                                                      Exhibit 13

                             COMMUNITY CENTRAL BANK
                                   CORPORATION

                     Report of Independent Registered Public
                                 Accounting Firm

                                       and

                               Stockholder Report

                                December 31, 2007

(PLANTE & MORAN, PLLC LOGO)                                 PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

            Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Community Central Bank Corporation

We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2007 and 2006, and the results of its operations for the years ended December 31, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 21 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, in 2007.

Our audit was conducted for the purpose of forming an opinion on the consolidated basic financial statements taken as a whole. The information contained in Notes 4 and 5, pertaining to 2004 and 2003, is presented for the purpose of additional analysis and is not a required part of the consolidated basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the consolidated basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated basic financial statements taken as a whole.


                                        /s/ PLANTE & MORAN, PLLC

Auburn Hills, Michigan
March 17, 2008

                                                           (PRAXITY MEMBER LOGO)

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                  December 31,
                                                              -------------------
Assets                                                           2007      2006
------                                                        --------   --------
                                                                 (In thousands)
Cash and Cash Equivalents
   Cash and due from banks (Note 2)                           $  6,183   $ 11,026
   Federal funds sold                                            3,000     13,700
                                                              --------   --------
   Total Cash and Cash Equivalents                               9,183     24,726
Trading securities at fair value option (Note 3)                20,115         --
Securities available for sale, at fair value (Note 3)           66,809     80,916
Securities held to maturity, at amortized cost (Note 3)            977      1,017
FHLB stock                                                       5,527      4,540
Residential mortgage loans held for sale                         4,848      3,441
Loans (Note 4)
   Commercial real estate                                      264,685    236,399
   Commercial and industrial                                    33,039     28,393
   Residential real estate                                      60,799     72,517
   Home equity lines of credit                                  20,906     17,614
   Consumer loans                                                9,754     11,666
   Credit card loans                                               729        693
                                                              --------   --------
   Total Loans                                                 389,912    367,282
Allowance for credit losses (Note 5)                            (6,403)    (3,815)
                                                              --------   --------
   Net Loans                                                   383,509    363,467
Net property and equipment (Note 6)                              8,704      9,225
Accrued interest receivable                                      2,535      2,599
Other real estate                                                  854        108
Goodwill (Note 1)                                                1,381      1,381
Intangible assets, net of amortization (Note 1)                    107        145
Cash surrender value of Bank Owned Life Insurance (Note 13)     10,514     10,163
Other assets (Note 16)                                           5,242      3,300
                                                              --------   --------
   Total Assets                                               $520,305   $505,028
                                                              ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                           December 31,
                                                                ---------------------------------
Liabilities                                                              2007       2006
-----------                                                             -------   --------
                                                                (In thousands, except share data)
Deposits
   Noninterest bearing demand deposits                                 $ 31,647   $ 33,331
   NOW and money market accounts                                         53,467     59,339
   Savings deposits                                                       9,326     10,569
   Time deposits (Note 7)                                               234,195    252,617
                                                                       --------   --------
   Total Deposits                                                       328,635    355,856
Repurchase agreements (Note 8)                                           32,659     15,688
Federal Home Loan Bank advances ($5.0 million at
   fair value option at 12-31-2007) (Note 9)                            104,495     83,528
Accrued interest payable                                                  1,018      1,257
Other liabilities (Note 13)                                               2,637      1,629
ESOP note payable (Note 10)                                                  36         95
Subordinated debentures (at fair value option at
   12-31-2007) (Note 11)                                                 17,597     10,310
                                                                       --------   --------
   Total Liabilities                                                    487,077    468,363
Stockholders' Equity (Note 12)
   Common stock (No par value; 9,000,000 shares,
      authorized, and 3,733,081 and 4,021,246 issued and
      outstanding at December 31, 2007 and December 31, 2006,
      respectively)                                                      32,071     33,220
   Retained earnings                                                      1,797      4,303
   Unearned employee benefit (Note 13)                                      (36)       (95)
   Accumulated other comprehensive loss                                    (604)      (763)
                                                                       --------   --------
   Total Stockholders' Equity                                            33,228     36,665
                                                                       --------   --------
   Total Liabilities and Stockholders' Equity                          $520,305   $505,028
                                                                       ========   ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                                  Year Ended December 31,
                                                           -------------------------------------
                                                                  2007     2006       2005
                                                                -------   -------   -------
                                                           (In thousands, except per share data)

Interest Income
   Loans (including fees)                                       $27,904   $26,732   $21,120
   Taxable securities                                             3,018     3,203     2,294
   Tax exempt securities                                          1,402     1,241       613
   Federal funds sold                                               601       299       203
                                                                -------   -------   -------
   Total Interest Income                                         32,925    31,475    24,230
Interest Expense
   NOW and money market accounts                                  2,335     1,176       612
   Savings deposits                                                 308       299       343
   Time deposits                                                 11,495    12,111     6,733
   Repurchase agreements and fed funds purchased                    912       432       245
   Federal Home Loan Bank advances                                4,059     3,936     2,865
   ESOP loan interest expense                                         6        10        11
   Subordinated debentures                                        1,620       928       746
                                                                -------   -------   -------
   Total Interest Expense                                        20,735    18,892    11,555
                                                                -------   -------   -------
   Net Interest Income                                           12,190    12,583    12,675
Provision for credit losses (Note 5)                              3,600       550       100
                                                                -------   -------   -------
   Net Interest Income after provision for credit losses          8,590    12,033    12,575
Noninterest Income
   Fiduciary income                                                 437       289       133
   Deposit service charges                                          419       357       297
   Net realized security (loss) gain (Note 3)                       (74)        8        56
   Change in fair value of assets/liabilities
     carried at fair value                                        1,392        --        --
   Mortgage banking income                                        2,365     3,376     3,752
   Other income                                                   1,153       905       571
                                                                -------   -------   -------
   Total Noninterest Income                                       5,692     4,935     4,809
Noninterest Expense
   Salaries, benefits and payroll taxes (Note 13)                 7,898     8,768     7,689
   Net occupancy expense (Note 14)                                1,806     1,865     1,635
   Other operating expense (Note 15)                              4,149     3,876     3,808
                                                                -------   -------   -------
   Total Noninterest Expense                                     13,853    14,509    13,132
                                                                -------   -------   -------
Income Before Taxes                                                 429     2,459     4,252
   Provision for Income Tax (Benefit) Expense (Note 16)            (295)      363     1,179
                                                                -------   -------   -------
Net Income                                                      $   724   $ 2,096   $ 3,073
                                                                =======   =======   =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(continued)

                             Year Ended December 31,
                      -------------------------------------
                               2007    2006    2005
                              -----   -----   -----
                      (In thousands, except per share data)
Per share data:*
   Basic earnings             $0.19   $0.52   $0.80
   Diluted earnings           $0.19   $0.51   $0.78
   Cash Dividends             $0.24   $0.24   $0.21

* Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                          Year Ended December 31,
                                                         -------------------------
                                                          2007     2006      2005
                                                         -----   -------   -------
                                                               (In thousands)
Net Income as Reported                                   $ 724   $2,096    $3,073
Other Comprehensive Income
   Change in unrealized net gain (loss) on securities
      available for sale, net of tax of ($70) in 2007,
      ($7) in 2006, and ($328) in 2005                    (136)     (44)     (630)
                                                         -----   ------    ------
Comprehensive Income                                     $ 588   $2,052    $2,443
                                                         =====   ======    ======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             Accumulated
                                                                 Unearned       Other
                                             Common   Retained   Employee   Comprehensive    Total
                                             Stock    Earnings   Benefits   Income (Loss)    Equity
                                            -------   --------   --------   -------------   -------
                                                                 (In thousands)
Balance January 1, 2005                     $20,774    $ 5,111    ($205)        ($ 89)      $25,591
Cash dividend                                    --       (742)      --            --          (742)
Stock options exercised/awards                  108         --       --            --           108
Rights Offering                               5,275         --       --            --         5,275
Stock dividend (Note 12)                      2,197     (2,197)      --            --            --
Net income for 2005                              --      3,073       --            --         3,073
Release of ESOP shares                           50         --       57            --           107
RPFC merger                                   2,750         --       --            --         2,750
Other comprehensive income                       --         --       --          (630)         (630)
                                            -------    -------    -----         -----       -------
Balance December 31, 2005                   $31,154    $ 5,245    ($148)        ($719)      $35,532

Cash dividend                                    --       (918)      --            --          (918)
Stock options exercised/awards                  252         --       --            --           252
Compensation-stock options                       23         --       --            --            23
Stock dividend (Note 12)                      2,120     (2,120)      --            --            --
Net income for 2006                              --      2,096       --            --         2,096
Release of ESOP shares                           22         --       53            --            75
Repurchase of common stock                     (351)        --       --            --          (351)
Other comprehensive income                       --         --       --           (44)          (44)
                                            -------    -------    -----         -----       -------
Balance December 31, 2006                   $33,220    $ 4,303    ($ 95)        ($763)      $36,665

Cumulative effect of adoption of SFAS 159        --       (420)      --           295          (125)
Cash dividend                                    --       (931)      --            --          (931)
Stock options exercised/awards                  341         --       --            --           341
Compensation-stock options                       31         --       --            --            31
Stock dividend (Note 12)                      1,879     (1,879)      --            --            --
Net income for 2007                              --        724       --            --           724
Release of ESOP shares                           --         --       59            --            59
Repurchase of common stock                   (3,400)        --       --            --        (3,400)
Other comprehensive income                       --         --       --          (136)         (136)
                                            -------    -------    -----         -----       -------
Balance December 31, 2007                   $32,071    $ 1,797    ($ 36)        ($604)      $33,228
                                            =======    =======    =====         =====       =======

The accompanying notes are an integral part of the financial statements.

COMMUNITY CENTRAL BANK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOW

                                                                Year Ended December 31,
                                                           ---------------------------------
                                                              2007        2006        2005
                                                           ---------   ---------   ---------
                                                                     (In thousands)
Operating Activities
   Net income                                              $     724   $   2,096   $   3,073
   Adjustments to reconcile net income to net
      cash flow from operating activities:
      Net amortization of security premium                       207         187         309
      Net loss on available for sale securities                   74          (8)        (56)
      Net gain on instruments at fair value                   (1,392)         --          --
      Provision for credit losses                              3,600         550         100
      Depreciation expense                                       705         718         560
      Deferred income tax (benefit) expense                     (950)        (24)       (305)
      ESOP compensation expense                                   59          75         107
      Compensation-stock options                                  31          23          --
      Decrease (increase) in accrued interest receivable          64        (477)       (731)
      (Increase) decrease in other assets                     (1,651)       (187)     (1,200)
      (Decrease) increase in accrued interest payable           (239)        319         158
      Increase in other liabilities                            1,008         647          38
      Loans originated held for sale                        (109,956)   (119,934)   (142,072)
      Loans sold held for sale                               108,548     120,779     144,277
      (Increase) decrease in other real estate                  (746)          4         569
                                                           ---------   ---------   ---------
   Net Cash Provided By Operating Activities                      86       4,768       4,827
Investing Activities
   Sales, maturities, calls and prepayments of
      securities available for sale                           55,952      33,537      23,320
   Purchases of securities available for sale                (41,999)    (30,506)    (55,169)
   Maturities, calls, sales and prepayments of trading
      securities                                              13,606          --          --
   Transfer and purchase of trading securities               (33,402)         --          --
   Maturities, calls, and prepayments of held to
      maturity securities                                         36         158          65
   Purchases of held to maturity securities                     (987)       (295)     (1,085)
   Increase in loans                                         (23,641)    (32,646)    (28,727)
Purchases of property and equipment                             (184)     (1,190)     (2,392)
   Proceeds from sale of property and equipment                   60          --          --
   Purchase of Bank Owned Life Insurance                          --          --      (2,000)
                                                           ---------   ---------   ---------
   Net Cash Used in Investing Activities                     (30,559)    (30,942)    (65,988)
Financing Activities
   Net (decrease) increase in demand and savings
      deposits                                                (8,799)     17,261      (7,087)
   Net (decrease) increase in time deposits                  (18,422)     24,222      42,604
   Net increase in short term borrowings                      16,971       2,504       1,692
   Issuance of subordinate debentures                         18,557          --          --
   Redemption of subordinate debentures                      (10,310)         --          --
   FHLB advances                                              43,000      38,700      50,900
   FHLB advance repayments                                   (22,018)    (41,717)    (27,715)
   Payment of ESOP debt                                          (59)        (53)        (57)
   Rights/Public Stock Offering                                   --          --       5,275
   Stock options exercised                                       341         252         108
   Cash dividends paid                                          (931)       (918)       (742)
   Repurchase of stock                                        (3,400)       (351)         --
                                                           ---------   ---------   ---------
   Net Cash Provided by Financing Activities                  14,930      39,900      64,978

   Increase (decrease) in Cash and Cash Equivalents          (15,543)     13,726       3,817
   Cash and Cash Equivalents at the Beginning of the
      Period                                                  24,726      11,000       7,183
                                                           ---------   ---------   ---------
   Cash and Cash Equivalents at the End of the Period      $   9,183   $  24,726   $  11,000
                                                           =========   =========   =========
Supplemental Disclosure of Cash Flow Information
   Interest paid                                           $  20,974   $  18,892   $  11,555
   Federal Taxes Paid                                      $     300   $     175   $   1,740
   Loans transferred to other real estate owned            $     878   $     263   $     555
                                                           =========   =========   =========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006

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

NATURE OF OPERATIONS: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management and Internet banking services. The Bank operates three full service facilities in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

TRADING SECURITIES: Those securities the Corporation has elected to report at fair value under the fair value option are reported as trading securities pursuant to SFAS 159 even though management did not acquire the securities principally for the purpose of selling them in the near term. The change in the fair value of these securities is recorded in current earnings.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

GOODWILL: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. As of December 31, 2007, the goodwill intangible asset of $1,381,000 had no impairment at December 31, 2007 and 2006.

INTANGIBLES: The core deposit intangible of $5,000 as of December 31, 2007 consists of core deposit intangible assets arising from an acquisition. The assets were measured at fair value and are being amortized on an accelerated method over their estimated useful lives. Amortization expense of $15,000 was recognized in 2007. Under accelerated amortization, the core deposit intangible is expected to be fully amortized by 2008.

OTHER INTANGIBLE ASSETS: The other intangible assets of $102,000 as of December 31, 2007 consist of an intangible generated from an acquisition. The intangible is associated with customer relationships, which will be amortized straight-line over their estimated useful lives. Amortization expense of $23,000 was recognized in 2007. Under the straight-line method, the intangible asset is expected to be fully amortized by 2012.

INTEREST RATE SWAPS: The Corporation utilizes interest rate swaps to better manage certain risks including interest rate risk and the risks associated with hedging on balance sheet financial assets and financial liabilities accounted for under the SFAS 157 and SFAS 159, the Fair Value Measurement and the Fair Value Option for Financial Assets and Financial Liabilities. The interest rate swaps are also accounted for under SFAS 157 and SFAS 159.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Weighted average shares reconciliation is as follows:

                           Year Ended December 31,
                          ------------------------
                            2007     2006    2005
                          -------   -----   ------
                          (In thousands of shares)
Basic                       3,833   4,014   3,822
Effect of stock options        42      67      98
                            -----   -----   -----
Diluted                     3,875   4,081   3,920
                            =====   =====   =====

COMPREHENSIVE INCOME: Accounting principles generally require that recognized revenue, expense, gain and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2007, 2006 and 2005 consisted solely of unrealized gain and losses on available for sale securities, net of tax.

RECENT ACCOUNTING PRONOUNCEMENTS:

EMERGING ISSUES TASK FORCE ISSUE 06-4 - ACCOUNTING FOR DEFERRED COMPENSATION AND POSTRETIREMENT BENEFIT ASPECTS OF ENDORSEMENT SPLIT-DOLLAR LIFE INSURANCE ARRANGEMENTS - In September 2006, the Emerging Issues Task Force Issue 06-4 (EITF 06-4), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements was ratified. EITF 06-4 Addresses accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying EITF 06-4 must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. For calendar year companies, EITF 06-4 is effective beginning January 1, 2008. The Corporation is currently evaluating the impact of the adoption of this accounting pronouncement. The Corporation does not have split-dollar life insurance arrangements.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) CASH AND DUE FROM BANKS

The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank's deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2007, $25,000 in reserves was required.

(3) SECURITIES

The following table shows the amortized cost and estimated fair value of the Corporation's security portfolios as of the dates indicated:

                                                      December 31, 2007
                                            -------------------------------------
                                                           Unrealized
                                            Amortized   ---------------     Fair
                                              Cost      Gains    Losses    Value
                                            ---------   -----   -------   -------
                                                        (In thousands)
Securities Available for Sale
   United States Government agencies         $ 5,669     $ 85   $    --   $ 5,754
   Mortgage backed securities                 25,150       81      (143)   25,088
   Collateralized mortgage obligations         6,773       12      (106)    6,679
   Municipal securities                       29,632       26      (861)   28,797
   Mutual fund                                   500       --        (9)      491
                                             -------     ----   -------   -------
      Total Securities Available for Sale     67,724      204    (1,119)   66,809
                                             -------     ----   -------   -------
Held to Maturity Securities
   Municipal securities                           95        3        --        98
   Trust Preferred securities                    250       --        --       250
   Mortgage backed securities                    632        1        (7)      626
                                             -------     ----   -------   -------
      Total Held to Maturity Securities          977        4        (7)      974
                                             -------     ----   -------   -------
      Total Securities                       $68,701     $208   ($1,126)  $67,783
                                             =======     ====   =======   =======

The following table shows those securities the Corporation has elected to report at fair value under the fair value option are reported as trading securities pursuant to SFAS 159 even though management did not acquire the securities principally for the purpose of selling them in the near term. The change in the fair value of these securities is recorded in current earnings.

                                                    December 31, 2007
                                                    -----------------
                                                        Fair Value
                                                    -----------------
Trading Securities
   United States Government agencies                     $13,396
   Collateralized mortgage obligations                     6,719
                                                         -------
      Total Trading Securities Held at Fair Value        $20,115
                                                         =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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
                                             =======     ====   =======   =======

For the years ended December 31, 2007, 2006 and 2005, proceeds from sales of securities available for sale amounted to $9.4 million, $11.8 million and $15.2 million, respectively. Gross realized gains amounted to $23,000, $54,000 and $90,000, respectively. Gross realized losses amounted to $97,000, $46,000 and $34,000, respectively.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual security has been in continuous loss position. Unrealized losses on securities have not been recognized into income because the issuers' bonds are of high credit quality. We have the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates.

                                                         December 31, 2007
                                            -------------------------------------------
                                             Less than 12 Months      Over 12 Months
                                            --------------------   --------------------
                                               Gross                  Gross
                                            Unrealized     Fair    Unrealized     Fair
                                              Losses      Value      Losses      Value
                                            ----------   -------   ----------   -------
                                                           (In thousands)
Securities Available for Sale
   United States Government agencies          $   --     $    --     $   --     $    --
   Mortgage backed securities                    (56)      8,297        (87)      8,589
   Collateralized mortgage obligations            (5)      1,965       (101)      2,509
   Municipal securities                         (465)      9,213       (396)     14,781
   Mutual funds                                   --          --         (9)        491
                                              ------     -------     ------     -------
      Total Securities Available for Sale      ($526)    $19,475      ($593)    $26,370
                                              ======     =======     ======     =======

As of December 31, 2007, the unrealized loss on held to maturity securities was $6,000 and was in an unrealized loss position for over twelve months.

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
                                              ======     =======    =======     =======

As of December 31, 2006, the unrealized loss on held to maturity securities was $28,000 and was in an unrealized loss position for less than twelve months.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturity distribution of the investment portfolio as of December 31, 2007, 2006 and 2005 with weighted average yields to maturity. This schedule does not include those trading securities carried at fair value.

                                               2007                       2006                       2005
                                    -------------------------  -------------------------  -------------------------
                                    Amortized    Fair   Yield  Amortized    Fair   Yield  Amortized    Fair   Yield
                                       Cost     Value    (%)      Cost     Value    (%)      Cost     Value     (%)
                                    ---------  -------  -----  ---------  -------  -----  ---------  -------  -----
                                                                 (In thousands)
U.S. Government debentures
One year or less                       2,102     2,123  5.40%     4,099     4,067  4.14%     7,358     7,253  3.26%
Over 1 year through five years         2,606     2,643  4.88%    12,122    11,958  4.64%     9,984     9,840  4.47%
Over 5 years through 10 years            961       988  5.32%     3,232     3,185  5.32%     6,828     6,722  5.34%
Over ten years                            --        --               --        --               --        --
                                     -------   -------  ----    -------   -------  ----    -------    ------  ----
                                       5,669     5,754  5.15%    19,453    19,210  4.65%    24,170    23,815  4.35%

State and political subdivisions *

One year or less                         697       696  4.60%       753       743  4.55%       140       140  6.28%
Over 1 year through five years         2,964     2,952  4.54%     3,700     3,632  4.78%     2,179     2,141  4.81%
Over 5 years through 10 years          4,323     4,292  5.79%     4,871     4,849  5.87%     4,398     4,367  5.90%
Over ten years                        21,743    20,955  6.26%    22,296    21,938  6.66%    17,566    17,451  6.60%
                                     -------   -------  ----    -------   -------  ----    -------    ------  ----
                                      29,727    28,895  5.98%    31,620    31,162  6.27%    24,283    24,099  6.31%

U.S. government mortgage-backed
   and collateralized mortgage
   obligations                        32,555    32,393  5.12%    31,266    30,812  4.92%    37,168    36,615  4.40%
Mutual Fund (CRA Qualified)              500       491  4.20%       500       485  3.98%       500       489  3.98%
Trust Preferred securities               250       250  8.50%       250       240  8.50%       250       244  8.50%
                                     -------   -------  ----    -------   -------  ----    -------   -------  ----
Total securities                     $68,701   $67,783  5.50%   $83,089   $81,909  5.38%   $86,371   $85,262  5.02%
                                     =======   =======  ====    =======   =======  ====    =======   =======  ====

Memo:
Total variable rate securities
   Included above                      8,687     8,671            9,918     9,797           12,625    12,419

* weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.

The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.

Investment securities of $45.6 million were pledged at December 31, 2007 to secure short term repurchase agreements and partially secure Federal Home Loan Bank advances.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) LOANS

Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $7,371,000 and $7,678,000 at December 31, 2007 and 2006, respectively. The total unused commitments related to these loans were $3,072,000 at December 31, 2007. During 2007, new loans and advances were $1,952,000, while repayments totaled $2,259,000.

The Bank grants loans to customers who reside primarily in Macomb, St. Clair and Oakland Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $144.5 million in outstanding loans at December 31, 2007, to commercial borrowers in the real estate rental and property management industry.

LOAN PORTFOLIO

The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

                               2007       2006       2005         2004       2003
                             --------   --------   --------     --------   --------
                                                 (In thousands)
Commercial real estate (1)   $264,685   $236,399   $201,348(2)  $166,686   $149,769
Commercial and industrial      33,039     28,393     26,753(2)    40,614     39,330
Residential real estate        60,799     72,517     74,601       64,240     60,046
Home equity lines              20,906     17,614     18,545       18,864     11,217
Consumer loans                  9,754     11,666     13,054       14,377      9,844
Credit cards                      729        693        650          658        622
                             --------   --------   --------     --------   --------
Total loans                  $389,912   $367,282   $334,951     $305,439   $270,828
                             ========   ========   ========     ========   ========

(1) Included in the category of commercial real estate in the above table are real estate construction loans totaling $47.8 million, $42.4 million, $40.6 million, $18.2 million and $13.2 million for the years ended 2007, 2006, 2005, 2004 and 2003, respectively.

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

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the nominal interest rate sensitivity of selected loan portfolios at December 31, 2007. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of interest rate adjustments and possible repayments.

Commercial and industrial loans due during the years ending December 31,

                                    (In thousands)
                                    --------------
2008                                   $15,473
2009 to 2012                            15,983
2013 and thereafter                      1,583
                                       -------
Total loans                            $33,039
                                       =======

The total amount of commercial and industrial loans due after December 31, 2008 which have fixed interest rates is $15.1 million, while the total amount of these loans due after such date which have floating or adjustable interest rates is $2.5 million. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.

Real estate construction loans due
   during the years ending December 31,

                                    (In thousands)
                                    --------------
2008                                   $29,783
2009 to 2012                            18,065
2013 and thereafter                         --
                                       -------
Total loans                            $47,848
                                       =======

The total amount of construction loans due after December 31, 2008 which have fixed interest rates is $12.5 million and $5.6 million in loans due after such date which have floating or adjustable interest rates.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) ALLOWANCE FOR CREDIT LOSSES

A summary of the activity in the allowance for credit losses is as follows:

                                             2007     2006     2005     2004     2003
                                            ------   ------   ------   ------   ------
                                                      (Dollars, in thousands)
Balance at beginning of the period          $3,815   $3,580   $3,377   $3,573   $3,377
Charge-offs:
Commercial real estate                         338       --      181       --       --
Commercial and industrial                      110      248       57    2,040       38
Residential real estate                        106       21      103       61       18
Home equity lines                              131       21       --       --       --
Consumer loans                                 382       40      171       71       64
Credit cards                                    33       13       12       44        3
                                            ------   ------   ------   ------   ------
   Total charge-offs                         1,100      343      524    2,216      123
                                            ------   ------   ------   ------   ------
Recoveries:
Commercial real estate                          --       --        1       --       --
Commercial and industrial                       12       14      606        1       19
Residential real estate                         --        8       --       --       --
Home equity lines                               --       --       --       --       --
Consumer loans                                  69        5       18       18       24
Credit cards                                     7        1        2        1        1
                                            ------   ------   ------   ------   ------
   Total recoveries                             88       28      627       20       44
                                            ------   ------   ------   ------   ------
Net charge-offs                              1,012      315     (103)   2,196       79
                                            ------   ------   ------   ------   ------
Provision charged to earnings                3,600      550      100    2,000      275
                                            ------   ------   ------   ------   ------
Balance at the end of the period            $6,403   $3,815   $3,580   $3,377   $3,573
                                            ======   ======   ======   ======   ======
As a percentage of total portfolio loans      1.64%    1.04%    1.07%    1.11%    1.32%

Ratio of net charge-offs (net recoveries)
   during the period to average
   loans during the period                    0.27%    0.09%   (0.03%)   0.74%    0.03%

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

The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage loans and consumer loans) are considered impaired. The Corporation had $18.5 million in loans and other real estate owned classified as nonperforming at December 31, 2007 and $4.8 million at December 31, 2006.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES

     The following table contains reserve allocations for types of loans for the years presented.

                             Commercial     Commercial     Residential   Home Equity   Consumer   Credit
                            Real Estate   and Industrial   Real Estate      Lines        Loans     Cards   Unallocated    Total
                            -----------   --------------   -----------   -----------   --------   ------   -----------   ------
                                                                  (Dollars in thousands)
Balances:
December 31, 2007             $4,360          $  302          $ 824         $396         $314      $ 50      $  157      $6,403
   % of loans in category       67.8%            8.5%          15.6%         5.4%         2.5%      0.2%                  100.0%
December 31, 2006             $1,741          $  499          $ 931         $436         $155      $ 26      $   27      $3,815
   % of loans in category       64.4%            7.7%          19.7%         4.8%         3.2%      0.2%                  100.0%
December 31, 2005             $1,526          $  594          $ 993         $138         $154      $ 24      $  151      $3,580
   % of loans in category       60.1%            8.0%          22.3%         5.5%         3.9%      0.2%                  100.0%
December 31, 2004             $  805          $1,673          $ 441         $ 94         $205      $ 30      $  129      $3,377
   % of loans in category       54.6%           13.3%          21.0%         6.2%         4.7%      0.2%                  100.0%
December 31, 2003             $2,015          $1,025          $ 181         $  8         $ 80      $ 17      $  247      $3,573
   % of loans in category       55.3%           14.5%          22.2%         4.1%         3.6%      0.3%                  100.0%

LEGAL LENDING LIMIT

Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower. As of December 31, 2007, the legal lending limit was approximately $4.8 million or 15% of capital and surplus of the Bank; however, that limit can be increased (for individual loans) to approximately $8.0 million or 25% of capital and surplus, with two-thirds approval of the Board of Directors.

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

                                                 December 31,
                                  ------------------------------------------
                                    2007     2006     2005     2004     2003
                                  -------   ------   ------   ------   -----
                                                (In thousands)
Nonaccrual loans
   Commercial real estate         $14,379   $2,711   $1,637   $  220   $ 277
   Commercial and industrial          146      646      985      305      88
   Residential real estate          2,053       --       67       16      --
   Home equity lines                  354       --       --       --      --
   Consumer loans                      30       --       --       --      --
   Credit cards                        --       --       --       --      --
                                  -------   ------   ------   ------   -----
Total                              16,962    3,357    2,689      541     365

Accruing loans delinquent more
   than 90 days
   Commercial real estate         $    --   $   --   $   --   $   --   $  --
   Commercial and industrial           --       --       --       --      --
   Residential real estate            654      876      621      100     116
   Home equity lines                   44      336       --       --      --
   Consumer loans                      --      160        1      124       1
   Credit cards                        25        1        1       10       2
                                  -------   ------   ------   ------   -----
Total                                 723    1,373      623      234     119
                                  -------   ------   ------   ------   -----
Total nonperforming loans          17,685    4,730    3,312      775     484

Other real estate owned
   Commercial real estate             319       --       --      681     363
   Residential real estate            535      108      112       --      --
                                  -------   ------   ------   ------   -----
Total                                 854      108      112      681     363
                                  -------   ------   ------   ------   -----
Total nonperforming assets        $18,539   $4,838   $3,424   $1,456   $ 847
                                  =======   ======   ======   ======   =====
Total nonperforming loans as a
   percentage of total loans         4.54%    1.29%    0.99%    0.25%   0.18%

Total nonperforming assets as a
   percentage of total assets        3.56%    0.96%    0.74%    0.37%   0.24%

The Corporation did not recognize any interest income in 2007, 2006 and 2005 on those loans classified as nonaccruing for the period ended December 31, 2007, 2006 and 2005. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period was $332,000, $140,000 and $39,000 during the periods of 2007, 2006 and 2005, respectively.

Nonperforming loans without a related allowance for credit losses totaled $3.4 million and $68,000 for the periods ended December 31, 2007 and 2006, respectively. Nonperforming loans with a related allowance for credit losses totaled $13.5 million and $3.3 million for the periods ended December 31, 2007 and 2006, respectively. The related allowance for nonperforming loans for the period ended December 31, 2007 and 2006 was $3.8 million and $208,000, respectively. Total nonperforming loans averaged $16.7 million in 2007, $3.4 million in 2006 and $1.8 million in 2005.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:

                                                  2007     2006
                                                 ------   ------
                                                  (In thousands)
Land                                             $1,340   $1,340
Buildings and improvements                        5,883    5,869
Building construction in process                     93       --
Leasehold improvements                              746      585
Furniture and equipment                           4,435    4,533
Vehicles                                             42       56
                                                 ------   ------
                                                 12,539   12,383
Less accumulated depreciation and amortization    3,835    3,158
                                                 ------   ------
Net property and equipment                       $8,704   $9,225
                                                 ======   ======

(7) TIME DEPOSITS

As of December 31, 2007, scheduled maturities of all time deposits are as follows:

Year ending December 31,   (In thousands)
------------------------   --------------
2008                          $158,586
2009                            48,991
2010                            25,325
2011                             1,035
2012                               258
Subsequent years                    --
                              --------
Total time deposits           $234,195
                              ========

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2007.

                                          (In thousands)
                                          --------------
Three months or less                         $ 37,070
Over three months to twelve months             90,252
Over one year to three years                   67,278
Over three years                                  200
                                             --------
Total time deposits of $100,000 or more      $194,800
                                             ========

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) SHORT TERM BORROWINGS

Short term borrowings at December 31, 2007, consisted of short term FHLB advances of $23.8 million and short term securities sold with an agreement to repurchase of $13.7 million. Repurchase agreements generally mature within one day. Following are details of short term borrowings for the dates or periods indicated:

During the first quarter of 2007, the Corporation borrowed $19 million in a wholesale structured repurchase agreement with an interest rate tied to the three month Libor rate, less 250 basis points adjusted quarterly, until March 3, 2008 when the borrowing changes to a fixed interest rate of 4.95% until March 2, 2017. The repurchase agreement is callable quarterly after March 2, 2008.

                                                     2007      2006      2005
                                                   -------   -------   -------
                                                      (Dollars in thousands)
Amount outstanding at end of year
   Short-term Repurchase agreements                $13,659   $15,688   $13,184
   Short-term FHLB advances                        $23,795   $14,000   $26,700
Weighted average interest rate on ending balance
   Short-term Repurchase agreements                   3.00%     3.15%     2.50%
   Short-term FHLB advances                           4.14%     3.92%     3.60%
Maximum amount outstanding at any month end
during the year
   Short-term Repurchase agreements                $14,932   $21,832   $21,711
   Short-term FHLB advances                        $23,795   $26,700   $26,700
Average amount outstanding during the year
   Short-term Repurchase agreements                $13,330   $13,443   $11,668
   Short-term FHLB advances                        $19,831   $11,500   $22,775
Weighted average interest rate
   Short-term Repurchase agreements                   3.10%     2.91%     1.99%
   Short-term FHLB advances                           4.16%     3.76%     3.22%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) FHLB ADVANCES

In June of 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to attempt to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. The advances are collateralized by residential and commercial mortgage loans under a blanket collateral agreement totaling approximately $233.3 million and $132.1 million at December 31, 2007 and 2006, respectively. The advances are also secured by specific investment securities with an amortized cost of $11.0 million and $28.0 million and fair market values of $11.1 million and $27.6 million at December 31, 2007 and 2006, respectively. All advances at December 31, 2007, with the exception of variable rate advances representing $12 million, were short-term and had prepayment penalties. All advances have final maturities without callable provisions.

FHLB advances outstanding were as follows:

                                December 31, 2007             December 31, 2006
                           ---------------------------   --------------------------
                            Ending      Average rate      Ending     Average rate
                            Balance   at end of period   Balance   at end of period
                           --------   ----------------   -------   ----------------
                                                (Dollars in thousands)
Short-term FHLB advances   $ 23,795         4.14%        $14,000         3.92%
Long-term FHLB advances    $ 80,700         4.70%         69,528         4.73%
                           --------         ----         -------         ----
                           $104,495         4.57%        $83,528         4.60%

Long-term advances were comprised of 36 advances with maturities ranging from June 2009 to June 2016.

The principal maturities of long-term advances outstanding at December 31, 2007 are as follows:

Year ending December 31,   (In thousands)
------------------------   --------------
2009                           $19,000
2010                            21,000
2011                             5,500
2012                             7,000
Subsequent years                28,200
                               -------
Total                          $80,700
                               =======

Effective January 1, 2007, the Corporation has elected early adoption of SFAS 159 for all FHLB advances maturing in 18 months from January 1, 2007, which represented originally $16 million in total. At December 31, 2007, the fair value of the selected advances reported at fair value was $4,986,000 (face value $5.0 million). The overall weighted yield of these FHLB advances was 3.73% at December 31, 2007. Management believed that the selected instruments at the initial election partially served as a hedge for those securities recorded as trading from the transfer from available for sale under SFAS 159.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) ESOP NOTE PAYABLE

In 1999, the ESOP entered into a 10 year variable rate note payable with an outside financial institution as a part of the Bank's employee stock ownership plan ("ESOP"). The dividends paid by the Corporation to date on unearned shares of common stock held by the ESOP can and have been used to repay the note, resulting in expected maturity of the note in 2008. In addition, the note is floating at prime rate which was 7.25% at December 31, 2007. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. In addition, the Bank has issued a letter of credit supporting the note payable. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in the stockholders' equity. Dividends paid by the Corporation on unallocated shares of common stock held by the ESOP can be used to repay the loan used to purchase the Corporation's common stock at the discretion of the plan administrator. In 2007, $9,000 was paid from accumulated dividends on unallocated shares on the ESOP note payable in addition to the scheduled loan payments.

As of December 31, 2007, scheduled maturities of the ESOP note payable are as follows:

       (In thousands)
       --------------
2008         $36
             ---
             $36
             ===

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) SUBORDINATED DEBENTURES

On February 13, 2007, Community Central Capital Trust II (Trust II), a statutory trust formed by the Corporation for the purpose of issuing trust preferred securities, issued $18,000,000 aggregate liquidation amount of cumulative trust preferred securities. The Trust II securities bear a fixed distribution rate of 6.71% per annum through March 6, 2017, and thereafter will bear a floating distribution rate equal to 90-day LIBOR plus 1.65%. The Trust II securities are redeemable at the Corporation's option, in whole or in part, at par beginning March 6, 2017, and if not sooner redeemed, mature on March 6, 2037. The Trust II securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended. The gross proceeds of the offering were used to purchase junior subordinated debentures from the Corporation totaling $18,557,000.

On June 29, 2007, the Corporation redeemed $10.0 million of the subordinated debentures issued to Community Central Capital Trust I (and as a result the Trust I preferred securities).

The trust preferred securities may constitute up to 25% of tier I capital. Any amount in excess of this limit may be included as tier 2 capital. At December 31, 2007, $10.7 million of the trust preferred issuance was included in the Corporation's tier 1 capital, with the remaining $7.3 million included in tier 2 capital.

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

Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2007, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and is considered "well capitalized".

On April 17, 2007, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2007 to stockholders of record on May 1, 2007. The outstanding numbers of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings and common stock were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation's and the Bank's actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

                                             2007            2006         Minimum Ratio           Ratio
                                        --------------  --------------     for Capital            to be
                                        Capital  Ratio  Capital  Ratio  Adequacy Purposes  "Well Capitalized"
                                        -------  -----  -------  -----  -----------------  ------------------
                                                (In thousands)
Tier I capital to risk-weighted assets
   Consolidated                         $42,932  10.29% $45,878  11.68%         4%                  NA
   Bank only                             42,889  10.32%  43,677  11.14%         4%                  6%

Total capital to risk-weighted assets
   Consolidated                          55,430  13.28%  49,693  12.65%         8%                  NA
   Bank only                             48,199  11.57%  47,486  12.11%         8%                 10%

Tier I capital to average assets
   Consolidated                          42,932   8.37%  45,878   9.01%         4%                  NA
   Bank only                             42,889   8.39%  43,671   8.60%         4%                  5%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - The Corporation has a 401(k) defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $69,000, $72,000 and $72,000 were paid or accrued for the periods ended December 31, 2007, 2006 and 2005.

EMPLOYEE STOCK OWNERSHIP PLAN - During the second quarter of 1999, the Bank established an employee stock ownership plan ("ESOP") for the benefit of eligible employees. As of December 31, 2007, the plan had a total of 76,190 shares of the Corporation's stock. This represented both committed-to-be released shares and unearned shares. Under the plan, the shares of stock committed-to-be released into all participants' accounts are directly proportional to the ratio of the principal reductions to the total original principal amount. Dividends paid by the Corporation on common stock held by the ESOP, as committed-to-be released, are allocated proportionately to the number of shares of each participant. Dividends paid by the Corporation on unearned shares of common stock held by the ESOP can be used to repay the loan or used to purchase the Corporation's common stock at the discretion of the plan administrator. Under Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans", the compensation expense recognized was based on the fair value of the committed-to-be released shares which was $60,000 for 2007. As of December 31, 2007, 69,020 shares were committed-to-be released, with 7,170 remaining unearned. The value of unearned shares as of December 31, 2007, was $45,000.

The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation stock (see Note 10). The ESOP intends to repay the loan (plus interest) using Bank contributions.

Information regarding the ESOP transactions for the years ended December 31 is as follows:

                                            2007   2006   2005
                                            ----   ----   ----
                                              (In thousands)
Amounts paid by ESOP for:
   Debt repayment  *                         $59    $53    $57
   Interest                                  $ 6    $10    $11
   Other                                     $ 4    $12    $11

Amounts received from the Corporation as:
   Contributions                             $69    $72    $72

----------
* Includes debt repayment in 2007, 2006 and 2005 from cash contained in ESOP from accumulated dividends.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - The Corporation sponsors a non-qualifying defined benefit plan to provide supplemental retirement benefits for certain key executives. The plan which started in April 2003, benefiting two current and one former executive officers, has a minimum benefit upon retirement for each participant of $75,000 and the maximum benefit is 50% of the average of the three highest years of compensation. Effective August 2005, the Corporation added two additional executive officers to the plan. The benefit payable upon retirement for these two additional executives is $50,000 each. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2007.

                                              2007
                                         --------------
                                         (In thousands)
Plan assets at fair value                   $     --
Benefit obligation                             1,676
                                            --------
Overfunded (underfunded) status              ($1,676)
                                            ========
Pension liability
                                            --------
Net pension costs                           $    356
                                            --------
Change in minimum liability                 $    356
                                            ========
Actuarial comparisons:
Weighted average discount rate                   7.0%
Increase in future compensation levels           5.0%

To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2007, the cash surrender value of all bank owned life insurance policies on the participants amounted to $10.5 million. There were no supplemental retirement benefits paid by the plan during 2007.

STOCK OPTION PLANS - The Corporation currently has three active stock plans. Under the 1996 and 2000 Employee Stock Option Plans ("Employee Plans"), the Corporation is authorized to grant options to key employees for up to 58,564 and 66,000 shares of common stock, respectively. No options are presently available for grant under the 1996 and 2000 Employee Stock Option Plan although options to purchase 52,839 shares of Corporation common stock were outstanding and unexercised as of December 31, 2007. Under the 2002 Incentive Plan, as amended in 2005, up to 46,305 shares were available for grant to directors and 341,195 for grant to employees. In December 2007, 47,500 stock options were granted to employees with terms of 10 years under the 2002 Incentive Plan. As part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 2,700 shares. At December 31, 2007, 82,961 shares were available to employees and 27,600 shares to directors under all remaining plans. The shares awarded were recorded as director and employee compensation expense, respectively. Under all plans, the exercise price of each option equals the market price of the Corporation's common stock at the date of grant.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation recognizes compensation expense using the Black Scholes option pricing model. The volatility assumption used in the Black Scholes formula is based on the volatility of Community Central Bank Corporation common stock, which is traded on the NASDAQ Global Market. The weighted average assumptions used in the Black Scholes model are noted in the table at the bottom of the page. The Corporation uses historic data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Corporation has estimated the fair value of the options issued in December 2007 at $2.43 per share. The options become exercisable on January 1, 2008 for 20% of shares covered under the agreement and for an additional 20% of the shares annually thereafter. Compensation expense connected with these options will be recognized at an annual rate of $27,000 from 2008 through 2012 for a total of $111,000. The forfeiture rate is assumed to be 4.00% of the total compensation expense. The Corporation will recognize compensation expense evenly over the requisite service period in future years through 2012. Options issued in 2005 and 2004 had an estimated fair value of $4.66 and $4.44 per share, respectively, The Corporation recognized $31,000 in compensation expense for those options vesting after the date of adoption of SFAS No. 123R under the modified prospective method. There is no remaining compensation expense associated with this group of options in future years since they are fully vested. No tax expense was recognized as the options were incentive stock options.

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                                  2007    2006     2005
                                                                 -----   ------   ------
                                                                  (In thousands, except
                                                                     per share data)
Net income, as reported                                          $ 724   $2,096   $3,073
Add: Stock-based employee compensation expense,
   net of related tax effects, included in reported net income      31       23       --
Deduct: Total stock-based employee
   and director compensation expense
   under fair value based methods of
   awards, net of related tax effects                              (31)     (23)    (377)
                                                                 -----   ------   ------
     Pro forma net income                                        $ 724   $2,096   $2,696
                                                                 =====   ======   ======

Earnings per share
   Basic - as reported                                           $0.19   $ 0.52   $ 0.80
   Basic - pro forma                                             $0.19   $ 0.52   $ 0.71
   Diluted - as reported                                         $0.19   $ 0.51   $ 0.78
   Diluted - pro forma                                           $0.19   $ 0.51   $ 0.69

Earnings per share have been retroactively adjusted to reflect the issuance of stock dividends.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                         Year Ended December 31,
                                       ---------------------------
                                         2007      2006      2005
                                       -------   -------   -------
Dividend yield or expected dividends    3.24%     2.06%     1.49%
Riskfree interest rate                  4.20%     4.80%     4.50%
Expected life                          10 yrs.   10 yrs.   10 yrs.
Expected volatility                    34.50%    19.19%    22.66%

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

                                                                   Year Ended December 31,
                                   --------------------------------------------------------------------------------------
                                               2007                          2006                         2005
                                   ----------------------------   --------------------------   --------------------------
                                                    Weighted                     Weighted                     Weighted
                                   Number of         Average      Number of       Average      Number of       Average
                                     Shares      Exercise Price     Shares    Exercise Price     Shares    Exercise Price
                                   ---------     --------------   ---------   --------------   ---------   --------------
Outstanding, beginning of period     330,272         $ 8.93        315,510        $ 8.56        263,210        $ 7.55
Granted                               47,500           7.59         48,300         10.76         66,701         12.24
Exercised                            (56,638)          5.57        (26,647)         6.82        (11,621)         6.58
Forfeited                            (34,141)         11.19         (6,891)        13.01         (2,780)         9.48
                                     -------         ------        -------        ------        -------        ------
Outstanding, end of year             286,993(a)      $ 9.10        330,272        $ 8.93        315,510        $ 8.56
                                     =======         ======        =======        ======        =======        ======

The following table shows summary information about stock options outstanding at December 31, 2007:

                    Stock Options Outstanding                         Stock Options Exercisable
-----------------------------------------------------------------   ----------------------------
                              Weighted Average                                      Weighted
    Range of        Number        Remaining      Weighted Average   Number of   Average Exercise
Exercise Prices   of Shares   Contractual Life    Exercise Price      Shares          Price
---------------   ---------   ----------------   ----------------   ---------   ----------------
     $4.30           4,534        2.0 years           $ 4.30           4,534         $ 4.30
      4.52           5,331        2.8 years             4.52           5,331           4.52
      4.98           8,794        3.3 years             4.98           8,794           4.98
      4.71          15,516        3.4 years             4.71          15,516           4.71
      4.96           6,078        3.5 years             4.96           6,078           4.96
  6.99 - 7.34       33,517        4.4 years             7.00          33,517           7.00
      8.28           6,078        5.5 years             8.28           6,078           8.28
  9.82 - 10.31      25,529        5.9 years             9.84          25,529           9.84
     11.15          44,352        6.9 years            11.15          44,352          11.15
     13.15           3,583        7.6 years            13.15           3,583          13.15
     11.98          44,706        7.9 years            11.98          44,706          11.98
     10.76          41,475        9.0 years            10.76              --            --
      7.59          47,500        9.9 years             7.59              --            --
                   -------                            ------         -------         ------
                   286,993                            $ 9.10         198,018           9.11
                   =======                            ======         =======         ======


All share number and exercise price data have been adjusted to reflect the issuance of stock dividends.

(a) The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2007 was ($829,000) and ($574,000), respectively, based on the share price of $6.21 for Community Central Bank Corporation common stock at December 31, 2007. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $152,000, $108,000 and
     $70,000, respectively. The federal income tax benefit from the exercise of nonqualified stock options in 2007 was $1,000.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) LEASES

Operating expense includes rentals on leased facilities and certain equipment in the amount of $339,000, $422,000 and $380,000 for 2007, 2006 and 2005,
respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2007:

Year ending December 31,        (In thousands)
------------------------        --------------
2008                                $  245
2009                                   217
2010                                   218
2011                                   169
2012                                   165
Subsequent years                       620
                                    ------
Total minimum rental payments       $1,634
                                    ======

(15) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense for the periods indicated:

                                         Year Ended December 31,
                                        ------------------------
                                         2007     2006     2005
                                        ------   ------   ------
                                             (In thousands)
Advertising, business development and
   public relations                     $  528   $  645   $  672
Data processing                            625      549      479
Professional and regulatory fees           417      425      438
Legal fees                                 288      316      439
Director fees                              283      316      302
Printing and supplies                      172      165      173
Telephone                                  177      214      152
Loan closing                               113      171       89
Other insurance                            127      131      121
Deposit insurance                          283       41       35
Single business tax                        128       87       97
Other                                    1,008      816      811
                                        ------   ------   ------
   Total other operating expense        $4,149   $3,876   $3,808
                                        ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) TAXES ON INCOME

The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The income tax expense for the years ended December 31 consists of the following:

                              2007   2006    2005
                             -----   ----   ------
                                 (In thousands)
Current expense              $ 655   $387   $1,484
Deferred (benefit) expense    (950)   (24)    (305)
                             -----   ----   ------
Total income expense         ($295)  $363   $1,179
                             =====   ====   ======

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31 are as follows:

                                                           2007     2006
                                                          ------   ------
                                                           (In thousands)
Deferred tax assets
   Provision for loan losses                              $1,626   $  722
   Depreciation                                               82      131
   SERP Expense                                              570      449
   Unrealized net loss on securities available for sale      311      393
   NOL carryforward                                           24       72
   Intangible asset amortization                              74       71
   Mortgage subsidiary accumulated timing differences        232      155
   Other                                                      38       17
                                                          ------   ------
                                                           2,957    2,010
   Valuation allowance for deferred tax assets                --       --
Deferred tax liabilities
   Financial instruments at fair value option               (194)      --
   Original issue discount                                   (70)    (104)
   Accretion                                                 (35)     (30)
   FHLB dividends                                           (104)    (104)
   Net deferred loan fees                                     (6)     (16)
   Goodwill amortization                                    (105)     (75)
   Other                                                    (147)     (59)
                                                          ------   ------
                                                            (661)    (388)
                                                          ------   ------
Net deferred tax asset                                    $2,296   $1,622
                                                          ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation's effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2007    2006    2005
                                                  -----   -----   ------
                                                      (In thousands)
Provision at statutory federal income tax rate    $ 146   $ 836   $1,446
Nondeductible expenditures                           62      43       47
Tax exempt municipal interest                      (384)   (399)    (212)
Increase in cash surrender value of bank owned
   life insurance                                  (119)   (117)    (102)
                                                  -----   -----   ------
Provision at effective federal income tax rate    ($295)  $ 363   $1,179
                                                  =====   =====   ======

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

INTEREST RATE SWAPS: The fair value of interest rate swaps is based on pricing models, such as Bloomberg and other appropriate valuation models.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                  2007                    2006
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying    Estimated
                                          Amount    Fair Value    Amount    Fair Value
                                         --------   ----------   --------   ----------
                                                         (In thousands)
Financial Assets
   Cash and cash equivalents             $  9,183    $  9,183    $ 24,726    $ 24,726
   Trading securities (a)                  20,115      20,115          --          --
   Securities                              67,786      67,783      81,933      81,909
   FHLB stock                                                       4,540       4,540
   Residential mortgages held for sale      4,848       4,848       3,441       3,441
   Loans, net of allowance                383,509     394,431     363,467     365,905
   Accrued interest receivable              2,535       2,535       2,599       2,599
   Interest rate swap                         668         668          --          --
Financial Liabilities
   Demand and savings deposits             94,440      94,440     103,239     103,239
   Time deposits                          234,195     237,614     252,617     251,910
   Repurchase agreements                   32,659      32,659      15,688      15,688
   Federal Home Loan Bank advances (b)    104,495     102,558      83,528      80,869
   Accrued interest payable                 1,018       1,018       1,257       1,257
   ESOP note payable                           36          36          95          95
   Subordinated debentures (a)             17,597      17,597      10,310      10,550
   Interest rate swap                         541         541          --          --

(a) Carried at fair value under SFAS 159, "The Fair Value Option for Financial Assets and Liabilities" for entire category.

(b) Carried at fair value under SFAS 159, "The Fair Value Option for Financial Assets and Liabilities" for specific instruments totaling $5.0 million of the category. The remaining instruments were valued under a similar method, but not recorded at fair value of the Corporation's financial statements.

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

A summary of commitments not recorded on the balance sheet at December 31 is as follows:

                                                   2007      2006
                                                 -------   -------
                                                   (In thousands)
Unused home equity lines of credit               $ 9,293     8,973
Unused credit card lines                           1,701     1,687
Unused portion of construction lines of credit    16,463    26,945
Unused portion of all other credit lines          52,950    55,566
Standby letters of credit                          1,047       763
                                                 -------   -------
Total outstanding commitments                    $81,454   $93,934
                                                 =======   =======

(19) RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2007, the Bank's retained earnings available for the payment of dividends totaled $11.9 million. Accordingly, $32.1 million of the Corporation's investment in the Bank was restricted at December 31, 2007. Loans and advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's stock and surplus. Accordingly, at December 31, 2007, Bank funds available for loans or advances to the Corporation amounted to $3.2 million.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20) PARENT-ONLY FINANCIAL STATEMENTS

The following condensed financial information presents the financial condition of Community Central Bank Corporation, the Parent Holding Company, (the "Parent") only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank and Community Central Capital Trust II at cost, plus the undistributed surplus of the Bank since it was formed. The Parent recognizes undistributed income of the Bank as noninterest income, and undistributed losses as noninterest expense. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

PARENT-ONLY BALANCE SHEET

                                                   December 31,
                                                -----------------
                                                  2007      2006
                                                -------   -------
                                                  (In thousands)
Assets
Cash                                            $ 5,764   $ 1,972
Investment in subsidiary                         43,929    44,449
Investment in unconsolidated subsidiary             557       310
Other assets                                      1,257       801
                                                -------   -------
   Total Assets                                 $51,507   $47,532
                                                =======   =======
Liabilities and Stockholders' Equity
Due to subsidiary                               $   682   $   557
Subordinated debentures                          17,597    10,310
                                                -------   -------
   Total Liabilities                             18,279    10,867
Common stock                                     32,071    33,220
Retained earnings                                 1,797     4,303
Unearned employee benefit                           (36)      (95)
Accumulated other comprehensive income             (604)     (763)
                                                -------   -------
   Total Stockholders' Equity                    33,228    36,665
                                                -------   -------
   Total Liabilities and Stockholders' Equity   $51,507   $47,532
                                                =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF OPERATIONS

                                                      Year Ended December 31,
                                                     ------------------------
                                                      2007     2006     2005
                                                     ------   ------   ------
                                                          (In thousands)
Operating Income
   Interest income                                   $  391   $   76   $   67
                                                     ------   ------   ------
   Total Interest Income                                391       76       67
Dividend from subsidiary                              1,400    1,400    1,175
                                                     ------   ------   ------
   Total Interest and Dividend Income                 1,791    1,476    1,242
Interest Expense
   Subordinated debentures                            1,621      929      746
                                                     ------   ------   ------
   Net interest (loss) income                           170      547      496
   Change in fair value under SFAS 159                1,811       --       --
   Other expense                                        865      932      972
                                                     ------   ------   ------
   Total Operating Expense                              865      932      972
                                                     ------   ------   ------
   Loss Before Taxes and Undistributed
      Income of Subsidiary                            1,116     (385)    (476)
Income tax benefit                                      (83)    (597)    (561)
                                                     ------   ------   ------
   Loss (Income) Before Share in
      Undistributed Income of Subsidiary              1,199      212       85
Share of undistributed (loss) income of subsidiary     (475)   1,884    2,988
                                                     ------   ------   ------
   Net Income                                        $  724   $2,096   $3,073
                                                     ======   ======   ======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT-ONLY STATEMENT OF CASH FLOW

                                                             Year Ended December 31,
                                                          ----------------------------
                                                            2007       2006      2005
                                                          --------   -------   -------
                                                                 (In thousands)
Operating Activities
   Net income                                             $    724   $ 2,096   $ 3,073
   Adjustments to reconcile net income to
         net cash flow from operating activities
      Net gain on instruments at fair value                 (1,811)       --        --
      Undistributed income of subsidiary                       475    (1,884)   (2,988)
      Decrease (Increase) in other assets                      156       (18)       94
      Increase (decrease) increase in other liabilities        125       239        75
                                                          --------   -------   -------
   Net Cash (Used in) Provided by Operating Activities        (331)      433       254

Investing Activities
   Capital contribution to subsidiaries                       (133)       63    (3,134)
   Cash paid for River Place Financial Corporation              --        --      (512)
                                                          --------   -------   -------
   Net Cash Provided by (Used in) Investing Activities        (133)       63    (3,646)

Financing Activities
   Stock options exercised/awards                              341       252       108
   Rights offering                                              --        --     5,275
   Issuance of subordinated debentures                      18,557        --        --
   Redemption of subordinated debentures                   (10,310)       --        --
   Cash dividend paid                                         (932)     (918)     (742)
   Repurchase of stock                                      (3,400)     (351)       --
                                                          --------   -------   -------
   Net Cash (Used in) Provided by Financing Activities       4,256    (1,017)    4,641
                                                          --------   -------   -------
(Decrease) Increase in Cash                                  3,792      (521)    1,249
Cash at the Beginning of the Period                          1,972     2,493     1,244
                                                          --------   -------   -------
Cash at the End of the Period                             $  5,764   $ 1,972   $ 2,493
                                                          ========   =======   =======

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21) FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES

     In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159).

     The statement permitted an entity to immediately elect the fair value option for existing eligible items. While not required to adopt the new standard until 2008, the Corporation elected to adopt it in the first quarter of 2007. The Corporation was also required to simultaneously adopt all the requirements under SFAS 157, Fair Value Measurements. As a result of the Corporation's adoptions, certain financial instruments were valued at fair value using the fair value option. The cumulative reduction to opening retained earnings from adopting these standards was approximately $420,000. Partially offsetting the total net charge to retained earnings was the increase in capital from the reversal of other comprehensive income from the transfer of the unrealized losses on available for sale securities which had an affect of an increase in capital of $295,000. Therefore, the total net after tax decrease in stockholder's equity was $125,000 from the early adoption of SFAS 159 and concurrent adoption of SFAS 157 as of January 1, 2007.

The following table shows the balance sheet effect of the adoption of SFAS 159.

                                            Balance Sheet        Net            Balance Sheet
                                             1/1/07 prior     adjustment         1/1/07 after
Description                                  to adoption    upon adoption   after adoption of FVO
-----------                                 -------------   -------------   ---------------------
                                                          (in thousands of dollars)
Securities (a)                                $ 27,024          ($447)            $ 26,577
Federal Home Loan Bank Advances                (16,000)           247              (15,753)
Subordinated Debentures (b)                    (10,055)          (437)             (10,492)
                                              --------          -----             --------
Pretax cumulative effect of SFAS 159                             (637)
Increase in deferred tax asset                                    217
                                                                -----
Cumulative effect of adoption of SFAS 159
   (charged to retained earnings)                               ($420)
                                                                =====

     (a) Although the initial adoption of FAS 159 was made to certain available for sale securities, the impact was to decrease the Corporation's Accumulated Other Comprehensive Loss by $295,000 for the unrealized losses on the securities which were previously recognized in Accumulated Other Comprehensive Loss, net of taxes of $152,000.

     (b) The carrying amount includes $255,000 in unamortized deferred issuance costs on the subordinated debenture from the issuance of the Community Central Capital Trust I. As a result of the early adoption of SFAS 159 the difference between the carrying amount and the fair value was removed and included in the cumulative effect adjustment above.

Management has elected the fair value option for the following reasons for each of the eligible items or group of similar eligible items.

Investment Securities and FHLB Advances:

The election of SFAS 159 and SFAS 157 treatment for existing eligible investment securities was based on multiple factors which included the desire to utilize the Federal Home Loan Bank advance portfolio to offset volatility with the investment portfolio. Approximately $27.0 million of investment securities were selected for early adoption of SFAS 159 based primarily on the relatively short overall duration in the selected instruments. The overall effective duration of the instruments was 1.8 years based on current market interest rates. Many of the instruments have early call provisions, which based on current interest rate expectations have a high degree of probability to be called.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Some instruments have been pre-refunded with certainty of maturity expected. The investments selected are primarily comprised of agency debentures and short callable bank qualified tax exempt municipal bonds. The selected securities will be categorized under trading portfolio status. Management believes that it has more options of balance sheet management under the fair value option, including the management of volatility caused by the embedded options within these instruments. The short overall duration of the selected instruments, coupled with the utilization of FHLB advances as an attempt to hedge the risk, should mitigate large swings in fair values that will be recorded in the income statement as part of adoption of SFAS 159 and SFAS 157. Management cannot predict future interest rates and is reliant on forecasts and models to make decisions regarding interest rate and fair value risk.

The election of SFAS 159 treatment for the selected FHLB advances was based on management's choice to provide a natural hedge against the securities selected under SFAS 159. The FHLB advances were selected for the fair value option based on the maturity ranges within the FHLB portfolio of advances. All maturities within 18 months from the early adoption date of January 1, 2007 were selected regardless of the instruments' interest rates. The selected FHLB advances had a net unrealized gain position as of January 1, 2007 and March 31, 2007 and were selected solely as a natural balance sheet hedge for the investment portfolio elected under SFAS 159. The decrease in the unrealized loss position of the selected investments and the income recognized under SFAS 159 for the first three months of 2007 was completely offset by a corresponding decrease in unrealized gains within the selected FHLB advances. In the second quarter of 2007, management reviewed the selected instruments, the changes in overall market interest rates, the treasury yield curve and the structure of the embedded call options of the investments. Management felt that FHLB advances alone would not accurately hedge the investments. In May 2007, the Corporation acquired an interest rate swap to better hedge the fair value of the portfolio. The notional value of the interest rate swap was $18 million for a duration of three years, which approximated the overall duration of the trading portfolio under SFAS 159. Under the interest rate swap, the bank receives the three month libor rate and pays a fixed rate of 5.275%, which is the average weighted yield of the hedged portfolio at the inception of the interest rate swap. During the fourth quarter of 2007, the Corporation restructured many of the instruments originally selected during the early adoption of SFAS 159. The resulting portfolio better matched the Corporation's asset liability position. Additionally, should management and the ALCO committee, believe other balance sheet strategies will better position the Bank and Corporation, other transactions could be considered including the sale of investments classified under trading status. Management has no intent to extinguish, before stated maturity, any FHLB advances. It is the intent of management for the foreseeable future to utilize fair value option on selected investment securities, or like kind dollars on disposal.

Subordinated Debentures:

Management elected the fair value option for both its subordinated debentures. Management considers the subordinated debentures a critical component for future growth and wishes to utilize interest rate swaps to hedge the risk of this longer term liability and critical form of regulatory capital. Management elected SFAS 159 accounting treatment for interest rate swaps because it was less complex than alternative methods and therefore suitable for a community bank with limited resources. The subordinated debenture for $10.3 million that was issued in June 2002 and maturing June 2032, callable June 30, 2007, was an eligible instrument for the early adoption of the fair value option as of January 1, 2007. The pretax accumulated adjustment from the recognition of fair value on this instrument was $437,000. The carrying amount of the instrument included $255,000 in unamortized deferred issuance costs on the subordinated debenture which is included in the aforementioned pretax adjustment. Management has elected the fair value option on the subordinated debenture which was issued on February 13, 2007 for $18.6 million. Additionally, an interest rate swap for a like kind notional value was secured, in part, to reduce any volatility associated with the recognition of the fair value option under SFAS 159. Under the interest rate swap the Corporation has agreed to receive a fixed rate of 6.71% and pay Libor plus 170 basis points. The debenture carries an interest rate fixed for 10 years at 6.71%, and was originally based on a ten year treasury interest rate swap of 5.06%, plus 165 basis points and was prior to the settlement of the interest rate swap hedging market fluctuations.

Management has the intent to utilize the fair value option on selected financial assets and liabilities on a go forward basis.

COMMUNITY CENTRAL BANK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The valuations of the instruments measured under Fair Value Measurement SFAS 157 for 2007 were measured under a market approach using matrix pricing investment for investment securities and the income approach using observable data for the liabilities reported under the Fair Value Option SFAS 159. The inputs were observable for the assets and liabilities interest rate on commonly quoted intervals based on similar assets and liabilities for level 2 instruments. Community Central Bank Corporation does not have a credit rating through any major credit research credit rating facilities. The Pooled Trust Preferred Market from which a basis for pricing on the subordinated debenture is arrived at is reflective of changes in the commercial banking environment. The pricing of the subordinated debenture at 300 bps over the respective treasury swap rate is considered by management to be reflective of the current assessments as to commercial banks in general. Primarily during the last quarter of 2007, the Pooled Trust Preferred Market reflected only a small base of participants in the market place. The disarray in the credit markets contributed to the lack of market transactions in this financial instrument. A determination was made, based upon the significance of unobservable parameters as of December 31, 2007 to the overall fair value measurement, to transfer the subordinated debentures previously reported under level 2 significant other observable inputs to level 3 significant unobservable inputs. In addition to the unobservable components, or level 3 components, observable components that can be validated to external sources are part of the validation methodology.

In 2007, the net change in the fair value of financial assets and liabilities, as measured under the fair value option under Statement of Financial Accounting Standards (SFAS) 159, totaled $1.4 million on a pretax basis or $919,000 after tax. This increase was primarily attributable to a net unrealized increase in fair value on the Corporation's subordinated debenture which was issued for $18 million in February of this year and was an instrument chosen for this accounting treatment as part of the early adoption of this accounting standard. The dramatic widening market credit spreads experienced in the third quarter for trust preferred security issuances in the marketplace increased the relative fair value of this financial liability. The Corporation hedges and protects itself from changes in interest rates with an interest rate swap. The hedge does not cover changes in credit spreads which typically occur over longer time periods. Changes in market conditions are not predictable and changes in credit spreads will cause changes in the fair value of this instrument and a possible loss in income.

The table below contains the fair value measurement at December 31, 2007 using the identified valuations. Additionally, the changes in fair value for the twelve month period ended December 31, 2007 for items measured at fair value pursuant to election of the fair value option.

                                                                                                         Changes in
                                                                                                       fair value for
                                                                                                    Twelve months ended
                                                                                                     December 31, 2007
                                                                                                      measured at fair
                                                                                                     value pursuant to
                                                         Fair Value Measurement at                    election of the
                                                             December 31, 2007                       fair value Option
                                          ------------------------------------------------------   ---------------------
                                            Fair Value   Significant Other       Significant       Other Gains or Losses
                                          Measurements   Observable Inputs   Unobservable Inputs   in noninterest income
Description                                12/31/2007        (Level 2)            (Level 3)            pretax income
-----------                               ------------   -----------------   -------------------   ---------------------
                                                                     (in thousands of dollars)
Trading Securities                          $20,115           $20,115                   --                $  356
Securities available for sale                66,809            66,809
Interest rate swap hedging securities          (541)             (541)                  --                  (541)
Federal Home Loan Bank Advances               4,986             4,986                   --                  (234)
Subordinated Debentures                      17,597                --               17,597                   960
Interest rate swap hedging subordinated
   debentures                                   668               668                   --                   668
Redeemed subordinated debentures                 --                --                   --                   183
                                            -------           -------               ------                ------
                                                                                                          $1,392
                                                                                                          ======

COMMUNITY CENTRAL BANK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Interest income and interest expense of the respective financial instruments have been recorded in the consolidated statement of income based on the category of financial instrument.

CHANGES IN LEVEL 3 RECURRING FAIR VALUE MEASUREMENTS

The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2007 (including the change in fair value), for financial instruments classified by the Corporation within level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within level 3, the determination is based upon the significance of the unobservable parameters to the overall fair value measurement. However, level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is, components that can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Also, the Corporation attempts to risk manage the observable components of level 3 financial instruments using derivative positions that are classified within level 2 of the valuation hierarchy; as these level 2 risk management instruments are not included below, the gains or losses in the tables do not reflect the effect of the Corporation's risk management activities related to such level 3 instruments.

        Fair value measurements using significant unobservable inputs (a)

                                                                                                           Changes in unrealized
                                                            Purchases                                        gains and (losses)
For the year ended                          Total           issuances    Transfers in                       related to financial
December 31, 2007     Fair value,    realized/unrealized  settlements,      and/or         Fair value,      instruments held at
(in millions)       January 1, 2007     gains/(losses)         net      out of Level 3  December 31, 2007    December 31, 2007
------------------  ---------------  -------------------  ------------  --------------  -----------------  ---------------------
Subordinated
   Debentures              --                 --               --          17,597(a)          17,597                960

(a) Represented a net asset transfer from level 2 significant other observable inputs.

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

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

Community Central Bank Corporation is the holding company for Community Central Bank (the "Bank") in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, St. Clair and Wayne counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, and northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank. The Corporation's common shares trade on The NASDAQ Global Market under the symbol "CCBD."

Our results of operations depend largely on net interest income. Net interest income is the difference in interest income the Corporation earns on interest-earning assets, which comprise primarily commercial and residential real estate loans, and to a lesser extent commercial business and consumer loans, and the interest the Corporation pays on our interest-bearing liabilities, which are primarily deposits and borrowings. Management strives to match the repricing characteristics of the interest earning assets and interest bearing liabilities to protect net interest income from changes in market interest rates and changes in the shape of the yield curve.

The results of our operations may also be affected by local and general economic conditions. The largest geographic segment of our customer base is in Macomb County, Michigan. The economic base of the County continues to diversify from the automotive service sector although the impact of the restructuring of the American automobile companies has a direct impact on southeastern Michigan. A slowdown in the local and statewide economy has produced increased financial strain on segments of the Bank's customer base. The Bank has experienced increased delinquency levels and losses in its loan portfolio, primarily with residential developer loans, residential real estate loans, and home equity and consumer loans. Further downturns in the local economy may affect the demand for commercial loans and related small to medium business related products. This could have a significant impact on how the Corporation deploys earning assets. The competitive environment among other financial institutions and financial service providers and the Bank in the Macomb, Oakland, Wayne and St. Clair counties of Michigan may affect the pricing levels of various deposit products. The impact of competitive rates on deposit products may increase the relative cost of funds for the Corporation and thus negatively impact net interest income.

In 2007, the Corporation recorded a $3.6 million provision to the allowance for credit losses. A significant portion of this provision related collateral impairment, the result of declining property values reflecting Michigan's economic conditions. Several long-term local residential builders who are customers of the Bank were adversely affected by the Michigan economic downturn. Residential developer loans represented approximately 5% or $20.3 million of our total loan portfolio at December 31, 2007. The specific allowance for those loan identified requiring reserves in this group was $2.9 million.

The Corporation's nonperforming assets to total assets increased to 3.56% at December 31, 2007 compared to 0.96% at December 31, 2006, primarily as the result of the classification of the residential developer loans as nonaccrual. At December 31, 2007, $9.7 million of approximately $20.3 million of the Corporation's residential developer loans were classified as nonaccrual loans. Nonaccrual residential developer loans comprised 57% of the Corporation's total nonaccrual loans at December 31, 2007. The Corporation continues to carefully monitor the performance of all of its loans. The allowance for loan losses compared to total loans was 1.64% and the allowance for loan losses to nonperforming loans was 36.21% at December 31, 2007.

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

A business plan objective has been the diversification of revenue from interest income. The Wealth and Trust divisions have been providing an increased source of fee income for the Corporation. Total revenue from Wealth and Trust services amounted to $686,000 in 2007 versus $328,000 in 2006, or an increase of 109%. The addition of a new branch location in Grosse Pointe Woods, Michigan, which is anticipated to open this spring, will represent the second branch location in this upscale market of Southeastern Michigan. The Corporation continues to work on cost controls throughout our organization as evidenced by total noninterest expense decreasing 4.5% in 2007. In 2007, the mortgage company subsidiary closed loan production offices in Rockford, Illinois and Raleigh, North Carolina whose origination activity was not commensurate with the level of overhead. The Bank and Corporation are both "well-capitalized" and have regulatory capital available for growth.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL INFORMATION

     The following table sets forth the Selected Consolidated Financial Statements for the period reported.

Selected Financial Condition Data

                                           For the Year Ended December 31,
                                ----------------------------------------------------
                                  2007       2006       2005       2004       2003
                                --------   --------   --------   --------   --------
                                                   (In thousands)
Total assets                    $520,305   $505,028   $462,012   $391,538   $357,876
Trading securities at fair
   value option                   20,115         --         --         --         --
Securities available for sale     66,809     80,916     84,177     51,425     57,135
Securities held to maturity          977      1,017      1,094      1,161        895
Gross loans                      389,912    367,282    334,951    305,439    270,828
Allowance for credit losses        6,403      3,815      3,580      3,377      3,573

Total deposits                   328,635    355,856    314,373    278,856    255,356
FHLB advances                    104,495     83,528     86,545     63,360     54,374
Repurchase agreements             32,659     15,688     13,184     11,492     12,836
Subordinated debentures           17,597     10,310     10,310     10,310     10,000
Total stockholders' equity        33,228     36,665     35,532     25,591     23,776

Summary of Operations

                                        For the Year Ended December 31,
                                -----------------------------------------------
                                  2007      2006      2005      2004      2003
                                -------   -------   -------   -------   -------
                                     (In thousands, except per share data)
Interest income                 $32,925   $31,475   $24,230   $19,725   $16,420
Interest expense                 20,735    18,892    11,555     7,936     7,033
                                -------   -------   -------   -------   -------
Net interest income              12,190    12,583    12,675    11,789     9,387
Provision for credit losses       3,600       550       100     2,000       275
Non-interest income               5,692     4,935     4,809     6,546     8,415
Non-interest expense             13,853    14,509    13,132    13,346    14,582
                                -------   -------   -------   -------   -------
Income before taxes                 429     2,459     4,252     2,989     2,945
Provision for income tax
   (benefit) expense               (295)      363     1,179       782       840
                                -------   -------   -------   -------   -------
Net income                      $   724   $ 2,096   $ 3,073   $ 2,207   $ 2,105
                                =======   =======   =======   =======   =======
Per share data:*
Basic earnings                  $  0.19   $  0.52   $  0.80   $  0.68   $  0.65
Diluted earnings                $  0.19   $  0.51   $  0.78   $  0.66   $  0.64
Dividend declared               $  0.24   $  0.24   $  0.21   $  0.20   $  0.20

* Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

COMMUNITY CENTRAL BANK CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Financial Ratios

                                             For the Year Ended December 31,
                                        -----------------------------------------
                                         2007     2006    2005     2004     2003
                                        ------   -----   ------   ------   ------
Total nonperforming assets as a
   percentage of total assets             3.56%   0.96%    0.74%    0.37%    0.24%
Total nonperforming loans as a
   percentage of total loans              4.54%   1.29%    0.99%    0.25%    0.18%
Total allowance for credit losses
   as a percentage of total portfolio
   loans                                  1.64%   1.04%    1.07%    1.11%    1.32%
Total allowance for credit losses
   as a percentage of nonperforming
   loans                                 36.21%  80.66%  108.09%  435.74%  738.22%

Return on average assets                  0.14%   0.42%    0.72%    0.57%    0.65%
Return on average equity                  2.06%   5.82%    9.43%    8.98%    9.20%
Net interest margin                       2.68%   2.83%    3.23%    3.31%    3.10%
Dividend payout ratio                   128.59%   43.8%   24.15%   25.87%   25.70%
Average equity to average assets          6.86%   7.25%    7.61%    6.34%    7.06%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS

At December 31, 2007, the Corporation's total assets were $520.3 million, an increase of $15.3 million, or 3.0% from December 31, 2006. The largest segment of asset growth for the year ended occurred in the loan portfolio, which increased $22.6 million. Cash and cash equivalents decreased $15.4 million with a $10.7 million decrease occurring in federal funds sold. Trading securities increased $20.1 million in 2007 upon the early adoption of SFAS 157 and 159 and was partially offset by declines in securities available for sale of $14.1 million.

Commercial real estate loans increased $28.3 million in 2007 or 12.0% over 2006. The growth in the commercial real estate portfolio is consistent with the Corporation's commercial lending focus. The Corporation believes that the staff of seasoned commercial lenders and referrals from the board of directors actively involved in the local business community has contributed to the growth of the commercial real estate portfolio in a competitive lending environment. Commercial and industrial loans at December 31, 2007 totaled $33.0 million, an increase of $4.6 million or 16.4% over the year ended December 31, 2006. Commercial and industrial loans as a percentage of total loans comprised 8.5% at December 31, 2007, a slight increase from 7.7% of total loans at December 31, 2006. The Corporation has historically had a lower percentage of loans in the commercial and industrial type loans compared to commercial real estate loans as it concentrates its level of lending expertise in the commercial real estate sector. A continued downturn in the local economy may affect the demand for commercial loans and business related products.

The residential mortgage loan portfolio totaled $60.8 million at December 31, 2007, a decrease of $11.7 million, or 16.2%, from 2006. The decrease in residential mortgage loans coincided with the Corporation's strategic plan to decrease the amount of relatively lower yielding residential mortgage loans and increase the level of higher yielding commercial loans. Adjustable rate loans represented $46.4 million, or 76.3%, of the total residential mortgage loan portfolio at December 31, 2007. Residential mortgage loans are made principally as an accommodation to our business banking customers. Adjustable rate residential mortgage loans are held in the loan portfolio while longer duration, 15 year and 30 year fixed residential loans are typically sold, to manage the Corporation's interest rate risk profile. The home equity lines of credit ("HELOC") totaled $20.9 million, or 5.4% of total loans, at December 31, 2007, an increase of $3.3 million from 2006. This portfolio product is tied to Wall Street Journal prime interest rate. These loans are fully secured by real estate and are generally originated with loan to values (including all prior liens) up to 95% of the appraised value of the real estate.

Consumer loans (excluding HELOCs and credit card loans) totaled $9.7 million at December 31, 2007, a decrease of $1.9 million from December 31, 2006, as management intentionally sought to reduce the Corporation's exposure in this portfolio. The largest portion of the consumer loan portfolio is comprised of boat loans. The Corporation's geographic proximity to Lake St. Clair and the lending experience in this area have been contributors to this segment of the portfolio. In 2005, the Corporation offered less competitive interest rates on boat loans to reduce potential credit exposure in the area as the current downturns in the local economy has adversely affect borrower's ability to repay the outstanding loan, coupled with the potential decrease in collateral value. At December 31, 2007, boat loans comprised approximately $8.5 million, or 87.6% of the consumer loan portfolio and 2.2% of total loans compared to $10.0 million, or 85.6% of the consumer portfolio and 3.3% of total loans at December 31, 2006.

Credit card loans ended December 31, 2007 at $729,000, which was almost unchanged from $693,000 at December 31, 2006. The Corporation continues to book credit card loans as a customer accommodation and does not actively market this product.

Mortgage loans held for sale totaled $4.8 million at December 31, 2007 compared to $3.4 million at December 31, 2006. The mortgage loans were originated by the Bank's mortgage subsidiary. The increase in total mortgages held for sale at December 31, 2007 compared to December 31, 2006 was due to timing differences in the final disposition and funding of sales, as the actual volume of sales activity had slowed approximately 30% in 2007 compared to 2006. The slow down in mortgage loan origination is reflective of the regional and national slowdown in refinance activity as well as the slow down of purchased homes in Southeastern Michigan. Loans closed generally remain in loans held for sale for less than 30 days in duration. Loans are normally committed for sale before funding takes place.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The investment security portfolio totaled $87.8 million at December 31, 2007, compared to $81.9 million at December 31, 2006, and was comprised of securities held as available for sale, held to maturity and held as trading.

Total securities available for sale decreased $14.1 million from December 31, 2006 to $66.8 million at December 31, 2007. The decrease was partially attributable to the adoption of Financial Accounting Standards Fair Value Option SFAS 159. The Corporation reclassified a total of $27.0 million of available for sale securities as trading securities in the first quarter of 2007 under SFAS 159 and the classification of trading portfolio. The trading portfolio totaled $20.1 million as of December 31, 2007. This decrease in the available for sale portfolio was partially offset by the addition of mortgage backed securities from the securitization of $8.2 million in mortgages comprising 15 year fixed rate loans. At December 31, 2007, the available for sale portfolio had net unrealized losses of $915,000 or approximately 1.35% of the aggregate portfolio. At December 31, 2006, the net unrealized losses in the available for sale portfolio were $1.2 million or 1.42% of the aggregate portfolio. As of December 31, 2007, the available for sale portfolio comprised $5.8 million in US agency debentures, $28.8 million in bank qualified tax exempt municipal bonds, $31.8 million in U.S. agency mortgage backed securities, including collateralized mortgage obligations and $491,000 in a CRA fund invested in mortgage backed obligations. U.S. agencies are primarily pledged against repurchase agreements and advances from the Federal Home Loan Bank of Indianapolis. The largest net change in securities categories between 2007 and 2006 occurred in the U.S. agency debentures decreasing $13.5 million from maturities calls and sales. The reduction in these instruments intended to reduce the negative convexity of these instruments, as a result of the call features of the instruments. Unrealized losses have not been recognized into income, except for those securities classified under trading under SFAS 159 the fair value option, because of the issuers' bonds are of high credit quality. The Corporation has the intent and ability to hold the securities classified under available for sale for the foreseeable future and declines in the fair value is primarily due to increased market interest rates.

The trading portfolio totaled $20.1 million as of December 31, 2007. The average effective duration of the trading portfolio as of December 31, 2007 was approximately 2.51 years and an average life of 3.14 years, with a weighted average coupon rate of 4.84%. Management decided to classify the original securities at January 1, 2007, under SFAS 159 because of the characteristics of the instruments, which included the optionality and the ability of the Corporation to hedge the instruments utilizing above market value Federal Home Loan Bank advances. Furthermore, in adopting SFAS 159, the Corporation was able to utilize the fair value option on off balance sheet hedges and account for the hedges in a manner which is less complex than was previously available under GAAP. Other reasons influencing management's decision to classify the selected instruments under SFAS 159 include overall ALCO strategies and the shape of the treasury yield curve and management expectations on short term interest rates. The trading portfolio as of December 31, 2007 comprised $13.4 million of U.S. Agency debentures with an effective duration of 2.96 years and $6.7 million in U.S. agency collateralized mortgage obligations (CMOs) with an effective duration of 1.6 years. All of the CMOs held in the trading portfolio pass the FFIEC stress test with relatively short average lives under differing rate scenarios. During the third quarter, the Corporation sold the municipal bond portfolio segment of this portfolio to reduce its exposure to alternative minimum tax considerations.

In May 2007, the Corporation acquired an interest rate swap to better hedge the fair value of the portfolio. The notional value of the interest rate swap was $18 million for duration of three years, which approximated the overall duration of the trading portfolio under SFAS 159. Under the interest rate swap the bank receives the three month libor rate and pays a fixed rate of 5.275%, which is the average weighted yield of the hedged portfolio at the inception of the interest rate swap. The interest rate swap is accounted for under the Fair Value Option for Financial Assets and Liabilities (SFAS 159) and therefore no formal hedge accounting under SFAS 133 is applicable. The Corporation is currently reviewing the structure of the hedge and is considering restructuring a portion of the trading portfolio to better provide protection in a falling short term rate environment and provide protection to a lesser extent in a rising rate environment.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2007, nonperforming loans, which consists of nonaccruing loans and loans past due 90 days or more and still accruing interest, totaled $17.7 million compared to $4.7 million at December 31, 2006, an increase of $13.0 million. At December 31, 2007, other real estate owned comprised $854,000. The primary reason for the increase in nonperforming loans at December 31, 2007 compared to December 31, 2006, was related to increases in nonperforming commercial real estate loans which increased $11.7 million from December 31, 2006. The majority of this increase was attributable to the classification of $9.7 million of residential developer loans in the fourth quarter of 2007. Nonaccrual residential developer loans comprised 57% of the Corporation's total nonaccrual loans at December 31, 2007. Residential developer loans represented approximately 5% or $20.3 million of the total loan portfolio at December 31, 2007. The specific allowance for those loans we identified requiring reserves in this group was $2.9 million. Nonaccrual loans in the category of commercial and industrial totaled $146,000 at December 31, 2007, and decreased $500,000 from December 31, 2007. Residential, home equity and consumer type loans had $2.1 million, $354,000 and $30,000 classified as nonaccrual at December 31, 2007 compared to no amounts in 2006. The increase in nonaccrual for these consumer based loans was indicative of the worsening economic conditions in Southeastern Michigan over the corresponding period. The Corporation's nonperforming assets to total assets increased to 3.56% at December 31, 2007 compared to 0.96% at December 31, 2006 primarily as the result of the addition of the residential developer loans. The Corporation continues to carefully monitor the performance of all of its loans. The allowance for loan losses compared to total loans at December 31, 2007 was 1.64% and the allowance for loan losses to nonperforming loans at that date was 36.21%.

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

The allowance for credit losses as a percentage of total loans was 1.64% at December 31, 2007 versus 1.04% at December 31, 2006. The large increase in the reserve percentage was primarily attributable to an increase in impaired loans with collateral deficiency. Management evaluates the condition of the loan portfolio on a quarterly basis to determine the adequacy of the allowance for credit losses. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

Net loan charge offs to average loans for the year ended December 31, 2007 totaled 0.27%, compared to 0.09% for the year ended December 31, 2006. Total loan charge-offs for 2007 were $1.1 million, compared with $343,000 in loan charge-offs in 2006. Total recoveries in 2007 were $88,000 compared with total recoveries of $28,000 in 2006. The largest increase in charge offs occurred in the consumer loan area primarily attributable to boat loans. In 2007, 59% of all charge offs occurred in consumer and residential real estate loans. This is in contrast to historical trends,

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

whereby consumer type loans comprised a relatively small percentage of charge offs. The increase is attributable to the worsening economic conditions in Southeastern Michigan.

During 2007, we increased the reserve allocations in the allowance for credit losses for commercial real estate loans, by $2.6 million primarily as the result of the residential developer loans previously mentioned. This represented the largest increase with the exception of the category of consumer loans which more than doubled from the previous year moving up to $314,000 in total allocated reserves, despite the decrease in the total outstanding balance in this category. At December 31, 2007, the specific allowance for consumer loans was 3.22% compared to 1.33% at December 31, 2006. Again, this increase was attributable to the worsening economic conditions in Southeastern Michigan and known impairment in the portfolio. The allowance for credit losses increased $2.6 in 2007 totaling $6.4 million. These changes in reserve allocations between the types of loans were the result of changes in impairment as defined under SFAS 114 and under SFAS 5. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified substandard under its internal risk rating system, on an individual basis for impairment under SFAS 114.

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

At December 31, 2007, loans totaling $14.7 million were not included in the non-performing asset table contained in Note 5 of the Notes to Consolidated Financial Statements where the known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIABILITIES

During the year ended December 31, 2007, total deposits decreased $27.2 million to $328.6 million. The decrease in deposits was attributable to a decrease in money market accounts of $6.7 million and time deposits of $18.4 million. The decrease in money market accounts was due in part to the general declines in interest rate experienced in the fourth quarter of 2007. Customers which were sensitive to declines in interest rates withdrew funds from these accounts as they were tied to the six month Treasury bill. Time deposits decreased $18.4 million to $234.2 million at December 31, 2007. The decrease in time deposits was attributable to time deposits of $100,000 and over and was primarily due to deposits generated in the Bank's branches comprising larger jumbo deposits of individuals and municipalities. Brokered and internet deposits included in the category of time deposits over $100,000, comprised $125.0 million and $1.8 million, respectively. These deposits increased in total $13.4 million during 2007, as the Bank funded with the least expensive source of funding available. Time deposits under $100,000 decreased $6.2 million in 2007, due in part to the very competitive rate environment amongst local financial institutions. Noninterest bearing deposits, primarily business related checking accounts, decreased $1.7 million, or 5.1% at December 31, 2007 compared to December 31, 2006. This was primarily the result of timing difference, as no related decrease occurred in the total number of demand deposit accounts. The competitive rate environment amongst local financial institutions has made the Corporation decide in some cases not to raise the interest rate on the deposit product at the time frequency or level to match or exceed interest rates given by local financial institutions. The Corporation continues to see competitive deposit rates offered by local financial institutions within the geographic proximity of the Bank, which could have the affect of increasing the cost of funds to a level higher than management projects. While the Bank will continue its focus on generating local deposits, it will continue to use Federal Home Loan Bank ("FHLB") advances and brokered certificates of deposit to fund assets growth as a viable alternative to local deposits to balance both interest rate risk and the overall cost of funds. Brokered and internet certificates of deposit are based on a nationwide interest rate structure, typically at what is considered to be premium interest rate. The local competition for certificates of deposit products has continued to be strong and the Bank has found wholesale funding to often effectively compete with the rates offered for similar term retail certificates of deposit products of local community and regional banks.

The following table shows the balance of specific deposit categories and the percentage of each category compared to total deposits.

                                           December 31, 2007       December 31, 2006
                                         ---------------------   ---------------------
                                          Balance   Percentage    Balance   Percentage
                                         --------   ----------   --------   ----------
                                                 (in thousands, except percent)
Noninterest bearing demand               $ 31,647       9.6%     $ 33,331       9.4%
NOW accounts-interest bearing checking     14,907       4.5        14,084       4.0%
Money Market                               38,560      11.7        45,255      12.7%
Savings                                     9,326       2.8        10,569       3.0%
Time deposits under $100,000               39,395      12.0        45,608      12.8%
Time deposits $100,000 and over           194,800      59.4       207,009      58.1%
                                         --------     -----      --------     -----
Total deposits                           $328,635     100.0%     $355,856     100.0%
                                         ========     =====      ========     =====

Short-term borrowings increased $7.8 million to $37.4 million at December 31, 2007 from December 31, 2006, due primarily to an increase in short term FHLB advances of $9.8 million. Repurchase agreements are based on the seasonal needs for funds to the commercial and municipal customers who utilize the program and may vary in total size dependent upon the customer's needs. At December 31, 2007, short-term FHLB advances totaled $23.8 million and short-term repurchase agreements totaled $13.7 million. The weighted average interest rate on the ending balance of the short-term borrowings at December 31, 2007 was 3.73%.

In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate investments, as part of its efforts to manage the interest rate risk associated with certain fixed rate commercial mortgage loans and

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities. The total FHLB advances were comprised of $23.8 million in short term advances with a weighted average rate of 4.14% and long term advances of $80.7 million with a weighted average rate of 4.70%. The aggregate weighted rate of the entire FHLB advance portfolio was 4.57% with a weighted average remaining maturity of 3.5 years as of December 31, 2007. Long-term advances comprised 36 advances maturing from April 2008 to June 2016.

STOCKHOLDERS' EQUITY

Stockholder's equity was $33.2 million as of December 31, 2007, resulting in a decrease of $3.4 million from December 31, 2006. The decrease in stockholder's equity was primarily attributable to the repurchase of common stock totaling $3.4 million for the twelve months ended December 31, 2007. Net income of $724,000 for 2007 was more than offset the decrease in retained earnings from the cash dividend. Additional decreases in stockholder's equity occurred from the $420,000 charge to retained earnings resulting from the adoption of Financial Accounting Standards "Fair Value Option" SFAS. Accumulated other comprehensive income decreased in the unrealized loss position by $159,000 as the available for sale investment portfolio increased in relative value over the respective period. Option exercised in 2007 increased stockholder's equity $341,000. The release of "ESOP" shares under the Bank plan increased stockholder's equity $59,000 in 2007. Unrealized losses have not been recognized into income because the issuers' bonds are of high credit quality. The Corporation has the intent and the ability to hold the securities for the foreseeable future and the decline in the fair value during 2007 was primarily due to increased market interest rates. Management believes, as of December 31, 2007, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and is considered "well capitalized."

On April 17, 2007, Community Central Bank Corporation declared a 5% stock dividend, payable on June 1, 2007 to stockholders of record on May 1, 2007. The outstanding number of shares, earnings per share, exercise price data and common stock price data have been adjusted to reflect this dividend. Retained earnings, common stock and additional paid-in-capital were adjusted to reflect the stock dividend as indicated in the Consolidated Statement of Changes in Stockholders' Equity.

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

                                                         Year Ended                    Year Ended
                                                 December 31, 2007 vs. 2006    December 31, 2006 vs. 2005
                                                 --------------------------   ----------------------------
                                                               Increase                     Increase
                                                              (Decrease)                   (Decrease)
                                                          Due to Changes In             Due to Changes In
                                                          -----------------            -------------------
                                                           Volume                       Volume
                                                  Total   and Both    Rate     Total   and Both     Rate
                                                 ------   --------   ------   ------   --------   --------
                                                                       (In Thousands)
Earning Assets - Interest Income
   Loans                                         $1,172   $   731    $  441   $5,612    $2,946    $  2,666
   Securities                                       (24)     (100)       76    1,537     1,162         375
   Federal funds sold                               302       305        (3)      96       (12)        108
                                                 ------   -------    ------   ------    ------    --------
      Total                                       1,450       936       514    7,245     4,096       3,149
                                                 ------   -------    ------   ------    ------    --------
Deposits and Borrowed Funds - Interest Expense
   NOW and money market accounts                  1,159       791       368      564        41         523
   Savings deposits                                   9       (11)       20      (44)     (115)         71
   Time deposits                                   (616)   (1,671)    1,055    5,378     2,590       2,788
   Other borrowings                                 603       667       (64)   1,258       674         584
   Capitalized lease obligation and ESOP loan        (4)       (5)        1       (1)       (5)          4
   Subordinated debentures                          692       820      (128)     182        --         182
                                                 ------   -------    ------   ------    ------    --------
      Total                                       1,843       591     1,252    7,337     3,185       4,152
                                                 ------   -------    ------   ------    ------    --------
Net Interest Income                               ($393)  $   345     ($738)    ($92)   $  911     ($1,003)
                                                 ======   =======    ======   ======    ======    ========

Net interest income was $12.2 million for the year ended December 31, 2007, a decrease of $393,000 or 3.1%, compared to the year ended December 31, 2006. Net interest margin, as measured on a tax equivalent basis, was 2.68% for 2007 compared with 2.83% in 2006. The decrease in net interest margin was primarily the result of higher deposit funding costs as a result of higher overall interest costs from February 2007 to June 2007 before the redemption of the subordinated debentures in 2007 and the reversal of interest accrued on loans placed into nonaccrual status during 2007. Additionally, the flat treasury yield curve experienced for most of 2007 produced an interest rate environment that results in lower incremental interest rate spreads on new loan and investment growth.

The increase in interest income was attributable to both an increase in loan volume and in the higher overall yield earned on loans as a result of an increase in market interest rates. The slight decrease in interest income from securities for the same time period was primarily attributable to a decrease in volume, partially offset by an increase in income from an increase in the aggregate yield of the security portfolio from maturities and restructuring. The increase in interest expense from 2007 compared to 2006 was largely due to interest expense on now and money market accounts primarily related to volume and interest expense related to subordinated debentures. Interest expense increased from the subordinated debentures was due to the Corporation's issuance of an additional $18 million of subordinated debentures in February 2007 and the overall rate paid on the outstanding debentures during the year. In June of 2007, the Corporation redeemed $10 million of previously issued subordinated debentures bearing a higher interest rate than the newly issued debentures, which will help reduce the cost of funds moving forward. Interest expense associated with time deposits decreased $616,000 in 2007 compared to 2006 from volume and was offset by increase in borrowing from the FHLB which led to an increase of $692,000 from an increase in volume but a decrease in overall rate.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income was $12.6 million for the year ended December 31, 2006, a decrease of $92,000 or 0.73% over the year ended December 31, 2005. Net interest margin, as measured on a tax equivalent basis, was 2.83% for 2006 compared with 3.23% in 2005. The decrease in net interest margin was primarily the result of higher deposit funding costs in a highly competitive deposit pricing environment. During 2006, the decrease in lower yielding core deposit accounts was one of the primarily drivers of net interest margin compression. Additionally, the flat yield curve produced an interest rate environment that results in lower incremental interest rate spreads on new loan and investment growth.

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

The average yield on earning assets for 2007 was 6.84% compared to 6.74% in 2006. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2007 was 7.45% compared to 7.33% in 2006. At the end of 2007, the Community Central Bank prime rate stood at 7.25%. During the fourth quarter of 2007, the Federal Open Market Committee of the Federal Reserve lowered the overnight Federal funds rate from 5.25% where it had started at the beginning of 2007 to 4.25% at the end of 2007, or a 1% reduction which did not have a material affect on the yield for the total year. The commercial, commercial real estate and home equity line loan portfolios that reprice with prime interest rate changes totaled approximately $142 million and were the primary driver for the increase in total loan yield during 2007. The Corporation's security portfolio had an average non-tax adjusted yield of 4.67% during 2007, although yield climbed through 2007, with the ending weighted average taxable equivalent yield to maturity at December 31, 2007 totaling 5.50%. At December 31, 2007, $8.7 million of the total investment portfolio was variable rate.

The average rate paid on interest bearing liabilities in 2007 was 4.72% compared to 4.45% in 2006. The increase in the average rate was due to the overall rate paid on interest bearing liabilities due to the increase in overall market interest rates. The increase in the average yield for NOW and money market accounts for 2007 was primarily attributable to the introduction of a premium rate based money market account, with an average yield of 3.66% in 2007 versus 2.79% in 2006. The average yield paid on savings also increased slightly, moving to 2.50% in 2007, from 2.34% in 2006 as the result of the introduction of a high balance savings product. The average yield on time deposits increased due to the increase in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio increased to 5.09% in 2007 from 4.68% in 2006. The yield on FHLB advances and repurchase agreements decreased to 4.29% in 2007 from 4.35% in 2006 due to the repricing of variable advances and the decrease in the interest rate paid on repurchase agreements from the addition of wholesale structured repurchase agreements totaling $19 million in balances. The average rate paid on the subordinated debenture decreased in 2007 to 7.76% from 9.00%, reflecting the Corporation's issuance of $18 million of subordinated debenture with an overall lower interest rate of 6.71% compared to the redemption in June of the Corporations subordinated debt which averaged 9.00% in 2006.

The average yield on earning assets for 2006 was 6.74% compared to 6.03% in 2005. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2006 was 7.33% compared to 6.51% in 2005. In 2006, the Federal Open Market Committee of the Federal Reserve Bank increased the overnight federal funds rate four times. At the end of 2006, the Community Central Bank prime rate stood at 8.25%. The commercial, commercial real estate and home equity line loan portfolios that reprice with prime interest rate changes totaled approximately $140 million and the primary driver for the increase in total loan yield during 2006. The Corporation's security portfolio had an average non-tax adjusted yield of 4.59% during 2006, although yield climbed through 2006, with the ending weighted average taxable equivalent yield to maturity at December 31, 2006 totaling 5.38%. At December 31, 2006, $9.8 million of the total investment portfolio was variable rate based in nature.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The average rate paid on interest bearing liabilities in 2006 was 4.45% compared to 3.24% in 2005. The increase in the average rate was due to the overall rate paid on interest bearing liabilities due to the increase in overall market interest rates. The increase in the average yield for NOW and money market accounts for 2006 was primarily attributable to the introduction of a premium rate based NOW account, with the average yield to 2.790% in 2006 versus 1.50% in 2005. The average yield paid on savings also increased moving to 2.34% in 2006 from 1.94% in 2005, from the introduction of a high balance savings product. The average yield on time deposits increased due to the increase in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio increased to 4.68% in 2006 from 3.31% in 2005. The yield on FHLB advances and repurchase agreements increased to 4.35% in 2006 from 3.66% in 2005 due to new advances, repricing of variable advances and the increase in the interest rate paid on repurchase agreements moving to 3.15% at the end of 2006 from 2.50% at the end of 2005. The average rate paid on the subordinated debenture increased in 2006 to 9.00% from 7.24%, closely tracking the overall increase in short-term market interest rates in 2005. This instrument is priced quarterly based on the three month libor rate.

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

                                                                       Year Ended December 31,
                                        -------------------------------------------------------------------------------------
                                                   2007                         2006                         2005
                                        ---------------------------  ---------------------------  ---------------------------
                                                  Interest  Average            Interest  Average            Interest  Average
                                         Average   Income/   Yield/   Average   Income/   Yield/   Average   Income/   Yield/
                                         Balance   Expense    Rate    Balance   Expense    Rate    Balance   Expense    Rate
                                        --------  --------  -------  --------  --------  -------  --------  --------  -------
                                                                    (In thousands)
Assets
   Loans                                $374,502   $27,904   7.45%   $364,593   $26,732   7.33%   $324,290   $21,120    6.51%
   Securities                             94,669     4,420   4.67      96,720     4,444   4.59      71,472     2,907    4.07
   Federal funds sold                     12,003       601   5.01       5,906       299   5.06       6,142       203    3.31
                                        --------   -------           --------   -------           --------   -------
   Total Earning Assets/
      Total Interest Income/
         Average Yield                   481,174    32,925   6.84     467,219    31,475   6.74     401,904    24,230    6.03
                                                   -------                      -------                       ------
   Cash and due from banks                 7,173                        7,308                        7,441
   All other assets                       23,523                       22,661                       18,812
                                        --------                     --------                     --------
   Total Assets                         $511,870                     $497,188                     $428,157
                                        ========                     ========                     ========
Liabilities and Equity
   NOW and money market accounts        $ 63,773     2,335   3.66    $ 42,210     1,176   2.79    $ 40,703       612    1.50
   Savings deposits                       12,321       308   2.50      12,761       299   2.34      17,664       343    1.94
   Time deposits                         225,934    11,495   5.09     258,664    12,111   4.68     203,170     6,733    3.31
   FHLB advances and repurchase
      Agreements                         115,962     4,971   4.29     100,494     4,368   4.35      85,048     3,110    3.66
   ESOP loan                                  67         6   8.96         121        10   8.26         179        11    6.15
   Subordinated debentures                20,880     1,620   7.76      10,310       928   9.00      10,310       746    7.24
                                        --------   -------           --------   -------           --------   -------
   Total Interest Bearing Liabilities/
      Total Interest Expense/Average
         Interest Rate Spread            438,937    20,735   4.72     424,560    18,892   4.45     357,074    11,555    3.24
                                        --------                     --------                     --------
   Noninterest bearing demand deposits    34,594                       34,064                       36,485
   All other liabilities                   3,234                        2,540                        2,002
   Stockholders' equity                   35,105                       36,024                       32,596
                                        --------                     --------                     --------
   Total Liabilities and Stockholders'
      Equity                            $511,870                     $497,188                     $428,157
                                        ========                     ========                     ========
Net Interest Income                                $12,190                      $12,583                      $12,675
                                                   =======                      =======                      =======
Net interest rate spread                                     2.12%                        2.29%                         2.79%
Net Interest Margin (Net Interest
   Income/Total Earning Assets)                              2.53%                        2.69%                         3.15%
Taxable equivalent                                           2.68%                        2.83%                         3.23%

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PROVISION FOR CREDIT LOSSES

The provision for credit losses for the year ended December 31, 2007 was $3.6 million, an increase of $3.1 million from 2006. The increase in the provision was due primarily to impairment on residential builder loans and the continued economic softening of the southeastern area of Michigan. The provision for credit losses for the year ended December 31, 2006 was $550,000, an increase of $450,000 from 2005. See Management's Discussion and Analysis of Financial Condition and Results of Operations- Assets for a more detailed discussion.

NONINTEREST INCOME

Noninterest income for 2007 was $5.7 million, an increase of $757,000 or 13.3% from 2006. This increase was primarily attributable to the net change in the fair value of financial assets and liabilities as measured under the fair value option under Statement of Financial Accounting Standards (SFAS) 159, which totaled $1.4 million on a pretax basis or $919,000 after tax. The Corporation issued an $18 million subordinated debenture in February, 2007 and this instrument was chosen for fair value accounting treatment as part of the early adoption of the new accounting standard which led to the increase in income. The dramatic widening of market credit spreads experienced in the third quarter increased the relative fair value of this financial liability dramatically. The Corporation hedges and protects itself from changes in interest rates with an off balance sheet interest rate swap which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time then we are currently experiencing. Changes in credit spreads are not easily predictable and changes in credit spreads may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Income from the gains on the sale of residential mortgages of $2.4 million, decreased $1.0 million from 2006, or 29.9% and was reflective of the decline in home sales experienced in the Midwest region. Wealth and Trust Management income, which includes fiduciary income and fees and commission on wealth management, totaled $686,000 in 2007 versus $328,000 in 2006, or an increase of 109%. Deposit service charge income of $419,000, increased $62,000, or 17.4% from 2006 primarily from increased service charge fees and a broadened branch base. Net realized losses from the sale of securities were $74,000 for 2007 and were attributable to restructuring activities in the available for sale security portfolio.

Noninterest income for 2006 of $4.9 million increased $126,000, or 2.6% from 2005 Increases in fiduciary income, deposit service charges and other fee based revenue were offset by declines in fee income experienced from mortgage banking activities. Total fiduciary income in 2006 of $289,000 increased $156,000 over 2005. The increase in 2006 was primarily due to a full year's income from this division, versus six months in 2005, as the trust operations started on June 30, 2005, upon the acquisition of River Place Financial Corporation. Total deposit service charges of $357,000 increased 20.2% over 2005 due in part to an overdraft program initiated in November of 2005. Net realized security gains were $8,000 in 2006, which was a decrease of $48,000 from 2005. Other income was $905,000 in 2006, which was an increase of $334,000 from 2005. The increase was primarily attributable to servicing income, gains on the sale of portfolio loans during 2006 and fee income from wealth management services.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST EXPENSE

Noninterest expense was $13.9 million for 2007, a decrease of 4.5% or $656,000 from 2006. Salaries, benefits and payroll taxes of $7.9 million represented the largest decline in noninterest expense, declining $807,000, or 9.9% from 2006. This was attributable to reductions in staffing levels within the mortgage company subsidiary, coupled with an overall reduction in mortgage company origination commissions as the result of lower mortgage origination volumes. Included in total salary, benefits and payroll taxes was a $108,000 net charge recorded in the third quarter of 2007 for severance costs related to the previously disclosed departure of the Bank's President, Ronald Reed. Mr. Reed's responsibilities were assumed by Mr. Widlak, the Corporation's Chief Executive Officer. Premises and fixed asset expense of $1.8 million during 2007 decreased $59,000, or 3.2% from the prior period. The decrease in premises and fixed asset expense was attributable to a reduction in mortgage loan production offices in 2007 as the mortgage subsidiary significantly downsized operations to parallel the local and national decrease in mortgage origination activity. The decrease in lease expense and other costs associated with loan production offices were partially offset by increases in utility costs on operating branch facilities. Other operating expense of $4.2 million increased $273,000 or 7.0% during 2007. The largest increases in this category occurred in data processing costs of $625,000 which increased $76,000 primarily as a result of increased compliance with regulatory requirements and safeguards to customer information. FDIC insurance expense of $283,000 increased $242,000 from the change in the assessment period and calculation of assessment compared to 2006. This was the largest increase in other operating expense and represents the majority of the increase.

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

We had a federal income tax benefit of $295,000 for 2007 compared to a federal income tax expense of $363,000 in 2006. The change was primarily attributable to a lower level of pretax income, primarily from the large loan loss provision in 2007 over 2006, coupled with a permanent difference arising from tax exempt income due to investments in bank qualified tax-exempt securities and the Bank's ownership in bank owned life insurance (BOLI). The increase in cash surrender value of BOLI is exempt from federal income tax.

The provision for federal income taxes of $363,000 for 2006 decreased $816,000 or 69.2%, from the federal income tax provision in 2005. The decrease was primarily attributable to a lower level of pretax income in 2006 over 2005, coupled with a lower effective tax rate. The effective tax rate for 2006 and 2005 was 14.8%and 27.7%, respectively. The statutory tax rate for the Corporation is 34%. The lower effective tax rate is primarily due to investments in bank qualified tax-exempt securities and the Bank's ownership in bank owned life insurance (BOLI). The increase in cash surrender value of BOLI is exempt from federal income tax.

LIQUIDITY AND CAPITAL RESOURCES; ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of other investment opportunities. Funding of loan requests providing for liability outflows and managing interest rate margins require continuous analysis to attempt to match the maturities and repricing of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. The major sources of liquidity for the Bank have been deposit growth, federal funds sold, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by $27.5 million in available unsecured federal funds borrowing facilities and a $150.0 million secured line of credit with the FHLB. Large deposit balances which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo certificates of deposit. We anticipate that we will have sufficient funds available to meet our future commitments. As of December 31, 2007, unused commitments comprised $81.5 million. The Bank has $234.2 million in time deposits coming due within the next twelve months from December 31, 2007. At December 31, 2007, the Bank had $125.0 million in brokered certificates of deposit, of which $66.9 million is due within one year or less. The Bank will continue to use brokered certificates and other wholesale funding sources for replacement sources of matured funds. Additionally, at December 31, 2007, municipal time deposits and internet time deposits were $33.4 million and $1.8 million, respectively. Municipal time deposits typically have maturities less than three months. On February 19, 2008, the Corporation's Board of Directors declared the Corporation's twenty fourth consecutive quarterly cash dividend of $0.06 per common share, payable April 1, 2008, to shareholders of record March 3, 2008.

The largest uses and sources of cash and cash equivalents for the Corporation for the year ended December 31, 2007, as noted in the Consolidated Statement of Cash Flow, were centered primarily on the uses of cash in investing activities and the net cash provided by financing activities. The uses of cash in investing activities were largely due to the increase in loans of $23.6 million, with the remaining use of funds attributable to net increase in the trading, available for sale and held to maturity investment portfolios. Somewhat offsetting the uses of cash in investing activities, was the area of cash provided from financing activities which included net increases short term borrowing of $16.7 million and increases in FHLB advances, net of repayments of $21.0 million. The issuance of subordinated debentures net of a redemption provided $8.2 million from financing activities. Partially offsetting the increases in net cash provided from financing activities was decreases in demand and savings of $8.8 million and decreases in time deposits of $18.4 million. The net cash provided in operating activities was $86,000. Total cash and cash equivalents at the end of December 31, 2007 was $9.2 million, which was a decrease of $15.5 million from December 31, 2006.

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

Off-Balance Sheet Arrangements. As of December 31, 2007, we have not participated in any material unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special entities. The Corporation does have significant commitments to fund loans in the ordinary course of business. These commitments and resulting off balance sheet risk are further discussed in Note 18 of the Corporation's Consolidated Financial Statements.

Contractual Obligations.

                                                 Payments Due by Period
                                    -----------------------------------------------
                                              Less than    1-3     3.5    More than
                                     Total      1 Year    Years   Years    5 Years
                                    -------   ---------   -----   -----   ---------
                                                     (In thousands)
Long term debt (1)                  $18,593     $ 36       $ 45      --    $18,558
Capital lease obligations                --       --         --      --         --
Operating leases (2)                  1,333      250        383    $289        411
Other contractual obligations (3)       384      384

(1) Includes $36,000 of long term debt from a Note payable on the Bank's employee stock ownership plan (see Note 10 to the Consolidated Financial Statements) and $18.6 million of subordinated debentures (see Note 11 to the Consolidated Financial Statements).

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

COMMUNITY CENTRAL BANK CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents an analysis of our interest-sensitivity gap position at December 31, 2007. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

                                                        After Three    After One
                                               Within    Months But    Year But      After
                                               Three       Within       Within       Five
                                               Months     One Year    Five Years     Years      Total
                                             --------   -----------   ----------   --------   --------
                                                                   (In thousands)
Interest earning assets
   Federal funds sold                        $  3,000    $      --     $     --    $     --   $  3,000
   Securities, at amortized cost               22,833        9,649       24,897      31,437     88,816
   FHLB stock                                      --        5,527           --          --      5,527
   Loans (including held for sale)            142,019       64,801      151,587      36,353    394,760
                                             --------    ---------     --------    --------   --------
      Total                                   167,852       79,977      176,484      67,790   $492,103
                                                                                              ========
Interest bearing liabilities
   NOW and money market accounts               31,742        7,732       12,065       1,928     53,467
   Savings deposits                               560        2,425        6,342          --      9,327
   Jumbo time deposits                         37,070       90,252       67,278         200    194,800
   Time deposits < $100,000                    13,133       18,131        7,038       1,093     39,395
   Repurchase agreements                       33,039           --           --          --     33,039
   FHLB                                        12,000       11,810       52,500      28,200    104,510
   Capitalized lease obligation and
     ESOP loan                                     36           --           --          --         36
   Subordinated debentures                     18,557           --           --          --     18,557
                                             --------    ---------     --------    --------   --------
      Total                                   146,137      130,350      145,223      31,421   $453,131
                                             --------    ---------     --------    --------   ========
Rate sensitivity gap                         $ 21,715    ($ 50,373)    $ 31,261    $ 36,369
                                             ========    =========     ========    ========
Cumulative rate sensitivity gap                          ($ 28,658)    $  2,603    $ 38,972
                                                         =========     ========    ========
Rate sensitivity gap ratio                      1.15x        0.61x        1.22x       2.16x
Cumulative rate sensitivity gap ratio                        0.90x        1.01x       1.09x

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

As of December 31, 2007, the table below reflects the impact the various instantaneous parallel shifts in the yield curve would have on net interest income over a twelve month period of time from the base forecast. Interest rate risk is a potential loss of income and/or potential loss of economic value of equity. Rate sensitivity is the measure of the effect of changing interest rates on the Bank's net interest income or the net interest spread. The policy of the Bank shall be to risk no more than 10% of its net interest income in a changing interest rate scenario of +/- 200 basis points over a one-year simulation period. Furthermore, no more than 15% of net interest income can be projected at risk in a scenario of +/- 300 basis points over a one-year simulation period.

                                        Percentage Change
      Interest Rate Scenario           In Net Interest Income
      ----------------------           ----------------------
Interest rates up 300 basis points             (0.94%)
Interest rates up 200 basis points             (0.59%)
Interest rates up 100 basis points             (0.38%)
Base Case                                         --
Interest rates down 100 basis points            1.56%
Interest rates down 200 basis points            3.10%
Interest rates down 300 basis points           (2.92%)

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

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

SEC FORM 10-K

Copies of the Corporation's annual report on Form 10-K, as filed with the Securities and Exchange Commission are available to stockholders without charge, upon written request. Please mail your request to Ray T. Colonius; Corporate Treasurer, Community Central Bank Corporation, 120 North Main Street, Mount Clemens, MI 48043.

STOCK INFORMATION

The common stock of Community Central Bank Corporation trades on The NASDAQ Global Market under the ticker symbol "CCBD." At December 31, 2007, there were 3,733,081 shares of Community Central Bank Corporation common stock issued and outstanding and approximately 500 shareholders of record.

The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation common stock for 2006 and 2007, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by The NASDAQ Global Market. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. The Corporation relies significantly upon dividends originating from the Bank to accumulate cash for payment of dividends to our stockholders. Restrictions of dividend payments from the Bank are described in Note 19 of the Notes to Consolidated Statements included in this Annual Report.

                2007          Cash
          ---------------   Dividends
Quarter    High      Low    Declared
-------   ------   ------   ---------
Fourth    $ 8.99   $ 6.10     $.06
Third       9.57     7.30      .06
Second     11.35     9.00      .06
First      12.25    10.25      .06

                2006           Cash
          ---------------   Dividends
Quarter    High      Low     Declared
-------   ------   ------   ---------
Fourth    $11.43   $10.25     $.06
Third      11.43     9.90      .06
Second     11.29    10.79      .06
First      12.46    10.15      .06

Price information has been retroactively adjusted to reflect the issuance of stock dividends

COMMUNITY CENTRAL BANK CORPORATION
STOCKHOLDER INFORMATION

PRIMARY MARKET MAKERS

Hill, Thompson, Magid & Co., Inc.      Howe Barnes Hoefer and Arnett
15 Exchange Place                      Investment, Inc.
Jersey City, NJ  07302-3912            222 South Riverside Plaza, 7th Floor
                                       Chicago, IL  60606

Knight Securities, L.P.                UBS Capital Markets, L.P.
545 Washington Blvd.                   111 Pavosia Avenue East
Jersey City, NJ  07310                 Jersey City, NJ  07310

STOCK REGISTRAR AND TRANSFER AGENT

Computershare Trust Company, N.A.
PO Box 43010
Providence, RI  02940-3010
Shareholder Inquiries 1-800-426-5523
www.computershare.com

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct., Suite 500
Auburn Hills, MI  48326

LEGAL COUNSEL

Silver, Freedman & Taff, LLP
3299 K Street,  NW, Suite 100
Washington D.C.  20007

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (586) 783-4500, or by writing him at 120 North Main Street, Mount Clemens, MI 48043.

ANNUAL MEETING

This year's annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, April 15, 2008, at Best Western Concorde Inn, 44315 Gratiot Avenue, Clinton Township, MI 48036.