Form 10-K, Exhibit 13
period 2008-12-31
COMMUNITY CENTRAL BANK CORP
filed 2009-03-31
CIK 1014133

Exhibit 13
COMMUNITY CENTRAL BANK
CORPORATION
Report of Independent Registered Public
Accounting Firm
and
Stockholder Report
December 31, 2008

PLANTE & MORAN, PLLC Suite 500 2601 Cambridge Court
Auburn Hills, MI 48326
Tel: 248.375.7100
Fax: 248.375.7101
Plantemoran.com
Report of Independent Registered Accounting Firm
Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan
We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2008, 2007 and 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2007 and 2006, and the results of its operations for the years ended December 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.
Our audit was conducted for the purpose of forming an opinion on the consolidated basic financial statements taken as a whole. The information contained in Notes 3, 4 and 5, pertaining to 2005 and 2004 is presented for the purposes of additional analysis and is not a required part of the consolidated basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the consolidated basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated basic financial statements taken as a whole.
Auburn Hills, Michigan
March 30, 2009

Community Central Bank Corporation
Consolidated Balance Sheet

	December 31,
	2008	2007
	(In thousands)
Assets
Cash and Cash Equivalents
Cash and due from banks (Note 2)	$9,162	$6,183
Federal funds sold	7,000	3,000

Total Cash and Cash Equivalents	16,162	9,183

Trading securities at fair value option (Note 3)	17,463	20,115
Securities available for sale, at fair value (Note 3)	76,552	66,809
Securities held to maturity, at amortized cost (Note 3)	1,515	977
FHLB stock	5,877	5,527
Residential mortgage loans held for sale	3,302	4,848

Loans (Note 4)
Commercial real estate	284,811	264,685
Commercial and industrial	38,714	33,039
Residential real estate	54,409	60,799
Home equity lines of credit	21,230	20,906
Consumer loans	7,107	9,754
Credit card loans	846	729

Total Loans	407,117	389,912

Allowance for Credit Losses (Note 5)	(7,315)	(6,403)

Net Loans	399,802	383,509

Net property and equipment (Note 6)	9,361	8,704
Accrued interest receivable	2,479	2,535
Other real estate	2,913	854
Goodwill (Note 1)	638	1,381
Intangible assets, net of amortization (Note 1)	80	107
Cash surrender value of Bank Owned Life Insurance (Note 13)	10,975	10,514
Other assets (Note 16)	9,831	5,242

Total Assets	$556,950	$520,305

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Balance Sheet

	December 31,
	2008	2007
	(In thousands, except share data)
Liabilities

Deposits
Noninterest bearing demand deposits	$34,169	$31,647
NOW and money market accounts	38,154	53,467
Savings deposits	8,585	9,326
Time deposits (Note 7)	276,468	234,195

Total Deposits	357,376	328,635

Repurchase agreements (Note 8)	39,394	32,659
Federal Home Loan Bank advances ($5.0 million at fair value option at 12-31-2007) (Note 9)	108,200	104,495
Accrued interest payable	1,050	1,018
Other liabilities (Note 13)	3,779	2,637
ESOP note payable (Note 10)	—	36
Subordinated debenture (at fair value option) (Note 11)	12,757	17,597

Total Liabilities	522,556	487,077

Stockholders’ Equity (Note 12)
Preferred stock (7,000 shares authorized and 3,050 shares issued and outstanding at December 31, 2008)	3,050	—
Common stock (No par value; 9,000,000 shares authorized, and 3,734,781 and 3,733,081 issued and outstanding at December 31, 2008 and December 31, 2007, respectively)	32,125	32,071
Retained earnings	(516)	1,797
Unearned employee benefit (Note 13)	—	(36)
Accumulated other comprehensive loss	(265)	(604)

Total Stockholders’ Equity	34,394	33,228

Total Liabilities and Stockholders’ Equity	$556,950	$520,305

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Income

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Interest Income
Loans (including fees)	$25,640	$27,904	$26,732
Taxable securities	3,743	3,018	3,203
Tax exempt securities	653	1,402	1,241
Federal funds sold	386	601	299

Total Interest Income	30,422	32,925	31,475

Interest Expense
NOW and money market accounts	745	2,335	1,176
Savings deposits	226	308	299
Time deposits	11,141	11,495	12,111
Repurchase agreements and fed funds purchased	1,144	912	432
Federal Home Loan Bank advances	4,884	4,059	3,936
ESOP loan interest expense	1	6	10
Subordinated debentures	906	1,620	928

Total Interest Expense	19,047	20,735	18,892

Net Interest Income	11,375	12,190	12,583
Provision for Credit Losses (Note 5)	9,502	3,600	550

Net Interest Income after Provision for Credit Losses	1,873	8,590	12,033

Noninterest Income
Fiduciary income	370	437	289
Deposit service charges	488	419	357
Net realized security (loss) gain (Note 3)	214	(74)	8
Change in fair value of assets/liabilities carried at fair value under SFAS 159 (Note 21)	7,541	1,392	—
Mortgage banking income	1,562	2,365	3,376
Other income	1,276	1,153	905

Total Noninterest Income	11,451	5,692	4,935

Noninterest Expense
Salaries, benefits and payroll taxes (Note 13)	7,572	7,898	8,768
Net occupancy expense (Note 14)	1,822	1,806	1,865
Other operating expense (Note 15)	7,324	4,149	3,876

Total Noninterest Expense	16,718	13,853	14,509

Income (Loss) Before Taxes	(3,394)	429	2,459
Provision for Income Tax (Benefit) Expense (Note 16)	(1,432)	(295)	363

Net Income (Loss)	$(1,962)	$724	$2,096

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Income
(continued)

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Per share data:*
Basic earnings	$(0.53)	$0.19	$0.52

Diluted earnings	$(0.53)	$0.19	$0.51

Cash dividends	$0.10	$0.24	$0.24

*	Per share data has been retroactively adjusted to reflect the issuance of stock dividends.
The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Comprehensive Income

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net Income (loss) as Reported	($1,962)	$724	$2,096

Other Comprehensive Income
Change in unrealized net gain (loss) on securities available for sale, net of tax of $175 in 2008, $(70) in 2007, and $(7) in 2006.	$339	($136)	($44)

Comprehensive Income (loss)	($1,623)	$588	$2,052

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Changes in Stockholders’ Equity

					Accumulated
				Unearned	Other
	Preferred	Common	Retained	Employee	Comprehensive	Total
	Stock	Stock	Earnings	Benefits	Income (Loss)	Equity
	(In thousands)
Balance January 1, 2006	$—	$31,154	$5,245	$(148)	$(719)	$35,532
Cash dividend	—	—	(918)	—	—	(918)
Stock awards	—	31	—	—	—	31
Stock options exercised	—	221	—	—	—	221
SFAS 123R	—	23	—	—	—	23
Stock dividend (Note 12)	—	2,120	(2,120)	—	—	—
Net income for 2006	—	—	2,096	—	—	2,096
Release of ESOP shares	—	22	—	53	—	75
Repurchase of common stock	—	(351)	—	—	—	(351)
Other comprehensive income	—	—	—	—	(44)	(44)

Balance December 31, 2006	$—	$33,220	$4,303	$(95)	$(763)	$36,665

Cumulative effect of adoption of SFAS 159	—	—	(420)	—	—	(420)
Cash dividend	—	—	(931)	—	—	(931)
Stock awards	—	21	—	—	—	21
Stock options exercised	—	320	—	—	—	320
SFAS 123R	—	31	—	—	—	31
Stock dividend (Note 12)	—	1,879	(1,879)	—	—	—
Net income for 2007	—	—	724	—	—	724
Release of ESOP shares	—	—	—	59	—	59
Repurchase of common stock	—	(3,400)	—	—	—	(3,400)
Other comprehensive income	—	—	—	—	159	159

Balance December 31, 2007	$—	$32,071	$1,797	$(36)	$(604)	$33,228

Issuance of preferred stock	3,050	—	—	—	—	3,050
Cash dividend	—	—	(351)	—	—	(351)
Stock awards	—	17	—	—	—	17
SFAS 123R	—	57	—	—	—	57
Stock dividend (Note 12)	—	—	—	—	—	—
Net loss for 2008	—	—	(1,962)	—	—	(1,962)
Release of ESOP shares	—	(13)	—	36	—	23
Repurchase of common stock	—	(7)	—	—	—	(7)
Other comprehensive income	—	—	—	—	339	339

Balance December 31, 2008	$3,050	$32,125	$(516)	$—	$(265)	$34,394

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Cash Flow

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Operating Activities
Net income (loss)	($1,962)	$724	$2,096
Adjustments to reconcile net income to net cash flow from operating activities:
Net amortization of security premium	67	207	187
Net (gain) loss on available for sale securities	(214)	74	(8)
Net gain on instruments at fair value	(7,541)	(1,392)	—
Provision for credit losses	9,502	3,600	550
Depreciation expense	667	705	718
Deferred income tax (benefit) expense	(943)	(561)	(24)
ESOP compensation expense	36	59	75
SFAS 123R option expense	57	31	23
Stock awards	17	21	31
Decrease (increase) in accrued interest receivable	56	64	(477)
(Increase) decrease in other assets	9,541	(2,040)	(187)
(Decrease) increase in accrued interest payable	32	(239)	319
Increase in other liabilities	1,142	1,008	647
Loans originated held for sale	(70,967)	(109,956)	(119,934)
Loans sold held for sale	72,513	108,548	120,779
(Increase) decrease in other real estate	(2,059)	(746)	4
Impairment of goodwill	743	—	—

Net Cash Provided By Operating Activities	10,687	107	4,799
Investing Activities
Sales, maturities, calls and prepayments of securities available for sale	70,241	55,952	33,537
Purchases of securities available for sale	(84,380)	(41,999)	(30,506)
Maturities, calls, sales and prepayments of trading securities	2,646	13,606	—
Transfer and purchase of trading securities	—	(33,402)	—
Maturities, calls, and prepayments of held to maturity securities	124	36	158
Purchases of held to maturity securities	(1,265)	(987)	(295)
Increase in loans	(31,572)	(23,641)	(32,646)
Purchases of property and equipment	(1,324)	(184)	(1,190)
Proceeds from sale of property and equipment	—	60	—

Net Cash Used in Investing Activities	(45,530)	(30,559)	(30,942)
Financing Activities
Net (decrease) increase in demand and savings deposits	(13,532)	(8,799)	17,261
Net (decrease) increase in time deposits	42,273	(18,422)	24,222
Net increase in short term borrowings	6,735	16,971	2,504
Issuance of subordinate debentures	—	18,557	—
Redemption of subordinate debentures	—	(10,310)	—
FHLB advances	48,500	43,000	38,700
FHLB advance repayments	(44,810)	(22,018)	(41,717)
Payment of ESOP debt	(36)	(59)	(53)
Stock options exercised	—	320	221
Preferred stock issuance	3,050	—	—
Cash dividends paid	(351)	(931)	(918)
Repurchase of stock	(7)	(3,400)	(351)

Net Cash Provided by Financing Activities	41,822	14,909	39,869

Increase (decrease) in Cash and Cash Equivalents	6,979	(15,543)	13,726
Cash and Cash Equivalents at the Beginning of the Period	9,183	24,726	11,000

Cash and Cash Equivalents at the End of the Period	$16,162	$9,183	$24,726

Supplemental Disclosure of Cash Flow Information
Interest paid	$19,015	$20,974	$18,892
Federal Taxes Paid	—	$300	$175
Loans transferred to other real estate owned	$5,777	$878	$263

Community Central Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(1) Summary of Significant Accounting Policies
The accounting and reporting policies of Community Central Bank Corporation (the “Corporation”) conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of certain financial instruments, investment securities, foreclosed real estate and deferred tax assets.
Principles of Consolidation: The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Community Central Bank (the “Bank”) and Community Central Mortgage Company, LLC (“the Mortgage Company”). All significant intercompany transactions are eliminated in consolidation. The ownership structure of the Mortgage Company consists of one member, Community Central Bank owning 100% of the Mortgage Company.
Nature of Operations: Community Central Bank Corporation is the bank holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management and Internet banking services. The Bank operates four full service facilities in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.
Trading Securities: For certain investments in securities that would otherwise have been accounted for as available for sale, the Company has elected to apply fair value accounting in accordance with SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” Those securities are carried at fair value, with changes in fair value of such investments recorded in earnings.
Fair Value Option for Financial Assets and Financial Liabilities: In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). The statement permitted an entity to immediately elect the fair value option for existing eligible items. While not required to adopt the new statements until 2008, the Corporation elected to adopt it in the first quarter of 2007. The Corporation was also required to simultaneously adopt all the requirements under SFAS 157, “Fair Value Measurements.” As a result of the Corporation’s adoptions, certain financial instruments were valued at fair value using the fair value option. The determination of fair value of financial instruments involves material estimates that are susceptible to change.
The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Additionally, from time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
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
Federal Home Loan Bank Stock: Federal Home Loan Bank Stock (“FHLB Stock”) is considered a restricted investment security and is carried at cost. Purchases and sales of FHLB stock are made directly with the FHLB at par value.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
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
Allowance for Credit Losses: The allowance for credit losses is maintained at a level considered by management to be adequate to absorb probable losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current economic conditions that may affect the borrower’s ability to pay.
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
Goodwill: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. During the 2008 annual review, the Corporation determined that the goodwill which resulted from our acquisition of North Oakland Community Bank in Rochester Hills has been integrated into Community Central Bank. The impairment charge of $743,000 had no impact on regulatory capital. As of December 31, 2008, the remaining goodwill of $638,000, associated with the acquisition of River Place Financial Corporation, was determined to have no impairment.
Intangible Assets: Intangible assets of $80,000 as of December 31, 2008 consist of an intangible generated from the acquisition of River Place Financial. The intangible is associated with customer relationships, which will be amortized using the straight-line method over their estimated useful lives. Amortization expense of $22,000 was recognized in 2008. Under the straight-line method, the intangible asset is expected to be fully amortized by 2012.
Stock Option Plan and Adoption of SFAS 123R: Under SFAS No. 123(R), “Share-based Payments,” the Company recognizes compensation expense for stock options and stock awards over the related service period, based on the grant date fair value of the award.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Earnings Per Share: Basic earnings per share are based on the weighted average number of shares outstanding during the period. For earnings per share, committed-to-be-released and allocated shares of the “ESOP” are considered outstanding. Diluted earnings per share are adjusted for the dilutive effects of stock options, where applicable. All share amounts have been retroactively adjusted to reflect the issuance of stock dividends.

	Year Ended December 31,
	2008	2007	2006
	(In thousands of shares)
Weighted average shares reconcilation is as follows:

Basic	3,731	3,833	4,014
Effect of stock options	6	42	67

Diluted	3,737	3,875	4,081

Comprehensive Income: Accounting principles generally require that recognized revenue, expense, gain and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2008, 2007 and 2006 consisted solely of unrealized gains and losses on available for sale securities, net of tax.
(2) Cash and Due from Banks
The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank’s deposits. The requirement is met using a combination of vault cash and deposits made using a pass-through relationship with a correspondent bank. As of December 31, 2008, $25,000 in reserves was required.
(3) Securities
The following table shows the amortized cost and estimated fair value of the Corporation’s security portfolios as of the dates indicated:

	December 31, 2008
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)
Securities Available for Sale
United States Government agencies	$12,029	$15	$(28)	$12,016
U.S. Agency Mortgage backed securities	26,460	311	(70)	26,701
U.S. Agency Collateralized mortgage obligations	25,682	191	(237)	25,636
Municipal securities	12,032	11	(484)	11,559
Other	750	—	(110)	640

Total Securities Available for Sale	76,953	528	(929)	76,552

Held to Maturity Securities
Municipal securities	610	—	(18)	592
U.S. Agency Mortgage backed securities	905	—	(3)	902

Total Held to Maturity Securities	1,515	—	(21)	1,494

Total Securities	$78,468	$528	$(950)	$78,046

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table shows those securities the Corporation has elected to report at fair value. Under the fair value option, the securities are reported as trading securities pursuant to SFAS 159 even though management did not acquire the securities principally for the purpose of selling them in the near term. The change in the fair value of these securities is recorded in current earnings. See Note 21 for additional information.

	December 31, 2008	December 31, 2007
	Fair Value	Fair Value
Trading Securities
United States Government agencies	$11,594	$13,396
U.S. Agency Collaterized mortgage obligations	5,869	6,719

Total Trading Securities Held at Fair Value	$17,463	$20,115

	December 31, 2007
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)
Securities Available for Sale
United States Government agencies	$5,669	$85	$—	$5,754
U.S. Agency Mortgage backed securities	25,150	81	(143)	25,088
U.S. Agency Collateralized mortgage obligations	6,773	12	(106)	6,679
Municipal securities	29,632	26	(861)	28,797
Mutual fund	500	—	(9)	491

Total Securities Available for Sale	67,724	204	(1,119)	66,809

Held to Maturity Securities
Municipal securities	95	3	—	98
Trust Preferred securities	250	—	—	250
U.S. Agency Mortgage backed securities	632	1	(7)	626

Total Held to Maturity Securities	977	4	(7)	974

Total Securities	$68,701	$208	$(1,126)	$67,783

For the years ended December 31, 2008 and 2007, proceeds from sales of securities available for sale amounted to $54.0 million and $9.4 million, respectively. Gross realized gains amounted to $434,000 and $23,000, respectively. Gross realized losses amounted to $220,000 and $97,000, respectively.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table shows information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007, aggregated by investment category and length of time that the individual security has been in continuous loss position. Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality. We have the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates.

	December 31, 2008
	Less than 12 Months		Over 12 Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities Available for Sale
United States Government agencies	$(28)	$10,002	$—	$—
U.S. Agency Mortgage backed securities	(64)	3,602	(6)	237
U.S. Agency Collateralized mortgage obligations	(234)	10,407	(3)	59
Municipal securities	(484)	9,890	—	—
Mutual fund and other	(110)	640	—	—

Total Securities Available for Sale	$(920)	$34,541	$(9)	$296

As of December 31, 2008, the unrealized loss on held to maturity securities was $21,000. All held to maturity securities have been in an unrealized loss position for over twelve months.

	December 31, 2007
	Less than 12 Months		Over 12 Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities Available for Sale United States Government agencies	$—	$—	$—	$—
U.S. Agency Mortgage backed securities	(56)	8,297	(87)	8,589
U.S. Agency Collateralized mortgage obligations	(5)	1,965	(101)	2,509
Municipal securities	(465)	9,213	(396)	14,781
Mutual fund	—	—	(9)	491

Total Securities Available for Sale	$(526)	$19,475	$(593)	$26,370

As of December 31, 2007, the unrealized loss on held to maturity securities was $7,000. All held to maturity securities have been in an unrealized loss position for over twelve months.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table shows the maturity distribution of the investment portfolio as of December 31, 2008, 2007 and 2006, with weighted average yields to maturity. This table does not include trading securities carried at fair value.

	2008			2007			2006
	Amortized	Fair	Yield	Amortized	Fair	Yield	Amortized	Fair	Yield
	Cost	Value	(%)	Cost	Value	(%)	Cost	Value	(%)
	(In thousands)
U.S. Government debentures

One year or less	$12,029	$12,016	5.80%	$2,102	$2,123	5.40%	$4,099	$4,067	4.14%
Over 1 year through five years	—	—	—	2,606	2,643	4.88%	12,122	11,958	4.64%
Over 5 years through 10 years	—	—	—	961	988	5.32%	3,232	3,185	5.32%
Over ten years	—	—	—	—	—	—	—	—	—

	12,029	12,016	5.80%	5,669	5,754	5.15%	19,453	19,210	4.65%

State and political subdivisions *

One year or less	30	30	5.85%	697	696	4.60%	753	743	4.55%
Over 1 year through five years	633	636	5.82%	2,964	2,952	4.54%	3,700	3,632	4.78%
Over 5 years through 10 years	3,523	3,493	6.07%	4,323	4,292	5.79%	4,871	4,849	5.87%
Over ten years	8,456	7,992	6.12%	21,743	20,955	6.26%	22,296	21,938	6.66%

	12,642	12,151	6.09%	29,727	28,895	5.98%	31,620	31,162	6.27%

U.S. government mortgage-backed and collateralized mortgage obligations	52,797	52,989	4.76%	32,555	32,393	5.12%	31,266	30,812	4.92%
Mutual Fund (CRA Qualified)	500	490	5.50%	500	491	4.20%	500	485	3.98%
Trust Preferred securities	500	400	6.25%	250	250	8.50%	250	240	8.50%

Total securities	$78,468	$78,046	5.15%	$68,701	$67,783	5.50%	$83,089	$81,909	5.38%

Memo:
Securities with variable interest rates included above. This includes U.S. government mortgage-backed and collateralized mortgage obligations, with all others fixed.	10,437	10,219		8,687	8,671		9,918	9,797

*	weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.
The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.
Investment securities of $61.0 million were pledged at December 31, 2008 to secure short-term repurchase agreements, wholesale repurchase agreements and to partially secure Federal Home Loan Bank advances.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(4) Loans
Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons amounted to $6,740,000 and $7,371,000 at December 31, 2008 and 2007, respectively. The total unused commitments related to these loans were $4,049,000 at December 31, 2008. During 2008, new loans and advances to directors and executive officers of the Corporation and their associates totaled $1,647,000, while repayments totaled $2,278,000.
The Bank grants loans to customers who reside primarily in Macomb, St. Clair, Oakland, and Wayne Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $172.3 million in outstanding loans at December 31, 2008, to commercial borrowers in the real estate rental and property management industry. Approximately 70% of all commercial real estate loans are owner occupied.
LOAN PORTFOLIO
The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

		2008	2007	2006	2005		2004
		(In thousands)
Commercial real estate	(1)	$284,811	$264,685	$236,399	$201,348	(2)	$166,686
Commercial and industrial		38,714	33,039	28,393	26,753	(2)	40,614
Residential real estate		54,409	60,799	72,517	74,601		64,240
Home equity lines		21,230	20,906	17,614	18,545		18,864
Consumer loans		7,107	9,754	11,666	13,054		14,377
Credit cards		846	729	693	650		658

Total loans		$407,117	$389,912	$367,282	$334,951		$305,439

(1)	Included in the category of commercial real estate in the above table are real estate construction loans totaling $22.9 million, $47.8 million, $42.4 million, $40.6 million and $18.2 million for the years ended 2008, 2007, 2006, 2005 and 2004, respectively.

(2)	Approximately $12.0 million of the commercial and industrial loan portfolio was reclassified during the first quarter of 2005 as commercial real estate loans.
Commercial and multi-family real estate loans make up the largest component of our loan portfolio. Loans secured by commercial and multi-family real estate properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Commercial and multi-family real estate loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired. We attempt to minimize the risks associated with these transactions by generally limiting our commercial real estate lending to well-known customers or new customers whose businesses have an established profitable history. In many cases, risk is further reduced by limiting the amount of credit to any one borrower to an amount less than our legal lending limit.
Our commercial and industrial business lending activities have encompassed loans with a variety of purposes and security, including loans to finance inventory and equipment. Commercial and industrial business loans generally involve different risks than residential and commercial mortgage loans. Commercial and industrial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, rather than on the value of the real estate that typically secures residential and commercial mortgage loans.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following tables illustrate the maturity of selected loan portfolios at December 31, 2008. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The tables do not reflect the effects of interest rate adjustments and possible repayments.
Commercial and industrial loans due during the years ending December 31,

(In thousands)
2009	$21,031
2010 to 2013	15,017
2014 and thereafter	2,666

Total loans	$38,714

The total amount of commercial and industrial loans due after December 31, 2009 which have fixed interest rates is $12.6 million, while the total amount of these loans due after such date which have floating or adjustable interest rates is $5.1 million. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.
Real estate construction loans due during the years ending December 31,

(In thousands)
2009	$22,543
2010 to 2013	324
2014 and thereafter	—

Total loans	$22,867

The total amount of construction loans due after December 31, 2009 which have fixed interest rates is $324,000. There are no loans due after such dates which have floating or adjustable interest rates.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(5) Allowance for Credit Losses
A summary of the activity in the allowance for credit losses for the years ended December 31 is as follows:

	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance at beginning of the period	$6,403	$3,815	$3,580	$3,377	$3,573
Charge-offs:
Commercial real estate	6,895	338	—	181	—
Commercial and industrial	270	110	248	57	2,040
Residential real estate	426	106	21	103	61
Home equity lines	577	131	21	—	—
Consumer loans	669	382	40	171	71
Credit cards	33	33	13	12	44

Total charge-offs	8,870	1,100	343	524	2,216

Recoveries:
Commercial real estate	52	—	—	1	—
Commercial and industrial	218	12	14	606	1
Residential real estate	—	—	8	—	—
Home equity lines	1	—	—	—	—
Consumer loans	7	69	5	18	18
Credit cards	2	7	1	2	1

Total recoveries	280	88	28	627	20

Net charge-offs	8,590	1,012	315	(103)	2,196

Provision charged to earnings	9,502	3,600	550	100	2,000

Balance at the end of the period	$7,315	$6,403	$3,815	$3,580	$3,377

As a percentage of total portfolio loans	1.80%	1.64%	1.04%	1.07%	1.11%

Ratio of net charge-offs (net recoveries) during the period to average loans during the period	2.17%	0.27%	0.09%	(0.03%)	0.74%
The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses inherent in the loan portfolio. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, on an individual basis for impairment under SFAS 114. The level and allocation of the allowance is determined primarily on management’s evaluation of collateral value, less the cost of disposal, for loans reviewed in this category. The remainder of the total loan portfolio is segmented into homogeneous loan pools with similar risk characteristics for evaluation under SFAS 5. The Corporation uses factors such as, historical portfolio losses, national and local economic trends and levels of delinquency to determine the appropriate level and allocation of the allowance for loans in this grouping. The Corporation’s policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. The allowance for credit losses contains allocations for specific loans or loan types; the entire allowance is available for charge-off of any loan based on management’s discretion. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage loans and consumer loans) are considered impaired. The Corporation had $29.7 million in nonperforming assets, which include nonaccrual loans, accruing loans delinquent more than 90 days, troubled debt restructuring, other real estate owned and other repossessed assets, at December 31, 2008 and $18.8 million at December 31, 2007.
Analysis of Allowance for Credit Losses
          The following table contains reserve allocations for types of loans for the years presented.

	Commercial	Commercial	Residential	Home Equity	Consumer	Credit
	Real Estate	and Industrial	Real Estate	Lines	Loans	Cards	Unallocated	Total
	(Dollars in thousands)
Balances:

December 31, 2008	$4,221	$936	$869	$669	$502	$85	$33	$7,315
% of loans in category	70.00%	9.50%	13.40%	5.20%	1.70%	0.20%		100.00%

December 31, 2007	$4,360	$302	$824	$396	$314	$50	$157	$6,403
% of loans in category	67.80%	8.50%	15.60%	5.40%	2.50%	0.20%		100.00%

December 31, 2006	$1,741	$499	$931	$436	$155	$26	$27	$3,815
% of loans in category	64.40%	7.70%	19.70%	4.80%	3.20%	0.20%		100.00%

December 31, 2005	$1,526	$594	$993	$138	$154	$24	$151	$3,580
% of loans in category	60.10%	8.00%	22.30%	5.50%	3.90%	0.20%		100.00%

December 31, 2004	$805	$1,673	$441	$94	$205	$30	$129	$3,377
% of loans in category	54.60%	13.30%	21.00%	6.20%	4.70%	0.20%		100.00%
POTENTIAL LOAN LOSS
At December 31, 2008, the Corporation had a loan relationship with a borrower totaling $2.8 million. Of this amount, $400,000 was secured by developed land, with the remainder of the loan unsecured. Through January 31, 2009, the loan relationship was current and performing in accordance with its terms. In February, 2009, the borrower notified the Corporation that he did not intend to make any further payments on these loans unless significant financial concessions were granted. The Corporation believes the borrower is collectible and has commenced litigation against the borrower. While management is unable to estimate the potential loss on this loan relationship, approximately $2.4 million of the relationship is unsecured and any recovery will depend on the outcome of the litigation.
LEGAL LENDING LIMIT
Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower or group of borrowers. As of December 31, 2008, the legal lending limit was approximately $5.4 million or 15% of capital and surplus of the Bank; however, that limit can be increased to approximately $8.9 million or 25% of capital and surplus, with two-thirds approval by the Board of Directors.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Nonperforming Assets
The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio. See “Loans” and “Allowance for Credit Losses” under Notes 4 and 5 of Notes to Consolidated Financial Statements.

	December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Nonaccrual loans:
Commercial real estate	$12,579	$14,379	$2,711	$1,637	$220
Commercial and industrial	96	146	646	985	305
Residential real estate	3,578	2,053	—	67	16
Home equity lines	760	354	—	—	—
Consumer loans	571	30	—	—	—
Credit cards	—	—	—	—	—

Total	17,584	16,962	3,357	2,689	541

Accruing loans delinquent more than 90 days:
Commercial real estate	$—	$—	$—	$—	$—
Commercial and industrial	—	—	—	—	—
Residential real estate	—	654	876	621	100
Home equity lines	—	44	336	—	—
Consumer loans	—	—	160	1	124
Credit cards	44	25	1	1	10

Total	44	723	1,373	623	234

Troubled debt restructured loans:
Commercial real estate	6,078	—	—	—	—
Commercial and industrial	1,589	—	—	—	—
Residential real estate	495	253	—	—	—

Total	8,162	253	—	—	—

Total nonperforming loans	25,790	17,938	4,730	3,312	775

Other real estate owned:
Commercial real estate	2,493	319	—	—	681
Residential real estate	420	535	108	112	—

Total	2,913	854	108	112	681

Other repossessed assets-boats	976	—	—	—	—

Total nonperforming assets	$29,679	$18,792	$4,838	$3,424	$1,456

Total nonperforming loans as a percentage of total loans	6.33%	4.54%	1.29%	0.99%	0.25%

Total nonperforming assets as a percentage of total assets	5.33%	3.61%	0.96%	0.74%	0.37%
The Corporation did not recognize any interest income in 2008, 2007 and 2006 on those loans classified as nonaccruing for the period ended December 31, 2008, 2007 and 2006. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period, was $1,750,000, $332,000 and $140,000 during the periods of 2008, 2007 and 2006, respectively.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Nonperforming loans without a related allowance for credit losses totaled $7.3 million and $3.4 million for the periods ended December 31, 2008 and 2007, respectively. Nonperforming loans with a related allowance for credit losses totaled $18.4 million and $13.5 million for the periods ended December 31, 2008 and 2007, respectively. The related allowance for nonperforming loans for the period ended December 31, 2008 and 2007 was $3.0 million and $3.8 million, respectively. Total nonperforming loans averaged $20.3 million in 2008, $16.7 million in 2007 and $3.4 million in 2006.
(6) Property and Equipment
A summary of property and equipment as of December 31 is as follows:

	2008	2007
	(In thousands)
Land	$1,340	$1,340
Buildings and improvements	5,941	5,883
Building construction in process	182	93
Leasehold improvements	1,650	746
Furniture and equipment	4,709	4,435
Vehicles	42	42

	13,864	12,539

Less accumulated depreciation and amortization	4,503	3,835

Net property and equipment	$9,361	$8,704

(7) Time Deposits
As of December 31, 2008, scheduled maturities of all time deposits are as follows:

Year Ending December 31,	(In thousands)
2009	$172,581
2010	102,483
2011	1,404
2012	—
2013	—
Subsequent years	—

Total Time Deposits	$276,468

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2008.

(In thousands)
Three months or less	$41,378
Over three months to twelve months	108,075
Over one year to three years	83,330
Over three years	—

Total time deposits of $100,000 or more	$232,783

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(8) Short-term Borrowings
Short-term borrowings at December 31, 2008, consisted of short-term FHLB advances of $25.5 million and short-term securities sold with an agreement to repurchase of $20.4 million. Repurchase agreements generally mature within one day. Following are details of short-term borrowings for the dates or periods indicated:
During the first quarter of 2007, the Corporation borrowed $19.0 million in a wholesale structured repurchase agreement with an interest rate tied to the three month Libor rate. On March 3, 2008, the borrowing changed to a fixed interest rate of 4.95% until March 2, 2017.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Amount outstanding at end of year:
Short-term Repurchase agreements	$20,394	$13,659	$15,688
Short-term FHLB advances	$25,500	$23,795	$14,000

Weighted average interest rate on ending balance:
Short-term Repurchase agreements	1.62%	3.00%	3.15%
Short-term FHLB advances	3.50%	4.14%	3.92%

Maximum amount outstanding at any month end during the year:
Short-term Repurchase agreements	$20,394	$14,932	$21,832
Short-term FHLB advances	$25,500	$23,795	$26,700

Average amount outstanding during the year:
Short-term Repurchase agreements	$13,589	$13,330	$13,443
Short-term FHLB advances	$17,484	$19,831	$11,500

Weighted average interest rate:
Short-term Repurchase agreements	1.97%	3.10%	2.91%
Short-term FHLB advances	4.05%	4.16%	3.76%

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(9) FHLB Advances
In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to attempt to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. The advances are collateralized by residential and commercial mortgage loans under a blanket collateral agreement totaling approximately $235.0 million and $233.3 million at December 31, 2008 and 2007, respectively. The advances are also secured by specific investment securities with an amortized cost of $25.6 million and $11.0 million and fair market values of $25.6 million and $11.1 million at December 31, 2008 and 2007, respectively. All advances at December 31, 2008, with the exception of variable rate advances representing $5.5 million, had prepayment penalties. All advances have final maturities without callable provisions.
FHLB advances outstanding were as follows:

	December 31, 2008		December 31, 2007
	Ending	Average rate	Ending	Average rate
	Balance	at end of period	Balance	at end of period
		(Dollars in thousands)
Short-term FHLB advances	$25,500	3.50%	$23,795	4.14%
Long-term FHLB advances	82,700	4.43%	80,700	4.70%

	$108,200	4.21%	$104,495	4.57%

Long-term advances were comprised of 25 advances with maturities ranging from January 2010 to June 2016.
The principal maturities of long-term advances outstanding at December 31, 2008, are as follows:

Year Ending December 31,	(In thousands)
2010	$39,000
2011	10,500
2012	7,000
2013	—
Subsequent years	26,200

Total	$82,700

During 2007 the Corporation elected early adoption of SFAS 159 for all FHLB advances maturing within 18 months of January 1, 2007, and totaling $16.0 million. At December 31, 2008, all advances recorded under SFAS 159 had matured.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(10) ESOP Note Payable
In 1999, the Bank’s employee stock ownership plan (“ESOP”) entered into a 10 year variable rate loan with an outside financial institution. In the fourth quarter of 2008, the loan was paid in full. The Corporation had guaranteed the loan with the ESOP stock pledged as collateral. In addition, the Bank issued a letter of credit supporting the loan.
(11) Subordinated Debentures
On February 13, 2007, Community Central Capital Trust II (Trust II), a statutory trust formed by the Corporation for the purpose of issuing trust preferred securities, issued $18,000,000 aggregate liquidation amount of cumulative trust preferred securities. The Trust II securities bear a fixed distribution rate of 6.71% per annum through March 6, 2017, and thereafter will bear a floating distribution rate equal to 90-day Libor plus 1.65%. The Trust II securities are redeemable at the Corporation’s option, in whole or in part, at par beginning March 6, 2017, and if not sooner redeemed, mature on March 6, 2037. The Trust II securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended. The gross proceeds of the offering were used to purchase junior subordinated debentures from the Corporation totaling $18,557,000, which bears the same terms and repayment provisions as the trust preferred securities. Additionally, an interest rate swap for a like kind notional value was secured, designed to convert the fixed rate on the debenture to a variable rate. Management elected the fair value option for the subordinated debenture (see Note 21).
On June 29, 2007, the Corporation redeemed $10.0 million of the subordinated debentures issued to Community Central Capital Trust II.
The trust preferred securities may constitute up to 25% of Tier I capital. Any amount in excess of this limit may be included as Tier 2 capital. At December 31, 2008, $11.3 million of the trust preferred issuance was included in the Corporation’s Tier 1 capital, with the remaining $6.7 million included in Tier 2 capital.
(12) Stockholders’ Equity
The Corporation and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet these requirements can initiate certain mandatory (and possible additional discretionary) actions by regulators. These actions, if undertaken, could have a material effect on the Corporation’s financial position. Under capital adequacy guidelines, the Corporation and the Bank must meet specific capital requirements that involve quantitative measures of assets, liabilities, and certain off-balance sheet items. Capital amounts are also subject to qualitative judgments by the regulators about individual components, risk-weightings and other factors.
Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2008, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and is considered “well capitalized.”
Preferred Stock Issuance
On December 31, 2008, Community Central Bank Corporation completed the sale of $3.1 million of equity securities. The Corporation established a newly authorized series of preferred stock designated as Series A Noncumulative Convertible Perpetual Preferred Stock (“Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock is 7,000.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The Corporation sold 3,050 shares of Series A Preferred Stock to the investors at a purchase price of $1,000 per share for an aggregate offering price of $3,050,000. The Series A Preferred Stock can be converted into common stock of the Corporation at any time by the holders, or by the Corporation in certain circumstances, at an initial conversion price of $10.00 per share of common stock, subject to adjustment and certain limitations, as described below.
Dividends on the Series A Preferred Stock are payable quarterly in arrears, if declared by the Corporation’s Board of Directors, at a rate of 12.00% per year on the liquidation preference of $1,000 per share. Dividends on the Series A Preferred Stock are noncumulative.
With certain limited exceptions, if the Corporation does not pay full cash dividends on Series A Preferred Stock for the most recently completed dividend period, the Corporation may not pay dividends on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to its common stock or other stock ranking equally with or junior to the Series A Preferred Stock. The Series A Preferred Stock is not redeemable by the holders or the Corporation.
The initial conversion price for the Series A Preferred Stock is $10.00 per share of common stock. Holders of the Series A Preferred Stock may convert their shares into common stock at any time. The Corporation shall have the right, at its option, to cause some or all of the Series A Preferred Stock to be converted into shares of common stock at any time after a Mandatory Conversion Event, which is any time on or after January 1, 2010, in the event that (i) the closing price of the Corporation’s common stock equals or exceeds one hundred ten percent (110%) of the prevailing conversion price for at least twenty (20) trading days in a period of thirty (30) consecutive trading days, and (ii) the Corporation has paid in full all dividends on the shares of Series A Preferred Stock for four (4) consecutive dividend periods. However, no holder of Series A Preferred Stock will be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Corporation following such conversion, unless the Corporation obtains the requisite shareholder approval under NASDAQ Marketplace Rules. Additionally, no holder of Series A Preferred Stock will be permitted to receive common stock upon conversion of its Series A Preferred Stock to the extent such conversion would cause such holder to beneficially own more than 9.9% of the Corporation’s common stock outstanding at such time.
Holders of the Series A Preferred Stock generally do not have any voting rights, except that the consent of the holders of a majority of the number of shares of Series A Preferred Stock at the time outstanding, consenting as a separate class, shall be necessary to: (i) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Series A Preferred Stock; (ii) amend the articles of incorporation or bylaws of the Corporation, if such amendment would alter or change the powers, preferences or special rights of the holders of the Series A Preferred Stock so as to affect them adversely; or (iii) amend or waive any provision in the Certificate of Designation of the Series A Preferred Stock. Notwithstanding the foregoing, the consent of the holders of the Series A Preferred Stock will not be necessary to authorize or issue, or obligate the Corporation to issue, any senior stock, parity stock or additional Series A Preferred Stock, or right convertible or exchangeable for senior stock, parity stock or additional Series A Preferred Stock.
In addition, whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock have not been paid for an aggregate of four quarterly dividend periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of a majority of the number of shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, shall have the right to elect two directors (“Preferred Directors”) to fill the newly created directorships. Once the Corporation has declared and paid dividends on all outstanding shares of Series A Preferred Stock for four consecutive dividend periods, the right of the holders of the Series A Preferred Stock to elect directors shall terminate and the term of office of all Preferred Directors then in office shall terminate immediately.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table shows the Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

					Minimum Ratio
					for Capital
	2008		2007		Adequacy	Ratio to be
	Capital	Ratio	Capital	Ratio	Purposes	“Well Capitalized”
	(Dollars in thousands)
Tier I capital to risk-weighted assets
Consolidated	$45,054	10.41%	$42,932	10.29%	4%	NA
Bank only	39,928	9.28%	42,889	10.32%	4%	6%

Total capital to risk-weighted assets
Consolidated	$57,199	13.22%	$55,430	13.28%	8%	NA
Bank only	45,338	10.54%	48,199	11.57%	8%	10%

Tier I capital to average assets
Consolidated	$45,054	8.21%	$42,932	8.37%	4%	NA
Bank only	39,928	7.30%	42,889	8.39%	4%	5%
(13) Benefit Plans
Defined Contribution Plan - The Corporation has a 401(k) defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $181,000, $162,000 and $160,000 were paid or accrued for the periods ended December 31, 2008, 2007 and 2006.
Employee Stock Ownership Plan - During the second quarter of 1999, the Bank established an ESOP for the benefit of eligible employees. As of December 31, 2008, the ESOP had a total of 71,947 shares of the Corporation’s common stock, all of which were classified as committed-to-be released. Under the ESOP, the shares of stock committed-to-be released into all participants’ accounts are directly proportional to the ratio of the principal reductions to the total original principal amount. During the fourth quarter of 2008, the ESOP fully repaid the loan that originally funded the purchase of common stock held in the ESOP. Dividends paid by the Corporation on unearned shares of common stock held by the ESOP may be used to repay the loan or used to purchase the Corporation’s common stock at the discretion of the plan administrator. Under Statement of Position 93-6, “Employer’s Accounting for Employee Stock Ownership Plans,” the compensation expense recognized was based on the fair value of the committed-to-be released shares, which was $23,000 for 2008. As of December 31, 2008, all shares in the ESOP were committed-to-be released, with no remaining unearned.
The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation’s stock (see Note 10). This loan was fully repaid during the fourth quarter of 2008.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Information regarding the ESOP transactions for the years ended December 31 is as follows:

	2008	2007	2006
	(In thousands)
Amounts paid by the ESOP for:
Debt repayment *	$36	$59	$53
Interest	$1	$6	$10
Other	$5	$4	$12

Amounts received from the Corporation as:
Contributions to the ESOP	$42	$69	$72

*	Includes debt repayment in 2008, 2007 and 2006 from cash contained in the ESOP from accumulated dividends.
Supplemental Executive Retirement Plan – Effective April 30, 2003, the Corporation began sponsoring a non-qualifying defined benefit plan to provide supplemental retirement benefits for certain key executives. The plan which started in April 2003, benefiting two current and one former executive officers, has a minimum benefit upon retirement for each participant of $75,000 and a maximum benefit of 50% of the average of the three highest years of compensation. Effective August 2005, the Corporation added two additional executive officers to the plan, with the benefit payable upon retirement for these two additional executives of $50,000. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2008 and 2007.

	2008	2007
	(In thousands)
Plan assets at fair value	$—	$—
Benefit obligation	2,072	1,676

Overfunded (underfunded) status	$(2,072)	$(1,676)

Pension liability	$(2,072)	$(1,676)

Net pension costs	$396	$356

Actuarial comparisons:

Weighted average discount rate	7.0%	7.0%
Increase in future compensation levels	3.0%	5.0%
To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2008, the cash surrender value of all bank owned life insurance policies on the participants amounted to $11.0 million. There were no supplemental retirement benefits paid by the plan during 2008.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Stock Option Plans — The Corporation currently has three active stock plans. Under the 1996 and 2000 Employee Stock Option Plans (“Employee Plans”), options for 58,564 and 66,000 shares of common stock, respectively, were available for awards to key employees. No options are presently available for grant under the 1996 and 2000 Employee Stock Option Plan, although options to purchase 52,839 shares of Corporation common stock were outstanding and unexercised as of December 31, 2008. Under the 2002 Incentive Plan, as amended, up to 46,305 shares were available for grant to directors and 341,195 shares were available for grant to employees. In December 2008, 49,750 stock options were granted under the 2002 Incentive Plan to employees with terms of 10 years. As part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 2,700 shares. At December 31, 2008, 66,479 shares were available for award to employees and 24,900 shares were available for award to directors. The shares awarded were recorded as director and employee compensation expense, respectively. The stock awards immediately vest and are valued and expensed based on the closing price of the common share price on the day of issuance. Under all plans, the exercise price of each option equals the market price of the Corporation’s common stock at the date of grant.
The Corporation recognizes compensation expense for stock options awarded over the vesting period based on the fair value of the options granted, which is determined using the Black Scholes option pricing model. The volatility assumption used in the Black Scholes formula is based on the volatility of Community Central Bank Corporation common stock, which is traded on the NASDAQ Global Market. The weighted average assumptions used in the Black Scholes model are noted in the table at the bottom of the page. The Corporation uses historic data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Corporation has estimated the fair value of the options issued in December 2008 at $1.18 per share. The options become exercisable on January 2, 2009 for 33% of the shares covered under the agreement and for an additional 33% of the shares annually thereafter. Compensation expense connected with these options will be recognized at an annual rate of $27,000 from December 2008 through January 2011 for a total of $56,000. The forfeiture rate is assumed to be 5.00% of the total compensation expense. The Corporation will recognize compensation expense evenly over the requisite service period in future years through 2011. Options issued in 2007 and 2006 had an estimated fair value of $2.43 and $3.20 per share, respectively. The Corporation recognized $57,000 in compensation expense for those options vesting after the date of adoption of SFAS 123R under the modified prospective method and with no remaining compensation expense associated with this group of options in future years since they are fully vested. No tax expense was recognized as the options were incentive stock options.

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Stock-based employee compensation expense, net of related tax effects, included in reported net income	57	31	23
The fair value of each option grant is estimated on the date of the grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	2008	2007	2006
Dividend yield or expected dividends	—	3.24%	2.06%
Risk free interest rate	2.50%	4.20%	4.80%
Expected life	10 years	10 years	10 years
Expected volatility	50.27%	34.50%	19.19%

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

	2008			2007		2006
			Weighted		Weighted		Weighted
	Number of		Average	Number of	Average	Number of	Average
	Shares		Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning of period	286,993		$9.10	330,272	$8.93	315,510	$8.56
Granted	49,750		1.89	47,500	7.59	48,300	10.76
Exercised	—		—	(56,638)	5.57	(26,647)	6.82
Forfeited	(33,268)		9.21	(34,141)	11.19	(6,891)	13.01

Outstanding, end of year	303,475	(a)	$7.91	286,993	$9.10	330,272	$8.93

The following table shows summary information about stock options outstanding at December 31, 2008:

Stock Options Outstanding				Stock Options Exercisable
		Weighted Average	Weighted		Weighted
Range of	Number	Remaining	Average Exercise	Number of	Average Exercise
Exercise Prices	of Shares	Contractual Life	Price	Shares	Price

$4.30	4,534	1.0 years	$4.30	4,534	$4.30
4.52	5,331	1.8 years	4.52	5,331	4.52
4.98	8,794	2.3 years	4.98	8,794	4.98
4.71	15,516	2.4 years	4.71	15,516	4.71
6.99 – 7.34	27,439	3.4 years	7.00	27,439	7.00
8.28	6,078	4.5 years	8.28	6,078	8.28
9.82 – 10.31	22,490	4.9 years	9.84	22,490	9.82
11.15	38,561	5.9 years	11.15	38,561	11.15
13.15	3,583	6.6 years	13.15	3,583	13.15
11.98- 13.15	41,899	6.9 years	11.98	41,899	11.98
10.76	32,000	8.0 years	10.76	6,400	10.76
7.59	47,500	8.9 years	7.59	9,500	7.59
1.89	49,750	10.0 years	1.89	—	—

	303,475		$7.91	190,125	$9.17

All share number and exercise price data have been adjusted to reflect the issuance of stock dividends.

(a)  The aggregate intrinsic value of the options outstanding and exercisable as of December 31, 2008, based on the share price of $2.30 for CCBC common stock at December 31, 2008, was $0. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $0, $152,000 and $108,000, respectively.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(14) Leases
Operating expense includes rentals on leased facilities and certain equipment in the amount of $329,000, $339,000 and $422,000 for 2008, 2007 and 2006, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2008:

Year ending December 31,	(In thousands)
2009	$254
2010	248
2011	204
2012	206
2013	211
Subsequent years	430

Total minimum rental payments	$1,553

(15) Other Operating Expense
The following is a summary of significant components of other operating expense for the periods indicated:

	2008	2007	2006
Year Ended December 31,		(In thousands)
Advertising, business development and public relations	$536	$528	$645
Data processing	728	625	549
Professional and regulatory fees	600	417	425
Legal fees	465	288	316
Director fees	281	283	316
Printing and supplies	206	172	165
Telephone	174	177	214
Other real estate owned	2,056	68	13
Loan closing	105	113	171
Impairment loss	743	—	—
Other insurance	117	127	131
Deposit insurance	410	283	41
Michigan business tax	12	128	87
Other	891	940	803

Total other operating expense	$7,324	$4,149	$3,876

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(16) Taxes on Income
The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation’s assets and liabilities. The income tax expense for the years ended December 31 consists of the following:

	2008	2007	2006
	(In thousands)
Current tax (benefit) expense	$(489)	$266	$387
Deferred tax (benefit) expense	(943)	(561)	(24)

Total income tax (benefit) expense	$(1,432)	$(295)	$363

The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31 are as follows:

	2008	2007
	(In thousands)
Deferred tax assets
Provision for loan losses	$2,321	$1,626
Depreciation	91	82
SERP Expense	705	570
Unrealized net loss on securities available for sale	136	311
NOL	1,990	24
Intangible asset amortization	74	74
Other real estate owned timing difference	540	—
AMT carryforward	73	150
Other	291	270

	$6,221	$3,107

Valuation allowance for deferred tax assets	—	—

Deferred tax liabilities
Financial instruments at fair value option	(2,820)	(411)
Original issue discount	(63)	(70)
Accretion	(27)	(35)
FHLB dividends	(104)	(104)
Net deferred loan fees	(32)	(6)
Goodwill amortization	(51)	(105)
Other	(127)	(147)

	(3,224)	(878)

Net deferred tax asset	$2,997	$2,229

Management has determined based on the weight of all available evidence that it will realize the net deferred tax asset from a history of earnings, gains generated in early 2009, future earnings and tax planning strategies. Therefore, a valuation allowance was not necessary. Both positive and negative evidence was evaluated as indicated under statement of financial accounting standards, “Accounting for Income Taxes” (SFAS 109). Management believes that the positive evidence more than outweighs the negative evidence.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The Corporation’s effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Provision at statutory federal income tax rate	$(1,135)	$146	$836
Nondeductible expenditures	45	62	43
Tax exempt municipal interest	(186)	(384)	(399)
Increase in cash surrender value of bank owned life insurance	(156)	(119)	(117)

Provision at effective federal income tax rate	$(1,432)	$(295)	$363

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
Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.
Securities, Federal Home Loan Bank stock: The fair value of the security portfolio is based on matrix pricing where similar securities are used to interpolate fair value of the subject instruments and as such is considered a level 2 valuation. The carrying value of FHLB stock approximates fair value based on their redemption provisions.
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

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Repurchase agreements: The estimated fair value of short-term borrowings is the carrying amount, since they mature the next day.
Accrued interest: Accrued interest receivable and payable are short-term in nature; therefore, their carrying amount approximates fair value.
ESOP loan: The ESOP loan floats at prime rate; therefore, its carrying amount approximates fair value.
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
The recorded carrying amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
		(In thousands)
Financial Assets:
Cash and cash equivalents	$16,162	$16,162	$9,183	$9,183
Trading securities (a)	17,463	17,463	20,115	20,115
Securities	78,067	78,046	67,786	67,783
FHLB stock	5,877	5,877	5,527	5,527
Residential mortgages held for sale	3,302	3,302	4,848	4,848
Loans, net of allowance	399,802	416,903	383,509	394,431
Accrued interest receivable	2,479	2,479	2,535	2,535
Interest rate swap	3,538	3,538	668	668

Financial Liabilities:
Demand and savings deposits	80,908	80,908	94,440	94,440
Time deposits	276,468	286,145	234,195	237,614
Repurchase agreements	39,394	39,394	32,659	32,659
Federal Home Loan Bank advances	108,200	111,738	104,495	102,558
Accrued interest payable	1,050	1,050	1,018	1,018
ESOP loan	—	—	36	36
Subordinated debentures (a)	12,757	12,757	17,597	17,597
Interest rate swap	958	958	541	541

(a)	Carried at fair value under SFAS 159, “The Fair Value Option for Financial Assets and Liabilities” for the entire category.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(18) Off-Balance Sheet Risk
The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business, to meet financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized on the balance sheet.
Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of customers. The Corporation also has legally binding commitments to extend credit in the form of loans that have been approved but not yet closed. These funds are normally disbursed unless the customer fails to comply with closing requirements.
Standby letters of credit are issued in connection with agreements between customers and a third party. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation after the letter of credit is enforced.
A summary of commitments not recorded on the balance sheet at December 31 is as follows:

	2008	2007
	(In thousands)
Unused home equity lines of credit	$9,819	$9,293
Unused credit card lines	1,890	1,701
Unused portion of construction lines of credit	7,756	16,463
Unused portion of all other credit lines	49,652	52,950
Standby letters of credit	1,015	1,047

Total outstanding commitments	$70,132	$81,454

(19) Restrictions on Dividends, Loans and Advances
Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. At December 31, 2008, the Bank’s retained earnings available for the payment of dividends totaled $6.2 million. The Bank is prohibited from paying dividends if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards. At December 31, 2008, $35.6 million of the Corporation’s investment in the Bank was restricted. Loans and advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank’s stock and surplus. Accordingly, at December 31, 2008, Bank funds available for loans or advances to the Corporation amounted to $3.6 million.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(20) Parent-only Financial Statements
The following condensed financial information presents the financial condition of Community Central Bank Corporation, the Parent Holding Company, (the “Parent”) only, along with the results of its operations and its cash flow. The Parent has recorded its investment in the Bank and Community Central Capital Trust II at cost, plus the undistributed surplus of the Bank since it was formed. The Parent recognizes undistributed income of the Bank as noninterest income, and undistributed losses as noninterest expense. The Parent-only financial information should be read in conjunction with the Corporation’s consolidated financial statements.
Parent-only Balance Sheet

	December 31,
	2008	2007
	(In thousands)
Assets

Cash	$3,523	$5,764
Accrued interest receivable	32	—
Investment in subsidiary	41,773	43,929
Investment in unconsolidated subsidiary	557	557
Other assets	2,004	1,257

Total Assets	$47,889	$51,507

Liabilities and Stockholders’ Equity

Due to subsidiary/Other liabilities	$738	$682
Subordinated debentures	12,757	17,597

Total Liabilities	13,495	18,279

Preferred stock	3,050	—
Common stock	32,125	32,071
Retained earnings	(516)	1,797
Unearned employee benefit	—	(36)
Accumulated other comprehensive income	(265)	(604)

Total Stockholders’ Equity	34,394	33,228

Total Liabilities and Stockholders’ Equity	$47,889	$51,507

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Parent-only Statement of Operations

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Operating Income

Interest income	$84	$391	$76

Other income	10	—	—

Dividend from subsidiary	250	1,400	1,400

Total Interest and Dividend Income	344	1,791	1,476

Interest Expense
Subordinated debentures	905	1,621	929

Net interest (loss) income	(561)	170	547

Change in fair value under SFAS 159	7,710	1,811	—

Other expense	721	865	932

Total Operating Expense	721	865	932

Income (Loss) Before Taxes and Undistributed Income of Subsidiary	6,428	1,116	(385)

Income tax expense (benefit)	2,123	(83)	(597)

Income Before Share in Undistributed Income of Subsidiary	4,305	1,199	212

Share of undistributed (loss) income of subsidiary	(6,267)	(475)	1,884

Net Income (Loss)	$(1,962)	$724	$2,096

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Parent-only Statement of Cash Flow

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Operating Activities
Net income (loss)	$(1,962)	$724	$2,096
Adjustments to reconcile net income to net cash flow from operating activities
Net gain on instruments at fair value	(7,710)	(1,811)	—
Undistributed income of subsidiary	6,267	475	(1,884)
Decrease (increase) in other assets	(779)	(456)	(18)
Increase (decrease) in other liabilities	58	125	239
Other operating adjustments	2,926	612	—

Net Cash (Used in) Provided by Operating Activities	(1,200)	(331)	433

Investing Activities
Capital contribution to subsidiaries	(3,750)	(133)	63

Net Cash Provided by (Used in) Investing Activities	(3,750)	(133)	63

Financing Activities
Stock options exercised/awards	17	341	252
Issuance of preferred shares	3,050	—	—
Issuance and redemption of subordinated debentures	—	8,247	—
Cash dividend paid	(351)	(932)	(918)
Repurchase of stock	(7)	(3,400)	(351)

Net Cash (Used in) Provided by Financing Activities	2,709	4,256	(1,017)

(Decrease) Increase in Cash	(2,241)	3,792	(521)
Cash at the Beginning of the Period	5,764	1,972	2,493

Cash at the End of the Period	$3,523	$5,764	$1,972

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(21) Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). The statement permitted an entity to immediately elect the fair value option for existing eligible items. While not required to adopt the new standard until 2008, the Corporation elected to adopt it in the first quarter of 2007. The Corporation was also required to simultaneously adopt all the requirements under SFAS 157, “Fair Value Measurements.” As a result of the Corporation’s adoptions, certain financial instruments were valued at fair value using the fair value option.
The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Additionally, from time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
Fair Value Hierarchy
Under SFAS 157, the Corporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation contains unobservable input(s) and is used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity. Level 3 instruments typically include, in addition to unobservable or Level 3 components, observable components.
Management has elected the fair value option for the following reasons for each of the eligible items or group of similar eligible items.
Investment Securities and FHLB Advances:
The election of SFAS 159 and SFAS 157 treatment for existing eligible investment securities was based on multiple factors which included the desire to utilize the Federal Home Loan Bank (“FHLB”) advance portfolio to offset volatility with the investment portfolio. Approximately $27.0 million of investment securities were originally selected for early adoption of SFAS 159 based primarily on the relatively short overall duration of the selected instruments. The overall effective duration of the instruments was 1.8 years based on current market interest rates. Many of the instruments have early call provisions, which based on current interest rate expectations have a high degree of probability to be called. Some instruments have been pre-refunded with certainty of maturity expected. The investments selected are primarily comprised of agency debentures and short-term callable bank qualified tax exempt municipal bonds. The selected securities are categorized under trading portfolio status. Management believes that it has more options of balance sheet management under the fair value option, including the management of volatility caused by the embedded options within these instruments. The short overall duration of the selected instruments, coupled with the utilization of FHLB advances as an attempt to hedge the risk, should mitigate large swings in fair values that will be recorded in the income statement as part of adoption of SFAS 159 and SFAS 157. Management cannot predict future interest rates and is reliant on forecasts and models to make decisions regarding interest rate and fair value risk.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The election of SFAS 159 treatment for the selected FHLB advances was based on management’s choice to provide a natural hedge against the securities selected under SFAS 159. The FHLB advances were selected for the fair value option based on the maturity ranges within the FHLB portfolio of advances. All maturities within 18 months from the early adoption date of January 1, 2007 were selected regardless of the instruments’ interest rates. The selected FHLB advances had a net unrealized gain position as of January 1, 2007 and March 31, 2007 and were selected solely as a natural balance sheet hedge for the investment portfolio elected under SFAS 159. The decrease in the unrealized loss position of the selected investments and the income recognized under SFAS 159 for the first three months of 2007 was completely offset by a corresponding decrease in unrealized gains within the selected FHLB advances. In the second quarter of 2007, management reviewed the selected instruments, the changes in overall market interest rates, the treasury yield curve and the structure of the embedded call options of the investments. Management felt that FHLB advances alone would not accurately hedge the investments. In May 2007, the Corporation acquired an interest rate swap to better hedge the fair value of the portfolio. The notional value of the interest rate swap was $18.0 million for a duration of three years, which approximated the overall duration of the trading portfolio under SFAS 159. Under the interest rate swap, the bank receives the three month Libor rate and pays a fixed rate of 5.275%, which is the average weighted yield of the hedged portfolio at the inception of the interest rate swap. During the fourth quarter of 2007, the Corporation restructured many of the instruments originally selected during the early adoption of SFAS 159. The resulting portfolio better matched the Corporation’s asset liability position. Additionally, should management and the ALCO committee believe other balance sheet strategies will better position the Bank and Corporation, other transactions could be considered, including the sale of investments classified under trading status. Management did not extinguish any FHLB advances before stated maturity. At June 30, 2008, all FHLB advances selected for SFAS 159 accounting treatment had matured.
Subordinated Debentures:
Management elected the fair value option for the subordinated debenture. Management considers the subordinated debenture a critical component for future growth and wishes to utilize interest rate swaps to hedge the risk of this longer term liability. Management elected SFAS 159 accounting treatment for interest rate swaps because it was less complex than alternative methods and therefore suitable for a community bank with limited resources. Management has elected the fair value option on the subordinated debenture which was issued on February 13, 2007 for $18.6 million. Additionally, an interest rate swap for a like kind notional value was secured, in part, to reduce any volatility associated with the recognition of the fair value option under SFAS 159. Under the interest rate swap the Corporation has agreed to receive a fixed rate of 6.71% and pay Libor plus 170 basis points. The debenture carries an interest rate fixed for 10 years at 6.71%, and was originally based on a ten year treasury interest rate swap of 5.06%, plus 165 basis points and was prior to the settlement of the interest rate swap hedging market fluctuations.
Management has the intent to utilize the fair value option on selected financial assets and liabilities on a go forward basis.
The valuations of the instruments measured under SFAS 157, “Fair Value Measurement,” for 2007 were measured under a market approach using matrix pricing investment for investment securities and the income approach using observable data for the liabilities reported under SFAS 159, “Fair Value Option.” The inputs were observable for the asset and liability yields on commonly quoted intervals based on similar assets and liabilities for level 2 instruments. Community Central Bank Corporation does not have a credit rating through any major credit research credit rating facilities. The Trust Preferred Market from which a basis for pricing on the subordinated debenture is arrived at is reflective of changes in the commercial banking environment. The pricing of the subordinated debenture is considered by management to be reflective of the current assessments as to the market for fixed rate trust preferred and subordinated debentures of similar duration. During several quarterly periods, the Trust Preferred Market reflected only a small base of participants in the market place. The disarray in the credit markets contributed to the lack of market transactions in this financial instrument. A determination was made, based upon the significance of unobservable parameters as of December 31, 2008 to the overall fair value measurement, to continue to report the subordinated debentures under level 3 significant unobservable inputs. In addition to the unobservable components, or level 3 components, observable components that can be validated to external sources are part of the validation methodology.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
In 2008 the net change in the fair value of financial assets and liabilities, as measured under “The Fair Value Option” under Statement of Financial Accounting Standards (SFAS) 159, was $7.5 million on a pretax basis or $5.0 million after tax. This net gain from fair value reporting under SFAS 159 was primarily attributable to the change in fair value on the Corporation’s subordinated debenture and interest rate swap. Since the issuance of SFAS 159, the dramatic and historic widening of market credit spreads experienced for trust preferred security/ subordinated debenture issuances has continued to favorably impact the fair value measurement of the Corporation’s subordinated debenture through December 31, 2008. The Corporation hedges and protects itself from changes in interest rates with an interest rate swap. The hedge does not cover changes in credit spreads which typically occur over longer time periods. Changes in market conditions are not predictable and changes in credit spreads will cause changes in the fair value of this instrument and a possible loss in income. During 2008, the interest rate swap had a net favorable increase of $2.9 million in fair market value as measured under Statement of Financial Accounting Standards (SFAS) 159. The interest rate swap was intended from inception to hedge the Corporation’s subordinated debenture issuance which is also measured under SFAS 159. In the first quarter of 2009, the Corporation elected to unwind the interest rate swap position with the counterparty which resulted in realizing $3.3 million, representing substantially all of the unrealized swap gains that had been recorded as noninterest income, under SFAS 159 through December 31, 2008. This election was based on management’s determination that the interest rate swap would no longer provide a benefit to the Corporation.
The table below contains the fair value measurement at December 31, 2008 using the identified valuations and the changes in fair value for the twelve month period ended December 31, 2008.

				Changes in fair value
				for twelve months
				ended December 31,
				2008 measured at fair
				value pursuant to
		Fair Value Measurement at		election of the fair
		December 31, 2008		value options

	Fair Value	Significant Other	Significant	Other Gains or Losses
	Measurements	Observable	Unobservable	in noninterest income
		Inputs	Inputs	pretax income

Description	12/31/2008	(Level 2)	(Level 3)
		(In thousands of dollars)
Trading Securities	$17,463	$17,463	$—	$262
Securities available for sale	76,552	76,552	—	—
Interest rate swap hedging securities	(958)	(958)	—	(417)
Federal Home Loan Bank Advances	—	—	—	(14)
Subordinated Debentures	12,757	—	12,757	4,840
Interest rate swap hedging subordinated debentures	3,538	3,538	—	2,870

				$7,541

Interest income and interest expense of the respective financial instruments have been recorded in the consolidated statement of income based on the category of financial instrument.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Changes in level 3 recurring fair value measurements
The table below includes a roll forward of the balance sheet amounts for the twelve month period ended December 31, 2008 (including the change in fair value), for financial instruments classified by the Corporation within level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within level 3, the determination is based upon the significance of the unobservable parameters to the overall fair value measurement. However, level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is, components that can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Also, the Corporation attempts to risk manage the observable components of level 3 financial instruments using derivative positions that are classified within level 2 of the valuation hierarchy; as these level 2 risk management instruments are not included below, the gains or losses in the table do not reflect the effect of the Corporation’s risk management activities related to such level 3 instruments.

Fair value measurements using significant unobservable inputs
(In thousands)
Changes in
unrealized
gains / (losses)
		Total realized /	Purchases	Transfers		related to financial
For the year ended	Fair Value	unrealized	issuances	in and / or	Fair Value	instruments held at
December 31, 2008	January 1, 2008	gains / (losses)	settlements, net	out of Level 3	December 31, 2008	December 31, 2008

Subordinated Debentures	$17,597	$4,840	—	—	$12,757	$4,840
Assets Measured at Fair Value on a Nonrecurring Basis
Impaired Loans
The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan.” The fair value of impaired loans is estimated using primarily collateral value. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. The fair value of the collateral is based on an observable market price, current appraised value and management’s estimates of collateral and other market conditions. Due to the lack of market transactions, volatility in pricing and other factors, some of which may be unobservable, the Corporation recorded the impaired loans as nonrecurring level 3.
Other Real Estate Owned
Other real estate owned assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of the collateral is based on an observable market price, a current appraised value, or management’s estimates. Due to the lack of transactions, volatility in pricing and other factors, some of which may be unobservable, the Corporation recorded other real estate owned as nonrecurring level 3.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table presents assets measured at fair value on a nonrecurring basis at December 31, 2008.

		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable	Total Losses for
	Balance at	Assets	Inputs	Inputs	the year ended
Assets	December 31, 2008	(Level 1)	(Level 2)	(Level 3)	December 31, 2008
(In thousands)
Impaired loans accounted for under FAS 114	$17,936	—	—	$17,936	$4,509

Other real estate owned	2,913	—	—	2,913	1,075

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
FORWARD LOOKING STATEMENTS
This report contains forward-looking statements throughout this document, as well as in other public filings we make with the SEC, that are subject to risks and uncertainties. These forward-looking statements are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. Words such as anticipates, believes, estimates, expects, forecasts, intends, is likely, plans, projects, variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation to update, amend, or clarify forward looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Deposit Insurance Corporation, Michigan Office of Financial and Insurance Services or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Corporation’s reports filed with the Securities and Exchange Commission.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
EXECUTIVE SUMMARY
Community Central Bank Corporation is the holding company for Community Central Bank (the “Bank”) in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, St. Clair and Wayne counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank. The Corporation’s common shares trade on The NASDAQ Global Market under the symbol “CCBD.”
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
The results of our operations have been negatively affected by local and national economic conditions. The largest geographic segment of our customer base is in Macomb County, Michigan. The economic base of the County continues to diversify from the automotive service sector, although the impact of the restructuring of the American automobile companies has a direct impact on southeastern Michigan. A slowdown in the local and statewide economy has produced increased financial strain on segments of the Bank’s customer base. The Bank has experienced increased delinquency levels and losses in its loan portfolio, and in particular with builder / developer loans. Further downturns in the local economy may affect the demand for commercial loans and related small to medium business related products. This could have a significant impact on how the Corporation deploys earning assets. The competitive environment among other financial institutions and financial service providers and the Bank in the Macomb, Oakland, Wayne and St. Clair counties of Michigan may affect the pricing levels of various deposit products. The impact of competitive rates on deposit products may increase the relative cost of funds for the Corporation and thus negatively impact net interest income.
The Corporation recorded a $9.5 million provision for credit losses in 2008, based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Total nonperforming assets (which include nonaccruing loans, accruing loans 90 days or more past due, troubled debt restructured loans and foreclosed assets) as a percentage of total assets was 5.33% at December 31, 2008, compared to 3.61% at December 31, 2007. The increase in nonperforming assets from December 31, 2007 to December 31, 2008 was primarily attributable to an increase in restructured loans. It should be noted that of the $8.2 million in loans reported as Restructured Troubled Debt, $5.0 million were contractually current at December 31, 2008, and represent 61% of that classification. Nonaccruing loans as a percentage of total loans decreased slightly to 4.32% at December 31, 2008, from 4.35% for the prior year end as a result of loan charge-offs discussed below. The allowance for loan losses at December 31, 2008, was $7.3 million, or 1.80% of total loans and 28.36% of nonperforming loans (which includes nonaccruing loans, accruing loans 90 days or more past due and troubled debt restructured loans) versus $6.4 million, or 1.64% of total loans and 35.70% of nonperforming loans at December 31, 2007.
Net loan charge-offs on an annualized basis totaled 217 basis points for 2008 versus 27 basis points for 2007. Total year to date net loan charge-offs were $8.6 million in 2008 versus $1.0 million in 2007. Approximately $6.0 million or 70% of net loan charge-offs, were on builder / developer loans and reflect our local market conditions.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The Corporation continues to see competitive deposit rates offered from local financial institutions within the geographic proximity of the Bank which could have the effect of increasing the cost of funds to a level higher than management projects. The Corporation continues to utilize wholesale forms of funding earning assets through the FHLB and brokered certificates of deposit to balance both interest rate risk and the overall cost of funds. Brokered and Internet certificates of deposit are based on a nationwide interest rate structure, typically at what is considered to be a premium interest rate. The local competition for certificates of deposit products has intensified and the Bank has found this type of wholesale funding to often effectively compete with the rates offered for similar term retail certificates of deposit products of local community and regional banks.
A business plan objective has been the diversification of revenue from interest income. The Wealth and Trust divisions have been providing an increased source of fee income for the Corporation. In 2007, the Mortgage Company subsidiary restructured operations to commensurate with the level of overhead. In 2008, the Mortgage Company continued to focus on streamlining operations and providing incremental income to the Bank. The addition of a new branch location in Grosse Pointe Woods, Michigan, which opened in June 2008, represented the second branch location in this upscale market of southeastern Michigan. We continue to focus on strategies to increase our market share of core deposits.
During 2008, the Corporation established a newly authorized series of preferred stock designated as Series A Noncumulative Convertible Perpetual Preferred Stock. The number of authorized shares of Series A Preferred Stock is 7,000. On December 31, 2008, the Corporation completed the sale of 3,050 shares of Series A Preferred Stock to investors at a purchase price of $1,000 per share, for an aggregate offering price of $3,050,000. The Series A Preferred Stock can be converted into common stock of the Corporation at any time by the holders, or by the Corporation in certain circumstances, at an initial conversion price of $10.00 per share of common stock. Dividends on the Series A Preferred Stock are payable quarterly in arrears, if declared by the Corporation’s Board of Directors, at a rate of 12.00% per year on the liquidation preference of $1,000 per share. Dividends on the Series A Preferred Stock are noncumulative.
The additional capital raised from the Series A Preferred Stock offering supplements the Corporation’s existing capital base and allows it to continue its lending operations. The capital also provides an additional source for the Corporation’s subsidiary bank should it require additional capital.
As of December 31, 2008, the Bank and Corporation are both “well-capitalized”.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Selected Financial Information
The following table sets forth the Selected Consolidated Financial Statements for the period reported.
Selected Financial Condition Data

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Total assets	$556,950	$520,305	$505,028	$462,012	$391,538
Trading securities at fair value option	17,463	20,115	—	—	—
Securities available for sale	76,552	66,809	80,916	84,177	51,425
Securities held to maturity	1,515	977	1,017	1,094	1,161
Gross loans	407,117	389,912	367,282	334,951	305,439
Allowance for credit losses	7,315	6,403	3,815	3,580	3,377

Total deposits	357,376	328,635	355,856	314,373	278,856
FHLB advances	108,200	104,495	83,528	86,545	63,360
Repurchase agreements	39,394	32,659	15,688	13,184	11,492
Subordinated debentures	12,757	17,597	10,310	10,310	10,310
Total stockholders’ equity	34,394	33,228	36,665	35,532	25,591
Summary of Operations

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Interest income	$30,422	$32,925	$31,475	$24,230	$19,725
Interest expense	19,047	20,735	18,892	11,555	7,936

Net interest income	11,375	12,190	12,583	12,675	11,789
Provision for credit losses	9,502	3,600	550	100	2,000
Non-interest income	11,451	5,692	4,935	4,809	6,546
Non-interest expense	16,718	13,853	14,509	13,132	13,346

Income (loss) before taxes	(3,394)	429	2,459	4,252	2,989

Provision for income tax (benefit) expense	(1,432)	(295)	363	1,179	782

Net income (loss)	$(1,962)	$724	$2,096	$3,073	$2,207

Per share data:*
Basic earnings	$(0.53)	$0.19	$0.52	$0.80	$0.68
Diluted earnings	$(0.53)	$0.19	$0.51	$0.78	$0.66
Dividend declared	$0.10	$0.24	$0.24	$0.21	$0.20

*	Per share data has been retroactively adjusted to reflect the issuance of stock dividends.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Selected Financial Ratios

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
Nonperforming assets as a percentage of total assets	5.33%	3.61%	0.96%	0.74%	0.37%
Nonperforming loans as a percentage of total loans	6.33%	4.60%	1.29%	0.99%	0.25%
Allowance for credit losses as a percentage of total loans	1.80%	1.64%	1.04%	1.07%	1.11%
Allowance for credit losses as a percentage of nonperforming loans	28.36%	35.70%	80.66%	108.09%	435.74%

Return on average assets	(0.36%)	0.14%	0.42%	0.72%	0.57%
Return on average equity	(5.85%)	2.06%	5.82%	9.43%	8.98%
Net interest margin	2.30%	2.68%	2.83%	3.23%	3.31%
Dividend payout ratio	(17.89%)	128.59%	43.80%	24.15%	25.87%
Average equity to average assets	6.18%	6.86%	7.25%	7.61%	6.34%
Application of Critical Accounting Policies
Allowance for Credit Losses: The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, on an individual basis for impairment under SFAS 114. The level and allocation of the allowance is determined primarily on management’s evaluation of collateral value, less the cost of disposal, for loans reviewed in this category. The remainder of the total loan portfolio is segmented into homogeneous loan pools with similar risk characteristics for evaluation under SFAS 5. The Corporation uses factors such as, historical portfolio losses, national and local economic trends and levels of delinquency to determine the appropriate level and allocation of the allowance for loans in this grouping. The Corporation’s policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses.
Inherent risks and uncertainties related to determination of adequacy of the allowance for credit losses require management to depend on estimates, appraisals and evaluations of loans to prepare the analysis. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management’s assumptions and estimates, the allowance for credit losses may not be sufficient to absorb all future losses and net income could be significantly impacted.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Assets
At December 31, 2008, the Corporation’s total assets were $557.0 million, an increase of $36.6 million or 7.03%, from December 31, 2007. The largest segment of asset growth for the year ended December 31, 2008 occurred in the loan portfolio, which increased $17.2 million. Cash and cash equivalents increased $7.0 million with a $4.0 million increase occurring in Federal funds sold. Trading securities decreased $2.6 million in 2008 primarily from the call of an agency security. Securities available for sale of $76.6 million increased $9.7 million from purchases of government guaranteed securities.
Commercial real estate loans increased $20.1 million in 2008, or 7.60%, over 2007. The growth in the commercial real estate portfolio is consistent with the Corporation’s commercial lending focus. The Corporation believes that the staff of seasoned commercial lenders and referrals from the board of directors actively involved in the local business community has contributed to the growth of the commercial real estate portfolio. The primary collateral on these loans is commercial real estate, although other forms of collateral are also used to secure the loans. We also typically obtain the personal guarantees of the borrowers. Commercial and industrial loans at December 31, 2008 totaled $38.7 million, an increase of $5.7 million or 17.2%, over the year ended December 31, 2007. Commercial and industrial loans as a percentage of total loans comprised 9.5% at December 31, 2008, an increase from 8.5% of total loans at December 31, 2007. The Corporation has historically had a lower percentage of commercial and industrial type loans compared to commercial real estate loans as it concentrates its level of lending expertise in the commercial real estate sector. A continued downturn in the local economy may affect the Corporation’s ability to grow the commercial lending portfolio given the capital requirements of this type of lending and the ability to secure credit worthy borrowers in a depressed economic environment.
The residential mortgage loan portfolio totaled $54.4 million at December 31, 2008, a decrease of $6.4 million or 10.5%, from 2007. The Corporation continues to sell the residential mortgage loans it originates as the yields available from these loans is relatively lower in comparison to the commercial base. The Corporation does retain the servicing, allowing the Corporation to retain customers and the related deposit base, coupled with other banking products. Adjustable rate loans represented $40.3 million, or 74.1%, of the total residential mortgage loan portfolio at December 31, 2008. Residential mortgage loans are made principally as an accommodation to our business banking customers. Adjustable rate residential mortgage loans are held in the loan portfolio while longer duration, 15 year and 30 year fixed residential loans are typically sold to manage the Corporation’s interest rate risk profile. The residential ARM loans reprice typically at 400 basis points over the one year Treasury rate. The home equity lines of credit (“HELOC”) totaled $21.2 million, or 5.2% of total loans, at December 31, 2008, an increase of $324,000 from 2007. This portfolio product is tied to The Wall Street Journal prime interest rate. These loans are fully secured by real estate and are currently originated with loan to values (including all prior liens) up to 80% of the current appraised value of the real estate. The Corporation has significantly curtailed lending in this segment of the loan portfolio due to the dramatic decline in real estate collateral values in southeastern Michigan and nationwide.
Consumer loans (excluding HELOCs and credit card loans) totaled $7.1 million at December 31, 2008, a decrease of $2.6 million from December 31, 2007, as management intentionally sought to reduce the Corporation’s exposure in this portfolio. The largest portion of the consumer loan portfolio is comprised of boat loans. The Corporation’s geographic proximity to Lake St. Clair and the lending experience in this area have contributed to this segment of the portfolio. In 2005, the Corporation offered less competitive interest rates on boat loans to reduce potential credit exposure in the area. The current downturn in the local economy has adversely affected the ability of borrowers to repay the outstanding loans. At December 31, 2008, boat loans comprised approximately $6.0 million, or 84.0%, of the consumer loan portfolio and 1.5% of total loans compared to $8.5 million, or 87.6%, of the consumer portfolio and 2.2% of total loans at December 31, 2007.
Credit card loans at December 31, 2008 totaled $846,000 compared to $729,000 at December 31, 2007. The Corporation continues to book credit card loans as a customer accommodation and does not actively market this product. The growth in this specific part of the portfolio is directly linked to commercial loan growth.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Mortgage loans held for sale totaled $3.3 million at December 31, 2008 compared to $4.8 million at December 31, 2007. The mortgage loans were originated by the Bank’s mortgage subsidiary. The decrease in total mortgages held for sale at December 31, 2008 compared to December 31, 2007 was attributable to lower volumes of mortgage loan originations and reflects a slowdown in regional and national refinance activity as well as fewer home purchases in southeastern Michigan. Loans closed generally remain in loans held for sale for less than 30 days in duration. Loans are normally committed for sale before funding takes place.
The investment security portfolio totaled $95.5 million at December 31, 2008, compared to $87.8 million at December 31, 2007, and was comprised of securities held as available for sale, held to maturity and held as trading.
Total securities available for sale increased $9.7 million from December 31, 2007 to $76.6 million at December 31, 2008, primarily from the purchase of U.S. Agency mortgage backed securities. At December 31, 2008, the available for sale portfolio had net unrealized losses of $401,000, or approximately 0.5%, of the aggregate portfolio. As of December 31, 2008, the available for sale portfolio comprised $12.0 million in U.S. Agency debentures, $52.3 million in U.S. Agency mortgage backed securities, including collateralized mortgage obligations, $11.6 million in bank qualified tax exempt municipal bonds and $500,000 in a CRA fund invested in mortgage backed obligations. U.S. Agencies are primarily pledged against repurchase agreements and advances from the Federal Home Loan Bank of Indianapolis. The Corporation had less than half of one percent of the portfolio invested in corporate instruments at December 31, 2008. The largest net change in securities categories between 2008 and 2007 occurred in the U.S. Agency debenture and mortgage backed securities portfolios that increased $26.8 million in total during 2008. This increase was partially offset by the reduction in the municipal bond portfolio, which decreased $17.2 million as a result of sales which were intended to reduce the exposure. The Corporation increased U.S Government mortgage backed securities primarily in Ginnie Mae (GNMA) mortgage backed instruments. These securities are guaranteed by the full faith and credit of the U.S. Government. Unrealized losses have not been recognized into income, except for those securities classified as trading under the SFAS 159 fair value option, because the issuers’ bonds are of high credit quality. The Corporation has the intent and ability to hold the securities classified under available for sale for the foreseeable future and declines in the fair value are primarily due to increased market interest rates.
The trading portfolio totaled $17.5 million as of December 31, 2008. The average effective duration of the trading portfolio as of December 31, 2008 was approximately 1.0 year and an average life of 1.26 years, with a weighted average coupon rate of 4.89%. Management decided to classify the original securities at January 1, 2007, under SFAS 159 because of the characteristics of the instruments, which included the optionality and the ability of the Corporation to hedge the instruments utilizing above market value Federal Home Loan Bank advances. Furthermore, in adopting SFAS 159, the Corporation was able to utilize the fair value option on off balance sheet hedges and account for the hedges in a manner which is less complex than was previously available under GAAP. Other reasons influencing management’s decision to classify the selected instruments under SFAS 159 include overall ALCO strategies and the shape of the treasury yield curve and management expectations on short-term interest rates. The trading portfolio as of December 31, 2008 comprised $11.6 million of U.S. Agency debentures with an effective duration of 1.2 years and $5.9 million in U.S. Agency collateralized mortgage obligations (CMO’s) with an effective duration of .67 years. All of the CMO’s held in the trading portfolio pass the FFIEC stress test with relatively short average lives under differing rate scenarios.
In May 2007, the Corporation acquired an interest rate swap to better hedge the fair value of the trading portfolio. The notional value of the interest rate swap was $18.0 million for a duration of three years, which approximated the overall duration of the trading portfolio under SFAS 159. Under the interest rate swap the bank receives the three month Libor rate and pays a fixed rate of 5.275%, which is the average weighted yield of the hedged portfolio at the inception of the interest rate swap. The interest rate swap is accounted for under the “Fair Value Option for Financial Assets and Liabilities” (SFAS 159) and therefore no formal hedge accounting under SFAS 133 is applicable. The Corporation is currently reviewing the structure of the hedge and is considering restructuring a portion of the trading portfolio to better provide protection in a falling short-term rate environment and provide protection to a lesser extent in a rising rate environment.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The downturn in local economic conditions has led to an increase in delinquency and foreclosure activity in our market area, as it has nationwide. Nonaccrual loans in the category of commercial real estate totaled $12.6 million at December 31, 2008, and decreased $1.8 million from December 31, 2007. The decrease in nonaccruing commercial real estate loans was aided by net charge-offs of $6.9 million, with $6.1 million comprised of builder / developer loans. Commercial and industrial nonaccrual loans totaled $96,000 at December 31, 2008, and decreased $50,000 from December 31, 2007. Nonaccrual residential real estate loans totaled $3.6 million at December 31, 2008, which was an increase of $1.5 million compared to December 31, 2007. Nonaccruing home equity lines of credit totaled $760,000 at December 31, 2008 compared to $354,000 at December 31, 2007. The total nonaccruing consumer loans of $571,000 increased dramatically from the $30,000 recorded at December 31, 2007, and is primarily attributable to delinquent boat loans in the portfolio. The Corporation experienced worsening delinquencies and higher levels of repossession with boat loans as evidenced by $976,000 in boat collateral repossessed and owned by the Corporation at December 31, 2008. This is in contrast to December 31, 2007, when the Corporation had no repossessed boats. The Corporation’s nonperforming assets to total assets increased to 5.33% at December 31, 2008 compared to 3.61% at December 31, 2007, primarily as the result of the addition of troubled debt restructured loans which represented $8.2 million, or 75%, of the increase. Loans classified as troubled restructured debt involve forgiving a portion of interest or principal, making loans at materially less than market rates or terms or conditions not normally given to customers. The Corporation continues to carefully monitor the performance of all of its loans. The allowance for loan losses compared to total loans at December 31, 2008 was 1.80% and the allowance for loan losses to nonperforming loans at that date was 28.36%.
For additional information on our nonperforming assets, see nonperforming assets under Note 5 of the Notes to Consolidated Financial Statements.
All loans are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. Any exceptions to automatic nonaccrual status at 90 days must be approved in writing by the Senior Loan Officer and the Chief Financial Officer. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid, when it otherwise becomes well secured and in the process of collection. A debt is “well-secured” if it is secured (1) by collateral in the form of liens on or pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt (including accrued interest) in full, or (2) by the guaranty of a financially responsible party. A debt is “in the process of collection” if collection of the debt is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future, generally within the next 90 days.
The allowance for credit losses as a percentage of total loans was 1.80% at December 31, 2008 versus 1.64% at December 31, 2007. The large increase in the reserve percentage was primarily attributable to an increase in impaired loans with collateral deficiency. Management evaluates the condition of the loan portfolio on a quarterly basis to determine the adequacy of the allowance for credit losses. Management’s evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Net loan charge-offs to average loans for the year ended December 31, 2008 totaled 2.17%, compared to 0.27% for the year ended December 31, 2007. Total loan charge-offs for 2008 were $8.6 million, compared with $1.0 million in loan charge-offs in 2007. Total recoveries in 2008 were $280,000 compared with total recoveries of $88,000 in 2007. The largest increase in charge-offs occurred in the commercial real estate loan areas which totaled $6.9 million or an increase over 2007 of $6.6 million. This increase was attributable to charge-offs of $6.1 million in builder / developer loans. All areas of the loan portfolio experienced higher levels of net loan charge-offs compared to 2007. The consumer loan portfolio, which is comprised primarily of boat loans experienced the largest percentage of net charge-offs totaling 9.40%. The increase is attributable to the worsening economic conditions in southeastern Michigan.
At December 31, 2008, the specific allowance for the commercial real estate portfolio was $4.2 million, which was slightly below the specific allowance of $4.4 million at December 31, 2007. Net loan charge-offs in the commercial real estate portfolio were $6.8 million during 2008. The large level of charge-offs was attributable to builder / developer loans with losses directly connected to the collateral value of undeveloped land. The reserve level for commercial real estate reflected lower levels of specific impairment due to the level of loan charge-offs. The specific reserve level for the commercial and industrial portfolio of $936,000 was attributable to several loans in which underlying collateral values had decreased. Residential real estate loans, home equity lines of credit, consumer loans and credit card loans all had higher levels of specific reserves at December 31, 2008 than the previous year end. Again, this increase was attributable to the worsening economic conditions in southeastern Michigan and known impairment in the portfolio. The allowance for credit losses increased $912,000 in 2008 to $7.3 million. The changes in reserve allocations between the types of loans were the result of changes in impairment as defined under SFAS 114 and under SFAS 5. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, on an individual basis for impairment under SFAS 114.
The level of allocation of the allowance is determined primarily on management’s evaluation of collateral value, less the cost of disposal, for the loans reviewed in this category. The remainder of the loan portfolio is segmented into loan pools with similar risk characteristics for evaluation under SFAS 5.
The primary risk element considered by management regarding each consumer and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor’s rights in order to preserve the Bank’s position. The primary risk elements concerning commercial and industrial loans and commercial real estate loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews existence of collateral and its value.
At December 31, 2008, loans totaling $14.4 million comprising primarily commercial real estate loans, were not included in the non-performing asset table contained in Note 5 of the Notes to Consolidated Financial Statements where the known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.
Although management believes that the allowance for credit losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for credit losses. It must be understood that inherent risks and uncertainties related to the operation of a financial institution require management to depend on estimates, appraisals and evaluations of loans to prepare the Corporation’s financial statements. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management’s assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses and net income could be significantly impacted.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Liabilities
During the year ended December 31, 2008, total deposits increased $28.7 million to $357.4 million. The increase in deposits was attributable to an increase in noninterest bearing demand deposit accounts of $2.5 million and time deposits of $42.3 million. The increase was offset by declines in money market savings of $14.1 million as depositors sought higher yielding instruments. The majority of the decrease in money market accounts was related to indexed money market deposit accounts which are tied to the six month Treasury bill. The increase in time deposits was attributable to increases from the Bank’s own customer base of $29.0 million and increases in brokered time deposits totaling $40.7 million. These increases were partially offset by decreases in municipal time deposit balances of $27.4 million. The municipalities had universally decreased the level of time deposits with small community banks in southeastern Michigan to seek larger institutions during the turbulent banking and economic environment that has marked 2008. Brokered and Internet deposits included in the category of time deposits over $100,000 comprised $166.4 million and $1.1 million, respectively. These deposits often comprise the least expensive source of time deposit funding available for our institution. Time deposits under $100,000 increased $4.3 million in 2008, due in part to the opening of our Grosse Pointe Woods branch, which opened in June of 2008. Noninterest bearing deposits, primarily business related checking accounts, increased $2.5 million, or 7.9%, at December 31, 2008 compared to December 31, 2007. This was primarily the result of an increased drive for core deposits and overall commercial lending growth. The competitive rate environment amongst local financial institutions has made the Corporation decide in some cases not to raise the interest rate on the deposit product at the time frequency or level to match or exceed interest rates given by local financial institutions. The Corporation continues to see competitive deposit rates offered by local financial institutions within the geographic proximity of the Bank, which could have the affect of increasing the cost of funds to a level higher than management projects. While the Bank will continue its focus on generating local deposits, it will continue to use Federal Home Loan Bank (“FHLB”) advances and brokered certificates of deposit to fund asset growth as a viable alternative to local deposits to balance both interest rate risk and the overall cost of funds. Brokered and Internet certificates of deposit are based on a nationwide interest rate structure, typically at what is considered to be premium interest rates. However, the local competition for certificates of deposit products has continued to be strong and the Bank has found the wholesale funding strategy to often effectively compete with the rates offered for similar term retail certificates of deposit products of local community and regional banks.
The following table shows the balance of specific deposit categories and the percentage of each category compared to total deposits.

	December 31, 2008		December 31, 2007
	Balance	Percentage	Balance	Percentage
	(Dollars in thousands)
Noninterest bearing demand	$34,169	9.56%	$31,647	9.60%
NOW accounts-interest bearing checking	13,670	3.83%	14,907	4.50%
Money Market	24,484	6.85%	38,560	11.70%
Savings	8,585	2.40%	9,326	2.80%
Time deposits under $100,000	43,685	12.22%	39,395	12.00%
Time deposits $100,000 and over	232,783	65.14%	194,800	59.40%

Total deposits	$357,376	100.00%	$328,635	100.00%

Short-term borrowings increased $8.4 million to $45.9 million at December 31, 2008 from December 31, 2007, due primarily to an increase in repurchase agreements which are based on the seasonal need for funds to the commercial and municipal customers who utilize the repurchase agreement product and may vary in total size dependent upon those customers’ needs. At December 31, 2008, short-term FHLB advances totaled $25.5 million and short-term repurchase agreements totaled $20.4 million. The weighted average interest rate paid on short-term borrowings at December 31, 2008 was 2.66%.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate investments, as part of its efforts to manage the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities. At December 31, 2008, FHLB advances were comprised of $25.5 million in short-term advances with a weighted average interest rate of 3.50% and long-term advances of $82.7 million with a weighted average interest rate of 4.43%. The aggregate weighted average interest rate of all FHLB advances was 4.21% with a weighted average remaining maturity of 4.1 years as of December 31, 2008. Long-term advances comprised 25 advances maturing from January 2010 to June 2016.
Stockholders’ Equity
Stockholder’s equity was $34.4 million as of December 31, 2008, which was an increase of $1.2 million from December 31, 2007. The increase in stockholder’s equity was primarily attributable to the sale of $3.1 million of noncumulative convertible perpetual preferred stock and an increase in other comprehensive income $339,000. The net loss of $1.96 million for 2008, coupled with a cash dividend declared early in 2008, partially offset the increases in equity from the preferred stock issuance and comprehensive income.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Net Interest Income
The following table shows the dollar amount of changes in net interest income for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown. Variances that are jointly attributable to both volume and rate changes have been allocated to the volume component.

	Year Ended			Year Ended
	December 31, 2008 vs. 2007			December 31, 2007 vs. 2006
	Increase (Decrease)			Increase (Decrease)
	Due to Changes In			Due to Changes In
		Volume			Volume
	Total	and Both	Rate	Total	and Both	Rate
	(In thousands)
Earning Assets — Interest Income
Loans	$(2,264)	$1,486	$(3,750)	$1,172	$731	$441
Securities	(24)	72	(96)	(24)	(100)	76
Federal funds sold	(215)	93	(308)	302	305	(3)

Total	(2,503)	1,651	(4,154)	1,450	936	514

Deposits and Borrowed Funds — Interest Expense
NOW and money market accounts	(1,590)	(249)	(1,341)	1,159	791	368
Savings deposits	(82)	25	(107)	9	(11)	20
Time deposits	(354)	1,009	(1,363)	(616)	(1,671)	1,055
FHLB advances and repurchase agreements	1,057	1,127	(70)	603	667	(64)
Capitalized lease obligation and ESOP loan	(5)	(3)	(2)	(4)	(5)	1
Subordinated debentures	(714)	(113)	(601)	692	820	(128)

Total	(1,688)	1,796	(3,484)	1,843	591	1,252

Net Interest Income	$(815)	$(145)	$(670)	$(393)	$345	$(738)

Net interest income was $11.4 million for the year ended December 31, 2008, a decrease of $815,000, or 6.7%, compared to the year ended December 31, 2007. Net interest margin, as measured on a tax equivalent basis, was 2.30% for 2008 compared with 2.68% in 2007. The decrease in net interest margin was primarily the result of a higher level of nonaccruing loans in 2008 compared to 2007. The reversal of interest and forgone interest totaled approximately $1.7 million and affected the net interest margin negatively by 34 basis points or approximately 90% of the decrease in net interest margin.
Interest income decreased $2.5 million, or 7.6%, to $30.4 million for the year ended December 31, 2008, compared to $32.9 million for the year ended December 31, 2007. The decrease in interest income was attributable primarily to a decrease in market interest rates, with the largest decrease attributable to the decline in loan yields due to the historic drop in short-term interest rates instituted by the Federal Reserve Bank in 2008. Also affecting the decline in interest income from total loans was the higher overall level of nonperforming assets during 2008 compared to 2007, since loans classified as nonaccrual do not accrue interest income. The slight decrease in interest income from securities for the same time period was caused by decreases in short-term interest rates and resulting reinvestment of the security portfolio runoff at lower market rates. Partially offsetting this decrease was an overall average increase in the security portfolio volume from 2007 to 2008. Interest expense decreased $1.7 million, or 8.1%, to $19.0 million for the year ended December 31, 2008, compared to $20.7 million for the year ended December 31, 2007. The decrease in interest expense from 2008 compared to 2007 was due to the large and historic drop in market interest rates during 2008, with every category of interest-bearing liabilities posting a decline in interest expense, except for the category of FHLB borrowings which increased solely due to volume levels.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Net interest income was $12.2 million for the year ended December 31, 2007, a decrease of $393,000, or 3.1%, over the year ended December 31, 2006. Net interest margin, as measured on a tax equivalent basis, was 2.68% for 2007 compared with 2.83% in 2006. The decrease in net interest margin was primarily the result of higher deposit funding costs in a highly competitive deposit pricing environment. During 2007, the decrease in lower yielding core deposit accounts was one of the primary drivers of net interest margin compression. Additionally, the flat yield curve produced an interest rate environment that resulted in lower incremental interest rate spreads on new loan and investment growth.
Interest income increased $1.5 million, or 4.6%, to $32.9 million for the year ended December 31, 2007, compared to $31.5 million for the year ended December 31, 2006. The increase in interest income for 2007 was attributable to both an increase in loan volume and in the higher overall yield earned on loans as a result of an increase in market interest rates. The slight decrease in interest income from securities for the same time period was primarily attributable to a decrease in volume, partially offset by an increase in income from an increase in the aggregate yield of the security portfolio resulting from maturities and restructuring.
Interest expense increased $1.8 million, or 9.8%, to $20.7 million for the year ended December 31, 2007, compared to $18.9 million for the year ended December 31, 2006. The increase in interest expense from 2007 compared to 2006 was largely due to interest expense on NOW and money market accounts, and borrowings, including subordinated debentures, primarily related to volume. The increase in interest expense from the subordinated debentures was due to the Corporation’s issuance of an additional $18.0 million of subordinated debentures in February 2007 and the overall rate paid on the outstanding debentures during the year. In June of 2007, the Corporation redeemed $10.0 million of previously issued subordinated debentures bearing a higher interest rate than the newly issued debentures, which will help reduce the cost of funds moving forward. Interest expense associated with time deposits decreased $616,000 in 2007 compared to 2006 as a result of volume.
The average yield on earning assets for 2008 was 5.97% compared to 6.84% in 2007. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2008 was 6.45% compared to 7.45% in 2007. At the end of 2008, the Community Central Bank prime rate stood at 5.0%. The Corporation did not move in tandem with the Federal funds rate movement during every rate decrease. The overnight Federal funds rate started 2008 at 4.25% moving to almost zero at the end of 2008. The commercial, commercial real estate and home equity line loan portfolios that reprice with prime interest rate changes totaled approximately $133.0 million and were the primary driver for the decrease in total loan yield during 2008. The Corporation’s security portfolio had an average non-tax adjusted yield of 4.57% during 2008. The yield was slightly lower than the average yield recorded. At December 31, 2008, $10.4 million of the total investment portfolio was variable rate.
The average rate paid on interest-bearing liabilities in 2008 was 4.07% compared to 4.72% in 2007. The decrease in the average rate was due to the lower overall rate paid on interest-bearing liabilities which was consistent with the decrease in overall market interest rates. The decrease in the average yield for NOW and money market accounts for 2008 was primarily attributable to the indexed money market account, with an average yield of 1.56% in 2008 versus 3.66% in 2007. The average yield paid on savings also decreased, moving to 1.64% in 2008, from 2.50% in 2007 as a result of the introduction of a high balance savings product. The average yield on time deposits decreased due to the decrease in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio decreased to 4.49% in 2008 from 5.09% in 2007. The yield on FHLB advances and repurchase agreements decreased to 4.23% in 2008 from 4.29% in 2007 due to the repricing of variable advances and the decrease in the interest rate paid on retail repurchase agreements. This was partially offset by an increase in the reset rate of the wholesale structured repurchase agreements totaling $19.0 million. The average rate paid on the subordinated debenture decreased in 2008 to 5.83% from 7.76%, reflecting the effects of the interest rate swap which reduced the overall cost of funds on this instrument. The interest rate swap lowered the cost of funds as short-term interest rates continued to decrease in 2008.
The average yield on earning assets for 2007 was 6.84% compared to 6.74% in 2006. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2007 was 7.45% compared to 7.33% in 2006. At the end of 2007, the Community Central Bank prime rate stood at 7.25%. During the fourth quarter of 2007, the Federal Open Market Committee of the Federal Reserve lowered the overnight Federal funds rate from 5.25%, where it had started at the beginning of 2007, to 4.25% at the end of 2007, or a 1% reduction, which did not have a material affect on the yield for the total year. The commercial, commercial real estate and home equity line loan portfolios that reprice with prime interest rate changes totaled approximately $142.0 million and were the primary driver for the increase in total loan yield during 2007. The Corporation’s security portfolio had an average non-tax adjusted yield of 4.67% during 2007, although yield climbed through 2007, with the ending weighted average taxable equivalent yield to maturity at December 31, 2007 totaling 5.50%. At December 31, 2007, $8.7 million of the total investment portfolio was variable rate.
The average rate paid on interest-bearing liabilities in 2007 was 4.72% compared to 4.45% in 2006. The increase in the average rate was due to the overall rate paid on interest-bearing liabilities due to the increase in overall market interest rates. The increase in the average yield for NOW and money market accounts for 2007 was primarily attributable to the introduction of a premium rate based money market account, with an average yield of 3.66% in 2007 versus 2.79% in 2006. The average yield paid on savings also increased slightly, moving to 2.50% in 2007 from 2.34% in 2006, as a result of the introduction of a high balance savings product. The average yield on time deposits increased due to the increase in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio increased to 5.09% in 2007 from 4.68% in 2006. The yield on FHLB advances and repurchase agreements decreased to 4.29% in 2007 from 4.35% in 2006 due to the repricing of variable advances and the decrease in the interest rate paid on repurchase agreements from the addition of wholesale structured repurchase agreements totaling $19.0 million in balances. The average rate paid on the subordinated debenture decreased in 2007 to 7.76% from 9.00%, reflecting the Corporation’s issuance of $18.0 million of subordinated debenture with an overall lower interest rate of 6.71% compared to the redemption in June of the Corporation’s subordinated debt which averaged 9.00% in 2006.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following table shows the Corporation’s consolidated average balances of assets, liabilities, and equity. The table also details the amount of interest income or interest expense and the average yield or rate for each category of interest-earning asset or interest-bearing liability, and the net interest margin for the periods indicated. The average balance of securities represents amortized cost. Nonaccruing loans are included in the average loans outstanding with no yield associated with them.

	Year Ended December 31,
	2008			2007			2006
			Average			Average			Average
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Paid	Balance	Expense	Paid	Balance	Expense	Paid
	(In thousands)
Assets
Loans	$397,600	$25,640	6.45%	$374,502	$27,904	7.45%	$364,593	$26,732	7.33%
Securities	96,226	4,396	4.57%	94,669	4,420	4.67%	96,720	4,444	4.59%
Federal funds sold	16,597	386	2.44%	12,003	601	5.01%	5,906	299	5.06%

Total Earning Assets /
Total Interest Income /
Average Yield	510,423	30,422	5.97%	481,174	32,925	6.84%	467,219	31,475	6.74%

Cash and due from banks	7,822			7,173			7,308
All other assets	24,986			23,523			22,661

Total Assets	$543,231			$511,870			$497,188

Liabilities & Stockholders’ Equity
NOW and money market accounts	$47,852	745	1.56%	$63,773	2,335	3.66%	$42,210	1,176	2.79%
Savings deposits	13,804	226	1.64%	12,321	308	2.50%	12,761	299	2.34%
Time deposits	248,314	11,141	4.49%	225,934	11,495	5.09%	258,664	12,111	4.68%
FHLB advances and repurchase agreements	142,512	6,028	4.23%	115,962	4,971	4.29%	100,494	4,368	4.35%
ESOP Loan	15	1	5.33%	67	6	8.96%	121	10	8.26%
Subordinated debentures	15,528	906	5.83%	20,880	1,620	7.76%	10,310	928	9.00%

Total Interest Bearing Liabilities/
Total Interest Expense / Average
Interest Rate Spread	468,025	19,047	4.07%	438,937	20,735	4.72%	424,560	18,892	4.45%

Noninterest bearing deposits	37,470			34,594			34,064
All other liabilities	4,176			3,234			2,540
Stockholders’ equity	33,560			35,105			36,024

Total Liabilities & Equity	$543,231			$511,870			$497,188

Net Interest Income		$11,375			$12,190			$12,583

Net Interest Rate Spread			1.90%			2.12%			2.29%

Net Interest Margin (Net Interest Income /
Total Earning Assets)			2.23%			2.53%			2.69%

Taxable equivalent			2.30%			2.68%			2.83%

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Provision for Credit Losses
The provision for credit losses for the year ended December 31, 2008 was $9.5 million, an increase of $5.9 million from 2007. The increase in the provision was due primarily to impairment on residential builder / developer loans and the continued economic softening of southeastern Michigan. The provision for credit losses for the year ended December 31, 2007 was $3.6 million, an increase of $3.1 million from 2006. See Management’s Discussion and Analysis of Financial Condition and Results of Operations- Assets for a more detailed discussion.
Noninterest Income
Noninterest income was $11.5 million for 2008, an increase of $5.8 million, or 101.2%, from 2007. The increase was primarily related to a net change in the fair value of financial assets and liabilities as measured under the “Fair Value Option for Financial Assets and Liabilities” (SFAS) 159, which totaled $7.5 million on a pretax basis and $5.0 million after tax. The Corporation issued an $18.0 million subordinated debenture in February 2007, and this instrument was chosen for fair value accounting treatment as part of the early adoption of the new accounting standard, which led to the increase in income. The dramatic widening of market credit spreads experienced during 2008 increased the relative fair value of this financial liability dramatically. The Corporation hedges itself from changes in interest rates with an interest rate swap which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time then we are currently experiencing. The interest rate swap had a net favorable change in fair value during 2008 of $2.9 million dollars and an overall fair value of a positive $3.5 million at December 31, 2008. In the first quarter of 2009, the Corporation elected to unwind the interest rate swap position with the counterparty which resulted in realizing a $3.3 million gain representing substantially all of the unrealized gains that had been recorded as noninterest income, under SFAS 159 through December 31, 2008. Management continues to closely monitor changes in credit spreads which are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future.
Fiduciary income of $370,000 decreased $67,000, or 15.3%, during 2008 compared to 2007 from overall declines in the assessable fee based market values of trust assets. The decline in market values of trust assets followed the general trends in the overall equity market experienced in 2008. Deposit service charge income of $488,000 during 2008 increased $69,000, or 16.5%, from 2007 primarily from increased service charge fees and a broadened branch base. Income from gains on the sale of residential mortgages of $1.6 million decreased $803,000 from 2007, or 34.0%, and was reflective of the decline in home sales experienced in the Midwest region. Other income of $1.3 million increased $123,000, or 10.7%, from 2007, due to an increase in several areas of noninterest income, including the net change from the increase in the cash surrender of Bank Owned Life Insurance of $110,000. Net realized gains from the sale of securities were $214,000 for 2008 and were attributable to restructuring activities in the available for sale security portfolio.
Noninterest income for 2007 was $5.7 million, an increase of $757,000, or 13.3%, from 2006. This increase was primarily attributable to the net change in the fair value of financial assets and liabilities as measured under the “Fair Value Option for Financial Assets and Liabilities” (SFAS) 159, which totaled $1.4 million on a pretax basis or $919,000 after tax. The Corporation issued an $18.0 million subordinated debenture in February 2007, and this instrument was chosen for fair value accounting treatment as part of the early adoption of the new accounting standard which led to the increase in income. The dramatic widening of market credit spreads experienced in the third quarter of 2007 increased the relative fair value of this financial liability dramatically. The Corporation hedges and protects itself from changes in interest rates with an interest rate swap which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time then we are currently experiencing. Changes in credit spreads are not easily predictable and changes in credit spreads may cause adverse changes in the fair value of this instrument and a possible loss of income in the future.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Income from gains on the sale of residential mortgages of $2.4 million during 2007, decreased $1.0 million from 2006, or 29.9%, and was reflective of the decline in home sales experienced in the Midwest region. Wealth and Trust Management income, which includes fiduciary income and fees and commission on wealth management, totaled $686,000 in 2007 versus $328,000 in 2006, or an increase of 109%. Deposit service charge income of $419,000, increased $62,000, or 17.4%, from 2006 primarily from increased service charge fees and a broadened branch base. Net realized losses from the sale of securities were $74,000 for 2007 and were attributable to restructuring activities in the available for sale security portfolio.
Noninterest Expense
Noninterest expense was $16.7 million for 2008, an increase of 20.7% or $2.9 million from 2007 as a result of an increase in other operating expenses. Other operating expense of $7.3 million increased $3.2 million, or 76.4%, during 2008. The largest increases in this category occurred in expenses associated with maintaining the other real estate owned properties of $2.1 million and an impairment loss of $743,000 relating to the write-down of the goodwill associated with our North Oakland Community Bank acquisition in 2003. Other areas of noninterest expense which increased in 2008 over 2007 included increases in the FDIC insurance premium and legal costs related to the workout of loans. For 2008, the Corporation’s FDIC insurance assessment was $410,000, compared to $283,000 for 2007. For 2009, we expect our FDIC insurance assessment to be approximately $1.1 million. The increase in our expected FDIC assessment in 2009 is the result of higher assessment rates, along with our participation in new programs. Legal expense in 2008 from nonperforming loan workouts was approximately $414,000 which represents an increase of $176,000 or 73.9%, compared to the related legal expense on loan workouts for 2007 of $238,000. Salaries, benefits and payroll taxes of $7.6 million declined $326,000, or 4.1%, from 2007. This was attributable to reductions in staffing levels within the mortgage company subsidiary, coupled with an overall reduction in mortgage company origination commissions as the result of lower mortgage origination volumes. No bonuses have been paid or accrued for the named executive officers for 2008 and 2007.
Noninterest expense was $13.9 million for 2007, a decrease of 4.5%, or $656,000, from 2006. Salaries, benefits and payroll taxes of $7.9 million represented the largest decline in noninterest expense, declining $807,000, or 9.9%, from 2006. This was attributable to reductions in staffing levels within the mortgage company subsidiary, coupled with an overall reduction in mortgage company origination commissions as the result of lower mortgage origination volumes. Included in total salaries, benefits and payroll taxes was a $108,000 net charge recorded in the third quarter of 2007 for severance costs related to the departure of the Bank’s former President, Ronald Reed. Mr. Reed’s responsibilities were assumed by Mr. Widlak, the Corporation’s Chief Executive Officer. Premises and fixed asset expense of $1.8 million during 2007 decreased $59,000, or 3.2%, from the prior period. The decrease in premises and fixed asset expense was attributable to a reduction in mortgage loan production offices in 2007 as the mortgage subsidiary significantly downsized operations to parallel the local and national decrease in mortgage origination activity. The decreases in lease expense and other costs associated with loan production offices were partially offset by increases in utility costs on operating branch facilities. Other operating expense of $4.2 million increased $273,000, or 7.0%, during 2007. The largest increases in this category occurred in data processing costs of $625,000 which increased $76,000, primarily as a result of increased compliance with regulatory requirements and safeguards to customer information. FDIC insurance expense of $283,000 increased $242,000 from the change in the assessment period and calculation of assessment compared to 2006. This was the largest increase in other operating expense and represents the majority of the increase.
Income Taxes
We had a federal income tax benefit of $1.4 million for 2008 compared to a federal income tax benefit of $295,000 in 2007. The change in tax benefit was primarily attributable to a pretax loss recorded in 2008 from credit losses primarily in the form of a large loan loss provision in 2008 over 2007. Permanent differences in taxable income arising from tax exempt income related to investments in qualified tax exempt securities and in bank owned life insurance (BOLI) also reduced the overall tax accrual in 2008. The increase in cash surrender value of BOLI is exempt from federal income tax. The level of qualified tax exempt securities was greatly reduced in 2008 as the Corporation’s need for tax exempt income diminished.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
We had a federal income tax benefit of $295,000 for 2007 compared to a federal income tax expense of $363,000 in 2006. The change was primarily attributable to a lower level of pretax income, primarily from the large loan loss provision in 2007 over 2006, coupled with a permanent difference arising from tax exempt income due to investments in bank qualified tax exempt securities and the Bank’s ownership in bank owned life insurance (BOLI). The increase in cash surrender value of BOLI is exempt from federal income tax.
Liquidity and Capital Resources; Asset/Liability Management
Liquidity allows the Bank to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of other investment opportunities. Funding of loan requests providing for liability outflows and managing interest rate margins requires continuous analysis to attempt to match the maturities and repricing of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution’s potential sources and uses of funds. The major sources of liquidity for the Bank have been deposit growth, Federal funds sold, unpledged securities with market values above book, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by a $150.0 million secured line of credit with the FHLB. Large deposit balances which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo certificates of deposit. We anticipate that we will have sufficient funds available to meet our future commitments. As of December 31, 2008, unused commitments comprised $70.1 million. The Bank has $172.5 million in time deposits coming due within twelve months from December 31, 2008, which includes $106.0 million of brokered deposits. The Bank will continue to use brokered certificates and other wholesale funding sources for replacement sources of matured funds. Additionally, at December 31, 2008, municipal time deposits and Internet time deposits were $6.0 million and $1.1 million, respectively. Municipal time deposits typically have maturities less than three months.
The largest uses and sources of cash and cash equivalents for the Corporation for the year ended December 31, 2008, as noted in the Consolidated Statement of Cash Flow, were centered primarily on the uses of cash in investing activities and the net cash provided by financing activities. The use of cash in investing activities was largely due to the increase in loans of $31.6 million, with the remaining use of funds attributable to a net increase in available for sale and held to maturity investment portfolios. Somewhat offsetting the use of cash in investing activities, was cash provided from financing activities which included net increases from time deposits of $42.3 million and increases in short-term borrowings, consisting of retail repurchase sweep agreements, of $6.7 million. The issuance of preferred stock provided $3.1 million from financing activities. Partially offsetting the increases in net cash provided from financing activities was the decrease in demand and savings deposits, which included money market accounts of $13.5 million. The net cash provided in operating activities was $10.7 million. Total cash and cash equivalents at the end of December 31, 2008 was $16.2 million, an increase of $7.0 million from December 31, 2007.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Off-Balance Sheet Arrangements and Contractual Obligations
Off-Balance Sheet Arrangements: As of December 31, 2008, we have not participated in any material unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special entities. The Corporation does have significant commitments to fund loans in the ordinary course of business. These commitments and resulting off-balance sheet risk are further discussed in Note 18 of the Corporation’s Consolidated Financial Statements.
Contractual Obligations:

		Payments Due by Period
			Less than	1-3	3-5	More than
		Total	1 Year	Years	Years	5 Years
		(In thousands)
Long term debt	(1)	$18,557	$—	$—	$—	$18,557
Capital lease obligations		—	—	—	—	—
Operating leases	(2)	1,333	250	383	289	411
Other contractual obligations	(3)	2,640	480	960	960	240

(1)	$18.6 million of subordinated debentures (see Note 11 to the Consolidated Financial Statements).

(2)	See Note 14 to the Consolidated Financial Statements.

(3)	Remaining contract with core processing provider for IT services.
Quantitative and Qualitative Disclosure about Market Risk
The Corporation’s Asset Liability Committee (“ALCO”) meets periodically. Some of the major areas of focus of the ALCO incorporate the following overview functions: review the interest rate risk sensitivity of the Bank to measure the impact of changing interest rates on the Bank’s net interest income, review the liquidity position through various measurements, review current and projected economic conditions and the corresponding impact on the Bank, ensure that capital and adequacy of the allowance for loan losses are maintained at proper levels to sustain growth, monitor the investment portfolio, recommend policies and strategies to the Board that incorporate a better balance of our interest rate risk, liquidity, balance sheet mix and yield management, and review the current balance sheet mix and proactively determine the future product mix.
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
Gap analysis has limitations because it cannot measure precisely the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. In addition, a significant portion of our adjustable rate assets have limits on their minimum and maximum yield, whereas most of our interest-bearing liabilities are not subject to these limitations. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different volumes, and certain adjustable rate assets may reach their yield limits and not reprice.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following table presents an analysis of our interest-sensitivity gap position at December 31, 2008. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

		After Three	After One
	Within	Months But	Year But	After
	Three	Within	Within	Five
	Months	One Year	Five Years	Years	Total
	(In thousands)
Interest-earning assets
Federal funds sold	$7,000	$—	$—	$—	$7,000
Securities, at amortized cost	32,040	12,474	26,033	25,384	95,931
FHLB stock	—	5,877	—	—	5,877
Loans (including held for sale)	133,477	51,236	176,920	48,786	410,419

Total	172,517	69,587	202,953	74,170	$519,227

Interest bearing liabilities
NOW and money market accounts	20,407	6,003	10,520	1,224	38,154
Savings deposits	515	2,232	5,838	—	8,585
Jumbo time deposits	41,378	108,075	83,330	—	232,783
Time deposits < $100,000	8,564	14,564	20,557	—	43,685
Repurchase agreements	20,394	19,000	—	—	39,394
FHLB	5,500	20,000	56,500	26,200	108,200
Subordinated debentures	—	—	—	18,557	18,557

Total	96,758	169,874	176,745	45,981	$489,358

Rate sensitivity gap	$75,759	$(100,287)	$26,208	$28,189

Cumulative rate sensitivity gap		$(24,528)	$1,680	$29,869

Rate sensitivity gap ratio	1.78x	0.41x	1.15x	1.61x

Cumulative rate sensitivity gap ratio		0.91x	1.00x	1.06x
The Bank also evaluates interest rate risk using a simulation model. The use of simulation models to assess interest rate risk is an accepted industry practice, and the results of the analysis are useful in assessing the vulnerability of the Bank’s net interest income to changes in interest rates. However, the assumptions used in the model are oversimplifications and not necessarily representative of the actual impact of interest rate changes. The simulation model assesses the direction and magnitude of variations in net interest income resulting from potential changes in market interest rates. Key assumptions in the model include prepayment speeds of various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities; and changes in market conditions impacting loan and deposit volumes and pricing. These assumptions are inherently uncertain, and subject to fluctuation and revision in a dynamic environment. Therefore, the model cannot precisely estimate future net interest income or exactly predict the impact of higher or lower interest rates. Actual results may differ from simulated results due to, among other factors, the timing, magnitude and frequency of interest rate changes, changes in market conditions and management’s pricing decisions and customer reactions to those decisions.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
On a quarterly basis, the net interest income simulation model is used to quantify the effects of hypothetical changes in interest rates on the Bank’s net interest income over a projected twelve-month period. The model permits management to evaluate the effects of shifts in the Treasury yield curve, upward and downward, on net interest income expected in a stable interest rate environment.
As of December 31, 2008, the table below reflects the impact the various instantaneous parallel shifts in the yield curve would have on net interest income over a twelve month period of time from the base forecast. Interest rate risk is a potential loss of income and/or potential loss of economic value of equity. Rate sensitivity is the measure of the effect of changing interest rates on the Bank’s net interest income or the net interest spread. The policy of the Bank shall be to risk no more than 10% of its net interest income in a changing interest rate scenario of +/- 200 basis points over a one-year simulation period. Furthermore, no more than 15% of net interest income can be projected at risk in a scenario of +/- 300 basis points over a one-year simulation period.

Percentage Change
Interest Rate Scenario	In Net Interest Income
Interest rates up 300 basis points	(10.76%)
Interest rates up 200 basis points	(6.08%)
Interest rates up 100 basis points	(2.68%)
Base Case	—
Interest rates down 100 basis points	4.47%
Interest rates down 200 basis points	7.08%
Interest rates down 300 basis points	(2.05%)

Community Central Bank Corporation
Stockholder Information
SEC Form 10-K
Copies of the Corporation’s annual report on Form 10-K, as filed with the Securities and Exchange Commission are available to stockholders without charge, upon written request. Please mail your request to Ray T. Colonius; Corporate Treasurer, Community Central Bank Corporation, 120 North Main Street, Mount Clemens, MI 48043.
Stock Information
The common stock of Community Central Bank Corporation trades on The NASDAQ Global Market under the ticker symbol “CCBD.” At December 31, 2008, there were 3,734,781 shares of Community Central Bank Corporation common stock issued and outstanding and approximately 500 shareholders of record.
The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation common stock for 2008 and 2007, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by The NASDAQ Global Market. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. The Corporation relies significantly upon dividends originating from the Bank to accumulate cash for payment of dividends to our stockholders. Restrictions of dividend payments from the Bank are described in Note 19 of the Notes to Consolidated Statements included in this Annual Report.

	2008
			Cash
			Dividends
Quarter	High	Low	Declared

Fourth	$4.50	$1.38	$—
Third	4.50	2.50	0.02
Second	7.18	2.74	0.02
First	7.94	4.56	0.06

	2007
			Cash
			Dividends
Quarter	High	Low	Declared

Fourth	$8.99	$6.10	$0.06
Third	9.57	7.30	0.06
Second	11.35	9.00	0.06
First	12.25	10.25	0.06
Price information has been retroactively adjusted to reflect the issuance of stock dividends.

Community Central Bank Corporation
Stockholder Information
Primary Market Makers

Hill, Thompson, Magid & Co., Inc.	Howe Barnes Hoefer and Arnett Investment, Inc.
15 Exchange Place	222 South Riverside Plaza, 7th Floor
Jersey City, NJ 07302-3912	Chicago, IL 60606

Knight Securities, L.P.	UBS Capital Markets, L.P.
545 Washington Blvd.	677 Washington Blvd.
Jersey City, NJ 07310	Stamford, CT 06902

RBC Capital Markets, L.P.
655 Metro Place South
Metro Center V – Suite 580
Dublin, OH 43017

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
Annual Meeting
This year’s annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, May 19, 2009, at Best Western Concorde Inn, 44315 Gratiot Avenue, Clinton Township, MI 48036.