Form 10-K, Exhibit 13
period 2009-12-31
COMMUNITY CENTRAL BANK CORP
filed 2010-03-31
CIK 1014133

Exhibit 13
COMMUNITY CENTRAL BANK
CORPORATION
Report of Independent Registered Public
Accounting Firm
and
Stockholder Report
December 31, 2009

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Community Central Bank Corporation
Mount Clemens, Michigan
We have audited the accompanying consolidated balance sheet of Community Central Bank Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Central Bank Corporation as of December 31, 2009 and 2008, and the results of its operations for the years ended December 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.
Our audit was conducted for the purpose of forming an opinion on the consolidated basic financial statements taken as a whole. The information contained in Notes 3, 4 and 5, pertaining to 2006 and 2005 is presented for the purposes of additional analysis and is not a required part of the consolidated basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the consolidated basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated basic financial statements taken as a whole.
Auburn Hills, Michigan
March 30, 2010

Community Central Bank Corporation
Consolidated Balance Sheet

	December 31,
	2009	2008
	(In thousands)	(In thousands)
Assets
Cash and Cash Equivalents
Cash and due from banks (Note 2)	$33,115	$9,162
Federal funds sold	1,048	7,000

Total Cash and Cash Equivalents	34,163	16,162

Trading securities at fair value option (Note 3)	—	17,463
Securities available for sale, at fair value (Note 3)	65,903	76,552
Securities held to maturity, at amortized cost (Note 3)	3,467	1,515
FHLB stock	5,877	5,877
Residential mortgage loans held for sale	3,497	3,302

Loans (Note 4)
Commercial real estate	273,578	284,811
Commercial and industrial	48,782	38,714
Residential real estate	51,101	54,409
Home equity lines of credit	21,889	21,230
Consumer loans	6,961	7,107
Credit card loans	856	846

Total Loans	403,167	407,117

Allowance for Credit Losses (Note 5)	(12,957)	(7,315)

Net Loans	390,210	399,802

Net property and equipment (Note 6)	9,106	9,361
Accrued interest receivable	1,878	2,479
Other real estate	9,300	2,913
Goodwill (Note 1)	638	638
Intangible assets, net of amortization (Note 1)	57	80
Cash surrender value of Bank Owned Life Insurance (Note 13)	11,285	10,975
Other assets (Note 16)	8,465	9,831

Total Assets	$543,846	$556,950

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Balance Sheet

	December 31,
	2009	2008
	(In thousands, except share data)
Liabilities

Deposits
Noninterest bearing demand deposits	$45,716	$34,169
NOW and money market accounts	41,872	38,154
Savings deposits	8,800	8,585
Time deposits (Note 7)	304,743	276,468

Total Deposits	401,131	357,376

Repurchase agreements (Note 8)	41,106	39,394
Federal Home Loan Bank advances (Note 9)	65,700	108,200
Accrued interest payable	618	1,050
Other liabilities (Note 13)	2,937	3,779
Subordinated debentures (at fair value option) (Note 11)	8,366	12,757

Total Liabilities	519,858	522,556

Stockholders’ Equity (Note 12)
Preferred stock (1,000,000 shares authorized and 7,265 shares and 3,050 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively)	7,146	3,050
Common stock (No par value; 9,000,000 shares authorized, and 3,737,181 and 3,734,781 issued and outstanding at December 31, 2009 and December 31, 2008, respectively)	32,214	32,125
Retained deficit	(15,536)	(516)
Accumulated other comprehensive gain (loss)	164	(265)

Total Stockholders’ Equity	23,988	34,394

Total Liabilities and Stockholders’ Equity	$543,846	$556,950

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Operations

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)
Interest Income
Loans (including fees)	$25,570	$25,640	$27,904
Taxable securities	2,871	3,743	3,018
Tax exempt securities	326	653	1,402
Federal funds sold	30	386	601

Total Interest Income	28,797	30,422	32,925

Interest Expense
NOW and money market accounts	263	745	2,335
Savings deposits	57	226	308
Time deposits	9,753	11,141	11,495
Repurchase agreements and fed funds purchased	1,278	1,144	912
Federal Home Loan Bank advances	4,205	4,884	4,059
ESOP loan interest expense	—	1	6
Subordinated debentures	1,235	906	1,620

Total Interest Expense	16,791	19,047	20,735

Net Interest Income	12,006	11,375	12,190

Provision for Credit Losses (Note 5)	14,850	9,502	3,600

Net Interest Income (Loss) after Provision for Credit Losses	(2,844)	1,873	8,590

Noninterest Income
Fiduciary income	319	370	437
Deposit service charges	411	488	419
Net realized security (loss) gain (Note 3)	726	214	(74)
Change in fair value of assets/liabilities carried at fair value (Note 21)	3,859	7,541	1,392
Mortgage banking income	3,311	1,562	2,365
Other income	944	1,276	1,153

Total Noninterest Income	9,570	11,451	5,692

Noninterest Expense
Salaries, benefits and payroll taxes (Note 13)	8,613	7,572	7,898
Net occupancy expense (Note 14)	1,716	1,822	1,806
Other operating expense (Note 15)	9,828	7,324	4,149

Total Noninterest Expense	20,157	16,718	13,853

Income (Loss) Before Taxes	(13,431)	(3,394)	429
Provision for Income Tax (Benefit) Expense (Note 16)	1,207	(1,432)	(295)

Net Income (Loss)	$(14,638)	$(1,962)	$724
Dividends declared on preferrred shares	(382)	—	—

Net Income (Loss) available on common shares	$(15,020)	$(1,962)	$724

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Operations
(continued)

	Year Ended December 31,
	2009	2008	2007
		(In thousands, except per share data)
Per share data:*
Basic earnings	$(4.02)	$(0.53)	$0.19

Diluted earnings	$(4.02)	$(0.53)	$0.19

Cash dividend per common share	$—	$0.10	$0.24

*	Per share data has been retroactively adjusted to reflect the issuance of stock dividends.
The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Comprehensive Income

	Year Ended December 31,
	2009	2008	2007
		(In thousands)
Net Income (Loss) as Reported	($14,638)	($1,962)	$724

Other Comprehensive Income (Loss)
Change in unrealized net gain (loss) on securities available for sale, net of tax of $221 in 2009, $175 in 2008, and $(70) in 2007	$429	$339	($136)

Comprehensive Income (Loss)	($14,209)	($1,623)	$588

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Changes in Stockholders’ Equity

					Accumulated
			Retained	Unearned	Other
	Preferred	Common	Earnings	Employee	Comprehensive	Total
	Stock	Stock	(Deficit)	Benefits	Income (Loss)	Equity
	(In thousands)
Balance January 1, 2007	$—	$33,220	$4,303	$(95)	$(763)	$36,665
Cumulative effect of adoption of the fair value option	—	—	(420)	—	—	(420)
Cash dividend	—	—	(931)	—	—	(931)
Stock awards	—	21	—	—	—	21
Stock options exercised	—	320	—	—	—	320
Share based compensation	—	31	—	—	—	31
Stock dividend (Note 12)	—	1,879	(1,879)	—	—	—
Net income for 2007	—	—	724	—	—	724
Release of ESOP shares	—	—	—	59	—	59
Repurchase of common stock	—	(3,400)	—	—	—	(3,400)
Other comprehensive income	—	—	—	—	159	159

Balance December 31, 2007	$—	$32,071	$1,797	$(36)	$(604)	$33,228

Issuance of Preferred Stock	3,050	—	—	—	—	3,050
Cash dividend	—	—	(351)	—	—	(351)
Stock awards	—	17	—	—	—	17
Share based compensation	—	57	—	—	—	57
Stock dividend (Note 12)	—	—	—	—	—	—
Net loss for 2008	—	—	(1,962)	—	—	(1,962)
Release of ESOP shares	—	(13)	—	36	—	23
Repurchase of common stock	—	(7)	—	—	—	(7)
Other comprehensive income	—	—	—	—	339	339

Balance December 31, 2008	$3,050	$32,125	$(516)	$—	$(265)	$34,394

Issuance of Preferred Stock	4,096	—	—	—	—	4,096
Cash dividend	—	—	(382)	—	—	(382)
Stock awards	—	5	—	—	—	5
Share based compensation	—	84	—	—	—	84
Net loss for 2009	—	—	(14,638)	—	—	(14,638)
Other comprehensive income	—	—	—	—	429	429

Balance December 31, 2009	$7,146	$32,214	$(15,536)	$—	$164	$23,988

The accompanying notes are an integral part of the financial statements.

Community Central Bank Corporation
Consolidated Statement of Cash Flow

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)
Operating Activities
Net income (loss)	$(14,638)	$(1,962)	$724
Adjustments to reconcile net income to net cash flow from operating activities:
Net amortization of security premium	577	67	207
Net (gain) loss on available for sale securities	(726)	(214)	74
Net gain on instruments at fair value	(3,859)	(7,541)	(1,392)
Provision for credit losses	14,850	9,502	3,600
Depreciation expense	640	667	705
Deferred income tax (benefit)	(2,934)	(943)	(561)
ESOP compensation expense	—	36	59
Fair value of employee stock option expense	84	57	31
Stock awards	5	17	21
Decrease in accrued interest receivable	601	56	64
Decrease (increase) in other assets	3,991	9,541	(2,040)
(Decrease) increase in accrued interest payable	(432)	32	(239)
(Decrease) increase in other liabilities	(1,123)	1,142	1,008
Loans originated held for sale	(136,175)	(70,967)	(109,956)
Loans sold held for sale	135,980	72,513	108,548
(Increase) in other real estate	(6,837)	(2,059)	(746)
Impairment of goodwill	—	743	—

Net Cash (Used in) Provided By Operating Activities	(9,996)	10,687	107
Investing Activities
Sales, maturities, calls and prepayments of securities available for sale	96,643	70,241	55,952
Purchases of securities available for sale	(84,723)	(84,380)	(41,999)
Maturities, calls, sales and prepayments of trading securities	17,463	2,646	13,606
Transfer and purchase of trading securities	—	—	(33,402)
Maturities, calls, and prepayments of held to maturity securities	132	124	36
Purchases of held to maturity securities	(2,556)	(1,265)	(987)
Increase in loans	(5,258)	(31,572)	(23,641)
Purchases of property and equipment	(385)	(1,324)	(184)
Proceeds from sale of property and equipment	—	—	60

Net Cash Provided by (Used in) Investing Activities	21,316	(45,530)	(30,559)
Financing Activities
Net (decrease) increase in demand and savings deposits	15,480	(13,532)	(8,799)
Net (decrease) increase in time deposits	28,275	42,273	(18,422)
Net increase in short term borrowings	1,712	6,735	16,971
Issuance of subordinate debentures	—	—	18,557
Redemption of subordinate debentures	—	—	(10,310)
FHLB advances	—	48,500	43,000
FHLB advance repayments	(42,500)	(44,810)	(22,018)
Payment of ESOP debt	—	(36)	(59)
Stock options exercised	—	—	320
Preferred stock issuance	4,096	3,050	—
Cash dividends paid	(382)	(351)	(931)
Repurchase of stock	—	(7)	(3,400)

Net Cash Provided by Financing Activities	6,681	41,822	14,909

Increase (decrease) in Cash and Cash Equivalents	18,001	6,979	(15,543)
Cash and Cash Equivalents at the Beginning of the Period	16,162	9,183	24,726

Cash and Cash Equivalents at the End of the Period	$34,163	$16,162	$9,183

Supplemental Disclosure of Cash Flow Information
Interest paid	$17,223	$19,015	$20,974
Federal Taxes Paid	—	—	300
Supplemental noncash disclosure:
Loans transferred to other real estate owned	9,883	5,777	878

Community Central Bank Corporation
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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
Trading Securities: For certain investments in securities that would otherwise have been accounted for as available for sale, the Company has elected to apply fair value accounting. Those securities are carried at fair value, with changes in fair value of such investments recorded in earnings. At December 31, 2009, the Corporation did not have securities classified in this category.
Fair Value Option for Financial Assets and Financial Liabilities: Under ASC 825, Financial Instruments, an entity is permitted to immediately elect the fair value option for existing eligible items. While not required to adopt the new standard until 2008, the Corporation elected to adopt it in the first quarter of 2007. As a result of the Corporation’s adoptions, certain financial instruments were valued at fair value using the fair value option. The Corporation adopted ASC 820, Fair Value Measurements and Disclosures. See Note 1 New Accounting Pronouncements.
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
Fair Value Hierarchy
Under ASC 820, Fair Value Measurements, the Corporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
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
Goodwill: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible asset. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified. During the 2008 annual review, the Corporation determined that the goodwill that resulted from our acquisition of North Oakland Community Bank in Rochester Hills was impaired. The impairment charge of $743,000 was recorded in 2008.
As of December 31, 2009, the remaining goodwill of $638,000, associated with the acquisition of River Place Financial Corporation, was determined to have no impairment. This was based on goodwill impairment testing conducted in the third quarter of 2009. We conduct a goodwill impairment test on our reporting units at least annually or more frequently if any adverse triggering events occur. Based on the results of our analysis, there were no impairment charges related to the trust reporting unit goodwill recognized in 2009, 2008 or 2007. The fair value of our reporting units is determined by using discounted cash flow and market comparability

Community Central Bank Corporation
Notes to Consolidated Financial Statements
methodologies. Assets and liabilities of acquired entities are recorded at estimated fair value as of the acquisition date and are subject to refinement as information relative to the fair values at the date of acquisition becomes available.
Intangible Assets: Intangible assets of $57,000 as of December 31, 2009 consist of an intangible generated from the acquisition of River Place Financial. The intangible is associated with customer relationships, which will be amortized using the straight-line method over their estimated useful lives. Amortization expense of $23,000 was recognized in 2009. Under the straight-line method, the intangible asset is expected to be fully amortized by 2012.
Stock Option Plan: The Company recognizes compensation expense for stock options and stock awards over the related service period, based on the grant date fair value of the award.
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

	Year Ended December 31,
	2009	2008	2007
	(In thousands of shares)
Weighted average shares reconcilation is as follows:

Basic	3,736	3,731	3,833
Effect of stock options	—	—	42

Diluted	3,736	3,731	3,875

Comprehensive Income: Accounting principles generally require that recognized revenue, expense, gain and loss be included in net income. Certain changes in assets and liabilities, such as unrealized gain or loss on securities available for sale, are reported as a separate component of equity. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income at December 31, 2009, 2008 and 2007 consisted solely of unrealized gains and losses on available for sale securities, net of tax.
New Accounting Pronouncements: In April 2009, the FASB issued a new standard now codified in ASC 820, Fair Value Measurements and Disclosures (formerly Staff Position (FSP) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). This standard emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. The standard provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The standard also requires increased disclosures. This standard is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Adoption of this standard in June of 2009 did not have a material effect on the Company’s results of operations or financial position.
In April 2009, the FASB issued a new standard now codified in ASC 825, Financial Instruments (formerly Staff Position (FSP) No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments). This statement amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies that were previously only required in annual financial statements. This statement is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Adoption of this statement at June 30, 2009 did not have an impact on the results of operations or financial position as it only required disclosures included in the footnotes.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
In May 2009, the FASB issued a new standard now codified in ASC 855, Subsequent Events (formerly SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard also includes a required disclosure of the date through which the entity has evaluated subsequent events and whether the evaluation date is the date of issuance or the date the financial statements were available to be issued. The standard is effective for interim or annual periods ending after June 15, 2009. The Company has complied with the disclosure requirements. In accordance with this statement, we have evaluated subsequent events through the date of this filing. We do not believe there are any material subsequent events which would require further disclosure.
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification (Codification) will become the source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company complied with the requirements of the Statement beginning in the third quarter of 2009.
In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05 (ASU 2009-05), which provides amendments to ASC Top 820, Fair Value Measurements and Disclosures, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability when traded as an asset or a quoted price for a similar liability when traded as an asset, or another valuation method that is consistent with the principles of ASC Topic 820, Fair Value Measurements and Disclosures. ASU 2009-05 also provides clarification that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustments to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The effective date is the first reporting period beginning after issuance. Accordingly, the Corporation did adopt the provisions of ASU 2009-05 in the fourth quarter of 2009. The adoption of the provisions of ASU 2009-05 did not have a material effect on the Corporation’s financial condition and results of operations.
(2) Cash and Due from Banks
The Bank is required to maintain cash on hand or noninterest bearing deposits with the Federal Reserve Bank, based on a percentage of the Bank’s deposits. The requirement is met using a combination of vault cash and deposits made through a direct relationship with the Federal Reserve Bank of Chicago. As of December 31, 2009, $146,000 in reserves was required.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(3) Securities
The following table shows the amortized cost and estimated fair value of the Corporation’s security portfolios as of the dates indicated:

	December 31, 2009
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)
Securities Available for Sale
United States government agencies	$—	$—	$—	$—
U.S. agency mortgage backed securities	41,847	237	(168)	41,916
U.S. agency collateralized mortgage obligations	18,541	321	(23)	18,839
Municipal securities	4,515	24	(105)	4,434
Mutual fund and Trust preferred securities	750	—	(36)	714

Total Securities Available for Sale	65,653	582	(332)	65,903
Held to Maturity Securities
Municipal securities	560	4	(15)	549
Trust preferred securities	250	—	—	250
U.S. agency mortgage backed securities	2,657	21	(8)	2,670

Total Held to Maturity Securities	3,467	25	(23)	3,469

Total Securities	$69,120	$607	$(355)	$69,372

The following table shows those securities the Corporation has elected to report at fair value. Under the fair value option, the securities are reported as trading securities even though management did not acquire the securities principally for the purpose of selling them in the near term. The change in the fair value of these securities is recorded in current earnings. See Note 21 for additional information.

	December 31, 2009	December 31, 2008
	Fair Value	Fair Value
Trading Securities
United States government agencies	$—	$11,594
U.S. agency collaterized mortgage obligations	—	5,869

Total Trading Securities Held at Fair Value	$—	$17,463

Community Central Bank Corporation
Notes to Consolidated Financial Statements

	December 31, 2008
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)
Securities Available for Sale
United States government agencies	$12,029	$15	$(28)	$12,016
U.S. agency mortgage backed securities	26,460	311	(70)	26,701
U.S. agency collateralized mortgage obligations	25,682	191	(237)	25,636
Municipal securities	12,032	11	(484)	11,559
Mutual fund and trust preferred securities	750	—	(110)	640

Total Securities Available for Sale	76,953	528	(929)	76,552

Held to Maturity Securities
Municipal securities	610	—	(18)	592
Trust preferred securities	—	—	—	—
U.S. agency mortgage backed securities	905	—	(3)	902

Total Held to Maturity Securities	1,515	—	(21)	1,494

Total Securities	$78,468	$528	$(950)	$78,046

For the years ended December 31, 2009, 2008 and 2007, proceeds from sales of securities available for sale amounted to $81.5 million, $54.0 million and $9.4 million, respectively. Gross realized gains amounted to $991,000, $434,000, and $23,000, respectively. Gross realized losses amounted to $265,000, $220,000 and $97,000, respectively.
The following table shows information pertaining to securities with gross unrealized losses at December 31, 2009 and 2008, aggregated by investment category and length of time that the individual security has been in continuous loss position. Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality. We have the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates.

	December 31, 2009
	Less than 12 Months		Over 12 Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities Available for Sale
United States government agencies	$—	$—	$—	$—
U.S. agency mortgage backed securities	(166)	19,707	(2)	76
U.S. agency collateralized mortgage obligations	(15)	3,265	(8)	662
Municipal securities	(20)	1,026	(85)	2,115
Mutual fund and other	(5)	495	(31)	219

Total Securities Available for Sale	$(206)	$24,493	$(126)	$3,072

As of December 31, 2009, the unrealized loss on held to maturity securities was $23,000. All held to maturity securities have been in an unrealized loss position for under twelve months.

Community Central Bank Corporation
Notes to Consolidated Financial Statements

	December 31, 2008
	Less than 12 Months		Over 12 Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities Available for Sale
United States government agencies	$(28)	$10,002	$—	$—
U.S. agency mortgage backed securities	(64)	3,602	(6)	237
U.S. agency collateralized mortgage obligations	(234)	10,407	(3)	59
Municipal securities	(484)	9,890	—	—
Mutual fund	(110)	640	—	—

Total Securities Available for Sale	$(920)	$34,541	$(9)	$296

As of December 31, 2008, the unrealized loss on held to maturity securities was $21,000. All held to maturity securities have been in an unrealized loss position for over twelve months.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table shows the maturity distribution of the investment portfolio as of December 31, 2009, 2008 and 2007, with weighted average yields to maturity. This table does not include trading securities carried at fair value.

	2009			2008			2007
	Amortized	Fair	Yield	Amortized	Fair	Yield	Amortized	Fair	Yield
	Cost	Value	(%)	Cost	Value	(%)	Cost	Value	(%)
	(In thousands)
U.S. Government debentures

One year or less	$—	$—	0.00%	$12,029	$12,016	5.80%	$2,102	$2,123	5.40%
Over 1 year through five years	—	—	—	—	—	—	2,606	2,643	4.88%
Over 5 years through 10 years	—	—	—	—	—	—	961	988	5.32%
Over ten years	—	—	—	—	—	—	—	—	—

	—	—	0.00%	12,029	12,016	5.80%	5,669	5,754	5.15%

State and political subdivisions *

One year or less	30	30	4.32%	30	30	5.85%	697	696	4.60%
Over 1 year through five years	762	755	3.93%	633	636	5.82%	2,964	2,952	4.54%
Over 5 years through 10 years	730	727	4.17%	3,523	3,493	6.07%	4,323	4,292	5.79%
Over ten years	3,553	3,471	4.46%	8,456	7,992	6.12%	21,743	20,955	6.26%

	5,075	4,983	4.33%	12,642	12,151	6.09%	29,727	28,895	5.98%

U.S. government mortgage-backed and collateralized mortgage obligations	63,045	63,425	3.56%	52,797	52,989	4.76%	32,555	32,393	5.12%
Mutual fund (CRA qualified)	500	495	3.67%	500	490	5.50%	500	491	4.20%
Trust preferred securities	500	469	6.38%	500	400	6.25%	250	250	8.50%

Total securities	$69,120	$69,372	3.58%	$78,468	$78,046	5.15%	$68,701	$67,783	5.50%

Memo:
Securities with variable interest rates included above. This includes U.S. government mortgage-backed and collateralized mortgage obligations, with all others fixed.	4,002	4,057		10,437	10,219		8,687	8,671

*	weighted yield on state and political subdivisions is calculated on a taxable equivalent basis and is based on yield to maturity of the instruments.
The preceding table shows securities generally by contractual maturity. Actual maturities may differ from contractual maturities because issuers (or underlying borrowers) may have the right to call or prepay obligations.
Investment securities of $56.2 million were pledged at December 31, 2009 to secure short-term repurchase agreements, wholesale repurchase agreements and to partially secure FHLB advances.
(4) Loans
Certain directors and executive officers of the Corporation and their associates are loan customers of the Bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectability. The outstanding loan balance for these persons amounted to $10,514,000 and $6,740,000 at December 31, 2009 and 2008, respectively. The total unused commitments related to these loans were $5,225,000 and $4,049,000 at December 31, 2009 and 2008, respectively. During 2009, new loans and advances to directors and executive officers of the Corporation and their associates totaled $6,454,000, while repayments totaled $2,680,000.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The Bank grants loans to customers who reside primarily in Macomb, St. Clair, Oakland, and Wayne Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the local economy has traditionally been dependent upon the automotive industry. Additionally, the Bank had approximately $168.4 million in outstanding loans at December 31, 2009, to commercial borrowers in the real estate rental and property management industry. Approximately 65% of all commercial real estate loans are owner occupied.
LOAN PORTFOLIO
The following table sets forth the composition of our loan portfolios as of the dates indicated. The loan amounts in the table reflect amounts before deductions for loans in process, deferred loan fees and discounts and allowance for credit losses.

	2009	2008	2007	2006	2005
	(In thousands)
Commercial real estate (1)	$273,578	$284,811	$264,685	$236,399	$201,348
Commercial and industrial	48,782	38,714	33,039	28,393	26,753
Residential real estate	51,101	54,409	60,799	72,517	74,601
Home equity lines	21,889	21,230	20,906	17,614	18,545
Consumer loans	6,961	7,107	9,754	11,666	13,054
Credit cards	856	846	729	693	650

Total loans	$403,167	$407,117	$389,912	$367,282	$334,951

(1)	Included in the category of commercial real estate in the above table are real estate construction loans totaling $11.2 million, $22.9 million, $47.8 million, $42.4 million and $18.2 million for the years ended 2009, 2008, 2007, 2006 and 2005, respectively.
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
The following tables illustrate the maturity of selected loan portfolios at December 31, 2009. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The tables do not reflect the effects of interest rate adjustments and possible repayments.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Commercial and industrial loans due during the years ending December 31,

(In thousands)
2010	$37,064
2011 to 2014	8,660
2015 and thereafter	3,058

Total loans	$48,782

The total amount of commercial and industrial loans due after December 31, 2010 which have fixed interest rates is $6.1 million, while there are $5.6 million in loans due after such date which have floating or adjustable interest rates. Some of these loans may have floor interest rate levels which are reported as fixed interest rate loans.
Real estate construction loans due during the years ending December 31,

(In thousands)
2010	$10,865
2011 to 2014	299
2015 and thereafter	—

Total loans	$11,164

The total amount of construction loans due after December 31, 2010 which have fixed interest rates is $299,000. There are no loans due after such dates which have floating or adjustable interest rates.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(5) Allowance for Credit Losses
A summary of the activity in the allowance for credit losses for the years ended December 31 is as follows:

	December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of the period	$7,315	$6,403	$3,815	$3,580	$3,377
Charge-offs:
Commercial real estate	7,257	6,895	338	—	181
Commercial and industrial	1,205	270	110	248	57
Residential real estate	486	426	106	21	103
Home equity lines	538	577	131	21	—
Consumer loans	237	669	382	40	171
Credit cards	54	33	33	13	12

Total charge-offs	9,777	8,870	1,100	343	524

Recoveries:
Commercial real estate	72	52	—	—	1
Commercial and industrial	400	218	12	14	606
Residential real estate	23	—	—	8	—
Home equity lines	3	1	—	—	—
Consumer loans	71	7	69	5	18
Credit cards	—	2	7	1	2

Total recoveries	569	280	88	28	627

Net charge-offs	9,208	8,590	1,012	315	(103)

Provision charged to earnings	14,850	9,502	3,600	550	100

Balance at the end of the period	$12,957	$7,315	$6,403	$3,815	$3,580

As a percentage of total portfolio loans	3.21%	1.80%	1.64%	1.04%	1.07%

Ratio of net charge-offs (net recoveries) during the period to average loans during the period	2.22%	2.17%	0.27%	0.09%	(0.03%)
The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses inherent in the loan portfolio. The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates for impairment those loans classified as substandard, under its internal risk rating system, on an individual basis. The level and allocation of the allowance is determined primarily on management’s evaluation of collateral value, less the cost of disposal, for loans reviewed in this category. The remainder of the total loan portfolio is segmented into homogeneous loan pools with similar risk characteristics for evaluation. The Corporation uses factors such as historical portfolio losses, national and local economic trends and levels of delinquency to determine the appropriate level and allocation of the allowance for loans in this grouping. The Corporation’s policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. The allowance for credit losses contains allocations for specific loans or loan types; the entire allowance is available for charge-off of any loan based on management’s discretion. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.
The Corporation considers a loan impaired when it is probable that not all of the interest and principal will be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage loans and consumer loans) are considered impaired.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Analysis of Allowance for Credit Losses
     The following table contains reserve allocations for types of loans for the years presented.

	Commercial	Commercial	Residential	Home Equity	Consumer	Credit
	Real Estate	and Industrial	Real Estate	Lines	Loans	Cards	Unallocated	Total
				(Dollars in thousands)
Balances:

December 31, 2009	$8,537	$1,195	$1,736	$682	$616	$66	$125	$12,957
% of loans in category	67.87%	12.09%	12.67%	5.43%	1.73%	0.21%		100.00%

December 31, 2008	$4,221	$936	$869	$669	$502	$85	$33	$7,315
% of loans in category	70.00%	9.50%	13.40%	5.20%	1.70%	0.20%		100.00%

December 31, 2007	$4,360	$302	$824	$396	$314	$50	$157	$6,403
% of loans in category	67.80%	8.50%	15.60%	5.40%	2.50%	0.20%		100.00%

December 31, 2006	$1,741	$499	$931	$436	$155	$26	$27	$3,815
% of loans in category	64.40%	7.70%	19.70%	4.80%	3.20%	0.20%		100.00%

December 31, 2005	$1,526	$594	$993	$138	$154	$24	$151	$3,580
% of loans in category	60.10%	8.00%	22.30%	5.50%	3.90%	0.20%		100.00%
LEGAL LENDING LIMIT
Pursuant to state regulations, the Bank is limited in the amount that it may lend to a single borrower or group of borrowers. As of December 31, 2009, the legal lending limit was approximately $6.7 million or 15% of capital and surplus of the Bank; however, that limit can be increased to approximately $11.1 million or 25% of capital and surplus, with two-thirds approval by the Board of Directors.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Nonperforming Assets
The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio. See “Loans” and “Allowance for Credit Losses” under Notes 4 and 5 of Notes to Consolidated Financial Statements.

	December 31,
	2009	2008	2007	2006	2005
			(In thousands)
Nonaccrual loans:
Commercial real estate	$16,020	$12,579	$14,379	$2,711	$1,637
Commercial and industrial	584	96	146	646	985
Residential real estate	5,673	3,578	2,053	—	67
Home equity lines	219	760	354	—	—
Consumer loans	378	571	30	—	—
Credit cards	—	—	—	—	—

Total	22,874	17,584	16,962	3,357	2,689

Accruing loans delinquent more than 90 days:
Commercial real estate	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Residential real estate	—	—	654	876	621
Home equity lines	—	—	44	336	—
Consumer loans	—	—	—	160	1
Credit cards	7	44	25	1	1

Total	7	44	723	1,373	623

Total nonperforming loans	$22,881	$17,628	$17,685	$4,730	$3,312

Troubled debt restructured loans:
Commercial real estate	20,341	6,078	—	—	—
Commercial and industrial	83	1,589	—	—	—
Residential real estate	—	495	253	—	—

Total	20,424	8,162	253	—	—

Other real estate owned:
Commercial real estate	8,881	2,493	319	—	—
Residential real estate	419	420	535	108	112

Total	9,300	2,913	854	108	112

Other repossessed assets:

Boats	494	976	—	—	—

Total nonperforming loans as a percentage of total loans	5.68%	4.33%	4.54%	1.29%	0.99%

Allowance for loan losses to nonperforming loans	56.62%	41.50%	21.57%	75.69%	101.96%
At December 31, 2009, restructured loans within the meaning of Accounting by Debtors and Creditors for Troubled Debt Restructurings, codified in ASC 470, increased to $20.4 million from $8.2 million at December 31, 2008. A total of $3.6 million and $2.2 million of troubled debt restructurings are classified as nonaccrual loans and reported in total nonaccrual loans for December 31, 2009 and 2008, respectively. Of those loans reported as troubled debt restructured loans, $20.4 million or 99% were contractually current.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The Corporation did not recognize any interest income in 2009, 2008 and 2007 on those loans classified as nonaccruing for the period ended December 31, 2009, 2008 and 2007. The amount of interest that would have been recognized on those loans classified as nonaccruing, if the loans were in accrual status during that same time period, was $1,676,000, $1,750,000 and $332,000 during the periods of 2009, 2008 and 2007, respectively.
Nonperforming loans without a related allowance for credit losses totaled $4.8 million and $7.3 million for the periods ended December 31, 2009 and 2008, respectively. Nonperforming loans with a related allowance for credit losses totaled $18.0 million and $18.4 million for the periods ended December 31, 2009 and 2008, respectively. At December 31, 2009, of the loans without a related specific allowance, $1.1 million of the $7.4 million had partial charge offs of the loan balance to the estimated net realizable value. The related allowance for nonperforming loans for the period ended December 31, 2009 and 2008 was $5.5 million and $3.0 million, respectively. Total nonperforming loans averaged $27.7 million in 2009, $20.3 million in 2008 and $16.7 million in 2007.
(6) Property and Equipment
A summary of property and equipment as of December 31 is as follows:

	2009	2008
	(In thousands)
Land	$1,340	$1,340
Buildings and improvements	5,984	5,941
Building construction in process	—	182
Leasehold improvements	1,653	1,650
Furniture and equipment	5,183	4,709
Vehicles	32	42

	14,192	13,864

Less: accumulated depreciation and amortization	5,086	4,503

Net property and equipment	$9,106	$9,361

(7) Time Deposits
As of December 31, 2009, scheduled maturities of all time deposits are as follows:

Year Ending December 31,	(In thousands)
2010	$185,075
2011	56,835
2012	51,169
2013	360
2014	11,304
Subsequent years	—

Total Time Deposits	$304,743

The following table depicts the maturity distribution of certificates of deposit with balances of $100,000 or more at December 31, 2009.

(In thousands)
Three months or less	$51,651
Over three months to twelve months	94,395
Over one year to three years	76,758
Over three years	4,170

Total time deposits of $100,000 or more	$226,974

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(8) Short-term Borrowings
During the first quarter of 2007, the Corporation borrowed $19.0 million in a wholesale structured repurchase agreement with an interest rate tied to the three month Libor rate. On March 3, 2008, the borrowing changed to a fixed interest rate of 4.95% until March 2, 2017.
Short-term borrowings at December 31, 2009, consisted of short-term FHLB advances of $22.0 million and short-term securities sold with an agreement to repurchase of $22.1 million. Repurchase agreements generally mature within one day. Following are details of short-term borrowings for the dates or periods indicated:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)
Amount outstanding at end of year:
Short-term repurchase agreements	$22,106	$20,394	$13,659
Short-term FHLB advances	$22,000	$25,500	$23,795

Weighted average interest rate on ending balance:
Short-term repurchase agreements	1.49%	1.62%	3.00%
Short-term FHLB advances	4.56%	3.50%	4.14%

Maximum amount outstanding at any month end during the year:
Short-term repurchase agreements	$25,771	$20,394	$14,932
Short-term FHLB advances	$29,000	$25,500	$23,795

Average amount outstanding during the year:
Short-term repurchase agreements	$20,863	$13,589	$13,330
Short-term FHLB advances	$31,000	$17,484	$19,831

Weighted average interest rate:
Short-term repurchase agreements	1.55%	1.97%	3.10%
Short-term FHLB advances	4.03%	4.05%	4.16%
(9) FHLB Advances
In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate instruments and to attempt to minimize the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. The advances are collateralized by residential and commercial mortgage loans under a specific collateral agreement totaling approximately $200.8 million and $235.0 million at December 31, 2009 and 2008, respectively. The advances are also secured by specific investment securities with an amortized cost of $5.4 million and $25.6 million and fair market values of $5.5 million and $25.6 million at December 31, 2009 and 2008, respectively. All advances at December 31, 2009 had prepayment penalties. All advances have final maturities without callable provisions.
FHLB advances outstanding were as follows:

	December 31, 2009		December 31, 2008
	Ending	Average rate	Ending	Average rate
	Balance	at end of period	Balance	at end of period
		(Dollars in thousands)
Short-term FHLB advances	$22,000	4.56%	$25,500	3.50%
Long-term FHLB advances	43,700	4.77%	82,700	4.43%

	$65,700	4.70%	$108,200	4.21%

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Long-term advances were comprised of 17 advances with maturities ranging from January 2011 to June 2016.
The principal maturities of long-term advances outstanding at December 31, 2009, are as follows:

Year Ending December 31,	(In thousands)
2010	$22,000
2011	10,500
2012	7,000
2013	—
2014	—
Subsequent years	26,200

Total	$65,700

(10) ESOP Note Payable
In 1999, the Bank’s employee stock ownership plan (“ESOP”) entered into a 10 year variable rate loan with an outside financial institution. In the fourth quarter of 2008, the loan was paid in full. The Corporation had guaranteed the loan with the ESOP stock pledged as collateral. In addition, the Bank issued a letter of credit supporting the loan.
(11) Subordinated Debentures
On February 13, 2007, Community Central Capital Trust II (Trust II), a statutory trust formed by the Corporation for the purpose of issuing trust preferred securities, issued $18,000,000 aggregate liquidation amount of cumulative trust preferred securities. The Trust II securities bear a fixed distribution rate of 6.71% per annum through March 6, 2017, and thereafter will bear a floating distribution rate equal to 90-day Libor plus 1.65%. The Trust II securities are redeemable at the Corporation’s option, in whole or in part, at par beginning March 6, 2017, and if not sooner redeemed, mature on March 6, 2037. The Trust II securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended. The gross proceeds of the offering were used to purchase junior subordinated debentures from the Corporation totaling $18,557,000, which bears the same terms and repayment provisions as the trust preferred securities. Additionally, an interest rate swap for a like kind notional value was secured, designed to convert the fixed rate on the debenture to a variable rate. In the first quarter of 2009, the Corporation elected to unwind and terminate the interest rate swap position based on management’s determination that the interest rate swap would no longer provide a benefit to the Corporation. Management elected the fair value option for the subordinated debenture (see Note 21).
On June 29, 2007, the Corporation redeemed $10.0 million of the subordinated debentures issued to Community Central Capital Trust II.
The trust preferred securities may constitute up to 25% of Tier I capital. Any amount in excess of this limit may be included as Tier 2 capital. At December 31, 2009, $6.5 million of the trust preferred issuance was included in the Corporation’s Tier 1 capital, with the remaining $11.5 million included in Tier 2 capital.
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
Quantitative measures established by regulation require the Corporation and the Bank to maintain minimum amounts and ratios of Tier I capital and total capital (as defined in the regulations) to risk-weighted assets. The

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Corporation and the Bank are also subject to a minimum Tier I leverage ratio expressed as a percentage of quarterly average assets (as defined). The Corporation is further subject to leverage ratios consisting of primary capital and total capital as a percentage of assets at period end. Management believes, as of December 31, 2009, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject and the Bank is considered “well capitalized.” The Corporation and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items. Capital amounts and classifications are also subject to qualitative judgments about components, risk weightings, and other factors in which the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent the overall financial condition. If the Bank is only adequately capitalized, regulatory approval is required to accept brokered deposits; and if the Bank is undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.
Preferred Stock Issuance
In December 2009 and January 2010, we raised a total of $4.2 million in capital through the sale of Series B cumulative convertible perpetual preferred stock. The Series B preferred stock can be converted into common stock of the Corporation at any time by the holders, or by the Corporation under certain circumstances, at an initial conversion price of $8.00 per share of common stock, subject to adjustment and certain limitations, as described below. A warrant to purchase shares of the Corporation’s common stock is attached to each share of Series B preferred stock. Each warrant represents the right of the holder to purchase 20 shares of the Corporation’s common stock at a purchase price of $5.00 per common share and is exercisable for ten years. Dividends on the Series B preferred stock are payable quarterly in arrears at a rate of 5.00% per annum, if and when declared by the Corporation’s Board of Directors. Dividends on the Series B preferred shares are cumulative. On or after August 1, 2010, the Series B preferred stock will be subject to mandatory conversion into common stock under certain circumstances, including the Corporation’s stock price trading at or above $10.00 per share, subject to adjustment.
In December 2008 and February 2009, the Corporation raised a total of $3.55 million in capital through the sale of Series A noncumulative convertible perpetual preferred stock. The Series A preferred stock can be converted into common stock of the Corporation at any time by the holders, or by the Corporation under certain circumstances, at an initial conversion price of $10.00 per share of common stock, subject to adjustment and certain limitations as described below. Dividends on the Series A preferred stock are payable quarterly in arrears at a rate of 12.00% per annum, if and when declared by the Corporation’s Board of Directors and are not cumulative. The Series A preferred stock is subject to mandatory conversion into common stock under certain circumstances, including the Corporation’s stock price trading at or above $11.00 per share, subject to adjustment.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table shows the Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, as well as certain minimum requirements:

	2009		2008		Minimum Ratio for Capital Adequacy	Ratio to be
	Capital	Ratio	Capital	Ratio	Purposes	“Well Capitalized”
	(Dollars in thousands)
Tier I capital to risk-weighted assets
Consolidated	$24,584	6.31%	$45,054	10.41%	4%	NA
Bank only	31,133	7.99%	39,928	9.28%	4%	6%

Total capital to risk-weighted assets
Consolidated	$44,619	11.44%	$57,199	13.22%	8%	NA
Bank only	36,102	9.27%	45,338	10.54%	8%	10%

Tier I capital to average assets
Consolidated	$24,584	4.47%	$45,054	8.21%	4%	NA
Bank only	31,133	5.67%	39,928	7.30%	4%	5%
The Bank was categorized as adequately capitalized at December 31, 2009 and well capitalized at December 31, 2008. Since the Bank was adequately capitalized at December 31, 2009, regulatory approval is required to accept brokered deposits. Effective January 1, 2010, the interest rate paid for deposits by institutions that are less than well capitalized will be limited to 75 basis points above the national rate for similar products unless the institution can support to the FDIC that prevailing rates in its market area exceed the national average.
(13) Benefit Plans
Defined Contribution Plan - The Corporation has a 401(k) defined contribution savings plan for employees. Employer contributions are discretionary and are determined annually by the Board of Directors. Employer contributions of $167,000, $181,000 and $162,000 were paid or accrued for the periods ended December 31, 2009, 2008 and 2007.
Employee Stock Ownership Plan - During the second quarter of 1999, the Bank established an ESOP for the benefit of eligible employees. As of December 31, 2009, the ESOP had a total of 71,947 shares of the Corporation’s common stock, all of which were classified as committed-to-be released. Under the ESOP, the shares of stock committed-to-be released into all participants’ accounts are directly proportional to the ratio of the principal reductions to the total original principal amount. During the fourth quarter of 2008, the ESOP fully repaid the loan that originally funded the purchase of common stock held in the ESOP. Dividends paid by the Corporation on unearned shares of common stock held by the ESOP may be used to repay the loan or used to purchase the Corporation’s common stock at the discretion of the plan administrator. As of December 31, 2009, all shares in the ESOP were committed-to-be released, with no remaining unearned.
The ESOP borrowed $500,000 from a bank to purchase shares of the Corporation’s stock (see Note 10). This loan was fully repaid during the fourth quarter of 2008.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Information regarding the ESOP transactions for the years ended December 31 is as follows:

	2009	2008	2007
Amounts paid by the ESOP for:	(In thousands)
Debt repayment *	$—	$36	$59
Interest	$—	$1	$6
Other	$—	$5	$4

Amounts received from the Corporation as:
Contributions to the ESOP	$—	$42	$69

*	Includes debt repayment in 2008 and 2007 from cash contained in the ESOP from accumulated dividends.
Supplemental Executive Retirement Plan – Effective April 30, 2003, the Corporation began sponsoring a non-qualifying defined benefit plan to provide supplemental retirement benefits for certain key executives. The plan, which started in April 2003, benefiting five current and one former executive officers. Two of the participants have a minimum annual benefit upon retirement of $75,000 and a maximum benefit of 50% of the average of the three highest years of compensation for fifteen years. The remaining officers have an annual benefit payable upon retirement of $50,000 for fifteen years. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2009 and 2008.

	2009	2008
	(In thousands)
Plan assets at fair value	$—	$—
Benefit obligation	2,512	2,072

Overfunded (underfunded) status	$(2,512)	$(2,072)

Pension liability	$(2,512)	$(2,072)

Net pension costs	$540	$396

Actuarial comparisons:

Weighted average discount rate	6.15%	7.00%
Increase in future compensation levels	3.00%	3.00%
To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2009, the cash surrender value of all bank owned life insurance policies on the participants amounted to $11.3 million.
Stock Option Plans — The Corporation currently has three active stock plans. Under the 1996 and 2000 Employee Stock Option Plans (“Employee Plans”), options for 58,564 and 66,000 shares of common stock, respectively, were available for awards to key employees. No options are presently available for grant under the 1996 and 2000 Employee Stock Option Plans, although options to purchase 52,839 shares of Corporation common stock were outstanding and unexercised as of December 31, 2009. Under the 2002 Incentive Plan, as amended, up to 46,305 shares were available for grant to directors and 341,195 shares were available for grant to employees. In December 2009, 50,000 stock options were granted under the 2002 Incentive Plan to employees with terms of 10 years. Also in 2009, as part of the annual stock award provision of the 2002 Incentive Plan, 300 shares of common stock were awarded to each Director for a total of 2,400 shares. At December 31, 2009, 18,467 shares were available for award to employees and 22,500 shares were available for award to directors. Under the 2002 Incentive plan, 2009 was the last year in which director awards could be made. The shares awarded were recorded as director and employee compensation expense, respectively. The stock awards immediately vest and

Community Central Bank Corporation
Notes to Consolidated Financial Statements
are valued and expensed based on the closing price of the common stock on the day of issuance. Under all plans, the exercise price of each option equals at least the market price of the Corporation’s common stock at the date of grant.
The Corporation recognizes compensation expense for stock options awarded over the vesting period based on the fair value of the options granted, which is determined using the Black Scholes option pricing model. The volatility assumption used in the Black Scholes formula is based on the volatility of Community Central Bank Corporation common stock, which is traded on the NASDAQ Capital Market. The weighted average assumptions used in the Black Scholes model are noted in the table at the bottom of the page. The Corporation uses historic data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Corporation has estimated the fair value of the options issued in December 2009 at $1.34 per share. The options become exercisable on January 2, 2010 for 33% of the shares covered under the agreement and for an additional 33% of the shares annually thereafter. Compensation expense connected with these options will be recognized at an annual rate of $29,000 from December 2009 through January 2012 for a total of $60,000, net of expected forfeitures. The forfeiture rate is assumed to be 10.00% of the total compensation expense. The Corporation will recognize compensation expense evenly over the requisite service period in future years through 2012. Options issued in 2008 and 2007 had an estimated fair value of $1.18 and $2.43 per share, respectively. The Corporation recognized $57,000 in compensation expense for those options vesting after the date of adoption of ASC 718 Stock Compensation under the modified prospective method and there is no remaining compensation expense associated with this group of options in future years since they are fully vested. No tax expense was recognized as the options were incentive stock options. At December 31, 2009, the Corporation had $173,000 in unrecognized compensation expense that will be expensed over the remaining vesting period of the respective stock options.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Stock-based employee compensation expense, net of related tax effects, included in reported net income	84	57	31
The fair value of each option grant is estimated on the date of the grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	2009	2008	2007
Dividend yield or expected dividends	—	—	3.24%
Risk free interest rate	3.84%	2.50%	4.20%
Expected life	10 years	10 years	10 years
Expected volatility	88.08%	50.27%	34.50%

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Following is a summary of the stock option activity for the periods indicated and the stock options outstanding at the end of such periods:

				Year Ended December 31,
	2009			2008		2007
			Weighted		Weighted		Weighted
	Number of		Average	Number of	Average	Number of	Average
	Shares		Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning of period	303,475		$7.91	286,993	$9.10	330,272	$8.93
Granted	50,000		1.55	49,750	1.89	47,500	7.59
Exercised	—		—	—	—	(56,638)	5.57
Forfeited	(1,988)		10.66	(33,268)	9.21	(34,141)	11.19

Outstanding, end of year	351,487	(a)	$6.99	303,475	$7.91	286,993	$9.10

The following table shows summary information about stock options outstanding at December 31, 2009:

Stock Options Outstanding				Stock Options Exercisable
		Weighted Average	Weighted		Weighted
Range of	Number	Remaining	Average Exercise	Number of	Average Exercise
Exercise Prices	of Shares	Contractual Life	Price	Shares	Price
$4.30	4,534	.1 years	$4.30	4,534	$4.30
4.52	5,331	.8 years	4.52	5,331	4.52
4.98	8,794	1.3 years	4.98	8,794	4.98
4.71	15,516	1.4 years	4.71	15,516	4.71
6.99 — 7.34	27,439	2.4 years	6.96	27,439	6.96
8.28	6,078	3.5 years	8.28	6,078	8.28
9.82 — 10.31	21,882	3.9 years	9.84	21,882	9.82
11.15	37,982	4.9 years	11.15	37,982	11.15
13.15	3,583	5.6 years	13.15	3,583	13.15
11.98 — 13.15	41,348	7.9 years	11.98	41,348	11.98
10.76	32,000	7.0 years	10.76	12,800	10.76
7.59	47,500	7.9 years	7.59	19,000	7.59
1.89	49,500	9.0 years	1.89	16,583	1.89
1.55	50,000	10.0 years	1.55	—	—

	351,487		$6.99	220,870	$8.58

All share number and exercise price data have been adjusted to reflect the issuance of stock dividends.

(a)	The aggregate intrinsic value of the options outstanding and exercisable as of December 31, 2009, based on the share price of $1.40 for CCBC common stock at December 31, 2009, was $0. No stock options were exercised in 2009. The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $0 and $152,000, respectively.

Community Central Bank Corporation
Notes to Consolidated Financial Statements
(14) Leases
Operating expense includes rentals on leased facilities and certain equipment in the amount of $258,000, $329,000 and $339,000 for 2009, 2008 and 2007, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2009:

Year ending December 31,	(In thousands)
2010	$256
2011	212
2012	210
2013	211
2014	174
Subsequent years	255

Total minimum rental payments	$1,318

(15) Other Operating Expense
The following is a summary of significant components of other operating expense for the periods indicated:

	2009	2008	2007
Year Ended December 31,	(In thousands)
Advertising, business development and public relations	$426	$536	$528
Data processing	773	728	625
Professional and regulatory fees	577	600	417
Legal fees	743	465	288
Director fees	262	281	283
Printing and supplies	187	206	172
Telephone	157	174	177
Other real estate owned	3,403	2,056	68
Loan closing	39	105	113
Impairment loss	—	743	—
Other insurance	114	117	127
Deposit insurance	1,367	410	283
Michigan business tax	64	12	128
Repossessed asset expense	486	31	—
Other	1,230	860	940

Total other operating expense	$9,828	$7,324	$4,149

(16) Taxes on Income
The Corporation and the Bank file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation’s assets and liabilities. The income tax expense for the years ended December 31 consists of the following:

	2009	2008	2007
		(In thousands)
Current tax (benefit) expense	$(1,770)	$(489)	$266
Deferred tax (benefit) expense	(2,934)	(943)	(561)
Change in valuation allowance	5,911	—	—

Total income tax (benefit) expense	$1,207	$(1,432)	$(295)

Community Central Bank Corporation
Notes to Consolidated Financial Statements
At December 31, 2009, the conclusion was drawn that a valuation allowance was needed based primarily on our net operating loss for 2008 and 2009 and the challenging environment currently confronting banks that could impact future operating results. As a result, we recorded a $5.9 million valuation allowance on deferred tax assets at December 31, 2009 that was charged to federal income tax expense. The valuation allowance may be reversed to income in future periods to the extent that the related deferred tax assets are realized or the valuation allowance is no longer required. The temporary differences and carry forwards which comprise deferred tax assets and liabilities at December 31 are as follows:

	2009	2008
	(In thousands)
Deferred tax assets
Provision for loan losses	$4,310	$2,321
Depreciation	85	91
SERP Expense	854	705
Net operating loss	3,377	1,990
Intangible asset amortization	72	74
Other real estate owned	738	540
AMT carryforward	—	73
Other	481	408

	9,917	6,202

Valuation allowance for deferred tax assets	(5,911)	—

Total net deferred tax assets	$4,006	$6,202

Deferred tax liabilities
Financial instruments at fair value option	(3,465)	(2,820)
Original issue discount	(18)	(63)
Accretion	(6)	(27)
FHLB dividends	(104)	(104)
Net deferred loan fees	(40)	(32)
Goodwill amortization	(65)	(51)
Other	(308)	(127)

Gross deferred liablilites	(4,006)	(3,224)

Net deferred tax asset	$—	$2,978

The Corporation has net operating loss carry forwards of approximately $9,932,000 that are available to reduce future taxable income through the years ending December 31, 2029.
The Corporation’s effective tax rates differ from the statutory federal tax rates. The following is a summary of such differences:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Provision (benefit) at statutory federal income tax rate	$(4,567)	$(1,135)	$146
Nondeductible expenditures	64	45	62
Tax exempt municipal interest	(96)	(186)	(384)
Increase in cash surrender value of bank owned life insurance	(105)	(156)	(119)
Valuation adjustment	5,911	—	—

Provision (benefit) at effective federal income tax rate	$1,207	$(1,432)	$(295)

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

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The recorded carrying amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
		(In thousands)
Financial Assets:
Cash and cash equivalents	$34,163	$34,163	$16,162	$16,162
Trading securities (a)	—	—	17,463	17,463
Securities available for sale	65,903	65,903	78,067	78,046
Securities held to maturity	3,467	3,469	1,515	1,494
FHLB stock	5,877	5,877	5,877	5,877
Residential mortgages held for sale	3,497	3,497	3,302	3,302
Loans, net of allowance	392,210	402,500	399,802	416,903
Accrued interest receivable	1,878	1,878	2,479	2,479
Interest rate swap	—	—	3,538	3,538

Financial Liabilities:
Demand and savings deposits	96,388	96,388	80,908	80,908
Time deposits	304,743	311,102	276,468	286,145
Repurchase agreements	41,106	41,106	39,394	39,394
FHLB advances	65,700	66,883	108,200	111,738
Accrued interest payable	618	618	1,050	1,050
Subordinated debentures (a)	8,366	8,366	12,757	12,757

(a)	Carried under the fair value option under ASC 825, Financial Instruments, the Fair Value Option
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

Community Central Bank Corporation
Notes to Consolidated Financial Statements
A summary of commitments not recorded on the balance sheet at December 31 is as follows:

	2009	2008
	(In thousands)
Unused home equity lines of credit	$8,390	$9,819
Unused credit card lines	2,386	1,890
Unused portion of construction lines of credit	4,906	7,756
Unused portion of all other credit lines	50,916	49,652
Standby letters of credit	650	1,015

Total outstanding commitments	$67,248	$70,132

(19) Restrictions on Dividends, Loans and Advances
Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The Corporation and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Under the State of Michigan Banking Code, the Bank is also restricted from paying dividends to the Corporation until its deficit retained earnings has been restored. The Bank has a retained earnings deficit of approximately $9.7 million at December 31, 2009.
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

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Parent-only Balance Sheet

	December 31,
	2009	2008
	(In thousands)
Assets

Cash	$813	$3,523
Accrued interest receivable	—	32
Investment in subsidiary	34,941	41,773
Investment in unconsolidated subsidiary	557	557
Other assets	—	3,595

Total Assets	$36,311	$49,480

Liabilities and Stockholders’ Equity

Due to subsidiary/Other liabilities	$959	$738
Net deferred tax liability	2,998	1,591
Subordinated debentures	8,366	12,757

Total Liabilities	12,323	15,086

Preferred stock	7,146	3,050
Common stock	32,214	32,125
Retained deficit	(15,536)	(516)
Accumulated other comprehensive income	164	(265)

Total Stockholders’ Equity	23,988	34,394

Total Liabilities and Stockholders’ Equity	$36,311	$49,480

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Parent-only Statement of Operations

	December 31,
	2009	2008	2007
	(In thousands)
Operating Income

Interest income	$34	$84	$391

Other income	—	10	—

Dividend from subsidiary	—	250	1,400

Total Interest and Dividend Income	34	344	1,791

Interest Expense
Subordinated debentures	1,235	905	929

Net interest (loss) income	(1,201)	(561)	862

Change in fair value of assets/liabilities	4,066	7,710	—

Other expense	790	721	932

Total Operating Expense	790	721	932

Income (Loss) Before Taxes and Undistributed Income of Subsidiary	2,075	6,428	(70)

Income tax expense (benefit)	803	2,123	(597)

Income Before Share in Undistributed Income (loss) of Subsidiary	1,272	4,305	527

Share of undistributed (loss) income of subsidiary	(15,910)	(6,267)	1,884

Net Income (Loss)	$(14,638)	$(1,962)	$2,411
Dividends declared on preferred shares	(382)	—	—

Net Income (Loss) available on common shares	$(15,020)	$(1,962)	$2,411

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Parent-only Statement of Cash Flow

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Operating Activities
Net income (loss)	$(14,638)	$(1,962)	$724
Adjustments to reconcile net income to net cash flow from operating activities
Net gain on instruments at fair value	(4,066)	(7,710)	(1,811)
Undistributed income of subsidiary	15,910	6,267	475
Decrease (increase) in other assets	3,627	(779)	(456)
Increase (decrease) in other liabilities	221	58	125
Other operating adjustments	1,167	2,926	612

Net Cash (Used in) Provided by Operating Activities	2,221	(1,200)	(331)

Investing Activities
Capital contribution to subsidiaries	(8,650)	(3,750)	(133)

Net Cash Used in Investing Activities	(8,650)	(3,750)	(133)

Financing Activities
Stock options exercised/awards	5	17	341
Issuance of preferred shares	4,096	3,050	—
Issuance and redemption of subordinated debentures	—	—	8,247
Cash dividend paid	(382)	(351)	(932)
Repurchase of stock	—	(7)	(3,400)

Net Cash Provided by Financing Activities	3,719	2,709	4,256

(Decrease) Increase in Cash	(2,710)	(2,241)	3,792
Cash at the Beginning of the Period	3,523	5,764	1,972

Cash at the End of the Period	$813	$3,523	$5,764

(21) Fair Value Option for Financial Assets and Financial Liabilities
The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Additionally, from time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
Fair Value Hierarchy
Under ASC 820, Fair Value Measurements, the Corporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
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

Community Central Bank Corporation
Notes to Consolidated Financial Statements
Management has elected the fair value option for the following reasons for each of the eligible items or group of similar eligible items.
Investment Securities:
In the first quarter of 2009, the Corporation elected to sell substantially all of the investment securities recorded as trading securities, and to unwind the hedging interest rate swap position with the counterparty which resulted in realizing a combined net loss of $400,000 in 2009. This was based on management’s determination that the combination of the securities and interest rate swap would no longer provide a benefit to the Corporation in the current historically low interest rate environment. The Corporation had held the securities and interest rate swap for an extended amount of time under ASC 825, Financial Instruments, the Fair Value Option.
Subordinated Debentures:
Management elected the fair value option for its subordinated debenture. Management considers the subordinated debenture a critical component for future growth and wished to utilize interest rate swaps at that point in time to hedge the risk of this longer term liability. Management elected the fair value option accounting treatment for interest rate swaps because it was less complex than alternative methods and therefore suitable for a community bank with limited resources. Management has elected the fair value option on the subordinated debenture which was issued on February 13, 2007 for $18.6 million. Additionally, an interest rate swap for a like kind notional value was secured, in part, to reduce any volatility associated with the recognition of the fair value option under ASC 825, Financial Instruments, the Fair Value Option. Under the interest rate swap, the Corporation has agreed to receive a fixed rate of 6.71% and pay Libor plus 170 basis points. The debenture carries an interest rate fixed for 10 years at 6.71%, and was originally based on a ten year treasury interest rate swap of 5.06%, plus 165 basis points and was prior to the settlement of the interest rate swap hedging market fluctuations. In the first quarter of 2009, the Corporation elected to unwind the interest rate swap position with the counterparty which resulted in realizing $3.3 million, which represented substantially all of the unrealized gains which had been recorded as noninterest income, under the fair value option through December 31, 2008. This was based on management’s determination that the interest rate swap would no longer provide a benefit to the Corporation.
Management has the intent to utilize the fair value option on selected financial assets and liabilities on a go forward basis.
The valuations of the instruments measured under ASC 820, Fair Value Measurements, for 2007 were measured under a market approach using matrix pricing investment for investment securities and the income approach using observable data for the liabilities reported under ASC 825, Financial Instruments, Fair Value Option. The inputs were observable for the asset and liability yields on commonly quoted intervals based on similar assets and liabilities for level 2 instruments. Community Central Bank Corporation does not have a credit rating through any major credit research credit rating facility. The Trust Preferred Market from which a basis for pricing on the subordinated debenture is arrived at is reflective of changes in the commercial banking environment. The determination of fair value of the subordinated debenture is considered by management to be reflective of the current assessments as to the market for fixed rate trust preferred and subordinated debentures of similar duration and characteristics. During several quarterly periods, the trust preferred market reflected only a small base of participants in the market place. The disarray in the credit markets contributed to the lack of market transactions in this financial instrument. Under ASC 820, Fair Value Measurements and Disclosures, management evaluated factors to determine whether there has been a significant decrease in volume of activity for the liability compared to normal market activity. Based on the factors observable to management contained in ASC 820, Fair Value Measurements and Disclosures, management concluded that quoted prices may not be determinative of fair value. Management also evaluated the circumstances to determine whether the issuance of subordinated debentures and trust preferred securities was orderly based on the weight of evidence available. Based on the factors contained in ASC 820, Fair Value Measurements and Disclosures, management concluded the market for bank subordinated debentures and trust preferred securities was not orderly. Management has used all observable data available, including the market data for subordinated debentures and trust preferred securities traded as assets, to obtain additional observable information. The inputs and valuation techniques used by management to determine fair value included pricing models for like type financial instruments priced to a yield to maturity of that instrument. Management uses market surveys for like type instruments in aiding the valuation process. Management also

Community Central Bank Corporation
Notes to Consolidated Financial Statements
considers market data for the issuance of subordinated debentures in evaluating the appropriate fair value of the instrument. Multiple inputs are used in the valuation process including assumptions on credit spreads, projected yield curves and other modeling techniques used in pricing financial instruments to determine the fair value after incorporating all known factors and adjustments which may be significant. A determination was made, based upon the significance of unobservable parameters as of December 31, 2009 to the overall fair value measurement, to continue to report the subordinated debentures under level 3 significant unobservable inputs. In addition to the unobservable components, or level 3 components, observable components that can be validated to external sources are part of the validation methodology. The net change in fair value associated with all instruments recorded under ASC 825, Financial Instruments, Fair Value Option, totaled $3.9 million for 2009, versus $7.5 million for 2008. The decrease was primarily related to smaller gains recorded in the fair market value of the subordinated debenture connected with the issuance of trust preferred securities.
The dramatic widening of market credit spreads for this instrument favorably impacted the relative fair value of this financial liability. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future.
Securities Available for Sale, at Fair Value: The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (level 2 inputs).
The table below contains the fair value measurement at December 31, 2009 using the identified valuations and the changes in fair value for the twelve month period ended December 31, 2009.

				Changes in fair
				value for twelve
				months ended
				December 31, 2009
				measured at fair
		Fair Value Measurement at		value pursuant to
		December 31, 2009		election of the fair value option

		Significant Other	Significant	Other Gains or Losses in
	Fair Value	Observable	Unobservable	noninterest income
	Measurements	Inputs	Inputs	pretax income

Description	12/31/2009	(Level 2)	(Level 3)
		(In thousands of dollars)
Trading Securities	$—	$—	$—	$(132)
Securities available for sale	65,903	65,903	—	—
Interest rate swap hedging securities	—	—	—	(75)
Subordinated Debentures	8,366	—	8,366	4,391
Interest rate swap hedging subordinated debentures	—	—	—	(325)

				$3,859

Community Central Bank Corporation
Notes to Consolidated Financial Statements

				Changes in fair
				value for twelve
				months ended
				December 31, 2008
				measured at fair
		Fair Value Measurement at		value pursuant to
		December 31, 2008		election of the fair value options

		Significant Other	Significant	Other Gains or Losses in
	Fair Value	Observable	Unobservable	noninterest income
	Measurements	Inputs	Inputs	pretax income

Description	12/31/2008	(Level 2)	(Level 3)
		(In thousands of dollars)
Trading Securities	$17,463	$17,463	$—	$262
Securities available for sale	76,552	76,552	—	—
Interest rate swap hedging securities	(958)	(958)	—	(417)
Federal Home Loan Bank Advances	—	—	—	(14)
Subordinated Debentures	12,757	—	12,757	4,840
Interest rate swap hedging subordinated debentures	3,538	3,538	—	2,870

				$7,541

Interest income and interest expense of the respective financial instruments have been recorded in the consolidated statement of income based on the category of financial instrument.
Changes in level 3 recurring fair value measurements
The tables below include a roll forward of the balance sheet amounts for the twelve month period ended, December 31, 2009 and 2008 (including the change in fair value), for financial instruments classified by the Corporation within level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within level 3, the determination is based upon the significance of the unobservable parameters to the overall fair value measurement. However, level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is, components that can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Also, the Corporation attempts to risk manage the observable components of level 3 financial instruments using derivative positions that are classified within level 2 of the valuation hierarchy; as these level 2 risk management instruments are not included below, the gains or losses in the table do not reflect the effect of the Corporation’s risk management activities related to such level 3 instruments.

Community Central Bank Corporation
Notes to Consolidated Financial Statements

Fair value measurements using significant unobservable inputs
(In thousands)
Changes in unrealized
gains / (losses)
		Total realized /	Purchases	Transfers		related to financial
For the year ended	Fair Value	unrealized	issuances	in and / or	Fair Value	instruments held at
December 31, 2009	January 1, 2009	gains / (losses)	settlements, net	out of Level 3	December 31, 2009	December 31, 2009
Subordinated Debentures	$12,757	$4,391	$—	$—	$8,366	$4,391

Changes in unrealized
gains / (losses)
		Total realized /	Purchases	Transfers		related to financial
For the year ended	Fair Value	unrealized	issuances	in and / or	Fair Value	instruments held at
December 31, 2008	January 1, 2008	gains / (losses)	settlements, net	out of Level 3	December 31, 2008	December 31, 2008
Subordinated Debentures	$17,597	$4,840	$—	$—	$12,757	$4,840
Assets Measured at Fair Value on a Nonrecurring Basis
Impaired Loans
The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC 310, Accounting by Creditors for Impairment of a Loan. The fair value of impaired loans is estimated using primarily collateral value. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. The fair value of the collateral is based on an observable market price, current appraised value and management’s estimates of collateral and other market conditions. Due to the lack of market transactions, volatility in pricing and other factors, some of which may be unobservable, the Corporation recorded the impaired loans as nonrecurring level 3.
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

Community Central Bank Corporation
Notes to Consolidated Financial Statements
The following table presents assets measured at fair value on a nonrecurring basis at December 31, 2009.

		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable	Total Losses for
	Balance at	Assets	Inputs	Inputs	the year ended
Assets	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
	(In thousands)
December 31, 2009 Impaired loans	$11,722	$—	$—	$11,722	$5,481

Other real estate owned	9,300	—	—	9,300	1,271

					Total Losses for
					the year ended
					December 31, 2008
December 31, 2008 Impaired loans	$17,936	$—	$—	$17,936	$4,509

Other real estate owned	2,913	—	—	2,913	1,075

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
Future factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Deposit Insurance Corporation, Michigan Office of Financial and Insurance Services or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to sell other real estate owned without suffering unanticipated losses; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Corporation’s reports filed with the Securities and Exchange Commission.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
EXECUTIVE SUMMARY
Community Central Bank Corporation is the holding company for Community Central Bank (the “Bank”) in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, St. Clair and Wayne counties with a full range of lending, deposit, trust, wealth management and Internet banking services. The Bank operates four full service facilities in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and central and northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank. The Corporation’s common shares trade on The NASDAQ Capital Market under the symbol “CCBD.”
Our results of operations depend largely on net interest income. Net interest income is the difference in interest income the Corporation earns on interest-earning assets, which comprise primarily commercial and residential real estate loans and, to a lesser extent, commercial business and consumer loans, and the interest the Corporation pays on our interest-bearing liabilities, which are primarily deposits and borrowings. Management strives to match the repricing characteristics of the interest earning assets and interest bearing liabilities to protect net interest income from changes in market interest rates and changes in the shape of the yield curve.
The results of our operations may also be affected by local and general economic conditions. The largest geographic segment of our customer base is in Macomb County, Michigan. The economic base of the County continues to diversify from the automotive service sector, although the impact of the restructuring of the American automobile companies has a direct impact on southeastern Michigan. A slowdown in the local and statewide economy has produced increased financial strain on segments of the Bank’s customer base. The Bank has experienced increased delinquency levels and losses in its loan portfolio, primarily with commercial real estate, residential developer loans within the commercial real estate loan portfolio, with commercial and industrial loans, and with residential real estate loans. Further downturns in the local economy may affect the demand for, and performance of, commercial loans and related small to medium sized business related products. This could have a significant impact on how the Corporation deploys earning assets. The competitive environment among other financial institutions and financial service providers and the Bank in the Macomb, Oakland, St. Clair and Wayne counties of Michigan may affect the pricing levels of various loan and deposit products. The impact of competitive rates on deposit products may increase the relative cost of funds for the Corporation and thus negatively impact net interest income.
The weakness in the economy continues to affect parts of our loan portfolio requiring a higher provision for loan losses. We recorded a $14.9 million provision for loan losses in 2009. In addition, net charge-offs for 2009 represented 2.22% of total average loans on an annualized basis. Total nonaccruing loans and loans past due 90 days or more and still accruing interest totaled $22.9 million, or 5.68% of total loans at December 31, 2009 compared to $17.6 million, or 4.32% at December 31, 2008. The allowance for loan losses at December 31, 2009 was $13.0 million, or 3.21% of total loans compared to $7.3 million, or 1.80% at December 31, 2008. In addition to the nonaccrual loans stated above, as of December 31, 2009, restructured loans increased to $20.4 million from $8.2 million at December 31, 2008. Although our nonperforming loan level and other real estate owned levels continue to pressure our earnings, we continue to proactively deal with these issues. Unless and until we can substantially reduce our levels of nonperforming loans and other real estate owned, however, we do not expect to return to profitability.
We continue to focus on strategies to preserve and increase capital, and emphasize segments of operations that are capital efficient, such as our mortgage banking operations, our branch deposit operations as well as our Trust and Wealth divisions. An ongoing effort to increase our core deposits has resulted in a reduction in our cost of funds. During 2009, our deposits increased $43.8 million. Brokered deposits decreased $39.8 million. We also decreased Federal Home Loan Bank (“FHLB”) advances $42.5 million during 2009, replacing them with lower cost core deposit funding.
Management is planning on reducing the brokered time deposits and FHLB advances for the foreseeable future, though these funding sources will continue to be important to the Bank. Management plans to reduce total assets to help increase the capital ratios and thereby increase capital availability for potential future provision expense.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The total net interest income of the Corporation will be somewhat negatively affected by the planned decrease in earning assets. The decrease in earning assets should not have a negative effect on net interest margin as the reduction in wholesale funds is a relatively high cost of funds producing relatively compressed interest rate spreads at levels smaller than the current net interest margin.
In December 2009 the Corporation raised a total of $4.2 million in capital through the sale of Series B cumulative convertible perpetual preferred stock. The Series B preferred stock can be converted into common stock of the Corporation at any time by the holders, or by the Corporation under certain circumstances, at an initial conversion price of $8.00 per share of common stock, subject to adjustment and certain limitations, as described below. A warrant to purchase shares of the Corporation’s common stock is attached to each share of Series B preferred stock. Each warrant represents the right of the holder to purchase 20 shares of the Corporation’s common stock at a purchase price of $5.00 per common share and is exercisable for ten years. Dividends on the Series B preferred stock are payable quarterly in arrears at a rate of 5.00% per annum, if and when declared by the Corporation’s Board of Directors. Dividends on the Series B preferred shares are cumulative. On or after August 1, 2010, the Series B preferred stock will be subject to mandatory conversion into common stock under certain circumstances, including the Corporation’s stock price trading at or above $10.00 per share, subject to adjustment.
In December 2008 and February 2009, the Corporation raised a total of $3.55 million in capital through the sale of Series A noncumulative convertible perpetual preferred stock. The Series A preferred stock can be converted into common stock of the Corporation at any time by the holders, or by the Corporation under certain circumstances, at an initial conversion price of $10.00 per share of common stock, subject to adjustment and certain limitations as described below. Dividends on the Series A preferred stock are payable quarterly in arrears at a rate of 12.00% per annum, if and when declared by the Corporation’s Board of Directors and are not cumulative. The Series A preferred stock is subject to mandatory conversion into common stock under certain circumstances, including the Corporation’s stock price trading at or above $11.00 per share, subject to adjustment.
Selected Financial Information
     The following tables set forth the Selected Consolidated Financial Statements for the period reported.
Selected Financial Condition Data

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Total assets	$543,846	$556,950	$520,305	$505,028	$462,012
Trading securities at fair value option	—	17,463	20,115	—	—
Securities available for sale	65,903	76,552	66,809	80,916	84,177
Securities held to maturity	3,467	1,515	977	1,017	1,094
Gross loans	403,167	407,117	389,912	367,282	334,951
Allowance for credit losses	12,957	7,315	6,403	3,815	3,580

Total deposits	401,131	357,376	328,635	355,856	314,373
FHLB advances	65,700	108,200	104,495	83,528	86,545
Repurchase agreements	41,106	39,394	32,659	15,688	13,184
Subordinated debentures	8,366	12,757	17,597	10,310	10,310
Total stockholders’ equity	23,988	34,394	33,228	36,665	35,532

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Summary of Operations

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)
Interest income	$28,797	$30,422	$32,925	$31,475	$24,230
Interest expense	16,791	19,047	20,735	18,892	11,555

Net interest income	12,006	11,375	12,190	12,583	12,675
Provision for credit losses	14,850	9,502	3,600	550	100
Non-interest income	9,570	11,451	5,692	4,935	4,809
Non-interest expense	20,157	16,718	13,853	14,509	13,132

Income (loss) before taxes	(13,431)	(3,394)	429	2,459	4,252

Provision for income tax (benefit) expense	1,207	(1,432)	(295)	363	1,179

Net income (loss)	$(14,638)	$(1,962)	$724	$2,096	$3,073

Dividends declared on preferred shares	(382)	—	—	—	—

Net income (loss) available to common shares	$(15,020)	$(1,962)	$724	$2,096	$3,073

Per share data:*
Basic earnings	$(4.02)	$(0.53)	$0.19	$0.52	$0.80
Diluted earnings	$(4.02)	$(0.53)	$0.19	$0.51	$0.78
Dividend declared	$—	$0.10	$0.24	$0.24	$0.21

*	Per share data has been retroactively adjusted to reflect the issuance of stock dividends.
Selected Financial Ratios

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
Nonperforming loans as a percentage of total loans	5.68%	4.33%	4.40%	1.29%	0.99%
Allowance for credit losses as a percentage of total loans	3.21%	1.80%	1.64%	1.04%	1.07%
Allowance for credit losses as a percentage of nonperforming loans	56.62%	41.50%	21.57%	75.69%	101.96%
Return on average assets	(2.63%)	(0.36%)	0.14%	0.42%	0.72%
Return on average equity	(43.95%)	(5.85%)	2.06%	5.82%	9.43%
Net interest margin	2.35%	2.30%	2.68%	2.83%	3.23%
Dividend payout ratio	0.00%	(17.89%)	128.59%	43.80%	24.15%
Average equity to average assets	6.01%	6.18%	6.86%	7.25%	7.61%
Application of Critical Accounting Policies
Allowance for Credit Losses: The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, on an individual basis for impairment. The level and allocation of the allowance is determined primarily on management’s evaluation of collateral value, less the cost of disposal, for loans reviewed in this category. The remainder of the total loan portfolio is segmented into homogeneous loan pools with similar risk characteristics for evaluation. The Corporation uses factors such as, historical portfolio losses, national and local economic trends and levels of delinquency to determine the appropriate level and allocation of the allowance for loans in this

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
grouping. The Corporation’s policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses.
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
Assets
At December 31, 2009, the Corporation’s total assets were $543.8 million, a decrease of $13.1 million or 2.35%, from December 31, 2008. The largest segment of asset decline for the year ended December 31, 2009 occurred in the trading securities and the available for sale investment portfolio which decreased in total $28.1 million. Partially offsetting the decrease in investments was an increase in cash and cash equivalents of $18.0 million. Trading securities decreased $17.5 million in 2009 primarily from the call and sale of agency securities. Securities available for sale of $65.9 million decreased $10.6 million from the maturity, call and sale of instruments. The Corporation has increased its short term cash position in order to increase its liquidity given the current economic uncertainties and to reduce its regulatory capital requirements.
Commercial real estate loans decreased $11.3 million in 2009, or 3.94%, from 2008. The decrease in the commercial real estate portfolio was entirely related to a decrease in construction and land development loans which decreased $11.7 million during 2009. The Corporation actively pursued strategies to reduce the exposure in construction and land development loans in 2009 through foreclosure of real estate and loan charge offs. The primary collateral on these loans is commercial real estate, although other forms of collateral are also used to secure the loans. We also typically obtain the personal guarantees of the borrowers. Commercial and industrial loans at December 31, 2009 totaled $48.8 million, an increase of $10.1 million or 26.01%, over the year ended December 31, 2008. Commercial and industrial loans as a percentage of total loans comprised 12.10% at December 31, 2009, an increase from 9.51% of total loans at December 31, 2008. The growth in commercial and industrial loans included those loans secured with non-real estate collateral such as receivables and deposit accounts held with the Bank. The Corporation has historically had a lower percentage of commercial and industrial type loans compared to commercial real estate loans as it concentrates its lending in the commercial real estate sector. We expect the commercial real estate and the commercial and industrial loan portfolios to shrink given the Corporation’s and Bank’s capital levels and the continuing economic difficulties in our market area.
The residential mortgage loan portfolio totaled $51.1 million at December 31, 2009, a decrease of $3.3 million or 6.08%, from 2008. The Corporation continues to sell the residential mortgage loans it originates as the yields available from these loans is relatively lower in comparison to the commercial base. The Corporation does retain the servicing, allowing the Corporation to retain customers and the related deposit base, coupled with other banking products. Adjustable rate loans represented $30.8 million, or 60.2%, of the total residential mortgage loan portfolio at December 31, 2009. Residential mortgage loans are made principally as an accommodation to our business banking customers. The residential ARM loans reprice typically at 400 basis points over the one year Treasury rate. The home equity lines of credit (“HELOC”) totaled $21.9 million, or 5.42% of total loans, at December 31, 2009, an increase of $659,000 from 2008. This portfolio product is tied to The Wall Street Journal prime interest rate. These loans are secured by real estate and are currently originated with loan to values (including all prior liens) up to 80% of the appraised value of the real estate. The Corporation has significantly curtailed lending in this segment of the loan portfolio due to the dramatic decline in real estate collateral values in southeastern Michigan and nationwide.
Consumer loans (excluding HELOCs and credit card loans) totaled $7.0 million at December 31, 2009, a decrease of $146,000 from December 31, 2008, as management intentionally sought to reduce the Corporation’s exposure in this portfolio. The largest portion of the consumer loan portfolio is comprised of boat loans. The Corporation’s geographic proximity to Lake St. Clair and the lending experience in this area have contributed to this segment of the portfolio. In 2005, the Corporation offered less competitive interest rates on boat loans to reduce potential credit exposure in this area. The current downturn in the local economy has adversely affected the ability of borrowers to repay the outstanding loans. At December 31, 2009, boat loans comprised approximately $5.6

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
million, or 80.0%, of the consumer loan portfolio and 1.39% of total loans compared to $6.0 million, or 84.0%, of the consumer portfolio and 1.50% of total loans at December 31, 2008.
Mortgage loans held for sale totaled $3.5 million at December 31, 2009 compared to $3.3 million at December 31, 2008. The mortgage loans were originated by the Bank’s mortgage subsidiary. While the total amount of mortgages held for sale increased slightly from December 31, 2008 to December 31, 2009, the total volume of residential mortgages sold increased to $136.2 million during 2009 from $71.0 million during 2008. Loans closed generally remain in loans held for sale for less than 30 days in duration. Loans are normally committed for sale before funding takes place.
The investment security portfolio totaled $69.4 million at December 31, 2009, compared to $95.5 million at December 31, 2008, and was comprised of securities held as available for sale, held to maturity and held as trading.
Total securities available for sale decreased $10.6 million from December 31, 2008 to $65.9 million at December 31, 2009, primarily from the sale and maturity of $12.0 million of U.S. Agency debt, $7.1 million in bank qualified municipal bonds, and $6.8 million of U.S. Agency collateralized mortgage obligations. The decreases in the investment portfolio were offset by increases of $15.2 million in U.S. Agency mortgage backed securities. The majority of the available for sale investment portfolio, or $56.2 million, was comprised of Ginnie Mae (GNMA) mortgage backed instruments. These securities are guaranteed by the full faith and credit of the U.S. government. Additionally, these investments carry a zero risk weighting relative to the risk based capital ratio of the Corporation and Bank. At December 31, 2009, the available for sale portfolio had net unrealized gains of $250,000, or approximately 0.38%, of the aggregate portfolio. As of December 31, 2009, the available for sale portfolio comprised $60.8 million in U.S. Agency mortgage backed securities, including collateralized mortgage obligations and $4.4 million in bank qualified tax exempt municipal bonds. The remaining portion of the available for sale portfolio represents approximately 1 percent of the outstanding balances. U.S. Agency mortgage backed securities are primarily pledged against repurchase agreements and advances from the Federal Home Loan Bank of Indianapolis. The Corporation had less than half of one percent of the portfolio invested in corporate instruments at December 31, 2009. Unrealized losses have not been recognized into income, except for those securities classified as trading, because the issuers’ bonds are of high credit quality. The Corporation has the intent and ability to hold the securities classified under available for sale for the foreseeable future and declines in the fair value are primarily due to increased market interest rates. A substantial part of the portfolio restructuring was related to achieving capital efficiency with instruments with very low capital requirements.
In the first quarter of 2009, the Corporation elected to sell substantially all of the investment securities recorded as trading and to unwind the hedging interest rate swap position with the counterparty which resulted in realizing a combined net loss of $400,000 in 2009. This was based on management’s determination that the combination of the securities and interest rate swap would no longer provide a benefit to the Corporation in the current historically low interest rate environment. The Corporation had held the securities and interest rate swap for an extended amount of time under ASC 825, Financial Instruments, the Fair Value Option.
The downturn in local economic conditions has led to an increase in delinquency and foreclosure activity in our market area, as it has nationwide. Nonaccrual loans in the category of commercial real estate totaled $16.0 million at December 31, 2009, and increased $3.4 million from December 31, 2008. The increase in nonaccruing commercial real estate loans was due in part to the continued weakness in the southeastern Michigan economy. Commercial and industrial nonaccrual loans totaled $584,000 at December 31, 2009, and increased moderately from $96,000 at December 31, 2008. Nonaccrual residential real estate loans totaled $5.7 million at December 31, 2009, which was an increase of $2.1 million compared to December 31, 2008. Nonaccruing home equity lines of credit totaled $219,000 at December 31, 2009 compared to $760,000 at December 31, 2008. The total nonaccruing consumer loans of $378,000 decreased from the $571,000 recorded at December 31, 2008, and is primarily attributable to a reduction in delinquent boat loans in the portfolio. Loans classified as troubled restructured debt involve forgiving a portion of interest or principal, making loans at materially less than market rates or terms or conditions not normally given to customers totaled $20.4 million. The Corporation continues to carefully monitor the performance of all of its loans. The allowance for loan losses compared to total loans at December 31, 2009 was 3.21% and the allowance for loan losses compared to nonperforming loans at that date was 56.62%.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Discussion and Analysis of Financial Condition and Results of Operations
For additional information on our nonperforming assets, see nonperforming assets under Note 5 of the Notes to Consolidated Financial Statements.
All loans are to be reported as being in nonaccrual status if: (a) they are maintained on a cash basis because of deterioration in the financial position of the borrower, (b) payment in full of interest or principal is not expected, or (c) principal or interest has been in default for a period of 90 days or more. If it can be documented that the loan obligation is both well secured and in the process of collection, the loan may stay on accrual status. Any exceptions to automatic nonaccrual status at 90 days must be approved in writing by the Senior Loan Officer and the Chief Financial Officer. A nonaccrual asset may be restored to an accrual status when none of its principal or interest is due and unpaid or when it otherwise becomes well secured and in the process of collection. A debt is “well-secured” if it is secured (1) by collateral in the form of liens on or pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt (including accrued interest) in full, or (2) by the guaranty of a financially responsible party. A debt is “in the process of collection” if collection of the debt is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future, generally within the next 90 days.
The allowance for credit losses as a percentage of total loans was 3.21% at December 31, 2009 versus 1.80% at December 31, 2008. The large increase in the reserve percentage was primarily attributable to an increase in impaired loans with collateral deficiency. The increase in the allowance for credit losses was attributable to both an increase in collateral dependent impaired loans and the magnitude of the decrease in fair value of the collateral. Management measures the level of impairment based on the underlying estimated fair value of the collateral for those loans measured for specific reserves in the allowance for credit losses. Management evaluates the condition of the loan portfolio on a quarterly basis to determine the adequacy of the allowance for credit losses. Management’s evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.
Net loan charge-offs to average loans for the year ended December 31, 2009 totaled 2.22%, compared to 2.17% for the year ended December 31, 2008. Total loan charge-offs for 2009 were $9.8 million, compared to $8.9 million in loan charge-offs in 2008. Total recoveries in 2009 were $569,000 compared to total recoveries of $280,000 in 2008. The largest level of charge-offs occurred in the commercial real estate loan area which totaled $7.3 million. This total contained $1.2 million in builder developer loans. The commercial and industrial, commercial real estate and residential mortgage portfolios experienced higher levels of net loan charge-offs compared to 2008. The Home Equity Lines of Credit (HELOC) portfolio and the consumer loan portfolio, which is comprised primarily of boat loans, experienced lower levels of loan charge offs compared to 2008.
The Corporation performs a detailed quarterly review of the allowance for credit losses. The Corporation evaluates those loans classified as substandard, under its internal risk rating system, for impairment on an individual basis and a specific allowance is established if the loan is determined to be impaired. At December 31, 2009, the specific allowance for the commercial real estate portfolio was $8.5 million, which represented a $4.3 million increase from December 31, 2008. The specific reserve level for the commercial and industrial portfolio of $1.2 million represented a $259,000 increase from 2008. The residential real estate loans specific allowance was $1.7 million, or an increase of $867,000 or double the 2008 level of $869,000. This increase reflects the continued high level of residential mortgage loans in nonaccrual status with substantial decreases in the value of the real estate. The specific allowance for the HELOC portfolio and consumer and credit card loans was $682,000 and $616,000, respectively. The HELOC portfolio specific allowance remained almost unchanged, partially reflecting improved levels of nonperforming loans in this category. The consumer loan specific allowance increased $114,000 from 2008 to $616,000, reflecting the historically high loss rate in this portfolio of primarily boat loans. The changes in reserve allocations between the types of loans were the result of changes in impairment as defined under accounting standards.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The level of allocation of the allowance is determined primarily by management’s evaluation of collateral value, less the cost of disposal, for the loans reviewed in this category. The remainder of the loan portfolio is segmented into loan pools with similar risk characteristics for evaluation for probable loan losses.
The primary risk element considered by management regarding each consumer and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor’s rights in order to preserve the Bank’s position. The primary risk elements concerning commercial and industrial loans and commercial real estate loans are the financial condition of the borrower, the sufficiency of collateral and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value.
At December 31, 2009, loans totaling $23.8 million comprising primarily commercial real estate loans, were not included in the non-performing asset table contained in Note 5 of the Notes to Consolidated Financial Statements where the known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to fully comply with present loan repayment terms and which may result in disclosure of such loans in the future.
Although management believes that the allowance for credit losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for credit losses. It must be understood that inherent risks and uncertainties related to the operation of a financial institution require management to depend on estimates, appraisals and evaluations of loans and collateral to prepare the Corporation’s financial statements. Changes in economic conditions and the financial prospects of borrowers may result in changes to the estimates, appraisals and evaluations used. In addition, if circumstances and losses differ substantially from management’s assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses and net income could be significantly impacted.
Liabilities
During the year ended December 31, 2009, total deposits increased $43.8 million to $401.1 million. The increase in deposits was attributable to an increase in noninterest bearing demand deposit accounts of $11.5 million and retail time deposits under $100,000 of $34.1 million. The increase was offset by declines in time deposits over $100,000 as the Corporation actively pursued reduction in brokered time deposits which are included in the total. Total brokered time deposits decreased $39.8 million in 2009, decreasing to $126.6 million from $166.4 million, as the Corporation replaced wholesale funding with organic growth in deposits. The Corporation continues to utilize strategies to reduce its level of wholesale funding both in brokered time deposits and FHLB advances. The Bank experienced core deposit growth in most deposit categories with all branches of the Bank posting deposit growth. Noninterest bearing deposits, primarily business related checking accounts, increased $11.5 million, or 33.79%, at December 31, 2009 compared to December 31, 2008. The continued growth in the Bank’s branch base and a continued focused business development effort has helped increase this area of the deposit base. The competitive rate environment amongst local financial institutions has made the Corporation decide in some cases not to raise the interest rate on the deposit product at the time, frequency or level to match or exceed interest rates given by local financial institutions. The Corporation continues to see competitive deposit rates offered by local financial institutions within the geographic proximity of the Bank, which could have the effect of increasing the cost of funds to a level higher than management projects. While the Bank will continue its focus on generating local deposits, it may be required to continue to use to a lesser extent, FHLB advances and brokered time deposits based on a nationwide interest rate structure, typically at what is considered to be premium interest rates. However, the local competition for certificate of deposit products has continued to be strong and the Bank has found the wholesale funding strategy to often effectively compete with the rates offered for similar term retail certificate of deposit products of local community and regional banks. If brokered deposits become unavailable to the Bank, cash equivalents and FHLB advances will be increasingly important as funding and liquidity options for the Bank.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following table shows the balance of specific deposit categories and the percentage of each category compared to total deposits:

	December 31, 2009		December 31, 2008
	Balance	Percentage	Balance	Percentage
		(Dollars in thousands)
Noninterest bearing demand	$45,716	11.40%	$34,169	9.56%
NOW accounts-interest bearing checking	17,059	4.25%	13,670	3.83%
Money Market	24,813	6.19%	24,484	6.85%
Savings	8,800	2.19%	8,585	2.40%
Time deposits under $100,000	77,769	19.39%	43,685	12.22%
Time deposits $100,000 and over	226,974	56.58%	232,783	65.14%

Total deposits	$401,131	100.00%	$357,376	100.00%

Short-term borrowings increased $1.7 million to $22.1 million at December 31, 2009 from December 31, 2008, due primarily to an increase in repurchase agreements which are based on the seasonal need for funds to the commercial and municipal customers who utilize the repurchase agreement product and may vary in total size dependent upon those customers’ needs. At December 31, 2009, short-term FHLB advances totaled $22.0 million and short-term repurchase agreements totaled $22.1 million. The weighted average interest rate paid on short-term borrowings at December 31, 2009 was 3.02%.
In June 2001, the Corporation started to borrow long-term advances from the FHLB to fund fixed rate investments, as part of its efforts to manage the interest rate risk associated with certain fixed rate commercial mortgage loans and investment securities. These advances are secured under a blanket security agreement by first mortgage loans and the pledging of certain securities. At December 31, 2009 FHLB advances were comprised of $22.0 million in short-term advances with a weighted average interest rate of 4.56% and long-term advances of $43.7 million with a weighted average interest rate of 4.77%. The aggregate weighted average interest rate of all FHLB advances was 4.70% with a weighted average remaining maturity of 3.0 years as of December 31, 2009. Long-term advances comprised 17 advances maturing from January 2011 to June 2016.
Stockholders’ Equity
Stockholders’ equity was $24.0 million as of December 31, 2009, which was a decrease of $10.4 million from December 31, 2008. The decrease in stockholders’ equity was primarily attributable to the net loss of $14.6 million recorded in 2009. The loss was magnified by the establishment of a valuation allowance for $5.9 million based on our determination that we may not be able to utilize in full our deferred tax asset for income tax purposes. The net change in the fair value associated with the Corporation’s subordinated debenture resulted in a valuation gain, as recorded in the consolidated statement of income, of $4.4 million in 2009, and a cumulative gain of $10.2 million, from inception in 2007. The valuation of this single instrument was a significant part of the Corporation’s equity at December 31, 2009. Partially offsetting the reduction in equity from the net loss was the successful issuance of Series B preferred stock for $4.1 million. Cash dividends paid on the Corporation’s Series A and B preferred stock decreased equity by $382,000 in 2009. The expense and corresponding increase in equity from the compensation expense for stock options awarded was $84,000. The continued low interest rate environment and the quality of the investment portfolio resulted in an increased market value of the available for sale investment security portfolio and the resulting increase in accumulated other comprehensive income of $429,000 for 2009.
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

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations

	Year Ended			Year Ended
	December 31, 2009 vs. 2008			December 31, 2008 vs. 2007
	Increase (Decrease)			Increase (Decrease)
	Due to Changes In			Due to Changes In
		Volume			Volume
	Total	and Both	Rate	Total	and Both	Rate
			(In thousands)
Earning Assets — Interest Income
Loans	$(70)	$1,469	$(1,539)	$(2,264)	$1,486	$(3,750)
Securities	(1,199)	(668)	(531)	(24)	72	(96)
Federal funds sold	(356)	2	(358)	(215)	93	(308)

Total	(1,625)	803	(2,428)	(2,503)	1,651	(4,154)

Deposits and Borrowed Funds — Interest Expense
NOW and money market accounts	(482)	(67)	(415)	(1,590)	(249)	(1,341)
Savings deposits	(169)	(29)	(140)	(82)	25	(107)
Time deposits	(1,388)	984	(2,372)	(354)	1,009	(1,363)
FHLB advances and repurchase agreements	(545)	(331)	(214)	1,057	1,127	(70)
Capitalized lease obligation and ESOP loan	(1)	(1)	—	(5)	(3)	(2)
Subordinated debentures	329	201	128	(714)	(113)	(601)

Total	(2,256)	757	(3,013)	(1,688)	1,796	(3,484)

Net Interest Income	$631	$46	$585	$(815)	$(145)	$(670)

Net interest income was $12.0 million for the year ended December 31, 2009, an increase of $631,000, or 5.55%, compared to the year ended December 31, 2008. Net interest margin, as measured on a tax equivalent basis, was 2.35% for 2009 compared with 2.30% in 2008. The increase in net interest margin was primarily the result of a higher level of noninterest bearing deposits. The reversal of interest and forgone interest totaled approximately $2.6 million and affected the net interest margin negatively by 45 basis points or approximately 16% of the decrease in net interest margin.
Interest income decreased $1.6 million, or 5.34%, to $28.8 million for the year ended December 31, 2009, compared to $30.4 million for the year ended December 31, 2008. The decrease in interest income was attributable primarily to a decrease in market interest rates, with the largest decrease attributable to the continued decline in loan yields, as fixed rate loans continued to reprice due to the historic drop in short-term interest rates instituted by the Federal Reserve Bank in 2008. Also affecting the decline in interest income from total loans was the higher overall level of nonperforming assets during 2009 compared to 2008, since loans classified as nonaccrual do not accrue interest income. Additionally loans classified as Troubled Debt Restructurings often carry a reduced interest rate compared to market rates to provide payment relief to the borrower and affect the overall loan portfolio yield. The decrease in interest income from securities for the same time period was caused by decreases in short-term interest rates, deleveraging of the investment portfolio and the restructuring of the investment portfolio to reduce duration. The substantial decrease in the overnight federal funds rate to nearly zero had a negative effect on interest income. The total yield of federal funds sold overnight was only 17 basis points.
Interest expense decreased $2.3 million, or 11.84%, to $16.8 million for the year ended December 31, 2009, compared to $19.0 million for the year ended December 31, 2008. The decrease in interest expense from 2009 compared to 2008 was due to the large and historic drop in market interest rates during 2009, with every category of interest-bearing liabilities posting a decline in interest expense.
Interest income decreased $2.5 million, or 7.60%, from $30.4 million for the year ended December 31, 2008, compared to $32.9 million for the year ended December 31, 2007. The decrease in interest income was attributable primarily to a decrease in market interest rates, with the largest decrease attributable to the decline in

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
loan yields due to the historic drop in short-term interest rates instituted by the Federal Reserve Bank in 2008. Also affecting the decline in interest income from total loans was the higher overall level of nonperforming assets during 2008 compared to 2007, since loans classified as nonaccrual do not accrue interest income. The slight decrease in interest income from securities for the same time period was caused by decreases in short-term interest rates and resulting reinvestment of the security portfolio runoff at lower market rates. Partially offsetting this decrease was an overall average increase in the security portfolio volume from 2007 to 2008. Interest expense decreased $1.7 million, or 8.14%, to $19.0 million for the year ended December 31, 2008, compared to $20.7 million for the year ended December 31, 2007. The decrease in interest expense from 2008 compared to 2007 was due to the large and historic drop in market interest rates during 2008, with every category of interest-bearing liabilities posting a decline in interest expense, except for the category of FHLB borrowings which had increased solely due to volume levels.
The average yield on earning assets for 2009 was 5.55% compared to 5.97% in 2008. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2009 was 6.06% compared to 6.45% in 2008. At the end of 2009, the Community Central Bank prime rate stood at 5.0%. The Corporation’s prime interest rate for primarily commercial loan customers did not move in tandem with the federal funds rate movement during every rate decrease. The overnight federal funds rate started 2008 at 4.25% moving to almost zero at the end of 2008 and remaining zero throughout 2009. The commercial, commercial real estate and HELOC portfolios that reprice with prime interest rate changes totaled approximately $106 million and were the primary driver for the decrease in total loan yield during 2009. The Corporation’s security portfolio had an average non-tax adjusted yield of 4.02% during 2009. The yield was 55 basis points lower than the average yield recorded in 2008. At December 31, 2009, $4.0 million of the total $69.1 million investment portfolio was variable rate.
The average rate paid on interest-bearing liabilities in 2009 was 3.58% compared to 4.07% in 2008. The decrease in the average rate was due to the decrease in overall market interest rates. The decrease in the average yield for NOW and money market accounts for 2009 were primarily attributable to the indexed money market account, with an average yield of 0.69% in 2009 versus 1.56% in 2008. The average yield paid on savings also decreased, moving to 0.63% in 2009, from 1.64% in 2008. The average yield on time deposits decreased due to the decrease in market rates and the repricing characteristics of this deposit category. The yield on the total time deposit portfolio decreased to 3.53% in 2009 from 4.49% in 2008. The yield on FHLB advances and repurchase agreements decreased to 4.08% in 2009 from 4.23% in 2008 due to the repricing of variable advances and the decrease in the interest rate paid on retail repurchase agreements. This was partially offset by an increase in the reset rate of the wholesale structured repurchase agreements totaling $19.0 million. The average rate paid on the subordinated debenture increased in 2009 to 6.66% from 5.83%, reflecting the effects of the interest rate swap which reduced the overall cost of funds on this instrument in 2008 and was unwound in 2009.
The average yield on earning assets for 2008 was 5.97% compared to 6.84% in 2007. The average yield on the total loan portfolio, which contains both loans held for sale and investment for 2008, was 6.45% compared to 7.45% in 2007. At the end of 2008, the Community Central Bank prime rate stood at 5.0%. The Corporation’s prime interest rate for primarily commercial loan customers did not move in tandem with the federal funds rate movement during every rate decrease. The overnight federal funds rate started 2008 at 4.25% moving to almost zero at the end of 2008. The commercial, commercial real estate and HELOC portfolios that reprice with prime interest rate changes totaled approximately $133.0 million and were the primary driver for the decrease in total loan yield during 2008. The Corporation’s security portfolio had an average non-tax adjusted yield of 4.57% during 2008. The yield was slightly lower than the average yield recorded. At December 31, 2008, $10.4 million of the total investment portfolio was variable rate.
The average rate paid on interest-bearing liabilities in 2008 was 4.07% compared to 4.72% in 2007. The decrease in the average rate was due to the decrease in overall market interest rates. The decrease in the average rate for NOW and money market accounts for 2008 were primarily attributable to the indexed money market account, with an average rate of 1.56% in 2008 versus 3.66% in 2007. The average rate paid on savings also decreased, moving to 1.64% in 2008, from 2.50% in 2007. The average rate on time deposits decreased due to the decrease in market rates and the repricing characteristics of this deposit category. The rate on the total time deposit portfolio decreased to 4.49% in 2008 from 5.09% in 2007. The rate on FHLB advances and repurchase agreements decreased to 4.23% in 2008 from 4.29% in 2007 due to the repricing of variable advances and the decrease in the interest rate paid on retail repurchase agreements. This was partially offset by an increase in the reset rate of the

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
wholesale structured repurchase agreements totaling $19.0 million. The average rate paid on the subordinated debenture decreased in 2008 to 5.83% from 7.76%, reflecting the effects of the interest rate swap which reduced the overall cost of funds on this instrument. The interest rate swap lowered the cost of funds as short-term interest rates continued to decrease in 2008.
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

	2009			2008			2007
			Average			Average			Average
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Paid	Balance	Expense	Paid	Balance	Expense	Paid
					(In thousands)
Assets
Loans	$421,747	$25,570	6.06%	$397,600	$25,640	6.45%	$374,502	$27,904	7.45%
Securities	79,570	3,197	4.02%	96,226	4,396	4.57%	94,669	4,420	4.67%
Federal funds sold	17,219	30	0.17%	16,597	386	2.44%	12,003	601	5.01%

Total Earning Assets / Total Interest Income / Average Yield	518,536	28,797	5.55%	510,423	30,422	5.97%	481,174	32,925	6.84%

Cash and due from banks	9,663			7,822			7,173
All other assets	26,293			24,986			23,523

Total Assets	$554,492			$543,231			$511,870

Liabilities & Stockholders’ Equity
NOW and money market accounts	$38,007	263	0.69%	$47,852	745	1.56%	$63,773	2,335	3.66%
Savings deposits	9,092	57	0.63%	13,804	226	1.64%	12,321	308	2.50%
Time deposits	275,904	9,753	3.53%	248,314	11,141	4.49%	225,934	11,495	5.09%
FHLB advances and repurchase agreements	134,394	5,483	4.08%	142,512	6,028	4.23%	115,962	4,971	4.29%
ESOP Loan	—	—	0.00%	15	1	5.33%	67	6	8.96%
Subordinated debentures	11,266	1,235	6.66%	15,528	906	5.83%	20,880	1,620	7.76%

Total Interest Bearing Liabilities/ Total Interest Expense / Average Interest Rate Spread	468,663	16,791	3.58%	468,025	19,047	4.07%	438,937	20,735	4.72%

Noninterest bearing deposits	49,051			37,470			34,594
All other liabilities	3,477			4,176			3,234
Stockholders’ equity	33,301			33,560			35,105

Total Liabilities & Equity	$554,492			$543,231			$511,870

Net Interest Income		$12,006			$11,375			$12,190

Net Interest Rate Spread			1.97%			1.90%			2.12%

Net Interest Margin (Net Interest Income / Total Earning Assets)			2.32%			2.23%			2.53%

Taxable equivalent			2.35%			2.30%			2.68%

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Provision for Credit Losses
The provision for credit losses for the year ended December 31, 2009 was $14.9 million, an increase of $5.4 million from 2008. The increase in the provision was due primarily to impairment in commercial real estate loans. Builder developer loans which affected the provision in 2008 had a much lower impact in 2009. The provision for credit losses for the year ended December 31, 2008 was $9.5 million, an increase of $5.9 million from 2007. This large increase was primarily due to provision expense related to builder developer loans in 2008. See Management’s Discussion and Analysis of Financial Condition and Results of Operations-Assets for a more detailed discussion.
Noninterest Income
Noninterest income was $9.6 million for 2009, decreasing $1.9 million, or 16.43%, from 2008. The decrease was primarily related to gains recorded from the change in fair market value of assets and liabilities as measured under the fair value for 2009 compared to 2008, when $3.9 million and $7.5 million were recorded, respectively. The gains recorded in 2009 have been largely attributable to the fair value of the subordinated debenture connected with the issuance of trust preferred securities. The dramatic widening of market credit spreads for subordinated debentures and trust preferred securities changed the relative fair value of this financial liability dramatically. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Fiduciary income was $319,000 for 2009, which was a decrease of $51,000 or 13.78%, from 2008 as a result of market declines in assessable assets held under management. Mortgage banking income comprised primarily of gains on the sale of residential mortgages was $3.3 million for 2009. The increase of $1.7 million, or 112.0%, from 2008 was reflective of the sizeable growth in the secondary market sales of government FHA and FNMA mortgages, spurred by low mortgage interest rates in 2009 and government stimulus programs such as the first time home buyers tax credit. Net realized gains from the sale of securities were $726,000 for 2009 and were attributable to restructuring activities in the available for sale securities portfolio. The category of other noninterest income totaling $944,000 in 2009 decreased $332,000, primarily from losses on the disposal of repossessed assets and other real estate owned.
Noninterest income was $11.5 million for 2008, an increase of $5.8 million, or 101.2%, from 2007. The increase was primarily related to a net change in the fair value of financial assets and liabilities measured at fair value, which totaled $7.5 million on a pretax basis and $5.0 million after tax. The Corporation issued an $18.0 million subordinated debenture in February 2007, and this instrument was chosen for fair value accounting treatment as part of the early adoption of the new accounting standard, which led to the increase in income. The dramatic widening of market credit spreads experienced during 2008 increased the relative fair value of this financial liability dramatically. The Corporation hedged itself from changes in interest rates with an interest rate swap which was also accounted for at fair value. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time than we are currently experiencing. The interest rate swap had a net favorable change in fair value during 2008 of $2.9 million dollars and an overall fair value of a positive $3.5 million at December 31, 2008. In the first quarter of 2009, the Corporation elected to unwind the interest rate swap position with the counterparty which resulted in realizing a $3.3 million gain representing substantially all of the unrealized gains that had been recorded as noninterest income through December 31, 2008. Management continues to closely monitor changes in credit spreads which are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future.
Fiduciary income of $370,000 decreased $67,000, or 15.33%, during 2008 compared to 2007 from overall declines in the assessable fee based market values of trust assets. The decline in market values of trust assets followed the general trends in the overall equity market experienced in 2008. The Corporation had $75 million in assets under management in its trust division at December 31, 2009. Deposit service charge income of $488,000 during 2008 increased $69,000, or 16.47%, from 2007 primarily from increased service charge fees and a broadened branch base. Income from gains on the sale of residential mortgages of $1.6 million decreased $803,000 from 2007, or 34.0%, and was reflective of the decline in home sales experienced in the Midwest region. Other income of $1.3 million increased $123,000, or 10.67%, from 2007, due to an increase in several areas of noninterest income, including the net change from the increase in the cash surrender value of bank owned life insurance of $110,000. Net realized gains from the sale of securities were $214,000 for 2008 and were attributable to restructuring activities in the available for sale security portfolio.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Noninterest Expense
Noninterest expense was $20.2 million for 2009, an increase of 20.57% or $3.4 million from 2008 as a result of an increase in other operating expenses. Other operating expense of $9.8 million increased $2.5 million, or 34.19%, during 2009. The largest increases in this category occurred in expenses of $3.4 million and $486,000, respectively, associated with maintaining the other real estate owned properties and repossessed boat collateral. Other areas of noninterest expense which increased in 2009 over 2008 included increases in the FDIC insurance premium and legal costs related to loan workouts. For 2009, the Corporation’s FDIC insurance assessment was $1.4 million, compared to $410,000 for 2008. In December of 2009, the Bank prepaid an FDIC assessment of $4.0 million, which will be amortized over the years 2010 through 2012. In 2010 our prepaid portion of the assessment that will be expensed will total $1.2 million. Legal expense in 2009 from nonperforming loan workouts was approximately $743,000 which represents an increase of $278,000 or 60%, compared to the related legal expense on loan workouts for 2008 of $465,000. Salaries, benefits and payroll taxes of $8.6 million increased $1.0 million, or 13.75%, from 2008. This was attributable to origination commissions paid at the mortgage company for secondary residential mortgage sales and the result of higher mortgage origination volumes from 2008. Total salary and benefit expense without the mortgage company was $6.1 million for 2009 compared to $6.2 million for 2008, or a 1.87% reduction in total expense. No bonuses have been paid or accrued for the named executive officers for 2009 and 2008.
Noninterest expense was $16.7 million for 2008, an increase of 20.68% or $2.9 million from 2007 as a result of an increase in other operating expenses. Other operating expense of $7.3 million increased $3.2 million, or 76.52%, during 2008. The largest increases in this category occurred in expenses of $2.1 million associated with maintaining the other real estate owned properties and an impairment loss of $743,000 relating to the write-down of the goodwill associated with our North Oakland Community Bank acquisition in 2003. Other areas of noninterest expense which increased in 2008 over 2007 included increases in the FDIC insurance premium and legal costs related to loan workouts. For 2008, the Corporation’s FDIC insurance assessment was $410,000, compared to $283,000 for 2007. Legal expense in 2008 from nonperforming loan workouts was approximately $414,000 which represents an increase of $176,000 or 73.95%, compared to the related legal expense on loan workouts for 2007 of $238,000. Salaries, benefits and payroll taxes of $7.6 million declined $326,000, or 4.13%, from 2007. This was attributable to reductions in staffing levels within the mortgage company subsidiary, coupled with an overall reduction in mortgage company origination commissions as the result of lower mortgage origination volumes. No bonuses have been paid or accrued for the named executive officers for 2008 and 2007.
Income Taxes
At December 31, 2009, we determined we needed a valuation allowance based primarily on our net operating loss for 2008 and 2009 and the challenging environment currently confronting banks that could impact future operating results. As a result, we recorded a $5.9 million valuation allowance on deferred tax assets at December 31, 2009 that was charged to federal income tax expense. The valuation allowance may be reversed to income in future periods to the extent that the related deferred tax assets are realized or the valuation allowance is no longer required. We had federal income tax expense of $1.2 million for 2009 compared to a federal income tax benefit of $1.4 million in 2008. The change in tax expense was primarily attributable to the aforementioned charge to federal income tax expense to establish a valuation allowance. Permanent differences in taxable income arise from tax exempt income related to investments in qualified tax exempt securities and in BOLI. The increase in cash surrender value of BOLI is exempt from federal income tax. The level of qualified tax exempt securities was greatly reduced in 2009 as it was in 2008, as the Corporation no longer had the need for tax exempt income.
We had a federal income tax benefit of $1.4 million for 2008 compared to a federal income tax benefit of $295,000 in 2007. The change in tax benefit was primarily attributable to a pretax loss recorded in 2008 from credit losses primarily in the form of a large loan loss provision in 2008 over 2007. Permanent differences in taxable income arising from tax exempt income related to investments in qualified tax exempt securities and in BOLI also reduced the overall tax accrual in 2008. The increase in cash surrender value of BOLI is exempt from federal income tax. The level of qualified tax exempt securities was greatly reduced in 2008 as the Corporation’s need for tax exempt income diminished.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Liquidity and Capital Resources; Asset/Liability Management
Liquidity allows the Bank to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows and managing interest rate margins requires continuous analysis to attempt to match the maturities and repricing of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution’s potential sources and uses of funds. The major sources of liquidity for the Bank have been deposit growth, federal funds sold, unpledged securities with market values above book, loans and securities which mature within one year, and sales of residential mortgage loans. Additional liquidity is provided by a $150.0 million secured line of credit with the FHLB. Large deposit balances which might fluctuate in response to interest rate changes are closely monitored. These deposits consist mainly of jumbo certificates of deposit. We anticipate that we will have sufficient funds available to meet our future commitments. We have substantially increased our cash and cash equivalent balances in 2009 in the event our access to brokered deposits is curtailed in the future. As of December 31, 2009, unused commitments comprised $67.3 million. The Bank has $185.1 million in time deposits coming due within twelve months from December 31, 2009, which includes $90.6 million of brokered deposits. The Bank will continue to, when possible, reduce the use of brokered certificates and other wholesale funding sources when replacing maturing deposits and other borrowings.
The Corporation and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments about components, risk weightings, and other factors in which the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct impact on the ability of the Bank to meet its funding requirements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Because the Bank was only adequately capitalized at December 31, 2009, regulatory approval is required to accept new, or renew existing brokered deposits. No assurances can be given that such approvals will be obtained. At December 31, 2009, municipal time deposits totaled $8.5 million. Municipal time deposits typically have maturities less than three months.
The largest uses and sources of cash and cash equivalents for the Corporation for the year ended December 31, 2009, as noted in the Consolidated Statement of Cash Flow, were centered primarily on cash provided from investing activities and the net cash provided by financing activities. The cash provided from investing activities was largely due to a decrease in investment securities in total of $27.0 million, with the remaining use of funds attributable to a slight increase in loans. Cash provided from financing activities, which included net increases from demand, savings and time deposits of $43.8 million and increases in short-term borrowings, consisting of retail repurchase sweep agreements, consisted of $1.7 million. The issuance of preferred stock provided $4.1 million from financing activities. Partially offsetting the increases in net cash provided from deposits was repayment of FHLB advances of $42.5 million. The net cash used in operating activities was $10.0 million. Total cash and cash equivalents at the end of December 31, 2009 was $34.2 million, an increase of $18.0 million from December 31, 2008.
Off-Balance Sheet Arrangements and Contractual Obligations
Off-Balance Sheet Arrangements: As of December 31, 2009, we have not participated in any material unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special entities. The Corporation does have significant commitments to fund loans in the ordinary course of business. These commitments and resulting off-balance sheet risk are further discussed in Note 18 of the Corporation’s Consolidated Financial Statements.

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Contractual Obligations:

	Payments Due by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)
Long term debt at face value (1)	$18,557	$—	$—	$—	$18,557
Capital lease obligations	—	—	—	—	—
Operating leases (2)	1,318	256	222	385	255
Other contractual obligations (3)	2,160	480	960	720	—

(1)	$18.6 million of subordinated debentures (see Note 11 to the Consolidated Financial Statements)

(2)	See Note 14 to the Consolidated Financial Statements

(3)	Remaining contract with core processing provider for IT services
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

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following table presents an analysis of our interest-sensitivity gap position at December 31, 2009. All interest-earning assets and interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date adjusted by forecasted prepayment and decay rates, our historical experience, and the repricing and prepayment characteristics of portfolios acquired through acquisition.

		After Three	After One
	Within	Months But	Year But	After
	Three	Within	Within	Five
	Months	One Year	Five Years	Years	Total
	(In thousands)
Interest-earning assets
Excess cash and federal funds sold	$26,163	$—	$—	$—	$26,163
Securities, at amortized cost	4,220	19,105	41,558	4,237	69,120
FHLB stock	—	5,877	—	—	5,877
Loans (including held for sale)	105,962	69,782	194,889	36,031	406,664

Total	136,345	94,764	236,447	40,268	$507,824

Interest bearing liabilities
NOW and money market accounts	20,874	6,917	12,841	1,240	41,872
Savings deposits	528	2,288	5,984	—	8,800
Jumbo time deposits	51,651	94,395	80,928	—	226,974
Time deposits < $100,000	7,598	31,439	38,731	—	77,768
Repurchase agreements	22,106	—	19,000	—	41,106
FHLB	—	22,000	18,500	25,200	65,700
Subordinated debentures	—	—	—	18,557	18,557

Total	102,757	157,039	175,984	44,997	$480,777

Rate sensitivity gap	$33,588	$(62,275)	$60,463	$(4,729)

Cumulative rate sensitivity gap		$(28,687)	$31,776	$27,047

Rate sensitivity gap ratio	1.33x	0.60x	1.34x	.89x

Cumulative rate sensitivity gap ratio		0.89x	1.07x	1.06x
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

Community Central Bank Corporation
Management’s Discussion and Analysis of Financial Condition and Results of Operations
As of December 31, 2009, the table below reflects the impact the various instantaneous parallel shifts in the yield curve would have on net interest income over a twelve month period of time from the base forecast. Interest rate risk is a potential loss of income and/or potential loss of economic value of equity. Rate sensitivity is the measure of the effect of changing interest rates on the Bank’s net interest income or the net interest spread. The policy of the Bank shall be to risk no more than 10% of its net interest income in a changing interest rate scenario of +/- 200 basis points over a one-year simulation period. Furthermore, no more than 15% of net interest income can be projected at risk in a scenario of +/- 300 basis points over a one-year simulation period.

Percentage Change
Interest Rate Scenario	In Net Interest Income
Interest rates up 300 basis points	(15.69%)
Interest rates up 200 basis points	(9.59%)
Interest rates up 100 basis points	(4.45%)
Base Case	—
Interest rates down 100 basis points	2.97%
Interest rates down 200 basis points	4.08%
Interest rates down 300 basis points	(0.58%)

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
Stock Information
The common stock of Community Central Bank Corporation trades on The NASDAQ Capital Market under the ticker symbol “CCBD.” At December 31, 2009, there were 3,737,181 shares of Community Central Bank Corporation common stock issued and outstanding and approximately 500 shareholders of record.
The following table presents the quarterly range of high and low sales prices of Community Central Bank Corporation common stock for 2009 and 2008, as well as the dividends declared during the stated periods. The price information set forth in the table was reported by The NASDAQ Global Market and the NASDAQ Capital Market. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. The Corporation relies significantly upon dividends originating from the Bank to accumulate cash for payment of dividends to our stockholders. Restrictions on dividend payments from the Bank are described in Note 19 of the Notes to Consolidated Statements included in this Annual Report.

	2009
			Cash
			Dividends
Quarter	High	Low	Declared
Fourth	$2.15	$1.35	$—
Third	1.92	1.02	—
Second	2.70	1.15	—
First	2.50	1.09	—

	2008
			Cash
			Dividends
Quarter	High	Low	Declared
Fourth	$4.50	$1.38	$—
Third	4.50	2.50	0.02
Second	7.18	2.74	0.02
First	7.94	4.56	0.06

Community Central Bank Corporation
Stockholder Information
Primary Market Makers
Hill, Thompson, Magid & Co., Inc.
15 Exchange Place
Jersey City, NJ 07302-3912
Knight Securities, L.P.
545 Washington Blvd.
Jersey City, NJ 07310
RBC Capital Markets, L.P.
655 Metro Place South
Metro Center V — Suite 580
Dublin, OH 43017
Howe Barnes Hoefer and Arnett Investment, Inc.
222 South Riverside Plaza, 7th Floor
Chicago, IL 60606
UBS Capital Markets, L.P.
677 Washington Blvd.
Stamford, CT 06902

Stock Registrar and Transfer Agent
Computershare Trust Company, N.A.
PO Box 43010
Providence, RI 02940-3010
Shareholder Inquiries 1-800-426-5523
www.computershare.com
Independent Auditor
Plante & Moran, P.L.L.C.
2601 Cambridge Ct., Suite 500
Auburn Hills, MI 48326
Legal Counsel
Silver, Freedman & Taff, L.L.P.
3299 K Street, NW, Suite 100
Washington D.C. 20007
Information
News media representatives and those seeking additional information about the Corporation should contact Ray T. Colonius, Corporate Treasurer, at (586) 783-4500, or by writing him at 120 North Main Street, Mount Clemens, MI 48043.
Annual Meeting
This year’s annual meeting of stockholders will be held at 9:00 a.m., on Tuesday, May 18, 2010, at the Concorde Inn Banquet & Convention Center, 44315 Gratiot Avenue, Clinton Township, MI 48036.

002CS-1A680